FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-226123-12

PROSPECTUS

$1,036,666,000 (Approximate)

Benchmark 2021-B28 Mortgage Trust

(Central Index Key Number 0001871630)

as Issuing Entity

J.P. Morgan Chase Commercial Mortgage Securities Corp.

(Central Index Key Number 0001013611)

as Depositor

JPMorgan Chase Bank, National Association

(Central Index Key Number 0000835271)

Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)

German American Capital Corporation
(Central Index Key Number 0001541294)

Goldman Sachs Mortgage Company

(Central Index Key Number 0001541502)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2021-B28

J.P. Morgan Chase Commercial Mortgage Securities Corp. is offering certain classes of the Benchmark 2021-B28 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2021-B28 consisting of the certificate classes identified in the table below. The offered certificates (and the non-offered certificates identified under “Summary of Certificates and VRR Interest”) and the VRR interest represent the ownership interests in the issuing entity, which will be a New York common law trust named Benchmark 2021-B28 Mortgage Trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates and the RR Interest. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates and the RR Interest will be entitled to receive monthly distributions of interest and/or principal to the extent described in this prospectus on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in September 2021. The rated final distribution date for the offered certificates is the distribution date in August 2054.

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$34,164,000		0.5974%	Fixed(5)	July 2026
Class A-2	$55,782,000		1.7858%	Fixed(5)	August 2026
Class A-3	$162,402,000		2.0731%	Fixed(5)	August 2028
Class A-4	$100,000,000		1.9796%	Fixed(5)	July 2031
Class A-5	$415,466,000		2.2237%	Fixed(5)	August 2031
Class A-SB	$46,745,000		1.9804%	Fixed(5)	June 2031
Class X-A	$1,017,447,000	(6)	1.4057%	Variable(7)	August 2031
Class X-B	$119,219,000	(6)	1.0679%	Variable(7)	August 2031
Class A-S	$102,888,000		2.4291%	Fixed(5)	August 2031
Class B	$58,793,000		2.2440%	Fixed(5)	August 2031
Class C	$60,426,000		2.5922%	Fixed(5)	August 2031

(Footnotes to table on pages 3 and 4)

You should carefully consider the summary of risk factors and risk factors beginning on page 57 and 59, respectively, of this prospectus.

None of the certificates, the RR interest or the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates and the RR Interest will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, the depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. J.P. Morgan Chase Commercial Mortgage Securities Corp. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, Academy Securities, Inc. and Drexel Hamilton, LLC will purchase the offered certificates from J.P. Morgan Chase Commercial Mortgage Securities Corp. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman Sachs & Co. LLC are acting as co-lead managers and joint bookrunners in the following manner: J.P. Morgan Securities LLC is acting as sole bookrunning manager with respect to approximately 15.3% of each class of offered certificates, Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 45.7% of each class of offered certificates, Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 21.5% of each class of offered certificates and Goldman Sachs & Co. LLC is acting as sole bookrunning manager with respect to approximately 17.6% of each class of offered certificates. Academy Securities, Inc. and Drexel Hamilton, LLC are acting as co-managers.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, Luxembourg and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about August 19, 2021. J.P. Morgan Chase Commercial Mortgage Securities Corp. expects to receive from this offering approximately 113.2% of the aggregate certificate balances of the offered certificates plus accrued interest from August 1, 2021, before deducting expenses payable by the depositor.

J.P. Morgan	Deutsche Bank Securities	Goldman Sachs & Co. LLC	Citigroup

Co-Lead Managers and Joint Bookrunners

Academy Securities	Drexel Hamilton
Co-Manager	Co-Manager

August 4, 2021

Benchmark 2021-B28 Mortgage Trust

Commercial Mortgage Pass-Through Certificates, Series 2021-B28

Kansas
1 property
$3,190,941
0.2% of total
Missouri
2 properties
$36,987,769
2.7% of total
Iowa
1 property
$688,849
0.1% of total
Minnesota
1 property
$7,427,094
0.5% of total
Wisconsin
2 properties
$9,281,152
0.7% of total
Illinois
11 properties
$69,089,644
5.0% of total
Indiana
2 properties
$10,032,020
0.7% of total
Pennsylvania
2 properties
$65,447,501
4.8% of total
New York
24 properties
$432,900,000
31.5% of total
Michigan
2 properties
$13,013,003
0.9% of total
Maine
1 property
$5,900,752
0.4% of total
Ohio
7 properties
$16,320,293
1.2% of total
New Jersey
6 properties
$74,879,294
5.4% of total
Maryland
1 property
$1,285,851
0.1% of total
Virginia
1 property
$6,155,142
0.4% of total
North Carolina
3 properties
$39,600,000
2.9% of total
South Carolina
1 property
$6,989,685
0.5% of total
Georgia
2 properties
$2,494,206
0.2% of total
Florida
6 properties
$129,629,610
9.4% of total
Utah
1 property
$9,500,000
0.7% of total
Nevada
2 properties
$22,275,000
1.6% of total
California
6 properties
$107,450,000
7.8% of total
Arizona
5 properties
$68,145,777
5.0% of total
Colorado
1 property
$9,522,000
0.7% of total
New Mexico
1 property
$25,500,000
1.9% of total
Oklahoma
2 properties
$2,897,898
0.2% of total
Texas
15 properties
$61,796,474
4.5% of total
Arkansas
1 property
$3,360,000
0.2% of total
Louisiana
7 properties
$22,848,976
1.7% of total
Tennessee
4 properties
$40,406,884
2.9% of total
Alabama
8 properties
$62,087,639
4.5% of total
Kentucky
2 properties
$8,173,844
0.6% of total
Percentage of Allocated Mortgage Loan Amount
0.1% – 4.9%
5.0% – 9.9%
10.0% – 31.5%

Summary of Certificates and VRR Interest

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Credit Support(2)	Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Expected Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
A-1	$34,164,000		30.000%	0.5974%	Fixed(5)	July 2026	2.77	9/21 – 7/26
A-2	$55,782,000		30.000%	1.7858%	Fixed(5)	August 2026	4.98	7/26 – 8/26
A-3	$162,402,000		30.000%	2.0731%	Fixed(5)	August 2028	6.97	7/28 – 8/28
A-4	$100,000,000		30.000%	1.9796%	Fixed(5)	July 2031	9.88	6/31 – 7/31
A-5	$415,466,000		30.000%	2.2237%	Fixed(5)	August 2031	9.91	7/31 – 8/31
A-SB	$46,745,000		30.000%	1.9804%	Fixed(5)	June 2031	7.52	8/26 – 6/31
X-A	$1,017,447,000	(6)	NAP	1.4057%	Variable(7)	August 2031	NAP	NAP
X-B	$119,219,000	(6)	NAP	1.0679%	Variable(7)	August 2031	NAP	NAP
A-S	$102,888,000		22.125%	2.4291%	Fixed(5)	August 2031	9.99	8/31 – 8/31
B	$58,793,000		17.625%	2.2440%	Fixed(5)	August 2031	9.99	8/31 – 8/31
C	$60,426,000		13.000%	2.5922%	Fixed(5)	August 2031	9.99	8/31 – 8/31
Non-Offered Certificates
A-4A1	$100,000,000		30.000%	1.9796%	Fixed(5)	July 2031	9.88	6/31 – 7/31
X-D	$71,858,000	(6)	NAP	1.4884%	Variable(7)	August 2031	NAP	NAP
X-F	$31,030,000	(6)	NAP	1.2134%	Variable(7)	August 2031	NAP	NAP
X-G	$13,065,000	(6)	NAP	1.2134%	Variable(7)	August 2031	NAP	NAP
X-NR	$53,894,433	(6)	NAP	1.2134%	Variable(7)	August 2031	NAP	NAP
D	$39,196,000		10.000%	2.0000%	Fixed(5)	August 2031	9.99	8/31 – 8/31
E	$32,662,000		7.500%	2.0000%	Fixed(5)	August 2031	9.99	8/31 – 8/31
F	$31,030,000		5.125%	2.2750%	Fixed(5)	August 2031	9.99	8/31 – 8/31
G	$13,065,000		4.125%	2.2750%	Fixed(5)	August 2031	9.99	8/31 – 8/31
NR	$53,894,433		0.000%	2.2750%	Fixed(5)	August 2031	9.99	8/31 – 8/31
S(8)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
R(9)	NAP		NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a permitted variance of plus or minus 5%. The VRR interest balance of the VRR Interest is not included in the certificate balance or notional amount of any class of certificates set forth under “Offered Certificates” or “Non-Offered Certificates” in the table above, and the VRR Interest is not offered by this prospectus. See “VRR Interest Summary” below.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5 and Class A-SB certificates, are represented in the aggregate. The VRR interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the non-VRR certificates (other than the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-NR certificates), on the other hand, pro rata, in accordance with their respective percentage allocation entitlement. See “Description of the Certificates”.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The expected weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of principal balance certificates are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(5)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class NR certificates, in each case and on each distribution date, will be a per annum rate equal to a fixed rate for such class set forth in the table above.

(6)	The Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-NR certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5, Class A-SB and Class A-S certificates outstanding from time to time. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class B and Class C certificates outstanding from time to time. The notional amount of the Class X-D certificates will be equal to the aggregate certificate balance of the Class D and Class E certificates outstanding from time to time. The notional amount of the Class X-F certificates will be equal to the certificate balance of the Class F certificates outstanding from time to time. The notional amount of the Class X-G certificates will be equal to the certificate balance of the Class G certificates outstanding from time to time. The notional amount of the Class X-NR certificates will be equal to the certificate balance of the Class NR certificates outstanding from time to time. The Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-NR certificates will not be entitled to distributions of principal.

(7)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class B and Class C certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-D certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class D and Class E certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-F certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class F certificates for the related distribution date. The pass-through rate for the Class X-G certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class G certificates for the related distribution date. The pass-through rate for the Class X-NR certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the pass-through rate on the Class NR certificates for the related distribution date. For purposes of calculating the weighted average of the net mortgage rates on the mortgage loans in order to determine the pass-through rates of Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-NR certificates for any distribution date, each of the mortgage interest rates will be adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months. See “Description of the Certificates—Distributions”.

(8)	The Class S certificates will not have a certificate balance, notional amount, credit support, pass-through rate, rated final distribution date, assumed final distribution date or rating. Excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates and the VRR Interest. The Class S certificates will not be entitled to distributions in respect of principal or interest other than excess interest and will represent beneficial ownership of the grantor trust, as further described in this prospectus.

(9)	The Class R certificates have no certificate balance, notional amount, credit support, pass-through rate, rated final distribution date, assumed final distribution date or rating, and will not be entitled to distributions of principal or interest. The Class R certificates will represent beneficial ownership of the residual interest in each Trust REMIC, as further described in this prospectus.

VRR Interest Summary

Non-Offered Eligible Vertical Interests(1)	Approximate Initial VRR Interest Balance	Approximate Initial VRR Interest Rate	VRR Interest Rate Description	Assumed Final Distribution Date(2)	Expected Weighted Average Life (Years)(3)	Expected Principal Window(3)
Class RR	$ 31,413,527	3.4884%	(4)	August 2031	9.08	9/21 – 8/31
RR Interest	$ 37,350,338	3.4884%	(4)	August 2031	9.08	9/21 – 8/31

(1)	The Class RR certificates and the RR interest will collectively constitute an “eligible vertical interest” (as such term is defined in the Credit Risk Retention Rules) and is expected to be acquired and retained by the applicable sponsors (or their “majority-owned affiliates”, as such term is defined in the Credit Risk Retention Rules) as described under “Credit Risk Retention”. The Class RR certificates and the RR interest collectively comprise the “VRR interest”. The VRR interest represents the right to receive approximately 5.0% of all amounts collected on the mortgage loans (net of all expenses of the issuing entity) that are available for distribution to the certificates and the RR interest on each distribution date, as further described under “Credit Risk Retention”. The owner of the RR interest is referred to in this prospectus as the “RR Interest Owner” and the RR interest owner and the holder of the Class RR certificates (the “Class RR certificateholders”) are referred to collectively in this prospectus as the “VRR Interest Owners”.

(2)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(3)	The expected weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to the VRR interest are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(4)	Although they do not have specified pass-through rates (other than for tax reporting purposes), the effective interest rate for the RR interest and the Class RR certificates will be a per annum rate equal to the weighted average of the net mortgage interest rates on the mortgage loans (in each case adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs.

Summary of Certificates and VRR Interest	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	13
Summary of Terms	21
Summary of Risk Factors	57
Special Risks	57
Risks Relating to the Mortgage Loans	57
Risks Relating to Conflicts of Interest	58
Other Risks Relating to the Certificates	58
Risk Factors	59
Special Risks	59
The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans	59
Risks Relating to the Mortgage Loans	62
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	62
Risks of Commercial and Multifamily Lending Generally	63
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	64
Office Properties Have Special Risks	69
Retail Properties Have Special Risks	69
Multifamily Properties Have Special Risks	71
Industrial Properties Have Special Risks	74
Self-Storage Properties Have Special Risks	75
Mixed Use Properties Have Special Risks	75
Leased Fee Properties Have Special Risks	76
Hotel Properties Have Special Risks	76
Risks Relating to Affiliation with a Franchise or Hotel Management Company	78
Condominium Ownership May Limit Use and Improvements	79
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	80
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	80
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	82
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	83
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	84
Risks Related to Zoning Non-Compliance and Use Restrictions	85
Risks Relating to Inspections of Properties	86
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	86
Insurance May Not Be Available or Adequate	87
Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	88
Terrorism Insurance May Not Be Available for All Mortgaged Properties	88
Risks Associated with Blanket Insurance Policies or Self-Insurance	89
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	90
Limited Information Causes Uncertainty	90
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	90
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	91

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	92
Static Pool Data Would Not Be Indicative of the Performance of this Pool	93
Appraisals May Not Reflect Current or Future Market Value of Each Property	93
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	94
The Borrower’s Form of Entity May Cause Special Risks	94
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	97
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	97
Other Financings or Ability to Incur Other Indebtedness Entails Risk	98
Tenancies-in-Common May Hinder Recovery	99
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	100
Risks Associated with One Action Rules	100
State Law Limitations on Assignments of Leases and Rents May Entail Risks	100
Risks of Anticipated Repayment Date Loans	101
Various Other Laws Could Affect the Exercise of Lender’s Rights	101
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	101
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	102
Risks Related to Ground Leases and Other Leasehold Interests	103
Increases in Real Estate Taxes May Reduce Available Funds	105
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds	105
Risks Relating to Delaware Statutory Trusts	105
Risks Relating to Shari’ah Compliant Loans	105
Risks Related to Conflicts of Interest	106
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	106
The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers	108
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	108
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	110
Potential Conflicts of Interest of the Operating Advisor	111
Potential Conflicts of Interest of the Asset Representations Reviewer	112
Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	113
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	115
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	115
Other Potential Conflicts of Interest May Affect Your Investment	116
Other Risks Relating to the Certificates	116

EU Securitization Regulation and UK Securitization Regulation Due Diligence Requirements	116
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	118
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	121
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	125
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	125
Risks Relating to Modifications of the Mortgage Loans	130
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	131
Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest	132
Risks Relating to Interest on Advances and Special Servicing Compensation	132
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	132
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	133
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	134
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	134
General Risk Factors	136
The Certificates May Not Be a Suitable Investment for You	136
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	137
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	137
Other Events May Affect the Value and Liquidity of Your Investment	137
The Certificates Are Limited Obligations	137
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	138
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	138
The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub Servicing Agreement	140
Description of the Mortgage Pool	141
General	141
Co-Originated or Third-Party Originated Mortgage Loans	142
Certain Calculations and Definitions	142
Definitions	143
Mortgage Pool Characteristics	151

Overview	151
Property Types	153
Mortgage Loan Concentrations	157
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	158
Geographic Concentrations	160
Mortgaged Properties With Limited Prior Operating History	160
Tenancies-in-Common or Diversified Ownership	161
Condominium and Other Shared Interests	161
Fee and Leasehold Estates; Ground Leases	162
Environmental Considerations	163
Redevelopment, Renovation and Expansion	168
Assessments of Property Value and Condition	168
Appraisals	168
Engineering Reports	168
Zoning and Building Code Compliance and Condemnation	169
Litigation and Other Considerations	169
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	171
Loan Purpose	171
Default History, Bankruptcy Issues and Other Proceedings	171
Tenant Issues	172
Tenant Concentrations	172
Lease Expirations and Terminations	172
Purchase Options and Rights of First Refusal	178
Affiliated Leases	179
Insurance Considerations	180
Use Restrictions	181
Appraised Value	182
Non-Recourse Carveout Limitations	182
Real Estate and Other Tax Considerations	184
Delinquency Information	185
Certain Terms of the Mortgage Loans	185
Amortization of Principal	185
Due Dates; Mortgage Rates; Calculations of Interest	186
ARD Loans	187
Prepayment Protections and Certain Involuntary Prepayments	187
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	189
Defeasance; Collateral Substitution	190
Partial Releases	191
Escrows	195
Mortgaged Property Accounts	196
Delaware Statutory Trusts	196
Shari’ah Compliant Loan	197
Exceptions to Underwriting Guidelines	197
Additional Indebtedness	197
General	197
Whole Loans	198
Mezzanine Indebtedness	198
Preferred Equity	200
Other Indebtedness	201
The Whole Loans	201
General	201
The Serviced Pari Passu Whole Loans	207
The Non-Serviced Pari Passu Whole Loans	209
The Non-Serviced AB Whole Loan	212
Transaction Parties	217
The Sponsors and Mortgage Loan Sellers	217
JPMorgan Chase Bank, National Association	217
General	217
JPMCB Securitization Program	217
Review of JPMCB Mortgage Loans	218
JPMCB’s Underwriting Guidelines and Processes	220
Exceptions to JPMCB’s Disclosed Underwriting Guidelines	224
Compliance with Rule 15Ga-1 under the Exchange Act	224
Retained Interests in This Securitization	225
Citi Real Estate Funding Inc.	225
CREFI’s Commercial Mortgage Origination and Securitization Program	225
Review of the CREFI Mortgage Loans	226
CREFI’s Underwriting Guidelines and Processes	230
Compliance with Rule 15Ga-1 under the Exchange Act	233
Retained Interests in This Securitization	233
German American Capital Corporation	234
General	234
GACC’s Securitization Program	234
Review of GACC Mortgage Loans	235

DB Originators’ Underwriting Guidelines and Processes.	237
Exceptions.	241
Compliance with Rule 15Ga-1 under the Exchange Act.	242
Retained Interests in This Securitization.	242
Goldman Sachs Mortgage Company	242
General.	242
GSMC’s Commercial Mortgage Securitization Program.	242
Review of GSMC Mortgage Loans.	243
The Goldman Originator	244
Goldman Originator’s Underwriting Guidelines and Processes.	245
Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines.	250
Compliance with Rule 15Ga-1 under the Exchange Act.	250
Retained Interests in This Securitization	251
Compensation of the Sponsors.	251
The Depositor	251
The Issuing Entity	252
The Trustee and Certificate Administrator	252
The Master Servicer and the Special Servicer	254
The Operating Advisor and Asset Representations Reviewer	258
Credit Risk Retention	259
Qualifying CRE Loans	260
The VRR Interest	260
Material Terms of the VRR Interest	260
Description of the Certificates	263
General	263
Distributions	265
Method, Timing and Amount	265
Available Funds	266
Priority of Distributions	267
Pass-Through Rates	271
Interest Distribution Amount	272
Principal Distribution Amount	273
Certain Calculations with Respect to Individual Mortgage Loans	275
Excess Interest	276
Application Priority of Mortgage Loan Collections or Whole Loan Collections	276
Allocation of Yield Maintenance Charges and Prepayment Premiums	279
Assumed Final Distribution Date; Rated Final Distribution Date	281
Prepayment Interest Shortfalls	281
Subordination; Allocation of Realized Losses	283
Reports to Certificateholders and the RR Interest Owner; Certain Available Information	285
Certificate Administrator Reports	285
Information Available Electronically	291
Voting Rights	295
Delivery, Form, Transfer and Denomination	295
Book-Entry Registration	295
Definitive Certificates	298
Certificateholder Communication	299
Access to Certificateholders’ Names and Addresses	299
Requests to Communicate	299
List of Certificateholders	299
Description of the Mortgage Loan Purchase Agreements	300
General	300
Dispute Resolution Provisions	309
Asset Review Obligations	309
Pooling and Servicing Agreement	309
General	309
Assignment of the Mortgage Loans	310
Servicing Standard	310
Subservicing	312
Advances	312
P&I Advances	312
Servicing Advances	313
Nonrecoverable Advances	314
Recovery of Advances	315
Accounts	317
Withdrawals from the Collection Account	319
Servicing and Other Compensation and Payment of Expenses	321
General	321
Master Servicing Compensation	325
Special Servicing Compensation	328
Disclosable Special Servicer Fees	333
Certificate Administrator and Trustee Compensation	333
Operating Advisor Compensation	333
Asset Representations Reviewer Compensation	334
CREFC® Intellectual Property Royalty License Fee	335
Appraisal Reduction Amounts	335
Maintenance of Insurance	342

Modifications, Waivers and Amendments	344
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	349
Inspections	350
Collection of Operating Information	351
Special Servicing Transfer Event	351
Asset Status Report	354
Realization Upon Mortgage Loans	357
Sale of Defaulted Loans and REO Properties	359
The Directing Certificateholder	362
General	362
Major Decisions	363
Asset Status Report	367
Replacement of Special Servicer	367
Control Termination Event and Consultation Termination Event	367
Servicing Override	369
Rights of Holders of Companion Loans	369
Limitation on Liability of Directing Certificateholder	369
The Operating Advisor	370
General	370
Duties of the Operating Advisor While No Control Termination Event is Continuing	371
Duties of the Operating Advisor While a Control Termination Event is Continuing	371
Annual Report	372
Recommendation of the Replacement of the Special Servicer	373
Eligibility of Operating Advisor	374
Other Obligations of Operating Advisor	374
Delegation of Operating Advisor’s Duties	375
Termination of the Operating Advisor With Cause	375
Rights Upon Operating Advisor Termination Event	376
Waiver of Operating Advisor Termination Event	376
Termination of the Operating Advisor Without Cause	377
Resignation of the Operating Advisor	377
Operating Advisor Compensation	377
The Asset Representations Reviewer	378
Asset Review	378
Eligibility of Asset Representations Reviewer	382
Other Obligations of Asset Representations Reviewer	383
Delegation of Asset Representations Reviewer’s Duties	383
Assignment of Asset Representations Reviewer’s Rights and Obligations	383
Asset Representations Reviewer Termination Events	384
Rights Upon Asset Representations Reviewer Termination Event	384
Termination of the Asset Representations Reviewer Without Cause	385
Resignation of Asset Representations Reviewer	385
Asset Representations Reviewer Compensation	385
Limitation on Liability of the Risk Retention Consultation Parties	385
Replacement of Special Servicer Without Cause	386
Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	388
Termination of Master Servicer and Special Servicer for Cause	389
Servicer Termination Events	389
Rights Upon Servicer Termination Event	390
Waiver of Servicer Termination Event	391
Resignation of the Master Servicer and the Special Servicer	392
Limitation on Liability; Indemnification	392
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	395
Dispute Resolution Provisions	395
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	395
Repurchase Request Delivered by a Party to the PSA	396
Resolution of a Repurchase Request	396
Mediation and Arbitration Provisions	399
Servicing of the Servicing Shift Mortgage Loans	400
Servicing of the Non-Serviced Mortgage Loans	400
General	400

Servicing of Certain Non-Serviced AB Mortgage Loans	403
Rating Agency Confirmations	404
Evidence as to Compliance	405
Limitation on Rights of Certificateholders and the RR Interest Owner to Institute a Proceeding	407
Termination; Retirement of Certificates	407
Amendment	408
Resignation and Removal of the Trustee and the Certificate Administrator	410
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	411
Certain Legal Aspects of Mortgage Loans	411
General	412
Types of Mortgage Instruments	412
Leases and Rents	412
Personalty	413
Foreclosure	413
General	413
Foreclosure Procedures Vary from State to State	413
Judicial Foreclosure	413
Equitable and Other Limitations on Enforceability of Certain Provisions	414
Nonjudicial Foreclosure/Power of Sale	414
Public Sale	414
Rights of Redemption	415
Anti-Deficiency Legislation	416
Leasehold Considerations	416
Cooperative Shares	416
Bankruptcy Laws	417
Environmental Considerations	422
General	422
Superlien Laws	422
CERCLA	422
Certain Other Federal and State Laws	423
Additional Considerations	423
Due-on-Sale and Due-on-Encumbrance Provisions	424
Subordinate Financing	424
Default Interest and Limitations on Prepayments	424
Applicability of Usury Laws	424
Americans with Disabilities Act	425
Servicemembers Civil Relief Act	425
Anti-Money Laundering, Economic Sanctions and Bribery	425
Potential Forfeiture of Assets	426
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	426
Pending Legal Proceedings Involving Transaction Parties	427
Use of Proceeds	427
Yield and Maturity Considerations	428
Yield Considerations	428
General	428
Rate and Timing of Principal Payments	428
Losses and Shortfalls	429
Certain Relevant Factors Affecting Loan Payments and Defaults	430
Delay in Payment of Distributions	431
Yield on the Certificates with Notional Amounts	431
Weighted Average Life	431
Pre-Tax Yield to Maturity Tables	437
Material Federal Income Tax Considerations	441
General	441
Qualification as a REMIC	442
Status of Offered Certificates	443
Taxation of Regular Interests	444
General	444
Original Issue Discount	444
Acquisition Premium	446
Market Discount	446
Premium	447
Election To Treat All Interest Under the Constant Yield Method	447
Treatment of Losses	448
Yield Maintenance Charges and Prepayment Premiums	448
Sale or Exchange of Regular Interests	449
Taxes That May Be Imposed on a REMIC	449
Prohibited Transactions	449
Contributions to a REMIC After the Startup Day	450
Net Income from Foreclosure Property	450
REMIC Partnership Representative	450
Taxation of Certain Foreign Investors	450
FATCA	451
Backup Withholding	451
Information Reporting	452
3.8% Medicare Tax on “Net Investment Income”	452

Reporting Requirements	452
Certain State and Local Tax Considerations	453
Method of Distribution (Conflicts of Interest)	454
Incorporation of Certain Information by Reference	456
Where You Can Find More Information	457
Financial Information	457
Certain ERISA Considerations	457
General	457
Plan Asset Regulations	458
Administrative Exemptions	458
Insurance Company General Accounts	460
Legal Investment	461
Legal Matters	462
Ratings	462
Index of Defined Terms	465

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT
ANNEX D-1	JPMCB MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR JPMCB
ANNEX E-1	CREFI MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX E-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR CREFI
ANNEX F-1	GACC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX F-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR GACC
ANNEX G-1	GSMC MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX G-2	EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES FOR GSMC
ANNEX H	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE
ANNEX I	WOODBRIDGE CORPORATE PLAZA LEASED FEE MORTGAGE LOAN PRINCIPAL AND INTEREST PAYMENT SCHEDULE

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE RISK RETENTION CONSULTATION PARTIES, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—GENERAL RISK FACTORS—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates and VRR Interest, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to J.P. Morgan Chase Commercial Mortgage Securities Corp.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

●	unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified in Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified in Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted.

NOTICE TO INVESTORS IN THE EUROPEAN ECONOMIC AREA

PROHIBITION ON SALES TO EEA RETAIL INVESTORS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE EU PROSPECTUS REGULATION (AS DEFINED BELOW).

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY EEA RETAIL INVESTOR IN THE EUROPEAN ECONOMIC AREA (THE “EEA”). FOR THESE PURPOSES, AN “EEA RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF: (I) A RETAIL CLIENT AS DEFINED IN POINT (11) OF ARTICLE 4(1) OF DIRECTIVE 2014/65/EU (AS AMENDED, “MIFID II” ); OR (II) A CUSTOMER WITHIN THE MEANING OF DIRECTIVE (EU) 2016/97 (AS AMENDED), WHERE THAT CUSTOMER WOULD NOT QUALIFY AS A PROFESSIONAL CLIENT AS DEFINED IN POINT (10) OF ARTICLE 4(1) OF MIFID II; OR (III) NOT A QUALIFIED INVESTOR AS DEFINED IN ARTICLE 2 OF REGULATION (EU) 2017/1129 (AS AMENDED, THE “EU PROSPECTUS REGULATION”).

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 (AS AMENDED, THE “EU PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO EEA RETAIL INVESTORS IN THE EEA HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO ANY EEA RETAIL INVESTOR IN THE EEA MAY BE UNLAWFUL UNDER THE EU PRIIPS REGULATION.

EU PRODUCT GOVERNANCE

ANY DISTRIBUTOR THAT IS SUBJECT TO MIFID II IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING ITS OWN DISTRIBUTION CHANNELS FOR THE PURPOSES OF THE MIFID II PRODUCT GOVERNANCE RULES UNDER COMMISSION DELEGATED DIRECTIVE (EU) 2017/593 (AS AMENDED, THE “DELEGATED DIRECTIVE”). NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR (EXCEPT AS REGARDS ITSELF OR AGENTS ACTING ON ITS BEHALF, TO THE EXTENT RELEVANT) ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE DELEGATED DIRECTIVE.

NOTICE TO INVESTORS IN THE UNITED KINGDOM

PROHIBITION ON SALES TO UK RETAIL INVESTORS

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE UK PROSPECTUS REGULATION (AS DEFINED BELOW).

THE OFFERED CERTIFICATES ARE NOT INTENDED TO BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO AND SHOULD NOT BE OFFERED, SOLD OR OTHERWISE MADE AVAILABLE TO ANY UK RETAIL INVESTOR IN THE UNITED KINGDOM (THE “UK”). FOR THESE PURPOSES, A “UK RETAIL INVESTOR” MEANS A PERSON WHO IS ONE (OR MORE) OF THE FOLLOWING: (I) A RETAIL CLIENT AS DEFINED IN POINT (8) OF ARTICLE 2 OF REGULATION (EU) 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); OR (II) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; OR (III) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA (THE “UK PROSPECTUS REGULATION”).

CONSEQUENTLY NO KEY INFORMATION DOCUMENT REQUIRED BY REGULATION (EU) NO 1286/2014 AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA (AS AMENDED, THE “UK PRIIPS REGULATION”) FOR OFFERING OR SELLING THE OFFERED CERTIFICATES OR OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK HAS BEEN PREPARED AND THEREFORE OFFERING OR SELLING THE OFFERED CERTIFICATES OR

OTHERWISE MAKING THEM AVAILABLE TO UK RETAIL INVESTORS IN THE UK MAY BE UNLAWFUL UNDER THE UK PRIIPS REGULATION.

UK PRODUCT GOVERNANCE

ANY DISTRIBUTOR THAT IS SUBJECT TO THE FCA HANDBOOK PRODUCT INTERVENTION AND PRODUCT GOVERNANCE SOURCEBOOK (THE “UK PRODUCT GOVERNANCE RULES”) THAT IS OFFERING, SELLING OR RECOMMENDING THE OFFERED CERTIFICATES IS RESPONSIBLE FOR UNDERTAKING ITS OWN TARGET MARKET ASSESSMENT IN RESPECT OF THE OFFERED CERTIFICATES AND DETERMINING APPROPRIATE DISTRIBUTION CHANNELS. NONE OF THE ISSUING ENTITY, THE DEPOSITOR OR (EXCEPT AS REGARDS ITSELF OR AGENTS ACTING ON ITS BEHALF, TO THE EXTENT RELEVANT) ANY UNDERWRITER MAKES ANY REPRESENTATIONS OR WARRANTIES AS TO A DISTRIBUTOR’S COMPLIANCE WITH THE UK PRODUCT GOVERNANCE RULES.

EU SECURITIZATION REGULATION AND UK SECURITIZATION REGULATION

NONE OF THE SPONSORS, THE DEPOSITOR, THE ISSUING ENTITY, THE UNDERWRITERS NOR ANY OTHER PARTY TO THE TRANSACTION DESCRIBED IN THIS PROSPECTUS INTENDS TO RETAIN A MATERIAL NET ECONOMIC INTEREST IN THE SECURITIZATION TRANSACTION CONSTITUTED BY THE ISSUE OF THE CERTIFICATES, OR TAKE ANY OTHER ACTION, IN A MANNER PRESCRIBED BY (A) EUROPEAN UNION REGULATION 2017/2402 (THE “EU SECURITIZATION REGULATION”) OR (B) REGULATION (EU) 2017/2402, AS IT FORMS PART OF UK DOMESTIC LAW BY VIRTUE OF THE EUWA, AND AS AMENDED BY THE SECURITISATION (AMENDMENT) (EU EXIT) REGULATIONS 2019 (THE “UK SECURITIZATION REGULATION”). IN ADDITION, NO SUCH PARTY WILL TAKE ANY ACTION THAT MAY BE REQUIRED BY ANY PROSPECTIVE INVESTOR OR CERTIFICATEHOLDER FOR THE PURPOSES OF ITS COMPLIANCE WITH ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

CONSEQUENTLY, THE OFFERED CERTIFICATES MAY NOT BE A SUITABLE INVESTMENT FOR ANY PERSON THAT IS NOW OR MAY IN THE FUTURE BE SUBJECT TO ANY REQUIREMENT OF THE EU SECURITIZATION REGULATION OR THE UK SECURITIZATION REGULATION.

FOR ADDITIONAL INFORMATION REGARDING THE EU SECURITIZATION REGULATION AND THE UK SECURITIZATION REGULATION, SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—EU Securitization Regulation and UK Securitization Regulation Due Diligence Requirements” IN THIS PROSPECTUS.

UK FINANCIAL PROMOTION REGIME AND PROMOTION OF COLLECTIVE INVESTMENT SCHEMES REGIME

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UK TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (AS AMENDED, THE “FINANCIAL PROMOTION ORDER”),

OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”) or (iv) are any other persons to whom it may otherwise lawfully be communicated or directed; AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UK, OR (II) HAVE PROFESSIONAL EXPERIENCE OF PARTICIPATING IN UNREGULATED SCHEMES (AS DEFINED FOR PURPOSES OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (AS AMENDED, THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”) AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) ARE PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH SECTION 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. Any persons other than Relevant Persons should not act or rely on this PROSPECTUS.

POTENTIAL INVESTORS IN THE UK ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UK REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UK FINANCIAL SERVICES COMPENSATION SCHEME.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR (AS DEFINED IN SECTION 4A(1)(c) OF THE SFA) PURSUANT TO SECTION 274 OF THE SFA (EACH AN “INSTITUTIONAL INVESTOR”), (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA) PURSUANT TO SECTION 275(1), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, AND IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA, PROVIDED ALWAYS THAT NONE OF SUCH PERSON SHALL BE AN INDIVIDUAL OTHER

THAN AN INDIVIDUAL WHO IS AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A(1)(a) OF THE SFA) (EACH, A “RELEVANT INVESTOR”).

NO CERTIFICATES ACQUIRED BY (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA MAY BE OFFERED OR SOLD, MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, OR OTHERWISE TRANSFERRED, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE, OTHER THAN TO (I) AN INSTITUTIONAL INVESTOR; OR (II) A RELEVANT INVESTOR IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

REPUBLIC OF KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF THE REPUBLIC OF KOREA FOR A PUBLIC OFFERING IN THE REPUBLIC OF KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN THE REPUBLIC OF KOREA OR TO ANY RESIDENT OF THE REPUBLIC OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE LAWS AND REGULATIONS OF THE REPUBLIC OF KOREA, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS

MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

JAPANESE RETENTION REQUIREMENT

The Japanese Financial Services Agency (“JFSA”) published a risk retention rule as part of the regulatory capital regulation of certain categories of Japanese investors seeking to invest in securitization transactions (the “JRR Rule”). The JRR Rule mandates an “indirect” compliance requirement, meaning that certain categories of Japanese investors will be required to apply higher risk WEIGHTING to securitization exposures they hold unless the relevant originator commits to hold a retention interest in the securities issued in the securitization transaction equal to at least 5% of the exposure of the total underlying assets in the securitization transaction (the “JAPANESE RETENTION REQUIREMENT”), or such investors determine that the underlying assets were not “inappropriately originated.” In the absence of such a determination by such investors that such underlying assets were not “inappropriately originated,” the Japanese Retention Requirement would apply to an investment by such investors in such securities.

No party to the transaction described in this PROSPECTUS has committed to hold a risk retention interest in compliance with the Japanese Retention Requirement, and we make no representation as to whether the transaction described in this PROSPECTUS would otherwise comply with the JRR Rule.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	J.P. Morgan Chase Commercial Mortgage Securities Corp., a Delaware corporation, a wholly-owned subsidiary of JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America, which is a wholly-owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation. The depositor’s address is 383 Madison Avenue, 8th Floor, New York, New York 10179, and its telephone number is (212) 834-5467. See “Transaction Parties—The Depositor”.

Issuing Entity	Benchmark 2021-B28 Mortgage Trust, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

●	JPMorgan Chase Bank, National Association, a national banking association organized under the laws of the United States of America;

●	Citi Real Estate Funding Inc., a New York corporation;

●	German American Capital Corporation, a Maryland corporation; and

●	Goldman Sachs Mortgage Company, a New York limited partnership.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

JPMorgan Chase Bank, National Association is also an affiliate of each of the depositor and J.P. Morgan Securities LLC, one of the underwriters and an initial purchaser of the non-offered certificates. Citi Real Estate Funding Inc. is an affiliate of Citigroup Global Markets Inc., one of the underwriters and an initial purchaser of the non-offered certificates. German American Capital Corporation is an affiliate of Deutsche Bank Securities Inc., one of the underwriters and an initial purchaser of the non-offered certificates. Goldman Sachs Mortgage Company is an affiliate of Goldman Sachs & Co. LLC, one of the underwriters and an initial purchaser of the non-offered certificates and Goldman Sachs Bank USA, an originator. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Sponsor(1)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
JPMorgan Chase Bank, National Association	9	$210,332,015	15.3%
Citi Real Estate Funding Inc.	36	613,270,560	44.6
German American Capital Corporation	17	249,198,963	18.1
Goldman Sachs Mortgage Company	7	137,475,762	10.0
Goldman Sachs Mortgage Company/German American Capital Corporation(2)	1	135,000,000	9.8
Citi Real Estate Funding Inc./ German American Capital Corporation(3)	1	30,000,000	2.2
Total	71	$1,375,277,299	100.0%

(1)	All of the mortgage loans were originated by their respective sellers or affiliates thereof, except that certain mortgage loans are part of larger whole loan structures that were co-originated by the applicable seller or its affiliate with one or more other lenders or were acquired from unaffiliated third-party originators. See “Description of the Mortgage Pool—Co-Originated or Third-Party Originated Mortgage Loans”.

(2)	The One SoHo Square mortgage loan is evidenced by four promissory notes: (i) Note A-1-C-1 and Note A-1-C-3, with an aggregate principal balance of $103,950,000 as of the cut-off date, as to which Goldman Sachs Mortgage Company is acting as mortgage loan seller, and (ii) Note A-2-C-1 and Note A-2-C-5, with an aggregate principal balance of $31,050,000 as of the cut-off date, as to which German American Capital Corporation is acting as mortgage loan seller.

(3)	The Huntsville Office Portfolio mortgage loan is evidenced by two promissory notes: (i) Note A-1-2, with a principal balance of $15,000,000 as of the cut-off date, as to which Citi Real Estate Funding Inc. is acting as the mortgage loan seller, and (ii) Note A-2-1, with a principal balance of $15,000,000 as of the cut-off date, as to which German American Capital Corporation is acting as the mortgage loan seller.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to be the master servicer and will be responsible for the master servicing and administration of the serviced mortgage loans and the related serviced companion loans pursuant to the pooling and servicing agreement (other than any mortgage loan and companion loan that is part of a whole loan and serviced under the trust and servicing agreement or pooling and servicing agreement, as applicable, indicated in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal servicing office of the master servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—The Master Servicer

and the Special Servicer” and “Pooling and Servicing Agreement”.

Prior to the applicable servicing shift securitization date, each servicing shift whole loan will be serviced by the master servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

The master servicer of each non-serviced mortgage loan is set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	Midland Loan Services, a Division of PNC Bank, National Association, a national banking association, is expected to act as special servicer with respect to the applicable mortgage loans (other than any excluded special servicer loan) and any related companion loan other than with respect to the non-serviced mortgage loans or related companion loan(s) set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below. Midland Loan Services, a Division of PNC Bank, National Association, in its capacity as special servicer, will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related companion loan as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to all major decisions and other transactions and performing certain enforcement actions relating to such mortgage loans and any related companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing office of the special servicer is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210, and its telephone number is (913) 253-9000. See “Transaction Parties—The Master Servicer and the Special Servicer” and “Pooling and Servicing Agreement”.

Midland Loan Services, a Division of PNC Bank, National Association, is expected to be appointed to be the special servicer by Eightfold Real Estate Capital Fund V, L.P. (or an affiliate), which, on the closing date, is expected to be appointed (or to appoint an affiliate) as the initial directing certificateholder with respect to each serviced mortgage loan (other than any servicing shift mortgage loans or any excluded loans) and any related serviced companion loans. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

Midland Loan Services, a Division of PNC Bank, National Association, assisted Eightfold Real Estate Capital Fund V, L.P. (or an affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

Prior to the applicable servicing shift securitization date, each servicing shift whole loan, if necessary, will be specially serviced by the special servicer under the pooling and servicing agreement. From and after the related servicing shift securitization date, the related servicing shift whole loan will be specially serviced, if necessary, under, and by the special servicer designated in, the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

If the special servicer obtains knowledge that it is a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the controlling class certificateholders or the directing certificateholder on their behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

The special servicer of each non-serviced mortgage loan is set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wells Fargo Bank, National Association, a national banking association, will act as trustee. The corporate trust office of the trustee is located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than any non-serviced mortgage loan) and the related companion loans.

See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The initial mortgagee of record with respect to the servicing shift mortgage loans will be the trustee under the pooling and servicing agreement. From and after the related servicing shift securitization date, the mortgagee of record with respect to the related servicing shift mortgage loan will be the trustee designated in the related servicing shift pooling and servicing agreement.

With respect to each non-serviced mortgage loan, the entity set forth in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will initially act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The office of the certificate administrator is located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer services, at 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55415. See “Transaction Parties—The Trustee and Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to the servicing shift mortgage loans will be the certificate administrator, in its capacity as custodian under the pooling and servicing agreement. After the related servicing shift securitization date, the custodian of the related mortgage file (other than the promissory note evidencing the related servicing shift mortgage loan) will be the custodian under the related servicing shift pooling and servicing agreement. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Servicing Shift Mortgage Loans”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Pentalpha Surveillance LLC, a Delaware limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders and the RR Interest Owner that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Pentalpha Surveillance LLC, a Delaware limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and notification from the certificate administrator that the required percentage of certificateholders have voted to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than (i) any non-serviced mortgage loan, (ii) any servicing shift mortgage loan and (iii) any excluded loan), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than 50% of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). An “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate principal balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan or any borrower party affiliate. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “Pooling and Servicing Agreement—The Directing Certificateholder”. However, in certain circumstances, there may be no directing certificateholder even if there is a controlling class, and in other circumstances there will be no controlling class.

The controlling class will be the most subordinate class of the Class G and Class NR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is anticipated that Eightfold Real Estate Capital Fund V, L.P. (or an affiliate) will purchase the Class X-F, Class X-G, Class X-

NR, Class F, Class G, Class NR and Class S certificates (and may purchase certain other classes of certificates). On the closing date, it is expected that Eightfold Real Estate Capital Fund V, L.P. (or an affiliate) will be the initial directing certificateholder with respect to each serviced mortgage loan (other than any servicing shift mortgage loans or any excluded loans) and any related serviced companion loans.

The entity identified in the table titled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder (or equivalent party) under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to the Watermark Tempe whole loan, the Huntsville Office Portfolio whole loan and the 2 Washington whole loan, each a servicing shift whole loan, the holder of the related controlling companion loan will be the related controlling noteholder, and will be entitled to certain consent and consultation rights with respect to the related servicing shift whole loan under the related intercreditor agreement. From and after the related servicing shift securitization date, the controlling noteholder of each of the Watermark Tempe whole loan, the Huntsville Office Portfolio whole loan and the 2 Washington whole loan is expected to be the directing certificateholder under the related servicing shift pooling and servicing agreement. The directing certificateholder of this securitization will only have limited consultation rights with respect to certain servicing matters or mortgage loan modifications affecting the servicing shift mortgage loans. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Risk Retention
Consultation Party	The “risk retention consultation parties” will be (i) a party selected by JPMorgan Chase Bank, National Association and (ii) a party selected by Citi Real Estate Funding Inc., in each case, as a holder of the VRR interest. Each risk retention consultation party will have certain non-binding consultation rights in certain circumstances (i) for so long as no consultation termination event is continuing, with respect to any serviced mortgage loan (other than any excluded loans) and any related serviced companion loans that is a specially serviced loan, and (ii) during the continuance of a consultation termination event, with respect to any serviced mortgage loan (other than any excluded loans) and any related serviced companion, as further described in this prospectus. For the avoidance of doubt, no risk retention consultation party will have any consultation rights with respect to any applicable excluded loan. JPMorgan Chase Bank, National Association and Citi Real Estate Funding Inc. (or affiliates thereof) are expected to be appointed as the initial risk retention consultation parties.

With respect to a risk retention consultation party, an “excluded loan” is a mortgage loan or whole loan with respect to which such risk retention consultation party or the person entitled to appoint such risk retention consultation party is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

Certain Affiliations	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest”.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the related due date in August 2021, or with respect to any mortgage loan that has its first due date after August 2021, the date that would otherwise have been the related due date in August 2021.

Closing Date	On or about August 19, 2021.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in September 2021.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day, commencing in September 2021.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in North Carolina, California, New York, Ohio, Kansas, Pennsylvania or any of the jurisdictions in which the respective primary servicing offices of either the master servicer or the special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs. Interest on the offered certificates will be calculated assuming that each month has 30 days and each year has 360 days.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution
Date; Rated Final
Distribution Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	July 2026
Class A-2	August 2026
Class A-3	August 2028
Class A-4	July 2031
Class A-5	August 2031
Class A-SB	June 2031
Class X-A	August 2031
Class X-B	August 2031
Class A-S	August 2031
Class B	August 2031
Class C	August 2031

The rated final distribution date will be the distribution date in August 2054.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2021-B28:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-5

●	Class A-SB

●	Class X-A

●	Class X-B

●	Class A-S

●	Class B

●	Class C

The certificates of this Series will consist of the above classes (referred to as the “offered certificates”) and the following classes that are not being offered by this prospectus: Class A-4A1, Class X-D, Class X-F, Class X-G, Class X-NR, Class D, Class E, Class F, Class G, Class NR, Class S, Class R and Class RR (referred to as the “non-offered certificates”). The certificates (other than the Class RR, Class S and Class R certificates) are collectively referred to as the “non-VRR certificates”.

The certificates and the RR interest will collectively represent beneficial ownership in the issuing entity, a New York common law trust created by J.P. Morgan Chase Commercial Mortgage Securities Corp. The trust’s assets will primarily be seventy-one (71) fixed rate commercial mortgage loans secured by first mortgage liens on one hundred thirty-one (131) mortgaged properties. See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”. The mortgage loans are comprised of (i) sixty-one (61) mortgage loans (which have no related pari passu or subordinate notes secured by the related mortgaged property or properties), (ii) nine (9) mortgage loans, each represented by one or more pari passu portions of a whole loan (each of which has one or more related pari passu notes that are not assets of the issuing entity (but no subordinate notes) secured by the related mortgaged property or properties), and (iii) one (1) mortgage loan, represented by one or more senior pari passu portions of a whole loan (included in issuing entity) (each of which has one or more senior pari passu notes that are not assets of the issuing entity and one or more subordinate notes that are not assets of the issuing entity secured by the related mortgaged property or properties).

Certificate Balances and
Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approximate Initial Certificate Balance or Notional Amount	Approx. % of Cut-off Date Balance	Approx. Initial Credit Support(1)
Class A-1	$34,164,000	2.48%	30.000%
Class A-2	$55,782,000	4.06%	30.000%
Class A-3	$162,402,000	11.81%	30.000%
Class A-4	$100,000,000	7.27%	30.000%
Class A-5	$415,466,000	30.21%	30.000%
Class A-SB	$46,745,000	3.40%	30.000%
Class X-A	$1,017,447,000	NAP	NAP
Class X-B	$119,219,000	NAP	NAP
Class A-S	$102,888,000	7.48%	22.125%
Class B	$58,793,000	4.27%	17.625%
Class C	$60,426,000	4.39%	13.000%

(1)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates represents the approximate credit support for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates in the aggregate. The VRR interest provides credit support only to the limited extent that it is allocated a portion of any losses incurred on the underlying mortgage loans, which such losses are allocated between it, on the one hand, and the non-VRR certificates, on the other hand, pro rata, in accordance with their respective percentage allocation entitlement. See “Credit Risk Retention”.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class	Approximate Initial Pass-Through Rate(1)
Class A-1	0.5974%
Class A-2	1.7858%
Class A-3	2.0731%
Class A-4	1.9796%
Class A-5	2.2237%
Class A-SB	1.9804%
Class X-A	1.4057%(2)
Class X-B	1.0679%(2)
Class A-S	2.4291%
Class B	2.2440%
Class C	2.5922%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B and Class C certificates, in each case and on each distribution date, will be a per annum rate equal to a fixed rate at the pass-through rate set forth opposite such class in the table above.
(2)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5, Class A-SB and Class A-S certificates for the related distribution date, weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage rates on the mortgage loans for the related distribution date, over (b) the weighted average pass-through rates on the Class B and Class C certificates for the related distribution date weighted on the basis of their respective certificate balances outstanding immediately prior to that distribution date. For purposes of calculating the weighted average of the net mortgage rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B. Interest Rate Calculation
Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and
“—Interest Distribution Amount”.

C. Servicing and
Administration Fees	The master servicer and the special servicer are entitled to a master servicing fee and a special servicing fee, respectively, generally from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), the serviced companion loans and any related REO loans and, (a) with respect to the master servicing fee, if unpaid after final recovery on the related mortgage loan, out of general collections with respect to the other mortgage loans and (b) with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and the related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00250% to 0.05125%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of a per annum rate of 0.25% and the per annum rate that would result in a special servicing fee of $3,500 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-serviced mortgage loan) and the related serviced companion loans will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and the special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00560%.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any companion loan) at a per annum rate equal to 0.00101%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including each non-serviced mortgage loan and excluding each companion loan) at a per annum rate equal to 0.00025%. Upon the completion of any asset review, the asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” in this prospectus) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a maximum amount as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders and the RR Interest Owner.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any

REO loan will be payable to CRE Finance Council® as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders and the RR Interest Owner.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders and the RR Interest Owner. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that loan will be entitled to a primary servicing fee (and, where applicable, sub-servicing fee) at a rate equal to a per annum rate set forth in the table below, and the related non-serviced special servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Mortgage Loans

Non-Serviced Mortgage Loan(1)	Primary Servicing Fee and Sub- Servicing Fee Rate(2)	Special Servicing Fee Rate(3)
One SoHo Square	0.00625%	0.25%
Colonnade Corporate Center	0.00125%	0.25%
4500 Academy Road Distribution Center	0.00125%	0.25%
The Domain	0.00250%	0.25%

(1)	Does not reflect the Watermark Tempe mortgage loan, the Huntsville Office Portfolio mortgage loan or the 2 Washington mortgage loan, each a servicing shift mortgage loan. With respect to each servicing shift mortgage loan, after the securitization of the related controlling companion loan, such mortgage loan will be a non-serviced mortgage loan, and the related servicing shift master servicer and related servicing shift special servicer under the related servicing shift pooling and servicing agreement will be entitled to a primary servicing fee and special servicing fee, respectively, as will be set forth in such related servicing shift pooling and servicing agreement.
(2)	The related non-serviced master servicer and/or sub-servicer under the applicable non-serviced trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a primary servicing fee (and in certain cases, a sub-servicing fee) at a rate equal to a per annum rate set forth in the chart, which is included as part of the servicing fee rate.
(3)	In the case of certain mortgage loans, the Special Servicing Fee Rate will be subject to a cap or floor amount.

Distributions

A. Allocation Between VRR
Interest and Non-VRR Certificates	The aggregate amount available for distributions to holders of the non-VRR certificates and the VRR Interest Owners on each distribution date will be: (i) the gross amount of interest, principal, yield maintenance charges and prepayment premiums collected with respect to the mortgage loans in the applicable one-month collection period (other than any excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date), net of specified expenses of the issuing entity, including fees payable therefrom to, and losses, liabilities, costs and expenses reimbursable or indemnifiable therefrom to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and CREFC®; and (ii) allocated to amounts available for distribution to the VRR Interest Owners, on the one hand, and amounts available for distribution to the holders of the non-VRR certificates, on the other hand. On each distribution date, the portion of such aggregate available funds allocable to: (a) the VRR interest will at all times be the product of such amount multiplied by the VRR percentage and (b) the non-VRR certificates will at all times be the product of such amount multiplied by the non-VRR percentage, in each case such percentages being referred to in this prospectus as their respective “percentage allocation entitlement”.

The “non-VRR percentage” is an amount expressed as a percentage equal to 100% minus the VRR percentage. At all times, the sum of the VRR percentage and the non-VRR percentage will equal 100%.

The “VRR percentage” will equal a fraction, expressed as a percentage, the numerator of which is the initial VRR interest balance of the VRR interest, and the denominator of which is the aggregate initial certificate balance of all of the classes of principal balance certificates and the VRR interest balance of the VRR interest.

B. Amount and Order of
Distributions	On each distribution date, funds available for distribution to the non-VRR certificates (exclusive of any portion thereof that represents the related percentage allocation entitlement of any yield maintenance charges and prepayment premiums) and the Class R certificates will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-NR certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5 and Class A-SB certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex H, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 and Class A-4A1 certificates, pro rata based on their respective certificate balances, until their certificate balances have been reduced to zero, (f) sixth, to principal on the Class A-5 certificates, until the certificate balance of the Class A-5 certificates has been reduced to zero, and (g) seventh, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of principal balance certificates other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5 and Class A-SB certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5 and Class A-SB certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5 and Class A-SB certificates, to reimburse the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5 and Class A-SB certificates, pro rata, first (i) for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, then (ii)

up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such classes until the date such realized loss is reimbursed;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of their interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until their certificate balance has been reduced to zero; and (c) first, (i) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the pass-through rate for such class until the date such realized loss is reimbursed;

Seventh, to the non-offered certificates (other than the Class A-4A1, Class X-D, Class X-F, Class X-G, Class X-NR, Class S, Class R and Class RR certificates) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

C. Interest and Principal
Entitlements	A description of the interest entitlement of each class of non-VRR certificates and the VRR interest can be found in “Description of the Certificates—Distributions—Interest Distribution Amount” and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest”. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of non-VRR certificates entitled to principal and the VRR interest on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount” and “Credit Risk Retention—The VRR Interest”, respectively.

D. Yield Maintenance Charges,
Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the holders of the VRR interest, on the one hand, and to the holders of certain of the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. Yield maintenance charges and prepayment premiums with respect to the mortgage loans that are allocated to the non-VRR certificates will be further allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

E. Subordination, Allocation of
Losses and Certain Expenses	The following chart generally sets forth the manner in which the payment rights of certain classes of non-VRR certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of non-VRR certificates. On any distribution date, the aggregate amount available for distributions on the certificates and the RR interest will be allocated between the VRR interest and the non-VRR certificates in accordance with their respective percentage allocation entitlement, and principal and interest (other than excess interest that accrues on a mortgage loan that has an anticipated repayment date (if any)) allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-NR certificates), in each case as set forth in the following chart. Certain payment rights between the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5, Class A-SB, Class X-A, Class X-B,

Class X-D, Class X-F, Class X-G and Class X-NR certificates are more particularly described under “Description of the Certificates—Distributions”.

On any distribution date, mortgage loan losses will be allocated between the VRR interest and non-VRR certificates in accordance with their respective percentage allocation entitlement, and the mortgage loan losses allocated to the non-VRR certificates will be further allocated to the specified classes of those certificates in ascending order (beginning with certain non-VRR certificates that are not being offered by this prospectus), in each case as set forth in the chart below.

*	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance as described in this prospectus.

**	The Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-NR certificates are interest-only certificates and the Class A-4A1, Class X-D, Class X-F, Class X-G and Class X-NR certificates are not offered by this prospectus.

***	Other than the Class A-4A1, Class X-D, Class X-F, Class X-G, Class X-NR, Class S, Class R and Class RR certificates.

Credit enhancement will be provided solely by certain classes of subordinate principal balance certificates that will be subordinate to certain classes of senior non-VRR certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates. The right to payment of holders of the VRR interest will be pro rata and pari passu with the right to payment of holders of the non-VRR certificates (as a collective whole), and as described above any losses incurred on the mortgage loans will be allocated between the VRR interest, on the one hand, and the non-VRR certificates, on the other hand, pro rata in accordance with their respective percentage allocation entitlements.

Principal losses and principal payments, if any, on mortgage loans that are allocated to a class of non-VRR certificates (other than the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G or Class X-NR certificates) will reduce the certificate balance of that class of certificates. Principal losses and principal payments, if any, on mortgage loans that are allocated to the VRR interest will reduce the interest balance of the VRR interest.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5, Class A-SB and Class A-S certificates. The notional amount of the Class X-B certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class B and Class C certificates. The notional amount of the Class X-D certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class D and Class E certificates. The notional amount of the Class X-F certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class F certificates. The notional amount of the Class X-G certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class G certificates. The notional amount of the Class X-NR certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class NR certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” and “Credit Risk Retention—The VRR Interest” for more detailed information regarding the subordination provisions applicable to the non-VRR certificates and the VRR interest and the allocation of losses to the non-VRR certificates and the VRR interest.

F. Shortfalls in Available Funds	The following types of shortfalls will reduce the aggregate available funds and will correspondingly reduce the amount allocated to the VRR interest and the non-VRR certificates. The reduction in amounts available for distribution to the non-VRR certificates will reduce distributions to the classes of non-VRR certificates with the lowest payment priorities:

●	shortfalls from delinquencies and defaults by borrowers;

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated between the VRR interest, on the one hand, and the non-VRR certificates, on the other hand, in accordance with their respective percentage allocation entitlement. The prepayment interest shortfalls allocated to the non-VRR certificates are required to be further allocated among the classes of non-VRR certificates entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

G. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date (which accrues after the related anticipated repayment date), to the extent actually collected and applied as interest during a collection period, will be allocated between the VRR interest, on the one hand, and the Class S certificates, on the other hand, in accordance with their respective percentage allocation entitlement on the related distribution date. See “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates, to provide credit support for other classes of certificates, to offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan, including any non-serviced mortgage loan or REO loan (other than any portion of an REO loan related to a companion loan), unless the master servicer or the special servicer determines that the advance would be nonrecoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be nonrecoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor and the asset representations reviewer and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity. None of the master servicer, special servicer or trustee will make or be permitted to make any advance in connection with the exercise of any cure rights or purchase rights granted to the holder of any companion loan under the related co-lender agreement.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection Advances	The master servicer may be required to make advances with respect to serviced mortgage loans and any related serviced companion loans to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (with interest thereon) (unless the master servicer determines that the advance would be nonrecoverable in which case it will be reimbursed out of the collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to, and the applicable special servicer may, make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “prime rate” (and, solely with respect to the master servicer, subject to a floor rate of 2.0%), compounded annually, as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates and the RR interest. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed. See “Pooling and Servicing Agreement—Advances”.

With respect to a non-serviced mortgage loan, the applicable makers of advances under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to a non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be seventy-one (71) fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in one hundred thirty-one (131) commercial and multifamily properties. See “Description of the Mortgage Pool—Additional Indebtedness”. See also “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $1,375,277,299.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the seventy-one (71) commercial and multifamily mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the loans in the table below is part of a larger whole loan, each comprised of the related mortgage loan and (i) in the case of nine (9) mortgage loans (18.0%), one or more loans that are pari passu in right of payment to the related mortgage loan and evidenced by separate promissory notes (each referred to in this prospectus as a “pari passu companion loan” or a “companion loan”), and (ii) in the case of one (1) mortgage loan (9.8%), one or more loans that are subordinate in right of payment to the mortgage loan and the related pari passu companion loans and evidenced by separate promissory notes (each referred to in this prospectus as a “subordinate companion loan” or a “companion loan”). Each of the pari passu companion loans and the subordinate companion loans are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loans, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Whole Loan LTV Ratio(1)	Whole Loan Underwritten NCF DSCR(1)
One SoHo Square	$135,000,000	9.8%	$335,000,000	$315,000,000	58.1%	2.92x
College Point	$40,000,000	2.9%	$30,000,000	N/A	59.8%	1.81x
Watermark Tempe	$32,500,000	2.4%	$88,500,000	N/A	65.0%	3.28x
Huntsville Office Portfolio	$30,000,000	2.2%	$50,000,000	N/A	68.6%	1.88x
Woodbridge Corporate Plaza Leased Fee(2)	$27,481,667	2.0%	$22,485,000	N/A	71.8%	2.00x
ExchangeRight Net Leased Portfolio #48	$27,000,000	2.0%	$20,035,000	N/A	61.5%	2.66x
2 Washington	$25,000,000	1.8%	$106,500,000	N/A	60.6%	2.82x
Colonnade Corporate Center	$23,000,000	1.7%	$60,000,000	N/A	72.5%	1.28x
4500 Academy Road Distribution Center	$22,000,000	1.6%	$50,000,000	N/A	59.0%	2.63x
The Domain	$20,000,000	1.5%	$190,000,000	N/A	46.5%	4.17x

(1)	Calculated including any related pari passu companion loan(s) and any related subordinate companion loan(s) but excluding any mezzanine loan or any other subordinate indebtedness. The Whole Loan LTV Ratio for certain whole loans may be based on a hypothetical valuation other than an “as-is” value. See “Description of the Mortgage Pool—Appraised Value” for additional information.

(2)	In the case of the Woodbridge Corporate Plaza Leased Fee mortgage loan (2.0%), the Whole Loan Underwritten NCF DSCR is calculated using the sum of the first 12 whole loan principal and interest payments following the cut-off date based on the assumed principal and interest payment schedule.

The Watermark Tempe whole loan, the Huntsville Office Portfolio whole loan and the 2 Washington whole loan, each a “servicing shift whole loan”, will initially be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction. From and after the date on which the related controlling companion loan is securitized (a “servicing shift securitization date”), it is anticipated that the related servicing shift whole loan will be serviced under, and by the master servicer designated in, the related pooling and servicing agreement entered into in connection with such securitization (a “servicing shift pooling and servicing agreement”). Prior to the related servicing shift securitization date, the related servicing shift whole loan will be a “serviced whole loan”. On and after the related servicing shift securitization date, the related servicing shift whole loan will be a “non-serviced whole loan”.

The whole loans identified in the table below will not be serviced under the pooling and servicing agreement and instead will each be serviced under a separate trust and servicing agreement or pooling and servicing agreement, as applicable, identified below relating to the related control note and are each referred to in this prospectus as a “non-serviced whole loan”. The related mortgage loans are each referred to as a “non-serviced mortgage loan” and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Loan Name	Transaction/Pooling Agreement(2)	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
One SoHo Square	SOHO 2021-SOHO	9.8%	KeyBank National Association	Midland Loan Services, a division of PNC Bank, National Association	U.S. Bank National Association
Colonnade Corporate Center	Benchmark 2021-B27	1.7%	Midland Loan Services, a division of PNC Bank, National Association	Midland Loan Services, a division of PNC Bank, National Association	Wilmington Trust, National Association
4500 Academy Road Distribution Center	Benchmark 2021-B27	1.6%	Midland Loan Services, a division of PNC Bank, National Association	Midland Loan Services, a division of PNC Bank, National Association	Wilmington Trust, National Association
The Domain	BANK 2021-BNK35	1.5%	Wells Fargo Bank, National Association	KeyBank National Association	Wilmington Trust, National Association

Loan Name	Certificate Administrator	Custodian	Operating Advisor	Asset Representations Reviewer	Initial Directing Party(3)
One SoHo Square	U.S. Bank National Association	U.S. Bank National Association	Pentalpha Surveillance LLC	N/A	KKR Real Estate Stabilized Credit Partners L.P.
Colonnade Corporate Center	Citibank, N.A.	Citibank, N.A.	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	KKR Real Estate Credit Opportunity Partners II L.P.
4500 Academy Road Distribution Center	Citibank, N.A.	Citibank, N.A.	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	KKR Real Estate Credit Opportunity Partners II L.P.
The Domain	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC	Ellington Management Group, LLC

(1)	Does not reflect the Watermark Tempe whole loan, the Huntsville Office Portfolio whole loan or the 2 Washington whole loan, which are each a servicing shift whole loan. On and after the related servicing shift securitization date, each servicing shift whole loan will also be a non-serviced whole loan.

(2)	The identification of a “Transaction/Pooling and Servicing Agreement” above indicates that we have identified a securitization trust that has closed or priced or as to which a preliminary prospectus or final prospectus has printed and that has included, or is expected to include, the related controlling note for such whole loan.

(3)	The entity with the heading “Initial Directing Party” above reflects the initial party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan(s) or any other subordinate debt encumbering the related mortgaged property, any related mezzanine debt or any preferred equity. Unless specifically indicated, no subordinate companion loans are included in the presentation of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1 and Annex A-2 to this prospectus).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes (or, in the case of each mortgage loan with a cut-off date prior to the date of this prospectus, reflects) the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,375,277,299
Number of Mortgage Loans	71
Number of Mortgaged Properties	131
Range of Cut-off Date Balances	$3,179,610 to $135,000,000
Average Cut-off Date Balance	$19,370,103
Range of Mortgage Rates	2.42000% to 4.65000%
Weighted average Mortgage Rate	3.39050%
Range of original terms to maturity	60 months to 120 months
Weighted average original term to maturity	113 months
Range of remaining terms to maturity	59 months to 120 months
Weighted average remaining term to maturity	112 months
Range of original amortization term(2)	300 months to 360 months
Weighted average original amortization term(2)	352 months
Range of remaining amortization terms(2)	299 months to 360 months
Weighted average remaining amortization term(2)	352 months
Range of LTV Ratios as of the Cut-off Date(3)(4)(5)	23.4% to 74.1%
Weighted average LTV Ratio as of the Cut-off Date(3)(4)(5)	57.1%
Range of LTV Ratios as of the maturity date(3)(4)	23.4% to 70.4%
Weighted average LTV Ratio as of the maturity date(3)(4)	53.1%
Range of UW NCF DSCR(4)(6)(7)	1.10x to 5.79x
Weighted average UW NCF DSCR(4)(6)(7)	2.61x
Range of UW NOI Debt Yield(4)(5)(6)	3.6% to 15.9%
Weighted average UW NOI Debt Yield(4)(5)(6)	10.3%
Percentage of Initial Pool Balance consisting of:
Interest Only	62.5%
Amortizing Balloon	17.1%
Interest Only, Amortizing Balloon	14.4%
Interest Only - ARD	3.3%
Amortizing Balloon - ARD	2.7%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes thirty-eight (38) mortgage loans (63.8%) that are interest-only for the entire term or until the related anticipated repayment date and the Woodbridge Corporate Plaza Leased Fee mortgage loan (2.0%), which will amortize based on the assumed principal and interest payment schedule set forth in Annex I.

(3)	With respect to the Watermark Tempe mortgage loan (2.4%), the Koppers Building mortgage loan (2.3%), the Pennsauken Logistics Center mortgage loan (1.3%), the 5800 Uplander mortgage loan (1.1%), the SVEA Portfolio II mortgage loan (0.9%), the Lucid Motors mortgage loan (0.7%) and the 3915 14th Avenue mortgage loan (0.7%), the loan-to-value ratios were calculated based upon a valuation other than an “as-is” value of each related mortgaged property, as described in “Description of the Mortgage Pool—Appraised Value”. The remaining mortgage loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

(4)	With respect to one (1) mortgage loan (9.8%) with one or more pari passu companion loans and/or subordinate companion loans, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including any related pari passu companion loans, but excluding any related subordinate companion loans.

(5)	With respect to the 125 West 16th Street mortgage loan (1.6%), the loan-to-value ratio as of the cut-off date and the UW NOI Debt Yield were calculated based on the cut-off date balance net of a $300,000 holdback reserve. The loan-to-value ratio as of the cut-off date based on the full cut-off date balance of $22,500,000 is 48.7%. The UW NOI Debt Yield based on the full cut-off date balance is 8.1%. With respect to the Ohio Storage Portfolio mortgage loan (1.1%), the loan-to-value ratio as of the cut-off date and the UW NOI Debt Yield were calculated based on the cut-off date balance net of a $300,000 holdback reserve. The loan-to-value ratio as of the cut-off date based on the full cut-off date balance of $15,000,000 is 64.6%. The UW NOI Debt Yield based on the full cut-off date balance is 8.5%.

(6)	With respect to the 2 Washington mortgage loan (1.8%), the multifamily portion of the related mortgaged property is master leased and, for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the multifamily portion of the mortgaged property. The UW NCF DSCR and UW NOI Debt Yield of the 2 Washington whole loan, based only on the master lease rent for the multifamily portion, are 2.82x and 9.9%, respectively. The UW NCF DSCR and UW NOI Debt Yield of the 2 Washington whole loan, based on the appraiser’s market rents for the multifamily portion (and not the master lease rent), are 2.48x and 8.7%, respectively.

(7)	Underwritten debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date; provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity or its anticipated repayment date and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. In the case of the Woodbridge Corporate Plaza Leased Fee mortgage loan (2.0%), the principal and interest payments used for calculating the underwritten net cash flow debt service coverage ratio were based on the sum of the first 12 whole loan principal and interest payments following the cut-off date based on the assumed principal and interest payment schedule. Certain assumptions and/or adjustments were made to the underwritten net cash flow. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other mortgage loans in the mortgage pool.

All of the mortgage loans accrue interest on an actual/360 basis. For further information regarding the mortgage loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

In addition, none of the mortgage loans were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs or used to finance the purchase of an REO property at a loss in connection with the origination of the mortgage loan.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Loans Underwritten Based on
Limited Operating Histories	With respect to nineteen (19) mortgage loans (22.1%), some or all of the mortgaged properties (i) were constructed or the subject of a major renovation that was completed or were in a lease-up period within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history, (ii) were acquired by the related borrower or any affiliate of such borrower or were vacant within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property, (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property or (iv) were leased to a single tenant under a triple net lease.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from
Underwriting Standards	Certain of the mortgage loans were originated with variances from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

With respect to the shareDowntown mortgage loan (0.7%), the mortgage loan is an interest only loan with a loan-to-value ratio of 67.2%, which is greater than the maximum loan-to-value ratio of 65.0% for interest only loans generally required by German American Capital Corporation’s underwriting guidelines. German American Capital Corporation’s decision to include the mortgage loan in the transaction was based on several factors, including (i) the related mortgaged property was stabilized within nine months from completion of construction of the mortgaged property, and as of the underwritten rent roll dated July 23, 2021, the related mortgaged property is 98.4% occupied, (ii) the mortgaged property is a newly developed, Class A/B building with access to downtown Las Vegas and (iii) the experience of the borrower sponsors and their affiliates.

See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance and
Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, in Europe. Transfers within DTC, Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, in Europe, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, Luxembourg or Euroclear Bank, as operator of the Euroclear System, in Europe, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	For a discussion of the manner by which JPMCB, as retaining sponsor, intends to satisfy the credit risk retention requirements of the U.S. credit risk retention rules, see “Credit Risk Retention”.

None of the sponsors, the depositor, the issuing entity, the underwriters or any other party to the transaction described in this prospectus intends to retain a material net economic interest in the securitization constituted by the issue of the certificates, or take any other action, in a manner prescribed by the EU Securitization Regulation or the UK Securitization Regulation (as each such term is defined herein). In addition, no such person undertakes to take any other action which may be required by any investor for the purposes of its compliance with any applicable requirement of the EU Securitization Regulation or the UK Securitization Regulation. Furthermore, the arrangements described under “Credit Risk Retention” have not been structured with the objective of ensuring compliance by any person with any requirements of the EU Securitization Regulation or the UK Securitization Regulation. Consequently, the certificates may not be a suitable investment for investors which are subject to any such requirements. See “Risk Factors—Other Risks Relating to the Certificates—EU Securitization Regulation and UK Securitization Regulation Due Diligence Requirements”.

Information Available to
Certificateholders

and the RR Interest Owner	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record and the RR Interest Owner, a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record and the RR Interest Owner may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management, Inc., Interactive Data Corporation, CMBS.com, Inc., Markit Group Limited, Moody’s Analytics, MBS Data, LLC, RealINSIGHT, KBRA Analytics, Inc., Thomson Reuters Corporation and DealView Technologies Ltd.;

●	The certificate administrator’s website initially located at www.ctslink.com; and

●	The master servicer’s website initially located at www.pnc.com/midland.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1% of the aggregate principal balance of the mortgage loans as of the cut-off date (solely for the purposes of this calculation, if a mortgage loan with an anticipated repayment date is still an asset of the issuing entity and such right is being exercised after its respective anticipated repayment date, then such mortgage loan will be excluded from the then-aggregate stated principal balance of the pool of mortgage loans and from the initial pool balance), certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all of the then-outstanding certificates (other than the Class S and Class R certificates) and the RR interest for the mortgage loans then held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class S and Class R certificates) and the RR interest and (iii) such holder (or holders) pay an amount equal to the VRR interest’s proportionate share of the price specified in this prospectus. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or
Substitutions of Mortgage
Loans; Loss of Value Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”); provided that with respect to the One SoHo Square mortgage loan and the Huntsville Office Portfolio mortgage loan, each related mortgage loan seller will be obligated to take the above remedial actions only with respect to the related promissory note sold by it to the depositor as if the note contributed by each mortgage loan seller and evidencing such mortgage loan were a separate mortgage loan. See “Description of the Mortgage Loan Purchase Agreements”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances, the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan) and/or related REO properties and may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders, the RR Interest Owner and any related companion loan holders (as a collective whole as if such certificateholders, RR Interest Owner and such companion loan holders constituted a single lender).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted loan and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell the related non-serviced mortgage loan together with any related pari passu companion loan and, in the case of the One SoHo Square whole loan, the related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs (the “Lower-Tier REMIC” and the “Upper Tier REMIC” and each, a “Trust REMIC”) for federal income tax purposes.

The lower-tier REMIC will hold the mortgage loans and certain other assets of the issuing entity (excluding any post-anticipated repayment date excess interest) and will issue certain classes of uncertificated regular interests to the upper-tier REMIC.

In addition, the portions of the issuing entity consisting of the excess interest accrued on the mortgage loan with an anticipated repayment date will be treated as a grantor trust (the “Grantor Trust”) and the holders of the Class S certificates and the VRR interest will be treated as the beneficial owners of such entitlements under section 671 of the Code.

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

●	It is anticipated that the Class X-A and Class X-B certificates will be issued with original issue discount, that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Summary of Risk Factors

Investing in the certificates involves risks. Any of the risks set forth in this prospectus under the heading “Risk Factors” may have a material adverse effect on the cash flow on one or more mortgaged properties, the related borrowers’ ability to meet their respective payment obligations under the mortgage loans, and/or on your certificates. As a result, the market price of the certificates could decline significantly and you could lose a part or all of your investment. You should carefully consider all the information set forth in this prospectus and, in particular, evaluate the risks set forth in this prospectus under the heading “Risk Factors” before deciding to invest in the certificates. The following is a summary of some of the principal risks associated with an investment in the certificates:

Special Risks

●	COVID-19: Economic conditions and restrictions on enforcing landlord rights due to the COVID-19 pandemic and related governmental countermeasures may adversely affect the borrowers and/or the tenants and, therefore, the certificates. In addition, the underwriting of certain mortgage loans and the appraisals and property condition reports for certain mortgaged properties may be based in part on pre-pandemic property performance and therefore may not fully reflect current conditions with respect to the mortgaged properties or the borrowers.

Risks Relating to the Mortgage Loans

●	Non-Recourse Loans: The mortgage loans are non-recourse loans, and in the event of a default on a mortgage loan, recourse generally may only be had against the specific mortgaged property(ies) and other assets that have been pledged to secure the mortgage loan. Consequently, payment on the certificates is dependent primarily on the sufficiency of the net operating income or market value of the mortgaged properties, each of which may be volatile.

●	Borrowers: Frequent and early occurrence of borrower delinquencies and defaults may adversely affect your investment. Bankruptcy proceedings involving borrowers, borrower organizational structures and additional debt incurred by a borrower or its sponsors may increase risk of loss. In addition, borrowers may be unable to refinance or repay their mortgage loans at the maturity date or anticipated repayment date.

●	Property Performance: Certificateholders are exposed to risks associated with the performance of the mortgaged properties, including location, competition, condition (including environmental conditions), maintenance, ownership, management, and litigation. Property values may decrease even when current operating income does not. The property type (e.g., office, mixed use, hospitality, retail, industrial, self-storage and multifamily) may present additional risks.

●	Loan Concentration: Certain of the mortgage loans represent significant concentrations of the mortgage pool as of the cut-off date. A default on one or more of such mortgage loans may have a disproportionate impact on the performance of the certificates.

●	Property Type Concentration: Certain property types represent significant concentrations of the mortgaged properties securing the mortgage pool as of the cut-off date, based on allocated loan amounts. Adverse developments with respect to those property types or related industries may have a disproportionate impact on the performance of the certificates.

●	Other Concentrations: Losses on loans to related borrowers or cross-collateralized and cross-defaulted loan groups, geographical concentration of the mortgaged properties, and concentration of tenants among the mortgaged properties, may disproportionately affect distributions on the offered certificates.

●	Tenant Performance: The repayment of a commercial or multifamily mortgage loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Therefore, the performance of the mortgage loans will be highly dependent on the performance of tenants and tenant leases.

●	Significant Tenants: Properties that are leased to a single tenant or a tenant that comprises a significant portion of the rental income are disproportionately susceptible to interruptions of cash flow in the event of a lease expiration or termination or a downturn in the tenant’s business.

●	Underwritten Net Cash Flow: Underwritten net cash flow for the mortgaged properties could be based on incorrect or flawed assumptions.

●	Appraisals: Appraisals may not reflect the current or future market value of the mortgaged properties.

●	Inspections: Property inspections may not identify all conditions requiring repair or replacement.

●	Insurance: The absence or inadequacy of terrorism, fire, flood, earthquake and other insurance may adversely affect payment on the certificates.

●	Zoning: Changes in zoning laws may affect the ability to repair or restore a mortgaged property. Properties or structures considered to be “legal non-conforming” may not be able to be restored or rebuilt “as-is” following a casualty or loss.

Risks Relating to Conflicts of Interest

●	Transaction Parties: Conflicts of interest may arise from the transaction parties’ relationships with each other or their economic interests in the transaction.

●	Directing Certificateholder and Companion Holders: Certain certificateholders and companion loan holders have control and/or consent rights regarding the servicing of the mortgage loans and related whole loans. Such rights include rights to remove and replace the special servicer without cause and/or to direct or recommend the applicable special servicer or non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of certificates. The right to remove and replace the special servicer may give the directing certificateholder the ability to influence the special servicer’s servicing actions in a manner that may be more favorable to the directing certificateholder relative to other certificateholders.

Other Risks Relating to the Certificates

●	Limited Obligations: The certificates will only represent ownership interests in the issuing entity, and will not be guaranteed by the sponsors, the depositor or any other person. The issuing entity’s assets may be insufficient to repay the offered certificates in full.

●	Uncertain Yields to Maturity: The offered certificates have uncertain yields to maturity. Prepayments on the underlying mortgage loans will affect the average lives of the certificates; and the rate and timing of prepayments may be highly unpredictable. Optional early termination of the issuing entity may also adversely impact your yield or may result in a loss.

●	Rating Agency Feedback: Future events could adversely impact the credit ratings and value of your certificates.

●	Limited Credit Support: Credit support provided by subordination of certain certificates is limited and may not be sufficient to prevent loss on the offered certificates.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

Special Risks

The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans

There has been a global outbreak of a novel coronavirus (“SARS-CoV-2”) and a related respiratory disease (“COVID-19”) that has spread throughout the world, including the United States, causing a global pandemic.  The COVID-19 pandemic has been declared to be a public health emergency of international concern by the World Health Organization, and then president of the United States made a declaration under the Robert T. Stafford Disaster Relief and Emergency Assistance Act. A significant number of countries and the majority of state governments in the United States have also made emergency declarations and have attempted to slow the spread of the virus by providing social distancing guidelines, issuing stay-at-home orders and mandating the closure of certain non-essential businesses. The risks associated with the COVID-19 pandemic may be exacerbated by a resurgence of the COVID-19 pandemic. Although vaccines have been approved and more are in development, there can be no assurance as to the availability of vaccines, the rate of vaccination or the effectiveness of vaccination against the COVID-19 virus or any mutations. Although many states have been loosening restrictions with the increased availability of vaccines, there can be no assurance as to when states will permit full resumption of economic activity, as to whether or when people will feel comfortable in resuming economic activity, that vaccines, containment or other measures will be successful in limiting the spread of the virus, particularly in light of the reduction of stay at home orders and social distancing guidelines, or that future regional or broader outbreaks of COVID-19 or other diseases will not result in resumed or additional countermeasures from governments.

The COVID-19 pandemic and the responses thereto have led, and may continue to lead, to disruptions in global financial markets, significant increases in unemployment, significant reductions in consumer demand and downturns in the economies of many nations, including the United States, and the global economy in general. The long-term effects of the social, economic and financial disruptions caused by the COVID-19 pandemic are unknown. While the United States government and other governments have implemented unprecedented financial support and relief measures (such as the Coronavirus Aid, Relief and Economic Security Act, the Consolidated Appropriations Act, 2021 and the American Rescue Plan Act of 2021), the effectiveness of such measures cannot be predicted. The United States economy experienced contraction and expansion during the COVID-19 pandemic, and it is unclear when steady economic expansion will resume.

It is expected that many borrowers will be (or continue to be) adversely affected by the COVID-19 pandemic. As a result, borrowers may not and/or may be unable to meet their payment obligations under the mortgage loans, which may result in shortfalls in distributions of interest and/or principal to the holders of the certificates, and ultimately losses on the certificates. Shortfalls and losses will be particularly pronounced to the extent that the related mortgaged properties are located in geographic areas with significant numbers of COVID-19 cases or relatively restrictive COVID-19 countermeasures. Some borrowers may seek forbearance arrangements at some point in the future. You should be prepared for the possibility that a significant number of borrowers will not make timely payments on their mortgage loans at some point during the continuance of the COVID-19 pandemic. In response, the master servicer and the special servicer may implement a range of actions with respect to affected borrowers and the related mortgage loans to forbear or extend or otherwise modify the loan terms consistent with the applicable servicer’s customary servicing practices. Such actions may also lead to shortfalls and losses on the certificates.

Certain geographic regions of the United States have experienced a larger concentration of COVID-19 infections and deaths than other regions, which may result in slower resumption of economic activity than in other less impacted regions. However, as the COVID-19 emergency has continued, various regions of the United States have seen fluctuations in rates of COVID-19 cases, and regions that have been particularly impacted have varied and may continue to vary as the pandemic progresses. Therefore, we cannot assure you that any region will not experience an increase in such rates, and corresponding governmental countermeasures and economic distress.

While the COVID-19 pandemic has created personnel, supply-chain and other logistical issues that affect all property types, the effects are particularly severe for certain property types. For example:

●	hospitality properties, due to travel limitations implemented by governments and businesses as well as reduced interest in travel generally;

●	retail properties, due to store closures, either government-mandated or voluntary, tenants refusing to pay rent and restrictions on and reduced interest in social gatherings, on which retail properties rely;

●	self-storage properties, which have rental payment streams that are sensitive to increased unemployment and reductions in disposable income available for non-essential expenses, and which payment streams are more commonly subject to interruption because of the short-term nature of self-storage tenant leases;

●	multifamily and manufactured housing community properties, which also have rental payment streams that are sensitive to unemployment and reductions in disposable income, as well as federal, state and local moratoria on eviction proceedings and other mandated tenant forbearance programs;

●	industrial properties, due to restrictions or shutdowns of tenant operations at such properties or as a result of general financial distress of such tenants;

●	office properties, particularly those with significant tenants that operate co-working or office-sharing spaces, due to restrictions on and reduced interest in such spaces, which risk is enhanced by the fact that subtenants of such spaces typically operate under short term leases; and

●	properties with significant tenants with executed leases that are not yet in place and whose leases are conditioned on tenant improvements being completed, the delivery of premises, or the vacancy of a current tenant by a date certain, due to lack of access to the mortgaged property and disruptions in labor and the global supply chain.

With respect to all the property types listed above, the borrowers with respect to mortgage loans secured by such property types may face increased incidence of non-payment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors. Federal, state and local governmental authorities have implemented (and may implement additional) measures designed to provide relief to borrowers and tenants, including moratoria on foreclosure or eviction proceedings and mandated forbearance programs. For example, recent legislation in New York and proposed legislation in California imposes (or would impose) a temporary moratorium on foreclosures and other lender remedies. Any such measures may lead to shortfalls and losses on the certificates.

When evaluating the financial information, occupancy percentages and mortgaged property valuations presented in this prospectus (including certain information set forth in “Summary of

Certificates and VRR Interest”, “Description of the Mortgage Pool—Mortgage Pool Characteristics”, “Description of the Mortgage Pool—Certain Calculations and Definitions”, Annex A-1, Annex A-2 and Annex A-3), investors should take into consideration the dates as of which historical financial information and occupancy percentages are presented and appraisals and property condition reports were conducted and that the underwritten information may not fully reflect the events described in this risk factor or any potential impacts of the ongoing COVID-19 pandemic. Because a pandemic of the scale and scope the COVID-19 pandemic has not occurred in recent history, historical delinquency and loss experience is unlikely to accurately predict the performance of the mortgage loans in the mortgage pool. Investors should expect higher-than-average delinquencies and losses on the mortgage loans. The aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that advances of payments on such mortgage loans are not or would not be recoverable or may not be able to make such advances given the severity of delinquencies (in this transaction or other transactions), which would result in shortfalls and losses on the certificates.

In addition, businesses are adjusting their business plans in response to government actions and new industry practices in order to change how, how many and from where staff members work. Such changes may lead to reduced or modified levels of service, including in the services provided by the master servicer, the special servicer, the certificate administrator and the other parties to this transaction. Such parties’ ability to perform their respective obligations under the transaction documents may be adversely affected by such changes. Furthermore, because the master servicer and special servicer operate according to a servicing standard that is in part based on accepted industry practices, the servicing actions taken by such parties may vary from historical norms to the extent that such accepted industry practices change.

The loss models used by the rating agencies to rate the certificates may not have accounted for the possible economic effects of the COVID-19 pandemic or the borrowers’ ability to make payments on the mortgage loans. There can be no assurances that the NRSROs engaged by the depositor will issue the expected ratings on the closing date (or at all) or that such ratings will not be withdrawn or placed on watch after the closing date. We cannot assure you that declining economic conditions precipitated by COVID-19 and the measures implemented by governments to combat the pandemic will not result in downgrades to the ratings of the certificates.

The mortgage loan sellers will agree to make certain limited representations and warranties with respect to the mortgage loans as set forth on Annex D-1, Annex E-1, Annex F-1 and Annex G-1 hereto; however, absent a breach of such a representation or warranty, no mortgage loan seller will have any obligation to repurchase a mortgage loan with respect to which the related borrower was adversely affected by the COVID-19 pandemic. See also “—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan”.

Tenants may be unable to meet their rent obligations as a result of extended periods of unemployment and business slowdowns and shutdowns. Accordingly, tenants at the mortgaged properties have sought and are expected to continue to seek rent relief at the mortgaged properties, and it would be expected that rent collections and/or occupancy rates may decline. Even as areas of the country reopen, there can be no assurance as to if and when the operations of commercial tenants and the income earning capacity of residential tenants will reach pre-COVID-19 pandemic levels. Tenants that operate as movie theaters and other indoor entertainment venues may continue to be affected by customers’ reluctance to return for a longer period than other types of businesses. Prospective investors should also consider, as the country reopens, the impact that a surge in COVID-19 cases could have on economic conditions.

Although each mortgage loan generally requires the related borrower to maintain business interruption insurance, certain insurance companies have reportedly taken the position that such insurance does not cover closures due to the COVID-19 emergency. In addition, the COVID-19 emergency could adversely affect future availability and coverage of business interruption insurance. Furthermore, it is unclear whether such closures due to COVID-19 will trigger co-tenancy provisions.

Some borrowers may seek forbearance arrangements at some point in the future. We cannot assure you that the borrowers will be able to make debt service payments (including deferred amounts that were previously subject to forbearance) after the expiration of any such forbearance period. Some borrowers may also seek to use funds on deposit in reserve or escrow accounts to make debt service payments, rather than for the explicit purpose set forth in the mortgage loan documents. We cannot assure you that the cash flow at the mortgaged properties will be sufficient for the borrowers to replenish those reserves or escrows, which would then be unavailable for their original intended use.

In addition, you should expect that a number of borrowers may not make timely payment on their mortgage loans at some point during the continuance of the COVID-19 pandemic. In response, the master servicer and the special servicer may implement a range of actions with respect to affected borrowers and the related mortgage loans to forbear or modify the loan terms consistent with the applicable servicer’s customary servicing practices. Such actions may also lead to shortfalls and losses on the certificates.

In addition, servicers have reported an increase in borrower requests as a result of the COVID-19 pandemic. It is likely that the volume of requests will continue to increase as the COVID-19 pandemic progresses. The increased volume of borrower requests and communication may result in delays in the servicers’ ability to respond to such requests and their ability to perform their respective obligations under the related transaction documents.

The borrowers have provided additional information regarding the status of the mortgage loans and mortgaged properties for the top 15 mortgage loans. See Annex A-3 for additional information. We cannot assure you that the information in that section is indicative of future performance or that tenants or borrowers will not seek rent or debt service relief (including forbearance arrangements) or other lease or loan modifications in the future. Such actions may lead to shortfalls and losses on the certificates.

Although the borrowers and certain tenants may have made their debt service and rent payments in May 2021, June 2021 and/or July 2021, we cannot assure you that they will be able to make future payments. While certain mortgage loans may provide for debt service or rent reserves, we cannot assure you that any such reserve will be sufficient to satisfy any or all debt service payments on the affected mortgage loans.

Furthermore, we cannot assure you that future failure to make rent or debt service payments will not trigger cash sweeps or defaults under the mortgage loan documents.

The widespread and cascading effects of the COVID-19 pandemic, including those described above, also heighten many of the other risks described in this “Risk Factors” section, such as those related to timely payments by borrowers and tenants, mortgaged property values and the performance, market value, credit ratings and secondary market liquidity of your certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General.

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. Tenants under certain leases included in the underwritten net cash flow, underwritten net operating income or occupancy may nonetheless be in financial distress. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property. Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

In addition, certain tenants may be part of a chain that is in financial distress as a whole, or the tenant’s parent company may have implemented or expressed an intent to implement a plan to consolidate or reorganize its operations, close a number of stores in the chain, reduce exposure, relocate stores or otherwise reorganize its business to cut costs.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses.

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks.

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks.

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease.

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the

Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure.

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans. See representation and warranty number 8 in Annex D-1, representation and warranty number 7 in Annex E-1 and representation and warranty number 7 in Annex F-1, representation and warranty number 6 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

Early Lease Termination Options May Reduce Cash Flow.

Leases often give tenants the right to terminate the related lease, reduce the amount of space they are leasing, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination or contraction right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks.

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

Certain office tenants at the mortgaged properties may use their leased space to create shared workspaces that they lease to other businesses. Shared workspaces are rented by customers on a short term basis. Short term space users may be more impacted by economic fluctuations compared to traditional long term office leases, which has the potential to impact operating profitability of the company offering the shared space and, in turn, its ability to maintain its lease payments. This may subject the related mortgage loan to increased risk of default and loss.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers,” “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers.

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector.

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants.

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property, and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or if the subject store is not meeting the minimum sales requirement under its lease. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units and new competitive student housing properties, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, student tenants having a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months, and closures of, or ongoing social distancing measures that may be instituted by, colleges and universities due to the COVID-19 pandemic;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year or in certain circumstances less than 30 days in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship generally, numerous counties and municipalities, or state law as applicable in designated counties and municipalities, impose rent control or rent stabilization on apartment buildings. These laws and ordinances generally impose limitations on rent increases, with such increases limited to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property. In addition, prospective investors should assume that these laws and ordinances generally entitle existing tenants at rent-controlled and rent-stabilized units to a lease renewal upon the expiration of their existing lease; entitle certain family members of a tenant the right to a rent stabilized or rent controlled renewal lease notwithstanding the absence of the original tenant upon lease expiration; empower a court or a designated government agency, following a tenant complaint and fact-finding, to order a reduction in rent and impose penalties on the landlord if the tenant’s rights are violated or certain services are not maintained; and, for the purposes of any prohibitions on retaliatory evictions, establish presumptions of landlord retaliation in cases of recent tenant complaints or other prescribed circumstances. These provisions may result in rents that are lower, or operating costs that are higher, than would otherwise be the case, thereby impairing the borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. In addition, changes to such programs may impose additional limits on rent increases that were not contemplated when the related mortgage loans were originated. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses;

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates; and

●	with respect to residential cooperative properties, restrictions on the sale price for which units may be re-sold.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Some counties and municipalities may later impose stricter rent control regulations on apartment buildings. For example, on June 14, 2019, the New York State Senate passed the Housing Stability and Tenant Protection Act of 2019 (the “HSTP Act”), which, among other things, limits the ability of landlords to increase rents in rent stabilized apartments at the time of lease renewal and after a vacancy. The HSTP Act also limits potential rent increases for major capital improvements and for individual apartment improvements. In addition, the HSTP Act permits certain qualified localities in the State of New York to implement the rent stabilization system. In particular, the impact of the HSTP Act on the appraised value of mortgaged real properties located in the City of New York that have significant numbers of rent stabilized units is uncertain.

Moreover, legislative or judicial actions concerning rent-stabilized properties may adversely affect, among other things, existing market rent units and a borrower’s ability to convert rent-stabilized units to market rent units in the future or may give rise to liability in connection with previously converted units, which may adversely impact the net operating income or the appraised value of the property and/or the value of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Self-Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self-storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self-storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self-storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self-storage properties becomes unprofitable, the liquidation value of that self-storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self-storage mortgaged property were readily adaptable to other uses.

Tenants at self-storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self-storage unit. No environmental assessment of a self-storage mortgaged property included an inspection of the contents of the self-storage units at that mortgaged property, and there is no assurance that all of the units included in the self-storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self-storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self-storage properties may derive a material portion of revenue from business activities ancillary to self-storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged property is subject to the risks relating to the property types described in “—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Multifamily Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use properties. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interests if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions, pandemics and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property. With respect to mortgaged properties that operate entertainment venues, the entertainment industry’s brand perception of the mortgaged property’s entertainment venue may have a significant impact on the ability to book talent and sell shows at the property. Any change in perception of entertainment venues by consumers or by the entertainment industry could have a material adverse effect on the net cash flow of the property. Furthermore, because of the unique construction requirements of restaurants, theaters, lounges, bars or nightclubs, the space at those hospitality properties would not easily be converted to other uses.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate. In addition, certain state laws prohibit the assignment of liquor revenues. In such case, the lender may not be able to obtain a security interest in such revenues, which may constitute a material portion of the revenues at the related hospitality property. As a result, the lender may lose its ability to obtain such revenues in a foreclosure in certain scenarios, including if there is bankruptcy of the liquor license holder. In certain cases, the liquor license holder may not be a single purpose entity.

Further, liquor licenses are subject to extensive regulation. A revocation of the liquor license at a hospitality property, particularly a property with significant revenues from nightclubs, casinos, other entertainment venues, restaurants and lounges, could have a material adverse effect on revenues from such property.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

With respect to certain hospitality properties, including hospitality properties that are unflagged, the collateral may include the collateral assignment of the rights of the borrower in certain intellectual property and brand names used in connection with the operation of the properties. The success of the operation of the mortgaged property depends in part on the borrower’s continued ability to use this intellectual property and on adequate protection and enforcement of this intellectual property, as well as related brands, logos and branded merchandise, including to increase brand awareness and further develop the property’s brand. Not all of the trademarks, copyrights, proprietary technology or other intellectual property rights used in the operation of such a mortgaged property may have been registered, and some of these trademarks and other intellectual property rights may never be registered. Despite the borrower’s efforts to protect their proprietary rights, third parties may infringe or otherwise violate such intellectual property rights, and use information that the borrower regards as proprietary, and the borrower’s rights may be invalidated or rendered unenforceable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise or hotel management company agreement or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, replacement franchises and/or hotel property managers may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor and/or hotel property managers. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and the property management agreements is restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as-is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders and the RR Interest Owner to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining mortgage loans may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Remaining Term to Maturity/ARD in (Mos.)” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, retail, multifamily, industrial, self storage, mixed use and leased fee properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in New York, Florida, California, New Jersey, Illinois and Arizona. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property that any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will not be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders and the RR Interest Owner.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 43 in Annex D-1, representation and warranty number 41 in Annex E-1, representation and warranty number 41 in Anne F-1 and representation and warranty number 40 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively, for additional information.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes”, “—Goldman Sachs Mortgage Company—Goldman

Originator’s Underwriting Guidelines and Process”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents. In addition, for certain mortgaged properties, the borrower sponsors may currently plan to undertake elective renovations in the future. We cannot assure you that sufficient funds will be available to the related borrower sponsor to undertake such elective renovations.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the retail properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also

Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Mortgaged properties may have other specialty use tenants, such as retail banks, medical and dental offices, gas and/or service stations, car washes, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Retail bank branches are specialty use tenants that are often outfitted with vaults, teller counters and other customary installations and equipment that may have required significant capital expenditures to install. The ability to lease these types of properties may be difficult due to the added cost and time to retrofitting the property to allow for other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties. See also representation and warranty number 36 in Annex D-1, representation and warranty number 35 in Annex E-1, representation and warranty number 35 in Annex F-1 and representation and warranty number 34 in Annex G-1.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 43 in Annex D-1 and representation and warranty number 41 in Annex E-1 and the identified exceptions to those representations and warranties in Annex D-2 and Annex E-2, respectively.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders and the RR Interest Owner.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

The National Flood Insurance Program’s (“NFIP”) is scheduled to expire on September 30, 2021.  We cannot assure you if or when NFIP will be reauthorized. If NFIP is not reauthorized, it could have an adverse effect on the value of properties in flood zones or their ability to repair or rebuild after flood damage.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty number 18 in Annex D-1, representation and warranty number 17 in Annex E-1, representation and warranty number 17 in Annex F-1 and representation and warranty number 16 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002 (as amended, “TRIPRA”), establishing the “Terrorism Insurance Program.” The Terrorism Insurance Program has since been extended and reauthorized a few times. Most recently, it was reauthorized on December 20, 2019 for a period of seven years through December 31, 2027 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2019.

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 80% of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $200 million. The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2027, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Fifteen Mortgage Loans” for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans and representation and warranty number 31 in Annex D-1, representation and warranty number 30 in Annex E-1, representation and warranty number 30 in Annex F-1 and representation and warranty number 29 in Annex G-1, and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” in this prospectus.

Limited Information Causes Uncertainty

Historical Information.

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three (3) calendar years, to the extent available.

Ongoing Information.

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. For example, as described under “—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”, the assumptions and projections used to prepare underwritten information for the mortgage pool do not reflect any potential impacts of the COVID-19 pandemic. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders or the RR Interest Owner until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders and the RR Interest Owner. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders and the RR Interest Owner. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

Due to the COVID-19 pandemic, the aggregate number and size of delinquent loans in a given collection period may be significant, and the master servicer may determine that advances of payments on such mortgage loans are not or would not be recoverable or may not be able to make such advances given the severity of delinquencies (in this transaction or other transactions), which would result in shortfalls and losses on the certificates. See also “—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsor and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—Exceptions”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes” and “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”, “—JPMorgan Chase Bank, National Association—Review of JPMCB Mortgage Loans”, “—Citi Real Estate Funding Inc.—Review of CREFI Mortgage Loans”, “—German American Capital Corporation—Review of GACC Mortgage Loans” and “—Goldman Sachs Mortgage Company—Review of GSMC Mortgage Loans”.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect “as-is” values or values other than “as-is”. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect certain other than “as-is” values) as a result of the satisfaction of the related conditions or assumptions unless otherwise specified), which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” values and values other than “as-is”, we cannot assure you that those assumptions are or will be accurate or that any values other than “as-is” will be the value of the related mortgaged property at any indicated stabilization date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”, “—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—Exceptions”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes” and “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single purpose entity” and thus may have liabilities arising from events prior to becoming a single purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership”.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership”. See “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”, “—Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your

Investment” and “—The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property”.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders and the RR Interest Owner if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In certain cases, a mortgaged property securing one of the mortgage loans may have previously secured another loan that had been in default.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations”. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the borrower sponsor. See “Description of the Mortgage Pool—Additional Indebtedness—Other Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders and the RR Interest Owner as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. In particular, with respect to properties that are master leased, state law may provide that the lender will not have a perfected security interest in the underlying rents (even if covered by an assignment of leases and rents), unless there is also a mortgage on the master tenant’s leasehold interest. Such a mortgage is not typically obtained. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, and, in the case of certain ARD loans with mezzanine debt, mezzanine debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the related mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class S certificates and the VRR Interest, which are not offered by this prospectus. The payment of mezzanine debt service from excess cash flow, if applicable, will reduce the excess cash flow available to pay the ARD mortgage loan beyond scheduled principal payments (if any). See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

For example, Florida statutes render unenforceable provisions that allow for acceleration and other unilateral modifications solely as a result of a property owner entering into an agreement for a property-assessed clean energy (“PACE”) financing. Consequently, given that certain remedies in connection therewith are not enforceable in Florida, we cannot assure you that any borrower owning assets in Florida will not obtain PACE financing notwithstanding any prohibition on such financing set forth in the related mortgage loan documents. See “Certain Legal Aspects of Mortgage Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower presently to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or anticipated repayment date.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Office Properties Have Special Risks” and “—Retail Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted loans, the pooling and servicing agreement permits the special servicer (and the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 36 in Annex D-1, representation and warranty number 35 in Annex E-1, representation and warranty number 35 in Annex F-1 and representations and warranty number 34 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

Except as noted in “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee and Leasehold Estates; Ground Leases” in this prospectus, each of the ground leases (other than in the case of the Watermark Tempe mortgaged property (2.4%) and the Dreamland Shopping Center mortgaged property (1.5%)) has a term that extends at least 20 years beyond the maturity date of the mortgage loan (or at least 10 years beyond the maturity date of a mortgage loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed in Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Relating to Delaware Statutory Trusts

Certain of the mortgage loans included in the issuing entity have borrowers that each own the related mortgaged properties as a Delaware statutory trust. A Delaware statutory trust is restricted in its ability to actively operate a property. Accordingly, in certain cases the related borrower has master leased the property to a newly formed, single-purpose entity that is affiliated with the signatory trustee or manager for the related borrower. In such cases, the master lease has been either subordinated to the related mortgage loan documents or the master lessee has joined with the related borrower in the related mortgage in order to pledge its interest in the related mortgaged property and master lease. In the case of a mortgaged property that is owned by a Delaware statutory trust, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property.

Risks Relating to Shari’ah Compliant Loans

Certain of the mortgage loans may be structured to comply with Islamic law (Shari’ah). The related borrower holds the fee interest in the mortgaged property, and has master leased the related mortgaged property to a master lessee, which is indirectly owned in part by certain investors of the Islamic faith. The rent payable pursuant to the applicable master lease is intended to cover the debt service payments required under the related mortgage loan, as well as reserve payments and any other sums due under the mortgage loan. By its terms, the master lease is expressly subordinate to the related mortgage loan.

There is a risk that in a bankruptcy case of a master lessee, the master lease could be recharacterized as a financing lease in connection with an acquisition of the mortgaged property by the master lessee. If such recharacterization occurred, the master lessee could be deemed to own the fee interest in the related mortgaged property and the master lease would be viewed as a loan. In Shari’ah compliant mortgage loans, the master lessee typically does not grant a leasehold mortgage to the lender. Therefore, there is a risk that if the master lease were recharacterized as a financing lease, the lender could lose its mortgage on the property. To mitigate the effect of such recharacterization, (i) each master lessee has been formed and is obligated to continue as a single purpose entity, (ii) a bankruptcy by a master lessee is a “bad act” that would trigger guarantor liability under the recourse carveout guaranty for the related mortgage loan, (iii) the master lease is expressly subordinate to the related mortgage loan, and (iv) title insurance was obtained insuring that the related borrower is the fee owner of the related mortgaged property.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of JPMorgan Chase Bank, National Association, one of the sponsors and one of the originators, and of J.P. Morgan Securities LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization, and they may have other financing arrangements with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, including, without limitation, making loans or having other financing arrangements secured by indirect ownership interests in the mortgage loan borrowers not otherwise prohibited by the terms of the mortgage loan documents. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, JPMorgan Chase Bank, National Association and Citi Real Estate Funding Inc. are each expected to hold a portion of the VRR Interest as described in “Credit Risk Retention”, and are (or are affiliated with the entities) expected to be appointed as the initial risk retention consultation parties. Each risk retention consultation party may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow any such recommendations or take directions from any risk retention consultation party and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents. The risk retention consultation parties and the VRR Interest Owners by whom they are appointed may have interests that are in conflict with those of certain other certificateholders, in particular if any risk retention consultation party or such VRR interest owner holds companion loan securities, or has financial interests in or other financial dealings (as a lender or otherwise) with, a borrower or an affiliate of a borrower under any of the mortgage loans. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is a risk retention consultation party or VRR interest owner by whom such risk retention consultation party (any such mortgage loan referred to in this context as an “excluded loan” as to such risk retention consultation party), then such risk retention consultation party will not have consultation rights solely with respect to any such excluded loan. See “Credit Risk Retention”.

In addition, for so long as any of JPMorgan Chase Bank, National Association and Citi Real Estate Funding Inc. (or its majority-owned affiliate) (in each case as a holder of the VRR Interest or a risk retention consultation party) is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will forego access to any “conflicted information” solely relating to such excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding such restriction, there can be no assurance that any of JPMorgan Chase Bank, National Association and Citi Real Estate Funding Inc. (in each case as a holder of the VRR Interest or a risk retention consultation party) will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers

The servicing of the Watermark Tempe whole loan, the Huntsville Office Portfolio whole loan and the 2 Washington whole loan, each a servicing shift whole loan, is expected to be governed by the pooling and servicing agreement for this securitization only temporarily, until the applicable servicing shift securitization date. At that time, the servicing and administration of the related servicing shift whole loan will shift to the related master servicer and related special servicer under the related servicing shift pooling and servicing agreement and will be governed exclusively by the related servicing shift pooling and servicing agreement and the related intercreditor agreement. Neither the closing date of such securitization nor the identities of such servicing shift master servicer or servicing shift special servicer have been determined. In addition, the provisions of the related servicing shift pooling and servicing agreement have not yet been determined. Prospective investors should be aware that they will not have any control over the identity of the related servicing shift master servicer or servicing shift special servicer, nor will they have any assurance as to the particular terms of the related servicing shift pooling and servicing agreement except to the extent of compliance with the requirements of the related intercreditor agreement. Moreover, the directing certificateholder for this securitization will not have any consent or consultation rights with respect to the servicing of a servicing shift whole loan other than those limited consent and consultation rights as are provided in the related intercreditor agreement, and the holder of the related controlling companion loan or the controlling party in the related securitization of such controlling companion loan or such other party specified in the related intercreditor agreement may have rights similar to, or more expansive than, those granted to the directing certificateholder in this transaction. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. Each expected VRR interest owner and the parties expected to be designated to consult with the special servicer on their behalf as the risk retention consultation parties are each an Underwriter Entity. We cannot assure you that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of any class of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and JPMorgan Chase Bank, National Association, a sponsor, an originator, the expected holder of a portion of the VRR Interest and an initial risk retention consultation party. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of Citi Real Estate Funding Inc., a sponsor, an originator, the expected holder of a portion of the VRR Interest, an initial risk retention consultation party and the holder of Pari Passu Companion Loans with respect to the Huntsville Office Portfolio Whole Loan and the ExchangeRight Net Leased Portfolio #48 Whole Loan. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of German American Capital Corporation, a sponsor, DBR Investments Co. Limited, an originator, the holder of Pari Passu Companion Loans with respect to the One SoHo Square Whole Loan, the Watermark Tempe Whole Loan, the Huntsville Office Portfolio Whole Loan and the 2 Washington Whole Loan and a 100% equity participation interest in the U-Haul Sac 22 Mortgage Loan and Deutsche Bank AG, New York Branch, an originator. Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of Goldman Sachs Mortgage Company, a sponsor, and Goldman Sachs Bank USA, an originator, the holder of Pari Passu Companion Loans with respect to One SoHo Square Whole Loan, the College Point Whole Loan and The Domain Whole Loan. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans also provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard, which is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it is a borrower party with respect to a mortgage loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence and continuance of a control termination event under the pooling and servicing agreement, the controlling class certificateholders or the directing certificateholder on their behalf will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use reasonable efforts to select the related excluded special servicer. See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the Benchmark 2021-B28 non-offered certificates or the RR Interest Owner, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

Eightfold Real Estate Capital Fund V, L.P. (or an affiliate) is expected to be designated as the initial directing certificateholder under the pooling and servicing agreement (other than with respect to any non-serviced mortgage loan and any excluded loan), and Midland Loan Services, a Division of PNC Bank, National Association, is expected to act as the special servicer. The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial operating advisor with respect to all of the mortgage loans (other than any non-serviced mortgage loans). See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the risk retention consultation parties or the directing certificateholder, collateral property owners and their vendors or affiliates of any of those parties. These relationships may continue in the future. In the normal course of its business, Pentalpha Surveillance LLC and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future, and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, and compete with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. Consequently, personnel of Pentalpha Surveillance LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. As a result of the activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may have interests that are in conflict with those of certificateholders and the RR Interest Owner if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company, has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, the risk retention consultation parties or affiliates of any of those parties. These relationships may continue in the future. Each of these relationships, to the extent they exist, may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may have duties with respect to existing and new commercial and multifamily mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, and compete with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. Consequently, personnel of the asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. As a result of the activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity.

In addition, the asset representations reviewer and its affiliates may have interests that are in conflict with those of certificateholders and the RR Interest Owner if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent of a borrower or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that Eightfold Real Estate Capital Fund V, L.P. (or an affiliate) will be the initial directing certificateholder (other than with respect to any non-serviced mortgage loan, any servicing shift mortgage loan and any applicable excluded loan). The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and other than with respect to any excluded mortgage loan and any servicing shift mortgage loan), take actions with respect to the specially serviced loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder (other than with respect to any non-serviced mortgage loan or any applicable excluded loan) will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any excluded loan, any non-serviced mortgage loan and any servicing shift mortgage loan) or the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans may direct the special servicer or the special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates.

Set forth below is the identity of the initial directing certificateholder (or equivalent controlling entity) for each whole loan, the expected securitization trust holding the controlling note in such whole loan and the trust and servicing agreement or pooling and servicing agreement, as applicable, under which it is expected to be serviced.

Whole Loan	Servicing Agreement(1)	Controlling Noteholder	Initial Directing Party(2)
One SoHo Square	SOHO 2021-SOHO	SOHO 2021-SOHO	KKR Real Estate Stabilized Credit Partners L.P.
College Point	Benchmark 2021-B28	Benchmark 2021-B28	Eightfold Real Estate Capital Fund V, L.P.
Watermark Tempe	Benchmark 2021-B28(4)	DBR Investments Co. Limited	DBR Investments Co. Limited(3)
Huntsville Office Portfolio	Benchmark 2021-B28(4)	Citi Real Estate Funding Inc.	Citi Real Estate Funding Inc.(3)
Woodbridge Corporate Plaza Leased Fee	Benchmark 2021-B28	Benchmark 2021-B28	Eightfold Real Estate Capital Fund V, L.P.
ExchangeRight Net Leased Portfolio #48	Benchmark 2021-B28	Benchmark 2021-B28	Eightfold Real Estate Capital Fund V, L.P.
2 Washington	Benchmark 2021-B28(4)	DBR Investments Co. Limited	DBR Investments Co. Limited(3)
Colonnade Corporate Center	Benchmark 2021-B27	Benchmark 2021-B27	KKR Real Estate Credit Opportunity Partners II L.P.
4500 Academy Road Distribution Center	Benchmark 2021-B27	Benchmark 2021-B27	KKR Real Estate Credit Opportunity Partners II L.P.
The Domain	BANK 2021-BNK35	BANK 2021-BNK35	Ellington Management Group, LLC

(1)	The identification of a “Servicing Agreement” above indicates that we have identified a securitization trust that has closed or priced or as to which a preliminary prospectus or final prospectus has printed and that has included, or is expected to include, the related controlling note for such whole loan.

(2)	The entity with the heading “Initial Directing Party” above reflects the initial party entitled to exercise control and consultation rights with respect to the related mortgage loan until such party’s rights are terminated pursuant to the related pooling and servicing agreement or intercreditor agreement, as applicable.

(3)	The servicing of each servicing shift whole loan will be transferred on the related servicing shift securitization date. The initial controlling noteholder of each servicing shift whole loan will be the holder of the related controlling companion loan. After the related servicing shift securitization date, the controlling noteholder of the related servicing shift whole loan is expected to be the related controlling class representative or directing certificateholder (or equivalent entity) under such securitization.

The special servicer, upon consultation with a serviced companion loan holder or its representative (or, with respect to any servicing shift whole loan prior to the related servicing shift securitization date, at the direction of the holder of the related controlling companion loan), may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates or the RR interest, to the extent described under “Description of the Mortgage Pool—The

Whole Loans”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates or the RR interest, and they may have interests in conflict with those of the certificateholders and the RR Interest Owner. As a result, it is possible that a serviced companion loan holder may advise or, in the case of a controlling note holder of a servicing shift whole loan prior to the related servicing shift securitization date, direct the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates or the interests of the RR Interest Owner. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any excluded loan and any servicing shift mortgage loan). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”. Notwithstanding the foregoing, with respect to a servicing shift whole loan, prior to the applicable servicing shift securitization date, the special servicer may be replaced by the holder of the related controlling companion loan at any time, for cause or without cause.

Similarly, with respect to each non-serviced mortgage loan, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder (or, after the applicable servicing shift securitization date, the securitization trust for the related controlling companion loan) has certain consent and/or consultation rights with respect to a non-serviced mortgage loan under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The controlling noteholder, the directing certificateholder and its affiliates (and the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans and their respective affiliates) may have interests that are in conflict with those of certain certificateholders and the RR Interest Owner, especially if the applicable controlling noteholder, directing certificateholder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to herein as an “excluded loan”), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any excluded information solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”. Each of these relationships may create a conflict of interest.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing certificateholder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with the serviced whole loan, the serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that the serviced companion loan holder may advise the special servicer to take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in the Class X-F, Class X-G, Class X-NR, Class F, Class G, Class NR and Class S certificates, which is referred to in this prospectus as the “B-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform certain due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity. In addition, the B-piece buyer was given the opportunity to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the B-piece buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-piece buyer or that the final pool as influenced by the B-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the B-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-piece buyer but that does not benefit other investors. In addition the B-piece buyer may enter into hedging arrangements and certain other transactions or otherwise have business objectives that could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-piece buyer’s acceptance of a mortgage loan. The B-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

The B-piece buyer is expected to appoint Eightfold Real Estate Capital Fund V, L.P. (or its affiliate) as the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the trust and servicing agreements or pooling and servicing agreements, as applicable, governing the servicing of such non-serviced whole loans and the related intercreditor agreements. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loan”.

Because the incentives and actions of the B-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder exercising control rights over that whole loan (or, with respect to a servicing shift whole loan, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder under the pooling and servicing agreement for this securitization or under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans, or against any other parties (including, with respect to a servicing shift whole loan, the holder of the related controlling companion loan) for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

EU Securitization Regulation and UK Securitization Regulation Due Diligence Requirements

Investors should be aware, and in some cases are required to be aware, of the investor diligence requirements that apply in the EU (the “EU Due Diligence Requirements”) under the EU Securitization Regulation, and in the UK (the “UK Due Diligence Requirements”) under the UK Securitization Regulation, in addition to any other regulatory requirements that are (or may become) applicable to them and/or with respect to their investment in the certificates.

The EU Due Diligence Requirements apply to “institutional investors” (as defined in the EU Securitization Regulation), being (subject to certain conditions and exceptions) (a) institutions for occupational retirement provision; (b) credit institutions (as defined in Regulation (EU) No 575/2013, as amended (the “CRR”)); (c) alternative investment fund managers who manage and/or market alternative investment funds in the EU; (d) investment firms (as defined in the CRR); (e) insurance and reinsurance undertakings; and (f) management companies of UCITS funds (or internally managed UCITS); and the EU Due Diligence Requirements apply also to certain consolidated affiliates of such credit institutions and investment firms. Each such institutional investor and each relevant affiliate is referred to herein as an “EU Institutional Investor.”

The UK Due Diligence Requirements apply to “institutional investors” (as defined in the UK Securitization Regulation) being (subject to certain conditions and exceptions): (a) insurance undertakings and reinsurance undertakings as defined in the FSMA; (b) occupational pension schemes as defined in the Pension Schemes Act 1993 that have their main administration in the UK, and certain fund managers of such schemes; (c) AIFMs as defined in the Alternative Investment Fund Managers Regulations 2013 which market or manage alternative investment funds in the UK; (d) UCITS as defined in the FSMA, which are authorized open ended investment companies as defined in the FSMA, and management companies as defined in the FSMA; and (e) CRR firms as defined in Regulation (EU) No 575/2013 as it forms part of UK domestic law by virtue of the EUWA; and the UK Due Diligence Requirements apply also to certain consolidated affiliates of such CRR firms. Each such institutional investor and each relevant affiliate is referred to herein as a “UK Institutional Investor.”

EU Institutional Investors and UK Institutional Investors are referred to together as “Institutional Investors.” The EU Securitization Regulation and the UK Securitization Regulation are each a “Securitization Regulation,” the EU Due Diligence Requirements and the UK Due Diligence Requirements are each “Due Diligence Requirements”, and a reference to the “applicable Securitization Regulation” or “applicable Due Diligence Requirements” means, in relation to an Institutional Investor, as the case may be, the Securitization Regulation or the Due Diligence Requirements to which such Institutional Investor is subject. In addition, for the purpose of the following paragraph, a reference to a “third country” means (i) in respect of an EU Institutional Investor and the EU Securitization Regulation, a country other than an EU member state, or (ii) in respect of a UK Institutional Investor and the UK Securitization Regulation, a country other than the UK.

The applicable Due Diligence Requirements restrict an Institutional Investor from investing in a securitization unless:

(a)	in each case, it has verified that the originator, sponsor or original lender will retain, on an ongoing basis, a material net economic interest of not less than five per cent. in the securitization, determined in accordance with Article 6 of the applicable Securitization Regulation, and the risk retention is disclosed to the Institutional Investor (the “Risk Retention Requirements”);

(b)	in the case of an EU Institutional Investor, it has verified that the originator, sponsor or securitization special purpose entity has, where applicable, made available the information required by Article 7 of the EU Securitization Regulation in accordance with the frequency and modalities provided for thereunder;

(c)	in the case of a UK Institutional Investor, it has verified that the originator, sponsor or securitization special purpose entity:

(i)	if established in the UK has, where applicable, made available the information required by Article 7 of the UK Securitization Regulation in accordance with the frequency and modalities provided for thereunder; and

(ii)	if established in a third country has, where applicable, made available information which is substantially the same as that which it would have made available under Article 7 of the UK Securitization Regulation if it had been established in the UK, and has done so with such frequency and modalities as are substantially the same as those with which it would have made information available if it had been established in the UK; and

(d)	in each case, it has verified that, where the originator or original lender either (i) is not a credit institution or an investment firm (each as defined in the applicable Securitization Regulation) or (ii) is established in a third country, the originator or original lender grants all the credits giving rise to the underlying exposures on the basis of sound and well-defined criteria and clearly established processes for approving, amending, renewing and financing those credits and has effective systems in place to apply those criteria and processes in order to ensure that credit-granting is based on a thorough assessment of the obligor’s creditworthiness.

The applicable Due Diligence Requirements further require that an Institutional Investor carry out a due diligence assessment which enables it to assess the risks involved prior to investing, including but not limited to the risk characteristics of the individual investment position and the underlying assets and all the structural features of the securitization that can materially impact the performance of the investment. In addition, pursuant to the applicable Securitization Regulation, while holding an exposure to a securitization, an Institutional Investor is subject to various monitoring obligations in relation to such exposure, including but not limited to: (i) establishing appropriate written procedures to monitor compliance with the due diligence requirements and the performance of the investment and of the underlying assets; (ii) performing stress tests on the cash flows and collateral values supporting the underlying assets; (iii) ensuring internal reporting to its management body; and (iv) being able to demonstrate to its competent authorities, upon request, that it has a comprehensive and thorough understanding of the investment and underlying assets and that it has implemented written policies and procedures for the risk management and as otherwise required by the applicable Securitization Regulation.

Failure on the part of an Institutional Investor to comply with the applicable Due Diligence Requirements may result in various penalties including, in the case of those Institutional Investors subject to regulatory capital requirements, the imposition of a punitive capital charge in respect of the investment in the securitization acquired by the relevant investor. Aspects of the Due Diligence Requirements and what is or will be required to demonstrate compliance to national regulators remain unclear.

Prospective investors should make themselves aware of the applicable Due Diligence Requirements (and any corresponding implementing rules of their regulator), where applicable to them, in addition to any other applicable regulatory requirements with respect to their investment in the certificates.

None of the sponsors, the depositor, the issuing entity, the underwriters nor any other party to the transaction described in this prospectus intends to retain a material net economic interest in the securitization constituted by the issuance of the certificates, or take any other action, in a manner prescribed by the EU Securitization Regulation or the UK Securitization Regulation. In addition, no such person undertakes to take any other action that may be required by any Institutional Investor for the purposes of its compliance with any applicable Due Diligence Requirements and no such person assumes (i) any obligation to so retain or take any such other action or (ii) any liability whatsoever in connection with any certificateholder’s non-compliance with any applicable Due Diligence Requirements. Consequently, the certificates are not a suitable investment for Institutional Investors. As a result, a certificateholder’s ability to transfer its certificates, or the price it may receive upon its sale of certificates, may be adversely affected.

Consequently, the offered certificates may not be a suitable investment for any Institutional Investor; and this may, amongst other things, have a negative impact on the value and liquidity of the offered certificates, and otherwise affect the secondary market for the offered certificates.

Prospective investors and certificateholders are responsible for analyzing their own legal and regulatory position; and are encouraged (where relevant) to consult their own legal, accounting and other advisors and/or any relevant regulator or other authority regarding the suitability of the offered certificates for investment, and, in particular, the scope and applicability of the Due Diligence Requirements and their compliance with any applicable Due Diligence Requirements.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder or RR interest owner may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the related mortgage assets. Actual losses may, however, exceed the assumed levels. If actual losses on the related mortgage assets exceed the assumed levels, you may be required to bear the additional losses.

We make no representation as to the suitability of any criteria established by the Rating Agencies or any other NRSROs, nor can we assure you that the criteria established by a Rating Agency or any other NRSROs will be followed in all circumstances (including, in each case, with respect to the Certificates) or that they will be applied consistently across all securities analyzed by such Rating Agency or any other NRSROs. Any change in a Rating Agency’s criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any securities rated by such rating Agency or any other NRSROs (including any Class of Certificates), despite the fact that such securities (or such Class) might still be fully performing pursuant to the terms of the related securitization documents. We cannot assure you that any such downgrade, withdrawal or qualification of any rating assigned to any securities (including any Class of Certificates) will not adversely affect the market value of those Certificates whose ratings have not been subject to such downgrade, withdrawal or qualification.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to five nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected such nationally recognized statistical rating organization to rate those other classes of rated certificates not rated by them, their ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action.  The Securities and Exchange Commission may also take other types of enforcement actions against any or all of such rating agencies.  For example, Kroll Bond Rating Agency, LLC agreed to pay $1.25 million to the Securities and Exchange Commission to settle allegations that the company allowed analysts to make adjustments to the estimated impact of loan defaults on cash flows for commercial mortgage-backed securities, that such adjustments “had material effects on the final ratings but did not require any analytical method for determining when and how those adjustments should be made”, and that the company’s internal controls “failed to prevent or detect the ambiguity”.   Any such determination or other enforcement action may have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates.

On September 29, 2020, a settlement was reached between Kroll Bond Rating Agency, LLC and the Securities and Exchange Commission in connection with an investigation into the policies and procedures deployed by Kroll Bond Rating Agency, LLC to establish, maintain, enforce and document an effective internal control structure governing the implementation of and adherence to policies, procedures, and methodologies for determining credit ratings for conduit/fusion commercial mortgage-backed securities in accordance with Section 15E(c)(3)(A) of the Exchange Act. The Securities and Exchange Commission found that Kroll Bond Rating Agency, LLC’s internal controls relating to its rating of conduit/fusion commercial mortgage-backed securities had deficiencies that resulted in material weaknesses in its internal control structure. Under the settlement, Kroll Bond Rating Agency, LLC, without admitting or denying the findings of the Securities and Exchange Commission, agreed (a) to pay a civil penalty of $1.25 million, (b) to undertake, among other things, a review of the application of its internal processes, policies and procedures regarding the implementation of and adherence to procedures and methodologies for determining credit ratings, and (c) to take the necessary actions to ensure that such internal processes, policies and procedures accurately reflect the strictures of Section 15E(c)(3)(A) of the Exchange Act. Any change in Kroll Bond Rating Agency, LLC’s rating criteria or methodology could result in a downgrade, withdrawal or qualification of any rating assigned to any class of certificates, despite the fact that such class might still be performing fully to the specifications described in this prospectus and set forth in the pooling and servicing agreement.

To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Conflicts of interest may arise for the rating agencies and other nationally recognized statistical rating organizations because sponsors, depositors, issuers and other arrangers of CMBS and other securities transactions (including the mortgage loan sellers, the depositor, the issuing entity, the borrowers and/or their affiliates) engage and pay fees to such rating agencies to assign and/or maintain their ratings for such securities, and because arrangers of such transactions are a source of repeat business for rating agencies. You should consider such potential conflicts when evaluating the relative importance of the rating assigned by a rating agency to your investment decision with respect to any class of certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General.

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your principal balance certificates may adversely affect your yield. In general, if you buy a certificate at a premium or any of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G or Class X-NR certificates, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium or any of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G or Class X-NR certificates might not fully recover their initial investment. Conversely, if you buy a certificate at a discount (other than any of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G or Class X-NR certificates) and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your principal balance certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the principal balance certificates will depend on the terms of the principal balance certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield.

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted loans will affect the weighted average lives of your principal balance certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted loans, your principal balance certificates may have a shorter weighted average life.

Delays in liquidations of defaulted loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity and there is a risk that a number of those mortgage loans may default at maturity, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders and the RR Interest Owner. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts, namely, Class X-A and Class X-B certificates, will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5, Class A-SB and Class A-S certificates
Class X-B	Class B and Class C certificates

In particular, the Class X-A certificates (and to a lesser extent, the Class X-B certificates) will be sensitive to prepayments on the mortgage loans because the prepayments will have the effect of reducing the notional amount of the Class X-A certificates first. A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A certificates, then the Class X-B certificates. Investors in the Class X-A and then the Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved, and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1 and Class A-5 certificates were outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves.

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield.

If losses on the mortgage loans allocated to the non-VRR certificates exceed the aggregate certificate balance of the classes of principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and the RR interest will result in a reduction of the certificate balance (or notional amount) of one or more classes of non-VRR certificates and the interest balance of the VRR Interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the non-VRR balance certificates and the VRR interest, pro rata based on their respective percentage allocation entitlement as described in this prospectus, on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class S and Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the non-VRR Certificates, first the Class NR certificates, then the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then pro rata, the Class A-SB, Class A-5, Class A-4A1, Class A-4, Class A-3, Class A-2 and Class A-1 certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5, Class A-SB or Class A-S certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates. A reduction in the certificate balance of the Class B or Class C certificates will result in a corresponding reduction in the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination.

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric Class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans that are allocated to the non-VRR certificates will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G or Class X-NR certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”.

As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights.

Except as described in this prospectus, you and other certificateholders and the RR Interest Owner generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder or the risk retention consultation parties under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect to a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loans.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any excluded special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information—Certificate Administrator Reports”.

The Rights of the Directing Certificateholder, the Risk Retention Consultation Parties and the Operating Advisor Could Adversely Affect Your Investment.

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan, any excluded loan and any servicing shift mortgage loan) and the right to replace the special servicer with or without cause (other than with respect to any excluded loan and any servicing shift mortgage loan, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of cumulative appraisal reductions and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the directing certificateholder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

In addition, the risk retention consultation parties will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than any non-serviced mortgage loan and any applicable excluded loan. See “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights and the risk retention consultation parties have consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder and the risk retention consultation parties, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder of the related securitization trust holding the controlling note for the non-serviced whole loans, as applicable, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect a non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to a servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of each non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to each non-serviced whole loan (and any servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the Special Servicer if a consultation termination event has occurred and is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for each non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related mortgage loan documents, it is possible that the directing certificateholder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder, the risk retention consultation parties and the directing certificateholder (if any) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)     may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)     may act solely in its interests or the interests of the holders of the controlling class or the VRR Interest Owners, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan);

(iii)     does not have any duties to the holders of any class of certificates other than the controlling class or the VRR Interest Owners, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan);

(iv)     may take actions that favor its interests or the interests of the holders of the controlling class or the VRR Interest Owners, as applicable (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates; and

(v)     will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder, any risk retention consultation party or the directing certificateholder (if any) under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, for so long as a control termination event is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan). Further, for so long as a control termination event is continuing, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor ” and “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and the RR Interest Owner and, with respect to any serviced whole loan, for the benefit of the holders of any related companion loan (as a collective whole as if the certificateholders, the RR Interest Owner and companion loan holders constituted a single lender and taking into account the pari passu or subordinate nature of any such related companion loan). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in any one or more classes of certificates. With respect to any non-serviced mortgage loan, any operating advisor appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer.

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause at any time so long as no control termination event has occurred and is continuing and other than in respect of any excluded loan or servicing shift whole loan as described in this prospectus. After the occurrence and during continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders holding at least 50% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or equivalent entity) and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Special Servicer Appointment Rights” and “—The Non-Serviced AB Whole Loan—The One SoHo Square Whole Loan—Special Servicer Appointment Rights”.

Additionally, with respect to any servicing shift whole loan, prior to the related servicing shift securitization date, the holder of the related controlling companion loan will have the right to terminate and replace the special servicer (solely with respect to such servicing shift whole loan) with or without cause at any time. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—Special Servicer Appointment Rights” and “—The Non-Serviced Pari Passu Whole Loans—Special Servicer Appointment Rights”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to each non-serviced mortgage loan. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment.

The holders of a pari passu companion loan relating to a serviced mortgage loan will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Any such consultation by the holder of a pari passu companion loan is non-binding. We cannot assure you that the exercise of consultation or consent rights of a companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any mortgage loan that is subject to one or more subordinate companion loans, the holders of such companion loan(s) will generally have the right under limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of a “control period” or a “control termination event” applicable to such subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to mortgage loans that have mezzanine debt or permit mezzanine debt in the future, the related mezzanine lender generally will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and, under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and
“—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted loan for a purchase price generally equal to the outstanding principal balance of the related defaulted loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the co-lender agreement or intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of a non-serviced mortgage loan, however, the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan (or the holder of the related controlling companion loan), will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan. The interests of the securitization trust holding the controlling note (or the holder of the related controlling companion loan) may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or equivalent entity) of such securitization trust (or the holder of the related controlling companion loan) may direct or advise the special servicer for the related securitization trust to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loan” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates or the RR Interest Owner;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder or RR interest owner may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer (and any sub-servicer, if applicable) will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted loan current or in maximizing proceeds to the issuing entity, the special servicer (and any sub-servicer, if applicable) will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer (or any sub-servicer) in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates or the RR interest. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates and the RR interest.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except JPMorgan Chase Bank, National Association, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors or, notwithstanding the existence of any guarantee, the related guarantor, will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Even if a legal action were brought successfully against the defaulting sponsor, we cannot assure you that the sponsor would, at that time, own or possess sufficient assets to make the required repurchase or to substitute any mortgage loan or make any payment to fully compensate the issuing entity for such material defect or material breach in all respects. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. In particular, in the case of a non-serviced mortgage loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan(s), the asset representations reviewer under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan(s) concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

In addition, with respect to the One SoHo Square mortgage loan (9.8%), which is comprised of promissory notes contributed to this securitization by Goldman Sachs Mortgage Company and German American Capital Corporation, each such mortgage loan seller will be obligated to take the above remedial actions as a result of a breach of any representation or warranty or any document defect only with respect to the related promissory notes sold by it to the depositor as if the notes contributed by each such mortgage loan seller and evidencing such mortgage loan was a separate mortgage loan. Accordingly, it is possible that, under certain circumstances, only one of Goldman Sachs Mortgage Company and German American Capital Corporation will repurchase, or otherwise comply with any remedial obligations with respect to, its interest in such mortgage loan if there is a breach of any representation or warranty of or any document defect.

In addition, with respect to the Huntsville Office Portfolio mortgage loan (2.2%), which is comprised of promissory notes contributed to this securitization by Citi Real Estate Funding Inc. and German American Capital Corporation, each such mortgage loan seller will be obligated to take the above remedial actions as a result of a breach of any representation or warranty or any document defect only with respect to the related promissory notes sold by it to the depositor as if the notes contributed by each such mortgage loan seller and evidencing such mortgage loan was a separate mortgage loan. Accordingly, it is possible that, under certain circumstances, only one of Citi Real Estate Funding Inc. and German American Capital Corporation will repurchase, or otherwise comply with any remedial obligations with respect to, its interest in such mortgage loan if there is a breach of any representation or warranty of or any document defect.

Payments Allocated to the VRR Interest Will Not Be Available to Make Payments on the Non-VRR Certificates, and Payments Allocated to the Non-VRR Certificates Will Not Be Available to Make Payments on the VRR Interest

As described in this prospectus, payments of principal and interest in respect of the mortgage loans will be distributed to the holders of the non-VRR certificates and the VRR Interest Owners, pro rata, based upon their respective percentage allocation entitlement. Amounts received and allocated to the non-VRR certificates will not be available to satisfy any amounts due and payable to the VRR interest. Likewise, amounts received and allocated to the VRR interest will not be available to satisfy any amounts due and payable to the non-VRR certificates. Accordingly, any losses incurred by the issuing entity will also be effectively allocated between the non-VRR certificates (collectively) and the VRR interest, pro rata, based upon their respective percentage allocation entitlement. See “Description of the Certificates—Distributions” and “Credit Risk Retention”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “prime rate” (and, solely with respect to the master servicer, subject to a floor rate of 2.0%), compounded annually, as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders and the RR Interest Owner to receive distributions on the offered certificates and the RR interest, respectively. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, or a receivership or conservatorship of Goldman Sachs Bank USA (“GS Bank”), the parent of Goldman Sachs Mortgage Company, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

Goldman Sachs Mortgage Company, a sponsor, is an indirect, wholly-owned subsidiary of GS Bank, a New York State chartered bank, the deposits of which are insured by the Federal Deposit Insurance Corporation (the “FDIC”). If GS Bank were to become subject to receivership, the proceeding would be administered by the FDIC under the FDIA; likewise, if GS Bank were to become subject to conservatorship, the agency appointed as conservator would likely be the FDIC as well. The FDIA gives the FDIC the power to disaffirm or repudiate contracts to which a bank is party at the time of receivership or conservatorship and the performance of which the FDIC determines to be burdensome, in which case the counterparty to the contract has a claim for payment by the receivership or conservatorship estate of “actual direct compensatory damages” as of the date of receivership or conservatorship. The FDIC has adopted a rule, substantially revised and effective January 1, 2011, establishing a safe harbor (the “FDIC Safe Harbor”) from its repudiation powers for securitizations meeting the requirements of the rule (12 C.F.R. § 360.6). The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the FDIC Safe Harbor. However, the transfers by CREFI, GACC and GSMC are not transfers by banks, and in any event, even if the FDIC Safe Harbor were applicable to these transfers, the FDIC Safe Harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the FDIC, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates or the RR Interest Owner continuing to hold the full non-notionally reduced amount of such certificates or the RR Interest for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure.

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed in lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other limitations, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant buildouts, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders and the RR Interest Owner. The special servicer may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to certificateholders, the RR Interest Owner and any related companion loan holder(s), as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed in lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders and the RR Interest Owner. In most circumstances, the special servicer will be required to sell the mortgaged property prior to the close of the third calendar year beginning after the year of acquisition.

REMIC Status.

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, may be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount.

One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Accordingly, investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Changes to REMIC Restrictions on Loan Modifications and REMIC Rules on Partial Releases May Impact an Investment in the Certificates.

Ordinarily, a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC may avoid such adverse REMIC consequences, however, if the mortgage loan is in default, default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

Revenue Procedure 2009-45, issued by the Internal Revenue Service, eases the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances under which default is “reasonably foreseeable” to include those where the servicer reasonably believes there is a “significant risk of default” with respect to the mortgage loan upon maturity of the loan or at an earlier date and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that an underlying mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing of payments and ultimate recovery on the mortgage loan, and likewise on one or more classes of certificates.

The IRS has also issued Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12) easing the tax requirements for a servicer to modify certain mortgage loans held in a REMIC by permitting certain forbearances (and related modifications) for up to 6 months that are agreed to by a borrower between March 27, 2020 and September 30, 2021, and that are made under certain forbearance programs for borrowers experiencing a financial hardship due, directly or indirectly, to the COVID-19 emergency. Under the revenue procedure, these forbearances (a) are not treated as resulting in a newly issued mortgage loan for purposes of Treasury Regulations section 1.860G-2(b)(1), (b) are not prohibited transactions under Code Section 860F(a)(2), and (c) do not result in a deemed reissuance of related REMIC regular interests. Accordingly, the master servicer or the special servicer may grant certain forbearances (and engage in related modifications), whether or not covered under Revenue Procedure 2020-26 and Revenue Procedure 2021-12, with respect to a Mortgage Loan in connection with the COVID-19 emergency, which may impact the timing of payments and ultimate recovery on the Mortgage Loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Internal Revenue Code that allow a servicer to modify terms of REMIC-held mortgage loans without risking adverse REMIC consequences provided that both (1) the modification relates to changes in collateral, credit enhancement and recourse features, and (2) after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the mortgaged properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified pay-down transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing of payments and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the REMIC rules.

State and Local Taxes Could Adversely Impact Your Investment.

In addition to the federal income tax consequences described under the heading “Material Federal Income Tax Considerations”, potential purchasers should consider the state and local income tax consequences of the acquisition, ownership and disposition of the certificates. State income tax laws may differ substantially from the corresponding federal income tax laws, and this prospectus does not purport to describe any aspects of the income tax laws of the states or localities in which the Mortgaged Properties are located or of any other applicable state or locality or other jurisdiction.

It is possible that one or more jurisdictions may (i) attempt to tax nonresident holders of certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, a borrower or a mortgaged property or on some other basis, (ii) require nonresident holders of certificates to file returns in such jurisdiction or (iii) attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of certificates.

We cannot assure you that holders of certificates will not be subject to tax in any particular state or local taxing jurisdiction.

If any tax or penalty is successfully asserted by any state or local taxing jurisdiction, neither we nor any other person will be obligated to indemnify or otherwise to reimburse the holders of Certificates for such tax or penalty.

You should consult your own tax advisors with respect to the various state and local tax consequences of an investment in the certificates.

General Risk Factors

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

The real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), have experienced significant dislocations, illiquidity and volatility in the past. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, pandemics, natural disasters, civil unrest and/or protests and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of non-VRR certificates and the VRR interest will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans, and the subsequent allocation of such amounts between the VRR interest, on one hand, and the non-VRR certificates, on the other hand, as described in “Credit Risk Retention—The VRR Interest”. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders and the RR Interest Owner will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. The supply of CMBS will depend on, among other things, the amount of commercial and multifamily mortgage loans, whether newly originated or held in portfolios, that are available for securitization. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	accounting standards that may affect an investor’s characterization or treatment of an investment in CMBS for financial reporting purposes;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans;

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans;

●	investors’ perceptions regarding the capital markets in general, which may be adversely affected by political, social and economic events completely unrelated to the commercial real estate markets; and

●	the impact on demand generally for CMBS as a result of the existence or cancellation of government-sponsored economic programs.

If you decide to sell any certificates, the ability to sell your certificates will depend on, among other things, whether and to what extent a secondary market then exists for these certificates, and you may have to sell at a discount from the price you paid for reasons unrelated to the performance of the certificates or the mortgage loans. We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. We note that changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, and other participants in the asset backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012. Subject to certain exceptions, banking entities are required to be in conformance with the Volcker Rule by July 21, 2015. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

●	The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers.

This, in turn, may adversely affect the borrower’s ability to refinance the mortgage loan or sell the mortgaged property on the maturity date. We cannot assure you that the borrower will be able to generate sufficient cash from the sale or refinancing of the mortgaged property to make the balloon payment on the mortgage loan.

●	Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

The Master Servicer, any Sub-Servicer or the Special Servicer May Have Difficulty Performing Under the Pooling and Servicing Agreement or a Related Sub Servicing Agreement

The issuing entity relies on the ability of the master servicer, any sub-servicer, any special servicer, the trustee, the certificate administrator and the custodian to perform their respective duties under the pooling and servicing agreement. Any economic downturn or recession, whether resulting from COVID-19 or otherwise, may adversely affect the master servicer’s, any sub-servicer’s or the special servicer’s ability to perform its duties under the Pooling and Servicing Agreement or the related sub-servicing agreement, including, if applicable, performance as it relates to the making of debt service or property protection advances or the ability to effectively service the underlying mortgage loans. Any economic downturn or recession may similarly adversely affect the ability of the trustee, the certificate administrator and the custodian to perform their respective duties, including the duty of the trustee to make principal and interest advances in the event that the master servicer fails to make such advances and the duties of the certificate administrator relating to securities administration.

The performance of such parties may also be affected by future events that occur with respect to each such party. For example, as described under “Transaction Parties—The Trustee and the Certificate Administrator”, Wells Fargo Bank, National Association, the trustee and the certificate administrator, intends to enter into a transaction to transfer its duties, obligations and rights as trustee, certificate administrator and custodian to Computershare Ltd or an affiliate, or to otherwise engage Computershare Ltd or an affiliate to act as Wells Fargo Bank, National Association’s agent with respect to its duties, obligations and rights as trustee, certificate administrator and custodian. A business combination transaction of the size and nature of the transaction between Wells Fargo Bank, National Association and Computershare Ltd or an affiliate may present risks related to the performance of such parties. Such risks might include potential delays or disruptions resulting from integration of operations, integration of information technology and accounting systems, loss of key personnel, failure to attract new employees, difficulties in maintaining continuity of management or other changes associated with the implementation of such transaction. We cannot assure you that the transfer by Wells Fargo Bank, National Association of its trustee or certificate administrator role to Computershare Ltd or an affiliate, or the engagement of Computershare Ltd or an affiliate as its agent, will not cause disruptions in the performance of its duties and obligations as trustee, certificate administrator and custodian under the pooling and servicing agreement.

Any of the above-described factors may adversely affect the performance of the underlying mortgage loans or the performance of the certificates.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of seventy-one (71) fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $1,375,277,299 (the “Initial Pool Balance”). The “Cut-off Date” means with respect to each Mortgage Loan, the related Due Date in August 2021, or with respect to any Mortgage Loan that has its first Due Date after August 2021, the date that would otherwise have been the related Due Date in August 2021.

Ten (10) Mortgage Loans (27.8%) are each part of a larger whole loan comprised of (i) the related Mortgage Loan, (ii) in the case of nine (9) Mortgage Loans (18.0%), one or more loans that are secured by the related Mortgaged Property and pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans” or each, a “Pari Passu Companion Loan”), and (iii) in the case of one (1) Mortgage Loan (9.8%), one or more Pari Passu Companion Loans and one or more loans that are secured by the related Mortgaged Property and subordinate in right of payment to the Mortgage Loan and the related Pari Passu Companion Loans (such subordinate loans are referred to in this prospectus as “Subordinate Companion Loans” or each, a “Subordinate Companion Loan”). The Pari Passu Companion Loans and Subordinate Companion Loans are collectively referred to in this prospectus as “Companion Loans” or each, a “Companion Loan”. Each Mortgage Loan and any related Companion Loan(s) are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment(s) of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans and Whole Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller(1)	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
JPMorgan Chase Bank, National Association (“JPMCB”)	9	$210,332,015	15.3%
Citi Real Estate Funding Inc. (“CREFI”)	36	613,270,560	44.6
German American Capital Corporation (“GACC”)	17	249,198,963	18.1
Goldman Sachs Mortgage Company (“GSMC”)	7	137,475,762	10.0
GSMC/GACC(2)	1	135,000,000	9.8
CREFI/GACC(3)	1	30,000,000	2.2
Total	71	$1,375,277,299	100.0%

(1)	All of the Mortgage Loans were originated by their respective sellers or affiliates thereof, except those certain Mortgage Loans that are part of larger whole loan structures that were co-originated by the applicable seller or its affiliate with one or more other lenders or that were acquired from unaffiliated third-party originators. See “Description of the Mortgage Pool—Co-Originated or Third-Party Originated Mortgage Loans”.

(2)	The One SoHo Square Mortgage Loan is evidenced by four promissory notes: (i) Note A-1-C-1 and Note A-1-C-3, with an aggregate principal balance of $103,950,000 as of the Cut-off Date, as to which GSMC is acting as mortgage loan seller, and (ii) Note A-2-C-1 and Note A-2-C-5, with an aggregate principal balance of $31,050,000 as of the Cut-off Date, as to which GACC is acting as mortgage loan seller.

(3)	The Huntsville Office Portfolio Mortgage Loan is evidenced by two promissory notes: (i) Note A-1-2, with a principal balance of $15,000,000 as of the Cut-off Date, as to which CREFI is acting as the mortgage loan seller, and (ii) Note A-2-1, with a principal balance of $15,000,000 as of the Cut-off Date, as to which GACC is acting as the mortgage loan seller.

Each of the Mortgage Loans or Whole Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) a mortgage, deed of trust or other similar security instrument (a “Mortgage”) creating a first priority lien on a fee simple and/or leasehold interest in a commercial or multifamily real property (each, a “Mortgaged Property”). See “—Real Estate and Other Tax Considerations”.

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be non-recourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Co-Originated or Third-Party Originated Mortgage Loans

The following Mortgage Loans are component promissory notes of whole loans co-originated by the related mortgage loan seller (or an affiliate) and another entity or were originated by an unaffiliated third party and transferred to the mortgage loan seller:

●	The One SoHo Square Mortgage Loan (9.8%) is part of a Whole Loan that was co-originated by Goldman Sachs Bank USA, DBR Investments Co. Limited and Bank of Montreal.

●	The Huntsville Office Portfolio Mortgage Loan (2.2%) is part of a Whole Loan that was co-originated by CREFI and DBR Investments Co. Limited.

●	The Woodbridge Corporate Plaza Leased Fee Mortgage Loan (2.0%), for which GSMC is the mortgage loan seller, is part of a Whole Loan that was co-originated by Goldman Sachs Bank USA and Argentic Real Estate Finance LLC.

●	The Domain Mortgage Loan (1.5%), for which GSMC is the mortgage loan seller, is part of a Whole Loan that was co-originated by Goldman Sachs Bank USA and Bank of America, N.A.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on August 19, 2021 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made, (ii) there will be no principal prepayments on or before the Closing Date, (iii) with respect to the One SoHo Square Mortgage Loan, each of Goldman Sachs Mortgage Company and German American Capital Corporation will sell one or more promissory notes comprising such Mortgage Loan to the depositor and (iv) with respect to the Huntsville Office Portfolio Mortgage Loan, each of Citi Real Estate Funding Inc. and German American Capital Corporation will sell one or more promissory notes comprising such Mortgage Loan to the depositor. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that

Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans, unless otherwise indicated.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the meanings below. In reviewing such definitions, investors should be aware that the appraisals for the Mortgaged Properties were prepared prior to origination, and have not been updated. In particular, such appraisals do not reflect the effects of the COVID-19 pandemic on the Mortgaged Properties. Similarly, net operating income and occupancy information used in underwriting the Mortgage Loans may not reflect current conditions, and in particular, the effects of the COVID-19 pandemic. As a result, appraised values, net operating income, occupancy, and related metrics, such as loan-to-value ratios, debt service coverage ratios and debt yields, may not accurately reflect the current conditions at the Mortgaged Properties.

“ADR” means, for any hotel property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that:

●	in the case of a Mortgage Loan that provides for scheduled amortization payments through maturity or its Anticipated Repayment Date, Annual Debt Service (or “Annual Debt Service (P&I)” as shown on Annex A-1) means 12 times the monthly payment of principal and interest payable during the amortization period;

●	in the case of a Mortgage Loan that provides for interest only payments through maturity or its Anticipated Repayment Date, Annual Debt Service (or “Annual Debt Service (IO)” as shown on Annex A-1) means the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan;

●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period, Annual Debt Service (or “Annual Debt Service (P&I)” as shown on Annex A-1) means 12 times the monthly payment of principal and interest payable during the amortization period; and

●	in the case of the Woodbridge Corporate Plaza Leased Fee Mortgage Loan (2.0%), the Annual Debt Service is calculated based on the sum of the first 12 Mortgage Loan principal and interest payments following the Cut-off Date based on the assumed principal and interest payment schedule set forth in Annex I.

Monthly debt service and the underwritten debt service coverage ratios are also calculated using the average of the principal and interest payments scheduled to be due on the first Due Date following the Cut-off Date and the 11 Due Dates thereafter for each Mortgage Loan, subject to the proviso to the prior sentence.

In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Pari Passu Companion Loan without regard to any related Subordinate Companion Loan; provided, however, that solely with respect to Annex A-1, Annual Debt Service is calculated with respect to the Mortgage Loan excluding the related Pari Passu Companion Loan and any related Subordinate Companion Loan.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller as set forth under “Appraised Value ($)” on Annex A-1. In certain cases, the appraisals state values other than “as-is” for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In addition, with respect to certain of the Mortgage Loans secured by a portfolio of Mortgaged Properties the Appraised Value represents the “as-is” value or values other than “as-is” for such portfolio of Mortgaged Properties as a collective whole, which is generally higher than the aggregate of the “as-is” appraised values or appraised values other than “as-is” of the individual Mortgaged Properties. In the case of certain of the Mortgage Loans, the LTV Ratio for such Mortgage Loans has been calculated based on values other than “as-is” Appraised Values of the related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not qualify as real property. However, the Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. With respect to any Mortgage Loan that is a part of a Whole Loan, Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Cut-off Date Balance” of any Mortgage Loan will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

The tables presented in Annex A-2 that are entitled “Cut-off Date LTV Ratios” and “LTV Ratio at Maturity/ARD” set forth the range of LTV Ratios of the Mortgage Loans as of the Cut-off Date and the stated maturity dates (or, if applicable, the Anticipated Repayment Date), respectively, of the related Mortgage Loans, respectively. An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” appraised value of the related Mortgaged Property or Mortgaged Properties, as applicable (or, with respect to the Mortgaged Properties identified under “—Appraised Value”, as described under such section) as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan. For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan’s LTV Ratio includes the principal balance of any related Pari Passu Companion Loan(s) but excludes any related Subordinate Companion Loans. The LTV Ratio as of the related maturity date or, if applicable, the Anticipated Repayment Date, set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date or Anticipated Repayment Date, as the case may be, assuming all principal payments required to be made on or prior to the related maturity date or, if applicable, the Anticipated Repayment Date, (in either case, not including the balloon payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity or Anticipated Repayment Date may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

With respect to the Mortgaged Properties that secure the Mortgage Loans listed in the table titled “Appraised Value” under “—Appraised Value” below, the respective Cut-off Date LTV Ratio and/or LTV Ratio at maturity or Anticipated Repayment Date was calculated using values other than “as-is” Appraised Values, as opposed to the “as-is” Appraised Values, each as set forth in “—Appraised Value” below as well as Annex A-1 and Annex A-3.

With respect to the 125 West 16th Street Mortgage Loan (1.6%), the Cut-off Date LTV Ratio was calculated net of a $300,000 holdback reserve. The holdback reserve is held as collateral for the 125 West 16th Street Mortgage Loan, and may, upon an event of default, be applied to the debt in the lender’s discretion. The reserve is not eligible for disbursement until, among other conditions, (i) the borrower delivers a temporary certificate of occupancy for the Mortgaged Property, and (ii) the Mortgaged Property achieves a debt yield equal to or greater than 8.25%. The Cut-off Date LTV Ratio of such Mortgage Loan based on the full Cut-off Date Balance of $22,500,000 is 48.7%.

With respect to the Ohio Storage Portfolio Mortgage Loan (1.1%), the Cut-off Date LTV Ratio was calculated based on the Cut-off Date Balance net of a $300,000 holdback reserve. The holdback reserve is held as collateral for the Ohio Storage Portfolio Mortgage Loan. The reserve is not eligible for disbursement until, among other conditions, the Mortgaged Property achieves a debt yield equal to or greater than 8.5%. If the reserve condition is not satisfied within 36 months of origination of the Ohio Storage Portfolio Mortgage Loan, the lender will hold the reserve as additional collateral for the Ohio Storage Portfolio Mortgage Loan and may, upon an event of default, apply such reserve against the debt in the lender’s discretion, and the borrower will not be entitled to any further release thereof. The Cut-off Date LTV Ratio based on the full Cut-off Date Balance of $15,000,000 is 64.6%.

“GLA” means gross leasable area.

“Hard Lockbox” means that the related Mortgage Loan documents currently require tenants to pay rent or other income directly to the lockbox account. For hotel properties, the Mortgage Loan will be considered to have a Hard Lockbox if credit card companies or credit card clearing banks are required to deposit credit card receivables directly to the lockbox account, even if cash, checks or certain other payments are paid to the borrower or property manager prior to being deposited into the lockbox account.

“In Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means, with respect to each Mortgage Loan, the principal balance of the Mortgage Loan per Unit as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan structure, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loans and the related Mortgage Loan included in the issuing entity, but not any Subordinate Companion Loans, unless otherwise indicated.

“Maturity/ARD Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, outstanding at the related Anticipated Repayment Date or due at maturity, as the case may be) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Net Operating Income” generally means, for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,

●	capital expenditures, and

●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Leased Occupancy” means the percentage of square feet, units, rooms or beds, as the case may be, of a Mortgaged Property that were occupied or leased as of or, in the case of certain properties, average units or rooms so occupied over a specified period ending on, a specified date (identified on Annex A-1 as the “Occupancy Date”). The Leased Occupancy may have been obtained from the borrower, as derived from the Mortgaged Property’s rent rolls, operating statements or appraisals or as determined by a site inspection of such Mortgaged Property.

“Qualified Opportunity Zone” as of the Cut-off Date, 21 Mortgaged Properties (17.2%) are located in qualified opportunity zones (“QOZs”) under Internal Revenue Code § 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the Internal Revenue Service, (1) a QOZ is an economically distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his delegation of authority to the Internal Revenue Service. No representation is made as to whether any Mortgaged Properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any qualifying investment has been made in a QOZ. See Annex A-1 for information regarding which Mortgaged Properties are located in QOZs as of the Cut-off Date.

“RevPAR” means, with respect to any hotel property, revenues per available room.

“Soft Lockbox” means that the related Mortgage Loan documents currently require the related borrower or the property manager at the related Mortgaged Property to collect rents from tenants and pay all such rent directly to the lockbox account. In the case of certain flagged hotel properties, the manager may instead be required to deposit only the portion of such rent which is payable to the borrower, which may be net of hotel reserves, management fees and operating expenses.

“Springing Cash Management” means that, for funds directed into a Hard Lockbox or Soft Lockbox, such funds are generally paid directly to the related borrower who pays debt service and funds all required escrow and reserve accounts (including debt service) from amounts received; provided, however, in some cases, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the cash management account converts to In Place Cash Management. Notwithstanding the foregoing, in the event that such triggering events are cured as provided in the Mortgage Loan documents, in some cases, the cash management account will revert to Springing Cash Management.

“Springing Lockbox” means that no lockbox account is currently in place and that the related borrower (or its property manager) is responsible for paying debt service and funding all escrow and reserve accounts (including debt service); provided, however, that upon the occurrence of certain triggering events enumerated in the related Mortgage Loan documents, the related borrower is required to implement either a Hard Lockbox or Soft Lockbox.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any other single purpose property or any combination of the foregoing, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten NOI”.

The “Underwritten Net Cash Flow Debt Service Coverage Ratio” or “UW NCF DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2 attached, is the ratio of Underwritten Net Cash Flow calculated for the related Mortgaged Property to Annual Debt Service except that the Underwritten Net Cash Flow Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan, except with respect to the Woodbridge Corporate Plaza Leased Fee Mortgage Loan (2.0%), in which case the Underwritten Net Cash Flow Debt Service Coverage Ratio was calculated based upon the sum of the first 12 Whole Loan principal and interest payments following the Cut-off Date based on the assumed principal and interest payment schedule.

With respect to the 2 Washington Mortgage Loan (1.8%), the multifamily portion of the related Mortgaged Property is master leased and, for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the multifamily portion of the Mortgaged Property. The UW NCF DSCR of the 2 Washington Whole Loan, based only on the master lease rent for the multifamily portion, is 2.82x.  The UW NCF DSCR of the 2 Washington Whole Loan, based on the appraiser’s market rents for the multifamily portion (and not the master lease rent), is 2.48x.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NCF DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loans.

The “Underwritten Net Cash Flow” or “UW NCF” for any Mortgaged Property means the Underwritten NOI for such Mortgaged Property decreased by an amount that the related Mortgage Loan seller has determined to be an appropriate allowance for average annual tenant improvements and leasing commissions and/or replacement reserves for capital items based upon its underwriting guidelines. Underwritten Net Cash Flow generally does not reflect interest expense and non-cash items such as depreciation and amortization. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, UW NCF is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. See Annex A-1 (and the footnotes related thereto) and Annex A-3).

The “Underwritten Net Operating Income Debt Service Coverage Ratio” or “UW NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of Annual Debt Service on such Mortgage Loan. With respect to the Woodbridge Corporate Plaza Leased Fee Mortgage Loan (2.0%), the Underwritten Net Operating Income Debt Service Coverage Ratio was calculated based upon the sum of the first 12 Whole Loan principal and interest payments following the Cut-off Date based on the assumed principal and interest payment schedule.

For each Mortgage Loan with a related Companion Loan, the calculation of the Mortgage Loan UW NOI DSCR includes the principal balance and debt service payment of any related Pari Passu Companion Loan(s) but excludes any related Subordinate Companion Loans.

“Underwritten NCF Debt Yield” or “UW NCF Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for such Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) but excluding any related Subordinate Companion Loan(s).

With respect to the 125 West 16th Street Mortgage Loan (1.6%), the Underwritten NCF Debt Yield was calculated based on the Cut-off Date Balance net of a $300,000 holdback reserve. The holdback reserve is held as collateral for the 125 West 16th Street Mortgage Loan, and may, upon an event of default, be applied to the debt in the lender’s discretion. The reserve is not eligible for disbursement until, among other conditions, (i) the borrower delivers a temporary certificate of occupancy for the Mortgaged

Property, and (ii) the Mortgaged Property achieves a debt yield equal to or greater than 8.25%. The Underwritten NCF Debt Yield based on the full Cut-off Date Balance of $22,500,000 is 8.0%.

With respect to the Ohio Storage Portfolio Mortgage Loan (1.1%), the Underwritten NCF Debt Yield was calculated based on the Cut-off Date Balance net of a $300,000 holdback reserve. The holdback reserve is held as collateral for the Ohio Storage Portfolio Mortgage Loan. The reserve is not eligible for disbursement until, among other conditions, the Mortgaged Property achieves a debt yield equal to or greater than 8.5%. If the reserve condition is not satisfied within 36 months of origination of the Ohio Storage Portfolio Mortgage Loan, the lender will hold the reserve as additional collateral for the Ohio Storage Portfolio Mortgage Loan and may, upon an event of default, apply such reserve against the debt in the lender’s discretion, and the borrower will not be entitled to any further release thereof. The Underwritten NCF Debt Yield based on the full Cut-off Date Balance of $15,000,000 is 8.3%.

“Underwritten NOI” or “UW NOI” for any Mortgaged Property means the net operating income for such Mortgaged Property as determined by the related mortgage loan seller in accordance with its underwriting guidelines for similar properties. Operating revenues from a Mortgaged Property (“Effective Gross Income”) are generally calculated as follows: rental revenue is calculated using actual rental rates or, in some cases, estimates in the appraisal, which are usually derived from historical results, but which may include anticipated revenues from newly executed contracts, in some cases adjusted downward to market rates or upward to account for contractual rent increases that are specified in a tenant’s lease or contract (as deemed appropriate by the applicable mortgage loan seller in light of the circumstances), with vacancy rates equal to the related Mortgaged Property’s historical rate, the market rate or an assumed vacancy rate (or that are effective in a lease renewal option period that a tenant has orally indicated its intent to exercise as deemed appropriate by the applicable mortgage loan seller in light of the circumstances); other revenue, such as parking fees, laundry fees and other income items are included only if supported by a trend and/or are likely to be recurring. In some cases, the related mortgage loan seller included in the operating revenues rents otherwise payable by a tenant in occupancy of its space but for the existence of an initial or periodic “free rent” period, reduced rent period or a permitted rent abatement, or rents payable by a tenant that is not in occupancy but has executed a lease, for which (in any of the foregoing cases) the related mortgage loan seller may have reserved funds as deemed appropriate by the applicable mortgage loan seller in light of the circumstances. Operating expenses generally reflect the related Mortgaged Property’s historical expenses, adjusted in some cases to account for inflation, significant occupancy increases and a market rate management fee. However, some operating expenses are based on the budget of the borrower or the appraiser’s estimate.

The Underwritten NOI for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual operating income for such Mortgaged Property to differ materially from the Underwritten NOI set forth in this prospectus. Some assumptions and subjective judgments are related to future events, conditions and circumstances, including future expense levels and the re-leasing of occupied space, which will be affected by a variety of complex factors over which none of the issuing entity, the depositor, the sponsors, the mortgage loan sellers, the master servicer, the special servicer, the certificate administrator or the trustee has control. In some cases, the Underwritten NOI for any Mortgaged Property is higher, and may be materially higher, than the actual annual net operating income for that Mortgaged Property, based on historical operating statements. No guaranty can be given with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by a mortgage loan seller in determining the relevant operating information. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based on Incorrect or Failed Assumptions”. The Mortgage Loan amount used in this prospectus for purposes of calculating the LTV Ratios, debt service coverage ratios and debt yields for each Whole Loan is the aggregate principal balance of the related Mortgage Loan and the related Pari Passu Companion Loan(s), but excludes any related Subordinate Companion Loan(s). Further, in the case of certain Mortgaged Properties identified on Annex A-1, certain tenants among the 5 largest tenants (based on net rentable area leased) at the respective related Mortgaged Properties or tenants, which in the aggregate constitute a significant portion of the Mortgaged Property, have executed leases (or subleases) but are not currently fully occupying the related space and/or not paying full contractual rent and/or are entitled to periodic rent abatements (which in some cases were not reserved for). In certain cases, the UW NOI includes rent from those tenants (without deduction for abated rent) even though the related tenants are not paying full contractual rent or are paying reduced or no rent or will receive such periodic rent abatements. In certain cases the related lender has reserved funds for rent abatements and/or tenant buildouts at the related space. For certain of the investment grade-rated or institutional tenants at the Mortgaged Properties, UW NOI is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease (which, in certain cases, may be calculated through the date of an early termination option) and the term of the related Mortgage Loan. UW NOI for other Mortgage Loans may also include straight line rent for certain tenants. See Annex A-1 (and the footnotes related thereto) and Annex A-3.

No representation is made as to the future cash flows of the Mortgaged Properties, nor is the Underwritten Net Operating Income set forth in this prospectus intended to represent such future cash flows. See “Description of Top Fifteen Mortgage Loans” in Annex A-3.

The amounts representing net operating income, Underwritten NOI and UW NCF are not a substitute for or an improvement upon net income, as determined in accordance with generally accepted accounting principles, as a measure of the results of the Mortgaged Property’s operations or a substitute for cash flows from operating activities, as determined in accordance with generally accepted accounting principles, as a measure of liquidity. We make no representation as to the future cash flow of the Mortgaged Properties, nor are the net operating income, Underwritten NOI and UW NCF set forth in this prospectus intended to represent such future cash flow.

The UW NCFs and UW NOIs used as a basis for calculating the UW NCF DSCRs presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, were derived principally from operating statements obtained from the respective borrowers (the “Operating Statements”) and appraiser’s estimates. With respect to Mortgage Loans secured by newly constructed or recently acquired Mortgaged Properties, the UW NCFs used as a basis for calculating UW NCF DSCRs are derived principally from rent rolls, tenant leases and the borrowers’ or appraisers’ projected expense levels. In certain cases when the information is available, UW NCFs for newly constructed or recently acquired Mortgaged Properties are based on historical data provided by the borrower. The Operating Statements and rent rolls were not audited and in most cases were not prepared in accordance with generally accepted accounting principles. To increase the level of consistency between the Operating Statements and rent rolls, in some instances, adjustments were made to such Operating Statements. As regards expenses, these adjustments were principally for real estate tax and insurance expenses (e.g., adjusting for the payment of two years of expenses in one year), and to eliminate obvious items not related to the operation of the Mortgaged Property. However, such adjustments were subjective in nature and may not have been made in a uniform manner.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten NOI”.

The “UW NOI Debt Yield” or “UW NOI DY” for any Mortgage Loan is calculated by dividing (x) the UW NOI for such Mortgage Loan by (y) the Cut-off Date Balance for such Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, UW NOI Debt Yields were calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loans.

With respect to the 2 Washington Mortgage Loan (1.8%), the multifamily portion of the related Mortgaged Property is master leased and, for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the multifamily portion of the Mortgaged Property. The UW NOI Debt Yield of the 2 Washington Whole Loan, based only on the master lease rent for the multifamily portion, is 9.9%.  The UW NOI Debt Yield of the 2 Washington Whole Loan, based on the appraiser’s market rents for the multifamily portion (and not the master lease rent), is 8.7%.

With respect to the 125 West 16th Street Mortgage Loan (1.6%), the UW NOI Debt Yield was calculated net of a $300,000 holdback reserve. The holdback reserve is held as collateral for the 125 West 16th Street Mortgage Loan, and may, upon an event of default, be applied to the debt in the lender’s discretion. The reserve is not eligible for disbursement until, among other conditions, (i) the borrower delivers a temporary certificate of occupancy for the Mortgaged Property, and (ii) the Mortgaged Property achieves a debt yield equal to or greater than 8.25%. The UW NOI Debt Yield based on the full Cut-off Date Balance of $22,500,000 is 8.1%.

With respect to the Ohio Storage Portfolio Mortgage Loan (1.1%), the UW NOI Debt Yield was calculated net of a $300,000 holdback reserve. The holdback reserve is held as collateral for the Ohio Storage Portfolio Mortgage Loan. The reserve is not eligible for disbursement until, among other conditions, the Mortgaged Property achieves a debt yield equal to or greater than 8.5%. If the reserve condition is not satisfied within 36 months of origination of the Ohio Storage Portfolio Mortgage Loan, the lender will hold the reserve as additional collateral for the Ohio Storage Portfolio Mortgage Loan and may, upon an event of default, apply such reserve against the debt in the lender’s discretion, and the borrower will not be entitled to any further release thereof. The UW NOI Debt Yield based on the full Cut-off Date Balance of $15,000,000 is 8.5%.

The “UW NOI Debt Yield” with respect to any class of certificates is calculated by dividing (x) the aggregate UW NOI for the pool of Mortgage Loans by (y) the aggregate Certificate Balance of such class of certificates and all classes of certificates senior to such class of certificates (or, in the case of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5 and Class A-SB certificates, the aggregate Certificate Balances of such certificates). Although the UW NOI for the pool of Mortgage Loans is based on an aggregate of the Mortgage Loans, excess cash flow available from any particular Mortgage Loan will not be available to support any other Mortgage Loan.

“Units” or “Rooms” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms, (c) in the case of a Mortgaged Property operating as student housing or senior housing, the number of units, and (d) in the case of a Mortgaged Property operated as a self-storage property, the number of individual storage units.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,375,277,299
Number of Mortgage Loans	71
Number of Mortgaged Properties	131
Range of Cut-off Date Balances	$3,179,610 to $135,000,000
Average Cut-off Date Balance	$19,370,103
Range of Mortgage Rates	2.42000% to 4.65000%
Weighted average Mortgage Rate	3.39050%
Range of original terms to maturity	60 months to 120 months
Weighted average original term to maturity	113 months
Range of remaining terms to maturity	59 months to 120 months
Weighted average remaining term to maturity	112 months
Range of original amortization term(2)	300 months to 360 months
Weighted average original amortization term(2)	352 months
Range of remaining amortization terms(2)	299 months to 360 months
Weighted average remaining amortization term(2)	352 months
Range of LTV Ratios as of the Cut-off Date(3)(4)(5)	23.4% to 74.1%
Weighted average LTV Ratio as of the Cut-off Date(3)(4)(5)	57.1%
Range of LTV Ratios as of the maturity date(3)(4)	23.4% to 70.4%
Weighted average LTV Ratio as of the maturity date(3)(4)	53.1%
Range of UW NCF DSCR(4)(6)(7)	1.10x to 5.79x
Weighted average UW NCF DSCR(4)(6)(7)	2.61x
Range of UW NOI Debt Yield(4)(5)(6)	3.6% to 15.9%
Weighted average UW NOI Debt Yield(4)(5)(6)	10.3%
Percentage of Initial Pool Balance consisting of:
Interest Only	62.5%
Amortizing Balloon	17.1%
Interest Only, Amortizing Balloon	14.4%
Interest Only - ARD	3.3%
Amortizing Balloon - ARD	2.7%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	Excludes thirty-eight (38) Mortgage Loans (63.8%) that are interest-only for the entire term or until the related Anticipated Repayment Date and the Woodbridge Corporate Plaza Leased Fee Mortgage Loan (2.0%), which will amortize based on the assumed principal and interest payment schedule set forth in Annex I.

(3)	With respect to the Watermark Tempe Mortgage Loan (2.4%), the Koppers Building Mortgage Loan (2.3%), the Pennsauken Logistics Center Mortgage Loan (1.3%), the 5800 Uplander Mortgage Loan (1.1%), the SVEA Portfolio II Mortgage Loan (0.9%), the Lucid Motors Mortgage Loan (0.7%) and the 3915 14th Avenue Mortgage Loan (0.7%), the LTV Ratios were calculated based upon a valuation other than an “as-is” value of each related Mortgaged Property, as described in “Description of the Mortgage Pool—Appraised Value”. The remaining Mortgage Loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”. For further information, see Annex A-1. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

(4)	With respect to one (1) Mortgage Loan (9.8%) with one or more Pari Passu Companion Loans and Subordinate Companion Loans, the debt service coverage ratios, LTV Ratios and debt yields have been calculated including any related Pari Passu Companion Loans, but excluding any related Subordinate Companion Loans.

(5)	With respect to the 125 West 16th Street Mortgage Loan (1.6%), the LTV Ratio as of the Cut-off Date and the UW NOI Debt Yield were calculated based on the Cut-off Date Balance net of a $300,000 holdback reserve. The LTV Ratio as of the Cut-off Date based on the full Cut-off Date Balance of $22,500,000 is 48.7%. The UW NOI Debt Yield based on the full Cut-off Date Balance is 8.1%. With respect to the Ohio Storage Portfolio Mortgage Loan (1.1%), the LTV Ratio as of the Cut-off Date and the UW NOI Debt Yield were calculated based on the Cut-off Date Balance net of a $300,000 holdback reserve. The LTV Ratio as of the Cut-off Date based on the full Cut-off Date Balance of $15,000,000 is 64.6%. The UW NOI Debt Yield based on the full Cut-off Date Balance is 8.5%.

(6)	With respect to the 2 Washington Mortgage Loan (1.8%), the multifamily portion of the related Mortgaged Property is master leased and, for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the multifamily portion of the Mortgaged Property. The UW NCF DSCR and UW NOI Debt Yield of the 2 Washington Whole Loan, based only on the master lease rent for the multifamily portion, are 2.82x and 9.9%, respectively. The UW NCF DSCR and UW NOI Debt Yield of the 2 Washington Whole Loan, based on the appraiser’s market rents for the multifamily portion (and not the master lease rent), are 2.48x and 8.7%, respectively.

(7)	Underwritten debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan following the Cut-off Date; provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through maturity or its Anticipated Repayment Date, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity or its Anticipated Repayment Date and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. In the case of the Woodbridge Corporate Plaza Leased Fee Mortgage Loan (2.0%), the principal payments used for calculating the underwritten net cash flow debt service coverage ratio were based on the sum of the first 12 Whole Loan principal and interest payments following the Cut-off Date based on the assumed principal payment schedule. Certain assumptions and/or adjustments were made to the underwritten net cash flow. For specific discussions on those particular assumptions and adjustments, see “Description of the Mortgage Pool—Certain Calculations and Definitions”, “—Mortgage Pool Characteristics—Property Types”, “—Tenant Issues—Tenant Concentrations”, “—Tenant Issues—Lease Expirations and Terminations—Other”, “—Real Estate and Other Tax Considerations” and “—Additional Information”. See also Annex A-1 and Annex A-3. Certain other similar assumptions and/or adjustments may have been made to other Mortgage Loans in the mortgage pool.

The issuing entity will include fifteen (15) Mortgage Loans (25.3%), that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan, subject to the nonrecourse carve-out provisions in the Mortgage Loan documents.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and LTV Ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office
CBD	10	$273,565,000	19.9%
Suburban	16	160,577,544	11.7
Medical	5	20,655,779	1.5
Retail
Anchored	15	271,448,610	19.7
Single Tenant	22	42,974,221	3.1
Unanchored	2	19,999,112	1.5
Multifamily
Garden	8	93,586,451	6.8
High Rise	2	47,500,000	3.5
Low Rise	8	32,750,000	2.4
Industrial
Flex	4	74,868,343	5.4
Warehouse/Distribution	5	53,060,000	3.9
Manufacturing	1	10,500,000	0.8
Warehouse	1	10,000,000	0.7
Self Storage
Self Storage	22	89,098,886	6.5
Mixed Use
Office/Retail	3	59,250,000	4.3
Self Storage/Industrial/Office	1	9,522,000	0.7
Multifamily/Retail/Office	1	9,000,000	0.7
Other
Leased Fee	2	72,481,667	5.3
Hospitality
Extended Stay	2	15,489,685	1.1
Select Service	1	8,950,000	0.7
Total	131	$1,375,277,299	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Office Properties.

With respect to the office properties set forth in the above chart and certain mixed-use properties that include office tenants, see “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

The borrowers with respect to other Mortgage Loans secured by office properties may face increased incidence of non-payment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures, and local officials refusing to enforce eviction orders. We cannot assure you that other borrowers of Mortgage Loans secured by office properties will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Affect the Performance of the Mortgage Loans”.

Hotel Properties.

With respect to the hotel properties set forth in the above chart, the following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license agreement, franchise agreement, operating agreement or management agreement.

Mortgaged Property	Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration/ Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the Related Mortgage Loan
Courtyard Lubbock	$8,950,000	0.7%	8/27/2036	8/6/2026
TownPlace Suites by Marriott Cleveland, TN	$8,500,000	0.6%	10/16/2037	7/6/2031
Home2 Suites - Columbia SC	$6,989,685	0.5%	3/31/2039	7/6/2031

●	With respect to the Courtyard Lubbock Mortgage Loan (0.7%), approximately 3.8% of the underwritten revenue is attributed to food and beverage sales.

●	With respect to the Courtyard Lubbock Mortgage Loan (0.7%), the borrower was unable to secure a liquor license in its own name prior to acquisition of the Mortgaged Property, and is obligated to do so under the Courtyard Lubbock Mortgage Loan documents within six (6) months from the date of origination of the Courtyard Lubbock Mortgage Loan. In connection with the acquisition of the Mortgaged Property, the borrower and the seller of the Mortgaged Property entered into an Interim Beverage Services Agreement, dated as of July 19, 2021, by and between borrower, the manager of the Mortgaged Property, and the seller of the Mortgaged Property, Lubbock Development, L.P., which provides for Lubbock Development, L.P. to serve alcoholic beverages to the borrower’s customers until such time as borrower secures a liquor license in its own name.

The borrowers with respect to Mortgage Loans secured or supported by hospitality properties may face increased fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses because of travel limitations implemented by governments and businesses as well as declining interest in travel generally due to the COVID-19 pandemic. We cannot assure you that other borrowers of Mortgage Loans secured or supported by hotel properties will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Hotel Properties Have Special Risks” and “—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties.

With respect to the mixed use properties set forth in the above chart, each of the mixed use Mortgaged Properties has one or more office, retail, multifamily, self storage and data center components. See “Risk Factors—Risks Relating to the Mortgage Loans—Office Properties Have Special Risks”, “—Retail Properties Have Special Risks”, “—Multifamily Properties Have Special Risks”, “—Industrial Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”, as applicable.

●	With respect to the 949-955 Flatbush Avenue Mortgage Loan (1.3%), the largest tenant Camba, Inc., representing approximately 54.3% of the net rentable area at the Mortgaged Property, is a non-profit organization. Non-profit tenants generally depend on donations from individuals and government grants and subsidies to meet expenses (including rent) and pay for maintenance and capital expenditures. A reduction in donations, government grants or subsidies may impact the ability of the related institution to pay rent and there can be no assurance that such tenant will be in a position to meet its obligations.

The borrowers with respect to Mortgage Loans secured by mixed-use properties may face increased incidence of non-payment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures, and local officials refusing to enforce eviction orders. We cannot assure you that other borrowers of Mortgage Loans secured by mixed-use properties will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Multifamily Properties.

With respect to the multifamily properties set forth in the above chart:

●	With respect to the 2 Washington Mortgage Loan (1.8%), the multifamily component of the Mortgaged Property is subject to a master lease between the borrower, as landlord, and Sonder USA, Inc. (“Sonder”), as tenant under a ten and a half-year term that expires in 2031, pursuant to which Sonder leases all 345 multifamily units and subleases them to individual tenants. Approximately 286 of the multifamily units are designated under occupancy group “R-1” of the related building code, which only permits rentals for a maximum period of 30 days. Accordingly, Sonder operates such units as short-term rentals of 30 days or less. The remaining multifamily units are designated under occupancy group “R-2” of the related building code, which requires a minimum rental period of at least 30 days. Following the expiration or earlier termination of the Sonder lease, the Mortgage Loan documents require the borrower to deliver to the lender a certificate of occupancy designating each of the 345 multifamily units at the Mortgaged Property as occupancy group “R-2” under the related building code.

●	With respect to the 125 West 16th Street Mortgage Loan (1.6%), 12 of the 53 units at the Mortgaged Property are rent regulated.

●	With respect to the 3915 14th Avenue Mortgage Loan (0.7%), as a condition to the eligibility of the Mortgaged Property for a tax abatement under Section 421-a of the State of New York Real Property Tax Law (a “421a Abatement”), at least 30% of the residential units at the Mortgaged Property are required to be leased as affordable units at no more than 130% of the applicable area median income. Although the Mortgaged Property is not yet subject to a 421a Abatement, the borrower has elected to subject 3 of the 8 residential units at the Mortgaged Property to such affordable housing restrictions. See “—Real Estate and Other Tax Considerations” for additional information.

●	With respect to the Promenade at New Town Mortgage Loan (2.0%), the Mortgaged Property is a mixture of single-family homes, townhomes, one retail unit and multifamily buildings, which are leased to tenants, within a master planned community.

●	With respect to the Fairway at Fianna Hills Mortgage Loan (0.2%), approximately 8 out of 77 units at the Mortgaged Property are occupied under month-to-month leases.

The borrowers with respect to Mortgage Loans secured by multifamily properties may face increased incidence of non-payment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures, and local officials refusing to enforce eviction orders. We cannot assure you that other borrowers of Mortgage Loans secured by multifamily properties will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has

Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Self-Storage Properties.

With respect to the self-storage properties set forth in the above chart:

Sixteen (16) Mortgaged Properties (5.1%) derive all or a portion of the Underwritten Revenue from one or more of the following: (a) rent derived from truck rentals or box sales located at the related Mortgaged Property, (b) rent derived from cell tower leases, (c) the leasing of certain parking spaces located at the related Mortgaged Properties for purposes of recreational vehicle and boat storage and/or (d) rent derived from commercial/retail tenants operating at the related Mortgaged Property.

The borrowers with respect to Mortgage Loans secured by self-storage properties may face increased incidence of non-payment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures, and local officials refusing to enforce eviction orders. We cannot assure you that other borrowers of Mortgage Loans secured by self-storage properties will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Self-Storage Properties Have Special Risks”.

Retail Properties.

With respect to the retail properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

The borrowers with respect to Mortgage Loans secured by retail properties may face increased incidence of non-payment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures, and local officials refusing to enforce eviction orders. We cannot assure you that other borrowers of Mortgage Loans secured by retail properties will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

Industrial Properties.

With respect to the industrial properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

The borrowers with respect to Mortgage Loans secured by industrial properties may face increased incidence of non-payment of rent due to the COVID-19 pandemic and may have difficulty evicting non-paying tenants due to a variety of factors including (but not limited to): government-mandated moratoriums on evictions, court closures, and local officials refusing to enforce eviction orders. We cannot assure you that other borrowers of Mortgage Loans secured by industrial properties will not request forbearance or modifications or otherwise fail to make timely debt service payments due to the ongoing COVID-19 pandemic. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans”.

Specialty Use Concentrations.

Certain Mortgaged Properties have one of the 5 largest tenants that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
Medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools	12	18.1%
Government Tenant	7	12.5%
Grocery Store	8	8.6%
Restaurant	5	5.1%
Bank Branch	9	5.1%
Gym, fitness center or health club	5	5.1%
Hair Studio/Salon	4	4.4%
Research and Development	8	4.4%
School or Educational Facility(1)	2	2.5%
Theater	1	1.5%
Dry Cleaner	1	0.4%

(1)	Does not include the 2 Washington Mortgage Loan (1.8%), of which 27,989 square feet (13.0% of net rentable area) of classroom/play space is leased to The New York City Board of Education through February 13, 2031.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the 10 largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per SF/Unit/Room(1)	UW NCF DSCR(1)		Cut-off Date LTV Ratio(1)(2)	Property Type
One SoHo Square	$135,000,000	9.8%	597	4.88	x	34.8%	Office
The Ziggurat	$59,065,000	4.3%	158	3.66	x	63.6%	Office
Doral Concourse	$56,000,000	4.1%	233	2.95	x	58.2%	Office
909 Third Avenue Fee	$45,000,000	3.3%	547	1.10	x	23.4%	Other
College Point	$40,000,000	2.9%	211	1.81	x	59.8%	Retail
Swingline Building	$40,000,000	2.9%	108	2.81	x	38.1%	Industrial
U-Haul Sac 22	$37,633,193	2.7%	133	1.92	x	55.3%	Self Storage
Red Rose Commons	$33,947,501	2.5%	129	1.76	x	64.1%	Retail
Glenmuir of Naperville	$33,040,000	2.4%	102,928	5.79	x	31.9%	Multifamily
Watermark Tempe	$32,500,000	2.4%	391	3.28	x	65.0%	Mixed Use
Top 3 Total/Weighted Average	$250,065,000	18.2%		4.16	x	46.8%
Top 5 Total/Weighted Average	$335,065,000	24.4%		3.47	x	45.2%
Top 10 Total/Weighted Average	$512,185,694	37.2%		3.33	x	47.1%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, each of which has one or more related Pari Passu Companion Loan(s) that is not part of the trust, the Loan per SF/Unit/Room, UW NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan are calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the trust and any related Pari Passu Companion Loan in the aggregate but excludes any related Subordinate Companion Loans and/or related mezzanine loan(s). The UW NCF DSCR and the Cut-off Date LTV Ratio including the related Subordinate Companion Loan(s) but excluding any related mezzanine loans are with respect to the One SoHo Square Mortgage Loan, 2.92x and 58.1%, respectively. See “—Assessments of Property Value and Condition” for additional information.

(2)	In the case of the Watermark Tempe Mortgage Loan (2.4%), the Cut-off Date LTV Ratio was calculated based upon a hypothetical valuation other than an “as-is” value. See “—Assessments of Property Value and Condition” for additional information.

See “—Assessments of Property Value and Condition” for additional information.

For more information regarding the 15 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Fifteen Mortgage Loans” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.3% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The pool of Mortgage Loans will include eleven (11) Mortgage Loans (15.1%), set forth in the table below entitled “Multi-Property Mortgage Loans”, which are each secured by two or more Mortgaged Properties. In some cases, however, the amount of the mortgage lien encumbering a particular Mortgaged Property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 200%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
U-Haul Sac 22	$37,633,193	2.7%
Huntsville Office Portfolio	30,000,000	2.2
ExchangeRight Net Leased Portfolio #48	27,000,000	2.0
CPC Portfolio	23,400,000	1.7
Brooklyn Multi Portfolio	22,500,000	1.6
Cityline Louisiana Storage Portfolio	17,821,178	1.3
Ohio Storage Portfolio	15,000,000	1.1
SVEA Portfolio II	11,810,000	0.9
Farrell Hampton Portfolio	11,750,000	0.9
CityLine TX & TN Portfolio	6,464,905	0.5
Conroe Texas Multifamily Portfolio	4,576,000	0.3
Total	$207,955,276	15.1%

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

Five (5) groups of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans” are not cross-collateralized but have borrower sponsors related to each other, but no group of Mortgage Loans having borrowers that are related to each other represents more than approximately 12.7% of the Initial Pool Balance. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
One SoHo Square	$135,000,000	9.8%
Swingline Building	40,000,000	2.9
Total for Group 1:	$175,000,000	12.7%

Group 2:
733 Amsterdam Ave	$18,400,000	1.3%
5517 Broadway	7,000,000	0.5
4138 Broadway	4,000,000	0.3
Total for Group 2:	$29,400,000	2.1%

Group 3:
Cityline Louisiana Storage Portfolio	$17,821,178	1.3%
CityLine TX & TN Portfolio	6,464,905	0.5
Cityline Port Charlotte	3,179,610	0.2
Total for Group 3:	$27,465,693	2.0%

Group 4:
4201 Tonnelle Ave	$11,310,000	0.8%
4001 Dell Ave	5,750,000	0.4
Total for Group 4:	$17,060,000	1.2%

Group 5:
Publix Enterprise	$9,087,639	0.7%
Shoppes at Stonebrook	6,140,689	0.4
Total for Group 5:	$15,228,328	1.1%

Mortgage Loans with related borrowers are identified under “Related Borrower” in Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
New York	24	$432,900,000	31.5%
Florida	6	$129,629,610	9.4%
California	6	$107,450,000	7.8%
New Jersey	6	$74,879,294	5.4%
Illinois	11	$69,089,644	5.0%
Arizona	5	$68,145,777	5.0%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout twenty-six (26) other states, with no more than 4.8% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

●	Thirty-seven (37) Mortgaged Properties (31.5%) are located in Florida, California, Arizona, Texas, New Mexico, Nevada, Colorado and Utah and are more susceptible to wildfires.

●	Seven (7) Mortgaged Properties (8.5%) are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on these reports, no Mortgaged Property has a seismic expected loss greater than 19%.

●	Fifteen (15) Mortgaged Properties (11.9%) are located in coastal areas in states or territories generally more susceptible to floods or hurricanes than properties in other parts of the country.

Mortgaged Properties With Limited Prior Operating History

Each of the respective Mortgaged Properties securing the 909 Third Avenue Fee Mortgage Loan (3.3%), the ExchangeRight Net Leased Portfolio #48 Mortgage Loan (2.0%), the Woodbridge Corporate Plaza Leased Fee (2.0%), the 4500 Academy Road Distribution Center Mortgage Loan (1.6%), the Publix Enterprise (0.7%), the Buckner Pointe Apartments Mortgage Loan (0.4%) and the CIC Gilbert Mortgage Loan (0.4%) was acquired within the 12-month period preceding the origination of the related Mortgage Loan and underwriting was based on limited prior operating history and limited financial figures and information.

Each of the respective Mortgaged Properties securing the Watermark Tempe Mortgage Loan (2.4%), the Promenade at New Town Mortgage Loan (2.0%), the 949-955 Flatbush Avenue Mortgage Loan (1.3%), the Pennsauken Logistics Center Mortgage Loan (1.3%), the Logan Industrial Mortgage Loan (0.8%), the shareDowntown Mortgage Loan (0.7%), the Lucid Motors Mortgage Loan (0.7%), the 3915 14th Avenue Mortgage Loan (0.7%), the 2102 Avenue Z Mortgage Loan (0.6%), the 2679 Redondo Mortgage Loan (0.4%) and the Conroe Texas Multifamily Portfolio Mortgage Loan (0.3%) was constructed, were substantially renovated or were in a lease-up period, within the 12-month period preceding the origination of the related Mortgage Loan and have no or limited prior operating history and/or lack historical financial figures and information.

Each of the respective Mortgaged Properties securing the 80 NE 40th Street Mortgage Loan (0.5%) is a single tenant property and is leased to a single tenant under a triple net lease, and in each case the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property or Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

Seven (7) Mortgaged Properties securing the One SoHo Square Mortgage Loan (9.8%), the Colonnade Corporate Center Mortgage Loan (1.7%), the 733 Amsterdam Ave Mortgage Loan (1.3%), the Pennsauken Logistics Center Mortgage Loan (1.3%), the 4201 Tonnelle Ave Mortgage Loan (0.8%), the 45 Crossways Park Drive Mortgage Loan (0.6%) and the Buckner Pointe Apartments Mortgage Loan (0.4%) have two or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

With respect to the Pennsauken Logistics Center Mortgage Loan (1.3%), the Mortgage Loan documents permit (1) the transfer by PS8600 LLC, one of the two tenants-in-common borrowers (“PS8600”), of its fee simple interest in the Property to VVP8600 LLC , the other tenants-in-common borrower (“VVP8600”), (2) the merger of PS8600 into VVP8600, or (3) the transfer all of the membership interests in PS8600 to VVP8600, provided, among other conditions, after giving effect to such transfer (i) either Anthony Grelli, Jr., one of the three non-recourse carveout guarantors, or Zachary Moore, the other non-recourse carveout guarantor, must continue to control VVP8600, (ii) subject to certain estate planning transfers permitted under the Mortgage Loan documents (“Estate Planning Transfers”), Anthony Grelli, Jr. must continue to own, directly or indirectly, at least a 20% legal and beneficial interest in VVP8600, and (iii) subject to Estate Planning Transfers, Zachary Moore must continue to own, directly or indirectly, at least a 20% legal and beneficial interest in VVP8600.

Condominium and Other Shared Interests

Five (5) of the Mortgaged Properties securing or partially securing the Red Rose Commons Mortgage Loan (2.5%), the Huntsville Office Portfolio Mortgage Loan (2.2%), the 2 Washington Mortgage Loan (1.8%), The Domain Mortgage Loan (1.5%) and the 733 Amsterdam Ave Mortgage Loan (1.3%) are secured, in certain cases, in part, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit without the borrower’s consent. See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

●	With respect to the 2 Washington Mortgage Loan (1.8%), the related Mortgaged Property is subject to a condominium regime. The condominium regime consists of three separate condominium boards including (i) a board for the improvements known as the North Building, comprising both the Mortgaged Property and certain non-collateral condominium units, (ii) a board for the improvements known as the South Building, comprising the adjacent non-collateral property and (iii) a board of managers overseeing both the North Building and the South Building (the “Board of Managers”). The borrower controls the condominium board for the North Building, but does not control the condominium board for the South Building or the Board of Managers. The Board of Managers is comprised of 5 members, of which the borrower appoints 2 and the owners of the South Building appoint the remainder. If less than all members of the Board of Managers are present when there is a quorum (requiring the presence of 75% of the related members), all decisions require unanimous approval. If less than all members of the Board of Managers are present, then all decisions require the approval of 75% of the Board of Managers.

●	With respect to The Domain Mortgage Loan (1.5%), the related Mortgaged Property is comprised of retail and office space within the mixed-use (retail, office and multifamily) lifestyle center known as The Domain I & II. Portions of The Domain I are subject to a condominium regime, which was created to separate the collateral retail uses from the non-collateral multifamily uses contained within the same buildings. Similarly, portions of The Domain II are subject to a condominium regime, which was created to separate the collateral retail uses from the non-collateral multifamily uses contained within the same buildings. The related borrowers do not control the related condominium boards; however, they do hold a 50% voting interest in the condominium board of each condominium association. Pursuant to condominium estoppels executed in connection with the origination of the Mortgage Loan, any insurance or condemnation proceeds relating to the portions of the Mortgaged Property subject to the condominium regimes must be held by an eligible institution (either the lender or an institution designated by the lender and meeting certain ratings requirements set forth in the estoppels) and disbursed toward restoration of the Mortgaged Property.

●	With respect to 733 Amsterdam Ave Mortgage Loan (1.3%), the Mortgaged Property is subject to a condominium regime made up of (i) 229 residential apartment units, (ii) the retail unit, (iii) the garage unit, and (iv) a community facility unit, of which the retail unit constitutes the entirety of the collateral for the Mortgage Loan. There are eight board seats, and the borrowers are allocated one of the board seats. The related borrowers do not have the power to control the related condominium.

Fee and Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	123	$1,292,677,299	94.0%
Leasehold	7	62,500,000	4.5
Fee/Leasehold	1	20,100,000	1.5
Total	131	$1,375,277,299	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general, unless the related fee interest is also encumbered by the related Mortgage (and subject to any exceptions to the representations and warranties identified below), each of the ground leases (other than in the case of the Watermark Tempe Mortgaged Property (2.4%) and the Dreamland Shopping Center Mortgaged Property (1.5%)) has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (or at least 10 years beyond the maturity date of a Mortgage Loan that fully amortizes by such maturity date) (in each case, taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

Mortgage Loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

In regards to ground leases, see representation and warranty number 36 in Annex D-1, representation and warranty number 35 in Annex E-1, representation and warranty number 35 in Annex F-1 and representation and warranty number 34 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than twelve (12) months prior to the Cut-off Date (other than with respect to one (1) Mortgage Loan, representing 1.1% of the pool). See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (“ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” ESAs have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II ESA generally consists of sampling and/or testing. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Environmental Site Assessment”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes” and “—Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Process”.

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the Swingline Building Mortgage Loan (2.9%), the related ESA identifies as a REC for the Mortgaged Property impacts to soil and groundwater associated with industrial operations historically conducted onsite from the 1950s through the 1990s. These impacts were identified during closure of industrial operations. To address these impacts, the Mortgaged Property was initially entered into the New York State Department of Environmental Conservation (“NYSDEC”) Voluntary Cleanup Program (“VCP”); however, in 2018 the Mortgaged Property cleanup was transferred into the NYSDEC’s Brownfield Cleanup Program (“BCP”). Several investigations have been performed onsite under the VCP and BCP to characterize the nature and extent of the impacts. Various remedial measures also have been implemented at the Mortgaged Property, including the installation of a sub-slab depressurization system (“SSDS”) to address potential vapor intrusion concerns; this SSDS continues to operate. According to the NYSDEC, remedial and monitoring activities are ongoing at the Mortgaged Property and Beam Suntory Inc. has been identified as the party responsible party for such activities. Given that impacts at the Mortgaged Property are actively being addressed by Beam Suntory Inc. under the oversight of the NYSDEC, the ESA consultant determined that no further action or investigation into this matter was necessary. However, the ESA consultant recommended that the Mortgaged Property continue to provide access to the remediating party for ongoing remedial and monitoring activities until closure is achieved.

●	With respect to the Red Rose Commons Mortgage Loan (2.5%), the related ESA identified as a REC for the Mortgaged Property an open VCP matter addressing impacts to site groundwater associated with industrial operations historically conducted by Aluminum Company of America (“ALCOA”) from 1953 until 1987. During closure of the ALCOA facility, various environmental investigations identified impacts to soils and groundwater at the Mortgaged Property above applicable standards. Remedial actions were conducted and soil at the Mortgaged Property was determined to have met Statewide Health Standards in July 1998. A groundwater remediation system was installed to extract and treat impacted groundwater; this remediation system remains active. Impacts to groundwater are currently being addressed through the Pennsylvania VCP under the oversight of the Pennsylvania Department of Environmental

Protection (“PADEP”). ALCOA has been identified as the responsible party in relation to the VCP matter. In December 1997, prior to redevelopment of the Mortgaged Property with the current retail improvements, a Consent Order and Agreement (“COA”) was filed between PADEP, ALCOA, and the borrower which stipulated the borrower did not cause or contribute to, and was not otherwise liable under environmental law, for the identified impacts at the Mortgaged Property. Given that the Mortgaged Property is connected to public water and sewer systems and is covered by relatively impervious surfaces (i.e., the building, sidewalks, drive/parking and landscaped areas); that, based on the time elapsed, it is likely groundwater impact concentrations continue to decrease; and, that the remaining impacts to groundwater are being remediated and monitored by ALCOA under PADEP oversight, the ESA consultant did not recommend any additional investigation into this matter.

●	With respect to the ExchangeRight Net Leased Portfolio #48 Mortgage Loan (2.0%), the related ESA for the Food4Less - Chicago Heights Mortgaged Property identifies as a REC for such Mortgaged Property groundwater impacts at an adjacent property formerly operated as a BP gas station. Impacts associated with an historic gasoline release have been detected along the boundary of the BP property shared with the southwestern portion of the Mortgaged Property and, according to the ESA consultant, such impacts have likely migrated onto the Mortgaged Property. The party responsible for the release and impacts has been identified as BP Remediation Management Services Co. In 2013, the agency governing the investigation and remediation of the release requested that a vapor intrusion investigation be conducted to identify any concerns at the Mortgaged Property, however, according to the governing agency, vapor intrusion has not been adequately investigated, and thus, the regulatory status of the release remains “open.” However, upon review of groundwater sampling data collected from 2005-2011 at a well located approximately 370 feet to the west of the Mortgaged Property building footprint, the ESA consultant determined that any subsurface impacts from the BP site did not appear to represent a significant vapor intrusion risk for the occupants of the current Mortgaged Property building. The ESA consultant additionally noted that groundwater at the Mortgaged Property is not utilized for potable purposes and that any impacted soils along the boundary with the BP site is covered by a paved parking lot. Accordingly, the ESA consultant concluded that no further investigation into this matter was necessary. The related ESA for the Walgreens – Alton Mortgaged Property identifies as RECs for the Mortgaged Property the use of an east adjacent property as a dry cleaners from potentially as early as 1926 through at least 1972; the historic presence and use of an underground storage tank located on the north and east adjacent property; and, an historic release at an active gas station located east of the Mortgaged Property beyond Washington Avenue. Although the historic release received closure from the governing agency in 2002, the ESA consultant notes that sampling activities related to this adjacent release were ultimately limited in nature. Accordingly, in order to confirm the presence or absence of soil and/or groundwater impacts due to the use of properties adjacent to the Mortgaged Property, the ESA consultant recommended that a limited subsurface investigation be conducted at the Mortgaged Property.

●	With respect to the 949-955 Flatbush Avenue Mortgage Loan (1.3%), a former 2000-gallon aboveground storage tank (“AST”) was installed at the Mortgaged Property in January 2010, but was not observed during the ESA consultant’s assessment. However, NYSDEC has the AST on file. The consultant recommended that the appropriate documentation be completed to demonstrate removal of the tank and then submitted to the NYSDEC. The estimated cost to address this matter is $1,000.

●	With respect to the Pennsauken Logistics Center Mortgage Loan (1.3%), the related ESA identified numerous existing RECs, including, among others, the following:

●	According to the related ESA, the immediately prior owner (the “Previous Owner”) of the Mortgaged Property purchased the Mortgaged Property in 1984 and used it as a site for manufactured various aluminum products and later used the manufacturing facility for storage and warehousing. Subsequently, a Phase I ESA was prepared in November 2019 (the “2019 Pennsauken Report”) and identified numerous Areas of Concerns (“AOCs”) that the 2019

Pennsauken Report identified as RECs, including, among others, soil samples around historical locations of certain aboveground storage tanks containing several types of chemical substance above acceptable levels, compounds such as petroleum hydrocarbons detected in the discharges from the sewer system connected to the loading docks, inactive rail lines around which soil samples were found to contain aluminum, beryllium and manganese concentrations above acceptable levels, and soil samples around historical locations of certain oil underground storage tanks containing elevated concentrations of total petroleum hydrocarbons. According to the ESA, the React Environmental Professional Services Group, Inc. (“REPSG”) completed vapor sampling in 2020 at the Mortgaged Property, and the results indicated that benzene, trichloroethylene and vinyl chloride were detected above the New Jersey Department of Environmental Protection (“NJDEP”) non-residential soil gas screening levels. Furthermore, REPSG investigated several of the AOCs identified in the 2019 Pennsauken Report by collecting and analyzing soil samples and identified the parameters within which related contaminations exist. However, several of the AOCs identified in the 2019 Pennsauken Report remain uninvestigated. Based on the most recently reported soil and groundwater impacts as described herein and the need for further investigations, the ESA identified the foregoing conditions as a REC.

●	The Mortgaged Property is adjacent to the Pennsauken Sanitary Landfill, which is currently permitted by NJDEP as a solid waste disposal facility. Reportedly, historical dumping practices and/or absence of lining/capping at the landfill site prior to the current ownership has resulted in contamination and the offsite migration of the groundwater. Since 2012, a Licensed Site Remediation Professional (“LSRP”) has presided over the remedial investigations at the site and has established an institutional control in the form of a groundwater Classification Exemption Area (“CEA”). Despite the ongoing remedial actions and regulatory control, the ESA identified the presence of contaminated groundwater at the Mortgaged Property from the adjacent landfill as a REC.

●	The Mortgaged Property is adjacent to the former site of an aluminum manufacturing facility where chromic acid-bearing conversion coating solution was used in the manufacturing process until 2002. Over the years, investigations have been conducted to identify chromium and hexavalent chromium in soil and groundwater under guidance of NJDEP, including establishment of the CEA to provide continued institutional control and the engagement of REPSG to continue the remedial investigations. Nevertheless, the ESA noted that the documented soil impacts and need for additional remedial investigations of both soil and groundwater represent a REC.

In connection with the foregoing RECs, the ESA recommended that remedial investigations and/or remedial actions should continue at the discretion of the LSRP of record until regulatory closure is granted. The ESA further recommended that, in the event of future ground disturbance and/or redevelopment activities, the presence and extent of the historic fill should be investigated under the oversight of an LSRP in accordance with the NJDEP Technical Requirements for Site Remediation and the NJDEP Historic Fill Material Technical Guidance. According to the borrower, the Previous Owner remains responsible for the remedial work under the direct oversight of the LSRP. In addition, in the event the Previous Owner becomes unable to bear the cost of the remedial work, then NJDEP will cover such costs until the regulatory closure is achieved. The borrower has covenanted under the Mortgage Loan documents to, among other requirements, perform all remedial investigations and/or remedial actions to the extent required by a New Jersey LSRP with respect to any RECs and issues identified and described in the ESA, until such time as a no further action letter is issued for all such conditions and issues.

●	With respect to the Kautex Industrial Mortgage Loan (0.8%), the related ESA identifies as a REC for the Mortgaged Property impacts to soils, soil vapor, and groundwater resulting from historic onsite industrial activities. These impacts were identified during various subsurface investigations and soil gas surveys conducted at the Mortgaged Property between at least 1996 and 2015. As a result of the subsurface investigation findings, a Baseline Environmental

Assessment (“BEA”) was prepared for the Mortgaged Property, and then later in October 2016 on behalf of NASS 2627 Clark LLC. The BEA allows the person(s) on whose behalf it is performed to purchase or operate at a property without taking on liability for historic impacts identified in the BEA. The BEA process requires the preparation of a Due Care Plan (“DCP”), which establishes requirements for the safe utilization of impacted property. A DCP was prepared for the Mortgaged Property in March 2009. The related ESA consultant identifies the DCP for the Mortgaged Property and the continuing obligations described in the DCP as controlled REC. Ultimately, the ESA consultant concluded that the known environmental conditions resulting from historical industrial operations at the Mortgaged Property appear to be controlled through the DCP, and thus determined that no further assessment into this matter appeared warranted. The ESA consultant did, however, recommend that a new BEA be completed by a new owner or operator of the Mortgaged Property, if any, in order to obtain certain liability protections, that the DCP continue to be adhered to, and that DCP compliance documentation be updated.

●	With respect to the shareDowntown Mortgage Loan (0.7%), the related Phase I ESA identified a recognized environmental condition at the Mortgaged Property in connection with concentrations of benzene in excess of applicable regulatory guidelines in groundwater samples taken by the Nevada Division of Environmental Protection at a groundwater monitoring well located approximately 15 feet north of the Mortgaged Property. According to the Phase I ESA, although the groundwater impacts appear to be related to reported releases of motor oil and gasoline at an offsite source located upgradient to the Mortgaged Property and the borrower is not anticipated to be held a responsible party, it is considered likely that benzene is present in the groundwater beneath the Mortgaged Property. In order to address any related vapor intrusion risks, the Mortgage Loan documents require the borrower to perform ambient air sampling for volatile organic compounds (VOCs) at the Mortgaged Property post origination. If the sampling identifies VOCs in excess of applicable regulatory guidelines, the borrower is required to, among other things, cause (i) a sub-slab venting system to be installed and (ii) cause a re-testing of the ambient air for VOCs to be performed.

●	With respect to the La Perla Apartments Mortgage Loan (0.7%), the related ESA identified as a REC for the Mortgaged Property known groundwater impacts at the north adjacent property associated with former dry-cleaning operations, which have migrated onto the Mortgaged Property. Impacts at, and migrating from, the north adjacent property are currently being investigated and remediated under the Indiana Department of Environmental Management (“IDEM”) Voluntary Remediation Program (“VRP”), and the party responsible for such investigation and remediation has been identified as Ajamie Brothers, LLC. Groundwater samples were taken at the Mortgaged Property in the area of the northern parking lot in December 2020, which samples identified impacts migrating from the north adjacent site above applicable standards. Based upon the sampling results from June 2019, the environmental consultant conducting the sampling recommended completion of an exterior soil gas investigation in proximity to the two nearest south-adjoining apartment structures on the Mortgaged Property. Given the known impacts to groundwater at the Mortgaged Property and the 2019 recommendation for a soil gas investigation, the related ESA consultant recommended that the borrower cooperate with IDEM and the responsible party relating to the investigation, remediation, and closure of the VRP matter, which should include, among other things, a soil vapor survey of the Mortgaged Property.

●	With respect to the 5517 Broadway Mortgage Loan (0.5%), related ESA identifies as a significant data gap for the Mortgaged Property the lack of removal/closure documentation for a heating oil underground storage tank (“UST”) historically located onsite. According to records reviewed by the ESA consultant, the heating oil UST was installed at the Mortgaged Property in 1956 and then later closed and removed. The information reviewed by the consultant did not include any additional information regarding removal activities or any subsurface testing data. The ESA consultant recommended obtaining tank closure reports along with subsurface data. In lieu of obtaining the tank closure documents, the consultant recommended a limited subsurface investigation to determine whether the former UST may have impacted the Mortgaged Property.

●	With respect to the Home2 Suites - Columbia SC Mortgage Loan (0.5%), the related ESA identifies as a controlled REC for the Mortgaged Property known groundwater and soil impacts associated with the historic use of the Mortgaged Property as a petroleum distribution facility from at least 1968 through 1976. Subsurface investigations, which took place after the removal of a 2,000-gallon gasoline UST in 1991, identified soil and groundwater impacts above applicable assessment levels. In 2012, the South Carolina Department of Health and Environmental Control (“SCDHEC”) issued Conditional No Further Action (“NFA”) status to the Mortgaged Property for the identified impacts. The Conditional NFA prohibits a change in land use from commercial/residential and prohibits groundwater use at the Mortgaged Property. The Conditional NFA also requires that the identified impacts not exceed Risk-Based Screening Levels (“RBSLs”) in the future, and if impacts are ultimately found to exceed the RBSLs, then the Conditional NFA requires additional site remediation. To address residual impacts, a vapor barrier was installed for the improvements on the Mortgaged Property. Post-installation indoor air quality sampling was required; however, this sampling has not yet been completed. The related ESA consultant has estimated the cost of such air quality sampling to be between $2,500 and $3,000. If the results of such sampling exceed the risk-based screening levels, the borrower must install an SSDS at borrower’s sole cost and expense. The loan documents include a post-closing obligation to complete vapor testing within 60 days of closing and, if required based on the results of such testing, the installation of the SSDS within 60 days thereafter.

●	With respect to the 4001 Dell Ave Mortgage Loan (0.4%), the related ESA identifies as a controlled REC for the Mortgaged Property historic industrial operations, which have resulted in impacts to site soils and groundwater. These impacts were identified during various investigations at the Mortgaged Property conducted between 2013 and 2015 as part of the New Jersey Site Remediation Program. Various remedial actions have also been conducted at the site, including the decommissioning and removal of underground storage tanks, excavation of impacted soils, and free product recovery from groundwater wells. In 2014, the Mortgaged Property received a Response Action Outcome (“RAO”), which is a written determination that the identified impacts have been remediated in accordance with applicable requirements. This RAO was amended in 2015. To address residual impacts remaining on site, the RAO includes restrictions such as the installation of a concrete and asphalt cap to serve as an engineering control; such engineering controls at the Mortgaged Property must be inspected biennially (into perpetuity) to ensure their continuing efficacy and functionality. Additionally, the RAO prohibits the use of groundwater at Mortgaged Property. Finally, the Mortgaged Property is located within a Groundwater Classification Exception Area (“CEA”). The CEA serves as an institutional control by providing notice that there are impacts to groundwater in a localized area. Given that impacts at the Mortgaged Property have received an RAO and that remaining impacts are being addressed through the institutional and engineering controls and the CEA in place at the Mortgaged Property, the ESA consultant determined that no further action or investigation in relation to this matter was necessary, however, the consultant did recommend continued compliance with the RAO requirements, including submittal of required biennial certifications to the NJDEP. The ESA consultant also recommended the characterization and disposal of eight 55-gallon drums and three 5-gallon plastic containers of unknown materials located through the Mortgaged Property, at an estimated cost of $3,000 - $5,000.

●	With respect to the 4138 Broadway Mortgage Loan (0.3%), the related ESA identifies as a significant data gap for the Mortgaged Property the lack of documentation/information surrounding the historic use of the Mortgaged Property for auto services and dry cleaning. The ESA consultant was not able to locate any documentation discussing the use, storage, treatment, or disposal of hazardous substances or petroleum products in relation to these historic onsite operations. Accordingly, the ESA consultant recommended conducting a limited subsurface investigation to determine whether historic operations at the Mortgaged Property may have impacted site soils and groundwater.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties with respect to the largest 15 Mortgage Loans and Mortgage Loans with PIPs or other required renovations exceeding 10% of the principal balance of the Mortgage Loan.

●	With respect to The Ziggurat Mortgage Loan (4.3%), the Mortgaged Property is currently undergoing a renovation which includes work relating to California Building Code and Americans with Disabilities Act access compliance and LEED Certification, and the remaing work is anticipated to cost approximately $6,457,962.

●	With respect to the Koppers Building Mortgage Loan (2.3%), at loan origination, the borrower deposited (a) $2,223,443 for tenant improvements for Koppers, Inc., Allegheny County Economic Development, Grable Foundation, and M&T, and (b) $4,244,705 into the CapEx reserve to cover the costs of restroom upgrades, elevator modernization, and cooling tower fans replacement required under the Mortgage Loan documents.

●	With respect to the Courtyard Lubbock Mortgage Loan (0.7%), the Mortgaged Property is currently undergoing a renovation anticipated to cost approximately $1,488,995.

There can be no assurance that these renovations will not adversely affect the performance at the property, that such renovation will be completed on time, or that there will be sufficient reserves available to cover the planned renovations. Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessments of Property Value and Condition

Appraisals

For each Mortgaged Property, the related mortgage loan seller obtained a current full narrative appraisal, which was generally obtained within twelve (12) months of the Closing Date, conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Appraisal and LTV Ratio”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes—Appraisal and Loan-To-Value Ratio” and “—Goldman Sachs Mortgage Company—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value”.

Engineering Reports

In connection with the origination of each Mortgage Loan included in the trust, other than as identified below, the related mortgage loan seller or other originator obtained an engineering report with respect to the related Mortgaged Property with an engineering report dated within seven (7) months of the Cut-off Date.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Physical Assessment Report”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes—Physical Assessment Report” and “Goldman Sachs Mortgage Company—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Zoning and Building Code Compliance and Condemnation

In connection with the origination of each Mortgage Loan included in the trust, the related mortgage loan seller or other originator generally examined whether the use and occupancy of the related real property collateral was in material compliance with zoning, land-use, building rules, regulations and orders then applicable to the related Mortgaged Property. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes—Zoning and Building Code Compliance”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes—Zoning and Building Code Compliance” and “Goldman Sachs Mortgage Company—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines”.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, (ii) the use of certain of the Mortgaged Properties may be legal non-conforming uses that may be prohibited or restricted after certain events, such as casualties and (iii) certain of the Mortgaged Properties may be subject to restrictions that restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

In the case of Mortgage Loans for which the related borrower is required to maintain law or ordinance insurance coverage, such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property.

With respect to the 125 West 16th Street Mortgage Loan (1.6%), the Mortgaged Property has undergone a renovation resulting in the Mortgaged Property consisting of 53 residential dwelling units for which all construction work has been completed, however, the Mortgaged Property did not have a valid certificate of occupancy at origination of the 125 West 16th Street Mortgage Loan for 53 residential dwelling units. The borrower is in the process of causing all of the necessary final inspections to occur and the 125 West 16th Street Mortgage Loan documents require that the borrower cause a temporary certificate of occupancy to be issued as promptly as possible.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 26 in Annex D-1, representation and warranty number 25 in Annex E-1, representation and warranty number 25 in Annex F-1 and representation and warranty number 24 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates arising out of the ordinary business of the borrowers, their sponsors, managers and affiliates or such persons may be or may have been subject to other material proceedings (including criminal proceedings).

With respect to the Campbell Plaza Mortgage Loan (1.9%), G.S. Jaggi, the related borrower sponsor, was an executive officer and director of First Magnus Financial Corporation (“First Magnus”), a residential mortgage lender, between 1996 and 2007.  In 2007, First Magnus filed for Chapter 11 bankruptcy. Following the bankruptcy filing, both Mr. Jaggi and First Magnus were named parties to a number of cease and desist orders by various states enjoining such parties from violating state law, rescinding applicable licenses and imposing related penalties for alleged violations of state law. Allegations under certain orders included, among other things, (ii) failure to distribute funds for loans that were closed or approved for closing, (ii) failure to deliver funds following the closing of loans within the required timeframe, (iii) taking loan applications with knowledge that the loans could not be funded, (iv) closing offices without proper notification and (v) failure to maintain required net worth. In 2015, the bankruptcy action was dismissed and no regulatory actions remain outstanding.

With respect to the 2 Washington Mortgage Loan (1.8%), the related borrower sponsor, Joseph Moinian, is a named defendant to an action brought by the issuer of an appellate bond that was posted on behalf of Sugar Bay Club & Resort (“Sugar Bay”), an entity in which Mr. Moinian holds an ownership interest, in connection with Sugar Bay’s appeal of a judgment against it in the amount of $1.6 million.  The issuer of the appellate bond brought the action seeking damages in the amount of $1.6 million (the amount of the appellate bond posted) upon the alleged failure of Mr. Moinian to provide updated financials or cash collateral as security for the appellate bond.

With respect to the 949-955 Flatbush Avenue Mortgage Loan (1.3%), the related borrower sponsor and nonrecourse carveout guarantor, Ezra Ashkenazi, was previously convicted of mail fraud, resulting in a fine in an amount approximately equal to $40,000 and between six and twelve months’ probation.

With respect to the 116 East 124th Street Mortgage Loan (1.3%), the three nonrecourse carveout guarantors, Carter F. Sackman, James F. Hefelfinger and Barry Judelson, were subject to a statement of claim asserting direct and derivative claims for breach of fiduciary duties and operating agreement for an alleged failure to pay their partner, Harry Derderian, who was an owner of the borrower at origination of the 116 East 124th Street Mortgage Loan. The partners collectively decided to settle all claims through a buyout of Mr. Derderian’s equity interest in the borrower. One of the borrower sponsors Alan Sackman, is the founder and chairman of the board of Sackman Enterprises, Inc., which is the non-member manager of the borrower. Sackman Enterprises, Inc. is currently in a mediation to settle a class action lawsuit with an owner in the luxury condo development, 70 Rainey Street, located in Austin, Texas that claims faulty construction standards at the development. Sackman Enterprises, Inc., Carter Sackman and James Hefelfinger are named as defendants in a pending lawsuit filed by the board of managers of Petit Verdot Condominium claiming a residential condominium building was not constructed in accordance with building plans and/or offering plan.

With respect to the Cityline Louisiana Storage Portfolio Mortgage Loan (1.3%), the CityLine TX & TN Portfolio Mortgage Loan (0.5%) and the Cityline Port Charlotte Mortgage Loan (0.2%), two of the three carveout guarantors, Lawrence Charles Kaplan and George Thacker, are defendants in an intercompany lawsuit filed by a former partner that alleges that Mr. Kaplan was taking excessive compensation and misusing company trade secrets to his personal advantage. The lawsuit is not related to the Mortgaged Properties. The lawsuit was filed against Mr. Kaplan in December 2018, and later amended to include Mr. Thacker in July 2019. The potential liability is not known. In addition, a lawsuit was filed against Mr. Kaplan on January 18, 2021 by an employee alleging, among other things, breach of contract and unjust enrichment, and seeks damages in excess of $3,000,000.

With respect to the Lucid Motors Mortgage Loan (0.7%), the related borrower sponsor, Stephen A. Finn, and his then wholly owned company, Gemisys Corporation (a transfer agent for limited partnerships), were each subject to sanction in 2002 by the Securities and Exchange Commission (the “SEC”) for violating rules applicable to transfer agents between 1992 and 2001. The SEC issued a cease and desist order against Mr. Finn and Gemisys Corporation ordering them to not commit any future violations of SEC rules and imposed fines in the amount of $15,000 and $10,000 against Mr. Finn and Gemisys Corporation, respectively.

With respect to the 80 NE 40th Street Mortgage Loan (0.5%), Edward Gindi, the non-recourse carveout guarantor, and Raymond Gindi and Isaac Gindi, the non-member managers of the borrower and, who together with Edward Gindi own indirect ownership interests in the borrower, are named defendants along with several other defendants in a civil litigation filed in November 2020 in the Supreme Court of the State of New York by a co-investor with whom they have invested in several properties. The plaintiff has alleged, among other things, that the defendants have failed to meet their obligations to their partners and creditors, including refusing to meet their capital call obligations to cover cash flow shortfalls caused by the pandemic and disseminating false information about the plaintiff. The plaintiff has asked for judgments, including capital calls in the aggregate amount exceeding $4 million and additional damages to be determined at trial. The case does not involve the Mortgaged Property or the related borrower.

With respect to the CIC Gilbert Mortgage Loan (0.4%), the borrower sponsor and nonrecourse carveout guarantor, Louis J. Rogers, is a defendant in a pending litigation filed December 15, 2011 for breach of contract regarding the sale to investors of tenant-in-common interests in commercial properties. The plaintiffs purchased $22.3 million in tenant-in-common interests and in July 2009 they exercised the option to require Triple Net Properties, LLC to repurchase all such interests. Mr. Rogers was a corporate officer at Triple Net Properties, LLC until April of 2007, four years before the complaint was filed. The plaintiffs are seeking damages of over $30 million.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Loan Purpose

Fifty-two (52) Mortgage Loans (67.9%) were originated in connection with the borrower’s refinancing of a previous mortgage loan.

Seventeen (17) Mortgage Loans (27.2%) were originated in connection with the borrower’s acquisition of the related Mortgaged Properties.

Two (2) Mortgage Loans (4.9%) were originated in connection with the borrower’s recapitalization.

Default History, Bankruptcy Issues and Other Proceedings

Certain of the borrower sponsors and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past. In some cases, Mortgaged Properties securing certain of the Mortgage Loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

With respect to the Montgomery Plaza Mortgage Loan (1.9%), the CPC Portfolio Mortgage Loan (1.7%), the Brooklyn Multi Portfolio Mortgage Loan (1.6%), the 125 West 16th Street Mortgage Loan (1.6%), the 4500 Academy Road Distribution Center Mortgage Loan (1.6%), The Domain Mortgage Loan (1.5%), the Wheatland Marketplace Mortgage Loan (1.3%), the Kautex Industrial Mortgage Loan (0.8%), the Publix Enterprise Mortgage Loan (0.7%), the Courtyard Lubbock Mortgage Loan (0.7%), the 45 Crossways Park Drive Mortgage Loan (0.6%), the Home2 Suites – Columbia SC Mortgage Loan (0.5%), the Shoppes at Stonebrook Mortgage Loan (0.4%), the CIC Gilbert Mortgage Loan (0.4%) and the Conroe Texas Multifamily Portfolio Mortgage Loan (0.3%), (a) within the last 10 years, borrower sponsors or key principals (or affiliates of borrower sponsors or key principals) have previously sponsored real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties in this trust (which Mortgaged Properties, in certain cases, involved prior owners in connection with financings unrelated to the Mortgage Loans)) that became or are currently the subject of foreclosure proceedings, deed-in-lieu of foreclosure, short sale, discounted pay offs, loan restructuring, forbearance agreement, bankruptcy or insolvency proceedings or similar proceedings or (b) the related Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership or the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring. See “—The Borrower’s Form of Entity May Cause Special Risks” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the

Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Forty (40) Mortgaged Properties (17.2%) are each leased to a single tenant. With respect to certain of these Mortgage Loans, the single tenant’s lease may expire prior to or shortly after the related maturity date or anticipated repayment date, as applicable. See Annex A-1 for tenant lease expiration dates for the single tenants at these respective Mortgaged Properties.

●	Sixteen (16) Mortgaged Properties (10.5%) are leased to a tenant that makes up 50% or more (but less than 100%) of the rentable square footage.

See “—Lease Expirations and Terminations” below, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations.

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each office, retail, industrial and mixed-use Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year or a rolling 12-month period. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan.

In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date or Anticipated Repayment Date of the related Mortgage Loan.

With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Property identified in the table below, such Mortgaged Property is occupied by a single tenant under a lease which expires prior to, or in the same year of, the maturity or the Anticipated Repayment Date of the related Mortgage

Loan, and (in the case of a Mortgage Loan secured by more than one Mortgaged Property) such Mortgaged Property(ies) secures at least 75% of the Mortgage Loan by allocated loan amount.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date
Kautex Industrial	0.8%	12/31/2030	8/6/2031
Logan Industrial	0.8%	1/1/2031	8/6/2031
Lucid Motors	0.7%	1/31/2031	7/6/2031
Amazon Prime Wynwood	0.7%	6/30/2026	8/6/2026
80 NE 40th Street	0.5%	5/30/2030	8/1/2031
5517 Broadway	0.5%	9/30/2029	8/6/2031
2679 Redondo	0.4%	3/21/2031	8/6/2031

There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity of the related Mortgage Loan.

With respect to the Mortgaged Properties shown in the table below, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or the same year as, the maturity (or, in the case of any ARD Loan, the Anticipated Repayment Date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of Net Rentable Area of Leases Expiring	Calendar Year of Lease Expiration	Mortgage Loan Maturity Date
College Point	2.9%	88.2%	2023	7/6/2031
Dreamland Shopping Center	1.5%	51.5%	2024	8/1/2031
116 East 124th Street	1.3%	65.6%	2025	8/6/2031
Pennsauken Logistics Center	1.3%	85.3%	2025	8/1/2031
5800 Uplander	1.1%	63.3%	2027	7/6/2031
4201 Tonnelle Ave	0.8%	51.6%	2025	8/6/2026
Mountain View Office	0.7%	58.4%	2030	8/6/2031
2102 Avenue Z	0.6%	66.2%	2031	7/6/2031
Huntsville Office Portfolio - Research Place	0.5%	81.3%	2025	8/6/2031
Shoppes at Stonebrook	0.4%	84.2%	2028	6/6/2031
Vallen Distribution Center	0.4%	97.0%	2024	8/6/2031
Farrell Hampton Portfolio - Farrell Executive Plaza	0.3%	51.8%	2023	8/6/2031
Farrell Hampton Portfolio - Watermill Plaza	0.1%	62.6%	2025	8/6/2031

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed-use and industrial Mortgaged Property.

Terminations.

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow”

that are common with respect to retail properties, certain tenant leases permit the related tenant to terminate its lease at any time. For example (with respect to the largest 15 Mortgage Loans and the largest 5 tenants at each related Mortgaged Property):

●	With respect to The Ziggurat Mortgage Loan (4.3%), the Doral Concourse Mortgage Loan (4.1%), the Red Rose Commons Mortgage Loan (2.5%), the Watermark Tempe Mortgage Loan (2.4%), the Huntsville Office Portfolio Mortgage Loan (2.2%), the ExchangeRight Net Leased Portfolio #48 Mortgage Loan (2.0%), the Koppers Building Mortgage Loan (2.3%) and the 4201 Tonnelle Ave Mortgage Loan (0.8%), certain of the related Mortgaged Properties are subject to leases where one or more of the top 5 tenants at such Mortgaged Property either has the right to terminate its lease during the term of the loan, prior to the stated expiration of the full lease term and during the term of the related Mortgage Loan (either at such tenant’s option or for reasons other than a landlord default under the applicable lease, including as a result of the trigger of co-tenancy provisions) and/or the right to reduce such tenant’s total leased space or reduce the related rent at the related Mortgaged Property pursuant to the related lease.

See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties. Also, see Annex A-3 for more information on material termination options relating to the largest 15 Mortgage Loans.

Government-sponsored tenants may have the right to rent reductions or may be able to cancel their leases at any time for lack of appropriations or as a result of a government shutdown or for damage to the leased premises caused by casualty or condemnation. In some of these cases, the government-sponsored tenant may have the right to terminate its lease at any time for any reason. Set forth below are certain government leases that individually represent more than 5% of the underwritten base rent for the related Mortgage Loan that may have these types of risks. See also “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgaged Property Name	Percent of Initial Pool Balance	Tenant(s)	Percent of Net Rentable Area	Percent of Underwritten Base Rent
The Ziggurat	4.3%	State of California - DGS	100.0%	100.0%
Doral Concourse	4.1%	Transportation Security Admin	12.3%	14.4%
Koppers Building	2.3%	Allegheny County Bar Association	7.4%	7.5%
		Allegheny County Economic Development	6.8%	9.5%
Jacksonville Concourse	2.0%	USSS	6.1%	7.5%
2 Washington	1.8%	NYC Board of Education	13.0%	7.8%
116 East 124th Street	1.3%	United States Postal Service	6.5%	8.6%
Southland Office Center	1.0%	Social Security Administration	9.2%	12.0%
Mountain View Office	0.7%	US Citizenship and Immigration	23.0%	29.2%
5517 Broadway	0.5%	United States Postal Service	100.0%	100.0%
SVEA Portfolio II – Spring Valley	0.2%	City of Dallas (WIC)	44.2%	45.9%
SVEA Portfolio II – Grand Prairie	0.1%	City of Dallas (WIC)	73.5%	67.8%
SVEA Portfolio II -Longview	0.1%	DFPS	100.0%	100.0%
SVEA Portfolio II - Garland	0.1%	City of Dallas (WIC)	75.3%	68.6%
SVEA Portfolio II – San Antonio	0.1%	OAG	100.0%	100.0%
SVEA Portfolio II – Texas City	0.1%	TDCJ	100.0%	100.0%
SVEA Portfolio II - Odessa	0.0%	TDCJ	100.0%	100.0%

See Annex A-3 for more information on material termination options relating to the largest 15 Mortgage Loans.

Other.

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Leased Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top five tenants by net rentable square footage at a Mortgaged Property or tenants individually or in the aggregate representing more than 25% of the net rentable area or underwritten base rent at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or are in rent abatement periods or sublease a material portion of their property, as set forth below with respect to the largest 15 Mortgage Loans and the five largest tenants listed on Annex A-1:

●	With respect to the One SoHo Square Mortgage Loan (9.8%), the largest tenant, Flatiron Health, representing approximately 28.4% of the net rentable area at the Mortgaged Property, is entitled to a rent abatement of 87.1% for the months of March 2027 through March 2028 (excluding the Double Verify space discussed below). In addition, Flatiron Health has pre-leased the space that is currently leased to Double Verify, representing approximately 3.9% of the net rentable area at the Mortgaged Property, for a term commencing subsequent to Double Verify’s lease expiration in November 2023. Flatiron Health is anticipated to take occupancy of the Double Verify space in March 2024 under a term that is co-terminus with the other Flatiron Health spaces expiring in February 2031. Flatiron Health is entitled to a rent abatement for the Double Verify space of 91.28% for the months of March 2027 through September 2027 and 58.1% for October 2027. We cannot assure you that Flatiron Health will take occupancy of or begin paying rent on the Double Verify space as expected or at all. Flatiron Health has also subleased approximately 30,668 square feet (approximately 13.7%) of its space to Petal Card, Inc. for a term expiring in June 2024 at approximately 35% of Flatiron Health’s contractual rent. In addition, Flatiron Health is currently marketing an additional 10,223 square feet (approximately 4.6%) of its space for sublease. We cannot assure you that Flatiron Health will be able to sublease its remaining space or continue paying rent.

●	With respect to the One SoHo Square Mortgage Loan (9.8%), the fifth largest tenant, Juul Labs, Inc., representing approximately 6.9% of the net rentable area at the Mortgaged Property, is not in occupancy of its space. The space is currently on the market for sublease, although Juul Labs, Inc. has been paying its rent. We cannot assure you that this space will be subleased or that Juul Labs, Inc. will continue to pay rent.

●	With respect to The Ziggurat Mortgage Loan (4.3%), the sole tenant, State of California – DGS, may terminate its lease at any time effective on or after December 31, 2026 by giving written notice at least 180 days prior to the date when such termination will become effective. In addition, the State of California – DGS may terminate its lease if the remaining tenant improvement work required pursuant to such tenant’s lease is not completed on or before March 1, 2023. A portion of such tenant improvement work relates to a lighting retrofit. If LEED certification is not achieved within 18 months of the completion of the lighting retrofit, the State of California – DGS may reduce the rent paid under the lease by 10% until such time as LEED certification is obtained.

●	With respect to the Doral Concourse Office Mortgage Loan (4.1%), a portion of the property leased to the U.S. Department of Homeland Security Transportation Security Administration (“TSA”). Under federal regulations, TSA is not required to recognize a purchaser of real property as a successor landlord under a lease unless and until TSA has determined that it is in its “best interest” and issues a novation agreement. Until such time as TSA delivers a novation agreement, TSA (a) may continue to pay rent under its lease to the prior owner/seller of the property, (b) may not be obligated to recognize the borrower as landlord under its lease, (c) may look to the prior landlord to perform any landlord obligations under its lease, and (d) if the lender were to become the owner of the Mortgaged Property through foreclosure, deed-in-lieu thereof or otherwise, absent a fully executed SNDA between TSA and the lender, may not be obligated to recognize the lender as lessor. A fully executed novation agreement was not delivered at origination with respect to the property because the TSA will not entertain delivery of same until the borrower has acquired the Mortgaged Property. At origination, (a) the borrower entered into an escrow agreement with the lender, pursuant to which the borrower (i) deposited into escrow an assignment of claims executed by the borrower (assigning all of its right, title and interest in all monies due under the TSA lease to the lender) and approving the lender’s notice of assignment claims, and (ii) permits the lender, upon the occurrence of a trigger period (as defined in the Mortgage Loan documents), to send the notice of assignment of claims, attaching the assignment of claims, to TSA, directing TSA to thereafter pay rent to the lender and (b) the seller contracted under the related purchase and sale agreement of the property, to deliver all rents under the TSA lease to the borrower until such time as the novation agreement is delivered. The Mortgage Loan documents require the borrower to deliver (a) fully executed SNDA, (b) a novation agreement, and (c) supplemental lease agreements evidencing the terms of the applicable novation agreements within 90 days of origination of the Doral Office Mortgage Loan. We cannot assure you the borrower will deliver such items as expected or at all.

●	With respect to the Watermark Tempe Mortgage Loan (2.4%), the largest tenant, OpenDoor, is entitled to an abatement of monthly base rent in an amount equal to approximately $693,048 per year during the first two months during each of the first four years of the term of its related lease. The third largest tenant, Robinhood, has executed a lease for an additional 19,564 square feet, representing approximately 6.3% of the net rentable area at the Mortgaged Property, but is not yet in occupancy of or paying rent on such space. Robinhood is expected to take occupancy of and commence paying rent on such space in November 2021. In addition, the fourth largest tenant, Align, has executed a lease for a space on the 13th floor, representing approximately 11.1% of the net rentable area at the Mortgaged Property, but is not yet in occupancy or paying rent on such space. Align is currently occupying approximately 5,000 square feet on the 9th floor at the Mortgaged Property pending the completion of the related build out of its space on the 13th floor. Align is anticipated to take occupancy in September 2021, after which it is entitled to a five-month free rent period. We cannot assure you that either Robinhood or Align will take occupancy of or commence paying rent on its respective space as expected or at all.

●	With respect to the Koppers Building Mortgage Loan (2.3%), (a) the second largest tenant at the Mortgaged Property, Allegheny County Bar Association (7.4% of net rentable area), is in a rent abatement period through June 2022; and (b) the third largest tenant at the Mortgaged Property, Allegheny County Economic Development (6.8% of net rentable area), has executed its lease, but its lease term does not commence until October 2021 and is in a rent abatement period through December 2023. We cannot assure you the related tenants will begin paying rent as expected or at all.

●	With respect to the St. John’s Town Center North Mortgage Loan (1.9%), the third largest tenant at the Mortgaged Property, 145 F Seafood Boil (4.8% of the net rentable square footage) has executed a lease but has not yet taken occupancy or commenced paying rent. We cannot assure you the tenant will take occupancy or begin paying rent as expected or at all.

●	With respect to the 2 Washington Mortgage Loan (1.8%), the entire multifamily portion of the Mortgaged Property (comprised of 345 multifamily units) is master leased to Sonder USA, Inc. (“Sonder”). Sonder has taken possession of and commenced paying rent on the 345 multifamily units pursuant to a phased lease and rent commencement schedule. Pursuant to such schedule, Sonder is entitled to certain rent abatement periods including, (i) following the occurrence of the lease commencement date for any individual phase, (x) a 100% abatement for the first monthly installment of base rent with respect to the multifamily units related to such phase, (y) a 50% abatement for the 2nd through 12th monthly installments of base rent with respect to the multifamily units related to such phase, and (z) a 25% abatement for the 21st through 28th, 45th through 48th, and 57th through 60th monthly installments of base rent with respect to the multifamily units related to such phase, and (ii) following the occurrence of the last lease commencement date (the “Final Phase Date”), (a) a 100% abatement of base rent with respect to all multifamily units for the 37th, 61st and 85th monthly installments of base rent after the Final Phase Date and (b) a 100% abatement of base rent for a month of Sonder’s choice with respect to all multifamily units following the 36th month after the Final Phase Date. At origination, the borrower deposited $3.0 million with the lender into a rent concession reserve. The reserve will be disbursed to the lockbox as rent in 12 equal installments over the first 12 months following the origination date, and will not be replenished. The reserve is not expected to be sufficient to cover all of the aforementioned rent abatement periods.

●	With respect to the Pennsauken Logistics Center Mortgage Loan (1.3%), the second largest tenant at the Mortgaged Property, Keymar Warehouse (12.8% of the net rentable area), benefits from three months of free rent for the months of November 2021, December 2021, and January 2022. We cannot assure you the tenant will begin paying rent as expected or at all.

●	With respect to the 5800 Uplander Mortgage Loan (1.1%), the largest tenant, TOMS Shoes, leasing approximately 63.3% of the net rentable area at the Mortgaged Property, has executed a lease but has not yet commenced paying rent or taken occupancy pending the completion of the build out of its related space. In addition, TOMS Shoes is entitled to certain rent abatements in an amount equal to approximately (i) $11,717 for the month of October 2021, (ii) $70,117 for each of the months of November 2021, December 2021 and January 2022, (iii) $11,717 for each of the months of February 2022, March 2022, April 2022, May 2022 and June 2022, (iv) $58,400 for the month of September 2022, (v) $59,520 for the month of September 2023 and (v) $60,800 for the month of September 2024. TOMS Shoes is anticipated to take occupancy of and to commence paying rent on its space by October 2021. We cannot assure you that TOMS Shoes will take occupancy of or commence paying rent on its space as expected or at all.

●	With respect to the Lucid Motors Mortgage Loan (0.7%), the sole tenant, Lucid Motors, has executed a lease and has commenced paying rent but is not yet in occupancy pending the completion of the build out of its related space. Lucid Motors is anticipated to take occupancy of its space by August 2021. We cannot assure you that Lucid Motors will take occupancy of its space as expected or at all.

In addition, certain other Mortgaged Properties may have tenants among the 5 largest tenants that have not taken possession or commenced paying rent. See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties. In addition, as indicated on “Annex A-3—Description of Top Fifteen Mortgage Loans”, certain tenants at a Mortgaged Property may not be paying rent with respect to a portion of their rented space.

Certain of the Mortgage Loans may also have tenants who are leasing their spaces on a month-to-month basis and have the right to terminate their leases on a monthly basis.

●	With respect to the 125 West 16th Street Mortgage Loan (1.6%), 12 of the 53 tenants at the Mortgaged Property, representing approximately 22.6% of Units, are leasing their spaces on a month-to-month basis.

In addition, certain of the tenant leases may permit a tenant to go dark at any time. For example, taking into account the 5 largest tenants based on net rentable square footage at those Mortgaged Properties with respect to the largest 15 Mortgage Loans or in cases where any Mortgaged Property is leased to a single tenant who has the option to go dark:

●	With respect to the Red Rose Commons Mortgage Loan (2.5%), the largest tenant at the Mortgaged Property, Burlington Stores, representing approximately 16.4% of the net rentable area, has the option to go dark at any time, provided that if the tenant is operating in less than 10,000 square feet for more than 180 consecutive days (except in the case repairs or remodeling, casualty, condemnations, assignment or subletting, or unavoidable delay), the related landlord may terminate the lease upon 30 days’ notice. The second largest tenant at the Mortgaged Property, Home Goods, representing approximately 15.1% of the net rentable area, has the option to go dark at any time, provided that if the tenant is closed for business more than 150 consecutive days (except in the case of remodeling, casualty or condemnation), the related landlord may terminate the lease upon 30 days’ notice. The third largest tenant at the Mortgaged Property, Best Buy, representing approximately 12.3% of the net rentable area, has the right to go dark at any time. The fifth largest tenant at the Mortgaged Property, PetSmart, representing approximately 10.9% of the net rentable area, has the right to go dark at any time.

●	With respect to the ExchangeRight Net Leased Portfolio #48 Mortgage Loan (2.0%), the sole tenant at the First Midwest Bank – Dekalb Mortgaged Property, the First Midwest Bank – Schaumburg Mortgaged Property and First Midwest Bank – Joliet Mortgaged Property, First

Midwest Bank, may permanently cease business operations at the Mortgaged Property for at least 6 months upon 90 days’ prior notice to the related landlord. At any time following the landlord’s receipt of the go dark notice, the landlord may elect to terminate the lease upon 90 days’ notice to the tenant. The sole tenant at the Walgreens – Bridgeview Mortgaged Property and the Walgreens - Oklahoma City Mortgaged Property, Walgreens, has the right to discontinue operations at any time. In addition, the sole tenant at the Walgreens – Alexandria Mortgaged Property, Walgreens, has the right to go dark at any time. If such period lasts in excess of twelve consecutive months (except by reason of strikes, fire, casualty, repairs or remodeling, governmental restrictions, the loss of any of Walgreens’ business licenses, assignment or subletting, or other causes beyond the Walgreens’ reasonable control), the related landlord may terminate the lease. The sole tenant at the Verizon - Beloit Mortgaged Property, Verizon Wireless, has the right to discontinue operations at any time. If such period lasts in excess of 30 days, related landlord may terminate the lease upon 30 days’ notice to the tenant. The sole tenant at the Food4Less - Chicago Heights Mortgaged Property, Food 4 Less, the right to go dark at any time. If such period lasts in excess of 30 consecutive months, the related landlord has the right to recapture the premises upon 120 days’ prior notice to the tenant. The sole tenant at the CVS Pharmacy – Hagerstown Mortgaged Property, CVS Pharmacy, has the right to cease operations at any time. If such period lasts in excess of 60 consecutive days, related landlord may terminate the lease upon 30 days’ notice to the tenant.

We cannot assure you that any tenants discussed above will take occupancy of the related premises or commence paying rent as expected or at all. Any failure to do so may have a material adverse effect on the related Mortgaged Property and the related borrower’s ability to satisfy its obligations under the related Mortgage Loan documents.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

In particular, with respect to the 5 largest tenants (based on net rentable area) and certain entities other than tenants with respect to the 15 largest Mortgage Loans:

●	With respect to The Ziggurat Mortgage Loan (4.3%), the Mortgaged Property is subject to a purchase option in favor PacificCal Debt II, LLC (“PacificCal”) pursuant to which PacifcCal has an option to purchase the portion The Ziggurat Property developed as a parking garage (“The Ziggurat Parking Garage”) for $30,000,000 any time prior to December 31, 2026. The sale is conditioned upon (i) confirmation that the sale will not result in a default under the State of California – DGS lease, (ii) that the sale does not require the consent of the City of West Sacramento pursuant to documents relating to the initial development of the site within which The Ziggurat Property is located (or that such consent has been granted) and (iii) that the sale will not cause the office building that will remain as collateral for The Ziggurat Mortgage Loan to be out of compliance with applicable zoning laws.

●	With respect to the Huntsville Office Portfolio Mortgage Loan (2.2%), the lease for the sole tenant at the 301 Voyager Way Mortgaged Property, Northrop Grumman Space & Mission Systems, grants such tenant a right of first refusal and right of first offer to purchase such Mortgaged Property upon the borrower’s receipt of a bona fide offer from a third party to purchase such Mortgaged Property or in the event that the borrower decides to market the 301 Voyager Way Mortgaged Property for sale. Pursuant to a subordination, non-disturbance and attornment agreement executed in connection with the origination of the Mortgage Loan, such right of first refusal and right of first offer will not apply to any foreclosure, conveyance in lieu of foreclosure or similar action in respect of such Mortgaged Property but will apply to any subsequent transfer of such Mortgaged Property.

●	With respect to the ExchangeRight Net Leased Portfolio #48 Mortgage Loan (2.0%), the lease for the sole tenant at each of the following individual Mortgaged Properties, Walgreens, has a right of first refusal to purchase the applicable Mortgaged Property upon the borrower’s receipt of an offer from an unaffiliated third party to purchase the Mortgaged Property: (i) the Walgreens – Alexandria Mortgaged Property, (ii) Walgreens – Bridgeview Mortgaged Property and (iii) the Walgreens – Oklahoma City Mortgaged Property. Walgreens has agreed that such rights of first refusal are inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or any other enforcement of the mortgage. The lease for the sole tenant at the Walgreens - Alton Mortgaged Property, Walgreens, provides the tenant with a right of first offer to purchase the Mortgaged Property, provided that such right of first offer is inapplicable in connection with a sale of at least two properties, including the Mortgaged Property, to the same buyer, provided the sale price of the properties (other than the Mortgaged Property) sold to such buyer is at least $250,000. Walgreens has agreed that such right of first offer is inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or any other enforcement of the mortgage. The lease for the sole tenant at each of the following individual Mortgaged Properties, First Midwest Bank has a right of first offer to purchase the Mortgaged Property upon the borrower’s election to sell the Mortgaged Property: (i) First Midwest Bank – Joliet, (ii) First Midwest Bank – DeKalb, (iii) First Midwest Bank – Schaumburg. First Midwest Bank has agreed that such rights of first offer are inapplicable to any foreclosure of the related mortgage of a deed-in-lieu thereof. The lease for the sole tenant at the Dollar Tree - Grimes Mortgaged Property, Dollar Tree, has a right of first refusal to purchase the Mortgaged Property upon the borrower’s receipt of a bona fide offer to purchase the Mortgaged Property that the borrower intends to accept. Such right of first refusal will be subject and subordinate to the rights of the lender under the related mortgaged and any acquisition of title to the Mortgaged Property.

In addition, with respect to the Mortgage Loans not included in the 15 largest Mortgage Loans, certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations at such Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Property in the event the related borrower decides to sell the related Mortgaged Property or a portion thereof, as applicable. See “—Certain Terms of the Mortgage Loans—Partial Releases”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates including, in certain circumstances under an operating lease between a borrower and an affiliate of the related borrower. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower, excluding Mortgaged Properties that are leased to an affiliate of the borrower that functions as an operating lease or have vacant space that is subject to a master lease with an affiliate of the borrower:

●	With respect to the Dreamland Shopping Center Mortgage Loan (1.5%), the Mortgage Loan documents allow E. Stanley Kroenke, one of the two non-recourse carveout guarantors, to enter into a master lease as the master lessee and the borrower as the master lessor (an “Acceptable Master Lease”) to avoid a cash sweep caused by the debt service coverage ratio dropping below 1.50x; provided, however, if James N. Gordon, the other non-recourse carveout guarantor, buys out E. Stanley Kroenke in accordance with the Mortgage Loan documents, the Acceptable Master Lease will no longer be permitted.

●	With respect to the 5800 Uplander Mortgage Loan (1.1%), the second largest tenant, APIC Corporation, leasing approximately 36.7% of the net rentable area at the Mortgaged Property, uses the Mortgaged Property as the headquarters for its photonics business and is an affiliate of the borrower.

●	With respect to the CIC Gilbert Mortgage Loan (0.4%), the borrower entered into a master lease with an affiliate, CS1031 MOB AZ I Master Lessee, LLC (“CS1031”), and CS1031 in turn leases the entire Mortgaged Property to CIC, PLLC, an Arizona professional limited liability company, which lease expires May 31, 2036.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. In particular, Mortgaged Properties secured (in whole or in part) by the Ziggurat Mortgage Loan (4.3%), the 5800 Uplander Mortgage Loan (1.1%), the Southland Office Center Mortgage Loan (1.0%), the Lucid Motors Mortgage Loan (0.7%), the Mountain View Office Mortgage Loan (0.7%), the 2679 Redondo Mortgage Loan (0.4%) and the Vallen Distribution Center Mortgage Loan (0.4%) are located in an area that is considered a high earthquake risk (seismic zone 3 or 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19%.

In the case of thirty-seven (37) Mortgage Loans (59.8%), the related borrowers maintain insurance under blanket policies.

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below:

●	With respect to the 909 Third Avenue Fee Mortgage Loan (3.3%), except to the extent maintained by the ground lessee under the ground lease, under which the borrower is the ground lessor, the borrower is required to maintain the insurance required under the Mortgage Loan documents. For so long as the ground lessee or any successor to the ground lessee maintains the insurance coverage required by the ground lease, the insurance provisions in the Mortgage Loan documents are deemed to be satisfied.

●	With respect to The Domain Mortgage Loan (1.5%), the related Mortgage Loan documents permit an insurance deductible or self-insured retention of up to $750,000.

See representation and warranty number 18 in Annex D-1, representation and warranty number 17 in Annex E-1, representation and warranty number 17 in Annex F-1 and representation and warranty number 16 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”, and see representation and warranty number 31 in Annex D-1, representation and warranty number 30 in Annex E-1, representation and warranty number 30 in Annex F-1, and representation and warranty number 29 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2 Annex F-2 and Annex G-2, respectively.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

●	With respect to the Red Rose Commons Mortgage Loan (2.5%), the related Mortgaged Property is subject to certain use restrictions pursuant to the condominium documents which govern the Mortgaged Property including, among other things, prohibitions on the use of the Mortgaged Property for uses other than retail and wholesale, sales and services or office space. In addition, the leases for (i) the largest tenant at the Mortgaged Property Burlington Stores, representing approximately 16.4% of the net rentable area, (ii) the second largest tenant at the Mortgaged Property Home Goods, representing approximately 15.1% of the net rentable area, (iii) the third largest tenant at the Mortgaged Property, Best Buy, representing approximately 12.3% of the net rentable area, (iv) the sixth largest tenant at the Mortgaged Property Barnes & Noble, representing approximately 10.0% of the net rentable area, (v) the seventh largest tenant at the Mortgaged Property, Pep Boys, representing approximately 7.0% of the net rentable area, (vi) the ninth largest tenant at the Mortgaged Property, Party City, representing approximately 5.1% of the net rentable area, and (vii) the eleventh largest tenant at the Mortgaged Property, Verizon Wireless, representing approximately 2.3% of the net rentable area each prohibit the landlord from leasing space at the Mortgaged Property for certain uses exclusive to the related tenant.

●	With respect to the Promenade at New Town Mortgage Loan (2.0%), the Mortgaged Property is subject to a master development structure for the development area with certain requirements, including, without limitation, (i) creation of a governing developer/association, (ii) architectural design review and approval, (iii) common area and common area easements, (iv) shared common area expense, and (v) area rules and regulations. Any liens are expressly subordinate to a first mortgage and are extinguished upon a foreclosure.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and see representation and warranty number 36 in Annex D-1, representation and warranty number 35 in Annex E-1, representation and warranty number 35 in Annex F-1, and representation and warranty number 34 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, (ii) the use of certain of the Mortgaged Properties may be legal non-conforming uses that may be prohibited or restricted after certain events, such as casualties and (iii) certain of the

Mortgaged Properties may be subject to restrictions that restrict renovations at the Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Appraised Value

In certain cases, appraisals may reflect “as-is” values and values other than “as-is”. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value unless otherwise specified in this prospectus, Annex A-1 and/or the related footnotes. The values other than “as-is” may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. The table below shows the LTV and appraised value using values other than “as-is”, as well as the corresponding LTV and appraised value using “as is” values.

Appraised Value

Mortgaged Property Name	% of Initial Pool Balance	Related Mortgage Loan Cut-off Date LTV Ratio (Other Than “As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (Other Than “As-Is”)	Appraised Value (Other Than “As-Is”)	Related Mortgage Loan Cut-off Date LTV Ratio (“As-Is”)	Related Mortgage Loan Maturity Date LTV Ratio (“As-Is”)	Appraised Value (“As-Is”)
Watermark Tempe(1)	2.4%	65.0%	65.0%	$186,150,000	67.2%	67.2%	$180,000,000
Koppers Building(2)	2.3%	71.8%	59.4%	$43,900,000	85.4%	70.7%	$36,900,000
Pennsauken Logistics Center(3)	1.3%	67.0%	57.7%	$26,500,000	69.6%	60.0%	$25,500,000
5800 Uplander(4)	1.1%	61.6%	61.6%	$23,750,000	66.4%	66.4%	$22,050,000
SVEA Portfolio II(5)	0.9%	69.8%	55.7%	$16,921,800	71.2%	56.9%	$16,590,000
Lucid Motors(6)	0.7%	52.6%	52.6%	$19,000,000	55.6%	55.6%	$18,000,000
3915 14th Avenue(7)	0.7%	64.3%	64.3%	$14,000,000	71.4%	71.4%	$12,600,000

(1)	The Appraised Value (Other Than “As-Is”) reflects the “Market Value Assuming Paid-off TIs, LCs & Rent Abatements” value effective as of May 11, 2021, which assumes that all remaining tenant improvements costs and leasing commissions have been paid and that there is no outstanding free rent.

(2)	The Appraised Value (Other Than “As-Is”) reflects the “Hypothetical Market Value Assuming Escrow” value effective as of April 5, 2021, which assumes an upfront reserve of $6,996,619 covering the costs of tenant improvements and leasing commissions associated with the pending leases and capital expenditures.

(3)	The Appraised Value (Other Than “As-Is”) reflects the “As Is - Keymar Extension” value effective as of May 12, 2021, which assumes proposed lease with the second largest tenant at the Mortgaged Property by net rentable area, Keymar Warehouse, is executed on the terms provided.

(4)	The Appraised Value (Other Than “As-Is”) reflects the “As-Stabilized” value effective as of July 1, 2022, which assumes the contractual tenant improvement costs and leasing commissions have been paid and there is no outstanding free rent.

(5)	The Appraised Value (Other Than “As-Is”) reflects the “As Portfolio” value, which attributes a premium of $331,800 to the aggregate value of the mortgaged properties as a whole.

(6)	The Appraised Value (Other Than “As-Is”) reflects the “As-Stabilized” value effective as of August 1, 2021, which assumes that the contractual tenant improvements costs and leasing commissions have been paid and there is no outstanding free rent.

(7)	The Appraised Value (Other Than “As-Is”) reflects the “As-Is (w/421a & w/ICAP)” value effective as of April 20, 2021, which assumes that the Mortgaged Property will benefit from both 421a and ICAP tax abatements. However, the related tax abatements are not yet in place.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain

Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty number 28 in Annex D-1, representation and warranty number 27 in Annex E-1 and representation and warranty number 27 in Annex F-1, and representation and warranty number 26 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively, for additional information.

●	With respect to the One SoHo Square Mortgage Loan (9.8%), the liability of the related non-recourse carveout guarantor for any bankruptcy-related recourse events is subject to a cap of 10% of the then outstanding principal balance of the related Whole Loan. In addition, there is no separate non-recourse carve-out for losses associated with breaches of the environmental covenants contained in the Mortgage Loan documents, provided, however, that the guarantor did enter into a separate environmental indemnity agreement.

●	With respect to the 909 Third Avenue Fee Mortgage Loan (3.3%), the non-recourse carveout guarantor’s liability under the guaranty and the environmental indemnity is limited to a maximum aggregate amount of $25,000,000 (the “Guarantor Liability Cap”); provided, however, that any costs and expenses incurred by the indemnitee (including reasonable attorney’s fees and costs) in connection with the enforcement of the guaranty or environmental indemnity and the collection of amounts due thereunder are not subject to the Guarantor Liability Cap.

●	With respect to the Dreamland Shopping Center Mortgage Loan (1.5%), the Mortgage Loan documents permit one of the two non-recourse carveout guarantors to buy out the other guarantor, provided, among other conditions, the remaining guarantor must continue to control the borrower and retain no less than 59.13% legal and beneficial interest in the borrower.

●	With respect to The Domain Mortgage Loan (1.5%), the liability of the related non-recourse carveout guarantor is subject to a cap of 15% of the original principal balance of the related Whole Loan, plus all reasonable out-of-pocket costs and expenses incurred in the enforcement of the guaranty or preservation of the lender’s rights under the guaranty.

●	With respect to the Cumberland Crossing Mortgage Loan (0.9%), there is no separate non-recourse carveout guarantor, and the related borrower is the only indemnitor under the related environmental indemnity agreement.

The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property only to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

With respect to certain of the Mortgage Loans, the related environmental indemnity may require the making of a claim against an applicable environmental policy prior to any claim being made under such environmental indemnity.

The environmental indemnities for certain of the Mortgage Loans contain a sunset on the borrower’s and/or the non-recourse carveout guarantor’s obligations and liability for claims asserted after a specified period of time (generally between one and three years) upon certain conditions set forth in the related Mortgage Loan documents including, without limitation, delivery of an acceptable updated Phase I or Phase II environmental assessment in certain cases. See representation and warranty number 43 in Annex D-1, representation and warranty number 41 in Annex E-1, representation and warranty number 41 in Annex F-1 and representation and warranty number 40 in Annex G-1 and the identified exceptions to those representations and warranties in Annex D-2, Annex E-2, Annex F-2 and Annex G-2, respectively, for additional information.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the One SoHo Square Mortgage Loan (9.8%), the Mortgaged Property has received a final certificate of eligibility from the New York Department of Finance with respect to two retrospective tax abatements for the Mortgaged Property under the New York Industrial and Commercial Abatement Program (an “ICAP Abatement”). Once the ICAP Abatement benefits are in effect, they are expected to be retroactive for the 2017/2018 tax year for the portion of the Mortgaged Property located at 161 Avenue of the Americas and for the 2018/2019 tax year for the portion of the Mortgaged Property located at 233 Spring Street and to run for a term of ten years from the applicable commencement date. Each ICAP Abatement is expected to provide a 100% exemption on the increase in property taxes due to the associated redevelopment of the Mortgaged Property for the initial 5 years of the term of such abatement and is then expected to phase down by 20% each year during the remaining five years of the term. Taxes were underwritten inclusive of the ICAP Abatements. However, the ICAP Abatements are yet in place at the Mortgaged Property and we cannot assure you that the borrower will obtain the ICAP Abatements as expected or at all.

●	With respect to the Watermark Tempe Mortgage Loan (2.4%), the Mortgaged Property benefits from a Government Property Lease Excise Tax (“GPLET”) abatement. To effectuate the GPLET arrangement, the borrower transferred the fee interest in the Mortgaged Property and related improvements to the City of Tempe. Pursuant to two ground leases (collectively, the “GPLET Leases”) between the City of Tempe, as ground lessor, and the borrower, as ground lessee, the City of Tempe ground leased the leasehold interest in the Mortgaged Property to the borrower for a term of eight years expiring in February 2028 and May 2028. Pursuant to the related development agreement, during the term of the GPLET Leases, in lieu of property taxes, the borrower is required to pay an annual rent of $10.00 under each of the GPLET Leases. At the expiration of the GPLET Leases, the City of Tempe is required to transfer the fee interest in the Mortgaged Property back to the borrower and the lien of the related mortgage will be spread to the fee interest. Taxes were underwritten inclusive of the GPLET abatement.

●	With respect to the Promenade at New Town Mortgage Loan (2.0%), the Mortgaged Property is located within a Neighborhood Improvement District requiring an additional annual charge to pay off the bonds issued by the city to aid in the development of the subdivision infrastructure (the “Bond Payments”). According to the borrower, the remaining bond payments are $40,437.79 each year from 2021 through 2024 and $23,300.11 in 2025, with the obligation to pay the Bond Payments completely ceasing on December 31, 2025. The taxes for the Mortgaged Property were underwritten including the Bond Payments through the year 2025.

●	With respect to Brooklyn Multi Portfolio Mortgage Loan (1.6%), the 4219 15th Avenue Mortgaged Property is subject to a J-51 abatement that commences in the 2021/2022 tax year. The Brooklyn Multi Portfolio - 4219 15th Avenue Mortgaged Property receives a 100% exemption through the 2030/2031 tax year, which exemption is then phased down by 20% per year thereafter through the expiration in 2034/2035. Taxes were underwritten to the estimated 10-year average expense not inclusive of the abatement. The Brooklyn Multi Portfolio - 30 Claver Place Mortgaged Property is subject to a J-51 abatement. The Brooklyn Multi Portfolio - 30 Claver Place Mortgaged Property receives a 100% exemption over the first 10 years, which exemption is then phased down by 20% per year thereafter through the expiration in 2029/2030. Taxes were underwritten to the estimated 10-year average expense not inclusive of the abatement.

●	With respect to the 4500 Academy Road Distribution Center Mortgage Loan (1.6%), the related Mortgaged Property is subject to a PILOT agreement. In order to obtain the benefit of such PILOT agreement, the fee interest in the Mortgaged Property was conveyed to the Industrial

Development Board of the City of Cookeville, Tennessee and ground leased back to the related borrower. The ground lease expires on July 17, 2044, with no renewal options. The related PILOT provides for a 85% abatement in real estate taxes through July 17, 2044 and can be terminated for a purchase option fee of $100. The abatement agreement is contingent on the Mortgaged Property reporting a minimum of 560 jobs in any given year (the “Jobs Expectation”). In the event that the number of jobs reported in any given year is below the Jobs Expectation, then the tax abatement will be decreased by an amount proportionate to the amount by which the Jobs Expectation exceeds the number of reported jobs. Taxes were underwritten at $290,445 annually.

●	With respect to the 949-955 Flatbush Avenue Mortgage Loan (1.3%), the related Mortgaged Property is anticipated to receive an ICAP Abatement commencing in the 2020/21 tax year. The Mortgaged Property receives a 100% exemption for the first 16 years which exemption, is then phased down by 10% per year thereafter through the expiration in 2045/2046. Taxes were underwritten to the estimated 10-year average abated tax amount.

●	With respect to the 116 East 124th Street Mortgage Loan (1.3%), the Mortgaged Property is subject to a 25-year ICAP Abatement which commenced in the 2012/13 tax year. The Mortgaged Property receives a 100% exemption for the first 16 years, which exemption is then phased down by 10% per year thereafter through the expiration in 2037/2038. Taxes were underwritten inclusive of the ICAP Abatement.

●	With respect to the 3915 14th Avenue Mortgage Loan (0.7%), the Mortgage Loan documents require the borrower to diligently pursue enrollment of the Mortgaged Property in both (i) the Affordable Housing NY Program as set forth under the 421a Abatement for a term of at least 35 years and (ii) the ICAP Abatement for a term of at least 25 years. Taxes were underwritten inclusive of the 421a Abatement and the ICAP Abatement. However, neither abatement are yet in place at the Mortgaged Property and we cannot assure you that the borrower will obtain either abatement as expected or at all.

●	With respect to the 2102 Avenue Z Mortgage Loan (0.6%), the related Mortgaged Property . is subject to a 15-year ICAP Abatement which is expected to commence in the 2022/2023 tax year. The Mortgaged Property receives a 100% for the first 11 years of the 15-year abatement program which exemption is then phased down 20% per year thereafter through the expiration in 2037/2038.

See “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

None of the Mortgage Loans were 30 days or more delinquent as of the Cut-off Date, and no Mortgage Loan has been 30 days or more delinquent during the 12 months preceding the Cut-off Date (or since the date of origination if such Mortgage Loan has been originated within the past 12 months). A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Thirty-eight (38) Mortgage Loans (62.5%) are interest only for the entire term of the Mortgage Loans until the maturity date.

Seventeen (17) Mortgage Loans (17.1%) provide for payments of interest and principal and then have an expected Maturity Date/ARD Balance at the maturity date.

Fourteen (14) Mortgage Loans (14.4%) provide for payments of interest only for the first 12 to 60 months following the origination date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan and therefore have an expected Maturity Date/ARD Balance at the related maturity date.

One (1) Mortgage Loan (3.3%) provides for payments of interest until the maturity date or Anticipated Repayment Date and then has an expected Maturity Date/ARD Balance at the related maturity date or Anticipated Repayment Date.

One (1) Mortgage Loan (2.7%) provides for payments of interest and principal until the maturity date or Anticipated Repayment Date and then has an expected Maturity Date/ARD Balance at the related maturity date or Anticipated Repayment Date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
1	9	$189,332,015	13.8%
5	2	68,000,000	4.9
6	59	1,105,920,284	80.4
11	1	12,025,000	0.9
Total:	71	$1,375,277,299	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Default) Days	Number of Mortgage Loans	% of Initial Pool Balance
0	71	100.0%
Total	71	100.0%

As used in this prospectus, “Grace Period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. See “—Real Estate and Other Tax Considerations” above. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

Single Purpose Entity Covenants

With respect to the Campbell Plaza Mortgage Loan (1.9%), the Mortgage Loan has a Cut-off Date principal balance in excess of $20 million. However, the borrower did not deliver a counsel’s opinion regarding non-consolidation of the borrower and the borrower does not have an independent director.

See “—Additional Indebtedness” below. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

ARD Loans

The 909 Third Avenue Fee Mortgage Loan (3.3%) and the U-Haul Sac 22 Mortgage Loan (2.7%) (each, an “ARD Loan”) provide that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the related ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Date and the Revised Rate for each ARD Loan. In addition, (i) the 909 Third Avenue Fee Mortgage Loan is interest-only until the Anticipated Repayment Date and (ii) the U-Haul Sac 22 Mortgage Loan amortizes until its maturity date. “Excess Interest” with respect to each ARD Loan is the interest accrued at the related Revised Rate in respect of such ARD Loan in excess of the interest accrued at the related Initial Rate (and, to the extent permitted by applicable law and the related Mortgage Loan documents, any compound interest thereon).

After the Anticipated Repayment Date, each ARD Loan further requires that all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance premium or prepayment charge) on the related ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its related Anticipated Repayment Date, the payment of Excess Interest will be deferred and will be required to be paid only after the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest, to the extent actually collected, will be paid to the holders of the Class S certificates and the VRR Interest. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of prepayment lockout, defeasance and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately three to seven payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that, in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Purchase Options and Rights of First Refusal” and “—Partial Releases” in this prospectus.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration. Additionally, certain Mortgage Loans may provide that, with respect to a Mortgaged Property that did not comply with the then current applicable zoning rules and regulations as of the date of the origination of such Mortgage Loan, in the event the related borrower is unable to obtain a variance that permits the continuation of the nonconformance(s) and/or the restoration thereof, as applicable, due to casualty, governmental action and/or any other reason, the related borrower will be required to partially prepay the Mortgage Loan in order to meet certain loan-to-value ratio and/or debt service coverage ratio requirements, if applicable, which partial prepayment may occur during a lockout period and without payment of any yield maintenance charge or prepayment premium. See “—Assessments of Property Value and Condition—Zoning and Building Code Compliance and Condemnation” in this prospectus.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans.

Voluntary Prepayments.

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

With respect to the One SoHo Square Mortgage Loan (9.8%), the related borrower is permitted to prepay the Mortgage Loan with the payment of a yield maintenance charge for a period of 24 payments, and then defease or prepay the Mortgage Loan with the payment of a yield maintenance charge the Mortgage Loan, if such defeasance or prepayment occurs prior to the related open prepayment period for a period of 54 payments.

Five (5) Mortgage Loans (9.3%) permit the related borrower, after a lockout period of 13 to 25 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

With respect to the 116 East 124th Street Mortgage Loan (1.3%), the related borrower is permitted, after a lockout period of 24 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount or defease the Mortgage Loan, if such prepayment or defeasance occurs prior to the related open prepayment period, for a period of 92 payments.

With respect to the AAA Platte Mortgage Loan (0.7%), the related borrower is permitted to prepay the Mortgage Loan at any time during the term of the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of 1.0% of the prepaid amount if such prepayment occurs prior to the related open prepayment period for a period of 115 payments.

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods(1)

Open Periods (Payments)	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
3	16	$249,176,681	18.1%
4	33	643,198,275	46.8
5	12	196,545,328	14.3
6	6	217,407,015	15.8
7	4	68,950,000	5.0
Total:	71	$1,375,277,299	100.0%

(1)	See Annex A-1 for specific criteria applicable to the Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons satisfying qualification criteria set forth in the related loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers of non-controlling interests so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders or the VRR Interest Owners); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of sixty-three (63) Mortgage Loans (the “Defeasance Loans”) (78.9%), permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

With respect to two (2) Mortgage Loans (11.1%) (the “YM/Defeasance Loans”), the related Mortgage Loan documents permit the related borrower (i) to substitute U.S. government securities as collateral and obtain a release of the related Mortgaged Property after a lockout period of at least two years from the Closing Date and prior to the open prepayment period, or (ii) prepay the Mortgage Loan in whole or in part with the payment of the greater of a yield maintenance charge and (except in the case of the One SoHo Square Mortgage Loan) a prepayment premium of 1%, of the prepaid amount during a prepayment period beginning after the 24th month following the origination date of the respective Mortgage Loan, and prior to the open prepayment period.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity, the balloon payment, or Anticipated Repayment Date, the principal balance outstanding, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to The Ziggurat Mortgage Loan (4.3%), provided that no event of default is continuing under the related Mortgage Loan documents (I) at any time after the date that is two years after the Closing Date, the borrower may deliver defeasance collateral and obtain release of The Ziggurat Parking Garage, and (II) at any time prior to the date that is two years after the Closing Date, the borrower may partially prepay the Mortgage Loan and obtain release of The Ziggurat Parking Garage, in each case solely in connection with the exercise by PacificCal Debt II, LLC of its option to purchase The Ziggurat Parking Garage, and provided that, among other conditions: (i) the defeasance collateral or partial prepayment, as applicable, is in an amount equal to (A) the greater of (1) 125% of the allocated loan amount for the individual Mortgaged Property, (2) such amount as is necessary to satisfy The Ziggurat Debt Yield Condition (as defined below), (3) such amount as is necessary to satisfy The Ziggurat LTV Condition (defined below), (4) such amount as is necessary to satisfy The Ziggurat Debt Service Coverage Ratio Condition (as defined below), plus (B) to the extent the amount described in the foregoing clause (A) when applied to partial is insufficient under REMIC requirements, as determined by the lender, the amount equal to such insufficiency, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers (in the case of a partial prepayment, if requested by the lender) a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is greater than the greater of (a) the debt service coverage ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, and (b) 3.70x, (“The Ziggurat Debt Service Coverage Ratio Condition”), (v) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a) 11.0% and (b) the debt yield for all of the Mortgaged Properties immediately prior to the date of notice to the partial release or the consummation of the partial release, as applicable, (“The Ziggurat Debt Yield Condition”), (vi) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) 65.7% and (b) the loan-to-value ratio for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, as applicable, the (“The Ziggurat LTV Condition”).

●	With respect to the U-Haul Sac 22 Mortgage Loan (2.7%), after the second anniversary of the Closing Date, the Mortgage Loan documents permit the borrower to obtain the release of any individual Mortgaged Property provided, among other conditions, (i) the borrower defeases the Mortgage Loan in an amount equal to 125% of the allocated loan amount for the Mortgaged Property to be released, (ii) after giving effect to such release (x) the debt service coverage ratio for the remaining Mortgaged Properties is equal to or greater than the greater of (1) 1.92x or (2) the debt service coverage ratio as of the last day of the calendar month that precedes the release date for all of the Mortgaged Properties that were subject to the lien of the related mortgage as of that date, and (y) the debt yield for the remaining Mortgaged Properties is equal to or greater than the greater of (1) 10.45% or (2) the debt yield as of the last day of the calendar month that precedes the release date for all of the Mortgaged Properties that were subject to the lien of the related mortgage as of that date, and (iii) satisfaction of customary REMIC requirements.

●	With respect to the Campbell Plaza Mortgage Loan (1.9%), after the first payment date following the second anniversary of the Closing Date, the Mortgage Loan documents permit the borrower to obtain the release of certain parcels identified in the Mortgage Loan documents (each, a “Campbell Release Parcel”) provided, among other conditions, (i) the borrower defeases the Mortgage Loan in an amount equal to the greater of (a) 115% of the allocated loan amount for the applicable Campbell Release Parcel and (b) 90% of the net sales proceeds for the applicable Campbell Release Parcel, (ii) after giving effect to such release, (a) the debt yield for the remaining mortgaged Property is not less than the greater of (x) 8.91% and (y) the debt yield immediately preceding such release, and (b) the debt service coverage ratio for the remaining Mortgaged Property is not less than the greater of (x) 1.55x and (y) the debt service coverage ratio immediately preceding such release, and (iii) satisfaction of customary REMIC conditions.

●	With respect to the Brooklyn Multi Portfolio Mortgage Loan (1.6%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the date that is two years after the Closing Date, the borrower may deliver defeasance collateral and obtain release of one or more individual Mortgaged Properties, provided that, among other conditions, (i) the defeasance collateral or partial prepayment, as applicable, is in an amount equal to the greater of (a) 125% of the allocated loan amount for the individual Mortgaged Property, and (b) 100% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is no less than the greater of (a) 1.75x, or (b) the debt service coverage ratio with respect to the remaining Mortgaged Properties immediately prior to the consummation of the applicable partial release or partial defeasance, as applicable, (v) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt yield with respect to the remaining Mortgaged Properties is greater than the greater of (a) 7.3% and (b) the debt yield for all of the Mortgaged Properties immediately prior to the date of notice of the partial release or the consummation of the partial release, (vi) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Property is no greater than the least of (a) 65%, or (b) the loan to value ratio with respect to the remaining Mortgaged Properties immediately prior to the consummation of the applicable partial release or partial defeasance, as applicable.

●	With respect to The Domain Mortgage Loan (1.5%), at any time after the earlier to occur of January 1, 2025 and two years after the closing date of the securitization that includes the last note to be securitized, the Mortgage Loan documents permit the related borrowers to obtain the release of the premises of an Anchor Tenant (as defined below) (each, a “Domain Release Parcel”) in connection with a transfer of a Domain Release Parcel, upon the satisfaction of certain conditions including, among others, (i) no event of default exists (ii) an Anchor Tenant Release Event (as defined below) has occurred, (iii) Simon Property Group, L.P. or Simon Inc. controls the borrowers, (iv) the borrowers defease the related Whole Loan in an amount equal to the greater of (a) the net sales proceeds from the sale of such Domain Release Parcel and (b) with respect to the IPIC Theaters premises, $4,059,500, with respect to the Dick’s Sporting Goods premises, $3,047,500 and with respect to the Diamond’s Direct premises, $218,500 (such amounts representing 115% of the allocated loan amounts for the Domain Release Parcels), (v) after giving effect to such release, the debt yield with respect to the remaining Mortgaged Property is required to be at least equal to the greater of (a) 9.0% and (b) the debt yield for the Mortgaged Property (including the Domain Release Parcel) for the twelve calendar months preceding the calendar quarter most recently completed prior to such release, (vi) if the Domain Release Parcel is conveyed to an affiliate of the borrowers, certain anti-poaching provisions are satisfied, (vi) the borrowers deliver a REMIC opinion, and (viii) if required by the lender, the lender receives a rating agency confirmation from each applicable rating agency. As used above, “Anchor Tenant” means Dick’s Sporting Goods, IPIC Theaters, Diamond’s Direct and any replacement tenant occupying all or substantially all of the space previously demised to any such Anchor Tenants, and “Anchor Tenant Release Event” means (i) any Anchor Tenant “goes dark,” vacates or ceases to occupy its related premises, (ii) any Anchor Tenant rejects its related lease at the Mortgaged Property in a bankruptcy action or proceeding, (iii) any Anchor Tenant otherwise vacates (on a permanent basis) its premises during the term of the related Whole Loan, or (iv) any Anchor Tenant’s related lease at the Mortgaged Property is terminated or expires.

●	With respect to Cityline Louisiana Storage Portfolio Mortgage Loan (1.3%), provided that no event of default is continuing under the related Mortgage Loan documents, (I) at any time after the date that is two years after the Closing Date, the borrower may deliver defeasance collateral and obtain release of one or more individual Mortgaged Properties, and (II) after the date that is two years after the Closing Date, the borrower will have the one-time right to partially prepay the Mortgage Loan and obtain release of one or more individual Mortgaged Properties, in each case, provided that, among other conditions, (i) the defeasance collateral or partial prepayment, as applicable, is in an amount equal to the greater of (a) 120% of the allocated loan amount for the individual Mortgaged Property, and (b) 100% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers (in the case of a partial prepayment, if requested by the lender) a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Properties is no less than the greater of (a) 1.25x, (b) the debt service coverage ratio with respect to all of the Mortgaged Properties as of the date of origination of the Cityline Louisiana Storage Portfolio Mortgage Loan, or (c) the debt service coverage ratio with respect to the remaining Mortgaged Properties immediately prior to the consummation of the applicable partial release or partial defeasance, as applicable, and (v) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Property is no greater than the least of (a) 70.3% (b) the loan to value ratio of all of the Mortgaged Properties as of the date of origination of the Cityline Louisiana Storage Portfolio Mortgage Loan or (c) the loan to value ratio with respect to the remaining Mortgaged Properties immediately prior to the consummation of the applicable partial release or partial defeasance, as applicable.

●	With respect to the Farrell Hampton Portfolio Mortgage Loan (0.9%), at any time after the second anniversary of the Closing Date, the Mortgage Loan documents permit the borrower to obtain the release of any individual Mortgaged Property in connection with a bona fide sale to an unaffiliated, third-party provided, among other conditions, (i) the borrower defeases the Mortgage Loan in an amount equal to the greater of (x) 130% of the allocated loan amount for the Mortgaged Property to be released and (y) 100% of the applicable net sales proceeds, (ii) after giving effect to such release (x) the debt service coverage ratio for the remaining Mortgaged Properties is no less than the greater of (1) 1.68x and (2) the debt service coverage ratio immediately preceding such release, (y) the loan-to-value ratio for the remaining Mortgaged Properties is no more than the lesser of (1) 69.5% and (2) the loan-to-value ratio immediately preceding such release, and (z) the Watermill Plaza Mortgaged Property may not be the only Mortgaged Property remaining subject to the lien of the related mortgage, and (iii) satisfaction of customary REMIC requirements.

●	With respect to the AAA Platte Mortgage Loan (0.7%), the Mortgage Loan documents permit the borrower to obtain the release of a portion of the Mortgaged Property consisting of approximately 83,350 square feet of non self-storage warehouse space and a portion of a paved lot (the “AAA Release Parcel”) in connection with an arm’s length sale to an unaffiliated, third party provided, among other conditions, (i) the borrower prepays the Mortgage Loan in an amount equal to the greater of (1) 100% of the applicable net sales proceeds and (2) 125% of the proportionate amount of the outstanding principal balance of the Mortgage Loan allocated to the AAA Release Parcel based on the value of the AAA Release Parcel to the value of the entire Mortgaged Property (such values to be determined by the lender based on an updated appraisal) (the “AAA Release Parcel Allocated Loan Amount”), provided that the AAA Release Parcel Allocated Loan Amount is required to be at least $5,560,000, together with any applicable yield maintenance premium, (ii) after giving effect to such release (x) the debt service coverage ratio for the remaining Mortgaged Property is no less than the greater of (1) the debt service coverage ratio immediately preceding the related sale and (2) 1.84x, and (y) the loan-to-value ratio for the remaining Mortgaged Property is no more than the lesser of (1) the loan-to-value ratio immediately preceding the related sale and (2) 59.9%, and (iii) satisfaction of customary REMIC requirements.

●	With respect to CityLine TX & TN Portfolio Mortgage Loan (0.5%), provided that no event of default is continuing under the related Mortgage Loan documents, at any time after the date that is two years after the Closing Date, the borrower may either deliver defeasance collateral or partially prepay the Mortgage Loan and obtain release of one or more individual Mortgaged Properties, in each case, provided that, among other conditions, (i) the defeasance collateral or partial prepayment, as applicable, is in an amount equal to the greater of (a) 120% of the allocated loan amount for the individual Mortgaged Property, and (b) 100% of the net sales proceeds applicable to such individual Mortgaged Property, (ii) the borrower delivers a REMIC opinion, (iii) the borrower delivers (in the case of a partial prepayment, if requested by the lender) a rating agency confirmation, (iv) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the debt service coverage ratio with respect to the remaining Mortgaged Property is no less than the greater of (a) 1.25x, (b) the debt service coverage ration with respect to all of the Mortgaged Properties as of the date of origination of the CityLine TX & TN Portfolio Mortgage Loan, or (c) the debt service coverage ratio with respect to the remaining Mortgaged Property immediately prior to the consummation of the applicable partial release or partial defeasance, as applicable, and (v) as of the date of notice of the partial release and the consummation of the partial release (whether by partial prepayment or partial defeasance), after giving effect to the release, the loan-to-value ratio with respect to the remaining Mortgaged Property is no greater than the least of (a) 71% (b) the loan-to-value ratio of all of the Mortgaged Properties as of the date of origination of the CityLine TX & TN Portfolio Mortgage Loan or (c) the loan-to-value ratio with respect to the remaining Mortgaged Property immediately prior to the consummation of the applicable partial release or partial defeasance, as applicable.

Furthermore, some of the Mortgage Loans, permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied.

In addition, we note the following:

●	With respect to the U-Haul Sac 22 Mortgage Loan (2.7%), provided no event of default has occurred and is continuing under the Mortgage Loan documents, the borrower has the right to acquire the fee simple estate in vacant land that is adjacent and contiguous to an existing individual Mortgaged Property (an “After Acquired Adjacent Property”), provided that the lender has received, among other things: (a) a title insurance policy (or commitment to issue the same) insuring the lien of the applicable mortgage encumbering the After Acquired Adjacent Property; (b) a settlement statement indicating that such After Acquired Adjacent Property was acquired without debt; (c) an environmental report showing no hazardous materials or risk of contamination at the adjacent property; (d) a REMIC opinion acceptable to the applicable rating agencies; and (e) a confirmation from the applicable rating agencies that such After Acquired Adjacent Property will not result in a withdrawal, qualification or downgrade of the respective ratings in effect immediately prior to such acquisition. Any such After Acquired Adjacent

Property will be encumbered by the lien of the mortgage on the related Mortgaged Property. The Mortgage Loan documents include a carve-out for any losses resulting from the acquisition of any After Acquired Adjacent Property. In addition, provided no event of default has occurred and is continuing under the Mortgage Loan documents, the borrower has the right to acquire a leasehold estate in property that is operated as a storage facility, but that is not contiguous to an existing Mortgaged Property (an “After Acquired Leasehold Property”), provided that the lender has received, among other things: (a) confirmation that such After Acquired Leasehold Property will be owned in fee simple by an affiliate of the guarantor; (b) an environmental report showing no hazardous materials or risk of contamination at the After-Acquired Leasehold Property; (c) a REMIC opinion acceptable to the rating agencies; and (d) a confirmation from the applicable rating agencies that such After Acquired Leasehold Property will not result in a withdrawal, qualification or downgrade of the respective ratings in effect immediately prior to such acquisition. Following acquisition of an After Acquired Leasehold Property, such property may only be operated as a remote storage facility, U-Box storage facility, or vehicle or recreational vehicle storage facility, and may not include any office, showroom, retail or administrative uses.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Sixty-one (61) of the Mortgage Loans (75.7%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Thirty-nine (39) of the Mortgage Loans (75.7% of the balance of these property types) are secured or partially secured by office, retail, mixed use and industrial properties and provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail and industrial properties only.

Sixty-one (61) of the Mortgage Loans (72.5%) provide for monthly or upfront escrows to cover capital expenditures and replacements.

Thirty-eight (38) of the Mortgage Loans (44.3%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

With respect to The Domain Mortgage Loan (1.5%), the Mortgage Loan documents permit the borrowers to provide a guaranty from the related non-recourse carveout guarantor in lieu of maintaining cash reserves for real estate taxes, insurance premiums, replacements, tenant rollover, major tenant events, outstanding TI/LC and gap rent. As of the origination date, the non-recourse carveout guarantor has provided guaranties in lieu of making cash deposits in the outstanding TI/LC and gap rent reserves.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See Annex A-1 and the related footnotes for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts.

The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	36	$ 786,873,262	57.2%
Springing	26	402,957,074	29.3
Soft	8	140,446,963	10.2
None	1	45,000,000	3.3
Total:	71	$1,375,277,299	100.0%

Except as set forth in the table above and described in “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions”, the borrower is entitled to receive a disbursement of all cash remaining in the lockbox or cash management account after required payment for debt service, agent fees, required reserves, and operating expenses, the agreements governing the lockbox and cash management accounts provide that the borrower has no withdrawal or transfer rights with respect to the related account. The lockbox and cash management accounts will not be assets of the issuing entity.

With respect to the 909 Third Avenue Fee Mortgage Loan (3.3%), the Mortgage Loan is not structured with a lockbox account. The borrower was required at loan origination to establish a cash management account into which the borrower is required to cause the ground lessee to deposit all rents from the ground lease. Prior to the related ARD, all funds in the cash management account are required to be applied in accordance with the mortgage loan documents with remaining funds to be disbursed to the borrower. After the ARD, any excess cash flow remaining after satisfaction of the waterfall items outlined in the mortgage loan documents is required to be paid to the lender to repay the outstanding principal and the accrued interest due under the mortgage loan documents.

Delaware Statutory Trusts

With respect to the Glenmuir of Naperville Mortgage Loan (2.4%), the ExchangeRight Net Leased Portfolio #48 Mortgage Loan (2.0%), the 4500 Academy Road Distribution Center Mortgage Loan (1.6%) and the CIC Gilbert Mortgage Loan (0.4%), the related borrower is a Delaware statutory trust (“DST”). A DST is restricted in its ability to actively operate a property. Accordingly, with the exception of the 4500 Academy Road Distribution Center Mortgage Loan (which does not have a master lease structure), the related borrower has master leased the property to a newly formed, single-purpose entity that is affiliated with the signatory trustee or manager for the related borrower. The master lease has either been subordinated to the related Mortgage Loan documents, or, in the case of the CIC Gilbert Mortgage Loan, the master lessee has joined with the related borrower in the related mortgage in order to pledge its interest in the related mortgaged property and master lease. In the case of a Mortgaged Property that is owned by a DST, there is a risk that obtaining the consent of the holders of the beneficial interests in the DST will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related Mortgaged Property.

Delaware statutory trusts are restricted in their ability to actively operate a property, including with respect to loan workouts, leasing and re-leasing, making material improvements and other material actions affecting the related Mortgaged Properties. There is a direct master lease between the Delaware statutory trust borrower and the master tenant of each Mortgaged Property. In addition, certain decisions may require the consent of the holders of the beneficial interests in the Delaware statutory trust and, in such event, there is a risk that obtaining such consent will be time consuming and cause delays with respect to certain actions needed to be taken by or on behalf of the borrower or with respect to the related

Mortgaged Properties. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Delaware Statutory Trusts”.

Shari’ah Compliant Loan

The Jacksonville Concourse Mortgage Loan (2.0%) was structured as a Shari’ah compliant loan. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Shari’ah Compliant Loans”.

The purpose of Shari’ah compliant lending structures is to provide financing to those that follow the Islamic faith and want to comply with Shari’ah laws. Although there are many requirements under Shari’ah laws that affect lending, the rule most affecting the standard loan structure is that Shari’ah laws prohibit transaction involving the payment of interest. This is based on the Shari’ah principle that it is unacceptable, in and of itself, for money to increase in value merely by being lent to another person. To accommodate the prohibition on interest, the structure is generally set up so that, although the Shari’ah compliant party is paying the amount that the lender would expect to receive as principal and interest payments and all other payments due under the Mortgage Loan documents, the payments themselves are characterized as rent. This is accomplished through the use of a non-Shari’ah compliant party that receives a traditional loan, and leases the property to the Shari’ah compliant party using a master lease (with the Shari’ah compliant party having an option to purchase the Mortgaged Property upon a payoff of the Mortgage Loan).

Exceptions to Underwriting Guidelines

With respect to the shareDowntown Mortgage Loan (0.7%), the Mortgage Loan is an interest only loan with a loan-to-value ratio of 67.2%, which is greater than the maximum loan-to-value ratio of 65.0% for interest only loans generally required by GACC’s underwriting guidelines. GACC’s decision to include the Mortgage Loan in the transaction was based on several factors, including (i) the related Mortgaged Property was stabilized within nine months from completion of construction of the Mortgaged Property, and as of the underwritten rent roll dated July 23, 2021, the related mortgaged property is 98.4% occupied, (ii) the Mortgaged Property is a newly developed, Class A/B building with access to downtown Las Vegas, and (iii) the experience of the borrower sponsors and their affiliates.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—JPMorgan Chase Bank, National Association—JPMCB’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes”, “—German American Capital Corporation—DB Originators’ Underwriting Guidelines and Processes” and “Goldman Sachs Mortgage Company—Goldman Originator’s Underwriting Guidelines and Processes”.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●

any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●

the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●

although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●

certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of the holder of a related Companion Loan, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance(1)	Cut-off Date Total Debt Balance(2)	Wtd. Avg. Total Debt Interest Rate(2)	Cut-off Date Mortgage Loan LTV Ratio(3)	Cut-off Date Total Debt LTV Ratio(2)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(3)	Cut-off Date Total Debt Underwritten NCF DSCR(2)
One SoHo Square	$135,000,000	9.8%	$120,000,000	$650,000,000	$905,000,000	3.0330%	34.8%	67.0%	4.88x	2.28x
4500 Academy Road Distribution Center	$22,000,000	1.6%	$12,000,000	$50,000,000	$84,000,000	4.3500%	59.0%	68.9%	2.63x	1.83x

(1)	Calculated including any related Pari Passu Companion Loans and Subordinate Companion Loans, if applicable.
(2)	Calculated including any related mezzanine debt, any related Pari Passu Companion Loans and any related Subordinate Companion Loans and weighted by original balances, if applicable.
(3)	Calculated including any related Pari Passu Companion Loans but excluding any related Subordinate Companion Loans, if applicable.

Each mezzanine loan related to the Mortgage Loans identified in the table above, is subject to an intercreditor agreement between the holder(s) of the related mezzanine loan(s) and the related lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan(s). Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan(s) are subordinate after an event of default under the related Mortgage Loan (after taking into account the cure rights of the mezzanine lender(s)) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related mortgage lender does not own a corresponding claim or right, and, even if mortgage lender owns a corresponding claim or right, the mezzanine lender is permitted to seek payments under its mezzanine loan guaranty if the mortgage lender fails to commence litigation within a specified period (generally ranging from 30 to 60 days) following receipt of mezzanine lender’s claim), (b) so long as there is no event of default under the related Mortgage Loan (after taking into account the cure rights of the mezzanine lender(s)), the related mezzanine lender(s) may accept payments on and prepayments of the related mezzanine loan(s) prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash), (c) the related mezzanine lender(s) will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender(s) may amend or modify the related mezzanine loan(s) in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the consent of the mezzanine lender(s) to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender(s) may foreclose upon the pledged equity interests in the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, and a change in the management of the related Mortgaged Properties and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary default (or, in some cases, any event of default) occurs and continues under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender(s) has or have, as applicable, the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus (without duplication) any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations and exclusions, any Liquidation Fees, Workout Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges, liquidated damages and prepayment premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related mortgage loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum Debt Service Coverage Ratio	Combined Minimum Debt Yield	Intercreditor Agreement Required
One SoHo Square(1)	$135,000,000	67.0%	2.22x	6.82%	Y
Doral Concourse	$56,000,000	58.2%	2.75x	9.25%	Y
909 Third Avenue Fee(2)	$45,000,000	23.4%	1.10x	3.60%	Y
Jacksonville Concourse(3)	$27,950,000	75.0%	2.00x	10.0%	Y

(1)     With respect to the One SoHo Square Mortgage Loan (9.8%), the Mortgage Loan documents limit future mezzanine debt to an amount equal to or less than $90.5 million.

(2)     With respect to the 909 Third Avenue Fee Mortgage Loan (3.3%), the Mortgage Loan documents permit a future mezzanine loan in connection with an assumption of the Mortgage Loan.

(3)     With respect to the Jacksonville Concourse Mortgage Loan (2.0%), in addition to the conditions set forth in the table, the Mortgage Loan by itself must have a minimum debt service coverage ratio and a minimum debt yield of 2.03x and 10.54%, respectively.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval and may include certain cure and purchase rights.

The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents. In addition, in certain cases, an affiliate of the borrower may be entitled to pledge indirect interests in the borrower as security for a loan.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

With respect to The Ziggurat Mortgage Loan (4.3%), the borrower sponsor obtained two levels of preferred equity contributions in connection with, and to partially fund, the acquisition of the related Mortgaged Property, the first in the amount of $16,250,000 (the “P1 Amount”) contributed to the sole member of the related borrower (the “P1 JV”), with the preferred equity holder (the “P1 Holder”) owning a preferred equity membership interest in such sole member (such preferred equity investment and the terms governing the same, “P1”), and the second contributed and loaned, respectively, by two affiliates unrelated to the P1 Holder (collectively, the “P2 Holder”) in the aggregate amount of $8,650,000 (the “P2 Amount”), structured as a $50,000 capital contribution to the sponsor member in the sole member of the borrower (the “P2 JV”) and an $8,600,000 loan to the P2 JV (such preferred equity investment and loan and the terms governing the same, “P2”). P1 provides for an annual return of 6% and P2 provides for an annual return of 10% (each a “Preferred Return”), in each case payable from and to the extent of available cash (after payment of amounts due under The Ziggurat Mortgage Loan documents and costs for operation of the related Mortgaged Property) distributed by the borrower to the P1 JV (in the case of P1) or by the P1 JV to the P2 JV (in the case of P2). The Preferred Returns are not payable on a current basis, and to the extent available cash is not sufficient to pay any applicable Preferred Return, the unpaid portion of such Preferred Return is deferred on a compounding basis such that the deferred amounts accrue at the applicable Preferred Return. There is no mandatory redemption date, although to the extent that available cash (or excess net proceeds from certain capital events, such as the sale of the Mortgaged Property or applicable portions thereof, that are distributed by the borrower to the P1 JV (in the case of P1) or by the P1 JV to the P2 JV (in the case of P2)) is in excess of the Preferred Returns and other amounts to be paid to the P1 Holder or P2 Holder, as applicable, such excess funds are to be applied to amortization of the P1 Amount and/or P2 Amount, as applicable, based on the applicable P1 and/or P2 amortization provisions. Each of the P1 Holder and P2 Holder have certain approval rights over major decisions, including operational matters pertaining to the related Mortgaged Property, such as budgets and business plans, and in certain limited circumstances to require the sale of the Mortgaged Property (subject to the repayment or defeasance of The Ziggurat Mortgage Loan). Neither of the P1 JV nor the P2 JV provide for a change of control based on failure to pay the Preferred Return; however in certain circumstances, such as for cause or breach of the related joint venture documents for the P1 JV and/or P2 JV, they permit a change of control of the P1 JV and/or P2 JV from the borrower sponsor to the

P1 Holder and/or P2 Holder, as applicable. Any change of control would be subject to satisfaction of the requirements and conditions of The Ziggurat Mortgage Loan documents, with The Ziggurat Mortgage Loan documents only permitting a change of control in favor of the P1 Holder.

With respect to the CIC Gilbert Mortgage Loan (0.4%), there is preferred equity in an upstream entity. CS1031 MOB AZ I SPE Member, LLC (“CS1031 SPE”) is the sole member of both the signatory trustee of the related borrower and of the master tenant. CS1031 SPE has two members, Capital Square Realty Advisors, LLC, as the manager member (“Capital Square”) and SSB MOB AZ I Pref, LLC, as the preferred member (“SSB Pref”). At origination of the mortgage loan, SSB Pref is owned 100% by Capital Square. Capital Square’s 100% interest in SSB Pref is pledged to an unrelated third party, Sandy Spring Bank, a Maryland banking corporation, which in return provided equity. Upon certain CIC Gilbert Trigger Events, SSB Pref has the right to, among other things, replace Capital Square as manager of CS1031 SPE, subject to the lender’s prior written consent. “CIC Gilbert Trigger Events” includes, without limitation, (a) CS1031 SPE’s failure to make certain disbursements to SSB Pref, (b) CS1031 SPE’s failure to redeem the SSB Pref’s unreturned capital contribution, (c) a removal of Capital Square as the managing member for cause, which shall include, without limitation, the commission of any act of fraud, negligence, willful misconduct or misappropriation relating to the management or operations, and (d) the sale, pledge, hypothecation, encumbrance, assignment, or other transfer of all or any portion of Mortgaged Property without SSB Pref’s prior written approval. With respect to the See “—Mezzanine Indebtedness” above.

Other Indebtedness

Certain Mortgage Loans permit the borrower to incur certain other indebtedness, as described below:

●

With respect to The Domain Mortgage Loan (1.5%), the related Mortgage Loan documents permit the related borrower to enter into a PACE Loan secured by the related Mortgaged Property for an amount not to exceed $5,000,000. The Mortgage Loan documents define “PACE Loan” as any (x) “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the related Mortgaged Property.

The Whole Loans

General

Each of the Mortgage Loans secured by the One SoHo Square Mortgaged Property, the College Point Mortgaged Property, the Watermark Tempe Mortgaged Property, the Huntsville Office Portfolio Mortgaged Properties, the Woodbridge Corporate Plaza Leased Fee Mortgaged Property, the ExchangeRight Net Leased Portfolio #48 Mortgaged Properties, the 2 Washington Mortgaged Property, the Colonnade Corporate Center Mortgaged Property, the 4500 Academy Road Distribution Center Mortgaged Property and The Domain Mortgaged Property is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s), if any, and, in the case of the Mortgage Loan securing the One SoHo Square Mortgaged Property, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder of a related Companion Loan (the “Companion Holder”) are generally governed by an intercreditor or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

“AB Whole Loan” means any Whole Loan comprised of a Mortgage Loan, a Subordinate Companion Loan and, in certain cases, one or more Pari Passu Companion Loans. The One SoHo Square Whole Loan is the only AB Whole Loan related to the issuing entity.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) with a “Yes” answer in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Note(s) with respect to each Whole Loan will be the promissory note(s) with “No” answers in the column “Control Note (Yes/No)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Current or Anticipated Holder of Note(s)” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Non-Serviced AB Whole Loan” means for any Whole Loan identified as “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below with a Subordinate Note under the “Note Type” column in such chart.

“Non-Serviced Certificate Administrator” means for any Non-Serviced Whole Loan, the certificate administrator relating to the related Non-Serviced PSA.

“Non-Serviced Companion Loan” means each of the Companion Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date.

“Non-Serviced Directing Certificateholder” means with respect to any Non-Serviced Whole Loan, the directing certificateholder (or equivalent) under the related Non-Serviced PSA.

“Non-Serviced Intercreditor Agreement” means with respect to any Non-Serviced Whole Loan, the related intercreditor agreement.

“Non-Serviced Master Servicer” means with respect to any Non-Serviced Whole Loan, the master servicer relating to the related Non-Serviced PSA.

“Non-Serviced Mortgage Loan” means each of the Mortgage Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date.

“Non-Serviced Operating Advisor” means for any Non-Serviced Whole Loan, the operating advisor relating to the related Non-Serviced PSA.

“Non-Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date.

“Non-Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as (i) “Non-Serviced” under the column entitled “Mortgage Loan Type” with one or more Non-Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and no Subordinate Companion Loans and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” with one or more Non-Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below, on and after the related Servicing Shift Securitization Date.

“Non-Serviced PSA” means each of the PSAs (i) identified under the column entitled “Non-Serviced PSA” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) pursuant to which a Servicing Shift Whole Loan is governed, on and after the related Servicing Shift Securitization Date.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means for any Non-Serviced Whole Loan, the special servicer relating to the related Non-Serviced PSA.

“Non-Serviced Trustee” means for any Non-Serviced Whole Loan, the trustee relating to the related Non-Serviced PSA.

“Non-Serviced Whole Loan” means each of the Non-Serviced Pari Passu Whole Loans and the Non-Serviced AB Whole Loan.

“Serviced Companion Loan” means each of the Companion Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below prior to the related Servicing Shift Securitization Date.

“Serviced Mortgage Loan” means each of the Mortgage Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below prior to the related Servicing Shift Securitization Date.

“Serviced Pari Passu Companion Loan” means each of the Companion Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Companion Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below prior to the related Servicing Shift Securitization Date.

“Serviced Pari Passu Mortgage Loan” means each of the Mortgage Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” that is pari passu in right of payment with the related Mortgage Loan in the table entitled “Whole Loan Control Notes and Non-Control Notes” below

“Serviced Pari Passu Whole Loan” means each of the Whole Loans identified as “Serviced” under the column entitled “Mortgage Loan Type” with one or more Serviced Pari Passu Companion Loans in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and no Subordinate Companion Loans.

“Serviced Whole Loan” means each of the Whole Loans identified as (i) “Serviced” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below and (ii) “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below prior to the related Servicing Shift Securitization Date.

“Servicing Shift Mortgage Loan” means any Mortgage Loan identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Servicing Shift PSA” means, with respect to each Servicing Shift Whole Loan, the pooling and servicing agreement governing the securitization of the related promissory note identified as “Control Note” in the table entitled “Whole Loan Control Notes and Non-Control Notes”.

“Servicing Shift Securitization Date” means, with respect to a Servicing Shift Mortgage Loan, the date on which the promissory note identified as “Control Note” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below is securitized.

“Servicing Shift Whole Loan” means any Whole Loan identified as “Servicing Shift” under the column entitled “Mortgage Loan Type” in the table entitled “Whole Loan Control Notes and Non-Control Notes” below.

“Subordinate Companion Loan” means, with respect to any Whole Loan, any subordinate promissory note that is part of such Whole Loan that is subordinate to the related Mortgage Loan.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan(s) Cut-off Date Balance	Subordinate Companion Loan(s) Cut-off Date Balance	Mortgage Loan Cut-off Date LTV Ratio(1)(2)	Whole Loan Cut-off Date LTV Ratio(2)(3)	Mortgage Loan Underwritten NCF DSCR(1)(4)(5)	Whole Loan Underwritten NCF DSCR(3)(4)(5)
One SoHo Square	$135,000,000	9.8%	$335,000,000	$315,000,000	34.8%	58.1%	4.88x	2.92x
College Point	$40,000,000	2.9%	$30,000,000	N/A	59.8%	59.8%	1.81x	1.81x
Watermark Tempe	$32,500,000	2.4%	$88,500,000	N/A	65.0%	65.0%	3.28x	3.28x
Huntsville Office Portfolio	$30,000,000	2.2%	$50,000,000	N/A	68.6%	68.6%	1.88x	1.88x
Woodbridge Corporate Plaza Leased Fee	$27,481,667	2.0%	$22,485,000	N/A	71.8%	71.8%	2.00x	2.00x
ExchangeRight Net Leased Portfolio #48	$27,000,000	2.0%	$20,035,000	N/A	61.5%	61.5%	2.66x	2.66x
2 Washington	$25,000,000	1.8%	$106,500,000	N/A	60.6%	60.6%	2.82x	2.82x
Colonnade Corporate Center	$23,000,000	1.7%	$60,000,000	N/A	72.5%	72.5%	1.28x	1.28x
4500 Academy Road Distribution Center	$22,000,000	1.6%	$50,000,000	N/A	59.0%	59.0%	2.63x	2.63x
The Domain	$20,000,000	1.5%	$190,000,000	N/A	46.5%	46.5%	4.17x	4.17x

(1)	Calculated based on the balance of the Mortgage Loan and any related Pari Passu Companion Loan(s) but excluding any Subordinate Companion Loan, mezzanine loan or other subordinate indebtedness.
(2)

With respect to each of the Watermark Tempe Mortgage Loan (2.4%), the Mortgage Loan Cut-off Date LTV Ratio and Whole Loan Cut-off Date LTV Ratio has been calculated based on the appraised values other than “As-Is”.
See “—Appraised Value”.

(3)	Calculated based on the balance of the related Whole Loan including any Subordinate Companion Loans but excluding any mezzanine loan or any other subordinate indebtedness.
(4)

With respect to the 2 Washington Mortgage Loan (1.8%), the multifamily portion of the related Mortgaged Property is master leased and, for so long as the master lease is in effect, the borrower is entitled to receive only rents from the master lease, and not the underlying rents and other receipts from the multifamily portion of the Mortgaged Property. The UW NCF DSCR and UW NOI Debt Yield of the 2 Washington Whole Loan, based only on the master lease rent for the multifamily portion, are 2.82x and 9.9%, respectively. The UW NCF DSCR and UW NOI Debt Yield of the 2 Washington Whole Loan, based on the appraiser’s market rents for the multifamily portion (and not the master lease rent), are 2.48x and 8.7%, respectively.

(5)

The Woodbridge Corporate Plaza Leased Fee Mortgage Loan (2.0%) amortizes based on the assumed principal payment schedule set forth in Annex I, debt service coverage ratios are calculated using the sum of the first 12 Whole Loan principal and interest payments following the Cut-off Date based on the assumed principal and interest payment schedule.

Whole Loan Control Notes and Non-Control Notes

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA(1)	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
One SoHo Square	Non-Serviced	SOHO 2021-SOHO	A-1-S	Control Note(2)	Pari Passu	$685,083	SOHO 2021-SOHO
			A-1-C-1	Non-Control Note	Pari Passu	$53,950,000	Benchmark 2021-B28
			A-1-C-2	Non-Control Note	Pari Passu	$75,000,000	GSBI
			A-1-C-3	Non-Control Note	Pari Passu	$50,000,000	Benchmark 2021-B28
			A-1-C-4	Non-Control Note	Pari Passu	$50,000,000	GSBI
			A-1-C-5	Non-Control Note	Pari Passu	$50,000,000	GSBI
			A-1-C-6	Non-Control Note	Pari Passu	$20,000,000	GSBI
			A-1-C-7	Non-Control Note	Pari Passu	$20,000,000	GSBI
			A-1-C-8	Non-Control Note	Pari Passu	$2,353,868	GSBI
			A-2-S	Non-Control Note	Pari Passu	$204,420	SOHO 2021-SOHO
			A-2-C-1	Non-Control Note	Pari Passu	$21,050,000	Benchmark 2021-B28
			A-2-C-2	Non-Control Note	Pari Passu	$20,000,000	DBRI
			A-2-C-3	Non-Control Note	Pari Passu	$20,000,000	DBRI
			A-2-C-4	Non-Control Note	Pari Passu	$16,000,000	DBRI
			A-2-C-5	Non-Control Note	Pari Passu	$10,000,000	Benchmark 2021-B28
			A-2-C-6	Non-Control Note	Pari Passu	$8,822,928	DBRI
			A-3-S	Non-Control Note	Pari Passu	$110,497	SOHO 2021-SOHO
			A-3-C-1	Non-Control Note	Pari Passu	$24,000,000	BMO
			A-3-C-2	Non-Control Note	Pari Passu	$16,000,000	BMO
			A-3-C-3	Non-Control Note	Pari Passu	$11,823,204	BMO
			B-1	Non-Control Note	Subordinate	$215,801,105	SOHO 2021-SOHO
			B-2	Non-Control Note	Subordinate	$64,392,265	SOHO 2021-SOHO
			B-3	Non-Control Note	Subordinate	$34,806,630	SOHO 2021-SOHO

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA(1)	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
College Point	Serviced	NAP	A-1	Control Note	Pari Passu	$40,000,000	Benchmark 2021-B28
			A-2	Non-Control Note	Pari Passu	$30,000,000	GSBI
Watermark Tempe	Servicing Shift	(3)	A-1	Control Note	Pari Passu	$32,500,000	DBRI
			A-2	Non-Control Note	Pari Passu	$32,500,000	Benchmark 2021-B28
			A-3	Non-Control Note	Pari Passu	$20,000,000	DBRI
			A-4	Non-Control Note	Pari Passu	$15,000,000	DBRI
			A-5	Non-Control Note	Pari Passu	$11,000,000	DBRI
			A-6	Non-Control Note	Pari Passu	$10,000,000	DBRI
Huntsville Office Portfolio	Servicing Shift	(3)	A-1-1	Control Note	Pari Passu	$15,000,000	CREFI
			A-1-2	Non-Control Note	Pari Passu	$15,000,000	Benchmark 2021-B28
			A-1-3	Non-Control Note	Pari Passu	$10,000,000	CREFI
			A-2-1	Non-Control Note	Pari Passu	$15,000,000	Benchmark 2021-B28
			A-2-2	Non-Control Note	Pari Passu	$15,000,000	DBRI
			A-2-3	Non-Control Note	Pari Passu	$10,000,000	DBRI
Woodbridge Corporate Plaza Leased Fee	Serviced	NAP	A-1	Control Note	Pari Passu	$27,481,667	Benchmark 2021-B28
			A-2	Non-Control Note	Pari Passu	$22,485,000	MSC 2021-L6
ExchangeRight Net Leased Portfolio #48	Serviced	NAP	A-1	Control Note	Pari Passu	$27,000,000	Benchmark 2021-B28
			A-2	Non-Control Note	Pari Passu	$20,035,000	CREFI
2 Washington	Servicing Shift	(3)	A-1	Control Note	Pari Passu	$50,000,000	DBRI
			A-2	Non-Control Note	Pari Passu	$30,000,000	DBRI
			A-3	Non-Control Note	Pari Passu	$25,000,000	Benchmark 2021-B28
			A-4	Non-Control Note	Pari Passu	$16,500,000	DBRI
			A-5	Non-Control Note	Pari Passu	$10,000,000	DBRI
Colonnade Corporate Center	Non-Serviced	Benchmark 2021-B27	A-1	Control Note	Pari Passu	$60,000,000	Benchmark 2021-B27
			A-2	Non-Control Note	Pari Passu	$23,000,000	Benchmark 2021-B28
4500 Academy Road Distribution Center	Non-Serviced	Benchmark 2021-B27	A-1	Control Note	Pari Passu	$50,000,000	Benchmark 2021-B27
			A-2	Non-Control Note	Pari Passu	$22,000,000	Benchmark 2021-B28

Mortgage Loan	Mortgage Loan Type	Non-Serviced PSA(1)	Note Name	Control Note/ Non-Control Note	Note Type	Note Cut-off Date Balance	Note Holder
The Domain	Non-Serviced	BANK 2021-BNK35	A-1	Control Note	Pari Passu	$68,000,000	BANK 2021-BNK35
			A-2-1	Non-Control Note	Pari Passu	$50,000,000	MSC 2021-L6
			A-2-2	Non-Control Note	Pari Passu	$8,000,000	BANK 2021-BNK35
			A-3-1	Non-Control Note	Pari Passu	$50,000,000	GSBI
			A-3-2	Non-Control Note	Pari Passu	$20,000,000	Benchmark 2021-B28
			A-3-3	Non-Control Note	Pari Passu	$14,000,000	GSBI

(1)

The identification of a securitization trust means we have identified another securitization trust that has closed or as to which a preliminary prospectus (or preliminary offering circular) or final prospectus (or final offering circular) has printed that has or is expected to include the identified Mortgage Note(s).

(2)

The subject Whole Loan is an AB Whole Loan, and the controlling note as of the date hereof is a related subordinate note. Upon the occurrence of certain trigger events specified in the related Intercreditor Agreement, however, control will generally shift to a more senior note (or, if applicable, first to one more senior note and, following certain additional trigger events, to another more senior note) in the subject whole loan, which more senior note will thereafter be the controlling note. The more senior note may be included in another securitization trust, in which case the directing party for the related Whole Loan will be the party designated under the servicing agreement for such securitization trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loan”.

(3)

Each of the Watermark Tempe Whole Loan, the Huntsville Office Portfolio Whole Loan and the 2 Washington Whole Loan will be serviced under the Benchmark 2021-B28 PSA until the related Servicing Shift Securitization Date, after which such Whole Loan will be Serviced pursuant to the related Non-Serviced PSA.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the applicable master servicer or the trustee, as applicable, will be required to (and the applicable special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the applicable special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Each Servicing Shift Whole Loan will be serviced pursuant to the PSA (and, accordingly, will be a Serviced Pari Passu Whole Loan) prior to the Servicing Shift Securitization Date, after which such Whole Loan will be serviced pursuant to the related Non-Serviced PSA (and, accordingly, will be a Non-Serviced Whole Loan). With respect to each Servicing Shift Whole Loan, the discussion under this section only applies to the period prior to the related Servicing Shift Securitization Date.

Intercreditor Agreement.

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●

The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●

All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●

The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans.

With respect to any Serviced Pari Passu Whole Loan, the related Control Note will be included in the issuing entity, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder”.

Certain Rights of Each Non-Controlling Holder.

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (a “Non-Controlling Holder”) (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note.

The applicable special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the applicable special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days (or, with respect to an “acceptable insurance default” in the case of certain Whole Loans, 30 days) after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the applicable special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the applicable special servicer or master servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to attend annual meetings (which may be held telephonically) with the applicable master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the applicable master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the applicable special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the applicable special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan.

Sale of Defaulted Mortgage Loan.

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the applicable special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the applicable master servicer or special servicer in connection with the proposed sale.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the applicable master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement.

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●

The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●

All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●

The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA. Notwithstanding the foregoing, in the case of the Staples Headquarters Mortgage Loan, the related Intercreditor Agreement does not limit the transfer of more than 49% of the beneficial interest in such Non-Serviced Mortgage Loan or a related Non-Serviced Pari Passu Companion Loan.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights.

With respect to each Non-Serviced Whole Loan, the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control Notes” above under “—General”. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder.

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan, one or more related Non-Control Notes will be included in the issuing entity, and the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event, or the operating advisor, following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent, solely with respect to the directing certificateholder, or consultation rights described above.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or Non-Serviced Master Servicer or any proposed action to be taken by such Non-Serviced Special Servicer or Non-Serviced Master Servicer in respect of the applicable major decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer or Non-Serviced Master Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer or Non-Serviced Master Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer or Non-Serviced Master Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically or in person) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan, other than with respect to any rights such Non-Serviced Special Servicer may have as a certificateholder under such Non-Serviced PSA, entitlements to amounts payable to such Non-Serviced Special Servicer at the time of termination, entitlements to indemnification amounts and any other entitlements of the terminated party that survive the termination.

Custody of the Mortgage File.

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan.

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and any Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder (except, in certain cases, if the Non-Controlling Holder is the borrower or an affiliate of the borrower) unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced AB Whole Loan

The One SoHo Square Whole Loan

General

The One SoHo Square Mortgage Loan (9.8%) is part of a split loan structure comprised of 20 senior promissory notes (the “One SoHo Square A Notes”) and 3 subordinate promissory notes (the “One SoHo Square B Notes” and, together with the One SoHo Square A Notes, the “One SoHo Square Notes”), each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property, with an aggregate initial principal balance of $785,000,000. Four such senior promissory notes designated Note A-1-C-1, Note A-1-C-3, Note A-2-C-1 and Note A-2-C-5, with an initial aggregate principal balance of $135,000,000 (the “One SoHo Square Mortgage Loan”) will be deposited into this securitization. The One SoHo Square Whole Loan is evidenced by (i) the One SoHo Square Mortgage Loan, (ii) 3 senior promissory notes designated Note A-1-S, Note A-2-S and Note A-3-S (the “One SoHo Square Standalone Pari Passu Companion Loans”), which have an aggregate initial principal balance of $1,000,000; (iii) the remaining senior promissory notes (see the table titled “Whole Loan Control Notes and Non-Control Notes” under “Description of the Mortgage Pool—The Whole Loans—General”) (the “One SoHo Square Non-Standalone Pari Passu Companion Loans” and, together with the One SoHo Square Standalone Pari Passu Companion Loans, the “One SoHo Square Pari Passu Companion Loans”), which have an aggregate initial principal balance of $334,000,000; and (iv) three subordinate promissory notes designated Note B-1, Note B-2 and Note B-3 (the “One SoHo Square Subordinate Companion Loans” and, together with the One SoHo Square Standalone Pari Passu Companion Loans, the “One SoHo Square Standalone Companion Loans”), which have an aggregate initial principal balance of $315,000,000.

The One SoHo Square Mortgage Loan, the One SoHo Square Pari Passu Companion Loans and the One SoHo Square Subordinate Companion Loans are referred to herein, collectively, as the “One SoHo Square Whole Loan”, and the One SoHo Square Pari Passu Companion Loans and the One SoHo Square Subordinate Companion Loans are referred to herein as the “One SoHo Square Companion Loans.” The One SoHo Square Pari Passu Companion Loans are generally pari passu in right of payment with each other and with the One SoHo Square Mortgage Loan. The One SoHo Square Subordinate Companion Loans are generally pari passu in right of payment with each other, but subordinate in right of payment with respect to the One SoHo Square Mortgage Loan and One SoHo Square Pari Passu Companion Loans.

Only the One SoHo Square Mortgage Loan is included in the issuing entity. The One SoHo Square Standalone Companion Loans are expected to be contributed to a securitization trust (the “SOHO 2021-SOHO Securitization”) governed by the SOHO 2021-SOHO Trust and Servicing Agreement (the “SOHO 2021-SOHO TSA”). The One SoHo Square Non-Standalone Pari Passu Companion Loans have either been contributed to other securitizations or are expected to be contributed to other securitizations from time to time in the future, however, the holders of the related unsecuritized One SoHo Square Non-Standalone Pari Passu Companion Loans are under no obligation to do so.

The rights of the holders of the promissory notes evidencing the One SoHo Square Whole Loan are subject to a Co-Lender Agreement (the “One SoHo Square Co-Lender Agreement”). The following summaries describe certain provisions of the One SoHo Square Co-Lender Agreement.

Servicing

The One SoHo Square Whole Loan (including the One SoHo Square Mortgage Loan) and any related REO Property is expected to be serviced and administered pursuant to the terms of the SOHO 2021-SOHO TSA by KeyBank National Association as master servicer (the “One SoHo Square Master Servicer”), and, if necessary, Midland Loan Services, a Division of PNC Bank National Association, as special servicer (the “One SoHo Square Special Servicer”), in the manner described under “The Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”, but subject to the terms of the One SoHo Square Co-Lender Agreement.

Custody of the Mortgage File

U.S. Bank National Association is the custodian of the One SoHo Square Whole Loan (including the One SoHo Square Mortgage Loan) pursuant to the terms of the SOHO 2021-SOHO TSA.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the One SoHo Square Mortgage Loan (but not on the One SoHo Square Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the One SoHo Square Mortgage Loan.

Property protection advances in respect of the One SoHo Square Whole Loan will be made by the One SoHo Square Master Servicer or the trustee under the SOHO 2021-SOHO TSA, as applicable, unless a determination of nonrecoverability is made under the SOHO 2021-SOHO TSA.

Application of Payments

The One SoHo Square Co-Lender Agreement sets forth the respective rights of the holder of the One SoHo Square Mortgage Loan, the holders of the One SoHo Square Pari Passu Companion Loans and the holders of the One SoHo Square Subordinate Companion Loans with respect to distributions of funds received in respect of the One SoHo Square Whole Loan, and provides, in general, that:

●

the One SoHo Square Mortgage Loan and the One SoHo Square Pari Passu Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of any other or security therefor;

●

the One SoHo Square Subordinate Companion Loans are, generally, at all times, junior, subject and subordinate to the One SoHo Square Mortgage Loan and the One SoHo Square Pari Passu Companion Loans, and the rights of the holders of the One SoHo Square Subordinate Companion Loans to receive payments with respect to the One SoHo Square Whole Loan are, at all times, junior, subject and subordinate to the rights of the holders of the

One SoHo Square Mortgage Loan and the One SoHo Square Pari Passu Companion Loans to receive payments with respect to the One SoHo Square Whole Loan;

●

all expenses and losses relating to the One SoHo Square Whole Loan will, to the extent not paid by the related borrowers, be allocated first to the holder of One SoHo Square Subordinate Companion Loans and second to the issuing entity, as holder of the One SoHo Square Mortgage Loan, and the holders of the One SoHo Square Pari Passu Companion Loans on a pro rata and pari passu basis.

All amounts tendered by the borrowers or otherwise available for payment on the One SoHo Square Whole Loan (excluding amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied in the following order of priority:

●

first, on a pro rata and pari passu basis, to pay accrued and unpaid interest on the One SoHo Square Mortgage Loan and One SoHo Square Pari Passu Companion Loans to the holders of the One SoHo Square Mortgage Loan and One SoHo Square Pari Passu Companion Loans in an amount equal to the accrued and unpaid interest on the principal balances of the One SoHo Square Mortgage Loan and One SoHo Square Pari Passu Companion Loans at a per annum rate equal the applicable net note rate;

●

second, on a pro rata and pari passu basis, to the holders of the One SoHo Square Mortgage Loan and One SoHo Square Pari Passu Companion Loans in an amount equal to principal payments received, if any, with respect to the related monthly payment date, in each case until their respective note principal balances have been reduced to zero;

●

third, on a pro rata and pari passu basis, to the holders of the One SoHo Square Mortgage Loan and One SoHo Square Pari Passu Companion Loans in an amount equal to any unreimbursed costs and expenses paid by the holders of the One SoHo Square Mortgage Loan and each One SoHo Square Pari Passu Companion Loan, including any liquidation fees, workout fees, special servicing fees or interest on advances (or paid or advanced by any servicer on its behalf and not previously paid or reimbursed) with respect to the One SoHo Square Whole Loan pursuant to the One SoHo Square Co- Lender Agreement or the SOHO 2021-SOHO TSA;

●

fourth, if the proceeds of any foreclosure sale or any liquidation of the One SoHo Square Whole Loan or the One SoHo Square Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balances of the One SoHo Square Mortgage Loan and One SoHo Square Pari Passu Companion Loans have been reduced, such excess amount will be paid to the holders of the One SoHo Square Mortgage Loan and One SoHo Square Pari Passu Companion Loans in an amount up to the reduction, if any, of the principal balances of the One SoHo Square Mortgage Loan and One SoHo Square Pari Passu Companion Loans as a result of such workout, plus unpaid interest on the One SoHo Square Mortgage Loan and One SoHo Square Pari Passu Companion Loans principal balance at a per annum rate equal the applicable net note rate;

●

fifth, on a pro rata and pari passu basis, to the holders of the One SoHo Square Mortgage Loan and the One SoHo Square Pari Passu Companion Loans in an amount equal to any yield maintenance premium, to the extent paid by the related borrower; in an amount up to such note’s pro rata interest therein as calculated under the related Mortgage Loan documents.

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sixth, the holders of the One SoHo Square Subordinate Companion Loans, to pay accrued and unpaid interest on the One SoHo Square Subordinate Companion Loans to the holders of the One SoHo Square Subordinate Companion Loans in an amount equal to the accrued and unpaid interest on the applicable One SoHo Square Subordinate Companion Loan principal balances at a per annum rate equal the applicable net note rate;

●	seventh, to the holders of the One SoHo Square Subordinate Companion Loans, in an amount equal all remaining principal payments received, if any, with respect to the related monthly payment date, until the principal balances of the One SoHo Square Subordinate Companion Loans have been reduced to zero;

●

eighth, on a pro rata and pari passu basis, to the holders of the One SoHo Square Subordinate Companion Loans in an amount equal to any yield maintenance premium, to the extent paid by the related borrowers; in an amount up to such note’s pro rata interest therein as calculated under the One SoHo Square Whole Loan documents;

●

ninth, if the proceeds of any foreclosure sale or any liquidation of the One SoHo Square Whole Loan or the One SoHo Square Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing paragraphs and, as a result of a workout, the principal balances of the One SoHo Square Subordinate Companion Loans have been reduced, such excess amount will be paid to the holders of the One SoHo Square Subordinate Companion Loans in an amount up to the reduction, if any, of the principal balances of the One SoHo Square Subordinate Companion Loans as a result of such workout, plus unpaid interest on the One SoHo Square Subordinate Companion Loan principal balance at a per annum rate equal the applicable net note rate;

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tenth, to the extent assumption or transfer fees actually paid by the related borrowers are not required to be otherwise applied under the SOHO 2021-SOHO TSA, including, without limitation, to provide reimbursement for interest on any advances, to pay any additional servicing expenses or to compensate a servicer (in each case provided that such reimbursements or payments relate to the One SoHo Square Whole Loan), any such assumption or transfer fees, to the extent actually paid by the related borrowers, will be paid to the holders of the One SoHo Square Mortgage Loan and the One SoHo Square Companion Loans, pro rata, based on their respective percentage interests; and

●

eleventh, if any excess amount is available to be distributed in respect of the One SoHo Square Whole Loan, and not otherwise applied in accordance with the foregoing paragraphs, any remaining amount will be paid to the holders of the One SoHo Square Mortgage Loan, the One SoHo Square Companion Loans and the One SoHo Square Subordinate Companion Loans, pro rata, based on their respective percentage interests.

Consultation and Control

The controlling noteholder under the One SoHo Square Co-Lender Agreement (the “One SoHo Square Directing Holder”) will initially be the representative of the holder of the majority of the “controlling class” certificates issued in connection with the SOHO 2021-SOHO Securitization. Pursuant to the terms of the SOHO 2021-SOHO TSA, such controlling class representative, which is expected to initially be KKR Real Estate Stabilized Credit Partners L.P., will have consent and/or consultation rights with respect to the One SoHo Square Whole Loan similar, but not necessarily identical, to those held by the Directing Holder under the terms of the PSA. During the continuance of a “Consultation Termination Event” under the SOHO 2021-SOHO TSA (a “One SoHo Square Consultation Termination Event”), the consent and consultation rights of the One SoHo Square Directing Holder will terminate and there will be no controlling noteholder for so long as the One SoHo Square Whole Loan is serviced pursuant to the SOHO 2021-SOHO TSA. A One SoHo Square Consultation Termination Event will generally exist at any time that (i) the Class HRR certificates issued pursuant to the SOHO 2021-SOHO TSA have an outstanding certificate balance (without regard to the application of any appraisal reduction amounts) that is 25% or less of the initial certificate balance of such Class HRR certificates, (ii) the One SoHo Square Directing Holder (or a majority of the controlling class certificateholders) is a borrower related party or (iii) KKR Real Estate Stabilized Credit Partners L.P. or any successor controlling class representative or controlling class certificateholders are no longer the holder of at least a majority of the controlling class by certificate balance and the certificate registrar under the SOHO 2021-SOHO TSA (the “One SoHo Square Certificate Registrar”) has neither (a) received written notice of the then current controlling class certificateholders of at least a majority of the controlling class by certificate balance nor (b) received written notice of a replacement controlling class representative, until such time as the One SoHo Square Certificate Registrar receives either such notice.

In addition, pursuant to the terms of the One SoHo Square Co-Lender Agreement, the issuing entity, as holder of the One SoHo Square Mortgage Loan, will (i) have the right to receive copies of all notices, information and reports that the One SoHo Square Master Servicer or the One SoHo Square Special Servicer, as applicable, is required to provide to the One SoHo Square Directing Holder (within the same time frame such notices, information and reports to the One SoHo Square Directing Holder without regard to whether or not such directing certificateholder actually has lost any rights to receive such information as a result of a consultation termination event or control termination event under the SOHO 2021-SOHO TSA) with respect to any major decisions to be taken with respect to the One SoHo Square Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the One SoHo Square Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis to the extent the issuing entity requests consultation with respect to certain major decisions to be taken with respect to the One SoHo Square Whole Loan. The consultation rights of the issuing entity will expire ten business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the issuing entity has responded within such period. Neither the One SoHo Square Master Servicer nor the One SoHo Square Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the One SoHo Square Mortgage Loan (or its representative).

Workout

If the special servicer, in connection with a workout of the One SoHo Square Whole Loan, modifies the terms thereof such that (i) the principal balance of the One SoHo Square Whole Loan is decreased, (ii) the applicable note interest on any One SoHo Square Note is reduced, (iii) payments of interest or principal on any One SoHo Square Note are waived, reduced or deferred or (iv) any other adjustment is made to any of the payment terms of the related loan documents, such modification will not alter, and any modification of the related loan documents will be structured to preserve, the sequential order of payment of the One SoHo Square Notes as set forth in the related loan documents and the priority of payment described under “—Application of Payments” above. Accordingly, all payments to the holders of the One SoHo Square A Notes pursuant to the related loan documents will be made as though such workout did not occur, with the payment terms of each One SoHo Square A Note remaining the same as they are on the origination date, and any modification, amendment or waiver resulting in a reduction in the principal entitlement as a result of a workout of the One SoHo Square Whole Loan will be applied to the One SoHo Square Notes in the following order: (a) first, to the reduction of the note principal balance of each of the One SoHo Square B Notes, on a pari passu basis, until the note principal balance of each such note is reduced to zero; and (b) second, to the reduction of the note principal balance of each of the One SoHo Square A Notes, on a pari passu basis, until the note principal balance of each such note is reduced to zero.

Sale of Defaulted Whole Loan

Pursuant to the terms of the One SoHo Square Co-Lender Agreement, if the One SoHo Square Whole Loan becomes a defaulted mortgage loan, and if the One SoHo Square Special Servicer determines to sell the One SoHo Square Whole Loan in accordance with the SOHO 2021-SOHO TSA, then the One SoHo Square Special Servicer will be required to sell the One SoHo Square Pari Passu Companion Loans and the One SoHo Square Subordinate Companion Loans, together with the One SoHo Square Mortgage Loan, as one whole loan. In connection with any such sale, the One SoHo Square Special Servicer will be required to follow the procedures contained in the SOHO 2021-SOHO TSA.

Notwithstanding the foregoing, the One SoHo Square Special Servicer will not be permitted to sell the One SoHo Square Whole Loan if it becomes a defaulted mortgage loan under the SOHO 2021-SOHO TSA without the written consent of the issuing entity (or its representative), as holder of the One SoHo Square Mortgage Loan, or the holders of the One SoHo Square Non-Standalone Pari Passu Companion Loans (provided that such consent is not required if such holder is a related borrower or an affiliate of a related borrower) unless the One SoHo Square Special Servicer has delivered to each such holder (or its representative): (a) at least 15 business days’ prior written notice of any decision to attempt to sell the One SoHo Square Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the One

SoHo Square Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the One SoHo Square Mortgaged Property, and any documents in the servicing file reasonably requested by such holder (or its representative) that are material to the price of the One SoHo Square Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the One SoHo Square Master Servicer or the One SoHo Square Special Servicer in connection with the proposed sale; provided that the issuing entity (or its representative), as holder of the One SoHo Square Mortgage Loan or the holders of the One SoHo Square Non-Standalone Pari Passu Companion Loans may waive as to itself any of the delivery or timing requirements set forth in this sentence. The issuing entity (or its representative), as holder of the One SoHo Square Mortgage Loan, or the holders of the One SoHo Square Non-Standalone Pari Passu Companion Loans will be permitted to submit an offer at any sale of the One SoHo Square Whole Loan.

Special Servicer Appointment Rights

Pursuant to the One SoHo Square Co-Lender Agreement and the SOHO 2021-SOHO TSA, the One SoHo Square Directing Holder (or its representative) will have the right, with or without cause, to replace the One SoHo Square Special Servicer and appoint a replacement special servicer without the consent of the issuing entity (or its representative), as holder of the One SoHo Square Mortgage Loan or any holder of a One SoHo Square Non- Standalone Pari Passu Companion Loan. In addition, if the operating advisor under the SOHO 2021-SOHO TSA recommends, in its sole discretion exercised in good faith, the replacement of the One SoHo Square Special Servicer, the applicable certificateholders under the SOHO 2021-SOHO TSA with the requisite percentage of voting rights will have the right, with or without cause, to replace the One SoHo Square Special Servicer and appoint a replacement special servicer in accordance with the SOHO 2021-SOHO TSA, as described under “The Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

JPMorgan Chase Bank, National Association

General.

JPMorgan Chase Bank, National Association (“JPMCB”) is a national banking association and wholly owned bank subsidiary of JPMorgan Chase & Co., a Delaware corporation whose principal office is located in New York, New York. JPMCB offers a wide range of banking services to its customers, both domestically and internationally. It is chartered and its business is subject to examination and regulation by the Office of the Comptroller of the Currency. JPMCB is an affiliate of J.P. Morgan Securities LLC, an underwriter, and of the depositor. Additional information, including the most recent Annual Report on Form 10-K for the year ended December 31, 2020, of JPMorgan Chase & Co., the 2020 Annual Report of JPMorgan Chase & Co., and additional annual, quarterly and current reports filed with or furnished to the SEC by JPMorgan Chase & Co., as they become available, may be obtained without charge by each person to whom this prospectus is delivered at the SEC’s website at www.sec.gov. None of the documents that JPMorgan Chase & Co. files with the SEC or any of the information on, or accessible through, the SEC’s website, is part of, or incorporated by reference into, this prospectus.

JPMCB Securitization Program

The following is a description of JPMCB’s commercial mortgage backed securitization program.

JPMCB underwrites and originates mortgage loans secured by commercial, multifamily and manufactured housing community properties for its securitization program. As sponsor, JPMCB sells the loans it originates or acquires through commercial mortgage-backed securitizations. JPMCB, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans for securitization in 1994 and securitizing commercial mortgage loans in 1995. As of December 31, 2019, the total amount of commercial mortgage loans originated and securitized by JPMCB and its predecessors is in excess of $150 billion. Of that amount, approximately $124.6 billion has been securitized by the depositor. In its fiscal year ended December 31, 2019, JPMCB originated and securitized approximately $9.0 billion of commercial mortgage loans, of which approximately $4.2 billion were securitized by the depositor.

On May 30, 2008, JPMorgan Chase & Co., the parent of JPMCB, merged with The Bear Stearns Companies Inc. As a result of such merger, Bear Stearns Commercial Mortgage, Inc. (“BSCMI”) became a subsidiary of JPMCB. Subsequent to such merger, BSCMI changed its name to J.P. Morgan Commercial Mortgage Inc. Prior to the merger, BSCMI was a sponsor of its own commercial mortgage-backed securitization program. BSCMI, with its commercial mortgage lending affiliates and predecessors, began originating commercial mortgage loans in 1995 and securitizing commercial mortgage loans in 1996. As of November 30, 2007, the total amount of commercial mortgage loans originated by BSCMI was in excess of $60 billion, of which approximately $39 billion has been securitized. Of that amount, approximately $22 billion has been securitized by an affiliate of BSCMI acting as depositor. BSCMI’s annual commercial mortgage loan originations grew from approximately $65 million in 1995 to approximately $1.0 billion in 2000 and to approximately $21.0 billion in 2007. After the merger, only JPMCB continued to be a sponsor of commercial mortgage-backed securitizations.

The commercial mortgage loans originated, co-originated or acquired by JPMCB include both fixed-rate and floating-rate loans and both smaller “conduit” loans and large loans. JPMCB primarily originates loans secured by retail, office, mixed-use, multifamily, hospitality, industrial and self-storage properties, but also originates loans secured by manufactured housing communities, theaters, land subject to a ground lease and mixed use properties. JPMCB originates loans in every state.

As a sponsor, JPMCB originates, co-originates or acquires mortgage loans and, either by itself or together with other sponsors or loan sellers, initiates their securitization by transferring the mortgage loans to a depositor, which in turn transfers them to the issuing entity for the related securitization. In coordination with its affiliate, J.P. Morgan Securities LLC, and other underwriters, JPMCB works with rating agencies, loan sellers, subordinated debt purchasers and master servicers in structuring the securitization transaction. JPMCB acts as sponsor, originator or loan seller both in transactions in which it is the sole sponsor and mortgage loan seller as well as in transactions in which other entities act as sponsor and/or mortgage loan seller. Some of these loan sellers may be affiliated with underwriters on the transactions.

Neither JPMCB nor any of its affiliates acts as master servicer of the commercial mortgage loans in its securitizations. Instead, JPMCB sells the right to be appointed master servicer of its securitized loans to rating-agency approved master servicers.

For a description of certain affiliations, relationships and related transactions between the sponsor and the other transaction parties, see “Risk Factors—Risks Related to Conflicts of Interest—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Review of JPMCB Mortgage Loans

Overview. JPMCB, in its capacity as the sponsor of the mortgage loans originated or acquired by it (the “JPMCB Mortgage Loans”), has conducted a review of the JPMCB Mortgage Loans in connection with the securitization described in this prospectus. The review of the JPMCB Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of JPMCB, or one or more of JPMCB’s affiliates, or, in certain circumstances, are consultants engaged by JPMCB (the “JPMCB Deal Team”). The review procedures described below were employed with respect to all of the JPMCB Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the JPMCB Deal Team updated its internal origination database of loan-level and property-level information relating to each JPMCB Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third party appraisals (as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained), zoning reports, if applicable, evidence of insurance coverage or summaries of the same prepared by an outside insurance consultant, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by JPMCB during the underwriting process. After origination or acquisition of each JPMCB Mortgage Loan, the JPMCB Deal Team updated the information in the database with respect to such JPMCB Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the JPMCB Deal Team.

A data tape (the “JPMCB Data Tape”) containing detailed information regarding each JPMCB Mortgage Loan was created from the information in the database referred to in the prior paragraph. The JPMCB Data Tape was used by the JPMCB Deal Team to provide the numerical information regarding the JPMCB Mortgage Loans in this prospectus.

Data Comparison and Recalculation. JPMCB engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by JPMCB relating to information in this prospectus regarding the JPMCB Mortgage Loans. These procedures included:

●	comparing the information in the JPMCB Data Tape against various source documents provided by JPMCB that are described above under “—Database”;

●	comparing numerical information regarding the JPMCB Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the JPMCB Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the JPMCB Mortgage Loans disclosed in this prospectus.

Legal Review. JPMCB engaged various law firms to conduct certain legal reviews of the JPMCB Mortgage Loans to assist in the preparation of the disclosure in this prospectus. In anticipation of a securitization of each JPMCB Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from material provisions of JPMCB’s standard form loan documents. In addition, origination counsel for each JPMCB Mortgage Loan reviewed JPMCB’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties set forth on Annex D-2.

Securitization counsel was also engaged to assist in the review of the JPMCB Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain JPMCB Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the JPMCB Mortgage Loans prepared by origination counsel, and (iii) a review of due diligence questionnaires completed by the JPMCB Deal Team and origination counsel. Securitization counsel also reviewed the property release provisions, if any, and condemnation provisions for each JPMCB Mortgage Loan for compliance with the REMIC provisions.

Origination counsel and securitization counsel also assisted in the preparation of the risk factors and mortgage loan summaries set forth in Annex A-1, based on their respective reviews of pertinent sections of the related mortgage loan documents.

Other Review Procedures. On a case-by-case basis as deemed necessary by JPMCB, with respect to any pending litigation that existed at the origination of any JPMCB Mortgage Loan that is material and not covered by insurance, JPMCB requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. JPMCB confirmed with the related servicer that there has not been recent material casualty to any improvements located on real property that serves as collateral for JPMCB Mortgage Loans. In addition, if JPMCB became aware of a significant natural disaster in the immediate vicinity of any Mortgaged Property securing a JPMCB Mortgage Loan, JPMCB obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The JPMCB Deal Team also consulted with JPMCB personnel responsible for the origination of the JPMCB Mortgage Loans to confirm that the JPMCB Mortgage Loans were originated or acquired in compliance with the origination and underwriting criteria described below under “—JPMCB’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Findings and Conclusions. Based on the foregoing review procedures, JPMCB determined that the disclosure regarding the JPMCB Mortgage Loans in this prospectus is accurate in all material respects. JPMCB also determined that the JPMCB Mortgage Loans were originated or acquired in accordance with JPMCB’s origination procedures and underwriting criteria, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”. JPMCB attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. JPMCB will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with material breach of a representation or warranty or a material document defect. JPMCB, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (the “JPMCB’s Qualification Criteria”). JPMCB will engage a third party accounting firm to compare the JPMCB’s Qualification Criteria against the underlying source documentation to verify the accuracy of the review by JPMCB and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by JPMCB to render any tax opinion required in connection with the substitution.

JPMCB’s Underwriting Guidelines and Processes

General. JPMCB has developed guidelines establishing certain procedures with respect to underwriting the mortgage loans originated or purchased by it. All of the mortgage loans sold to the issuing entity by JPMCB were generally underwritten in accordance with the guidelines below. In some instances, one or more provisions of the guidelines were waived or modified by JPMCB at origination where it was determined not to adversely affect the related mortgage loan originated by it in any material respect. The mortgage loans to be included in the issuing entity were originated or acquired by JPMCB generally in accordance with the commercial mortgage-backed securitization program of JPMCB. For a description of any material exceptions to the underwriting guidelines in this prospectus, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Notwithstanding the discussion below, given the differences between individual commercial Mortgaged Properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current and alternative uses, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. However, except as described in the exceptions to the underwriting guidelines (see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”), the underwriting of the JPMCB Mortgage Loans will conform to the general guidelines described below.

Property Analysis. JPMCB performs or causes to be performed a site inspection to evaluate the location and quality of the related Mortgaged Properties. Such inspection generally includes an evaluation of functionality, design, attractiveness, visibility and accessibility, as well as location to major thoroughfares, transportation centers, employment sources, retail areas and educational or recreational facilities. JPMCB assesses the submarket in which the property is located to evaluate competitive or comparable properties as well as market trends. In addition, JPMCB evaluates the property’s age, physical condition, operating history, lease and tenant mix, and management.

Cash Flow Analysis. JPMCB reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information”.

Loan Approval. All mortgage loans originated by JPMCB require preliminary and final approval by a loan credit committee which includes senior executives of JPMCB. Prior to delivering a term sheet to a prospective loan sponsor, the JPMCB origination team will submit a preliminary underwriting package to the preliminary CMBS underwriting committee. For loans under $30.0 million, approval by two committee members is required prior to sending a term sheet to the loan sponsor. For loans over $30.0 million unanimous committee approval is required prior to sending the term sheet to the loan sponsor. Prior to funding the loan, after all due diligence has been completed, a loan will then be reviewed by the CMBS underwriting committee and approval by the committee must be unanimous. The CMBS underwriting committee may approve a mortgage loan as recommended, request additional due diligence prior to approval, approve it subject to modifications of the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by JPMCB and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool—Additional Information” and Annex A-1. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal. In addition, with respect to certain mortgage loans, there may exist mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and LTV Ratio. For each Mortgaged Property, JPMCB obtains a current (within 6 months of the origination date of the mortgage loan) full narrative appraisal conforming at least to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”). The appraisal is based on the current use of the Mortgaged Property and must include an estimate of the then-current market value of the property “as-is” in its then-current condition although in certain cases, appraisals may reflect both “as stabilized”, “as-complete” and “as-is” values. The “as stabilized” or “as-complete” value may be based on certain assumptions, such as future construction completion, projected re-tenanting, payment of tenant improvement or leasing commissions allowances or free or abated rent periods, or increased tenant occupancies. JPMCB then determines the loan-to-value ratio of the mortgage loan at the date of origination or, if applicable, in connection with its acquisition, in each case based on the value or values set forth in the appraisal and relevant loan structure.

Evaluation of Borrower. JPMCB evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. JPMCB evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, JPMCB either (i) obtains or updates an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, JPMCB reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, JPMCB either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

Physical Assessment Report. Prior to origination, JPMCB obtains a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. JPMCB reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, JPMCB generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, JPMCB may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and JPMCB reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and JPMCB reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as JPMCB may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. JPMCB generally requires borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts, however, it may waive certain of those requirements on a case by case basis based on the Escrow/Reserve Mitigating Circumstances described below. In addition, JPMCB may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by JPMCB. The typical required escrows for mortgage loans originated by JPMCB are as follows:

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Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide JPMCB with sufficient funds to satisfy all taxes and assessments. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or JPMCB may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

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Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide JPMCB with sufficient funds to pay all insurance premiums. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

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Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

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Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

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Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

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Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. JPMCB may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

JPMCB may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) JPMCB’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) JPMCB has structured springing escrows that arise for identified risks, (v) JPMCB has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) JPMCB believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—JPMCB’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by JPMCB may vary from, or may not comply with, JPMCB’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by JPMCB, JPMCB may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions to JPMCB’s Disclosed Underwriting Guidelines

We have disclosed generally our underwriting guidelines with respect to the mortgage loans. However, one or more of JPMCB’s mortgage loans may vary from the specific JPMCB underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of JPMCB’s mortgage loans, JPMCB may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, we may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Compliance with Rule 15Ga-1 under the Exchange Act.

The depositor’s most recently filed Form ABS-15G, which includes information related to JPMCB, was filed with the SEC on February 11, 2021, which is the same date of JPMCB’s most recently filed Form ABS-15G for this asset class. The Central Index Key (or CIK) numbers of the depositor and JPMCB are set forth on the cover of this prospectus. With respect to the three year period ending June 30, 2021, please refer to each Form ABS-15G filed by the depositor as required by Rule 15Ga-1 under the Exchange Act (“Rule 15Ga-1”) that includes information related to JPMCB for additional information with respect to the repurchase or replacement requests made in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations during such period.

Retained Interests in This Securitization.

As of the date hereof, neither JPMCB nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization except that JPMCB (i) is expected to purchase the Class A-4A1 Certificates directly from the Depositor on the Closing Date and (ii) will retain the JPMCB VRR Interest Portion as described under “Credit Risk Retention”. However, JPMCB and/or its affiliates may retain on the Closing Date or own in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates (other than the JPMCB VRR Interest) at any time. JPMCB or an affiliate will be required to retain the JPMCB VRR Interest Portion as further described under “Credit Risk Retention”.

The information set forth under “—JPMorgan Chase Bank, National Association” has been provided by JPMCB.

Citi Real Estate Funding Inc.

General.

Citi Real Estate Funding Inc. (“CREFI”) is a sponsor and a mortgage loan seller in this securitization transaction (in such capacity, a “Sponsor” or “Mortgage Loan Seller”, as applicable). CREFI originated or co-originated all of the Mortgage Loans it is selling to the depositor in this transaction. The respective Mortgage Loans that CREFI is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “CREFI Mortgage Loans”. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability company, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against CREFI for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements—General”.

CREFI’s Commercial Mortgage Origination and Securitization Program.

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC”), which was engaged in the origination of multifamily and commercial mortgage loans for securitization from 1996 to 2017. Many CREFI staff worked for CGMRC, and CREFI’s underwriting guidelines, credit committee approval process and loan documentation are substantially similar to CGMRC’s. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which CREFI participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally, CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates and, in certain cases, uncertificated interests.

Review of the CREFI Mortgage Loans.

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans or portions thereof that it is selling to the depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “CREFI Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the CREFI Securitization Database certain updates to such information received by CREFI’s securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any CREFI Mortgage Loan.

Using the information in the CREFI Securitization Database, CREFI created a Microsoft Excel file (the “CREFI Data File”) and provided that file to the depositor for the inclusion in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus) of information regarding the CREFI Mortgage Loans.

With respect to the Huntsville Office Portfolio Whole Loan, which was originated by DBRI and CREFI, portions of which are being sold by GACC and CREFI, the CREFI Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. CREFI engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the CREFI Data File against various source documents provided by CREFI that are described above under “—Database” above;

●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the CREFI Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the CREFI Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

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whether any mortgage loans were originated by third party originators and the names of such originators, and whether such mortgage loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;

●	whether any mortgage loans are not first liens, or have a loan-to-value ratio greater than 80%;

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whether any mortgage loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the mortgage loans;

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whether any mortgage loans permit, or have existing, mezzanine debt, additional debt secured by the related mortgaged properties or other material debt, and the material terms and conditions for such debt;

●	whether any mortgaged properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

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whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	whether any mortgage loans are interest-only for their entire term or a portion of their term;

●	whether any mortgage loans permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any mortgage loans permit the release of all or a portion of the related mortgaged properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	whether any mortgage loans are cross-collateralized or secured by multiple properties, or have related borrowers with other mortgage loans in the subject securitization;

●	whether any mortgage loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the mortgage loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding lock-box arrangements, grace periods, interest accrual and amortization provisions, non-recourse carveouts, and any other material provisions with respect to the mortgage loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a mortgage loan is affiliated with a borrower under another mortgage loan to be included in the issuing entity;

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whether any of the mortgage loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related Mortgaged Properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related Mortgaged Properties;

●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;

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a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the cut-off date;

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whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties, or whether there are zoning issues at the mortgaged properties;

●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex E-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the depositor for inclusion on Annex E-2 to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the MLPA based upon such review, and provided them to the depositor for inclusion on Annex E-2 to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee for this securitization, and the Certificateholders and the trustee for this securitization will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “Description of the Mortgage Loan Purchase Agreements—General”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the applicable CREFI Mortgage Loans under the related MLPA constitutes the sole remedy available to the Certificateholders and the trustee for this securitization for any uncured material breach of any of CREFI’s representations and warranties regarding the CREFI Mortgage Loans, including any of the CREFI Mortgage Loans that were purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the CREFI Mortgage Loans included in the 10 largest Mortgage Loans in the Mortgage Pool (considering any Crossed Mortgage Loans as a single Mortgage Loan), and the abbreviated loan summaries for those of the CREFI Mortgage Loans (considering any Crossed Mortgage Loan as a single Mortgage Loan) included in the next 5 largest

Mortgage Loans in the Mortgage Pool, which the loan summaries and the abbreviated loan summaries are incorporated in “Description of Top Fifteen Mortgage Loans” in Annex A-3 to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—CREFI’s Underwriting Guidelines and Processes—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes.

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A-1 to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

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Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

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Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

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Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

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Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

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Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

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Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A-1 to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the mortgage loan representation and warranty set forth in paragraph (7) on Annex E-1 to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the mortgage loan representations and warranties in paragraphs (17) and (30) on Annex E-1 to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal.

CREFI obtains an appraisal meeting the requirements described in the mortgage loan representation and warranty set forth in paragraph (42) on Annex E-1 to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report.

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (41) on Annex E-1 to this prospectus without any exceptions that CREFI deems material.

Property Condition Report.

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions. One or more of the CREFI Mortgage Loans may vary from the specific CREFI underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the CREFI Mortgage Loans, CREFI may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. None of the CREFI Mortgage Loans have exceptions to the related underwriting criteria.

Compliance with Rule 15Ga-1 under the Exchange Act.

CREFI most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 9, 2021. CREFI’s Central Index Key is 0001701238. With respect to the period from and including April 1, 2018 to and including March 31, 2021, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization.

Neither CREFI nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization, except that (i) CREFI (or a “majority-owned affiliate” (as defined in Regulation RR) of CREFI) will retain the CREFI VRR Interest Portion and (ii) an affiliate of CREFI is expected to purchase the Class R certificates. However, CREFI and/or its affiliates may retain on the Closing Date, or own in the future, certain additional classes of certificates. Any such party will have the right to dispose of any such certificates (other than the CREFI VRR Interest Portion) at any time. CREFI (or a majority-owned affiliate of CREFI) will be required to retain the CREFI VRR Interest Portion as further described under “Credit Risk Retention”.

The information set forth under “—Citi Real Estate Funding Inc.” has been provided by CREFI.

German American Capital Corporation

General.

German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction. Deutsche Bank AG, New York Branch (“DBNY”) or DBR Investments Co. Limited, a Cayman Islands exempted company incorporated in the Cayman Islands (“DBRI”), each an affiliate of GACC, originated (either directly, or, in some cases, through table funding arrangements), all of the GACC Mortgage Loans, except with respect to the One SoHo Square Whole Loan, which was co-originated by DBRI, Goldman Sachs Bank USA and Bank of Montreal, and except with respect to the Huntsville Office Portfolio Whole Loan, which was co-originated by DBRI and CREFI.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of DBRI, an originator, DBNY, an originator and Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005. DBRI will sell the GACC Mortgage Loans to GACC on the Closing Date. Prior to the date of this prospectus, DBRI purchased for cash from DBNY a 100% equity participation in each of the GACC Mortgage Loans originated by DBNY. DBRI and DBNY will sell their respective interests in the GACC Mortgage Loans to GACC on the Closing Date. During the period from DBRI’s purchase of such participation interests to the Closing Date, DBRI will have borne the credit risk in respect of the GACC Mortgage Loans.

GACC is engaged in the origination and acquisition of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a primary issuance of commercial mortgage backed securities (“CMBS”) or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (“RMBS”) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007. The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (“FIRREA”). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

GACC’s Securitization Program.

GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., (iii) the “Benchmark” program in which DMARC is the depositor on a rotating basis with J.P. Morgan Chase Commercial Mortgage Securities Corp. and Citigroup Commercial Mortgage Securities Inc. and (iv) programs where third party entities, including affiliates of General Electric Capital

Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC acquires both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through December 31, 2020 is approximately $86.872 billion.

GACC or its affiliates have purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. If GACC or such affiliates purchase loans for securitization, GACC or such affiliate will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC and its affiliates may rely on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC and its affiliates have servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to an MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex F-2 to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and/or certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans.

Overview. GACC, in its capacity as a sponsor of the securitization described in this prospectus and the mortgage loan seller of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage

Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DB Originators during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

With respect to the One SoHo Square Whole Loan, which was co-originated by DBRI, Goldman Sachs Bank USA and Bank of Montreal, portions of which are being sold by GACC and GSMC, the GSMC Data Tape was used to provide the numerical information regarding the related Mortgage Loan in this prospectus.

Data Comparison and Recalculation. GACC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by a DB Originator, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex F-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties set forth on Annex F-2.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 5 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan,

GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by a DB Originator, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DB Originators’ Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and re-underwritten) in accordance with the applicable DB Originator’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DB Originators’ Underwriting Guidelines and Processes.

General. DBRI and DBNY are each an originator and are affiliated with GACC, with each other and with Deutsche Bank Securities Inc., one of the underwriters. DBRI and DBNY are referred to as the “DB Originators” in this prospectus. Each DB Originator originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by a DB Originator generally are originated in accordance with the underwriting criteria described below. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and we cannot assure you that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, the applicable DB Originator conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of the applicable DB Originator’s underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and we cannot assure you that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. The applicable DB Originator reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by the applicable DB Originator and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3 to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, the applicable DB Originator may also obtain prospective or hypothetical values on an “as-stabilized”, “as-complete” and/or “hypothetical as-is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. The applicable DB Originator then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the applicable DB Originator relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from an opinion of value of the applicable DB Originator. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if a DB Originator had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. The applicable DB Originator evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. The applicable DB Originator evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, the applicable DB Originator either (i) obtains or updates (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and the applicable DB Originator relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, the applicable DB Originator reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, the applicable DB Originator either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, the applicable DB Originator obtains (or, in connection with the applicable DB Originator’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and the applicable DB Originator relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. The applicable DB Originator reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, the applicable DB Originator generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, the applicable DB Originator may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and the applicable DB Originator reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and the applicable DB Originator reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as the applicable DB Originator may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. The applicable DB Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, the applicable DB Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by a DB Originator. The typical required escrows for mortgage loans originated by a DB Originator are as follows:

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Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the applicable DB Originator with sufficient funds to satisfy all taxes and assessments. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or the applicable DB Originator may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

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Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide the applicable DB Originator with sufficient funds to pay all insurance premiums. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

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Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

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Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

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Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. The applicable DB Originator may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

The applicable DB Originator may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) the applicable DB Originator’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) the applicable DB Originator has structured springing escrows that arise for identified risks, (v) the applicable DB Originator has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) the applicable DB Originator believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DB Originators’ Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, the applicable DB Originator’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, the applicable DB Originator may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions.

Disclosed above are the DB Originator’s general underwriting guidelines with respect to the GACC Mortgage Loans. One or more GACC Mortgage Loans may vary from the specific DB Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more GACC Mortgage Loans, the DB Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases set forth below, the DB Originator made exceptions and the underwriting of a particular GACC Mortgage Loan did not comply with all aspects of the disclosed criteria

Other than as set forth below, the GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

With respect to the shareDowntown Mortgage Loan (0.7%), the Mortgage Loan is an interest only loan with a loan-to-value ratio of 67.2%, which is greater than the maximum loan-to-value ratio of 65.0% for interest only loans generally required by GACC’s underwriting guidelines. GACC’s decision to include the Mortgage Loan in the transaction was based on several factors, including (i) the related Mortgaged Property was stabilized within nine months from completion of construction of the Mortgaged Property, and as of the underwritten rent roll dated July 23, 2021, the related mortgaged property is 98.4% occupied, (ii) the Mortgaged Property is a newly developed, Class A/B building with access to downtown Las Vegas and (iii) the experience of the borrower sponsors and their affiliates.

Compliance with Rule 15Ga-1 under the Exchange Act.

GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 16, 2021. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including April 1, 2018 to and including March 31, 2021, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization.

Neither GACC nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization. However, GACC and/or its affiliates acquire in the future, pursuant to secondary market transactions, certain additional classes of certificates. GACC and/or any affiliate will have the right to dispose of any certificates held thereby at any time.

The information set forth under “—German American Capital Corporation” has been provided by GACC.

Goldman Sachs Mortgage Company

General.

Goldman Sachs Mortgage Company (“GSMC”) is a New York limited partnership, is a sponsor and a mortgage loan seller. The respective Mortgage Loans that GSMC is selling to the depositor in this securitization transaction are collectively referred to in this prospectus as the “GSMC Mortgage Loans”.

GSMC was formed in 1984. Its general partner is Goldman Sachs Real Estate Funding Corp. and its limited partner is Goldman Sachs Bank USA (“GS Bank”). GSMC’s executive offices are located at 200 West Street, New York, New York 10282, telephone number (212) 902-1000. GSMC is an initial Risk Retention Consultation Party and an affiliate of GS Bank, an originator and an initial RR Interest Owner, and Goldman Sachs & Co. LLC, an underwriter.

GS Bank is the originator (or co-originator) of all of the GSMC Mortgage Loans. See “Description of the Mortgage Pool—Co-Originated or Third-Party Originated Mortgage Loans”.

Neither GSMC nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against GSMC for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by GSMC in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”.

GSMC’s Commercial Mortgage Securitization Program.

As a sponsor, GSMC originates and acquires fixed and floating rate commercial mortgage loans and either by itself or together with other sponsors or mortgage loan sellers, organizes and initiates the public and/or private securitization of such commercial mortgage loans by transferring the commercial mortgage loans to a securitization depositor, including GS Mortgage Securities Corporation II or another entity that acts in a similar capacity. In coordination with its affiliates, Goldman Sachs Commercial Mortgage Capital, L.P., Goldman Sachs Bank USA (“GS Bank”) and other unaffiliated underwriters, GSMC works with rating agencies, investors, unaffiliated mortgage loan sellers and servicers in structuring the securitization transaction.

From the beginning of its participation in commercial mortgage securitization programs in 1996 through December 31, 2020, GSMC originated or acquired approximately 3,115 fixed and floating rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $140.1 billion. As of December 31, 2020, GSMC had acted as a sponsor and mortgage loan seller on approximately 234 fixed and floating-rate commercial mortgage-backed securitization transactions. GSMC securitized approximately $2.165 billion, $4.636 billion, $6.586 billion, $5.098 billion, $6.284 billion, $6.972 billion, $11.730 billion, $8.548 billion, $9.960 billion and $6.823 billion of commercial mortgage loans in public and private offerings in calendar years 2011, 2012, 2013, 2014, 2015, 2016, 2017, 2018, 2019 and 2020, respectively.

Review of GSMC Mortgage Loans.

Overview. GSMC, in its capacity as the sponsor of the GSMC Mortgage Loans, has conducted a review of the GSMC Mortgage Loans in connection with the securitization described in this prospectus. The review of the GSMC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GSMC’s affiliates (the “GSMC Deal Team”). The review procedures described below were employed with respect to all of the GSMC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the GSMC Deal Team created a database of loan-level and property-level information relating to each GSMC Mortgage Loan. The database was compiled from, among other sources, the related Mortgage Loan documents, third party reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Goldman Originator during the underwriting process. After origination of each GSMC Mortgage Loan, the GSMC Deal Team updated the information in the database with respect to the GSMC Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GSMC Deal Team.

A data tape (the “GSMC Data Tape”) containing detailed information regarding each GSMC Mortgage Loan was created from the information in the database referred to in the prior paragraph. The GSMC Data Tape was used by the GSMC Deal Team to provide certain numerical information regarding the GSMC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GSMC engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GSMC, relating to information in this prospectus regarding the GSMC Mortgage Loans. These procedures included:

●	comparing certain information in the GSMC Data Tape against various source documents provided by GSMC that are described above under “—Database”;

●	comparing numerical information regarding the GSMC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GSMC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GSMC Mortgage Loans disclosed in this prospectus.

Legal Review. GSMC engaged various law firms to conduct certain legal reviews of the GSMC Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each GSMC Mortgage Loan, origination counsel prepared a loan and property summary that sets forth salient loan terms and summarizes material deviations from GSMC’s standard form loan documents. In addition, origination counsel for each GSMC Mortgage Loan reviewed GSMC’s representations and warranties set forth on Annex G-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GSMC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan agreement relating to certain GSMC Mortgage Loans marked against the standard form document, (ii) a review of the loan and property summaries referred to above relating to the GSMC Mortgage Loans prepared by origination counsel and (iii) a review of a due diligence questionnaire completed by the GSMC Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each GSMC Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions. In addition, for each

GSMC Mortgage Loan originated by GSMC or its affiliates, GSMC prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process.

Based on their respective reviews of pertinent sections of the related Mortgage Loan documents, origination counsel or securitization counsel also assisted in the preparation of the Mortgage Loan summaries of those of the GSMC Mortgage Loans included in the ten largest Mortgage Loans and groups of cross-collateralized Mortgage Loans in the Mortgage Pool, and the abbreviated Mortgage Loan summaries for those of the GSMC Mortgage Loans included in the next five largest Mortgage Loans in the Mortgage Pool, which summaries are incorporated on “Annex A-3—Description of the Top Fifteen Mortgage Loans and Cross-Collateralized Groups and Additional Mortgage Loan Information”. The applicable borrowers and borrowers’ counsel reviewed these GSMC Mortgage Loan summaries as well.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GSMC Mortgage Loan, GSMC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. GSMC conducted a search with respect to each borrower under a GSMC Mortgage Loan to determine whether it filed for bankruptcy after origination of the GSMC Mortgage Loan. If GSMC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GSMC Mortgage Loan, GSMC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The GSMC Deal Team also consulted with the Goldman Originator to confirm that the GSMC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—Goldman Originator’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, GSMC determined that the disclosure regarding the GSMC Mortgage Loans in this prospectus is accurate in all material respects. GSMC also determined that the GSMC Mortgage Loans were originated or acquired in accordance with GSMC’s origination procedures and underwriting criteria except as described under “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below. GSMC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

The Goldman Originator

GS Bank, an originator, is affiliated with GSMC, one of the sponsors, and Goldman Sachs & Co. LLC, one of the underwriters. GS Bank is referred to as the “Goldman Originator” in this prospectus.

The primary business of the Goldman Originator is the underwriting and origination, either by itself or together with another originator, of mortgage loans secured by commercial or multifamily properties. The commercial mortgage loans originated by the Goldman Originator include both fixed and floating rate commercial mortgage loans and such commercial mortgage loans are often included in both public and private securitizations. Many of the commercial mortgage loans originated by GS Bank are acquired by GSMC and sold to securitizations in which GSMC acts as sponsor and/or loan seller.

Fixed Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Fixed Rate Loans Originated (approximate)	Total Goldman Originator Fixed Rate Loans Securitized (approximate)
2020	$2.7 billion	$3.7 billion
2019	$6.0 billion	$5.3 billion
2018	$3.1 billion	$2.6 billion
2017	$7.3 billion	$7.7 billion
2016	$6.1 billion	$5.2 billion
2015	$6.2 billion	$6.0 billion
2014	$2.9 billion	$3.1 billion
2013	$5.0 billion	$5.3 billion
2012	$5.6 billion	$4.6 billion
2011	$2.3 billion	$2.2 billion
2010	$1.6 billion	$1.1 billion
2009	$400 million	$400 million

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Floating Rate Commercial Mortgage Loans(1)

Year	Total Goldman Originator Floating Rate Loans Originated (approximate)	Total Goldman Originator Floating Rate Loans Securitized (approximate)
2020	$4.8 billion	$3.1 billion
2019	$6.4 billion	$4.7 billion
2018	$8.1 billion	$5.9 billion
2017	$5.6 billion	$4.0 million
2016	$2.3 billion	$1.6 million
2015	$2.0 billion	$261.0 million
2014	$3.2 billion	$2.0 billion
2013	$777 million	$1.3 billion
2012	$1.9 billion	$0
2011	$140 million	$0
2010	$0	$0
2009	$40 million	$0

(1)	Represents origination for the Goldman Originator and affiliates of the Goldman Originator originating commercial mortgage loans.

Goldman Originator’s Underwriting Guidelines and Processes.

The Goldman Originator’s commercial mortgage loans are primarily originated in accordance with the origination procedures and underwriting criteria described below. However, variations from these procedures and criteria may occur as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor, or any other pertinent information deemed material by the Goldman Originator. Therefore, this general description of the Goldman Originator’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it complies entirely with all procedures and criteria set forth below. For important information about the circumstances that have affected the underwriting of a GSMC Mortgage Loan in the mortgage pool, see “—Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines” below and “Annex G-2—Exceptions to Goldman Sachs Mortgage Company Representations and Warranties”.

The underwriting process for each mortgage loan originated by the Goldman Originator is performed by an origination team comprised of real estate professionals which typically includes an originator, analyst, loan officer and commercial closer. This team conducts a review of the related mortgaged property, which typically includes an examination of historical operating statements (if available), rent rolls, certain tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic/engineering. In certain cases, the Goldman Originator may engage an independent third party due diligence provider, pursuant to a program of specified procedures, to assist in the underwriting and preparation of analyses required by such procedures, subject to the oversight and ultimate review and approval by the Goldman Originator origination team.

A member of the Goldman Originator origination team performs or engages a third party to perform an inspection of the property in order to assess the physical quality of the collateral, confirm tenancy, and determine visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such site inspections are also generally used to assess the submarket in which the property is located and to evaluate the property’s competitiveness within its market.

The Goldman Originator origination team also performs a review of the financial status, credit history and background of the borrower and certain key principals of the borrower. Among the items generally reviewed are financial statements, independent credit reports, criminal/background investigations, and specific searches in select jurisdictions for judgments, liens, bankruptcy and pending litigation.

After the compilation and review of all documentation and other relevant considerations, the origination team finalizes its underwriting analysis of the property’s cash flow in accordance with the property specific cash flow underwriting guidelines of the Goldman Originator. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

All commercial mortgage loans must be presented to one or more credit committees which consist of senior real estate professionals, among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

The Goldman Originator’s underwriting guidelines generally require that a mortgage loan have, at origination, a minimum underwritten debt service coverage ratio of 1.20x for multifamily properties, 1.40x for hospitality properties and 1.25x for all other property types and maximum loan-to-value ratio of 80% for multifamily properties and 75% for all other property types. However these thresholds are guidelines and exceptions may be made on the merits of each individual loan taking into account such factors as reserves, letters of credit and/ or guarantees, the Goldman Originator’s judgment of the property and/or market performance in the future.

Certain properties may also be encumbered by, or otherwise support payments on, subordinate debt and/or mezzanine debt secured by direct or indirect ownership interests in the borrower. It is possible that the Goldman Originator or an affiliate will be a lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory. When such additional debt is taken into account, the aggregate debt may not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

The Goldman Originator may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves. In addition, the Goldman Originator may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by the Goldman Originator.

Generally, the required escrows for GSMC Mortgage Loans are as follows:

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Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional or high net-worth individual property sponsor or (ii) if the related mortgaged property is a single tenant property in which the related tenant is required to pay taxes directly.

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Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower maintains a blanket insurance policy or (ii) if the related mortgaged property is a single tenant property and the related tenant is required to obtain insurance directly or self-insures.

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Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure.

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Tenant Improvement / Leasing Commissions—Tenant improvement / leasing commission reserves may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related mortgaged property is a single tenant property and the related tenant’s lease extends beyond the loan term or (ii) where rent at the related mortgaged property is considered below market.

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Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) the deferred maintenance amount does not materially impact the function, performance or value of the property or (iii) if the related mortgaged property is a single tenant property the tenant is responsible for the repairs.

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Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues or (ii) environmental insurance is obtained or already in place.

For a description of the escrows collected with respect to the GSMC Mortgage Loans, please see Annex A-1.

The Goldman Originator and its origination counsel will generally examine whether the use and occupancy of the property is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower. In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the Goldman Originator may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance coverage in the casualty insurance policy with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

The borrower is required to provide, and the Goldman Originator or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Except in certain instances where credit rated tenants are required to obtain insurance or may self-insure, the Goldman Originator typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser (x) of the outstanding principal balance of the mortgage loan and (y) 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency as a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of: (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property and (iii) the maximum amount of insurance available under the National Flood Insurance Act of 1968, except in some cases where self-insurance is permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In some cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the seismic report indicates that the PML or SEL is greater than 20%.

In the course of originating the GSMC Mortgage Loans, the Goldman Originator generally considered the results of third party reports as described below:

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Appraisal—The Goldman Originator obtains an appraisal or an update of an existing appraisal for each mortgaged property prepared by an appraisal firm approved in accordance with the Goldman Originator’s internal documented appraisal policy. The Goldman Originator origination team and a third party consultant engaged by the Goldman Originator typically reviews the appraisal. All appraisals are conducted by an independent appraiser that is state certified, an appraiser belonging to the Appraisal Institute, a member association of professional real estate appraisers, or any otherwise qualified appraiser. All appraisals are conducted in accordance with the Uniform Standards of Professional Appraisal Practices. In addition, the appraisal report (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

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Environmental Report—The Goldman Originator obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by the Goldman Originator. In certain cases, the borrower may have obtained the Phase I site assessment, and the assessment is then re-addressed to the Goldman Originator. The Goldman Originator origination team and a third party environmental consultant engaged by the Goldman Originator or the borrower typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the Goldman Originator or the environmental consultant believes that such an analysis is warranted under the circumstances. In cases in which the Phase I site assessment identifies any potential adverse environmental conditions and no third party is identified as responsible for such condition, or the condition has not otherwise been satisfactorily mitigated, the Goldman Originator generally requires additional environmental testing, such as a Phase II environmental assessment on the related mortgaged property, an environmental insurance policy, the borrower to conduct remediation activities or to establish an operations and maintenance plan, or to place funds in escrow to be used to address any required remediation.

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Physical Condition Report—The Goldman Originator obtains a physical condition report (“PCR”) or an update of a previously obtained PCR for each mortgaged property prepared by a structural engineering firm approved by the Goldman Originator to assess the structure, exterior walls, roofing, interior structure and/ or mechanical and electrical systems. In certain cases, the borrower may have obtained the PCR, and the PCR is then re-addressed to the Goldman Originator. The Goldman Originator and a third party structural consultant engaged by the Goldman Originator or the borrower typically reviews the PCR to determine the physical condition of the property, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, the Goldman Originator generally requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves.

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Seismic—The Goldman Originator generally obtains a seismic report or an update of a previously obtained seismic report for all mortgaged properties located in seismic zone 3 or 4 to assess probable maximum loss (“PML”) or scenario expected loss (“SEL”) for the related mortgaged property. In certain cases, the borrower may have obtained the seismic report and the seismic report is then re-addressed to the Goldman Originator.

From time to time, the Goldman Originator originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect the Goldman Originator as the payee. GSMC has in the past and may in the future deposit such promissory notes for which the Goldman Originator is named as payee with one or more securitization trusts, while the co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts.

The One SoHo Square Whole Loan was co-originated by GS Bank, DBR Investments Co. Limited and Bank of Montreal. The Woodbridge Corporate Plaza Leased Fee Whole Loan was co-originated by GS Bank and Argentic Real Estate Finance LLC. The Domain Whole Loan was co-originated by GS Bank and Bank of America, N.A.

Servicing

Interim servicing for all of GSMC’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with GSMC, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions to Goldman Originator’s Disclosed Underwriting Guidelines.

The Goldman Originator has disclosed generally its underwriting guidelines with respect to the GSMC Mortgage Loans. However, one or more of the GSMC Mortgage Loans may vary from the specific Goldman Originator underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of the GSMC Mortgage Loans, the Goldman Originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. In certain cases, the Goldman Originator may have made exceptions and the underwriting of a particular mortgage loan did not comply with all aspects of the disclosed criteria.

The GSMC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Certain characteristics of the GSMC Mortgage Loans can be found on Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act.

GSMC most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on May 20, 2021. GSMC’s Central Index Key is 0001541502. With respect to the period from and including April 1, 2018 to and including March 31, 2021, GSMC has the following activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

% of principal balance	Check if Registered	Name of Originator	Total Assets in ABS by Originator			Assets That Were Subject of Demand			Assets That Were Repurchased or Replaced			Assets Pending Repurchase or Replacement (due to expired cure period)			Demand in Dispute			Demand Withdrawn			Demand Rejected
(a)	(b)	(c)	# (d)	$ (e)	% of principal balance (f)	# (g)	$ (h)	% of principal balance (i)	# (j)	$ (k)	% of principal balance (l)	# (m)	$ (n)	% of principal balance (o)	# (p)	$ (q)	% of principal balance (r)	# (s)	$ (t)	% of principal balance (u)	# (v)	$ (w)	% of principal balance (x)
Asset Class: Commercial Mortgage Backed Securities
GS Mortgage Securities Trust 2012-GCJ9 (CIK 0001560456)	X	Goldman Sachs Mortgage Company	12	411,105,625	29.6	1	0	0.00	0	0	0.00	0	0	0.00	1	0.00	0.00	0	0	0.00	0	0	0.00
		Citigroup Global Markets Realty Corp.	30	313,430,906	22.6	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Archetype Mortgage Funding I LLC	14	137,272,372	9.9	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
		Jefferies LoanCore LLC	18	527,119321	38	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00	0	0	0.00
Total by Asset Class			74	1,388,928,224	100%	1	0	0.00	0	0	0.00	0	0	0.00	1	0.00	0.00	0	0	0.00	0	0	0.00

Retained Interests in This Securitization

As of the date of this prospectus, neither GSMC nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, GSMC and/or its affiliates may retain on the Closing Date or own in the future certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Goldman Sachs Mortgage Company” has been provided by GSMC.

Compensation of the Sponsors.

In connection with the offering and sale of the certificates contemplated by this prospectus, the Sponsors (including affiliates of the Sponsors) will be compensated for the sale of their respective Mortgage Loans in an amount equal to the excess, if any, of:

(a)  the sum of any proceeds received from the sale of the certificates to investors and the sale of servicing rights to Midland Loan Services, a Division of PNC Bank, National Association, for the servicing of the Mortgage Loans, over

(b)  the sum of the costs and expense of originating or acquiring the Mortgage Loans and the costs and expenses related to the issuance, offering and sale of the certificates as described in this prospectus.

The mortgage servicing rights were sold to the master servicer for a price based on the value of the Servicing Fee to be paid to the master servicer with respect to each Mortgage Loan and, which may include, among other things, the value of the right to earn income on investments on amounts held by the master servicer with respect to the Mortgage Loans.

The Depositor

J.P. Morgan Chase Commercial Mortgage Securities Corp., the depositor, is a Delaware corporation organized on September 19, 1994. The depositor is a wholly-owned subsidiary of JPMCB and an affiliate of JPMS. The depositor maintains its principal office at 383 Madison Avenue, 8th Floor, New York, New York 10179. Its telephone number is (212) 834-5467. The depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the tax administrator to the extent necessary to perform REMIC tax administration, (iii) indemnifying the trustee, the tax administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee and the tax administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any Distribution Reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders and the RR Interest Owner.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders and the RR Interest Owner upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Benchmark 2021-B28 Mortgage Trust, will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and the RR Interest Owner and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “—The Trustee and Certificate Administrator”, “—The Master Servicer and the Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee and Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as trustee (in such capacity, the “Trustee”), as certificate administrator (in such capacity, the “Certificate Administrator”) and as custodian (in such capacity, the “Custodian”) under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company, a U.S. bank holding company with approximately $1.9 trillion in assets as of December 31, 2020. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55415.

On March 23, 2021, Wells Fargo & Company announced that it had entered into a definitive agreement with Computershare Ltd (“Computershare”) to sell substantially all of its Corporate Trust Services (“CTS”) business. The transaction is expected to close in the second half of 2021, subject to customary closing conditions and regulatory approvals. Virtually all corporate trust services employees of Wells Fargo Bank, along with most existing CTS systems, technology and offices, are expected to transfer to one or more Computershare-affiliated entities as part of the sale.

Wells Fargo Bank will perform its obligations as certificate administrator under the PSA through its CTS line of business. In connection with the sale to Computershare, Wells Fargo Bank intends to transfer its duties, obligations and rights as certificate administrator under the PSA to Computershare Trust Company, N.A. or another Computershare-affiliated entity that satisfies the eligibility and consent requirements applicable to a successor certificate under the PSA, or to otherwise engage Computershare Trust Company, N.A. or another Computershare-affiliated entity as its agent to execute some or all of its powers and perform some or all of its duties as certificate administrator under the PSA; provided that the terms of the PSA will state that any such appointment of Computershare Trust Company, N.A. or another Computershare-affiliated entity as its agent will not relieve Wells Fargo Bank of responsibility for its duties or obligations under the PSA.

Wells Fargo Bank has provided corporate trust services since 1934. Wells Fargo Bank acts as a trustee for a variety of transactions and asset types, including corporate and municipal bonds, mortgage-backed and asset-backed securities and collateralized debt obligations. As of December 31, 2020, Wells Fargo Bank was acting as trustee on approximately 421 series of commercial mortgage-backed securities with an aggregate principal balance of approximately $210 billion.

In its capacity as trustee on commercial mortgage securitizations, Wells Fargo Bank is generally required to make an advance if the related master servicer or special servicer fails to make a required advance. In the past three years, Wells Fargo Bank has not been required to make an advance on a commercial mortgage-backed securities transaction.

Under the terms of the PSA, the Certificate Administrator is also responsible for securities administration, which includes performance calculations, distribution calculations and the preparation of monthly distribution reports. As Certificate Administrator, Wells Fargo Bank is responsible for the preparation and filing of all grantor trust tax returns on behalf of the issuing entity and, to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of December 31, 2020, Wells Fargo Bank was acting as securities administrator for approximately 1,019 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of more than $568 billion.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the Trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of December 31, 2020, Wells Fargo Bank was acting as custodian of more than 290,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by the Depositor or an affiliate of the Depositor. The terms of any such custodial agreement under which those services are provided by Wells Fargo Bank are customary for the commercial mortgage-backed securities industry and provide for the delivery, receipt, review and safekeeping of mortgage loans files.

In December 2014, Phoenix Light SF Limited and certain related entities and the National Credit Union Administration (NCUA) filed complaints in the United States District Court for the Southern District of New York against Wells Fargo Bank, alleging claims against the Company in its capacity as trustee for a number of residential mortgage-backed securities trusts. Complaints raising similar allegations have been filed by Commerzbank AG in the Southern District of New York and by IKB International and IKB Deutsche Industriebank in New York state court. In each case, the plaintiffs allege that Wells Fargo Bank, as trustee, caused losses to investors, and plaintiffs assert causes of action based upon, among other things, the trustee’s alleged failure to notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, notify investors of alleged events of default, and abide by appropriate standards of care following alleged events of default. The Company previously settled two class action lawsuits with similar allegations that were filed in November 2014 and December 2016 by institutional investors in the Southern District of New York and New York state court, respectively.

In addition to the foregoing cases, in August 2014 and August 2015 Nomura Credit & Capital Inc. (“Nomura”) and Natixis Real Estate Holdings, LLC (“Natixis”) filed a total of seven third-party complaints against Wells Fargo Bank in New York state court. In the underlying first-party actions, Nomura and Natixis have been sued for alleged breaches of representations and warranties made in connection with residential mortgage-backed securities sponsored by them. In the third-party actions, Nomura and Natixis allege that Wells Fargo Bank, as master servicer, primary servicer or securities administrator, failed to notify Nomura and Natixis of their own breaches, failed to properly oversee the primary servicers, and failed to adhere to accepted servicing practices. Natixis additionally alleges that Wells Fargo Bank failed to perform default oversight duties. Wells Fargo Bank has asserted counterclaims alleging that Nomura and Natixis failed to provide Wells Fargo Bank notice of their representation and warranty breaches.

For two CMBS transactions, Wells Fargo Bank, N.A. disclosed transaction-level noncompliance on its 2020 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB related to its CMBS bond administration function. For each transaction, an administrative error resulted in a payment error to certain classes for one distribution period. The affected distributions were revised to correct the error before the next distribution date. Wells Fargo has incorporated additional payment control procedures in an effort to prevent further similar payment errors.

The foregoing information set forth under this sub-heading “—The Trustee and Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the trustee, the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee and certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee and certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee and certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer and the Special Servicer

Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Midland”), is expected to act as the master servicer and in this capacity will initially be responsible for the master servicing and administration of the Mortgage Loans and any Serviced Companion Loans pursuant to the PSA. Certain servicing and administrative functions may also be provided by one or more primary servicers that previously serviced the mortgage loans for the applicable loan seller. Midland is also expected to initially be appointed to act as the special servicer under the PSA, and in such capacity, Midland will be responsible for the servicing and administration of the Specially Serviced Loans (other than any Non-Serviced Mortgage Loans and Excluded Special Servicer Loans) and any related REO Properties, and will review, evaluate, process and/or provide or withhold consent as to Major Decisions and certain other transactions and perform certain enforcement actions relating to the Mortgage Loans (other than any Non-Serviced Mortgage Loan and any Excluded Special Servicer Loan) and any related Serviced Companion Loans when such Mortgage Loans and any related Serviced Companion Loans are non-Specially Serviced Loans pursuant to the PSA.

Midland’s principal servicing office is located at 10851 Mastin Street, Building 82, Suite 300, Overland Park, Kansas 66210.

Midland is a commercial financial services company that provides loan servicing, asset management and technology solutions for large pools of commercial and multifamily real estate assets. Midland is approved as a master servicer, special servicer and primary servicer for investment-grade commercial and multifamily mortgage-backed securities (“CMBS”) by Standard & Poor’s Rating Services (“S&P”), Moody’s Investors Service, Inc., Fitch, DBRS, Inc. (“DBRS Morningstar”) and KBRA. Midland has received rankings as a master, primary and special servicer of real estate assets under U.S. CMBS transactions from S&P, Fitch and DBRS Morningstar. For each category, S&P ranks Midland as “above average” and DBRS Morningstar ranks Midland as “MOR CS2” for master servicer and primary servicer, and “MOR CS1” for special servicer. Fitch ranks Midland as “CMS2” for master servicer, “CPS2” for primary servicer, and “CSS2+” for special servicer. Midland is also a HUD/FHA-approved mortgagee and a Fannie Mae-approved multifamily loan servicer.

Midland has detailed operating procedures across the various servicing functions to maintain compliance with its servicing obligations and the servicing standards under Midland’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. Furthermore, Midland’s business continuity and disaster recovery plans are reviewed and tested annually. Midland’s policies, operating procedures and business continuity plan anticipate and provide the mechanism for some or all of Midland’s personnel to work remotely as determined by management to comply with changes in federal, state or local laws, regulations, executive orders, other requirements and/or guidance, to address health and/or other concerns related to a pandemic or other significant event or to address market or other business purposes. In light of the COVID-19 pandemic and related federal, state and local orders, requirements and/or guidance, Midland implemented part of its business continuity plan that includes the requirement that most of its personnel work remotely until management determines otherwise. However, beginning on June 14, 2021, Midland personnel who have been working remotely during the COVID-19 pandemic are generally permitted to voluntarily return to the workplace, subject to certain exceptions and limitations.

Midland will not have primary responsibility for custody services of original documents evidencing the underlying Mortgage Loans or the Serviced Companion Loans. Midland may from time to time have custody of certain of such documents as necessary for enforcement actions involving particular Mortgage Loans or the Serviced Companion Loans or otherwise. To the extent that Midland has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which Midland was acting as master servicer, primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Midland as master servicer, primary servicer or special servicer, as applicable, including as a result of Midland’s failure to comply with the applicable servicing criteria in connection with any securitization transaction. Midland has made all advances required to be made by it under the servicing agreements on the commercial and multifamily mortgage loans serviced by Midland in securitization transactions.

From time to time Midland is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Midland does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service loans pursuant to the PSA.

Midland currently maintains an Internet-based investor reporting system, CMBS Investor Insight®, that contains performance information at the portfolio, loan and property levels on the various commercial mortgage backed securities transactions that it services. Certificateholders, prospective transferees of the certificates and other appropriate parties may obtain access to CMBS Investor Insight® through Midland’s website at www.pnc.com/midland. Midland may require registration and execution of an access agreement in connection with providing access to CMBS Investor Insight®.

As of June 30, 2021, Midland was master and primary servicing approximately 29,393 commercial and multifamily mortgage loans with a principal balance of approximately $590 billion. The collateral for such loans is located in all 50 states, the District of Columbia, Puerto Rico, Guam and Canada. Approximately 13,010 of such loans, with a total principal balance of approximately $281 billion, pertain to commercial and multifamily mortgage-backed securities. The related loan pools include multifamily, office, retail, hospitality and other income-producing properties.

Midland will acquire the right to act as master servicer and/or primary servicer (and the related right to receive and retain the excess servicing strip) with respect to the Mortgage Loans sold to the issuing entity by the sponsor pursuant to one or more servicing rights appointment agreements entered into on the Closing Date. The “excess servicing strip” means a portion of the Servicing Fee payable to Midland that accrues at a per annum rate initially equal to the Servicing Fee Rate minus 0.00125%, but which may be reduced under certain circumstances as provided in the PSA.

Midland assisted Eightfold Real Estate Capital Fund V, L.P. or its affiliate with due diligence relating to the Mortgage Loans.

Midland has been servicing mortgage loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of commercial and multifamily loans and leases in CMBS and other servicing transactions for which Midland has acted as master and/or primary servicer from 2018 to 2020.

	Calendar Year End (Approximate amounts in billions)
Portfolio Size – Master/Primary Servicing	2018	2019	2020
CMBS	$181	$219	$256
Other	$351	$387	$317
Total	$532	$606	$573

As of June 30, 2021, Midland was named the special servicer in approximately 396 commercial mortgage-backed securities transactions with an aggregate outstanding principal balance of approximately $164 billion. With respect to such transactions as of such date, Midland was administering approximately 384 assets with an outstanding principal balance of approximately $7.8 billion.

Midland has acted as a special servicer for commercial and multifamily loans in CMBS transactions since 1992. The table below contains information on the size of the portfolio of specially serviced commercial and multifamily loans, leases and REO properties that have been referred to Midland as special servicer in CMBS transactions from 2018 to 2020.

	Calendar Year End (Approximate amounts in billions)
Portfolio Size – Special Servicing	2018	2019	2020
Total	$158	$171	$170

Midland may enter into one or more arrangements with the Directing Certificateholder, a Controlling Class Certificateholder, any directing holder (or equivalent entity), any holder of a Companion Loan, the other Certificateholders (or an affiliate or a third-party representative of one or more of the preceding) or any other person with the right to appoint or remove and replace the special servicer to provide for a discount, waiver and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Midland’s appointment (or continuance) as special servicer under the PSA and any related Intercreditor Agreement and limitations on the right of such person to remove the special servicer.

From time to time, Midland and/or its affiliates may purchase or sell securities, including certificates issued in this offering in the secondary market.

Pursuant to certain interim servicing agreements between JPMCB and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the JPMCB Mortgage Loans.

Pursuant to certain interim servicing agreements between CREFI and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the CREFI Mortgage Loans.

Pursuant to certain interim servicing agreements between GACC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the GACC Mortgage Loans.

Pursuant to certain interim servicing agreements between GSMC and certain of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, certain of the GSMC Mortgage Loans.

Midland (i) is also the master servicer and the special servicer under the Benchmark 2021-B27 PSA with respect to the Colonnade Corporate Center Whole Loan and 4500 Academy Road Distribution Center Whole Loan and (ii) is expected to be the special servicer under the SOHO 2021-SOHO TSA with respect to the One SoHo Square Whole Loan.

PNC Bank, National Association and its affiliates may use some of the same service providers (e.g., legal counsel, accountants and appraisal firms) as are retained on behalf of the issuing entity. In some cases, fee rates, amounts or discounts may be offered to PNC Bank, National Association and its affiliates by a third party vendor which differ from those offered to the issuing entity as a result of scheduled or ad hoc rate changes, differences in the scope, type or nature of the service or transaction, alternative fee arrangements, and negotiation by PNC Bank, National Association or its affiliates other than Midland.

The report on assessment of compliance with applicable servicing criteria for the twelve-month period ending on December 31, 2020, furnished pursuant to Item 1122 of Regulation AB for Midland, did not identify a material instance of noncompliance. The reports on assessment of compliance with applicable servicing criteria for the twelve month periods ending on December 31, 2018 and December 31, 2019, respectively, furnished pursuant to Item 1122 of Regulation AB for Midland, identified a material instance of noncompliance relating to the servicing criterion described in Item 1122(d)(3)(i)(A) of Regulation AB, which requires that:

“Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports: (A) Are prepared in accordance with timeframes and other terms set forth in the transaction agreements....”

For CMBS transactions subject to the reporting requirements of Regulation AB on and after November 23, 2016 (the effective date of the most recent amendment to Regulation AB), Midland as master servicer of certain of those CMBS transactions became responsible for Schedule AL (Asset-Level) reporting on behalf of the related CMBS trusts. Midland’s Schedule AL reporting process was enhanced in April of 2019, however, the process remained manual throughout the 2019 calendar year and additional errors during such year were identified during the related audit. Following identification, Midland made staffing changes and additional improvements to its processes and procedures to support its Schedule AL reporting obligations and has moved to an automated solution for this process.

The foregoing information regarding Midland under this section titled “—The Master Servicer and Special Servicer” has been provided by Midland.

For a description of any material affiliations, relationships and related transactions between Midland, in its capacity as master servicer and special servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Midland, in its capacity as special servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The special servicer’s role and responsibilities are set forth in this prospectus under “Pooling and Servicing Agreement”. The special servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the related Serviced Pari Passu Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage Loans and the related Serviced Pari Passu Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The Operating Advisor and Asset Representations Reviewer

Pentalpha Surveillance LLC, a Delaware limited liability company (“Pentalpha Surveillance”), will act as the operating advisor under the PSA with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loans) and Serviced Whole Loan. The operating advisor will have certain review and consultation duties with respect to activities of the special servicer, including the right to recommend the replacement of the special servicer at any time. Pentalpha Surveillance will also be serving as the asset representations reviewer under the PSA. The asset representations reviewer will be required to review certain delinquent Mortgage Loans after a specified delinquency threshold has been exceeded and upon notification from the certificate administrator that the required percentage of Certificateholders have voted to direct a review of such delinquent Mortgage Loans.

The principal office of Pentalpha Surveillance is located at Two Greenwich Office Park, Greenwich, Connecticut 06831.

Pentalpha Surveillance is a privately held firm founded in 2005 that is primarily dedicated to providing independent oversight of loan securitization trusts’ ongoing operations. Pentalpha Surveillance and its affiliates have been engaged by individual securitization trusts, financial institutions, institutional investors and agencies of the U.S. Government. Pentalpha Surveillance’s platform uses specialized compliance checking software and has a team of industry operations veterans focused on loan origination and servicing oversight, with engagements in surveillance, valuation, collections optimization, representation and warranty settlements, derivative contract errors, litigation support and expert testimony as well as other consulting assignments.

As of June 30, 2021, Pentalpha Surveillance was acting as operating advisor or trust advisor for approximately 229 commercial mortgage-backed securitizations with an approximate aggregate initial principal balance of approximately $220 billion. As of June 30, 2021, Pentalpha Surveillance was acting as asset representations reviewer for approximately 94 commercial mortgage-backed securitizations with an approximate aggregate initial balance of approximately $88 billion.

In addition, Pentalpha Surveillance believes that its financial condition will not have any material adverse effect on the performance of its duties under the Pooling and Servicing Agreement.

There are currently no legal proceedings pending against Pentalpha Surveillance, or to which any property of Pentalpha Surveillance is subject, that are material to the holders of the certificates, nor does Pentalpha Surveillance have actual knowledge of any proceedings of this type contemplated by governmental authorities.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Pentalpha Surveillance.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA, and no implied duties or obligations may be asserted against the operating advisor or the asset representations reviewer. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer, as the case may be, under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s or asset representations reviewer’s, as the case may be, removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—The Operating Advisor” and “—The Asset Representations Reviewer” in this prospectus.

Credit Risk Retention

This securitization transaction is required to comply with the Credit Risk Retention Rules. JPMCB has been designated by the sponsors to act as the “retaining sponsor” under the Credit Risk Retention Rules (in such capacity, the “Retaining Sponsor”) and the Retaining Sponsor intends to satisfy its risk retention requirements of the Credit Risk Retention Rules as follows:

●

The “VRR Interest“ is an interest in the issuing entity representing the right to receive approximately (but not less than) 5.0% of all amounts collected on the Mortgage Loans (net of expenses of the issuing entity) that are available for distribution to the Non-VRR Certificates, the Class S Certificates and the VRR Interest (i.e., representing the right to receive the VRR Allocation Percentage of all amounts distributed on the Non-VRR Certificates and the Class S Certificates on each Distribution Date). The two types of interests comprising the VRR Interest will be (i) an uncertificated interest acquired by the Retaining Sponsor (or its MOA) as described below (the “RR Interest”) and (ii) the definitive Class RR certificates acquired by CREFI (or its MOA) as described below (the “Class RR Certificates”). The VRR Interest will constitute an “eligible vertical interest” (as defined in the Credit Risk Retention Rules) in the issuing entity and will have an aggregate initial VRR Interest Balance of $68,763,865. The owner of the RR Interest is referred to as the “RR Interest Owner” and the RR Interest Owner and the holder of the Class RR Certificates are referred to collectively as the “VRR Interest Owners”;

●

The Retaining Sponsor is expected to retain a portion of the VRR Interest, in the form of a the RR Interest, with a VRR Interest Balance equal to $37,350,338, representing approximately 54.32% of the entire VRR Interest as of the Closing Date (the “JPMCB VRR Interest Portion”); and

●

The Retaining Sponsor is expected to offset a portion of its risk retention requirements by the portion of the VRR Interest acquired on the Closing Date by CREFI in the form of Class RR Certificates, with a VRR Interest Balance equal to $31,413,527, representing approximately 45.68% of the entire VRR Interest as of the Closing Date (the “CREFI VRR Interest Portion”); CREFI originated Mortgage Loans representing approximately 45.68% of the Initial Pool Balance, which is equal to at least 20% of the total Initial Pool Balance and is equal to or greater than its percentage ownership of the VRR Interest as of the Closing Date, in accordance with Rule 11(a)(1) of the Credit Risk Retention Rules; CREFI is expected to acquire the CREFI VRR Interest Portion from the Retaining Sponsor on the Closing Date.

“Credit Risk Retention Rules” means Regulation RR, 12 C.F.R. Part 43.

“MOA” means a “majority-owned affiliate” (as defined in the Credit Risk Retention Rules).

“Original RR Interest Balance” means $37,350,338.

“VRR Percentage” means a fraction, expressed as a percentage, the numerator of which is the initial VRR Interest Balance of the VRR Interest, and the denominator of which is the aggregate initial Certificate Balance of all of the classes of Principal Balance Certificates and the VRR Interest Balance of the VRR Interest.

The Retaining Sponsor and CREFI (and their applicable affiliates) are collectively referred to herein as the “Retaining Parties”).

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, Regulation RR, the Retaining Sponsor, the Retaining Parties and other risk retention related matters, in the event the Credit Risk Retention Rules and/or Regulation RR (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, each of the Retaining Sponsor, the Retaining Parties or any other party may not be required to comply with or act in accordance with the Credit Risk Retention Rules or Regulation RR (or such relevant portion thereof).

Qualifying CRE Loans

The Retaining Sponsor has determined that for purposes of this transaction 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of mortgage loans that are “qualifying CRE loans” as such term is described in § 43.17 of the Credit Risk Retention Rules.

The total required credit risk retention percentage (the “Required Risk Retention Percentage”) for this transaction is 5.0%. The Required Risk Retention Percentage is equal to the product of (i) 1 minus the Qualifying CRE Loan Percentage (expressed as a decimal) and (ii) 5%; subject to a minimum Required Risk Retention Percentage of no less than 2.50% if the issuing entity includes any non-qualifying CRE loans.

The VRR Interest

Material Terms of the VRR Interest

General.

The right to payment of holders of the VRR Interest is pro rata and pari passu with the right to payment of holders of the Non-VRR Certificates and the Class S Certificates (as a collective whole). On each Distribution Date, the portion of Aggregate Available Funds allocable to: (a) the VRR Interest will be the product of such Aggregate Available Funds multiplied by the VRR Percentage; and (b) the Non-VRR Certificates will be the product of such Aggregate Available Funds multiplied by the Non-VRR Percentage. In addition, any losses incurred on the Mortgage Loans will be allocated between the VRR Interest, on the one hand, and the Principal Balance Certificates, on the other hand, pro rata in accordance with the VRR Percentage and the Non-VRR Percentage, respectively.

VRR Available Funds.

The amount available for distribution to the VRR Interest Owners on each Distribution Date will, in general, equal the sum of (i) the product of the VRR Percentage multiplied by the Aggregate Available Funds (described under “Description of the Certificates—Distributions—Available Funds”) for such Distribution Date and (ii) the VRR Interest Gain-on-Sale Remittance Amount for such Distribution Date (such amount, the “VRR Available Funds”).

Allocation of VRR Realized Losses.

In addition, on each Distribution Date, any VRR Realized Losses will be allocated to the VRR Interest, pro rata based on the VRR Interest Balances of each of the RR Interest and the Class RR certificates; and, in connection therewith, the VRR Interest Balance of the VRR Interest will be reduced without distribution, as a write-off, to the extent of such VRR Realized Loss.

The “VRR Realized Loss”, with respect to each Distribution Date, is the amount, if any, by which (i) the aggregate VRR Interest Balance, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period.

In the event that VRR Realized Losses previously allocated to the VRR Interest in reduction of its VRR Interest Balance are recovered subsequent to such VRR Interest Balance being reduced to zero, VRR Interest Owners may receive distributions in respect of such recoveries (with interest) in accordance with the distribution priorities described under “—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest” below.

Priority of Distributions on the VRR Interest.

On each Distribution Date, for so long as the aggregate VRR Interest Balance has not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account for distribution to the VRR Interest, to the extent of the VRR Available Funds, in the following order of priority:

First, to the RR Interest and the Class RR certificates, pro rata based on their respective VRR Interest Balances, in respect of interest, up to an amount equal to the VRR Interest Distribution Amount for such Distribution Date;

Second, to the RR Interest and the Class RR certificates, pro rata based on their respective VRR Interest Balances, in reduction of the VRR Interest Balance thereof, up to an amount equal to the VRR Principal Distribution Amount for such Distribution Date, until the VRR Interest Balance has been reduced to zero; and

Third, to the RR Interest and the Class RR certificates, pro rata based on their respective VRR Interest Balances, to reimburse (with interest) prior write-offs of the VRR Interest Balance of the VRR Interest, up to an amount equal to the unreimbursed VRR Realized Losses previously allocated to the VRR Interest, plus interest in an amount equal to the VRR Realized Loss Interest Distribution Amount for such Distribution Date;

provided, however, that to the extent any VRR Available Funds remain in the Distribution Account after applying amounts as set forth in clauses First through Third above, any such amounts will be disbursed to the Class R Certificates, which evidence the REMIC residual interest in each of the Upper-Tier REMIC and the Lower-Tier REMIC, in compliance with the Code and applicable REMIC Regulations. The REMIC residual interest, sometimes commonly referred to as a “non-economic residual”, is a tax-based certificate required to be issued as part of any REMIC securitization and the holder of that interest will incur certain tax liability for the net income of the REMIC trust. The REMIC residual interest is not entitled to any interest or principal in the securitization trust; however, REMIC Regulations require that the amount, if any, remaining in a REMIC trust after all amounts are paid to the regular interests be paid to the REMIC residual interest.

Except for tax reporting purposes, the VRR Interest does not have a specified Pass-Through Rate, however, the effective interest rate on the VRR Interest will be a per annum rate equal to the WAC Rate for the related Distribution Date (the “VRR Interest Rate”).

The “Non-VRR Percentage” is an amount expressed as a percentage equal to 100% minus the VRR Percentage. For the avoidance of doubt, at all times, the sum of the VRR Percentage and the Non-VRR Percentage will equal 100%.

“RR Interest Balance” means, with respect to the RR Interest (i) on or prior to the first Distribution Date, an amount equal to the Original RR Interest Balance and (ii) as of any date of determination after the first Distribution Date, the RR Interest Balance on the Distribution Date immediately prior to such date of determination after giving effect to (a) any distributions made on such Distribution Date as described in clauses First, Second and Third above in this “—Priority of Distributions on the VRR Interest”, (b) any VRR Realized Losses allocated to the RR Interest on such Distribution Date, and (c) any recoveries on the Mortgage Loans of Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were previously reimbursed from principal collections on the related Mortgage Loans, that resulted in a reduction of the VRR Principal Distribution Amount, which recoveries are allocated to the RR Interest and added to the RR Interest Balance.

The “VRR Allocation Percentage” will equal a fraction, expressed as a percentage, equal to the VRR Percentage divided by the Non-VRR Percentage.

The “VRR Interest Balance” means the Certificate Balance of the Class RR certificates and/or the RR Interest Balance of the RR Interest, as applicable.

The “VRR Interest Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest distributed on the Non-VRR Certificates according to clauses First, Fourth, Seventh, Tenth, Thirteenth, Sixteenth, Nineteenth, Twenty-second and Twenty-fifth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Principal Distribution Amount” with respect to any Distribution Date and the VRR Interest will equal the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of principal distributed on the Non-VRR Certificates according to clauses Second, Fifth, Eighth, Eleventh, Fourteenth, Seventeenth, Twentieth, Twenty-third and Twenty-sixth in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

The “VRR Realized Loss Interest Distribution Amount”, with respect to any Distribution Date and the VRR Interest, an amount equal to the product of (a) the VRR Allocation Percentage and (b) the aggregate amount of interest on unreimbursed Realized Losses distributed to the holders of the Non-VRR Certificates according to clauses Third, Sixth, Ninth, Twelfth, Fifteenth, Eighteenth, Twenty-first, Twenty-fourth and Twenty-seventh in “Description of the Certificates—Distributions—Priority of Distributions” in this prospectus.

Yield Maintenance Charges and Prepayment Premiums.

Holders of the VRR Interest will be entitled to the VRR Percentage of each yield maintenance charge and prepayment premium collected on the Mortgage Loans, as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

Excess Interest.

On each Distribution Date, the certificate administrator is required to distribute a portion of any Excess Interest received with respect to any ARD Loan during the applicable one-month Collection Period to the holders of the VRR Interest in an amount equal to the VRR Percentage of such Excess Interest. Excess Interest will not be available to make distributions to any other class of certificates (other than the Class S certificates as described in “Description of the Certificates—Distributions—Excess Interest”) or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Description of the Certificates

General

The certificates will be issued and the RR interest will be created pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor; and (6) the “regular interests” in the Lower-Tier REMIC.

The Benchmark 2021-B28 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2021-B28 will consist of the following classes: the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5 and Class A-SB certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-NR certificates (collectively, the “Class X Certificates”), Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class NR, Class S, Class R and Class RR.

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class NR certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X Certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates, the Class X Certificates (other than the Class X-D, Class X-F, Class X-G and Class X-NR Certificates) and the Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”. The Certificates (other than the Class RR, Class S certificates and the Residual Certificates) are collectively referred to in this prospectus as the “Non-VRR Certificates”. The Class RR certificates and the RR Interest are collectively referred to in this prospectus as the “VRR Interest”.

Upon initial issuance, the Principal Balance Certificates and the Class RR Certificates will have the respective Certificate Balances and the Class X Certificates will have the respective Notional Amounts, and the RR Interest will have the respective RR Interest Balance, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance, RR Interest Balance or Notional Amount
Offered Certificates
A-1	$ 34,164,000
A-2	$ 55,782,000
A-3	$ 162,402,000
A-4	$ 100,000,000
A-5	$ 415,466,000
A-SB	$ 46,745,000
X-A	$ 1,017,447,000
X-B	$ 119,219,000
A-S	$ 102,888,000
B	$ 58,793,000
C	$ 60,426,000
Non-Offered Certificates and RR Interest
A-4A1	$ 100,000,000
X-D	$ 71,858,000
X-F	$ 31,030,000
X-G	$ 13,065,000
X-NR	$ 53,894,433
D	$ 39,196,000
E	$ 32,662,000
F	$ 31,030,000
G	$ 13,065,000
NR	$ 53,894,433
RR	$ 31,413,527
RR Interest	$ 37,350,338

The “Certificate Balance” of any class of Principal Balance Certificates or Class RR certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates and the Class RR certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest” above.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate Certificate Balances of the Class A Certificates outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $1,017,447,000. The Notional Amount of the Class X-B certificates will equal the aggregate Certificate Balance of the Class B and Class C certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $119,219,000. The Notional Amount of the Class X-D certificates will equal the aggregate

Certificate Balance of the Class D and Class E certificates outstanding from time to time. The initial Notional Amount of the Class X-D certificates will be approximately $71,858,000. The Notional Amount of the Class X-F certificates will equal the Certificate Balance of the Class F certificates outstanding from time to time. The initial Notional Amount of the Class X-F certificates will be approximately $31,030,000. The Notional Amount of the Class X-G certificates will equal the Certificate Balance of the Class G certificates outstanding from time to time. The initial Notional Amount of the Class X-G certificates will be approximately $13,065,000. The Notional Amount of the Class X-NR certificates will equal the Certificate Balance of the Class NR certificates outstanding from time to time. The initial Notional Amount of the Class X-NR certificates will be approximately $53,894,433.

The Class S certificates will not have a Certificate Balance or Notional Amount nor will they entitle their holders to distributions of principal, but the Class S certificates will represent the right to receive a portion of the Excess Interest received on any ARD Loan allocated as described under “—Excess Interest” below.

The Mortgage Loans will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”).

“Excess Interest” with respect to any ARD Loan is the interest collected from the related borrower at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

Distributions

Method, Timing and Amount

Distributions on the certificates and the RR Interest are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in September 2021.

All distributions to Certificateholders (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month preceding the month in which that Distribution Date occurs. These distributions to Certificateholders are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class S or Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. For so long as Well Fargo Bank,

National Association is the certificate administrator, funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Non-VRR Gain-on-Sale Reserve Account and the VRR Interest Gain-on-Sale Reserve Account may not be invested; provided, that if Wells Fargo Bank, National Association, is not the certificate administrator, such funds may be invested in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates (and the RR Interest Owner) on each Distribution Date (the “Aggregate Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)  the aggregate amount of all cash received on the Mortgage Loans (in the case of a Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●

all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts other than Excess Interest, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●

all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and net condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders and the RR Interest Owner;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to holders of the Class S certificates and the VRR Interest);

●

with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Yield Maintenance Charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●

any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)  if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)  all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders); and

(d)  with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA.

The amount available for distribution to holders of the Non-VRR Certificates on each Distribution Date will, in general, equal the sum of (i) the Non-VRR Percentage of the Aggregate Available Funds for such Distribution Date and (ii) the Non-VRR Gain-on-Sale Remittance Amount for such Distribution Date (such sum, the “Available Funds”).

The “Aggregate Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a)(x) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates that would remain unpaid as of the close of business on such Distribution Date, divided by (y) the Non-VRR Percentage, and (b)(x) the amount by which the Non-VRR Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on such Distribution Date in respect of such Non-VRR Principal Distribution Amount, divided by (y) the Non-VRR Percentage, and (ii) any Non-VRR Realized Losses and VRR Realized Losses outstanding immediately after such Distribution Date, in each case, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Non-VRR Gain-on-Sale Remittance Amount as part of the definition of Available Funds and the VRR Interest Gain-on-Sale Remittance Amount as part of the definition of VRR Available Funds.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Non-VRR Gain-on-Sale Remittance Amount”  for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Non-VRR Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Non-VRR Percentage of the Aggregate Gain-on-Sale Entitlement Amount.

The “VRR Interest Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the VRR Interest Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the VRR Percentage of the Aggregate Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Non-VRR Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G and Class X-NR certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5 and Class A-SB certificates, in reduction of their Certificate Balances, in the following priority:

(i)	prior to the Cross-Over Date,

(a)

to the Class A-SB certificates, in an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date,

(b)

to the Class A-1 certificates, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates are reduced to zero,

(c)

to the Class A-2 certificates, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero,

(d)

to the Class A-3 certificates, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero,

(e)

to the Class A-4 and Class A-4A1 certificates, pro rata, based on their respective Certificate Balances, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the related Certificate Balance is reduced to zero,

(f)

to the Class A-5 certificates, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates is reduced to zero,

(g)

to the Class A-SB certificates, in an amount equal to the Non-VRR Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d), (e) and (f) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero, and

(ii)

on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5 and Class A-SB certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5 and Class A-SB certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5 and Class A-SB certificates, pro rata (based upon the aggregate unreimbursed Non-VRR Realized Losses previously allocated to each such class), first, (i) up to an amount equal to the aggregate unreimbursed Non-VRR Realized Losses previously allocated to each such class, and then, (ii) to interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5 and Class A-SB certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, first, (i) up to an amount equal to the aggregate unreimbursed Non-VRR Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount with respect to such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, first, (i) up to an amount equal to the aggregate unreimbursed Non-VRR Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates, the Class B certificates and the Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, first, (i) up to an amount equal to the aggregate unreimbursed Non-VRR Realized Losses previously allocated to such class, then, (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates and the Class D certificates have been reduced to zero, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates and the Class E certificates have been reduced to zero, to the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Twenty-second, to the Class G certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates and the Class F certificates have been reduced to zero, to the Class G certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed;

Twenty-fifth, to the Class NR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates and the Class G certificates have been reduced to zero, to the Class NR certificates, in reduction of their Certificate Balance, up to an amount equal to the Non-VRR Principal Distribution Amount for such Distribution Date, less the portion of such Non-VRR Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class NR certificates, first (i) up to an amount equal to the aggregate of unreimbursed Non-VRR Realized Losses previously allocated to such class, then (ii) up to an amount equal to all accrued and unpaid interest on the amount set forth in clause (i) at the Pass-Through Rate for such class compounded monthly from the date the related Non-VRR Realized Loss was allocated to such class until the date such Non-VRR Realized Loss is reimbursed; and

Twenty-eighth, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Non-VRR Realized Losses to those certificates.

Reimbursement of previously allocated Non-VRR Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Non-VRR Certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to 0.5974%.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to 1.7858%.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to 2.0731%.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to 1.9796%.

The Pass-Through Rate on the Class A-4A1 certificates will be a per annum rate equal to 1.9796%.

The Pass-Through Rate on the Class A-5 certificates will be a per annum rate equal to 2.2237%.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to 1.9804%.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to 2.4291%.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to 2.2440%.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to 2.5922%.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to 2.0000%.

The Pass-Through Rate on the Class E certificates will be a per annum rate equal to 2.0000%.

The Pass-Through Rate on the Class F certificates will be a per annum rate equal to 2.2750%.

The Pass-Through Rate on the Class G certificates will be a per annum rate equal to 2.2750%.

The Pass-Through Rate on the Class NR certificates will be a per annum rate equal to 2.2750%.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5, Class A-SB and Class A-S certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class B and Class C certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class D and Class E certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-F certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class F certificates for such Distribution Date.

The Pass-Through Rate for the Class X-G certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class G certificates for such Distribution Date.

The Pass-Through Rate for the Class X-NR certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the Pass-Through Rate on the Class NR certificates for such Distribution Date.

The Class S certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than the Non-VRR Percentage of any Excess Interest, if any, with respect to any ARD Loan.

Although it does not have a specified Pass-Through Rate (other than for tax reporting purposes), the effective interest rate for the VRR Interest will be the VRR Interest Rate.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or “Revised Rate”.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Non-VRR Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such

Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Non-VRR Certificates is equal to interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on a 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Non-VRR Certificates is the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)  the Scheduled Principal Distribution Amount for that Distribution Date; and

(b)  the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A) Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B) Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Non-VRR Principal Distribution Amount” with respect to any Distribution Date and the Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Non-VRR Percentage of the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan), that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of determining or making any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of determining or making any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Non-VRR Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Non-VRR Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex H. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex H. We cannot assure you, however, that the Mortgage Loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)   the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)  all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)  the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)  any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the sum of:

(i)    the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)    the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to each Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of each Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the acquisition of the related REO Property for U.S. federal tax purposes, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Non-VRR Realized Losses and VRR Realized Losses, as well as for purposes of calculating the Servicing Fee, Certificate

Administrator/Trustee Fee, Operating Advisor Fee and Asset Representations Reviewer Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including any related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including any related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan. Amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders and the RR Interest Owner or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification payments, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA or with respect to any Subordinate Companion Loan, as set forth in the related Intercreditor Agreement.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute (i) to the holders of the Class S Certificates, the Non-VRR Percentage of any Excess Interest received by the issuing entity with respect to any ARD Loan during the Collection Period for (or, in the case of a Non-Serviced Mortgage Loan, as part of a distribution to the issuing entity during the month of) such Distribution Date, and (ii) to the holders of the VRR Interest, the remainder of such Excess Interest. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA. The Class S certificates and the VRR Interest will be entitled to such distributions of Excess Interest notwithstanding any reduction of their related Certificate Balance or VRR Interest Balance, as applicable, to zero.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, in the case of each Serviced Whole Loan, any amounts payable to the holder or holders of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses of the issuing entity (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A)(x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) will be required to be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder or holders of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity (including Special Servicing Fees, Liquidation Fees and Workout Fees previously paid by the issuing entity from general collections) with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) unpaid interest accrued on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A)(x) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (y) with respect to any accrued and unpaid interest that was not advanced due to a determination that the related P&I Advance would be a Nonrecoverable Advance, the amount of interest that (absent such determination of nonrecoverability preventing such P&I Advance from being made) would not have been advanced because of the reductions in the amount of related P&I Advances for such Mortgage Loan that would have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously allocated pursuant to clause First or Second, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or would have occurred in connection with related Appraisal Reduction Amounts but for such P&I Advance not having been made as a result of a determination that such P&I Advance would have been a Nonrecoverable Advance, plus (B) any unpaid interest that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees, assumption application fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal and other than, if applicable, accrued and unpaid Excess Interest (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On each Distribution Date, a portion of the prepayment premiums and Yield Maintenance Charges, if any, collected in respect of the Mortgage Loans during the related Collection Period in an amount equal to the product of (x) the Non-VRR Percentage and (y) the aggregate of the prepayment premiums and Yield Maintenance Charges collected in respect of the Mortgage Loans for the related Collection Period will be required to be distributed by the certificate administrator to the holders of each class of Regular Certificates other than the Class X-F, Class X-G, Class X-NR, Class F, Class G and Class NR Certificates in the following manner: (1) pro rata, among (u) the group of the Class A Certificates and the Class X-A certificates (the “YM Group A”), (v) the group of the Class X-B, Class B and Class C certificates (the “YM Group B”), and (w) the group of the Class X-D, Class D and Class E certificates (the “YM Group D”, and collectively with the YM Group A and the YM Group B, the “YM Groups”), and based upon the aggregate of principal distributed to the classes of Principal Balance Certificates in each YM Group on such Distribution Date, and (2) among the classes of certificates in each YM Group, in the following manner: with respect to each YM Group, (A) the holders of each class of Principal Balance Certificates in such YM Group will be entitled to receive on each Distribution Date an amount of prepayment premiums or Yield Maintenance Charges equal to the sum, for all mortgage loan prepayments, of the product of (a) a fraction whose numerator is the amount of principal distributed to such class on such Distribution Date and whose denominator is the total amount of principal distributed to all of the Principal Balance Certificates in that YM Group representing principal payments in respect of the mortgage loans on such Distribution Date, (b) the Base Interest Fraction for the related principal prepayment and such class of Principal Balance Certificates, and (c) the prepayment premiums or Yield Maintenance Charges collected during the related Collection Period and allocated to such YM Group and (B) any prepayment premiums or Yield Maintenance Charges allocated to such YM Group collected during the related Collection Period remaining after such distributions will be distributed to the class of Class X Certificates in such YM Group. If there is more than one such class of certificates entitled to distributions of principal on any particular Distribution Date on which prepayment premiums or Yield Maintenance Charges relating to the mortgage loans are distributable, the aggregate amount of such prepayment premiums or Yield Maintenance Charges will be allocated among all such classes of certificates up to, and on a pro rata basis in accordance with, their respective entitlements thereto in accordance with the first sentence of this paragraph. On each Distribution Date, the VRR Interest will be entitled to prepayment premiums and Yield Maintenance Charges in an amount equal to the product of (x) the VRR Percentage and (y) all prepayment premiums and Yield Maintenance Charges, if any, collected in respect of the Mortgage Loans during the related Collection Period.

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

The “Base Interest Fraction” with respect to any principal prepayment on any Mortgage Loan and with respect to any Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates is a fraction (A) whose numerator is the greater of zero and the difference between (i) the Pass-Through Rate on such class of certificates, and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment and (B) whose denominator is the greater of zero and the difference between (i) the Mortgage Rate on the related Mortgage Loan (or with respect to any Mortgage Loan that is part of a Serviced Whole Loan, the Mortgage Rate of such Serviced Whole Loan) and (ii) the Discount Rate used in calculating the Yield Maintenance Charge with respect to such principal prepayment; provided, however, that (1) under no circumstances will the Base Interest Fraction be greater than one or less than zero, (2) if such Discount Rate is greater than or equal to the Mortgage Rate on the related Mortgage Loan or the Serviced Whole Loans, as applicable, and is greater than or equal to the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will equal zero, and (3) if the Discount Rate is greater than or equal to the Mortgage Rate on such Mortgage Loan or the Serviced Whole Loans, as applicable, and is less than the Pass-Through Rate on such class of certificates, then the Base Interest Fraction will be one.

The term “Discount Rate” as used in the preceding paragraph will be as set forth in the related loan documents but will generally mean the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date, open prepayment date and/or Anticipated Repayment Date or the remaining weighted average life, of the related mortgage loan plus, in certain circumstances, an additional specified percentage and converted to a monthly equivalent yield (as described in the respective loan documents).

No Yield Maintenance Charges or prepayment premiums will be distributed to the holders of the Class X-F, Class X-G, Class X-NR, Class F, Class G, Class NR, Class S or Class R certificates. Instead, after the Notional Amounts of the Class X-A, Class X-B and Class X-D certificates, and the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates have been reduced to zero, all prepayment premiums and Yield Maintenance Charges with respect to Mortgage Loans allocated to the Certificateholders will be distributed to holders of the Class X-D certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates and the RR Interest is the Distribution Date on which the Certificate Balance or Notional Amount of that class of certificates or the RR Interest Balance of the RR Interest, as applicable, would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	July 2026
Class A-2	August 2026
Class A-3	August 2028
Class A-4	July 2031
Class A-5	August 2031
Class A-SB	June 2031
Class X-A	August 2031
Class X-B	August 2031
Class A-S	August 2031
Class B	August 2031
Class C	August 2031

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPY prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in August 2054. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”.

Prepayment Interest Shortfalls for each Distribution Date with respect to each AB Whole Loan will generally be allocated first, to the related Subordinate Companion Loans in accordance with the related Intercreditor Agreement and then, pro rata to the related Mortgage Loan and any related Pari Passu Companion Loan.

Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Serviced Mortgage Loan and any related Pari Passu Companion Loan, equal to the lesser of:

(i)       the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)      the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.00125% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders or the RR Interest Owner to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan or Serviced Whole Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan or Serviced Whole Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer and so long as a Control Termination Event has not occurred or is not continuing, (other than with respect to an Excluded Loan), the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan or Serviced Whole Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

Compensating Interest Payments with respect to the Serviced Whole Loans will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan(s), pro rata, in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan(s) to the applicable master servicer under the related other pooling and servicing agreement.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Aggregate Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to any Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, are the “Excess Prepayment Interest Shortfall”).

Any Excess Prepayment Interest Shortfall allocated to the Mortgage Loans for any Distribution Date will, to the extent of the Non-VRR Percentage thereof, be allocated on that Distribution Date among each class of Non-VRR Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date, with the remaining portion thereof being deemed allocated to the VRR Interest.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive the Non-VRR Percentage of distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates.

In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class NR certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G and Class NR certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G and Class NR certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G and Class NR certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of Non-VRR Certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to the Non-VRR Certificates prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Non-VRR Realized Losses to classes of Principal Balance Certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal that is allocable to the Non-VRR Certificates on any Distribution Date will be made first, to the Class A-SB certificates until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, second, to the Class A-1 certificates until their Certificate Balance has been reduced to zero, third, to the Class A-2 certificates, until their Certificate Balance has been reduced to zero, fourth, to the Class A-3 certificates until their Certificate Balance has been reduced to zero, fifth, to the Class A-4 and Class A-4A1 certificates, pro rata, based on their respective Certificate Balances, until their Certificate Balances have been reduced to zero, sixth, to the Class A-5 certificates, until their Certificate Balance has been reduced to zero, and seventh, to the Class A-SB certificates, until their Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5 and Class A-SB certificates that are still outstanding, pro rata, without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5 and Class A-SB certificates, for so long as they are outstanding, of the entire Non-VRR Principal Distribution Amount for each Distribution Date will have the effect of reducing the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5 and Class A-SB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5 and Class A-SB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1 Class A-5 and Class A-SB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5 and Class A-SB certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5 and Class A-SB certificates, the successive allocation on each Distribution Date of the remaining Non-VRR Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates, the Class G certificates, the Class NR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class NR certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to Certificateholders and the RR Interest Owner on that date, the certificate administrator will be required to calculate the Non-VRR Realized Loss and the VRR Realized Loss for such Distribution Date.

The “Non-VRR Realized Loss” with respect to the Mortgage Loans, with respect to any Distribution Date, is the amount, if any, by which (i) the aggregate Certificate Balance of the Principal Balance Certificates, after giving effect to distributions of principal on such Distribution Date, exceeds (ii) the product of (A) the Non-VRR Percentage and (B) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan), as of the end of the last day of the related Collection Period. The certificate administrator will be required to allocate any Non-VRR Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class NR certificates;

second, to the Class G certificates;

third, to the Class F certificates;

fourth, to the Class E certificates;

fifth, to the Class D certificates;

sixth, to the Class C certificates;

seventh, to the Class B certificates; and

eighth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Non-VRR Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class S certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Non-VRR Realized Losses. VRR Realized Losses, rather than Non-VRR Realized Losses, will be allocated to the VRR Interest. The VRR Realized Losses and the Non-VRR Realized Losses are

collectively referred to in this prospectus as “Realized Losses”. See “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Allocation of VRR Realized Losses”.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee and Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

Losses on each Whole Loan will be allocated, pro rata, between the related Mortgage Loan and the related Pari Passu Companion Loan(s), based upon their respective principal balances. With respect to any Whole Loan with Subordinate Companion Loan(s), losses will be allocated first to each related Subordinate Companion Loan until each such Subordinate Companion Loan is reduced to zero and then to the related Mortgage Loan and any related Pari Passu Companion Loans, pro rata, based upon their respective principal balances.

A class of Regular Certificates or the VRR Interest will be considered outstanding until its Certificate Balance or Notional Amount or VRR Interest Balance, as the case may be, is reduced to zero, except that the Class S certificates will be considered outstanding so long as holders of such certificates are entitled to receive Excess Interest. However, notwithstanding a reduction of its Certificate Balance or VRR Interest Balance to zero, reimbursements of any previously allocated Non-VRR Realized Losses and VRR Realized Losses, as applicable, are required thereafter to be made to a class of Principal Balance Certificates and the VRR Interest, as applicable, in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest” above.

Reports to Certificateholders and the RR Interest Owner; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder and the RR Interest Owner of record on the certificate administrator’s website a Distribution Date Statement based in part on the information delivered to it by the master servicer or special servicer, providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the mortgage loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate or the RR Interest Owner, a statement containing information as to (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and in reduction in the RR Interest Balance of the RR Interest and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder, the RR Interest Owner or Certificate Owner reasonably requests, to enable Certificateholders and the RR Interest Owner to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change), and as required under the PSA, in the case of the CREFC® Reports, and including substantially the following information:

(1)      a report with respect to the related reporting period, containing the information provided for Annex B (the “Distribution Date Statement”);

(2)      a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)      a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)      a CREFC® advance recovery report;

(5)      a CREFC® total loan report;

(6)      a CREFC® operating statement analysis report;

(7)      a CREFC® comparative financial status report;

(8)      a CREFC® net operating income adjustment worksheet;

(9)      a CREFC® real estate owned status report;

(10)    a CREFC® servicer watch list;

(11)    a CREFC® loan level reserve and letter of credit report;

(12)    a CREFC® property file;

(13)    a CREFC® financial file;

(14)    a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)    a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under a Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders and the RR Interest Owner by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (with respect to the first Master Servicer Remittance Date only);

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Amount template (if provided for such Distribution Date).

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) is required to prepare, or the special servicer (with respect to Specially Serviced Loans and REO Properties) is required to prepare and deliver to the master servicer, the following for each Mortgaged Property and REO Property:

●

Within 45 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending March 31, 2022, a CREFC® operating statement analysis report and CREFC® net operating income adjustment worksheet but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter (and provides sufficient information to report pursuant to CREFC® guidelines, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Mortgage Loan (other than any Non-Serviced Mortgage Loan) is on the CREFC® servicer watch list). The master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

●

Within 45 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2021, a CREFC® operating statement analysis report and CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report. Such special servicer or the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Excluded Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person (including the Directing Certificateholder, a Risk Retention Consultation Party or a VRR Interest Owner) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party

(other than a Borrower Party that is a Risk Retention Consultation Party or the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder, any Excluded Information via the certificate administrator’s website (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)), and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged Person; provided, further, however, that the special servicer will not directly or indirectly provide any information related to any Excluded Special Servicer Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer or the special servicer, as the case may be. Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

The “Risk Retention Consultation Party” will be each of (i) the party selected by JPMCB (such party, the “VRR-A Risk Retention Consultation Party”) and (ii) the party selected by CREFI (such party, the “VRR-B Risk Retention Consultation Party”), in each case as a holder of a portion of the VRR Interest. The other parties to the PSA will be entitled to assume that the identity of each Risk Retention Consultation Party has not changed until such parties receive written notice of a replacement of such Risk Retention Consultation Party from JPMCB (in the case of the VRR-A Risk Retention Consultation Party) or CREFI (in the case of the VRR-B Risk Retention Consultation Party). Notwithstanding the foregoing, no Risk Retention Consultation Party will have any consultation rights with respect to any related Excluded Loan. The initial Risk Retention Consultation Parties are expected to be JPMCB and CREFI.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate”  means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties.

“Excluded Loan”  means (a) with respect to the Directing Certificateholder, a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party or (b) with respect to any Risk Retention Consultation Party, a Mortgage Loan or Whole Loan with respect to which, as of the applicable date of determination, such Risk Retention Consultation Party or the person entitled to appoint such Risk Retention Consultation Party or the applicable VRR Interest owner is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the RR Interest Owner, the Directing Certificateholder or a Risk Retention Consultation Party (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is a Risk Retention Consultation Party or is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder, a Controlling Class Certificateholder or a Risk Retention Consultation Party, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder, a Controlling Class Certificateholder or a Risk Retention Consultation Party, in which case such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus (except with respect to a Companion Holder) and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain, in accordance with the terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information) from the master servicer to the extent in the possession of the master servicer, or the special servicer, as the case may be and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate (including the Class RR certificates) is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate (including the Class RR certificates) registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party or any sub-servicer (as applicable) or affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to such Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide to the holder of any Companion Loan (or their designee including any master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor (which may be in the form of a standing order) to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., BlackRock Financial Management Inc., Interactive Data Corporation, CMBS.com Inc., Markit Group Limited, Moody’s Analytics, MBS Data, LLC, RealINSIGHT, KBRA Analytics, Inc., Thomson Reuters Corporation and DealView Technologies Ltd., pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder or the RR Interest Owner that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder or the RR Interest Owner copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a Certificate Owner and a Privileged Person, will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder and the RR Interest Owner may have under the PSA. Certificateholders and the RR Interest Owner will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

○	this prospectus;

○	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

○	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

○

any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date Statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files; and

○	the CREFC® Reports, other than the CREFC® loan setup file and CREFC® Special Servicer Loan File (provided that they are received by the certificate administrator);

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the annual reports prepared by the operating advisor;

○	the summary of any Final Asset Status Report as provided by the special servicer;

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format; and

○

the CREFC® appraisal reduction amount template or a detailed worksheet showing the calculation of each Appraisal Reduction Amount, Collateral Deficiency Amount, and Cumulative Appraisal Reduction Amount on a current and cumulative basis;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

○	notice of final payment on the certificates or the RR Interest;

○

all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders or the RR Interest Owner of the termination of the master servicer or the special servicer;

○	any notice of resignation or termination of the master servicer or special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

○

any notice to Certificateholders or the RR Interest Owner of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

○

notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred;

○	any notice of the occurrence of an Operating Advisor Termination Event;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any Attestation Reports delivered to the certificate administrator;

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

○	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “Special Notices” tab;

●	the “Investor Q&A Forum”;

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”; and

●	the “U.S. Risk Retention Special Notices” tab, which will include any notices provided by the Retaining Sponsor in satisfaction of the Credit Risk Retention Rules;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Excluded Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Borrower Party with respect to any related Excluded Controlling Class Loan (such party, an “Excluded Controlling Class Holder”), such Excluded Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available to such Excluded Controlling Class Holder via the certificate administrator’s website on account of it constituting Excluded Information, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to reasonably request and obtain such information in accordance with the terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on certifications and other reasonable information prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) certain account balances to the extent available to the certificate administrator.

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders, the RR Interest Owner and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding any Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders and/or the RR Interest Owner, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception) or (vi) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder or a Risk Retention Consultation Party (in its capacity as a Risk Retention Consultation Party) as part of its responses to any inquiries. In the case of an inquiry relating to any Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder, the RR Interest Owner and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders, the RR Interest Owner and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder, the RR Interest Owner or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions (including execution and delivery of a confidentiality agreement) set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses), except that, other than for extraordinary or duplicate requests, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder will be entitled to reports and information free of charge. Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders or the RR Interest Owner only those persons in whose names the certificates or the RR Interest, as applicable, are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)      2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)      in the case of any Principal Balance Certificates and the Class RR certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer or the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Cumulative Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates and the Class RR certificates, determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests. None of the Class S and Class R certificates or the RR Interest will be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X-A and Class X-B certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, Luxembourg (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, “—Limitation on Rights of Certificateholders and the RR Interest Owner to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The Class RR certificates may only be issued as Definitive Certificates and held by the certificate administrator pursuant to the PSA. Any request for release of all or a portion of a certificate evidencing the Class RR certificates must be consented to by the retaining sponsor and the depositor and may be subject to any additional requirements pursuant to the PSA. The Class RR certificates will be evidenced by one or more certificates and are expected to be held at all times in definitive form by the certificate administrator on behalf of the beneficial owners of the Class RR certificates.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group—Benchmark 2021-B28

with a copy to:

trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the applicable mortgage loan seller and the depositor. For purposes of the respective MLPAs pursuant to which CREFI, GACC and GSMC are selling Mortgage Loans, the One SoHo Square Mortgage Loan and the Huntsville Office Portfolio Mortgage Loan will each constitute a “Mortgage Loan” under each such MLPA only to the extent of the portion thereof to be sold to the depositor by CREFI, GACC and GSMC, as applicable.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)     the original Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)    the original or a certified copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)    an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)    the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)     an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)    the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)   originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)  the original or a copy of the policy or certificate of lender’s title insurance issued in connection with the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)     any filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)      an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)       the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)      the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)     the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)     the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)      the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)     the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)     the original or a copy of any related mezzanine intercreditor agreement;

(xviii)    the original or a copy of all related environmental insurance policies; and

(xix)     a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date.

Notwithstanding anything to the contrary contained herein, with respect to the One SoHo Square Mortgage Loan and the Huntsville Office Portfolio Mortgage Loan, the obligation of each of the applicable mortgage loan sellers to deliver a Mortgage Note (and any related allonge or assignment) as part of the related Mortgage File will be limited to delivery of only the Mortgage Note (and any related allonge or assignment) held by such party. The obligation of each applicable mortgage loan seller to deliver the remaining portion of the related Mortgage File or any document required to be delivered with respect thereto will be joint and several; however, delivery of such remaining documents by either of the applicable mortgage loan sellers will satisfy the delivery requirements for both of the applicable mortgage loan sellers.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans within 60 days after the Closing Date to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)   A copy of each of the following documents:

(i)        the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)       the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)      any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)      all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)       the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)      any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)     any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)    any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)      any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)      any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)     any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xii)     any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)    a copy of all related environmental reports; and

(xiv)    a copy of all related environmental insurance policies;

(b)   a copy of any engineering reports or property condition reports;

(c)   other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)   for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)   a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)    a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)   a copy of the appraisal for the related Mortgaged Property(ies);

(h)   for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)     a copy of the applicable mortgage loan seller’s asset summary;

(j)     a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)   a copy of all zoning reports;

(l)     a copy of financial statements of the related mortgagor;

(m)  a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)   a copy of all UCC searches;

(o)   a copy of all litigation searches;

(p)   a copy of all bankruptcy searches;

(q)   a copy of the origination settlement statement;

(r)    a copy of the insurance consultant report;

(s)   a copy of organizational documents of the related mortgagor and any guarantor;

(t)    a copy of escrow statements related to the escrow account balances as of the Mortgage Loan origination date, if not covered by the origination settlement statement;

(u)   a copy of any closure letter (environmental), if not covered by the environmental reports; and

(v)   a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties, if not covered by the environmental reports;

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that were not included in connection with the origination of the Mortgage Loan because such document was inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect; provided that no information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is not required to include any of the same items identified above again if such items have already been included under another clause of the definition of “Diligence File”, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, Annex E-1, Annex F-1 and Annex G-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2, Annex E-2, Annex F-2 and Annex G-2.

If any of the documents required to be included by the related mortgage loan seller in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders or the RR Interest Owner in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)   such mortgage loan seller’s discovery of any Material Defect;

(y)   such mortgage loan seller’s receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (z); or

(z)   in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the earlier of (1) the discovery by any party to the PSA of such Material Defect or (2) receipt of a notice of any Material Defect by the applicable mortgage loan seller,

(a)   cure such Material Defect in all material respects, at its own expense,

(b)   repurchase the affected Mortgage Loan or REO Loan (or, in the case of the One SoHo Square Mortgage Loan and the Huntsville Office Portfolio Mortgage Loan, the applicable portion of each thereof) at the Purchase Price, or

(c)   substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan (or, in the case of the One SoHo Square Mortgage Loan and the Huntsville Office Portfolio Mortgage Loan, the applicable portion thereof), and pay a shortfall amount in connection with such substitution, provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that, except with respect to a Material Defect resulting solely from the failure of the mortgage loan seller to deliver the actual policy of lender’s title insurance to the trustee or custodian in accordance with the PSA within 18 months of the Closing Date, the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan and the related REO Loan (or, in the case of the One SoHo

Square Mortgage Loan and the Huntsville Office Portfolio Mortgage Loan, the applicable portion of each thereof) or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted)), if such Material Defect is capable of being cured, the mortgage loan seller is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a Breach Notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage and (iv) such delay or failure to provide notice precludes the mortgage loan seller from curing such Material Defect. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self-storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

With respect to each Non-Serviced Mortgage Loan, the related mortgage loan seller will agree that if a “material document defect” (as such term or any analogous term is defined in the related Non-Serviced PSA) under the related Non-Serviced PSA exists with respect to the related Non-Serviced Companion Loan(s) and the related mortgage loan seller (or other responsible party) repurchases the related Non-Serviced Companion Loan(s) from the related Non-Serviced Securitization Trust, then the related mortgage loan seller will repurchase such Non-Serviced Mortgage Loan; provided, however, that the foregoing will not apply to any “material document defect” related to the promissory note for the related Non-Serviced Companion Loan(s).

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan (or, in the case of the One SoHo Square Mortgage Loan and the Huntsville Office Portfolio Mortgage Loan, the applicable portion of each thereof) if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not cause an adverse REMIC event to occur and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the master servicer (in the case of Non-Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans), (for so long as no Control Termination Event has occurred and is continuing and only with respect to any Mortgage Loan that is not an Excluded Loan or a Servicing Shift Mortgage Loan, with the consent of the Directing Certificateholder) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and other such information to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In addition, in the case of a Material Defect with respect to the One SoHo Square Mortgage Loan and the Huntsville Office Portfolio Mortgage Loan, each of CREFI, GACC and GSMC, as applicable, will be responsible for any remedies solely in respect of the note sold by it as if each note evidencing the One SoHo Square Mortgage Loan and the Huntsville Office Portfolio Mortgage Loan was a separate Mortgage Loan.

With respect to any Mortgage Loan, the “Purchase Price” equals the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan(s), if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on the ARD Loans), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator, asset representations reviewer or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any Asset Representations Reviewer Asset Review Fee to the extent not previously paid by the related mortgage loan seller and any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period). With respect to the One SoHo Square Mortgage Loan and the Huntsville Office Portfolio Mortgage Loan, the Purchase Price that would be payable by each of the applicable mortgage loan sellers for its related promissory note will be its respective percentage interest as of the Closing Date of the total Purchase Price for such Mortgage Loan.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)    have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)    have a Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)    have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)    accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)    have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)     have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)    comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)    have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)     have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)     constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)    not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)     have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)  not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)    have been approved, so long as a Control Termination Event has not occurred and is not continuing and the affected Mortgage Loan is not an Excluded Loan, by the Directing Certificateholder;

(o)    prohibit defeasance within two years of the Closing Date;

(p)    not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on any Trust REMIC or the issuing entity other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel;

(q)    have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)     be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual

Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders, the RR Interest Owner and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees and reimbursable expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates (other than the respective guarantor) and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

As stated above, with respect to a Material Defect related to the One SoHo Square Mortgage Loan (9.8%), which was co-originated by Goldman Sachs Bank USA, DBR Investments Co. Limited and Bank of Montreal, and the Huntsville Office Portfolio Mortgage Loan (2.2%), which was co-originated by CREFI and DBR Investments Co. Limited, (i) each of GSMC and GACC will only be a mortgage loan seller with respect to, and will only be obligated to take the remedial actions described above with respect to, its percentage interest in the One SoHo Square Mortgage Loan that it sold to the depositor (approximately 77.0% and 23.0% with respect to GSMC and GACC, respectively) and (ii) each of CREFI and GACC will only be a mortgage loan seller with respect to, and will only be obligated to take the remedial actions described above with respect to, its percentage interest in the Huntsville Office Portfolio Mortgage Loan that it sold to the depositor (approximately 50.0% and 50.0% with respect to CREFI and GACC, respectively). It is possible that under certain circumstances only one of GSMC, GACC and CREFI, as applicable, will repurchase, or otherwise comply with any repurchase obligations with respect to, its interest in the One SoHo Square Mortgage Loan and the Huntsville Office Portfolio Mortgage Loan, as applicable, if there is a Material Defect. GSMC and GACC will be the mortgage loan sellers with respect to an approximately 77.0% interest and 23.0% interest, respectively, in the One SoHo Square Mortgage Loan. CREFI and GACC will be the mortgage loan sellers with respect to an approximately 50.0% interest and 50.0% interest, respectively, in the Huntsville Office Portfolio Mortgage Loan. If for any reason, one of those mortgage loan sellers repurchases its interest in such Mortgage Loan and the other mortgage loan seller does not, (i) the One SoHo Square Whole Loan and/or the Huntsville Office Portfolio Whole Loan will continue to be serviced and administered under the applicable PSA, (ii) the non-repurchased portion of the Mortgage Loan will be deemed to constitute a “Mortgage Loan” under the PSA, the repurchasing mortgage loan seller’s interest in such Mortgage Loan will be deemed to constitute a “Non-Serviced Pari Passu Companion Loan” or a “Serviced Pari Passu Companion Loan” with respect to such Mortgage Loan, (iii) all amounts applied in respect of interest, principal and yield maintenance premiums in respect of the One SoHo Square Whole Loan and/or the Huntsville Office Portfolio Whole Loan from time to time will be allocated pursuant to the related Intercreditor Agreement between the issuing entity, the repurchasing mortgage loan seller and the other related Companion Holders and (iv) the repurchasing mortgage loan seller will be entitled to receive remittances of allocated collections monthly to the same extent as any other related Companion Holder.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loans), any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan(s) and any related REO Properties (including the issuing entity’s interest in any REO Property acquired with respect to any Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but do not include any Non-Serviced Mortgage Loan, any related Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), the related Companion Loans and any related REO Properties. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan(s) and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans” below.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable with respect to a Servicing Shift Whole Loan only while the PSA governs the servicing of such Servicing Shift Whole Loan. As described in “Risk Factors—Risks Related to Conflicts of Interest—The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers”, on or after the related Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of each such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

The PSA does not include an obligation for any party of the PSA to advise a Certificateholder with respect to its rights and protections relative to the trust.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, the intercreditor agreements and all other assets to be included in the trust, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates and the RR Interest Owner. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Certificateholder (so long as no Consultation Termination Event has occurred) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders and the RR Interest Owner the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding any Non-Serviced Mortgage Loan), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loan, and the best interests of the issuing entity and the Certificateholders and the RR Interest Owner (as a collective whole as if such Certificateholders and the RR Interest Owner constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders, the RR Interest Owner and the holder of the related Companion Loan (as a collective whole as if such Certificateholders, the RR Interest Owner and the holder or holders of the related Companion Loan(s) constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan(s)), as applicable, as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)    any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)    the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)    the obligation, if any, of the master servicer to make Advances;

(D)    the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)    the ownership, servicing or management for others of (i) any Non-Serviced Mortgage Loan and any related Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)    any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)   any option to purchase any Mortgage Loan or the related Companion Loan(s) the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)   any obligation of the master servicer or the special servicer, or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan(s) or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of any Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if, among other things, the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it (other than any sub-servicer retained by it at the request of a mortgage loan seller, which is only removable for cause) at any time it considers removal to be in the best interests of Certificateholders and the RR Interest Owner. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable. The master servicer’s consent may also be required for certain other servicing decisions as provided in the related Sub-Servicing Agreement.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Aggregate Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)       all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees (other than, in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)) that were due on the Mortgage Loans

(including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)       in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been made with respect to any Mortgage Loan (or, in the case of the Non-Serviced Whole Loans, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount), then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Serviced Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, prepayment premiums or Excess Interest or with respect to any Companion Loan.

Advances are intended to maintain a regular flow of scheduled interest and principal payments to holders of the class or classes of certificates entitled thereto, and are not credit support for the certificates and will not act to guarantee or insure against losses on the mortgage loans or otherwise.

With respect to any Non-Serviced Whole Loan, if any servicer under the Non-Serviced PSA determines that a P&I Advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan, but the master servicer and the trustee may conclusively rely upon any such determination. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer or special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to any related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA or in connection with any Non-Serviced Mortgage Loan or Non-Serviced Companion Loan.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the collection account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for the Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and the RR Interest Owner and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to the Non-Serviced Whole Loans, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loan”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that it determines in its reasonable judgment would, if made, be non-recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option (with respect to any Specially Serviced Loan, in consultation with, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder) make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made or previously made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to any master servicer or special servicer under any pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan is deposited, and, with respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the directing certificateholder, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination will be conclusive and binding upon, and may be conclusively relied upon by, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing

Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related mortgaged properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such mortgaged properties, (c) estimated future expenses, (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer, the special servicer or the trustee, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance and (e) with respect to a Non-Serviced Whole Loan, any non-recoverability determination of the other master servicer or other trustee under the related Non-Serviced PSA relating to a principal and interest advance for a Non-Serviced Companion Loan. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this and the immediately preceding paragraph will be conclusive and binding on the Certificateholders and the RR Interest Owner, and, with respect to a non-recoverability determination made by the special servicer, will be conclusive and binding on, and may be conclusively relied upon by, the master servicer and the trustee. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to the Non-Serviced Whole Loans, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer, the special servicer or the trustee, as applicable, determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be nonrecoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan(s) (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan(s), as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer, the special servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer, the special servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer, the special servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer, the special servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s, the special servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (and, solely with respect to the master servicer, subject to a floor rate of 2.0%), compounded annually (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of the Non-Serviced Whole Loans under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders and the RR Interest Owner. The master servicer is required to deposit in the Collection Account in no event later than the 2nd business day following receipt of available and properly identified funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Companion Distribution Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and, within two business days following the master servicer’s receipt of properly identified funds (to the extent consistent with the related Intercreditor Agreement), deposit amounts collected in respect of each Serviced Companion Loan in the related Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in a Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Aggregate Available Funds for such Distribution Date and any Yield Maintenance Charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders and the RR Interest Owner.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances, less amounts, if any, distributable to the Class S and Class R certificates as set forth in the PSA, generally to make distributions of interest and principal from (i) Available Funds to the holders of the Non-VRR Certificates and (ii) VRR Available Funds to the VRR Interest Owners as described under “Description of the Certificates—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders and the RR Interest Owner. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”) (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class S certificates and the VRR Interest Owners. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain two accounts (the “Non-VRR Gain-on-Sale Reserve Account” and the “VRR Interest Gain-on-Sale Reserve Account”), each of which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the holders of the Non-VRR Certificates and the VRR Interest Owners, respectively. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited (i) into the Non-VRR Gain-on-Sale Reserve Account in an amount equal to the Non-VRR Percentage multiplied by such gains and (ii) into the VRR Interest Gain-on-Sale Reserve Account in an amount equal to the VRR Percentage multiplied by such amounts. Amounts in the Non-VRR Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Principal Balance Certificates (including to reimburse for Non-VRR Realized Losses previously allocated to such certificates), and amounts in the VRR Interest Gain-on-Sale Reserve Account will be applied on the applicable Distribution Date as part of VRR Available Funds to all amounts due and payable to the VRR Interest Owners (including to reimburse for the VRR Realized Losses previously allocated to the VRR Interest). Any remaining amounts will be held in the Non-VRR Gain-on-Sale Reserve Account and VRR Interest Gain-on-Sale Reserve Account, as applicable, and applied to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts will be held in the Gain-on-Sale Reserve Account and VRR Certificate Gain-on-Sale Reserve Account, as applicable, and applied to offset shortfalls and losses incurred on subsequent Distribution Dates as described above. Any remaining amounts not necessary to offset any shortfalls or losses on the final Distribution Date will be distributed on the Class R certificates on the final Distribution Date.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Non-VRR Gain-on-Sale Reserve Account, the VRR Interest Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts and the Companion Distribution Account may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loans, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)        to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Aggregate Available Funds and any prepayment premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date, if any or (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any;

(ii)        to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)       to pay to the master servicer (or, with respect to any excess servicing strip, to pay Midland if Midland is no longer the master servicer, any such excess servicing strip pursuant to the PSA) and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)       to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)        to pay to the asset representations reviewer, the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee to the extent payable as a trust fund expense;

(vi)       to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)      to reimburse the master servicer, the special servicer, the asset representations reviewer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)     to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)      to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)       to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date), (B) certain penalty charges and default interest and (C) the difference, if positive, between Prepayment Interest Excess and Prepayment Interest Shortfalls collected on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any Serviced

Companion Loan, during the related Collection Period to the extent not required to be paid as Compensating Interest Payments;

(xi)      to recoup any amounts deposited in the Collection Account in error;

(xii)      to the extent not reimbursed or paid pursuant to any of the above clauses, (A) to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA and (B) to reimburse or pay any party to the PSA any unpaid expenses specifically reimbursable from the Collection Account under the PSA;

(xiii)     to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)     to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)      to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)     to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)    to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)    to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)     to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)      to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan(s).

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to the Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan(s)’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan(s) or, if and to the extent permitted under the related Intercreditor Agreement, from the holder or holders of the related Serviced Companion Loan(s).

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Non-Serviced Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee, the Operating Advisor Fee and the Asset Representations Reviewer Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including a collection of reports specified by the CREFC® from time to time as described in the PSA (the “CREFC® Investor Reporting Package”). Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates and the RR Interest on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loans (and including related REO Loans), the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loans) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and each REO Loan, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan and any related REO Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loans), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (and any related Serviced Companion Loan) that is a Corrected Loan, the Workout Fee Rate multiplied by all payments of interest and principal received on the subject Mortgage Loan (and any related Serviced Companion Loan) for so long as it remains a Corrected Loan and subject to a cap described under “—Special Servicing Compensation”.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee / Special Servicer(2)	(i) With respect to each Specially Serviced Loan (and any related Serviced Companion Loan) and any related REO Property for which the special servicer obtains a full, partial or discounted payoff or any liquidation proceeds, insurance proceeds and condemnation proceeds, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest) and (ii) with respect to each Mortgage Loan and, in certain circumstances described in “—Special Servicing Compensation”, each Serviced Companion Loan, for which the special servicer obtains any payment or Loss of Value Payment from the applicable mortgage loan seller in connection with the repurchase of such mortgage loan, an amount calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest) and subject to the maximum amount described under “—Special Servicing Compensation”.	From any liquidation proceeds, insurance proceeds, condemnation proceeds and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and other review fees, processing fees and similar fees actually collected on the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loans.	Related payments made by borrowers with respect to the related Mortgage Loans and related Serviced Companion Loans.	Time to time
Certificate Administrator/Trustee Fee/Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Certificate Administrator/Trustee Fee/Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan but excluding any Companion Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (or, such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan).	Payable by the related borrower.	Time to time
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan but excluding each Companion Loan).	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Asset Representations Reviewer Asset Review Fee / Asset Representations Reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Cap.	By the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent, such fee will become an expense of the trust.	Upon the completion of each Asset Review with respect to a Delinquent Loan.
Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loans), and with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, then out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate, compounded annually.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loans), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to the Reimbursement Rate, compounded annually.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Indemnification Expenses /
Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on Serviced Companion Loans)	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the Operating Advisor or Asset Representations Reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	With respect to any Mortgage Loan (or any Specially Serviced Loan) and any related Serviced Companion Loan in respect of which an REO Property was acquired, and all references to Mortgage Loan, Companion Loan and Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans.

With respect to a Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor and/or asset representations reviewer under the related Non-Serviced PSA governing the servicing of such Non-Serviced Mortgage Loan will be entitled to receive similar fees and reimbursements with respect to such Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the Non-Serviced Whole Loans), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the Non-Serviced Whole Loans.

In connection with the servicing and administration of each Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and the special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, REO Loan or Serviced Whole Loan (to the extent not prohibited under the related Intercreditor Agreement), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan or Whole Loan, equal to a per annum rate ranging from 0.00250% to 0.05125%. The Servicing Fee payable to the master servicer with respect to each Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to any Non-Serviced Mortgage Loan), the following amounts to the extent collected from the related borrower:

●	100% of Excess Modification Fees related to any consents, modifications, waivers, extensions or amendments of any non-Specially Serviced Loans (including any related Serviced Companion

Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions;

●	50% of Excess Modification Fees related to any consents, modifications, waivers, extensions or amendments of any non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Major Decisions regardless of who processes such decision provided, however, that the master servicer will receive 0% of any COVID Modification Fees;

●	100% of all assumption application fees received on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) to the extent the master servicer is processing the underlying assumption transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●	100% of assumption, waiver, consent and earnout fees and similar fees pursuant to the PSA on any Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) that are Master Servicer Decisions, provided that with respect to such transactions, the consent of the special servicer is not required to take such actions;

●	50% of all assumption, waiver, consent and earnout fees and similar fees (other than assumption application and defeasance fees), in each case, with respect to all Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) where the action is a Major Decision (whether or not processed by the special servicer);

●	with respect to accounts held by the master servicer, 100% of charges by the master servicer collected for checks returned for insufficient funds

●	100% of charges for beneficiary statements or demands actually paid by the borrowers to the extent such beneficiary statements or demands were prepared by the master servicer; and

●	late payment charges and default interest paid by the borrowers (that were accrued while the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding the foregoing, each of the master servicer and the special servicer may also charge reasonable review fees in connection with any borrower request.

With respect to any of the preceding fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right in their sole discretion, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer. If the special servicer decides not to charge any fee (other than penalty charges), the master servicer will nevertheless be entitled to charge its portion of the related fee to which the master servicer would have been entitled if the special servicer had charged a fee and the special servicer will not be entitled to any of such fee charged by the master servicer.

In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the Collection Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, as applicable, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, as applicable, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Companion Loans, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to each of the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 18-months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including any Non-Serviced Mortgage Loan) and each related Serviced Companion Loan (and each REO Loan) in the same manner as interest is calculated on such Mortgage Loans and Serviced Companion Loans. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Midland will be entitled to retain a portion of the Servicing Fee (equal to the amount by which the Servicing Fee exceeds the sum of (i) the fee payable to any initial sub-servicer as a primary servicing fee and (ii) a master servicing fee at a per annum rate of 0.00125%) with respect to each Mortgage Loan and, to the extent provided for in the related Intercreditor Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Midland as master servicer; provided that Midland may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Midland will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (and/or sub-servicer) servicing such Non-Serviced Mortgage Loan under the applicable Non-Serviced PSA will be entitled to a primary servicing fee accruing at a rate ranging from 0.001250% to 0.00625% per annum with respect to such Non-Serviced Mortgage Loan, which, for the avoidance of doubt, is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee. The special servicer will not be entitled to retain any portion of the Excess Interest paid on any ARD Loan.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater of a per annum rate of 0.25% and the per annum rate that would result in a special servicing fee of $3,500 for the related month (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan and Companion Loan(s) (including any REO Loan), as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any REO Properties. The Non-Serviced Whole Loans will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loan”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan (except with respect to a Corrected Loan that was a Fee Restricted Specially Serviced Loan and became a Corrected Loan while it was a Fee Restricted Specially Serviced Loan) and will be equal to the lesser of (i) an amount calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments and payments at maturity or Anticipated Repayment Date) received on the Corrected Loan for so long as it remains a Corrected Loan and (ii) $1,000,000 in the aggregate with respect to any particular Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) to be $25,000. The “Excess Modification Fee Amount” with respect to either the master servicer or the special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or the special servicer, as applicable, as compensation within the prior 18 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. The Non-Serviced Whole Loans will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan, Serviced Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made three (3) consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such three (3) consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to (i) each Specially Serviced Loan (except with respect to any Fee Restricted Specially Serviced Loan during a related Imminent Default Liquidation Fee Restricted Period) or REO Property (except with respect to any Non-Serviced Mortgage Loan), (ii) each Mortgage Loan repurchased by a mortgage loan seller or (iii) each defaulted mortgage loan that is a Non-Serviced Mortgage Loan sold by the special servicer in accordance with the PSA, in each case, as to which the special servicer obtains (a) a full, partial or discounted payoff from the related borrower or (b) any Liquidation Proceeds or Insurance and Condemnation Proceeds (including with respect to the related Companion Loan, if applicable) or REO Property. The Liquidation Fee for each Specially Serviced Loan and REO Property will be payable from the related payment or proceeds in an amount equal to the lesser of (i) a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (exclusive of default interest) (or, if such rate would result in an aggregate liquidation fee of less than $25,000, then the Liquidation Fee Rate will be equal to such higher rate as would result in an aggregate liquidation fee equal to $25,000) and (ii) $1,000,000; provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Companion Loan) or REO Property and received by the special servicer as compensation within the prior twelve months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. With respect to each Mortgage Loan and each Serviced Companion Loan (with respect to any Serviced Companion Loan, only to the extent that (i) the special servicer is enforcing the related mortgage loan seller’s obligations under the applicable mortgage loan purchase agreement with respect to such Serviced Companion Loan and (ii) the related Liquidation Fee is not otherwise required to be paid to the special servicer engaged with respect to such Serviced Companion Loan securitization trust or prohibited from being paid to the special servicer under the PSA (in each case, under the pooling and servicing agreement governing the securitization trust that includes such Serviced Companion Loan) as to which the special servicer obtains any payment or Loss of Value Payment from the applicable mortgage loan seller in connection with the repurchase of such Mortgage Loan and Serviced Companion Loan by the applicable mortgage loan seller following the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, the special servicer will be entitled to a fee payable from, and calculated by application of 1.00% to the related payment or Loss of Value Payment (exclusive of default interest), subject to a cap of $1,000,000; provided, however, that any such fee payable with respect to the Serviced Companion Loan will be payable solely from proceeds on such Serviced Companion Loan.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds received in connection with:

(i)        within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect,

(ii)       the purchase of (A) any Mortgage Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan or (B) a Mortgage Loan by the holder of a related Subordinate Companion Loan after it has become a Specially Serviced Loan, in each case, within 90 days following the date that the first purchase option trigger occurs resulting in such purchase option holder’s purchase option becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)       the purchase of all of the Mortgage Loans and REO Properties in connection with an optional termination of the issuing entity,

(iv)       with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the applicable mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)       the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)       if a Mortgage Loan or the Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1)(y) of the definition of “Specially Serviced Loan” under the heading “—Special Servicing Transfer Event” and the related Liquidation Proceeds are received within 90 days following the related maturity date as a result of the related Mortgage Loan or the Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (v) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. The Non-Serviced Whole Loans will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loan”.

The special servicer will also be entitled to additional servicing compensation in the form of:

(i)      100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans and 100% of COVID Modification Fees,

(ii)       100% of assumption application fees and assumption fees and other related fees as further described in the PSA, received with respect to the Specially Serviced Loans and 100% of such assumption application fees and other related fees for all non-Specially Serviced Loans to the extent the special servicer is processing the underlying assumption transaction,

(iii)      100% of waiver, consent and earnout fees and similar fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(iv)       50% of all Excess Modification Fees (other than COVID Modification Fees) and assumption fees, consent fees and earnout fees and similar fees received with respect to all Mortgage Loans (including the Serviced Companion Loans, to the extent not prohibited by the related Intercreditor Agreements, if applicable) (excluding any Non-Serviced Mortgage Loan) that are not Specially Serviced Loans to the extent the matter involves a Major Decision regardless of who processes such decision,

(v)        late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses (including Special Servicing Fees, Workout Fees and Liquidation Fees) with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date;

(vi)       with respect to accounts held by the special servicer, 100% of charges by the special servicer collected for checks returned for insufficient funds; and

(vii)      100% of charges for beneficiary statements or demands actually paid by the borrowers to the extent such beneficiary statements or demands were prepared by the special servicer.

Notwithstanding the foregoing, each of the master servicer and the special servicer may also charge reasonable review fees in connection with any borrower request.

A Specially Serviced Loan is a “Fee Restricted Specially Serviced Loan” if (i) such Specially Serviced Loan is a Specially Serviced Loan solely because of an event described in clause (5) or (7) of the definition of “Servicing Transfer Event” and (ii) the special servicer made the determination that the related Mortgage Loan (and any related Serviced Companion Loan) should be transferred to special servicing and the master servicer did not agree with the special servicer’s determination, as evidenced by an officer’s certificate delivered to the special servicer setting forth the reason for such disagreement; provided, however, that no Specially Serviced Loan will be a Fee Restricted Specially Serviced Loan if such Specially Serviced Loan is transferred to special servicing by the determination of the master servicer or if the master servicer and the special servicer mutually agree to such transfer. A Specially Serviced Loan will be a Fee Restricted Specially Serviced Loan only during any Imminent Default Fee Restricted Period.

With respect to a Mortgage Loan (or Serviced Companion Loan) that is a Specially Serviced Loan solely because of an event described in clause (5) or (7) of the definition of “Servicing Transfer Event”, the special servicer will not be entitled to a Workout Fee or any fee payable by the related borrower during any Imminent Default Workout Fee Restricted Period.

With respect to a Mortgage Loan (or Serviced Companion Loan) that is a Specially Serviced Loan solely because of an event described in clause (5) of the definition of “Servicing Transfer Event”, the special servicer will not be entitled to a Liquidation Fee or any fee payable by the related borrower during any Imminent Default Liquidation Fee Restricted Period.

An “Imminent Default Fee Restricted Period” means any Imminent Default Workout Fee Restricted Period or Imminent Default Liquidation Fee Restricted Period.

An “Imminent Default Workout Fee Restricted Period” will exist, with respect to any Specially Serviced Loan that is a Specially Serviced Loan solely because of an event described in clause (5) or (7)

of the definition of “Servicing Transfer Event”, during the period commencing upon the date that such loan becomes a Specially Serviced Loan based on a determination of the special servicer (without the agreement of the master servicer) and ending on the earlier of (i) the date (if any) on which such Specially Serviced Loan is modified and (ii) the date that the related Mortgage Loan (or Serviced Companion Loan) would have become a Specially Serviced Loan due to an event other than an event described in clause (1)(y), (5) or (7) of the definition of “Servicing Transfer Event”. In the event that the master servicer disagrees with the special servicer’s determination to transfer such Specially Serviced Loan into special servicing, the master servicer will be required to deliver an officer’s certificate to the special servicer setting forth the reasons for such disagreement.

An “Imminent Default Liquidation Fee Restricted Period” will exist, with respect to any Specially Serviced Loan that is a Specially Serviced Loan solely because of an event described in clause (5) of the definition of “Servicing Transfer Event”, where (A) a payment default has occurred with respect to the related balloon payment and (B) the borrower has provided prior to the related maturity date a Refinancing/P&S Document in a manner consistent with CMBS market practices and that is satisfactory in form and substance to the master servicer from an acceptable lender or purchaser reasonably satisfactory to the master servicer, during the period commencing upon the date of such payment default and ending on the earlier of (i) the time set forth in the applicable Refinancing/P&S Document, as extended pursuant to the original terms of such documentation, (ii) 120 days after the balloon payment default or maturity default, (iii) the date that the related borrower fails to make the Assumed Scheduled Payment, and (iv) the date that the related Mortgage Loan (or Serviced Companion Loan) would have become a Specially Serviced Loan due to an event other than an event described in clause (1)(y) or (5) of the definition of “Servicing Transfer Event”. In the event that the master servicer disagrees with the special servicer’s determination to transfer such Specially Serviced Loan into special servicing, the master servicer will be required to deliver an officer’s certificate to the special servicer setting forth the reasons for such disagreement.

“Refinancing/P&S Document” means any of (i) a fully executed term sheet or refinancing commitment with respect to a refinancing of a Mortgage Loan or (ii) a signed purchase and sale agreement with respect to a sale of a Mortgaged Property (in each case subject only to typical due diligence and closing conditions and, in the case of a purchase and sale agreement, if such agreement includes delivery of an acceptable deposit by the purchaser) in a manner consistent with CMBS market practices.

The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Account in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Notwithstanding the foregoing, the special servicer may elect to deliver a written notice to the master servicer that a Mortgage Loan should be a Specially Serviced Loan as a result of reasonably foreseeable default under clause (5) or (7) of the definition of “Servicing Transfer Event”. Upon receipt of any such written notice, the master servicer will be required to deliver an officer’s certificate to each of the depositor and the special servicer with its determination of whether to transfer such Mortgage Loan to special servicing under clause (5) or (7) of the definition of “Servicing Transfer Event” and the reasons for such determination, and such determination will be conclusive with respect to a servicing transfer at that time.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including those occasions under the related Non-Serviced PSA when the servicing of such Non-Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on the related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the Master Servicer Remittance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Companion Loan and any purchaser of any such Mortgage Loan or Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title agency fees, insurance commissions or fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan and Serviced Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”). The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00560% per annum (the “Certificate Administrator Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including any Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan and REO Loan (excluding any Companion Loan), and will accrue at a rate (the “Operating Advisor Fee Rate”), equal to a per annum rate of 0.00101% and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates and the RR Interest as described in “Description of the Certificates—Distributions”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or the special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

As compensation for the performance of its routine duties, the asset representations reviewer was paid by the Depositor or its affiliate a $5,000 setup fee and will be paid a fee (the “Asset Representations Reviewer Fee”), payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00025% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans (including each Non-Serviced Mortgage Loan, but not any Companion Loan) and will be calculated in the same manner as interest is calculated on such Mortgage Loans.

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Cap” will equal the sum of: (i) $17,500 multiplied by the number of Subject Loans, plus (ii) $1,500 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,000 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to annual adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers or, if the Consumer Price Index for All Urban Consumers is no longer calculated, another similar index for the year of the Closing Date and for the year in which the related Asset Review Notice is given.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Cap; provided, however, that if the related mortgage loan seller is insolvent, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller to the extent such fee was not already paid by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan or REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the “CREFC® Investor Reporting Package” in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders and the RR Interest Owner, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan and REO Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)      120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)      the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or related Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or the related Companion Loan, as applicable, (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)      30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)      30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and not otherwise dismissed within such time);

(5)      60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)      a payment default has occurred with respect to the related balloon payment; provided, however, if (A) the related borrower is diligently seeking a refinancing commitment (and delivers a statement to that effect to the master servicer within 30 days after the default, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the directing certificateholder (but only for so long as no Consultation Termination Event has occurred)), (B) the related borrower continues to make its Assumed Scheduled Payment, (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan, and (D) for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder consents, an Appraisal Reduction Event will not occur until 60 days beyond the related maturity date, unless extended by the special servicer in accordance with the Mortgage Loan documents or the PSA; and provided, further, if the related borrower has delivered to the master servicer, who will be required to promptly deliver a copy to the special servicer, the operating advisor and the directing certificateholder (but only for so long as no Consultation Termination Event has occurred), on or before the 60th day after the related maturity date, a refinancing commitment reasonably acceptable to the special servicer, and the borrower continues to make its Assumed Scheduled Payments (and no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan), an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date (or extended maturity date) and (2) the termination of the refinancing commitment; and

(7)      immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan; provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

Notwithstanding anything to the contrary in the definition of Appraisal Reduction Event, no event, circumstance or action that has occurred or will occur with respect to a COVID Modified Loan (other than an event described in clauses (3), (4), (5) or (7) of the definition of Appraisal Reduction Event) or the entry into of a COVID Modification Agreement will constitute an Appraisal Reduction Event, but only if, and for so long as, the related borrower and each related obligor is in compliance with the terms of the related COVID Modification Agreement.

The “COVID Emergency” means the national emergency concerning the novel coronavirus disease (COVID-19) outbreak declared by the President on March 13, 2020 under the National Emergencies Act (50 U.S.C. 1601 et seq.).

A “COVID Modification” means a modification of, or forbearance or waiver in respect of, a Mortgage Loan that satisfies each of the following conditions:

(i)   prior to the modification or forbearance or waiver, the related borrower certified to the Special Servicer that it is seeking limited relief from the terms of the related Mortgage Loan documents because it is experiencing a financial hardship due, directly or indirectly, to the COVID Emergency;

(ii)  the related modification or forbearance or waiver provides for (a) the temporary forbearance, waiver or deferral with respect to payment obligations or operating covenants, (b) the temporary alternative use of funds on deposit in any reserve account or escrow account for any purpose other than the explicit purpose provided for in the related Mortgage Loan documents, or (c) such other modifications, forbearance or waiver that is related or incidental to clause (a) or clause (b), in each instance, as may be reasonably determined by the special servicer in its discretion in accordance with the Servicing Standard to address a financial hardship due, directly or indirectly, to the COVID Emergency;

(iii) the related COVID Modification Agreement is entered into no later than the date that is 3 months following the cancellation of the COVID Emergency;

(iv) if a default or event of default existed under the Mortgage Loan prior to the modification or forbearance or waiver, the related COVID Modification Agreement provides that such default or event of default is forborne or deemed no longer outstanding;

(v)  any COVID Modification Agreement (a) defers up to 9 monthly debt service payments but no greater than 9 monthly debt service payments in the aggregate with any other COVID Modification or COVID Modification Agreement with respect to such Mortgage Loan under the Mortgage Loan, and (b) requires that any payments deferred in accordance with clause (ii)(a) above or reserve or escrow amounts used for alternate purposes in accordance with clause (ii)(b) above are repaid or restored in full within 21 months of the date of the first COVID Modification Agreement with respect to such Mortgage Loan; and

(vi) the related COVID Modification Agreement may (but will not be required to) provide that (a) the Mortgage Loan will be full recourse to the borrower (and that such recourse obligation is a guaranteed obligation under the related borrower sponsor guaranty) if the certification described in clause (i) is false or misleading, and/or (b) that a cash trap or sweep event will be deemed to have occurred under the terms of the Mortgage Loan documents.

A “COVID Modification Agreement” means the agreement or agreements pursuant to which a COVID Modification is effected.

A “COVID Modified Loan” means a Serviced Mortgage Loan and, if applicable, any related Serviced Companion Loan, that is subject to a COVID Modification.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer, (prior to the occurrence of a Consultation Termination Event and only with respect to any Mortgage Loan other than an Excluded Loan, in consultation with the Directing Certificateholder), equal to the excess of:

(a)  the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)  the excess of

1.    the sum of

(a)

90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) at the special servicer’s option, either (i) by an appraisal obtained by the special servicer (the costs of which will be paid by the master servicer as an Advance) or (ii) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, and

(b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and

(c)	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

2.     the sum as of the Due Date occurring in the month of the date of determination of

(a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

(b)

all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

(c)

all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Pari Passu Mortgage Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances. For a summary of the provisions in the related Non-Serviced PSA relating to appraisal reductions, see “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer will be required to order an appraisal or conduct a valuation, upon the occurrence of an Appraisal Reduction Event and within 30 days of each anniversary of the related Appraisal Reduction Event (other than with respect to the Non-Serviced Whole Loans). On the first Determination Date occurring on or after the tenth business day following the special servicer’s receipt of the MAI appraisal or the valuation and receipt of information in the master servicer’s possession requested by the special servicer from the master servicer reasonably necessary to calculate the Appraisal Reduction Amount, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation. Such report will also be forwarded by the special servicer, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the special servicer.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event, the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal or valuation referred to above is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days following the date the special servicer receives such MAI appraisal. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount or Collateral

Deficiency Amount pursuant to their definitions using reasonable efforts to deliver such information within 5 business days of the special servicer’s reasonable request.

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and each Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for three (3) consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding three (3) months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the special servicer. With respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that no material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above, including the party to the Non-Serviced PSA that calculates the Appraisal Reduction Amount. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of a Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on such Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders and the RR Interest Owner. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated, together with the related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise the Non-Serviced Whole Loans. Any appraisal reduction calculated with respect to the Non-Serviced Whole Loans will generally be allocated to the related Non-Serviced Mortgage Loan and the related Non-Serviced Companion Loan, on a pro rata basis based upon their respective Stated Principal Balances.

If any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount that becomes a Corrected Loan, and with respect to which no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the VRR Interest (to the extent of the VRR Percentage of the reduction in such P&I Advance), on the one hand, and to the most subordinate class of Non-VRR Certificates then-outstanding (i.e., first, to the Class NR certificates;

second, to the Class G certificates; third, to the Class F certificates; fourth, to the Class E certificates; fifth, to the Class D certificates; sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates to the extent of the Non-VRR Percentage of the reduction in such P&I Advance), on the other hand. See “—Advances”.

Appraisal Reduction Amounts and Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated between the VRR Interest on the one hand and the Non-VRR Certificates, on the other hand, based on the VRR Percentage and the Non-VRR Percentage, respectively.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the special servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the special servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the special servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the special servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the special servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the special servicer thereof. None of the master servicer, the operating advisor, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) with respect to any Mortgage Loan, all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a ”corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of a Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the special servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The master servicer, the operating advisor and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining Voting Rights (in certain circumstances), the Controlling Class and the occurrence and continuance of a Control Termination Event, the VRR Percentage of any Cumulative Appraisal Reduction Amounts will be allocated to the VRR Interest to notionally reduce (to not less than zero) the VRR Interest Balance thereof, and the Non-VRR Percentage of any Cumulative Appraisal Reduction Amounts will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class NR certificates, second, to the Class G certificates, third, to the Class F certificates, fourth, to the Class E certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). In addition, for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the Non-VRR Percentage of Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to Class NR certificates, second, to the Class G certificates, third, to the Class F certificates, and fourth, to the Class E certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any class of Control Eligible Certificates will be allocated the Non-VRR Percentage of both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to (i) any Appraisal Reduction Amount calculated for purposes of determining Voting Rights and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer will be required to promptly notify the master servicer and the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, that is determined at any time of determination to no longer be the Controlling Class (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information reasonably requested by the master servicer from the special servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging the special servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior Control Eligible Certificates, if any, during such period.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced AB Whole Loan” and “—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than any Mortgaged Property securing the Non-Serviced Whole Loans and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and Serviced Companion Loans) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Companion Loan) or special servicer (with respect to REO Properties other than a Mortgaged Property securing the Non-Serviced Whole Loans), as applicable, in accordance with the Servicing Standard; provided that the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) with (in respect of any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing) the consent of the Directing Certificateholder. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing any Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and the special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property other than the Mortgaged Property securing a Non-Serviced Mortgage Loan is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard, but only to the extent that the related Mortgage Loan permits the lender to require the coverage and maintaining coverage is consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and any related Serviced Companion Loan, that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”), (provided that the master servicer will be entitled to conclusively rely upon the certificate of insurance in determining whether such policies contain Additional Exclusions) (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan) determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer (with respect to any Specially Serviced Loan) will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan) determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan) may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—Major Decisions”, the master servicer (with respect to any non-Specially Serviced Loan) or the special servicer (with respect to any Specially Serviced Loan and after consultation with the Risk Retention Consultation Parties) has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer or the special servicer, as applicable, is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain such insurance and neither will be in default of its obligations as a result of such failure unless the master servicer or the special servicer is required to take any immediate action pursuant to the Servicing Standard and other servicing requirements under the PSA and the master servicer does not take such action as described under “—The Directing Certificateholder—Control Termination Event and Consultation Termination Event” and “—Servicing Override”.

The special servicer will be required to maintain (or cause to be maintained), fire and hazard insurance on each REO Property (other than any REO Property with respect to any Non-Serviced Mortgage Loan), to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related REO Loan, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer (prior to the occurrence and continuance of a Control Termination Event and other than in respect of any Excluded Loan, with the consent of the Directing Certificateholder) in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy their respective obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the Mortgage Loans and related Serviced Companion Loan and REO Properties (other than the Mortgaged Property securing the Non-Serviced Whole Loans), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders and the RR Interest Owner. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The master servicer will be responsible for processing waivers, modifications, amendments and consents that are Master Servicer Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan, without the consent or approval of the Directing Certificateholder (except as specified in the definition of “Master Servicer Decision”) or Rating Agency Confirmation or the consent or approval of the special servicer (except as specified in the definition of “Master Servicer Decision”). The special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and will also be responsible for processing waivers, modifications, amendments and consents that are Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan. However, except as otherwise set forth in this paragraph, no special servicer or master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC, or the issuing entity or any Trust REMIC to be subject to tax. Any agreement to a modification, waiver or amendment that constitutes a Major Decision will be subject to the process described in “—The Directing Certificateholder—Major Decisions” and “—Control Termination Event and Consultation Termination Event” below.

Upon receiving a request for any matter described in the first paragraph of this section that constitutes a Major Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. The master servicer will deliver any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and/or analysis with respect to any Major Decision unless the master servicer and the special servicer mutually agree to the processing of such a Major Decision by the master servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”. Under these circumstances, the master servicer will process such Major Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent (or deemed consent) and will be entitled to 50% of the fees received as additional servicing compensation in connection with the Major Decision to the extent described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

Borrowers may request payment forbearance because of COVID-19 related financial hardship. Subject to the conditions relating to COVID Modifications, the special servicer will be allowed to grant a forbearance on a Mortgage Loan related to the global COVID-19 emergency if (i) prior to the 2021 calendar year, the period of forbearance granted, when added to any prior periods of forbearance granted before or after the issuing entity acquired such Mortgage Loan (whether or not such prior grants of forbearance were specifically covered by Revenue Procedure 2020-26), does not exceed six months (or such longer period of time as may be allowed by future guidance that is binding on federal income tax authorities) and such forbearance is specifically covered by Revenue Procedure 2020-26, (ii) such forbearance is permitted under another provision of the PSA (including forbearances due to default or reasonably foreseeable default) and the requirements under such provision are satisfied, or (iii) an opinion of counsel is delivered to the effect that such forbearance will not result in an adverse REMIC event. See the discussion of Revenue Procedure 2020-26 under the caption “Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment”.

Any fees or other charges charged by the special servicer in connection with processing any COVID Modification or related COVID Modification Agreement with respect to any COVID Modified Loan (in the aggregate with any other COVID Modification or COVID Modification Agreement with respect to such COVID Modified Loan) may not exceed an amount equal to $45,000 (“COVID Modification Fees”) (plus reasonable and customary attorney’s fees and expenses, out of pocket third party fees and expenses and filing fees) and may only be borne by the related borrower, not the issuing entity.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property or any portion of a

Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or the special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

“Master Servicer Decision”: Any one or more of the following with respect to non-Specially Serviced Loans:

(i)        grant routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities that do not involve a ground lease for any leasing activities that affect an area lesser than the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property), including approval of new leases and amendments to current leases;

(ii)       approving any waiver affecting the timing of receipt of financial statements from any mortgagor; provided that such financial statements are delivered no less often than quarterly and within 60 days after the end of the calendar quarter;

(iii)      approving annual operating budgets other than as set forth in clause (xviii) of the definition of “Major Decisions”;

(iv)       subject to other restrictions in the PSA regarding Principal Prepayments, waiving any provision of a Mortgage Loan or Serviced Whole Loan requiring a specified number of days’ notice prior to a Principal Prepayment;

(v)       approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan or Serviced Whole loan documents do not otherwise permit such principal prepayment;

(vi)       granting waivers of minor covenant defaults (other than financial covenants);

(vii)      to the extent not a Major Decision pursuant to clause (x) of the definition of Major Decision, any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance”, “earn-out”, “holdback” or similar escrows or reserves, where such request is for the funding or disbursement of ordinary course impounds, repair and replacement reserves, lender approved budget and operating expenses, free rent or rent credit reserves pursuant to an approved lease, tenant improvements pursuant to an approved lease and leasing commissions pursuant to an approved lease, other than a funding or disbursement listed in the proviso below, each in accordance with the Mortgage Loan documents (all such fundings and disbursements being collectively referred to as “Routine Disbursements”) or any other funding or disbursement as mutually agreed upon by the master servicer and special servicer; provided, however, that in the case of any Mortgage Loan whose escrows, reserves, holdbacks and related letters of credit exceed, in the aggregate, at the related origination date, 10% of the initial principal balance of such Mortgage Loan (which Mortgage Loans will be identified on a schedule to the PSA), no such funding or disbursement of such escrows, reserves, holdbacks or letters of credit will be deemed to constitute a Routine Disbursement, and will instead constitute Major Decisions, except for the routine funding of tax payments and insurance premiums when due and payable (provided that the Mortgage Loan is not a Specially Serviced Loan);

(viii)     any property management company changes (with respect to a Mortgage Loan or Serviced Whole Loan (A)(x) with a Stated Principal Balance less than $25,000,000 and (y) for which the debt service coverage ratio or debt yield for such Mortgage Loan (or Whole Loan, if applicable) is greater than the greater of (X) the debt service coverage ratio or debt yield for such Mortgage Loan as of the origination date of such Mortgage Loan or (Y) if the DSCR/DY Trigger has occurred, the debt service coverage ratio or debt yield for such Mortgage Loan as of the most recent quarterly reporting period and (B) where the property management company will not be an affiliate of the related borrower following such change or (2) or franchise changes (with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, in each case, for which the lender is not required to consent or approve under the Mortgage Loan documents);

(ix)      approve or consent to grants of easements or rights of way (including, without limitation for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements except with respect to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(x)       any non-material modifications, waivers or amendments of a non-monetary term of an applicable Mortgage Loan document not provided for in clauses (i) through (ix) above, which are necessary to cure any ambiguities or to correct scrivener’s errors in the terms of the related Mortgage Loan or Serviced Whole Loan and any modification, consent to a modification or waiver of any material term of an applicable Mortgage Loan document to the extent the Directing Certificateholder or any affiliate owns a controlling interest (whether legally, beneficially or otherwise) in the related mezzanine loan, if applicable;

(xi)      consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents;

(xii)     consent to actions and releases related to condemnation of parcels of a Mortgaged Property, except with respect to any condemnation with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due);

(xiii)     grant an extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (A) such extension or forbearance does not extend beyond 120 days after the related maturity date and (B) the related borrower has delivered the necessary documentation which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which the related Maturity Date/ARD Balance will become due;

(xiv)     any assumption of the Mortgage Loan or transfer of the Mortgaged Property or an interest in the mortgage borrower, in each case, that the loan documents allow without the consent of the mortgagee but subject to satisfaction of conditions specified in the loan documents where no mortgagee discretion is necessary in order to determine if such conditions are satisfied;

(xv)      any determination of Acceptable Insurance Default; provided that, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) will be required for any such determination; and

(xvi)     grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision;

provided that (w) any such action would not in any way affect a payment term of the Certificates, (x) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b) and would not otherwise cause any Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an Opinion of Counsel (at the expense of the issuing entity to the extent not reimbursed or paid by the related mortgagor), to the extent requesting such opinion is consistent with the Servicing Standard), (y) agreeing to such action would be consistent with the Servicing Standard, and (z) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement. The foregoing is intended to be an itemization of actions the master servicer may take without having to obtain the approval of the special servicer (other than as described in each item) and is not intended to limit the responsibilities of the master servicer hereunder. In the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, such consent will be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the master servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to such master servicer in order to grant or withhold such consent.

If, following any such release or taking, the loan-to-value ratio (as so calculated) is greater than 125%, the master servicer or special servicer, as applicable, will require payment of principal by a “qualified amount” as determined under Revenue Procedure 2010-30 or any successor provision, unless the related borrower provides an opinion of counsel (at the expense of the related borrower if allowed by the terms of the related Mortgage Loan documents and, if not allowed, at the expense of the trust) that, if such amount is not paid, the related Mortgage Loan will not fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3) (but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage).

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1)      extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring twenty years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder, ten years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2)      provide for the deferral of interest unless interest accrues on the Mortgage Loan or the Serviced Whole Loans, generally, at the related Mortgage Rate.

With respect to any modification, waiver or amendment for which it is responsible for processing (including, for the avoidance of doubt, any property management changes), the special servicer will be required to notify the master servicer, the holder of any related Companion Loan, the applicable mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the operating advisor (only if a Control Termination Event is continuing), the certificate administrator, the trustee, the Directing Certificateholder (with respect to any Mortgage Loan other than an Excluded Loan, and unless a Consultation Termination Event has occurred), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer gives notice of any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan (including, for the avoidance of doubt, any property management changes), the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and, unless a Consultation Termination Event has occurred, the special servicer will be required to forward any such notice with respect to any Mortgage Loan other than an Excluded Loan to the Directing Certificateholder, unless the Directing Certificateholder notifies the special servicer it does not want to receive such notices), the related mortgage loan seller (so long as such mortgage loan seller is not a master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the holder of any related Companion Loan and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly (and in any event within 10 Business Days) following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Companion Loan, all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

Other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, or unless mutually agreed by the master servicer and special servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the mortgagee of record may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) after receipt of the Major Decision Reporting Package) and other than with respect to an Excluded Loan as to a Risk Retention Consultation Party, has consulted on a strictly non-binding basis with the Risk Retention Consultation Parties and (ii) with respect to any Mortgage Loan (x) with a Stated Principal Balance greater than or equal to $35,000,000, (y) with a Stated Principal Balance greater than or equal to 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding, and (z) together with all other Mortgage Loans with which it is cross collateralized or cross-defaulted or together with all other Mortgage Loans with the same or an affiliated borrower, that is one of the ten largest Mortgage Loans outstanding (by Stated Principal Balance), a Rating Agency Confirmation is received by the special servicer from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any); provided, however, that with respect to clauses (y) and (z) of this paragraph, such Mortgage Loan will also be required to have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

Other than with respect to clause (xiv) of the definition of “Master Servicer Decision”, with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan with a “due-on-encumbrance” clause, or unless mutually agreed by the master servicer and special servicer as described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right the mortgagee of record may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan and other than with respect to any waiver of a “due on encumbrance” clause, which such waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent will be deemed given if a response to the request for consent is not provided within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) after receipt of the Major Decision Reporting Package) and other than with respect to an Excluded Loan as to a Risk Retention Consultation Party, has consulted with the Risk Retention Consultation Parties on a strictly non-binding basis and (ii) the special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any) if such Mortgage Loan (1) has an outstanding principal balance that is greater than or equal to 2% of the aggregate Stated Principal Balance of the Mortgage Loans or (2) has a loan-to-value ratio greater than 85% (including any existing and proposed debt) or (3) has a debt service coverage ratio less than 1.20x (in each case, determined based upon the aggregate of the Stated Principal Balance of the Mortgage Loan and related Companion Loan, if any, and the principal amount of the proposed additional loan) or (4) is one of the ten largest Mortgage Loans (by Stated Principal Balance) or (5) has a Stated Principal Balance over $35,000,000; provided, however, that with respect to clauses (1), (2), (3) and (4), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for such Rating Agency Confirmation requirement to apply.

Upon receiving a request for any matter described in the first two paragraphs of this section that constitutes a consent or waiver with respect to a “due on sale” or “due on encumbrance” clause with respect to a Mortgage Loan that is not a Specially Serviced Loan and other than any transfers or assumptions provided for in clause (xiv) of the definition of “Master Servicer Decision” and other than any waiver of a “due on encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or due-on-sale or due-on-encumbrance. The master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such consent or waiver with respect to a “due on sale” or “due on encumbrance” clause. Unless the master servicer and the special servicer mutually agree that the master servicer will process such request with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent, the master servicer will not be permitted to process any request relating to such consent or waiver with respect to a “due on sale” or “due on encumbrance” clause (other than any transfers or assumptions provided for in clause (xiv) of the definition of “Master Servicer Decision” and other than any waiver of a “due on encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof) and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any such request.

Any modification, extension, waiver or amendment of the payment terms of the Non-Serviced Whole Loans will be required to be structured so as to be consistent with the Servicing Standard and the allocation and payment priorities in the related loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of the related Companion Loan gains a priority over the other holder that is not reflected in the related loan documents and the related Intercreditor Agreement. No master servicer or special servicer may enter into, or structure (including, without limitation, by way of the application of credits, discounts, forgiveness or otherwise), any modification, waiver, amendment, work-out, consent or approval with respect to the mortgage loans in a manner that would be inconsistent with the allocation and payment priorities set forth above under “Description of the Certificates—Distributions—Application Priority of Mortgage Loan Collections or Whole Loan Collections” or in the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months (commencing in 2022) and (B) less than $2,000,000 at least once every 24 months, commencing in the calendar year 2022, unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use efforts consistent with the Servicing Standard to collect the annual operating statements beginning with calendar year end 2021 of the related Mortgaged Property and to review such operating statements in connection with the preparation of CREFC® operating statement analysis reports and CREFC® net operating income adjustment worksheets to the extent described under “Reports to Certificateholders and the RR Interest Owner; Certain Available Information—Certificate Administrator Reports”. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer certain of the servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing (each of the following, a “Servicing Transfer Event”):

(1)      either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion

Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower has provided prior to the related maturity date (i) a fully executed term sheet or refinancing commitment with respect to a refinancing of the related Mortgage Loan or (ii) a signed purchase and sale agreement with respect to a sale of the Mortgaged Property (in each case subject only to typical due diligence and closing conditions and, in the case of a purchase and sale agreement, such agreement will include a delivery of an acceptable deposit by the purchaser) in a manner consistent with CMBS market practices and that is satisfactory in form and substance to the master servicer or the special servicer from an acceptable lender or purchaser reasonably satisfactory to the master servicer or the special servicer, which provides that a refinancing of such Mortgage Loan or Whole Loan or the sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due (and the master servicer will promptly forward such documentation to the special servicer), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan has occurred with respect to that Mortgage Loan or Serviced Companion Loan, an event that would cause such Mortgage Loan or Serviced Companion Loan to become a Specially Serviced Loan will not occur until the earlier of (1) 120 days beyond the related maturity date and (2) the date that such refinancing or sale is scheduled to occur in such documentation as such date may be extended pursuant to the original terms of such documentation;

(2)      as to which any Periodic Payment (other than a balloon payment) is more than 60 days delinquent (unless, prior to such Periodic Payment becoming more than 60 days delinquent, in the case of a Mortgage Loan with an associated mezzanine loan, the holder of the related Companion Loan or the holder of the related mezzanine debt, as applicable, cures such delinquency);

(3)      as to which (i) the borrower has entered into or consented to bankruptcy, appointment of a receiver or conservator or a similar insolvency proceeding, or (ii) the borrower has become the subject of a decree or order for that proceeding; provided that, with respect to clause (ii), that if the appointment, decree or order was involuntary and is stayed or discharged, or the case dismissed within 60 days, that Mortgage Loan and any related Companion Loan will not be considered a Specially Serviced Loan during that period), or (iii) the borrower has admitted in writing its inability to pay its debts generally as they become due;

(4)      as to which the master servicer or special servicer has received notice of the foreclosure or proposed foreclosure of any lien other than the Mortgage on the Mortgaged Property;

(5)      as to which, in the judgment of the master servicer or the special servicer (and, in the case of the special servicer, so long as no Control Termination Event is continuing, with the consent of the Directing Certificateholder), a payment default is imminent or reasonably foreseeable and is not likely to be cured by the borrower within 60 days; provided that the special servicer will not be permitted to make such judgment at any time that the special servicer is affiliated with the Directing Certificateholder;

(6)      as to which a default that the master servicer or special servicer has notice (other than a failure by the related borrower to pay principal or interest) and which the master servicer or special servicer (and, in the case of the special servicer, with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder) determines, in its good faith reasonable judgment, may materially and adversely affect the interests of the Certificateholders and the RR Interest Owner (and, with respect to any Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable), has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan or related Companion Loan documents, other than in certain circumstances the failure to maintain terrorism insurance (or if no grace period is specified for events of default that are capable of cure, 60 days); or

(7)      as to which the master servicer or the special servicer (and, in the case of the special servicer, so long as no Control Termination Event is continuing, with the consent of the Directing Certificateholder) determines that (a) a default (other than as described in clause (5) above) under the Mortgage Loan or related Companion Loan is imminent or reasonably foreseeable, (b) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or related Companion Loan or otherwise materially adversely affect the interests of Certificateholders and the RR Interest Owner (and, with respect to a Whole Loan, the interest of the Certificateholders and the holders of the related Companion Loan as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans, as applicable)), and (c) the default will continue unremedied for the applicable cure period under the terms of the Mortgage Loan or related Companion Loan, or, if no cure period is specified and the default is capable of being cured, for 30 days; provided that such 30-day grace period does not apply to a default that gives rise to immediate acceleration without application of a grace period under the terms of the Mortgage Loan or related Companion Loan; provided that the special servicer will not be permitted to make such judgment at any time that the special servicer is affiliated with the Directing Certificateholder.

Notwithstanding anything to the contrary in the definition of Special Servicing Transfer Event, no event, circumstance or action that has occurred or will occur with respect to a COVID Modified Loan (other than an event described in clauses (3) or (4) of the definition of “Special Servicing Transfer Event”) will constitute a Special Servicing Transfer Event under the Pooling and Servicing Agreement, but only if, and for so long as, the related borrower is in compliance with the terms of the related COVID Modification Agreement.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders and the RR Interest Owner with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) whether through foreclosure, deed-in-lieu of foreclosure or otherwise (upon acquisition, an “REO Property”), the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA, and the special servicer will have no responsibility for the performance by the master servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan), that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”) (A) with respect to the circumstances described in clauses (1) and (2) of the definition of Specially Serviced Loans, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (3), (4), (5) and (7) of the definition of Specially Serviced Loans, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (6) of the definition of Specially Serviced Loans, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than any Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence of a Consultation Termination Event);

●	each Risk Retention Consultation Party (but not with respect to any applicable Excluded Loan);

●

with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or, if such related Serviced Companion Loan has not been included in a securitization transaction, to the holders of the related Serviced Companion Loan;

●	the operating advisor (but only for so long as a Control Termination Event is continuing);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

  A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

  An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●

a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●

(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●

the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●

the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●

an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●

the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days)) is not in the best interest of all the Certificateholders and the RR Interest Owner, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 5-business day or 10-business day period, as applicable, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the RR Interest Owner; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer will follow the Directing Certificateholder’s direction, if such direction is consistent with the Servicing Standard; provided, however, that if the Directing Certificateholder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Certificateholder Asset Status Report Approval Process”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Certificateholder, that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Certificateholder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Certificateholder Asset Status

Report Approval Process following completion of the ASR Consultation Process. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. The special servicer will be required to notify the operating advisor of whether any Asset Status Report delivered to the operating advisor is a Final Asset Status Report, which notification may be satisfied by (i) delivery of an Asset Status Report that is either signed by the Directing Certificateholder or that otherwise includes an indication that such Asset Status Report is deemed approved due to the passage of any required consent or consultation time period or (ii) such other method as reasonably agreed to by the operating advisor and the special servicer.

For so long as a Control Termination Event is not continuing, the special servicer will be required to promptly deliver each Final Asset Status Report to the operating advisor after the completion of the Directing Certificateholder Asset Status Report Approval Process.

While a Control Termination Event is continuing, the operating advisor will be required to provide comments to the special servicer in respect of each Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders and the RR Interest Owner (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action, if any, and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder) in connection with the special servicer’s preparation of any such Asset Status Report. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders and the RR Interest Owner as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders, the RR Interest Owner and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Duties of the Operating Advisor While a Control Termination Event Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of any proposal, objection or comment by the operating advisor or, during the continuance of a Control Termination Event, the Directing Certificateholder, or a recommendation of the operating advisor or, during the continuance of a Control Termination Event, the Directing Certificateholder.

During the continuance of a Control Termination Event but for so long as no Consultation Termination Event is continuing, each of the Directing Certificateholder (other than with respect to an Excluded Loan) and the operating advisor will be entitled to consult on a strictly non-binding basis with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will send the Asset Status Report to the operating advisor and will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the

Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to any Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan under the related Non-Serviced PSA that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “—Servicing of the Non-Serviced Mortgage Loans”.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than any Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed in lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders and the RR Interest Owner, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)  such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders and the RR Interest Owner (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders, the RR Interest Owner and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)  there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders and the RR Interest Owner (and with respect to any Serviced Whole Loan, the holder of the related Serviced Companion Loan), as a collective whole as if such Certificateholders, the RR Interest Owner and, if applicable, the holders of the related Serviced Companion Loans constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer obtains for the trustee, the certificate administrator and the master servicer an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three (3) year period will not result in the imposition of a tax on any Trust REMIC or the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any REO Property, the special servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 859(d) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC at the federal corporate rate (which, currently, is 21%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders and the RR Interest Owner is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders and the RR Interest Owner to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates and the RR Interest Owner. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and the RR Interest Owner and with respect to a Serviced Whole Loan, the holder of the related Serviced Companion Loan, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to the Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit (or provide to the master servicer for it to deposit) all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments thereon and such sale would be in the best economic interests of the Certificateholders and the RR Interest Owner or, in the case of a Serviced Whole Loan, Certificateholders, the RR Interest Owner and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders, the RR Interest Owner and Companion Holder constituted a single lender and (taking into account the pari passu or subordinate nature of any Companion Loans, as applicable)) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders, the RR Interest Owner and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the case of each Non-Serviced Mortgage Loan, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loans, the special servicer will be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing and after consulting on a non-binding basis with the Risk Retention Consultation Parties in accordance with the PSA), such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and the RR Interest Owner and the special servicer will be entitled to a Liquidation Fee to the same extent that the special servicer would be entitled to such Liquidation Fee had such Non-Serviced Mortgage Loan been a Serviced Mortgage Loan. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (the “Par Purchase Price”), the special servicer may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Excluded Loan) the Directing Certificateholder and the Risk Retention Consultation Parties not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 60 days if the related borrower has provided the master servicer or the special servicer with a written and fully executed commitment or otherwise binding application for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to the special servicer (and the party receiving such commitment will promptly forward a copy of such commitment or application to the master servicer or the special servicer, as applicable, if it is not evident that a copy has been delivered to such other party); and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or

(ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) if the offer is less than the applicable Par Purchase Price, at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and if such fees or costs are not reimbursed by such Interested Person within 30 days of demand of payment, such expense will be reimbursable to the trustee by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders, the RR Interest Owner and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (with respect to any Mortgage Loan other than an Excluded Loan, in consultation with the Directing Certificateholder (unless a Consultation Termination Event exists), the Risk Retention Consultation Parties (other than with respect to any applicable Excluded Loan) (which consultation will be on a non-binding basis) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and the RR Interest Owner and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders, the RR Interest Owner and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in accordance with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders, the RR Interest Owner and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders, the RR Interest Owner and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person” as of any Determination Date, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any Risk Retention Consultation Party, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer, any holder of a related mezzanine loan, or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative or any known affiliate of any such party described above.

With respect to each Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the written consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Pari Passu Companion Loan(s) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the operating advisor will exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced AB Whole Loan”.

In addition, with respect to a Servicing Shift Mortgage Loan, if a Servicing Shift Mortgage Loan becomes a Defaulted Loan, the special servicer (or, on or after the applicable Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA) will be required to sell such Mortgage Loan together with the related Companion Loans as notes evidencing one whole loan, in accordance with the provisions of the related Intercreditor Agreement and the PSA or the related Servicing Shift PSA, as the case may be.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued thereon and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders and the RR Interest Owner, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of the related Companion Loans under the related Intercreditor Agreements as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans other than any Excluded Loan or Servicing Shift Mortgage Loan and (2) the special servicer, with respect to non-Specially Serviced Loans (other than any Excluded Loan or Servicing Shift Mortgage Loan), as to all the Major Decisions for all Mortgage Loans that are not Specially Serviced Loans (other than any Excluded Loan), will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. With respect to any matter for which the consent of the Directing Certificateholder is required or for which the Directing Certificateholder has the right to direct the special servicer, to the extent no specific time period for deemed consent is expressly stated, in the event no response from the Directing Certificateholder is received within 10 business days (or 5 business days if the Directing Certificateholder is an affiliate of the special servicer) following written request for input and all reasonably requested information on any required consent or direction, the Directing Certificateholder will be deemed to have consented to or approved the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not affect any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Mortgage Loan other than an Excluded Loan, upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

The “Directing Certificateholder” will be:

(A) with respect to each Serviced Mortgage Loan (other than any Servicing Shift Mortgage Loan), the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that

(1)      absent that selection, or

(2)      until a Directing Certificateholder is so selected, or

(3)      upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that (i) in the case of this clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Directing Certificateholder; and

(B) with respect to any Servicing Shift Mortgage Loan, the related Loan-Specific Directing Holder.

The initial Directing Certificateholder is expected to be Eightfold Real Estate Capital Fund V, L.P. (or an affiliate).

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any date of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided that if at any time the Certificate Balances of the certificates (other than the Control Eligible Certificates and the Class RR certificates) have been reduced to zero as a result of the allocation of principal payments on the mortgage loans, then the Controlling Class will be the most subordinate class among the Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class NR certificates.

The “Control Eligible Certificates” will be any of the Class G and Class NR certificates.

The “Loan-Specific Directing Holder” with respect to any Servicing Shift Whole Loan, prior to the applicable Servicing Shift Securitization Date, the holder of the related Control Note. On or after the applicable Servicing Shift Securitization Date, there will be no Loan-Specific Directing Holder under the PSA with respect to the related Servicing Shift Whole Loan.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred, the Directing Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the trust. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Certificateholder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

Major Decisions

Except as otherwise described under “—Control Termination Event and Consultation Termination Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, the special servicer will not be permitted to take (or to the extent contemplated in the fourth succeeding paragraph, consent to the master servicer taking) any of the following actions as to which the Directing Certificateholder has objected in writing within 10 business days (or thirty (30) days with respect to clause (viii) of the definition of “Major Decision” below) after receipt of a written report by the special servicer describing in reasonable detail (i) the background and circumstances requiring action of the special servicer, (ii) proposed course of action recommended and (iii) all information reasonably requested by the Directing Certificateholder, and in the special servicer’s possession in order to grant or withhold such consent, which report may (in sole discretion of the special servicer) take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the special servicer within such 10 business day (or 30-day) period, the Directing Certificateholder will be deemed to have approved such action).

Each of the following, a “Major Decision”:

(i)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loans as come into and continue in default;

(ii)       any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments, acceptance of discounted payoffs, COVID Modifications and, other than with respect to non-Specially Serviced Loans, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan other than in connection with a maturity default if a refinancing or sale is expected within 120 days as provided in clause (xiii) of the definition of Master Servicer Decision;

(iii)      any sale of a Defaulted Loan (that is not a Non-Serviced Mortgage Loan) or REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) or a Defaulted Loan that is a Non-Serviced Mortgage Loan that the special servicer is permitted to sell in accordance with the PSA, in each case for less than the applicable Par Purchase Price;

(iv)      any determination to bring a Mortgaged Property or an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property or an REO Property;

(v)       any release of material collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan documents and there is no material lender discretion;

(vi)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as may be effected without the consent of the lender under the related loan agreement as described under clause (xiv) of the definition of “Master Servicer Decision”;

(vii)      consent to actions and releases related to condemnation of any material parcels of a Mortgaged Property or of any material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related mortgagor to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due;

(viii)     any determination of an Acceptable Insurance Default;

(ix)      (1) any property management company changes with respect to a Mortgage Loan or Serviced Whole Loan (A)(x) with a principal balance greater than $25,000,000 or (y) for which the debt service coverage ratio and debt yield (in each case calculated based on the trailing 12 month financial statements for the related quarterly reporting period) for such Mortgage Loan (or Whole Loan, if applicable) is less than the greater of (X) the debt service coverage ratio and debt yield for such Mortgage Loan as of the origination date of such Mortgage Loan and (Y) if the DSCR/DY Trigger has occurred, the debt service coverage ratio and debt yield for such Mortgage Loan as of the most recent quarterly reporting period calculated based on the trailing 12 month financial statements for such quarterly reporting period; provided that if the related borrower is delinquent in providing any financial statements, then the test provided for in this clause (y) will be deemed to have failed and related property management company changes will be deemed to be a “Major Decision” until such financial statements are provided; or (B) where the property management company will be an affiliate of the related borrower following such change or (2) franchise changes (with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, in each case, for which the lender is required to consent or approve under the Mortgage Loan documents);

(x)       any requests for the funding or disbursement of amounts from any escrow accounts, reserve funds or letters of credit held as “performance”, “earn-out”, “holdback” or similar escrows or reserves, including the funding or disbursement of any such amounts with respect to any Mortgage Loan, but excluding, as to any Mortgage Loan that is not a Specially Serviced Loan, any Routine Disbursements; provided, however, that in the case of any Mortgage Loan whose escrows, reserves, holdbacks and related letters of credit exceed, in the aggregate, at the related origination date, 10% of the initial principal balance of such Mortgage Loan (which Mortgage Loans will be identified on a schedule to the PSA), no such funding or disbursement of such escrows, reserves, holdbacks or letters of credit will be deemed to constitute a Routine Disbursement, and will instead constitute Major Decisions, except for the routine funding of tax payments and insurance premiums when due and payable (provided that the Mortgage Loan is not a Specially Serviced Loan);

(xi)      any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xii)     any exercise of a material remedy with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or a Serviced Whole Loan following a default or event of default under the related Mortgage Loan or Serviced Whole Loan documents;

(xiii)     any modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement, co-lender or similar agreement or any action to enforce rights with respect to the Mortgage Loan thereunder (other than with respect to any Excluded Loan and other than with respect to an amendment splitting any Pari Passu Companion Loan or any Subordinate Companion Loan), to the extent the Directing Certificateholder or the holder of the majority of the Controlling Class or any affiliate thereof does not own any controlling interest (whether legally, beneficially or otherwise) in the related mezzanine loan, except that if any such modification or amendment would adversely impact the master servicer or special servicer, such modification or amendment will additionally require the consent of the master servicer or special servicer, as applicable, as a condition to its effectiveness;

(xiv)     agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents such that defeasance collateral other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(xv)      approve or consent to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan;

(xvi)     determining whether to cure any default by a borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease and grant approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities that involve a ground lease and any leasing activities that affect an area greater than the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property);

(xvii)    any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower, to the extent the mortgagee’s approval is required under the related Mortgage Loan documents;

(xviii)    approving annual operating budgets for the related Mortgaged Property with respect to a Mortgage Loan with a debt service coverage ratio below 1.40x (to the extent lender approval is required under the Mortgage Loan documents) that provide for (i) operating expenses equal to more than 110% of the amount that was budgeted therefor in the prior year or (ii) payments to persons or entities known by the master servicer to be affiliates of the related mortgagor (excluding affiliated managers paid at fee rates agreed to at the origination of the related Mortgage Loan or Whole Loan); and

(xix)    approving waivers regarding the receipt of financial statements other than as provided in clause (ii) of the definition of “Master Servicer Decisions”;

(xx)     the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of a borrower;

(xxi)     any proposed modification or waiver of any material provision in the related Mortgage Loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower; and

(xxii)    any approval of any casualty insurance settlements or condemnation settlements, and any determination to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property, in each case, to the extent the lender has discretion under the related Mortgage Loan documents.

A “DSCR/DY Trigger” will have occurred for purposes of determining the existence of a Major Decision or Master Servicer Decision in connection with the approval of a change to the property management company at a Mortgaged Property (A) with respect to the debt service coverage ratio for such Mortgaged Property, if the most recent debt service coverage ratio for the related Mortgaged Property has decreased more than 10% from the debt service coverage ratio calculated 12 months prior to date on which the most recent debt service coverage ratio was determined and (B) with respect to the debt yield for such Mortgaged Property, if the most recent debt yield for the related Mortgaged Property has decreased more than 10% from the debt yield calculated 12 months prior to date on which the most recent debt yield was determined.

Subject to the terms and conditions of this section, the special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to all Mortgage Loans (other than any Non-Serviced Mortgage Loans) and Serviced Companion Loans. Further, upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. With respect to a particular request, the master servicer will continue to reasonably cooperate with the special servicer by delivering to the special servicer any requested additional information in the master servicer’s possession and, to the extent mutually agreed by the master servicer and the special servicer, any reasonably requested analysis relating to such Major Decision. However, the special servicer will continue to interface with the borrower in connection with the processing and resolution of any particular Major Decision. Notwithstanding the foregoing, the master servicer and special servicer may mutually agree, to the extent permitted under the PSA, that the master servicer will process a Major Decision (including interfacing with the borrower and providing a written recommendation and analysis to the special servicer and the Directing Certificateholder) with respect to a Mortgage Loan that is not a Specially Serviced Loan in accordance with terms and conditions reasonably agreed to by the master servicer and special servicer, including the special servicer’s consent and the Directing Certificateholder’s consent.

In addition, (i) for so long as no Consultation Termination Event is continuing, with respect to any Specially Serviced Loan (other than any applicable Excluded Loan), and (ii) during the continuance of a Consultation Termination Event, with respect to any Serviced Mortgage Loan (other than any applicable Excluded Loan), upon request of a Risk Retention Consultation Party, the special servicer will also be required to consult with such Risk Retention Consultation Party in connection with any Major Decision that it is processing (and such other matters that are subject to consultation rights of such Risk Retention Consultation Party pursuant to the PSA) and to consider alternative actions recommended by such Risk Retention Consultation Party in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from a Risk Retention Consultation Party within 10 days following the later of (i) the special servicer’s written request for input on any requested consultation and (ii) delivery of all such additional information reasonably requested by such Risk Retention Consultation Party related to the subject matter of such consultation, the special servicer will not be obligated to consult with such Risk Retention Consultation Party on the specific matter; provided, however, that the failure of such Risk Retention Consultation Party to respond will not relieve the special servicer from using reasonable efforts to consult with such Risk Retention Consultation Party on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan.

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

With respect to any Mortgage Loan other than an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event and Consultation Termination Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the master servicer or the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days (or, if the Directing Certificateholder and the special servicer are affiliates, 5 business days) following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer.

In addition, if a Control Termination Event is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation (which request is required to include the related Major Decision Reporting Package) and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan, the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions that it is processing or for which it must give its consent and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when the Class G certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class; provided that prior to the applicable Servicing Shift Securitization Date, no Consultation Termination Event may occur with respect to a Loan-Specific Directing Holder and the term “Consultation Termination Event” will not be applicable to such Loan-Specific Directing Holder; provided, further, that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of the certificates (other than the Control Eligible Certificates and the Class RR certificates) have been reduced to zero. With respect to Excluded Loans related to the Directing Certificateholder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will occur when there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; provided that prior to the applicable Servicing Shift Securitization Date, no Consultation Termination Event may occur with respect to the Loan-Specific Directing Holder, and the term “Consultation Termination Event” will not be applicable to the Loan-Specific Directing Holder; provided, further, that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of the certificates (other than the Control Eligible Certificates and the Class RR certificates) have been reduced to zero. With respect to any Excluded Loan, the Directing Certificateholder or any Controlling Class Certificateholder will not have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event will be deemed to have occurred and be continuing and a Consultation Termination Event will be deemed to have occurred, in each case, with respect to an Excluded Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any (i) matter requiring consent of the Directing Certificateholder or (ii) any matter requiring consultation with the Directing Certificateholder, any Risk Retention Consultation Party or the operating advisor is necessary to protect the interests of the Certificateholders and the RR Interest Owner (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders, the RR Interest Owner and the holders of any related Serviced Companion Loan), as a collective whole (taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s or the holder of the Subordinate Companion Loan’s response (or without waiting to consult with the Directing Certificateholder, any Risk Retention Consultation Party, any Companion Holder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder, a Risk Retention Consultation Party or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders and the RR Interest Owner.

Rights of Holders of Companion Loans

With respect to any Non-Serviced Whole Loans, the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced Directing Certificateholder. The issuing entity, as the holder of the Non-Serviced Mortgage Loans and any Servicing Shift Mortgage Loan, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans, as applicable, and, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of any Non-Serviced Whole Loan that has become a defaulted loan under the related Non-Serviced PSA. See also “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

With respect to a Serviced Pari Passu Mortgage Loan that is subject to a Pari Passu Companion Loan, the holder of the Pari Passu Companion Loan has consultation rights with respect to certain major decisions and consent rights in connection with the sale of such Serviced Whole Loan if it has become a Defaulted Loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders and the RR Interest Owner for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder or the RR Interest Owner will acknowledge and agree, by its acceptance of its certificates or RR Interest, that the Directing Certificateholder:

(a)  may have special relationships and interests that conflict with those of holders of one or more classes of certificates or the RR Interest;

(b)  may act solely in the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Holders);

(c)  does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)  may take actions that favor the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Holders) over the interests of the holders of one or more other classes of certificates or RR Interest; and

(e)  will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder or RR Interest Owner may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

Each Certificateholder and RR Interest Owner will acknowledge and agree, by its acceptance of its certificates or RR Interest, that the holders of any Non-Serviced Mortgage Loan or Servicing Shift Mortgage Loan or their respective designees (e.g. the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder, the RR Interest, the RR Interest Owner or any third party. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. Potential investors should be aware that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder and the RR Interest Owner. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended, or a “broker” or “dealer” within the meaning of the Securities Exchange Act of 1934, as amended. See “Risk

Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to the Non-Serviced Whole Loans (each of which will be serviced pursuant to a Non-Serviced PSA) or any related REO Properties. However, Pentalpha Surveillance LLC is also expected to be the operating advisor under the SOHO 2021-SOHO TSA with respect to the One SoHo Square Whole Loan, and in this capacity, will have certain obligations and consultation rights with respect to the related Non-Serviced Special Servicer pursuant to the applicable Non-Serviced PSA that are substantially similar to those of the operating advisor under the PSA. See “—Servicing of the Non-Serviced Mortgage Loans” below.

Furthermore, the operating advisor will have no obligation or responsibility at any time to review or assess the actions of the master servicer for compliance with the Servicing Standard. Except with respect to a waiver of the Operating Advisor Consulting Fee by the master servicer, the operating advisor will have no obligation or responsibility at any time to consult with the master servicer.

Duties of the Operating Advisor While No Control Termination Event is Continuing

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Serviced Whole Loan, unless a Control Termination Event is continuing, the operating advisor’s obligations will be limited to the following and generally will not involve an assessment of specific actions of the special servicer:

(a)  promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA

(b)  promptly reviewing each Final Asset Status Report; and

(c)  reviewing any Appraisal Reduction Amount and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); provided, however, that the operating advisor may not opine on, or otherwise call into question, such Appraisal Reduction Amount calculations and/or net present value calculations (except that if the operating advisor discovers a material mathematical error contained in such calculations, then the operating advisor will be required to notify the special servicer and the Directing Certificateholder of such error).

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with the special servicer.

Duties of the Operating Advisor While a Control Termination Event is Continuing

With respect to each Serviced Mortgage Loan and Serviced Whole Loan, while a Control Termination Event is continuing, the operating advisor’s obligations will consist of the following:

(a)  the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—The Directing Certificateholder—Asset Status Report” above;

(b)  the operating advisor will be required to consult (on a non-binding basis) with the master servicer or the special servicer, as applicable, in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Certificateholder—Control Termination Event and Consultation Termination Event”;

(c)  the operating advisor will be required to prepare an annual report (if any Serviced Mortgage Loan and any related Serviced Companion Loan was a Specially Serviced Loan during the prior calendar year) generally in the form attached as Annex C to be provided to the depositor, the certificate administrator (and made available through the certificate administrator’s website) and the

17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”; and

(d)  the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Appraisal Reduction Amount or (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by the special servicer.

In connection with the performance of the duties described in clause (d) above:

(i)        after the calculation but prior to the utilization by the special servicer, the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information and, in the case of the Appraisal Reduction Amount, only to the extent the master servicer has provided such information to the special servicer) to the operating advisor;

(ii)       if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation in any material respect, the operating advisor and the special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)      if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and the RR Interest Owner and, with respect to any Serviced Whole Loan for the benefit of the holders of any related Companion Loan (as a collective whole as if such Certificateholders, the RR Interest Owner and Companion Holders constituted a single lender, taking into account the pari passu nature of any related Pari Passu Companion Loan and the subordinate nature of any related Subordinate Companion Loan), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, property managers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, any Risk Retention Consultation Party, any Certificateholder, the RR Interest Owner or any of their respective affiliates.

Annual Report

For so long as a Control Termination Event is continuing, based on the operating advisor’s review of any Assessment of Compliance, any Attestation Report, any Major Decision Reporting Package and/or Asset Status Report, any Final Asset Status Report and other reports delivered to the operating advisor by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, the operating advisor will (if, at any time during the prior calendar year any Mortgage Loan (other than a Non-Serviced Mortgage Loan) was a Specially Serviced Loan during the prior calendar year) prepare an annual report substantially in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the depositor, the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders and the RR Interest Owner (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 and setting forth its assessment of the special servicer’s performance of its duties under the PSA during the prior calendar year on an “trust-level basis” with respect to the resolution and liquidation of Specially Serviced Loans that the special servicer is responsible for servicing under the PSA); provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report.

Only as used in connection with the Operating Advisor Annual Report, the term “trust-level basis” refers to the special servicer’s performance of its duties as they relate to the resolution and/or liquidation of Specially Serviced Loans taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance, Attestation Report, Major Decision Reporting Package, Asset Status Report (after a Control Termination Event), Final Asset Status Report and other information, in each case, delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA. Notwithstanding the foregoing, no annual report will be required from the operating advisor with respect to the special servicer, if during the prior calendar year, no Final Asset Status Report was prepared by the special servicer in connection with a Specially Serviced Loan or REO Property.

The special servicer must be given an opportunity to review any Operating Advisor Annual Report at least 5 business days prior to such Operating Advisor Annual Report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such Operating Advisor Annual Report that are provided by the special servicer. In each Operating Advisor Annual Report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to the Non-Serviced Mortgage Loan) based on the limited review required in the PSA. Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information. In preparing the operating advisor annual report, the operating advisor (i) will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in accordance with the Operating Advisor Standard, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Recommendation of the Replacement of the Special Servicer

For so long as a Control Termination Event is continuing, if the operating advisor determines that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an entity:

(i)       that is a special servicer or operating advisor on a CMBS transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the operating advisor in its capacity as special servicer or operating advisor on such CMBS transaction as the sole or a material factor in such rating action;

(ii)       that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)      that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, a Risk Retention Consultation Party or a depositor, a trustee, a certificate administrator, a master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)      that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)       that (x) has been regularly engaged in the business of analyzing and advising clients in CMBS matters and that has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)       that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer, the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report or Final Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder or any Risk Retention Consultation Party, on the one hand, and the special servicer, on the other hand, related to any Specially Serviced Loan (other than with respect to an Excluded Loan) or the exercise of the Directing Certificateholder’s consent or consultation rights or the Risk Retention Consultation Party’s consultation rights under the PSA, (ii) any strategically sensitive information (including, without limitation, any information contained within any Asset Status Report or Final Asset Status Report) that the special servicer has labeled and reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The operating advisor will be required to keep all such labeled Privileged Information confidential and will not be permitted to disclose such Privileged Information to any person (including Certificateholders other than the Directing Certificateholder and the RR Interest Owner), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, arbitration parties, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is (in the case of the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator and the trustee, based on advice of legal counsel), required by law, rule, regulation, order, judgment or decree to disclose such information.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA. However, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)  any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)  any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c)  any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(d)  a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, will have been entered against the operating advisor, and such decree or order will have remained in force undischarged or unstayed for a period of 60 days;

(e)  the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)   the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders and the RR Interest Owner electronically by posting such notice on its internet website.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will be required to, promptly terminate the operating advisor for cause, and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan and only for so long as no Consultation Termination Event has occurred), any Companion Loan noteholder, the Certificateholders, any Risk Retention Consultation Party and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event will be permitted to waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied.

Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, each of the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders and the RR Interest Owner of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of a majority of the Voting Rights (taking into account the application of Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

Resignation of the Operating Advisor

The operating advisor will be permitted to resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer, the Risk Retention Consultation Parties and the Directing Certificateholder, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger.

On or prior to each Distribution Date, based on either the CREFC® delinquent loan status report or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide written notice to the asset representations reviewer and to all Certificateholders and the RR Interest Owner in accordance with the terms of the PSA. On each Distribution Date after providing such notice to Certificateholders and the RR Interest Owner, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver written notice of such information (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. With respect to any determination of whether to commence an Asset Review, an “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to prior pools of commercial mortgage loans for which JPMCB (or its predecessors) was a sponsor in a public offering of CMBS with a securitization closing date on or after July 1, 2012, the highest percentage of loans (by outstanding principal balance) that were delinquent at least 60 days at the end of any reporting period between January 1, 2016 and June 30, 2021 was approximately 28.7%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the four (4) largest Mortgage Loans in the Mortgage Pool represent 21.5% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the four (4) largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the Asset Review Trigger.

CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period. For the avoidance of doubt, a delinquency that would have existed but for a COVID Modification will not constitute a delinquency for so long as the related borrower is complying with the terms of such COVID Modification.

Asset Review Vote.

If Certificateholders evidencing not less than 5% of the aggregate Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review of Certificateholders evidencing at least a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Risk Retention Consultation Parties, the RR Interest Owner, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials.

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for all Mortgage Loans), the master servicer (with respect to clauses (vi) and (vii) for non-Specially Serviced Loans) and the special servicer (with respect to clauses (vi) and (vii) for Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vii)) after receipt of such notice from the certificate administrator, provide or make available, the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)        a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)       a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)      a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)      a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)       a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review;

(vi)      a copy of any notice previously delivered by the master servicer or the special servicer, as applicable, of any alleged defect or breach with respect to any Delinquent Loan; and

(vii)     any other related documents that are reasonably requested by the asset representations reviewer to be delivered by the master servicer or the special servicer, as applicable, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that the Review Materials provided to it with respect to any Mortgage Loan are missing any document delivered in connection with the origination of the related Mortgage Loan that are necessary to review and assess one or more documents comprising the Diligence File in connection with its completion of any Test, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request that the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10-business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

In addition, with respect to any Delinquent Loan, that is a Non-Serviced Mortgage Loan, to the extent any documents required by the asset representations reviewer to complete a Test are missing or have not been received from the related mortgage loan seller, the asset representations reviewer will request such document(s) from the related Non-Serviced Master Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Master Servicer) or the related Non-Serviced Special Servicer (if such Non-Serviced Mortgage Loan is being serviced by a Non-Serviced Special Servicer).

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the related mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder or RR Interest Owner will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer will be required to prepare a preliminary report with respect to each Delinquent Loan within 40 business days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator unless the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan, in which case no preliminary report will be required. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) to the extent in the master servicer’s or the special servicer’s possession or by the related mortgage loan seller within 10 business days following the request by the asset representations reviewer as described above, the asset representations reviewer will list such missing documents in such preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support the mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the related mortgage loan seller for each Delinquent Loan, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, the certificate administrator and the master servicer. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller, which, in each such case, will be the responsibility of the master servicer or the special servicer, as applicable. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an entity that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, LLC, Moody’s Investors Service, Inc. or S&P Global Ratings and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Inc., Fitch Ratings, Inc., Kroll Bond Rating Agency, LLC, Moody’s Investors Service, Inc. or S&P Global Ratings has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any mortgage loan seller, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder, any Risk Retention Consultation Party or any of their respective affiliates, (iv) has neither performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA, any Risk Retention Consultation Party or the Directing Certificateholder or any of their respective affiliates, nor been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, the RR Interest, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders or the RR Interest Owner), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates or the RR Interest; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which each of the Asset Representations Reviewer Fee and the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)           any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights;

(ii)          any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)         any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)         a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)          the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)         the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders and the RR Interest Owner electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders, the RR Interest Owner and the asset representations reviewer. Upon the written direction of holders of Principal Balance Certificates and the Class RR certificates evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA and each Rating Agency. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Limitation on Liability of the Risk Retention Consultation Parties

The Risk Retention Consultation Parties in their capacity as Risk Retention Consultation Parties will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that a Risk Retention Consultation Party:

(1)  may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(2)  may act solely in the interests of the applicable VRR Interest Owner;

(3)  does not have any liability or duties to the holders of any class of certificates;

(4) may take actions that favor the interests of the holders of one or more classes (including the Class RR Certificates) or the RR Interest over the interests of the holders of one or more other classes of certificates; and

(5) will have no liability whatsoever for having so acted as set forth in (1) – (4) above, and no Certificateholder may take any action whatsoever against a Risk Retention Consultation Party or any director, officer, employee, agent or principal of a Risk Retention Consultation Party for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the recommendation of a Risk Retention Consultation Party, which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time, with or without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates and/or the Class RR certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such certificates) of the Principal Balance Certificates and/or Class RR certificates on an aggregate basis requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates and/or Class RR certificates evidencing at least 50% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder or RR Interest Owner may access such notices via the certificate administrator’s website and that each Certificateholder or RR Interest Owner may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates and the Class RR certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan, the Directing Certificateholder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and applicable certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party (including, without limitation, as a result of the related Mortgaged Property becoming an REO Property) with respect to an Excluded Special Servicer Loan, (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan; provided, however, that the related Excluded Special Servicer will not be required to resign if the Directing Certificateholder determines that such Excluded Special Servicer may continue to serve as special servicer for the applicable Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer (and, if appointed by the Directing Certificateholder or with the approval of the requisite vote of certificateholders following the operating advisor’s recommendation to replace the special servicer as described in “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote” below, is not the originally replaced special servicer or its affiliate), (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders and the RR Interest Owner, (vi) is currently acting as a special servicer in a commercial mortgage-backed securities transaction rated by Moody’s on a transaction-level basis (as to which commercial mortgage-backed securities transaction there are outstanding a commercial mortgage-backed securities rated by Moody’s), and has not been publicly cited by Moody’s as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a rating downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination, (vii) currently has a special servicer rating of at least “CSS3” from Fitch, and (viii) is not a special servicer that has been publicly cited by KBRA as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If, during the continuance of a Control Termination Event, the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interest of the Certificateholders and the RR Interest Owner as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder and the RR Interest Owner of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholders and the RR Interest Owner of such Qualified Replacement Special Servicer will not preclude the Directing Certificateholder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates and the Class RR certificates evidencing at least a majority of a quorum of certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates and the Class RR certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not affiliated with each other). In the event the holders of Principal Balance Certificates and the Class RR Certificates evidencing at least a majority of a quorum of certificateholders elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time, and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the holders of Certificates evidencing at least a majority of a quorum of Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the Class RR certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of a special servicer will be effective until the issuing entity and each related Companion Loan securitization has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder appointed under the related Non-Serviced PSA (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of Master Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a) (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the related Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)  any failure by the special servicer to deposit into the REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)  any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s, as applicable, obligations regarding Exchange Act reporting required under the PSA and compliance with Regulation AB, (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer or the special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)  any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Companion Loan or the RR Interest Owner and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or the special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e) certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)  either Moody’s or KBRA (or, in the case of serviced companion loan securities, any companion loan rating agency) (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or one or more classes of serviced companion loan securities, or (ii) has placed one or more classes of certificates or one or more classes of serviced companion loan securities on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) and (ii), such action has not been withdrawn by Moody’s or KBRA (or, in the case of serviced companion loan securities, any companion loan rating agency) within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such rating action; or

(g) the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of (i) Certificateholders entitled to 25% of the Voting Rights or (ii) for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan) the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be; provided, however, that rights in respect of indemnification, entitlement to be paid any outstanding servicing or special servicing compensation and entitlement to reimbursement of amounts due will survive such termination under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to 25% of the Voting Rights, or, for so long as a Control Termination Event has not occurred and is not continuing and other than in respect of an Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, for so long as a Control Termination Event has not occurred and is not continuing and other than with respect to an Excluded Loan, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section described above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Pari Passu Mortgage Loan. The appointment (or replacement) of a special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency. A replacement special servicer will be selected by the trustee or, prior to a Control Termination Event, by the Directing Certificateholder; provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section described above, if a servicer termination event on the part of a Non-Serviced Special Servicer remains unremedied and affects the holder of the related Non-Serviced Mortgage Loan, and such Non-Serviced Special Servicer has not otherwise been terminated, the trustee (or, prior to a Control Termination Event, the trustee acting at the direction of the Directing Certificateholder) will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Special Servicer solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clauses (f), (g) or (h) under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of a master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Companion Loan, the related holder of a Serviced Companion Loan or the rating on any class of certificates backed, wholly or partially, by any Serviced Companion Loan, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Companion Loan or the holders of any certificates backed, wholly or partially, by such Serviced Companion Loan, but upon the written direction of the related holder of such Serviced Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66 2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b), (f), (g) or (h) of the definition of “Servicer Termination Event” may be waived only by all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, each of the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer and the Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Master Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan or the RR Interest Owner, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA, the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms of the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), certificate administrator, asset representations reviewer or trustee under any Non-Serviced PSA with respect to a Non-Serviced Companion Loan, any partner, director, officer, shareholder, member, manager, employee or agent of any of them and the applicable Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property (or with respect to the operating advisor and/or asset representations reviewer, incurred in connection with the provision of services for such Non-Serviced Mortgage Loan) under the related Non-Serviced PSA or the PSA (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the related Non-Serviced PSA).

In addition, the PSA will provide that none of the depositor, the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the operating advisor or the asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action (whether in equity or at law), proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders and the RR Interest Owner (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders, the RR Interest Owner and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the pari passu nature of any Pari Passu Companion Loans and the subordinate nature of any Subordinate Companion Loans) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan, Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses and any costs associated with enforcement of its indemnity) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to its enforcement of its indemnification under the PSA or relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

For the avoidance of doubt, with respect to any indemnification provisions in the PSA providing that the issuing entity or a party to the PSA is required to indemnify another party to the PSA for costs, fees and expenses, such costs, fees and expenses are intended to include costs (including, but not limited to, reasonable attorney’s fees and expenses) of the enforcement of such indemnity. The rights and protections afforded to the certificate administrator as set forth above and under the PSA will also apply to the custodian.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer or the special servicer, as applicable, which will in turn be required to promptly forward it to the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) will be required to determine whether at that time, based on the Servicing Standard, there exists a Material Defect with respect to such Mortgage Loan. If the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer. The master servicer or the special servicer, as applicable, will then be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner (in either case, other than a holder of the Class RR certificates) to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer, and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) obtains knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, either a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”) and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to a PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to a PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller has made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Directing Certificateholder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer indicating the master servicer’s analysis and recommended course of action with respect to such PSA Party Repurchase Request. The master servicer will also be required to deliver to the special servicer the servicing file and all information, documents and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file and other material, the special servicer will become the Enforcing Servicer with respect to such PSA Party Repurchase Request.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, at the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator. The certificate administrator will be required to make the Proposed Course of Action Notice available to all other Certificateholders and Certificate Owners and the RR Interest Owner by posting such notice on the certificate administrator’s website indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no

Consultation Termination Event has occurred) the Directing Certificateholder regarding any Proposed Course of Action.

The Proposed Course of Action Notice will be required to include:

(a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days after the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration,

(b) a statement that if any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, in accordance with the procedures described below relating to the delivery of Preliminary Dispute Resolution Election Notices and Final Dispute Resolution Notices,

(c) a statement that the responding Certificateholders will be required to certify their holdings in connection with such response,

(d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and

(e) instructions for the responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator.

Within three (3) business days after the expiration of the 30-day response period, the certificate administrator will be required to tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders.

If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation (including nonbinding arbitration) or arbitration. In the event that (a) the Enforcing Servicer’s initial Proposed Course of Action indicated a recommendation to undertake mediation (including nonbinding arbitration) or arbitration, (b) any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice and (c) the Enforcing Servicer also received responses from other

Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such additional responses from other Certificateholders or Certificate Owners will also be considered Preliminary Dispute Resolution Election Notices supporting such proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (other than the Class RR certificateholder) (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder, Certificate Owner or RR Interest Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there are more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and the related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party or that should have been known to such party with the exercise of reasonable diligence at the time when the Proposed Course of Action Notice is posted on the certificate administrator’s website and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders and the RR Interest Owner to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller. For the avoidance of doubt, none of the depositor, the mortgage loan seller with respect to the subject mortgage loan or any of their respective affiliates will be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder, to act as a Certificateholder for purposes of delivering any Preliminary Dispute Resolution Notice or Final Dispute Resolution Notice or otherwise to vote Certificates owned by it or such affiliate(s) with respect to a course of action proposed or undertaken pursuant to the procedures described under this “—Dispute Resolution Provisions” heading.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller within 30 days of written notice of the Enforcing Party’s selection of mediation or arbitration, as the case may be. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney and have at least 15 years of experience in commercial litigation and either commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For the avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration will be reimbursable as trust fund expenses.

Servicing of the Servicing Shift Mortgage Loans

The servicing of each Servicing Shift Mortgage Loan is expected to be governed by the PSA only temporarily, until the applicable Servicing Shift Securitization Date. From and after the applicable Servicing Shift Securitization Date, each Servicing Shift Whole Loan will be serviced by the master servicer and special servicer under the related Servicing Shift PSA pursuant to the terms of such Servicing Shift PSA. Although the related Intercreditor Agreement imposes some requirements regarding the terms of the Servicing Shift PSA (and it is expected that such Servicing Shift PSA will contain servicing provisions similar to, but not identical with, the provisions of the PSA), the securitization related to such Servicing Shift PSA has not been determined, and accordingly, the servicing terms of such Servicing Shift PSA is unknown. See “Risk Factors—The Servicing of the Servicing Shift Whole Loans Will Shift to Other Servicers”, “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans”.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

General

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA (other than the SOHO 2021-SOHO TSA, which differ as described under “—Servicing of the One SoHo Square Mortgage Loan” below) will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●

Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●

Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The issuing entity, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the Benchmark 2021-B28 mortgage pool, if necessary).

●

Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA.

●

The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●

Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicers or special servicers under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicers and special servicers for this transaction.

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The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the applicable special servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicers under the PSA.

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The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicers and special servicers, as applicable.

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Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

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The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Certificateholder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Decisions under the PSA.

●

The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

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Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the applicable special servicer under the PSA in respect of Serviced Mortgage Loans.

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The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the applicable master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.

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The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

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While the special servicers under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

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The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The issuing entity, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the Benchmark 2021-B28 mortgage pool, if necessary).

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The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).

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With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

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Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

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With respect to each Non-Serviced Mortgage Loan as to which the related Non-Serviced Securitization Trust does not involve the issuance of “eligible vertical interests” (as defined in Regulation RR), the related Non-Serviced PSA does not provide for any “risk retention consultation party”.

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Under the Non-Serviced PSAs related to the One SoHo Square Whole Loan, there is no asset representations reviewer and there is no certificateholder-directed dispute resolution procedures similar to those described under “—Dispute Resolution Provisions” above with respect to the Companion Loan(s).

●

The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the applicable master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of Certain Non-Serviced AB Mortgage Loans

Servicing of the One SoHo Square Mortgage Loan

The One SoHo Square Mortgage Loan is being serviced pursuant to the SOHO 2021-SOHO TSA. The servicing terms of the SOHO 2021-SOHO TSA are similar to the servicing terms of the PSA applicable to the Serviced Whole Loans; however, the servicing arrangements under such agreements will differ in certain respects, including as set forth above under “—General” and the following:

●	The related Non-Serviced Master Servicer under the SOHO 2021-SOHO TSA will earn a servicing fee with respect to the One SoHo Square Mortgage Loan equal to 0.00625% per annum.

●

Upon the One SoHo Square Mortgage Loan becoming a specially serviced loan under the SOHO 2021-SOHO TSA, the related Non-Serviced Special Servicer under the SOHO 2021-SOHO TSA will earn a special servicing fee payable monthly with respect to the Mortgage Loan accruing at a rate equal to 0.2500% per annum.

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The related Non-Serviced Special Servicer under the SOHO 2021-SOHO TSA will be entitled to a workout fee determined, with respect to each applicable principal and interest collection, at a workout fee rate equal to 0.5000%.

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The related Non-Serviced Special Servicer under the SOHO 2021-SOHO TSA will be entitled to a liquidation fee determined, with respect to the applicable liquidation proceeds, at a liquidation fee rate equal to 0.5000%.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loan—The One SoHo Square Whole Loan”.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has, promptly request the related Rating Agency Confirmation again. The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the applicable replacement master servicer or special servicer has been appointed and currently serves as the master servicer or special servicer, as applicable, on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns with respect to such replacement as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) KBRA has not publicly cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the master servicer or special servicer prior to the time of determination, if KBRA is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean Moody’s Investor Service, Inc. (“Moody’s”), Fitch Ratings, Inc. (“Fitch”) and Kroll Bond Rating Agency, LLC (“KBRA”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder or RR Interest Owner consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the

17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it), the custodian, the certificate administrator, the operating advisor and each additional servicer, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance Report”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●

the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●

a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance Report will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loans, each of the related Non-Serviced Master Servicer, the related Non-Serviced Special Servicer, the related Non-Serviced Trustee and the related Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset-Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders and the RR Interest Owner to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder or RR Interest Owner will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates or the RR Interest, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 50% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or the RR Interest or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders or the RR Interest Owner, unless the Certificateholders or the RR Interest Owner have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders and the RR Interest Owner of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class S and Class R certificates) and the RR Interest for the Mortgage Loans and each REO Property remaining in the issuing entity (provided, however, that (a) the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5, Class A-SB, Class A-S, Class B, Class C, Class D and Class E certificates is reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class S or Class R certificates) and the RR Interest and (c) such holder (or holders) pay an amount equal to the VRR Interest’s proportionate share of the price specified in this prospectus or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the master servicer and approved by certain classes of certificates, (3) the reasonable out-of-pocket expenses of the master servicer related to such purchase, unless the master servicer is the purchaser and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the master servicer in accordance with clause (2) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class S and Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1% of the Initial Pool

Balance of all of the Mortgage Loans (solely for the purposes of this calculation, if an ARD Loan is still an asset of the issuing entity and such right is being exercised after its respective Anticipated Repayment Date, then such Mortgage Loan will be excluded from the then-aggregate Stated Principal Balance of the pool of Mortgage Loans and from the Initial Pool Balance). The voluntary exchange of certificates (other than the Class S and Class R certificates) for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class S and Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders and the RR Interest Owner, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the Certificateholders, the RR Interest Owner or holders of any Companion Loan:

(a) to correct any defect or ambiguity in the PSA;

(b) to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c) to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d) to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity or any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any Certificateholder, the RR Interest Owner or holder of a Companion Loan;

(e)  to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)   to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Companion Loan not consenting to such revision or addition or any the RR Interest Owner, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g) to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder or the RR Interest Owner not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h) to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder, determine that the CMBS industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)  to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)  to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules as evidenced by an opinion of counsel or (ii) in the event of Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel; or

(k)  to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv).

The PSA may also be amended by the parties to the PSA with the consent of the RR Interest Owner (if affected by such amendment) and the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates or the RR Interest Owner, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans or Whole Loans that are required to be distributed on a certificate of any class or the RR Interest without the consent of the holder of such certificate or the RR Interest Owner or which are required to be distributed to a holder of a Companion

Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates and the RR Interest Owner or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that (A) changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller, (B) materially and adversely affects the holders of a Companion Loan without such Companion Holder’s consent or (C) changes any provisions specifically required to be included in the PSA by any Non-Serviced Intercreditor Agreement without the consent of the holder of the related Non-Serviced Companion Loan or that otherwise materially and adversely affects the RR Interest Owner without the RR Interest Owner’s consent.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000, subject to supervision or examination by federal or state authority, an entity that is not on the depositor’s “prohibited party” list and (ii)(A) in the case of the trustee (1) will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or the special servicer, as the case may be) and (2) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s or which has a long-term counterparty risk assessment of at least “A2(cr)” by Moody’s (provided however, that the Trustee may maintain a long term unsecured debt rating of at least “Baa3” by Moody’s if the Servicer maintains a rating of at least “A2” by Moody’s), “A” by Fitch (or short term debt rating of “F1” by Fitch) and, if rated by KBRA, “BBB-” by KBRA (or if not rated by KBRA, then at least an equivalent rating by two other NRSROs, which may include Moody’s and Fitch) and (B) in the case of the Certificate Administrator an institution whose long-term senior unsecured debt is rated at least “Baa3” by Moody’s or (C) in the case of each of the Certificate Administrator and the Trustee, as otherwise acceptable to each Rating Agency as evidenced by the receipt of a Rating Agency Confirmation.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving 60 days’ prior written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders the RR Interest Owner, the operating advisor, the asset representations reviewer and the 17g-5 Information

Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may upon 30 days’ prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

Twenty-four (24) Mortgaged Properties (31.5%) are located in New York. Mortgage loans in New York are generally secured by mortgages on the related real estate. Foreclosure of a mortgage is usually accomplished in judicial proceedings. After an action for foreclosure is commenced, and if the lender secures a ruling that is entitled to foreclosure ordinarily by motion for summary judgment, the court then appoints a referee to compute the amount owed together with certain costs, expenses and legal fees of the action. The lender then moves to confirm the referee’s report and enter a final judgment of foreclosure and sale. Public notice of the foreclosure sale, including the amount of the judgment, is given for a statutory period of time, after which the mortgaged real estate is sold by a referee at public auction. There is no right of redemption after the foreclosure of sale. In certain circumstances, deficiency judgments may be obtained. Under mortgages containing a statutorily sanctioned covenant, the lender has a right to have a receiver appointed without notice and without regard to the adequacy of the mortgaged real estate as security for the amount owed.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing communities, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2)

the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage Loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage Loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three (3) years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates.”

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee’s/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien.”

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed in lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator”, however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption.”

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed in lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-

corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

JPMCB and its affiliates are playing several roles in this transaction. J.P. Morgan Chase Commercial Mortgage Securities Corp. is the depositor and a wholly-owned subsidiary of JPMCB. JPMCB and the other mortgage loan sellers originated, co-originated or acquired the mortgage loans and will be selling them to the depositor. JPMCB is also an initial Risk Retention Consultation Party and the holder of a portion of the VRR Interest, and an affiliate of J.P. Morgan Securities LLC, an underwriter for the offering of the certificates.

CREFI, a sponsor, a mortgage loan seller, an initial Risk Retention Consultation Party and the holder of a portion of the VRR Interest, is an affiliate of Citigroup Global Markets Inc., an underwriter for the offering of the certificates. CREFI or an affiliate currently holds two Pari Passu Companion Loans with respect to the Huntsville Office Portfolio Whole Loan and one Pari Passu Companion Loan with respect to the ExchangeRight Net Leased Portfolio #48 Whole Loan.

GACC is a sponsor and a mortgage loan seller and an affiliate of Deutsche Bank Securities Inc., an underwriter for the offering of the certificates, DBRI, an originator, and DBNY, an originator. DBRI or an affiliate currently holds one or more of the One SoHo Square Pari Passu Companion Loans, the Watermark Tempe Pari Passu Companion Loans, the Huntsville Office Portfolio Pari Passu Companion Loans and the 2 Washington Pari Passu Companion Loans and a 100% equity participation interest in the U-Haul Sac 22 Mortgage Loan.

GSMC is a sponsor, a mortgage loan seller, an affiliate of Goldman Sachs & Co. LLC, an underwriter for the offering of the certificates and GS Bank, an originator. GS Bank currently holds one or more of the One SoHo Square Pari Passu Companion Loans, the College Point Pari Passu Companion Loan and The Domain Pari Passu Companion Loan.

Wells Fargo Bank, National Association acts as interim custodian of the loan documents with respect to (i) the JPMCB Mortgage Loans (15.3%), (ii) the CREFI Mortgage Loans other than the 4500 Academy Road Distribution Center Mortgage Loan (44.1%) and (iii) the GSMC Mortgage Loans other than certain of the GSMC Mortgage Loans that are currently Non-Serviced Mortgage Loans (8.5%).

Pursuant to certain interim servicing agreements between GACC or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain GACC mortgage loans prior to their inclusion in the issuing entity.

Pursuant to certain interim servicing agreements between JPMCB or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain JPMCB mortgage loans prior to their inclusion in the issuing entity.

Pursuant to certain interim servicing agreements between GSMC or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain GSMC mortgage loans prior to their inclusion in the issuing entity.

Pursuant to certain interim servicing agreements between CREFI or one of its affiliates, on the one hand, and Midland, on the other hand, Midland acts as interim servicer with respect to certain CREFI mortgage loans prior to their inclusion in the issuing entity.

Midland, the master servicer, (i) is also the master servicer and special servicer of the Colonnade Corporate Center Whole Loan and the 4500 Academy Road Distribution Center Whole Loan serviced under the Benchmark 2021-B27 PSA and (ii) is expected to be the special servicer under the SOHO 2021-SOHO TSA with respect to the One SoHo Square Whole Loan.

Midland Loan Services, a Division of PNC Bank, National Association, assisted Eightfold Real Estate Capital Fund V, L.P. (or an affiliate) with due diligence relating to the mortgage loans to be included in the mortgage pool.

Wells Fargo Bank, the Trustee and Certificate Administrator, is also the master servicer with respect to The Domain Whole Loan which is serviced under the BANK 2021-BNK35 PSA.

Pentalpha Surveillance LLC is also expected to be the operating advisor under the SOHO 2021-SOHO TSA pursuant to which the One SoHo Square Whole Loan is expected to be serviced.

For additional information, please see the “Non-Serviced Whole Loans” chart in “Summary of Terms”.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, or the exercise of purchase options by the holder of a mezzanine loan. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or prepayment premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1 and Class A-5 certificates were outstanding.

Prospective investors should consider the effects of the COVID-19 pandemic on the rate, timing and amount of collections on the Mortgage Loans, including the likelihood of resulting defaults and/or the impact of associated forbearance arrangements.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A, Class X-B, Class X-D, Class X-F, Class X-G or Class X-NR certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if the Mortgage Loans with higher Mortgage Rates prepay faster than the Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Non-VRR Realized Loss and VRR Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Principal Balance Certificates, on the one hand, and the VRR Interest, on the other hand) to applicable Certificateholders and the RR Interest Owner in reduction of the Certificate Balances of the Principal Balance Certificates and the VRR Interest Balance. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Non-VRR Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Notional Amount	Underlying Class(es)
Class X-A	$1,017,447,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5, Class A-SB and Class A-S
Class X-B	$119,219,000	Class B and Class C
Class X-D	$71,858,000	Class D and Class E
Class X-F	$31,030,000	Class F
Class X-G	$13,065,000	Class G
Class X-NR	$53,894,433	Class NR

Certificateholders and the RR Interest Owner are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates that are also Principal Balance Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions and amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Notional Amount	Underlying Class(es)
Class X-A	$1,017,447,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5, Class A-SB and Class A-S
Class X-B	$119,219,000	Class B and Class C
Class X-D	$71,858,000	Class D and Class E
Class X-F	$31,030,000	Class F
Class X-G	$13,065,000	Class G
Class X-NR	$53,894,433	Class NR

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of Non-VRR Certificates and the VRR Interest will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions” and “Credit Risk Retention—The VRR Interest—Material Terms of the VRR Interest—Priority of Distributions on the VRR Interest”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The model used in this prospectus is the CPY model. As used in each of the following tables, the column headed “0% CPY” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as applicable. The columns headed “25% CPY”, “50% CPY”, “75% CPY” and “100% CPY” assume that prepayments on the Mortgage Loans are made at those levels of CPR following the expiration of any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period (except as described below). We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPY, and we make no representation that the Mortgage Loans will prepay at the levels of CPY shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPYs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	scheduled Periodic Payments including payments due at maturity or Anticipated Repayment Date of principal and/or interest on the Mortgage Loans will be received on a timely basis and will be distributed on the 15th day of the related month, beginning in September 2021;

●	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date or Anticipated Repayment Date, as the case may be, and will be adjusted as required pursuant to the definition of Mortgage Rate;

●	the mortgage loan sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the RR Interest Owner, the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	any principal prepayments on the Mortgage Loans will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPY set forth in the tables (without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or Yield Maintenance Charges are collected;

●	the Closing Date occurs on or about August 19, 2021;

●	each ARD Loan prepays in full on the related Anticipated Repayment Date (in the case of a 0% CPY scenario);

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amounts of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan in whole or in part;

●	no additional trust fund expenses are incurred;

●	no property releases (or related re-amortizations) occur;

●	the optional termination is not exercised;

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans;

●	with respect to each Mortgage Loan with a related Subordinate Companion Loan, for purposes of assumed CPY prepayment rates, prepayments are determined on the basis of the principal balance of the related Mortgage Loan only; and

●	with respect to the Woodbridge Corporate Plaza Leased Fee Mortgage Loan (2.0%), such Mortgage Loan amortizes based on the assumed Mortgage Loan principal and interest payment schedule attached as Annex I.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates that are also Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPY percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Furthermore, in light of the recent COVID-19 pandemic, several of the Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates that is also a Principal Balance Certificate and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPYs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
August 2022	84%	84%	84%	84%	84%
August 2023	68%	68%	68%	68%	68%
August 2024	48%	48%	48%	48%	48%
August 2025	24%	24%	24%	24%	24%
August 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	2.77	2.75	2.75	2.75	2.74

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	100%	100%
August 2026	0%	0%	0%	0%	0%
August 2027	0%	0%	0%	0%	0%
August 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.98	4.97	4.94	4.90	4.66

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	100%	100%
August 2026	100%	100%	100%	100%	100%
August 2027	100%	100%	100%	100%	100%
August 2028 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	6.97	6.95	6.91	6.86	6.58

(1)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-3 certificates.

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	100%	100%
August 2026	100%	100%	100%	100%	100%
August 2027	100%	100%	100%	100%	100%
August 2028	100%	100%	100%	100%	100%
August 2029	100%	100%	100%	100%	100%
August 2030	100%	100%	100%	100%	100%
August 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.88	9.82	9.75	9.68	9.52

(1)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-4 certificates.

Percent of the Initial Certificate Balance
of the Class A-5 Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	100%	100%
August 2026	100%	100%	100%	100%	100%
August 2027	100%	100%	100%	100%	100%
August 2028	100%	100%	100%	100%	100%
August 2029	100%	100%	100%	100%	100%
August 2030	100%	100%	100%	100%	100%
August 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.91	9.91	9.91	9.88	9.66

(1)	The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-5 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	100%	100%
August 2026	100%	100%	100%	100%	100%
August 2027	81%	81%	81%	81%	81%
August 2028	61%	61%	61%	61%	61%
August 2029	40%	40%	40%	40%	40%
August 2030	19%	19%	19%	19%	19%
August 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	7.52	7.52	7.52	7.52	7.52

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-SB certificates.

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	100%	100%
August 2026	100%	100%	100%	100%	100%
August 2027	100%	100%	100%	100%	100%
August 2028	100%	100%	100%	100%	100%
August 2029	100%	100%	100%	100%	100%
August 2030	100%	100%	100%	100%	100%
August 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.99	9.99	9.95	9.91	9.74

(1)	The weighted average life of the Class A-S certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-S certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-S certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	100%	100%
August 2026	100%	100%	100%	100%	100%
August 2027	100%	100%	100%	100%	100%
August 2028	100%	100%	100%	100%	100%
August 2029	100%	100%	100%	100%	100%
August 2030	100%	100%	100%	100%	100%
August 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.99	9.99	9.99	9.99	9.74

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPYs
Set Forth Below:

Distribution Date	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
Initial Percentage	100%	100%	100%	100%	100%
August 2022	100%	100%	100%	100%	100%
August 2023	100%	100%	100%	100%	100%
August 2024	100%	100%	100%	100%	100%
August 2025	100%	100%	100%	100%	100%
August 2026	100%	100%	100%	100%	100%
August 2027	100%	100%	100%	100%	100%
August 2028	100%	100%	100%	100%	100%
August 2029	100%	100%	100%	100%	100%
August 2030	100%	100%	100%	100%	100%
August 2031 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.99	9.99	9.99	9.99	9.74

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPYs based on the assumptions set forth under
“—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from August 1, 2021 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPYs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

Furthermore, in light of the recent COVID-19 pandemic, several of the Modeling Assumptions (particularly, those regarding the timely receipt of all scheduled loan payments and the absence of any delinquencies, defaults, forbearances, loan modifications and advances) may not prove to be entirely accurate.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPY model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.99985%	0.9584%	0.9601%	0.9607%	0.9610%	0.9619%
99.24985%	0.8657%	0.8670%	0.8674%	0.8676%	0.8683%
99.49985%	0.7734%	0.7742%	0.7745%	0.7746%	0.7751%
99.74985%	0.6814%	0.6818%	0.6819%	0.6820%	0.6822%
99.99985%	0.5897%	0.5897%	0.5896%	0.5896%	0.5896%
100.24985%	0.4983%	0.4979%	0.4977%	0.4976%	0.4974%
100.49985%	0.4073%	0.4064%	0.4061%	0.4060%	0.4055%
100.74985%	0.3166%	0.3153%	0.3148%	0.3146%	0.3139%
100.99985%	0.2263%	0.2245%	0.2239%	0.2236%	0.2226%

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99995%	1.3600%	1.3588%	1.3567%	1.3533%	1.3311%
102.24995%	1.3085%	1.3071%	1.3047%	1.3009%	1.2761%
102.49995%	1.2570%	1.2556%	1.2529%	1.2487%	1.2212%
102.74995%	1.2058%	1.2041%	1.2012%	1.1966%	1.1665%
102.99995%	1.1546%	1.1529%	1.1497%	1.1447%	1.1120%
103.24995%	1.1036%	1.1017%	1.0983%	1.0929%	1.0576%
103.49995%	1.0528%	1.0507%	1.0471%	1.0412%	1.0033%
103.74995%	1.0020%	0.9999%	0.9959%	0.9897%	0.9492%
103.99995%	0.9515%	0.9491%	0.9450%	0.9383%	0.8952%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99944%	1.7623%	1.7612%	1.7597%	1.7576%	1.7444%
102.24944%	1.7244%	1.7231%	1.7215%	1.7191%	1.7044%
102.49944%	1.6865%	1.6851%	1.6833%	1.6807%	1.6644%
102.74944%	1.6488%	1.6473%	1.6453%	1.6424%	1.6246%
102.99944%	1.6112%	1.6095%	1.6074%	1.6042%	1.5849%
103.24944%	1.5737%	1.5719%	1.5695%	1.5661%	1.5453%
103.49944%	1.5362%	1.5343%	1.5318%	1.5282%	1.5057%
103.74944%	1.4989%	1.4968%	1.4942%	1.4903%	1.4663%
103.99944%	1.4617%	1.4595%	1.4567%	1.4525%	1.4270%

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
99.99939%	1.9792%	1.9792%	1.9791%	1.9790%	1.9789%
100.24939%	1.9512%	1.9510%	1.9507%	1.9505%	1.9499%
100.49939%	1.9232%	1.9228%	1.9224%	1.9220%	1.9210%
100.74939%	1.8953%	1.8948%	1.8942%	1.8936%	1.8921%
100.99939%	1.8675%	1.8669%	1.8660%	1.8652%	1.8634%
101.24939%	1.8398%	1.8390%	1.8379%	1.8370%	1.8347%
101.49939%	1.8121%	1.8112%	1.8099%	1.8088%	1.8061%
101.74939%	1.7845%	1.7834%	1.7820%	1.7807%	1.7775%
101.99939%	1.7570%	1.7558%	1.7542%	1.7527%	1.7491%

Pre-Tax Yield to Maturity for the Class A-5 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-5 certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99980%	1.9999%	1.9997%	1.9997%	1.9993%	1.9943%
102.24980%	1.9722%	1.9720%	1.9720%	1.9715%	1.9660%
102.49980%	1.9445%	1.9444%	1.9444%	1.9438%	1.9377%
102.74980%	1.9170%	1.9168%	1.9168%	1.9162%	1.9095%
102.99980%	1.8895%	1.8893%	1.8893%	1.8886%	1.8814%
103.24980%	1.8621%	1.8619%	1.8619%	1.8612%	1.8534%
103.49980%	1.8348%	1.8346%	1.8346%	1.8338%	1.8254%
103.74980%	1.8076%	1.8073%	1.8073%	1.8065%	1.7975%
103.99980%	1.7804%	1.7801%	1.7801%	1.7792%	1.7697%

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99955%	1.6915%	1.6915%	1.6915%	1.6915%	1.6914%
102.24955%	1.6562%	1.6562%	1.6562%	1.6562%	1.6561%
102.49955%	1.6210%	1.6210%	1.6210%	1.6210%	1.6209%
102.74955%	1.5859%	1.5859%	1.5859%	1.5859%	1.5858%
102.99955%	1.5508%	1.5508%	1.5508%	1.5508%	1.5508%
103.24955%	1.5159%	1.5159%	1.5159%	1.5159%	1.5159%
103.49955%	1.4811%	1.4811%	1.4811%	1.4811%	1.4810%
103.74955%	1.4464%	1.4464%	1.4464%	1.4464%	1.4463%
103.99955%	1.4118%	1.4118%	1.4118%	1.4118%	1.4117%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
9.03741%	5.2133%	5.1678%	5.1107%	5.0284%	4.5782%
9.28741%	4.5572%	4.5111%	4.4531%	4.3696%	3.9134%
9.53741%	3.9275%	3.8808%	3.8220%	3.7374%	3.2752%
9.78741%	3.3224%	3.2751%	3.2156%	3.1299%	2.6620%
10.03741%	2.7403%	2.6924%	2.6322%	2.5453%	2.0719%
10.28741%	2.1796%	2.1312%	2.0702%	1.9823%	1.5035%
10.53741%	1.6389%	1.5900%	1.5283%	1.4394%	0.9553%
10.78741%	1.1171%	1.0676%	1.0052%	0.9154%	0.4262%
11.03741%	0.6129%	0.5629%	0.4999%	0.4090%	-0.0851%

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
7.87298%	5.0411%	5.0449%	5.0499%	5.0578%	4.6377%
8.12298%	4.3617%	4.3656%	4.3707%	4.3786%	3.9495%
8.37298%	3.7125%	3.7164%	3.7215%	3.7295%	3.2917%
8.62298%	3.0911%	3.0950%	3.1002%	3.1083%	2.6620%
8.87298%	2.4954%	2.4993%	2.5046%	2.5127%	2.0582%
9.12298%	1.9235%	1.9276%	1.9329%	1.9410%	1.4786%
9.37298%	1.3739%	1.3779%	1.3833%	1.3915%	0.9214%
9.62298%	0.8449%	0.8490%	0.8543%	0.8626%	0.3850%
9.87298%	0.3352%	0.3393%	0.3447%	0.3531%	-0.1318%

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
101.99984%	2.2055%	2.2054%	2.2048%	2.2038%	2.2001%
102.24984%	2.1777%	2.1776%	2.1769%	2.1758%	2.1717%
102.49984%	2.1500%	2.1499%	2.1491%	2.1479%	2.1433%
102.74984%	2.1223%	2.1223%	2.1214%	2.1200%	2.1151%
102.99984%	2.0948%	2.0947%	2.0937%	2.0922%	2.0869%
103.24984%	2.0673%	2.0672%	2.0661%	2.0646%	2.0588%
103.49984%	2.0398%	2.0398%	2.0386%	2.0369%	2.0307%
103.74984%	2.0125%	2.0124%	2.0112%	2.0094%	2.0028%
103.99984%	1.9852%	1.9852%	1.9839%	1.9819%	1.9749%

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.99927%	2.3582%	2.3582%	2.3582%	2.3582%	2.3605%
99.24927%	2.3297%	2.3297%	2.3297%	2.3297%	2.3314%
99.49927%	2.3013%	2.3013%	2.3013%	2.3013%	2.3024%
99.74927%	2.2730%	2.2730%	2.2730%	2.2730%	2.2734%
99.99927%	2.2448%	2.2448%	2.2448%	2.2448%	2.2445%
100.24927%	2.2166%	2.2166%	2.2166%	2.2166%	2.2157%
100.49927%	2.1885%	2.1885%	2.1885%	2.1885%	2.1870%
100.74927%	2.1605%	2.1605%	2.1605%	2.1605%	2.1584%
100.99927%	2.1326%	2.1326%	2.1326%	2.1326%	2.1298%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPY)
	0% CPY	25% CPY	50% CPY	75% CPY	100% CPY
98.99916%	2.7102%	2.7102%	2.7102%	2.7102%	2.7126%
99.24916%	2.6813%	2.6813%	2.6813%	2.6813%	2.6829%
99.49916%	2.6523%	2.6523%	2.6523%	2.6523%	2.6534%
99.74916%	2.6235%	2.6235%	2.6235%	2.6235%	2.6239%
99.99916%	2.5947%	2.5947%	2.5947%	2.5947%	2.5945%
100.24916%	2.5661%	2.5661%	2.5661%	2.5661%	2.5652%
100.49916%	2.5375%	2.5375%	2.5375%	2.5375%	2.5359%
100.74916%	2.5090%	2.5090%	2.5090%	2.5090%	2.5068%
100.99916%	2.4806%	2.4806%	2.4806%	2.4806%	2.4777%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs” ). The Lower-Tier REMIC will hold the Mortgage Loans (excluding Excess Interest) and certain other assets and will issue (i) classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-F, Class X-G, Class X-NR, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G and Class NR certificates and the regular interests that correspond in the aggregate to the VRR Interest (in the case of the Class RR certificates and the RR Interest, excluding the right to receive Excess Interest) (together, the “VRR REMIC Regular Interests”), each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interest” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with each Non-Serviced PSA and the continued qualification of each respective REMIC formed thereunder and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the related Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Cadwalader, Wickersham & Taft LLP, special tax counsel to the depositor, (a) the portion of the issuing entity consisting of Excess Interest, the Excess Interest Distribution Account and the VRR REMIC Regular Interests will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under subpart E, part I of the subchapter J of the Code, (b) the VRR Interest will represent undivided beneficial interests in both the VRR REMIC Regular Interests and the VRR Percentage of the Excess Interest and the Excess Interest Distribution Account under Section 671 of the Code, and (c) the Class S Certificates will represent undivided beneficial interests in the Non-VRR Percentage of the Excess Interest and the Excess Interest Distribution Account under Section 671 of the Code.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMICs. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, nineteen (19) of the Mortgaged Properties (13.3%) are multifamily properties or mixed-use properties with a multifamily component. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as a single installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters) (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date (in the case of the VRR Interest, as decreased for the portion of the price allocable to the right to receive Excess Interest). The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated

interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date).

It is anticipated that the certificate administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, such classes of Regular Interests will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of any such class may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e. the assumption that subsequent to the date of any determination the mortgage loans will prepay at a rate equal to a CPR of 0%; provided that it is assumed that each ARD Loan prepays on its Anticipated Repayment Date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interest holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule will apply. The election, if made, will apply to all market discount instruments acquired by such Regular Interest holder as of the first day of the taxable year for which the election is made and to all market discount instruments acquired thereafter. It is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 1276 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interest holder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interest holder may elect under Code Section 171 to amortize such premium under the constant yield method. The election, if made, will apply to all premium bonds (other than tax exempt bonds) held by such Regular Interest holder as of the first day of the taxable year for which the election is made and to all premium bonds acquired thereafter. It is irrevocable except with the approval of the IRS. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B and Class C certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all taxable premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to holders of Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Offered Certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and prepayment premiums so allocated should be taxed to the holders of the Offered Certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and prepayment premiums. Yield Maintenance Charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Offered Certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount, market discount or other amounts previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The rate for corporations is the same with respect to both ordinary income and capital gains. In connection with a sale or exchange of a VRR Interest, the related Certificateholder or RR Interest Owner, as applicable, must separately account for the sale or exchange of the related “regular interest” in the Upper-Tier REMIC and the related interest in the Grantor Trust.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by any Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three (3) months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the three (3) months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders and the RR Interest Owner.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

REMIC Partnership Representative

A “partnership representative” (as defined in Section 6223 of the Code) will represent each Trust REMIC in connection with any IRS and judicial proceeding relating to the REMIC and the PSA will designate the certificate administrator as such representative. Under the audit rules applicable to REMICs, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) the partnership representative acts as a REMIC’s sole representative and its actions, including agreeing to adjustments to REMIC taxable income, are binding on the residual interest holders and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The partnership representative will be directed to utilize any election or other exception available to make the holders of the Class R Certificates, rather than the REMICs, liable for any taxes arising from audit adjustments to the related REMICs’ taxable incomes. It is unclear how any such elections may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such elections. Investors should discuss with their own tax advisors the possible effect of these rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the holders of Regular Interests that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three (3) full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

The term “U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest, to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMIC. Holders through nominees must request such information from the nominee.

In addition, the Grantor Trust may be subject to Treasury regulations providing specific reporting rules for “widely-held fixed investment trusts”. Under these regulations, the Certificate Administrator will be required to file IRS Form 1099 (or any successor form) with the IRS with respect to holders of the Class S Certificates and the VRR Interest who are not “exempt recipients” (a term that includes corporations, trusts, securities dealers, middlemen and certain other non-individuals) and do not hold such certificates through a middleman, to report the issuing entity’s gross income and, in certain circumstances, unless the Certificate Administrator reports under the safe harbor as described in the last sentence of this paragraph, if any assets of the issuing entity were disposed of or certificates are sold in secondary market sales, the portion of the gross proceeds relating to the assets of the issuing entity that are attributable to such holder. The same requirements would be imposed on middlemen holding such certificates on behalf of the related holders. Under certain circumstances, the Certificate Administrator may report under the safe harbor for widely-held mortgage trusts, as such term is defined under Treasury regulations Section 1.671-5.

These regulations also require that the Certificate Administrator make available information regarding interest income and information necessary to compute any OID to (i) exempt recipients (including middlemen) and non-calendar year taxpayers, upon request, in accordance with the requirements of the regulations and (ii) holders of the Class S Certificates and the VRR Interest who do not hold their certificates through a middleman. The information must be provided to parties specified in clause (i) on or before the later of the 30th day after the close of the calendar year to which the request relates and 14 days after the receipt of the request. The information must be provided to parties specified in clause (ii) on or before March 15 of the calendar year for which the statement is being furnished.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates or the RR Interest Owner to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Conflicts of Interest)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	J.P. Morgan Securities LLC	Citigroup Global Markets Inc.	Deutsche Bank Securities Inc.	Goldman Sachs & Co. LLC	Academy Securities, Inc.	Drexel Hamilton, LLC
Class A-1	$ 5,224,970	$ 15,607,205	$ 7,334,438	$ 5,997,387	$ 0	$ 0
Class A-2	$ 8,531,182	$ 25,482,998	$ 11,975,460	$ 9,792,361	$ 0	$ 0
Class A-3	$ 24,837,420	$ 74,190,416	$ 34,864,985	$ 28,509,179	$ 0	$ 0
Class A-4	$ 15,293,789	$ 45,683,191	$ 21,468,322	$ 17,554,697	$ 0	$ 0
Class A-5	$ 63,540,495	$ 189,798,128	$ 89,193,580	$ 72,933,797	$ 0	$ 0
Class A-SB	$ 7,149,082	$ 21,354,608	$ 10,035,367	$ 8,205,943	$ 0	$ 0
Class X-A	$155,606,202	$ 464,802,260	$ 218,428,801	$ 178,609,737	$ 0	$ 0
Class X-B	$ 18,233,103	$ 54,463,044	$ 25,594,319	$ 20,928,534	$ 0	$ 0
Class A-S	$ 15,735,474	$ 47,002,522	$ 22,088,327	$ 18,061,677	$ 0	$ 0
Class B	$ 8,991,678	$ 26,858,519	$ 12,621,871	$ 10,320,933	$ 0	$ 0
Class C	$ 9,241,425	$ 27,604,525	$ 12,972,448	$ 10,607,601	$ 0	$ 0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 113.2% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from August 1, 2021, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $6,220,910.19, excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—General Risk Factors—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

Pursuant to Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two (2) business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Offered Certificates in the secondary market prior to such delivery should specify a longer settlement cycle, or should refrain from specifying a shorter settlement cycle, to the extent that failing to do so would result in a settlement date that is earlier than the date of delivery of such Offered Certificates.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders and the RR Interest Owner; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

J.P. Morgan Securities LLC, one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of one of the sponsors. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of one of the sponsors. Additionally, Goldman Sachs & Co. LLC, one of the underwriters, is an affiliate of one of the sponsors.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman Sachs & Co. LLC, which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of J.P. Morgan Securities LLC, of the purchase price for the Offered Certificates, and the following payments: (i) the payment by the depositor to JPMCB, an affiliate of J.P. Morgan Securities LLC, in its capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by JPMCB, (ii) the payment by the depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans to the depositor by CREFI, (iii) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in its capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by GACC and (iv) the payment by the depositor to GSMC, an affiliate of Goldman Sachs & Co. LLC., in its capacity as a sponsor, of the purchase price for the mortgage loans to the depositor by GSMC. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above in this paragraph and the prior paragraph, J.P. Morgan Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman Sachs & Co. LLC each have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors— Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Each underwriter has represented and agreed that:

(a)

it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Offered Certificates to any EEA Retail Investor in the European Economic Area. For the purposes of this provision:

(i)	the expression “EEA Retail Investor” means a person who is one (or more) of the following:

(A)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(B)	a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(C)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129; and

(ii)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe for the Offered Certificates;

(b)

it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Offered Certificates to any UK Retail Investor in the UK. For the purposes of this provision:

(i)	the expression “UK Retail Investor” means a person who is one (or more) of the following:

(A)	a retail client as defined in point (8) of Article 2 of Regulation (EU) 2017/565 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or

(B)

a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or

(C)	not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of UK domestic law by virtue of the EUWA; and

(ii)

the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Offered Certificates to be offered so as to enable an investor to decide to purchase or subscribe for the Offered Certificates;

(c)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA received by it in connection with the issue or sale of the Offered Certificates in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Depositor; and

(d)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Offered Certificates in, from or otherwise involving the UK.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, the disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the issuing entity (file number 333-226123-12) – in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. 601(b)(102) and 601(b)(103)) – are hereby incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 383 Madison Avenue, 8th Floor, New York, New York 10179, Attention: President, or by telephone at (212) 834-5467.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-226123) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, and any amendments to these reports may be accessed electronically at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K, 8-K and ABS-EE will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to J.P. Morgan Securities LLC an individual prohibited transaction exemption, Prohibited Transaction Exemption (“PTE”) 2002-19, 67 Fed. Reg. 14,979 (March 28, 2002), as amended by PTE 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by J.P. Morgan Securities LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the

Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

In addition, each purchaser of Offered Certificates that is a Plan subject to ERISA or Section 4975 of the Code (an “ERISA Plan”) will be deemed to have represented and warranted that (i) none of the depositor, any of the underwriters, the trustee, the certificate administrator, the trust fund, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, or any of their respective affiliated entities, has provided any investment recommendation or investment advice on which the Plan or the fiduciary making the investment decision for the ERISA Plan has relied in connection with the decision to acquire any Offered Certificates, and they are not acting as a fiduciary (within the meaning of Section 3(21) of ERISA or Section 4975(e)(3) of the Code) to the ERISA Plan in connection with the ERISA Plan’s acquisition of any Offered Certificates (unless an applicable prohibited transaction exemption (the conditions of which are satisfied) is available to cover the purchase or holding of the Offered Certificates or the transaction is not otherwise prohibited) and (ii) the Plan fiduciary making the decision to acquire the Offered Certificates is exercising its own independent judgment in evaluating the investment in such Offered Certificates.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the Depositor by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina. Certain legal matters will be passed upon for the underwriters by Sidley Austin LLP, New York, New York.

Ratings

It is a condition to their issuance that Class A-1, Class A-2, Class A-3, Class A-4, Class A-4A1, Class A-5, Class A-SB, Class A-S and Class X-A Certificates receive investment grade credit ratings from each of the three Rating Agencies engaged by the Depositor to rate the Offered Certificates and that the Class X-B, Class B and Class C Certificates receive investment grade credit ratings from two of the three Rating Agencies.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders and the RR Interest Owner of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance or Notional Amount of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in August 2054. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder or the RR Interest Owner might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage

Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the certificates may nevertheless issue unsolicited credit ratings on one or more classes of certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the certificates, the depositor had initial discussions with and submitted certain materials to five NRSROs. Based on preliminary feedback from those five NRSROs at that time, the depositor hired the Rating Agencies to rate the certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of certificates. Had the depositor selected such other NRSROs to rate the certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the final subordination levels provided by that NRSRO for the classes of certificates. If the depositor had selected that NRSRO to rate those other classes of certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other two NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

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Index of Defined Terms

1
17g-5 Information Provider	294
1986 Act	443
1996 Act	422
2
2019 Pennsauken Report	164
3
30/360 Basis	327
4
401(c) Regulations	460
421a Abatement	155
A
AAA Release Parcel	193
AAA Release Parcel Allocated Loan Amount	194
AB Modified Loan	340
AB Whole Loan	201
Accelerated Mezzanine Loan Lender	288
Acceptable Insurance Default	343
Acceptable Master Lease	179
Acting General Counsel’s Letter	133
actual/360	102
Actual/360 Basis	186, 318
Actual/360 Loans	318
ADA	425
Additional Exclusions	343
Administrative Cost Rate	272
ADR	143
Advances	313
Affirmative Asset Review Vote	379
After Acquired Adjacent Property	194
Aggregate Available Funds	266
Aggregate Gain-on-Sale Entitlement Amount	267
Aggregate Principal Distribution Amount	273
ALCOA	163
Annual Debt Service	143
Anticipated Repayment Date	187
AOCs	164
Appraisal Reduction Amount	337
Appraisal Reduction Event	335
Appraised Value	143
Appraised-Out Class	341
ARD Loan	187
as-is	85
ASR Consultation Process	356
Assessment of Compliance Report	406
Asset Representations Reviewer Asset Review Fee	334
Asset Representations Reviewer Cap	334
Asset Representations Reviewer Fee	334
Asset Representations Reviewer Fee Rate	334
Asset Representations Reviewer Termination Event	384
Asset Review	381
Asset Review Notice	379
Asset Review Quorum	379
Asset Review Report	382
Asset Review Report Summary	382
Asset Review Standard	381
Asset Review Trigger	378
Asset Review Vote Election	379
Asset Status Report	354
Assumed Final Distribution Date	281
Assumed Scheduled Payment	274
AST	164
Attestation Report	406
Available Funds	267
B
Bankruptcy Code	417
Base Interest Fraction	280
BCP	163
BEA	166
Benchmark	234
Board of Managers	161
Bond Payments	184
Borrower Party	288
Borrower Party Affiliate	288
Breach Notice	304
BSCMI	218
C
C(WUMP)O	18
Campbell Release Parcel	192

Capital Square	201
CD	234
CEA	165, 167
Central Index Key	242
CERCLA	422
Certificate Administrator	252
Certificate Administrator Fee Rate	333
Certificate Administrator/Trustee Fee	333
Certificate Balance	264
Certificate Owners	297
Certificateholder	289
Certificateholder Quorum	386
Certificateholder Repurchase Request	395
Certifying Certificateholder	299
CGMRC	225
CIC Gilbert Trigger Events	201
Class A Certificates	263
Class A-SB Planned Principal Balance	274
Class RR certificateholders	4
Class RR Certificates	259
Class X Certificates	263
Clearstream	296
Clearstream Participants	297
Closing Date	142
CMBS	137, 234, 255
COA	164
Code	441
Collateral Deficiency Amount	340
Collection Account	317
Collection Period	267
COMM	234
COMM Conduit/Fusion	235
COMM FL	235
Communication Request	299
Companion Distribution Account	317
Companion Holder	201
Companion Loan	141
Companion Loans	141
Compensating Interest Payment	282
Computershare	252
Constant Prepayment Rate	431
Consultation Termination Event	368
Control Eligible Certificates	363
Control Note	201
Control Termination Event	368
Controlling Class	363
Controlling Class Certificateholder	362
Controlling Holder	202, 210
Controlling Note	201
Corrected Loan	353
COVID Emergency	336
COVID Modification	336
COVID Modification Agreement	337
COVID Modified Loan	337
COVID-19	59
CPR	431
CPY	431
Credit Risk Retention Rules	259
CREFC®	286
CREFC® Intellectual Property Royalty License Fee	335
CREFC® Intellectual Property Royalty License Fee Rate	335
CREFC® Investor Reporting Package	321
CREFC® Reports	286
CREFI	141, 225
CREFI Data File	226
CREFI Mortgage Loans	225
CREFI Securitization Database	226
CREFI VRR Interest Portion	259
Cross-Over Date	270
CRR	116
CS1031	180
CS1031 SPE	201
CTS	252
Cumulative Appraisal Reduction Amount	340, 341
Cure/Contest Period	381
Custodian	252
Cut-off Date	141
Cut-off Date Balance	144
D
DBNY	234
DBRI	234
DBRS Morningstar	255
DCP	166
Defaulted Loan	359
Defeasance Deposit	190
Defeasance Loans	190
Defeasance Lock-Out Period	190
Defeasance Option	190
Definitive Certificate	296
Delegated Directive	15
Delinquent Loan	379
Depositaries	296
Determination Date	265
Deutsche Bank	234
Diligence File	302
Directing Certificateholder	362
Directing Certificateholder Asset Status Report Approval Process	355
Disclosable Special Servicer Fees	333
Discount Rate	280
Dispute Resolution Consultation	398
Dispute Resolution Cut-off Date	397
Distribution Accounts	317

Distribution Date	265
Distribution Date Statement	286
DMARC	234
Dodd Frank Act	139
DOJ	234
DOL	458
Domain Release Parcel	192
DSCR/DY Trigger	366
DST	196
DTC	295
DTC Participants	296
DTC Rules	297
Due Date	186, 267
Due Diligence Questionnaire	227
Due Diligence Requirements	117
E
EDGAR	457
EEA	15
EEA RETAIL INVESTOR	15
Effective Gross Income	148
Eligible Asset Representations Reviewer	382
Eligible Operating Advisor	374
Enforcing Party	396
Enforcing Servicer	395
ERISA	457
ERISA Plan	460
ESA	163, 222, 238, 15
Escrow/Reserve Mitigating Circumstances	224, 241
Estate Planning Transfers	161
EU Due Diligence Requirements	116
EU Institutional Investor	116
EU PRIIPS Regulation	15
EU Prospectus Regulation	15
EU Securitization Regulation	16
Euroclear	296
Euroclear Operator	298
Euroclear Participants	298
EUWA	15
Excess Interest	187, 265
Excess Interest Distribution Account	318
Excess Modification Fee Amount	328
Excess Modification Fees	327
Excess Prepayment Interest Shortfall	283
Exchange Act	242
Excluded Controlling Class Holder	293
Excluded Controlling Class Loan	289
Excluded Information	289
excluded loan	114
Excluded Loan	289
excluded special servicer	110
Excluded Special Servicer	387
Excluded Special Servicer Loan	387
Exemption	458
Exemption Rating Agency	459
F
FATCA	451
FDIA	132
FDIC	133
FDIC Safe Harbor	133
Fee Restricted Specially Serviced Loan	331
FIEL	19
Final Asset Status Report	355
Final Dispute Resolution Election Notice	398
Final Material Asset Status Report	355
Final Phase Date	176
Financial Promotion Order	16
FIRREA	134, 168, 221, 234, 238
First Magnus	169
Fitch	405
FPO Persons	17
FSMA	15
G
GACC	141, 234
GACC Data Tape	235
GACC Deal Team	235
GACC Mortgage Loans	235
Garn Act	424
GLA	145
Goldman Originator	244
GPLET	184
GPLET Leases	184
Grace Period	186
Grantor Trust	53, 442
GS Bank	133, 242
GSMC	242
GSMC Data Tape	243
GSMC Deal Team	243
GSMC Mortgage Loans	242
Guarantor Liability Cap	183
H
Hard Lockbox	145
HSTP Act	73
I
ICAP Abatement	184
IDEM	166
Imminent Default Fee Restricted Period	331

Imminent Default Liquidation Fee Restricted Period	332
Imminent Default Workout Fee Restricted Period	331
In Place Cash Management	145
Indirect Participants	296
Initial Delivery Date	354
Initial Pool Balance	141
Initial Rate	187
Initial Requesting Certificateholder	395
Institutional Investor	18
Institutional Investors	117
Insurance and Condemnation Proceeds	317
Insurance Rating Requirements	5
Intercreditor Agreement	201
Interest Accrual Amount	273
Interest Accrual Period	273
Interest Distribution Amount	272
Interest Reserve Account	317
Interest Shortfall	273
Interested Person	361
investment company	139
Investment Company Act of 1940	1
Investor Certification	289
Investor Q&A Forum	293
J
Japanese Retention Requirement	20
JFSA	20
Jobs Expectation	185
JPMCB	141, 217
JPMCB Data Tape	219
JPMCB Deal Team	218
JPMCB Mortgage Loans	218
JPMCB VRR Interest Portion	259
JPMCB’s Qualification Criteria	220
JRR Rule	20
K
KBRA	405
L
Leased Occupancy	145
lessee	420
Liquidation Fee	329
Liquidation Fee Rate	329
Liquidation Proceeds	317
Loan Per Unit	145
Loan-Specific Directing Holder	363
Loss of Value Payment	305
Lower-Tier Regular Interests	441
Lower-Tier REMIC	53, 265, 441
Lower-Tier REMIC Distribution Account	317
LSRP	165
LTV Ratio	144
M
MAI	307
Major Decision	363
Major Decision Reporting Package	363
MAS	18
Master Servicer Decision	346
Master Servicer Proposed Course of Action Notice	396
Master Servicer Remittance Date	312
Material Defect	304
Maturity/ARD Balance	145
Midland	254
MiFID II	15, 455, 456
MLPA	300
MOA	259
Modeling Assumptions	432
Modification Fees	327
Moody’s	405
Mortgage	142
Mortgage File	300
Mortgage Loan Seller	225
Mortgage Loans	141
Mortgage Note	142
Mortgage Pool	141
Mortgage Rate	272
Mortgaged Property	142
mortgages	412
N
Natixis	254
Net Mortgage Rate	272
Net Operating Income	145
NFA	167
NFIP	87
NI 33-105	20
NJDEP	165
NOI Date	145
Nomura	254
Non VRR Gain-on-Sale Remittance Amount	267
Non-Control Note	202
Non-Controlling Holder	202, 208, 211
Nonrecoverable Advance	314
Non-Serviced AB Whole Loan	202
Non-Serviced Certificate Administrator	202
Non-Serviced Companion Loan	202
Non-Serviced Directing Certificateholder	202

Non-Serviced Intercreditor Agreement	202
Non-Serviced Master Servicer	202
Non-Serviced Mortgage Loan	202
Non-Serviced Operating Advisor	202
Non-Serviced Pari Passu Companion Loan	202
Non-Serviced Pari Passu Whole Loan	202
Non-Serviced PSA	202
Non-Serviced Securitization Trust	203
Non-Serviced Special Servicer	203
Non-Serviced Trustee	203
Non-Serviced Whole Loan	203
Non-U.S. Person	451
Non-VRR Certificates	263
Non-VRR Gain-on-Sale Reserve Account	318
non-VRR percentage	36
Non-VRR Percentage	261
Non-VRR Principal Distribution Amount	273
Non-VRR Realized Loss	284
Notional Amount	264
NRA	145
NRSRO	287, 461
NRSRO Certification	290
NYSDEC	163
O
Occupancy Date	145
Offered Certificates	263
off-line	83
OID Regulations	444
OLA	133
one action	100
One SoHo Square A Notes	212
One SoHo Square B Notes	212
One SoHo Square Certificate Registrar	215
One SoHo Square Co-Lender Agreement	213
One SoHo Square Companion Loans	212
One SoHo Square Consultation Termination Event	215
One SoHo Square Directing Holder	215
One SoHo Square Master Servicer	213
One SoHo Square Mortgage Loan	212
One SoHo Square Non-Standalone Pari Passu Companion Loans	212
One SoHo Square Notes	212
One SoHo Square Pari Passu Companion Loans	212
One SoHo Square Special Servicer	213
One SoHo Square Standalone Companion Loans	212
One SoHo Square Standalone Pari Passu Companion Loans	212
One SoHo Square Subordinate Companion Loans	212
One SoHo Square Whole Loan	212
Operating Advisor Annual Report	372
Operating Advisor Consulting Fee	333
Operating Advisor Expenses	334
Operating Advisor Fee	333
Operating Advisor Fee Rate	333
Operating Advisor Standard	372
Operating Advisor Termination Event	375
Operating Statements	149
P
P&I Advance	312
P1	200
P1 Amount	200
P1 Holder	200
P1 JV	200
P2	200
P2 Amount	200
P2 Holder	200
P2 JV	200
PACE	101
PacificCal	178
PADEP	164
PAR	222, 239
Par Purchase Price	359
Pari Passu Companion Loan	141
Pari Passu Companion Loans	141
Participants	296
Parties in Interest	458
Pass-Through Rate	271
Patriot Act	425
payment in lieu of taxes	105
PCR	233, 249
Pentalpha Surveillance	258
Percentage Interest	265
Periodic Payments	266
Permitted Investments	265, 318
Permitted Special Servicer/Affiliate Fees	333
Phase I	163
Phase II	163
PIPs	83, 168
Plans	457
PML	249

PRC	17
Preferred Return	200
Preliminary Dispute Resolution Election Notice	397
Prepayment Assumption	445
Prepayment Interest Excess	281
Prepayment Interest Shortfall	281
Previous Owner	164
Prime Rate	316
Principal Balance Certificates	263
Principal Shortfall	274
Privileged Information	374
Privileged Information Exception	375
Privileged Person	287
Professional Investors	18
Prohibited Prepayment	282
Promotion of Collective Investment Schemes Exemptions Order	17
Proposed Course of Action	396
Proposed Course of Action Notice	396
PS8600	161
PSA	263
PSA Party Repurchase Request	396
PTCE	460
Purchase Price	306
Q
QOZs	146
Qualified Opportunity Zone	146
Qualified Replacement Special Servicer	387
Qualified Substitute Mortgage Loan	306
Qualifying CRE Loan Percentage	260
R
RAC No-Response Scenario	404
RAO	167
Rated Final Distribution Date	281
Rating Agencies	405
Rating Agency Confirmation	405
RBSLs	167
REA	71
Realized Losses	285
REC	163
Record Date	265
Refinancing/P&S Document	332
Registration Statement	457
Regular Certificates	263
Regular Interestholder	444
Regular Interests	441
Regulation AB	406
Reimbursement Rate	316
Related Proceeds	315
Release Date	190
Relevant Investor	19
Relevant Persons	17
Relief Act	425
REMIC	441
REMIC LTV Test	136
REMIC Regulations	441
REO Account	318
REO Loan	276
REO Property	353
REPSG	165
Repurchase Request	396
Requesting Certificateholder	398
Requesting Holders	341
Requesting Investor	299
Requesting Party	404
Required Risk Retention Percentage	260
Requirements	425
Residual Certificates	263
Resolution Failure	396
Resolved	396
Restricted Group	459
Restricted Party	375
Retaining Parties	260
Retaining Sponsor	259
Review Materials	380
Revised Rate	187, 272
RevPAR	146
Risk Retention Consultation Party	288
Risk Retention Requirements	117
RMBS	234
Rooms	150
Routine Disbursements	346
RR Interest	259
RR Interest Balance	262
RR Interest Owner	4, 259
Rule 15Ga-1	224
Rule 17g-5	290
S
S&P	255
SARS-CoV-2	59
SCDHEC	167
Scheduled Principal Distribution Amount	273
SEC	242
Securities Act	406
Securitization Accounts	318
Securitization Regulation	117
SEL	249
Senior Certificates	263
Serviced Mortgage Loan	203
Serviced Pari Passu Companion Loan	203

Serviced Pari Passu Mortgage Loan	203
Serviced Pari Passu Whole Loan	203
Serviced Whole Loan	203
Servicer Termination Event	389
Servicing Advances	313
Servicing Fee	325
Servicing Fee Rate	325
Servicing Shift Mortgage Loan	203
Servicing Shift PSA	203
Servicing Shift Securitization Date	203
Servicing Shift Whole Loan	204
Servicing Standard	311
Servicing Transfer Event	351
SF	146
SFA	18
SFO	18
Similar Law	457
SMMEA	461
Soft Lockbox	146
SOHO 2021-SOHO Securitization	213
SOHO 2021-SOHO TSA	213
Sonder	155, 176
Special Servicing Fee	328
Special Servicing Fee Rate	328
Specially Serviced Loans	351
Sponsor	225
Springing Cash Management	146
Springing Lockbox	146
Sq. Ft.	146
Square Feet	146
SSB Pref	201
SSDS	163
Startup Day	442
Stated Principal Balance	275
Structured Product	18
Subject Loans	334
Subordinate Certificates	263
Subordinate Companion Loan	141, 204
Subordinate Companion Loans	141
Subsequent Asset Status Report	354
Sub-Servicing Agreement	312
Sugar Bay	170
sunset clauses	89
Syndicate Insurance Rating Requirements	5
T
T-12	146
Term to Maturity	146
Terms and Conditions	298
Terrorism Insurance Program	88
Tests	381
The Ziggurat Debt Service Coverage Ratio Condition	191
The Ziggurat Debt Yield Condition	191
The Ziggurat LTV Condition	191
The Ziggurat Parking Garage	178
Title V	424
TRIPRA	88, 10
Trust REMIC	53
Trust REMICs	265, 441
Trustee	252
TSA	175
TTM	146
U
U.S. Person	451
UCC	412
UK	15
UK Due Diligence Requirements	116
UK Institutional Investor	117
UK PRIIPS Regulation	15
UK Product Governance Rules	16
UK Prospectus Regulation	15
UK Retail Investor	15
UK Securitization Regulation	16
Underwriter Entities	108
Underwriting Agreement	454
Underwritten Expenses	146
Underwritten NCF Debt Yield	147
Underwritten Net Cash Flow	147
Underwritten Net Cash Flow Debt Service Coverage Ratio	147
Underwritten Net Operating Income Debt Service Coverage Ratio	147
Underwritten NOI	148
Underwritten Revenues	149
Unfair and Deceptive Practices Acts	72
Units	150
Unscheduled Principal Distribution Amount	274
Unsolicited Information	380
Upper-Tier REMIC	53, 265, 441
Upper-Tier REMIC Distribution Account	317
UST	166
UW Expenses	146
UW NCF	147
UW NCF Debt Yield	147
UW NCF DSCR	147
UW NOI	148
UW NOI Debt Yield	149, 150
UW NOI DSCR	147
UW NOI DY	149

V
VCP	163
Volcker Rule	139
Voting Rights	295
VRP	166
VRR Allocation Percentage	262
VRR Available Funds	260
VRR interest	4
VRR Interest	259, 263
VRR Interest Balance	262
VRR Interest Distribution Amount	262
VRR Interest Gain-on-Sale Remittance Amount	267
VRR Interest Gain-on-Sale Reserve Account	318
VRR Interest Owners	4, 259
VRR Interest Rate	261
VRR percentage	36
VRR Percentage	260
VRR Principal Distribution Amount	262
VRR Realized Loss	261
VRR Realized Loss Interest Distribution Amount	262
VRR REMIC Regular Interests	441
VRR-A Risk Retention Consultation Party	288
VRR-B Risk Retention Consultation Party	288
VVP8600	161
W
WAC Rate	272
Weighted Average Mortgage Rate	150
Wells Fargo Bank	252
Whole Loan	141
Withheld Amounts	318
Workout Fee	328
Workout Fee Rate	328
Workout-Delayed Reimbursement Amount	316
Y
Yield Maintenance Charge	280
YM Group A	279
YM Group B	279
YM Group D	279
YM Groups	279

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

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BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address	City	County	State	Zip Code	General Property Type
									1								2
1	1	Loan	1,5,12,13,14,15,18,27	1	One SoHo Square	9.8%	100.0%	GSBI, DBRI, BMO	GSMC, GACC	Yes - Group 1	NAP	161 Avenue of the Americas and 233 Spring Street	New York	New York	New York	10013	Office
2	2	Loan	20	1	The Ziggurat	4.3%	100.0%	CREFI	CREFI	NAP	NAP	701-707 3rd Street	West Sacramento	Yolo	California	95605	Office
3	3	Loan	13,20,26	1	Doral Concourse	4.1%	100.0%	CREFI	CREFI	NAP	NAP	8400 Northwest 36th Street	Doral	Miami-Dade	Florida	33166	Office
4	4	Loan	3,6,23,25,27	1	909 Third Avenue Fee	3.3%	100.0%	JPMCB	JPMCB	NAP	NAP	909 Third Avenue	New York	New York	New York	10022	Other
5	5	Loan	5,12,23	1	College Point	2.9%	100.0%	GSBI	GSMC	NAP	NAP	135-05 20th Avenue	College Point	Queens	New York	11356	Retail
6	6	Loan		1	Swingline Building	2.9%	100.0%	CREFI	CREFI	Yes - Group 1	NAP	32-00 Skillman Avenue	Long Island City	Queens	New York	11101	Industrial
7	7	Loan	2,4	9	U-Haul Sac 22	2.7%		DBNY	GACC	NAP	NAP	Various	Various	Various	Various	Various	Self Storage
7.01	7.01	Property		1	Coon Rapids	0.5%	19.7%					3401 Coon Rapids Boulevard Northwest	Coon Rapids	Anoka	Minnesota	55433	Self Storage
7.02	7.02	Property		1	Manassas Park	0.4%	16.4%					8537 Centreville Road	Manassas Park	Manassas Park City	Virginia	20111	Self Storage
7.03	7.03	Property		1	Route 295	0.4%	15.7%					375, 411 and 425 Marginal Way	Portland	Cumberland	Maine	04101	Self Storage
7.04	7.04	Property		1	Westcreek	0.4%	12.8%					3019 Altamesa Boulevard	Fort Worth	Tarrant	Texas	76133	Self Storage
7.05	7.05	Property		1	Causeway Boulevard	0.2%	8.7%					3800 North Causeway Boulevard	Metairie	Jefferson	Louisiana	70002	Self Storage
7.06	7.06	Property		1	State Avenue	0.2%	8.5%					5200 State Avenue	Kansas City	Wyandotte	Kansas	66102	Self Storage
7.07	7.07	Property		1	Ina Road	0.2%	8.3%					4040 West Ina Road	Tucson	Pima	Arizona	85741	Self Storage
7.08	7.08	Property		1	Jolly & Cedar	0.1%	5.3%					5020 South Cedar Street	Lansing	Ingham	Michigan	48910	Self Storage
7.09	7.09	Property		1	Automall	0.1%	4.6%					4655 North Oracle Road	Tucson	Pima	Arizona	85705	Self Storage
8	8	Loan	21,24	1	Red Rose Commons	2.5%	100.0%	CREFI	CREFI	NAP	NAP	1700 Fruitville Pike	Lancaster	Lancaster	Pennsylvania	17601	Retail
9	9	Loan		1	Glenmuir of Naperville	2.4%	100.0%	CREFI	CREFI	NAP	NAP	2604 Rockport Lane	Naperville	Will	Illinois	60564	Multifamily
10	10	Loan	5,12,13,14,17,21,25	1	Watermark Tempe	2.4%	100.0%	DBRI	GACC	NAP	NAP	410 - 430 North Scottsdale Road	Tempe	Maricopa	Arizona	85281	Mixed Use
11	11	Loan	13,14,17,20	1	Koppers Building	2.3%	100.0%	JPMCB	JPMCB	NAP	NAP	436 Seventh Avenue	Pittsburgh	Allegheny	Pennsylvania	15219	Office
12	12	Loan	1,3,5,12,20,21	6	Huntsville Office Portfolio	2.2%		CREFI, DBRI	CREFI, GACC	NAP	NAP	Various	Huntsville	Madison	Alabama	Various	Office
12.01	12.01	Property		1	Research Place	0.5%	24.9%					5000 Bradford Boulevard Northwest	Huntsville	Madison	Alabama	35805	Office
12.02	12.02	Property		1	Research Park Office Center	0.5%	21.1%					7037-7067 Madison Pike Northwest	Huntsville	Madison	Alabama	35806	Office
12.03	12.03	Property		1	Regions Center	0.4%	19.5%					200 Clinton Avenue West	Huntsville	Madison	Alabama	35801	Office
12.04	12.04	Property		1	301 Voyager Way	0.3%	14.7%					301 Voyager Way Northwest	Huntsville	Madison	Alabama	35806	Office
12.05	12.05	Property		1	Intuitive Center I & II	0.2%	11.0%					5030 Bradford Boulevard Northwest	Huntsville	Madison	Alabama	35805	Office
12.06	12.06	Property		1	Lakeside Center I & II	0.2%	8.8%					620 Discovery Drive Northwest	Huntsville	Madison	Alabama	35806	Office
13	13	Loan	13,23,26	1	Jacksonville Concourse	2.0%	100.0%	CREFI	CREFI	NAP	NAP	5200, 5210 and 5220 Belfort Road	Jacksonville	Duval	Florida	32256	Office
14	14	Loan	3,12,15	1	Promenade at New Town	2.0%	100.0%	JPMCB	JPMCB	NAP	NAP	3301 Domain Street	St. Charles	St. Charles	Missouri	63301	Multifamily
15	15	Loan	1,3,4,5,7,9	1	Woodbridge Corporate Plaza Leased Fee	2.0%	100.0%	GSBI, AREF	GSMC	NAP	NAP	485 Route 1 South	Iselin	Middlesex	New Jersey	08830	Other
16	16	Loan	5,12,16,20	21	ExchangeRight Net Leased Portfolio #48	2.0%		CREFI	CREFI	NAP	NAP	Various	Various	Various	Various	Various	Various
16.01	16.01	Property		1	Food4Less - Chicago Heights	0.2%	10.8%					1333 Western Avenue	Chicago Heights	Cook	Illinois	60411	Retail
16.02	16.02	Property		1	Walgreens - Bridgeview	0.2%	9.9%					7878 South Harlem Avenue	Bridgeview	Cook	Illinois	60455	Retail
16.03	16.03	Property		1	Walgreens - Alton	0.2%	8.2%					1650 Washington Avenue	Alton	Madison	Illinois	62002	Retail
16.04	16.04	Property		1	Walgreens - Alexandria	0.1%	7.5%					1 Viewpoint Drive	Alexandria	Campbell	Kentucky	41001	Retail
16.05	16.05	Property		1	First Midwest Bank - DeKalb	0.1%	5.9%					130 West Lincoln Highway	DeKalb	DeKalb	Illinois	60115	Retail
16.06	16.06	Property		1	First Midwest Bank - Schaumburg	0.1%	5.6%					2601 West Schaumburg Road	Schaumburg	Cook	Illinois	60194	Retail
16.07	16.07	Property		1	Walgreens - Oklahoma City	0.1%	4.9%					4300 Southeast 29th Street	Del City	Oklahoma	Oklahoma	73115	Retail
16.08	16.08	Property		1	CVS - Zanesville	0.1%	4.9%					1208-1212 Maple Avenue	Zanesville	Muskingum	Ohio	43701	Retail
16.09	16.09	Property		1	CVS Pharmacy - Hagerstown	0.1%	4.8%					10 East Wilson Boulevard	Hagerstown	Washington	Maryland	21740	Retail
16.10	16.10	Property		1	Fresenius Medical Care - Lawrenceville	0.1%	4.7%					1115 Herrington Road	Lawrenceville	Gwinnett	Georgia	30044	Office
16.11	16.11	Property		1	First Midwest Bank - Joliet	0.1%	4.7%					1415 West Jefferson Street	Joliet	Will	Illinois	60435	Retail
16.12	16.12	Property		1	Memorial Health System - Decatur	0.1%	4.7%					4455 US Route 36 East	Decatur	Macon	Illinois	62521	Office
16.13	16.13	Property		1	CVS - Decatur	0.1%	4.6%					4037 Glenwood Road	Decatur	DeKalb	Georgia	30032	Retail
16.14	16.14	Property		1	Verizon - Beloit	0.1%	3.3%					2911 Milwaukee Road	Beloit	Rock	Wisconsin	53511	Retail
16.15	16.15	Property		1	Dollar Tree - Grimes	0.1%	2.6%					480 Gateway Drive	Grimes	Polk	Iowa	50111	Retail
16.16	16.16	Property		1	Dollar General - Belle Chasse	0.0%	2.2%					206 Woodland Highway	Belle Chasse	Plaquemines	Louisiana	70037	Retail
16.17	16.17	Property		1	Sherwin Williams - Urbana	0.0%	2.2%					203 North Vine Street	Urbana	Champaign	Illinois	61802	Retail
16.18	16.18	Property		1	Dollar General - Camden	0.0%	2.2%					2722 Federal Street	Camden	Camden	New Jersey	08105	Retail
16.19	16.19	Property		1	Dollar General - Thibodaux	0.0%	2.1%					1931 Highway 308	Thibodaux	Lafourche	Louisiana	70301	Retail
16.20	16.20	Property		1	Dollar General - Houma	0.0%	2.1%					308 Grand Caillou Road	Houma	Terrebonne	Louisiana	70363	Retail
16.21	16.21	Property		1	Dollar General - South Bend	0.0%	2.0%					25460 State Road 2	South Bend	St. Joseph	Indiana	46619	Retail
17	17	Loan	10,13,14,23	1	St. John’s Town Center North	1.9%	100.0%	JPMCB	JPMCB	NAP	NAP	4413 Town Center Parkway	Jacksonville	Duval	Florida	32246	Retail
18	18	Loan	13	1	Campbell Plaza	1.9%	100.0%	GSBI	GSMC	NAP	NAP	2800-2990 North Campbell Avenue	Tucson	Pima	Arizona	85719	Retail
19	19	Loan	14,20	1	Montgomery Plaza	1.9%	100.0%	DBRI	GACC	NAP	NAP	5001 Montgomery Boulevard Northeast	Albuquerque	Bernalillo	New Mexico	87109	Retail
20	20	Loan	5,12,14,21,22,25	1	2 Washington	1.8%	100.0%	DBRI	GACC	NAP	NAP	2 Washington Street - Unit 3A	New York	New York	New York	10004	Multifamily
21	21	Loan	20,24	3	CPC Portfolio	1.7%		CREFI	CREFI	NAP	NAP	Various	Various	Various	Various	Various	Retail
21.01	21.01	Property		1	Gateway Plaza	0.8%	44.9%					1305-1335 Western Boulevard	Jacksonville	Onslow	North Carolina	28546	Retail
21.02	21.02	Property		1	Westland Plaza	0.6%	35.9%					6725-6905 Odana Road	Madison	Dane	Wisconsin	53719	Retail
21.03	21.03	Property		1	Orland Corners	0.3%	19.2%					15102-15148 South La Grange Road	Orland Park	Cook	Illinois	60462	Retail
22	22	Loan	5,13,14	1	Colonnade Corporate Center	1.7%	100.0%	JPMCB	JPMCB	NAP	NAP	3500, 3700, 3800 Colonnade Parkway	Birmingham	Jefferson	Alabama	35243	Office
23	23	Loan	13,15,22	1	125 West 16th Street	1.6%	100.0%	CREFI	CREFI	NAP	NAP	125 West 16th Street	New York	New York	New York	10011	Multifamily
24	24	Loan		7	Brooklyn Multi Portfolio	1.6%		CREFI	CREFI	NAP	NAP	Various	Brooklyn	Kings	New York	Various	Multifamily
24.01	24.01	Property		1	4219 15th Avenue	0.4%	24.4%					4219 15th Avenue	Brooklyn	Kings	New York	11219	Multifamily
24.02	24.02	Property		1	662 Park Place	0.4%	22.0%					662 Park Place	Brooklyn	Kings	New York	11216	Multifamily
24.03	24.03	Property		1	30 Claver Place	0.2%	14.3%					30 Claver Place	Brooklyn	Kings	New York	11238	Multifamily
24.04	24.04	Property		1	132 New York Avenue	0.2%	12.4%					132 New York Avenue	Brooklyn	Kings	New York	11216	Multifamily
24.05	24.05	Property		1	269 Kosciuszko Street	0.2%	11.7%					269 Kosciuszko Street	Brooklyn	Kings	New York	11221	Multifamily
24.06	24.06	Property		1	1100 DeKalb Ave	0.1%	7.9%					1100 DeKalb Avenue	Brooklyn	Kings	New York	11221	Multifamily
24.07	24.07	Property		1	119 Albany Ave	0.1%	7.4%					119 Albany Avenue	Brooklyn	Kings	New York	11213	Multifamily
25	25	Loan	5,15	1	4500 Academy Road Distribution Center	1.6%	100.0%	CREFI	CREFI	NAP	NAP	4500 Academy Road	Cookeville	Putnam	Tennessee	38506	Industrial
26	26	Loan	21,27	1	Dreamland Shopping Center	1.5%	100.0%	JPMCB	JPMCB	NAP	NAP	83 South Tunnel Road	Asheville	Buncombe	North Carolina	28805	Retail
27	27	Loan	1,2,5,12,13,21,22,26,27	1	The Domain	1.5%	100.0%	GSBI, BANA	GSMC	NAP	NAP	11410 Century Oaks Terrace	Austin	Travis	Texas	78758	Retail
28	28	Loan	13,14,21	1	733 Amsterdam Ave	1.3%	100.0%	CREFI	CREFI	Yes - Group 2	NAP	733 Amsterdam Avenue	New York	New York	New York	10025	Retail
29	29	Loan	20	1	949-955 Flatbush Avenue	1.3%	100.0%	CREFI	CREFI	NAP	NAP	949-955 Flatbush Avenue	Brooklyn	Kings	New York	11235	Mixed Use
30	30	Loan		1	116 East 124th Street	1.3%	100.0%	CREFI	CREFI	NAP	NAP	116-120 East 124th Street	New York	New York	New York	10035	Office
31	31	Loan		3	Cityline Louisiana Storage Portfolio	1.3%		CREFI	CREFI	Yes - Group 3	NAP	Various	Various	Various	Louisiana	Various	Self Storage
31.01	31.01	Property		1	Extra Space Lodi	0.6%	44.8%					6130 Lodi Road	Alexandria	Rapides	Louisiana	71303	Self Storage
31.02	31.02	Property		1	Extra Space Leesville	0.5%	36.4%					12558 Lake Charles Highway	Leesville	Vernon	Louisiana	71446	Self Storage
31.03	31.03	Property		1	Extra Space Windmere	0.2%	18.8%					240 Windermere Boulevard	Alexandria	Rapides	Louisiana	71303	Self Storage
32	32	Loan	10,14,17,20	1	Pennsauken Logistics Center	1.3%	100.0%	JPMCB	JPMCB	NAP	NAP	8600 River Road	Pennsauken Township	Camden	New Jersey	08110	Industrial
33	33	Loan	13	1	Wheatland Marketplace	1.3%	100.0%	CREFI	CREFI	NAP	NAP	3116 South Route 59	Naperville	Will	Illinois	60564	Retail
34	34	Loan	22	6	Ohio Storage Portfolio	1.1%		CREFI	CREFI	NAP	NAP	Various	Various	Various	Ohio	Various	Self Storage
34.01	34.01	Property		1	Budget Storage	0.3%	23.9%					425 Milan Avenue	Norwalk	Huron	Ohio	44857	Self Storage
34.02	34.02	Property		1	Liberty Avenue Self Storage	0.2%	19.9%					3032 Liberty Avenue	Vermilion	Lorain	Ohio	44089	Self Storage
34.03	34.03	Property		1	Lorain Baumhart Storage	0.2%	19.5%					6201 Baumhart Road	Lorain	Lorain	Ohio	44053	Self Storage
34.04	34.04	Property		1	Factory Drive	0.1%	13.2%					4817 Factory Drive	Fairfield	Butler	Ohio	45014	Self Storage
34.05	34.05	Property		1	All American Mini Storage	0.1%	12.4%					7702 Milan Road	Sandusky	Erie	Ohio	44870	Self Storage
34.06	34.06	Property		1	Northern Royalton Discount Storage	0.1%	11.1%					10001 York Theta Drive	North Royalton	Cuyahoga	Ohio	44133	Self Storage
35	35	Loan	14,17,20,22,23	1	5800 Uplander	1.1%	100.0%	DBRI	GACC	NAP	NAP	5800 Uplander Way	Culver City	Los Angeles	California	90230	Office
36	36	Loan	13,20	1	Southland Office Center	1.0%	100.0%	DBRI	GACC	NAP	NAP	24301 Southland Drive	Hayward	Alameda	California	94545	Office
37	37	Loan	13	1	Lake Mead Decatur	0.9%	100.0%	DBRI	GACC	NAP	NAP	1941 North Decatur Boulevard	Las Vegas	Clark	Nevada	89108	Retail
38	38	Loan	14,27	1	Cumberland Crossing	0.9%	100.0%	JPMCB	JPMCB	NAP	NAP	2231-2299 North 2nd Street	Millville	Cumberland	New Jersey	08332	Retail

A-1-1

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	% of Initial Pool Balance	% of Loan Balance	Mortgage Loan Originator	Mortgage Loan Seller	Related Group	Crossed Group	Address	City	County	State	Zip Code	General Property Type
									1								2
39	39	Loan	17	9	SVEA Portfolio II	0.9%		DBRI	GACC	NAP	NAP	Various	Various	Various	Various	Various	Office
39.01	39.01	Property		1	Dallas	0.2%	22.2%					2726-2730 Coombs Creek Drive	Dallas	Dallas	Texas	75211	Office
39.02	39.02	Property		1	Spring Valley	0.2%	17.9%					8202 Spring Valley Road	Dallas	Dallas	Texas	75240	Office
39.03	39.03	Property		1	Lawton	0.1%	13.3%					924 Southwest 38th Street	Lawton	Comanche	Oklahoma	73505	Office
39.04	39.04	Property		1	Grand Prairie	0.1%	9.0%					828 South Carrier Parkway	Grand Prairie	Dallas	Texas	75051	Office
39.05	39.05	Property		1	Longview	0.1%	9.0%					2130 Alpine Road	Longview	Gregg	Texas	75601	Office
39.06	39.06	Property		1	Garland	0.1%	8.0%					2851 Dairy Road	Garland	Dallas	Texas	75041	Office
39.07	39.07	Property		1	San Antonio	0.1%	7.9%					4371 East Southcross Boulevard	San Antonio	Bexar	Texas	78222	Office
39.08	39.08	Property		1	Texas City	0.1%	7.6%					5631 Attwater Avenue	Texas City	Galveston	Texas	77539	Office
39.09	39.09	Property		1	Odessa	0.0%	5.1%					701 McDonald Street	Odessa	Ector	Texas	79761	Office
40	40	Loan		3	Farrell Hampton Portfolio	0.9%		DBRI	GACC	NAP	NAP	Various	Various	Suffolk	New York	Various	Various
40.01	40.01	Property		1	269 Butter Lane	0.4%	52.1%					269 Butter Lane	Bridgehampton	Suffolk	New York	11932	Industrial
40.02	40.02	Property		1	Farrell Executive Plaza	0.3%	34.3%					425 County Road 39	Southampton	Suffolk	New York	11968	Office
40.03	40.03	Property		1	Watermill Plaza	0.1%	13.6%					734 Montauk Highway	Water Mill	Suffolk	New York	11976	Retail
41	41	Loan	13	1	4201 Tonnelle Ave	0.8%	100.0%	CREFI	CREFI	Yes - Group 4	NAP	4201 Tonnelle Avenue	North Bergen	Hudson	New Jersey	07047	Industrial
42	42	Loan		1	Kautex Industrial	0.8%	100.0%	CREFI	CREFI	NAP	NAP	2627 Clark Avenue	Detroit	Wayne	Michigan	48210	Industrial
43	43	Loan		1	Logan Industrial	0.8%	100.0%	CREFI	CREFI	NAP	NAP	1000 Blasingame Road	Hempstead	Waller	Texas	77445	Industrial
44	44	Loan	13	1	shareDowntown	0.7%	100.0%	DBRI	GACC	NAP	NAP	1310 South Casino Center Boulevard	Las Vegas	Clark	Nevada	89104	Multifamily
45	45	Loan	14,17,22	1	Lucid Motors	0.7%	100.0%	DBRI	GACC	NAP	NAP	355 Adrian Road	Millbrae	San Mateo	California	94030	Industrial
46	46	Loan	3,13,22	1	AAA Platte	0.7%	100.0%	DBRI	GACC	NAP	NAP	4510 Edison Avenue and 625 North Murray Boulevard	Colorado Springs	El Paso	Colorado	80915	Mixed Use
47	47	Loan	18,25	1	Mountain View Office	0.7%	100.0%	CREFI	CREFI	NAP	NAP	660 South 200 East	Salt Lake City	Salt Lake	Utah	84111	Office
48	48	Loan		1	Hillside Apartments	0.7%	100.0%	DBRI	GACC	NAP	NAP	111 Hillside Drive	Independence	Jackson	Missouri	64050	Multifamily
49	49	Loan		1	La Perla Apartments	0.7%	100.0%	CREFI	CREFI	NAP	NAP	3287 Tara Court East	Speedway	Marion	Indiana	46224	Multifamily
50	50	Loan	23	1	Publix Enterprise	0.7%	100.0%	GSBI	GSMC	Yes - Group 5	NAP	847 Boll Weevil Circle	Enterprise	Coffee	Alabama	36330	Retail
51	51	Loan	13	1	Amazon Prime Wynwood	0.7%	100.0%	CREFI	CREFI	NAP	NAP	65, 101, 129 Northeast 23rd Street	Miami	Miami-Dade	Florida	33137	Industrial
52	52	Loan	13	1	Turner Farms	0.7%	100.0%	DBRI	GACC	NAP	NAP	3620 Benson Road	Garner	Wake	North Carolina	27529	Self Storage
53	53	Loan	2,15,17,22	1	3915 14th Avenue	0.7%	100.0%	GSBI	GSMC	NAP	NAP	3915 14th Avenue	Brooklyn	Kings	New York	11218	Mixed Use
54	54	Loan	23	1	Courtyard Lubbock	0.7%	100.0%	CREFI	CREFI	NAP	NAP	308 Avenue V	Lubbock	Lubbock	Texas	79415	Hospitality
55	55	Loan		1	2102 Avenue Z	0.6%	100.0%	CREFI	CREFI	NAP	NAP	2102 Avenue Z	Brooklyn	Kings	New York	11235	Mixed Use
56	56	Loan	30	1	TownPlace Suites by Marriott Cleveland, TN	0.6%	100.0%	DBRI	GACC	NAP	NAP	160 Bernham Drive	Cleveland	Bradley	Tennessee	37312	Hospitality
57	57	Loan		1	45 Crossways Park Drive	0.6%	100.0%	CREFI	CREFI	NAP	NAP	43-45 Crossways Park Drive	Woodbury	Nassau	New York	11797	Office
58	58	Loan	14	1	80 NE 40th Street	0.5%	100.0%	JPMCB	JPMCB	NAP	NAP	80 NE 40th Street	Miami	Miami-Dade	Florida	33137	Retail
59	59	Loan		1	5517 Broadway	0.5%	100.0%	CREFI	CREFI	Yes - Group 2	NAP	5517 Broadway	Bronx	Bronx	New York	10463	Retail
60	60	Loan		1	Home2 Suites - Columbia SC	0.5%	100.0%	CREFI	CREFI	NAP	NAP	7340 Garners Ferry Road	Columbia	Richland	South Carolina	29209	Hospitality
61	61	Loan		2	CityLine TX & TN Portfolio	0.5%		CREFI	CREFI	Yes - Group 3	NAP	Various	Various	Various	Various	Various	Self Storage
61.01	61.01	Property		1	Four Seasons Self Storage	0.3%	58.3%					1385 South Jefferson Avenue	Cookeville	Putnam	Tennessee	38506	Self Storage
61.02	61.02	Property		1	Storage Plus of College Station	0.2%	41.7%					11990 Old Wellborn Road	College Station	Brazos	Texas	77845	Self Storage
62	62	Loan		1	Shoppes at Stonebrook	0.4%	100.0%	GSBI	GSMC	Yes - Group 5	NAP	1667 Ooltewah Ringgold Road	Ooltewah	Hamilton	Tennessee	37363	Retail
63	63	Loan		1	Buckner Pointe Apartments	0.4%	100.0%	CREFI	CREFI	NAP	NAP	4705-4711 West Highway 146	Buckner	Oldham	Kentucky	40010	Multifamily
64	64	Loan		1	4001 Dell Ave	0.4%	100.0%	CREFI	CREFI	Yes - Group 4	NAP	4001 Dell Avenue	North Bergen	Hudson	New Jersey	07047	Industrial
65	65	Loan		1	2679 Redondo	0.4%	100.0%	CREFI	CREFI	NAP	NAP	2679 Redondo Avenue	Long Beach	Los Angeles	California	90806	Office
66	66	Loan	14	1	CIC Gilbert	0.4%	100.0%	CREFI	CREFI	NAP	NAP	838 West Elliot Road	Gilbert	Maricopa	Arizona	85233	Office
67	67	Loan		1	Vallen Distribution Center	0.4%	100.0%	CREFI	CREFI	NAP	NAP	12717 Ann Street	Santa Fe Springs	Los Angeles	California	90670	Industrial
68	68	Loan	13	2	Conroe Texas Multifamily Portfolio	0.3%		DBRI	GACC	NAP	NAP	Various	Conroe	Montgomery	Texas	77301	Multifamily
68.01	68.01	Property		1	The Lofts of Conroe	0.3%	80.8%					701 & 715 North Frazier Street	Conroe	Montgomery	Texas	77301	Multifamily
68.02	68.02	Property		1	Glenwood Villas	0.1%	19.2%					909-913 West Lewis Street	Conroe	Montgomery	Texas	77301	Multifamily
69	69	Loan		1	4138 Broadway	0.3%	100.0%	CREFI	CREFI	Yes - Group 2	NAP	4138 Broadway	New York	New York	New York	10033	Retail
70	70	Loan		1	Fairway at Fianna Hills	0.2%	100.0%	DBRI	GACC	NAP	NAP	2100 Brooken Hill Drive	Fort Smith	Sebastian	Arkansas	72908	Multifamily
71	71	Loan		1	Cityline Port Charlotte	0.2%	100.0%	CREFI	CREFI	Yes - Group 3	NAP	23227 Freedom Avenue	Port Charlotte	Charlotte	Florida	33980	Self Storage

A-1-2

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)
						2			3			4,5	4,5	4			6	7,8,9
1	1	Loan	1,5,12,13,14,15,18,27	1	One SoHo Square	CBD	1904-1926	2016	786,891	SF	597.29	135,000,000	135,000,000	135,000,000	2.72466879%	0.01486%	2.70980879%	NAP
2	2	Loan	20	1	The Ziggurat	CBD	1998	NAP	373,725	SF	158.04	59,065,000	59,065,000	59,065,000	3.13000%	0.01986%	3.11014%	NAP
3	3	Loan	13,20,26	1	Doral Concourse	Suburban	2001	2018	240,669	SF	232.68	56,000,000	56,000,000	56,000,000	3.31000%	0.00986%	3.30014%	NAP
4	4	Loan	3,6,23,25,27	1	909 Third Avenue Fee	Leased Fee	NAP	NAP	82,341	SF	546.51	45,000,000	45,000,000	45,000,000	3.18800%	0.00986%	3.17814%	NAP
5	5	Loan	5,12,23	1	College Point	Anchored	1998	NAP	331,130	SF	211.40	40,000,000	40,000,000	40,000,000	3.56600%	0.00986%	3.55614%	NAP
6	6	Loan		1	Swingline Building	Flex	1951	2015	369,759	SF	108.18	40,000,000	40,000,000	40,000,000	3.50000%	0.00986%	3.49014%	NAP
7	7	Loan	2,4	9	U-Haul Sac 22	Self Storage	Various	Various	282,197	SF	133.36	37,720,000	37,633,193	25,611,869	2.59000%	0.00986%	2.58014%	170,932.98
7.01	7.01	Property		1	Coon Rapids	Self Storage	1955	2003	41,094	SF		7,444,226	7,427,094	5,054,627
7.02	7.02	Property		1	Manassas Park	Self Storage	1974, 1996	NAP	41,125	SF		6,169,340	6,155,142	4,188,980
7.03	7.03	Property		1	Route 295	Self Storage	1962, 1963, 1964, 1992	NAP	31,281	SF		5,914,363	5,900,752	4,015,851
7.04	7.04	Property		1	Westcreek	Self Storage	1986	NAP	44,355	SF		4,839,024	4,827,888	3,285,696
7.05	7.05	Property		1	Causeway Boulevard	Self Storage	1994	NAP	21,950	SF		3,275,903	3,268,364	2,224,337
7.06	7.06	Property		1	State Avenue	Self Storage	1969-1992	NAP	30,757	SF		3,198,301	3,190,941	2,171,645
7.07	7.07	Property		1	Ina Road	Self Storage	1989, 1991	NAP	29,250	SF		3,137,329	3,130,109	2,130,245
7.08	7.08	Property		1	Jolly & Cedar	Self Storage	1958	2003	23,185	SF		2,017,646	2,013,003	1,369,981
7.09	7.09	Property		1	Automall	Self Storage	1973, 1975, 1983	NAP	19,200	SF		1,723,868	1,719,901	1,170,506
8	8	Loan	21,24	1	Red Rose Commons	Anchored	1998	NAP	263,453	SF	128.86	34,000,000	33,947,501	26,289,462	3.28000%	0.00986%	3.27014%	148,530.54
9	9	Loan		1	Glenmuir of Naperville	Garden	1999	NAP	321	Units	102,928.35	33,040,000	33,040,000	33,040,000	2.42000%	0.00986%	2.41014%	NAP
10	10	Loan	5,12,13,14,17,21,25	1	Watermark Tempe	Office/Retail	2020	NAP	309,176	SF	391.36	32,500,000	32,500,000	32,500,000	2.84000%	0.00986%	2.83014%	NAP
11	11	Loan	13,14,17,20	1	Koppers Building	CBD	1929	2017	333,518	SF	94.45	31,500,000	31,500,000	26,074,132	3.39600%	0.00986%	3.38614%	139,626.73
12	12	Loan	1,3,5,12,20,21	6	Huntsville Office Portfolio	CBD	Various	Various	1,033,888	SF	77.38	30,000,000	30,000,000	23,312,120	3.41000%	0.00986%	3.40014%	133,210.77
12.01	12.01	Property		1	Research Place	CBD	1980	NAP	275,928	SF		7,464,750	7,464,750	5,800,638
12.02	12.02	Property		1	Research Park Office Center	CBD	1999	NAP	236,507	SF		6,331,875	6,331,875	4,920,314
12.03	12.03	Property		1	Regions Center	CBD	1990	2006	154,918	SF		5,842,875	5,842,875	4,540,327
12.04	12.04	Property		1	301 Voyager Way	CBD	2007	NAP	110,275	SF		4,414,500	4,414,500	3,430,378
12.05	12.05	Property		1	Intuitive Center I & II	CBD	1999	NAP	134,318	SF		3,294,750	3,294,750	2,560,254
12.06	12.06	Property		1	Lakeside Center I & II	CBD	1989	2007	121,942	SF		2,651,250	2,651,250	2,060,209
13	13	Loan	13,23,26	1	Jacksonville Concourse	Suburban	1998	2019	288,147	SF	97.00	27,950,000	27,950,000	27,950,000	3.21000%	0.00986%	3.20014%	NAP
14	14	Loan	3,12,15	1	Promenade at New Town	Garden	2004-2020	NAP	225	Units	122,222.22	27,500,000	27,500,000	27,500,000	3.18000%	0.02986%	3.15014%	NAP
15	15	Loan	1,3,4,5,7,9	1	Woodbridge Corporate Plaza Leased Fee	Leased Fee	NAP	NAP	629,190	SF	79.41	27,500,000	27,481,667	26,950,000	3.93800%	0.00986%	3.92814%	100,437.30
16	16	Loan	5,12,16,20	21	ExchangeRight Net Leased Portfolio #48	Various	Various	Various	267,577	SF	175.78	27,000,000	27,000,000	27,000,000	3.16500%	0.00986%	3.15514%	NAP
16.01	16.01	Property		1	Food4Less - Chicago Heights	Single Tenant	1997	NAP	82,126	SF		2,927,607	2,927,607	2,927,607
16.02	16.02	Property		1	Walgreens - Bridgeview	Single Tenant	2001	NAP	15,120	SF		2,669,289	2,669,289	2,669,289
16.03	16.03	Property		1	Walgreens - Alton	Single Tenant	1997	NAP	15,120	SF		2,210,056	2,210,056	2,210,056
16.04	16.04	Property		1	Walgreens - Alexandria	Single Tenant	2008	2018	14,820	SF		2,037,844	2,037,844	2,037,844
16.05	16.05	Property		1	First Midwest Bank - DeKalb	Single Tenant	2012	NAP	9,708	SF		1,590,092	1,590,092	1,590,092
16.06	16.06	Property		1	First Midwest Bank - Schaumburg	Single Tenant	1994	NAP	4,943	SF		1,521,208	1,521,208	1,521,208
16.07	16.07	Property		1	Walgreens - Oklahoma City	Single Tenant	1996	NAP	13,905	SF		1,331,774	1,331,774	1,331,774
16.08	16.08	Property		1	CVS - Zanesville	Single Tenant	1999	NAP	10,195	SF		1,320,293	1,320,293	1,320,293
16.09	16.09	Property		1	CVS Pharmacy - Hagerstown	Single Tenant	1998	NAP	10,125	SF		1,285,851	1,285,851	1,285,851
16.10	16.10	Property		1	Fresenius Medical Care - Lawrenceville	Medical	2005	NAP	8,659	SF		1,262,889	1,262,889	1,262,889
16.11	16.11	Property		1	First Midwest Bank - Joliet	Single Tenant	1960	NAP	6,299	SF		1,262,889	1,262,889	1,262,889
16.12	16.12	Property		1	Memorial Health System - Decatur	Medical	2011	NAP	5,709	SF		1,262,889	1,262,889	1,262,889
16.13	16.13	Property		1	CVS - Decatur	Single Tenant	1999	NAP	10,125	SF		1,231,317	1,231,317	1,231,317
16.14	16.14	Property		1	Verizon - Beloit	Single Tenant	2021	NAP	2,500	SF		881,152	881,152	881,152
16.15	16.15	Property		1	Dollar Tree - Grimes	Single Tenant	2021	NAP	9,984	SF		688,849	688,849	688,849
16.16	16.16	Property		1	Dollar General - Belle Chasse	Single Tenant	2020	NAP	9,026	SF		605,613	605,613	605,613
16.17	16.17	Property		1	Sherwin Williams - Urbana	Single Tenant	2016	NAP	4,000	SF		605,613	605,613	605,613
16.18	16.18	Property		1	Dollar General - Camden	Single Tenant	1970	2021	7,987	SF		605,613	605,613	605,613
16.19	16.19	Property		1	Dollar General - Thibodaux	Single Tenant	2017	NAP	9,026	SF		579,781	579,781	579,781
16.20	16.20	Property		1	Dollar General - Houma	Single Tenant	2016	NAP	9,100	SF		574,041	574,041	574,041
16.21	16.21	Property		1	Dollar General - South Bend	Single Tenant	2018	NAP	9,100	SF		545,339	545,339	545,339
17	17	Loan	10,13,14,23	1	St. John’s Town Center North	Anchored	2006	NAP	113,139	SF	229.81	26,000,000	26,000,000	26,000,000	3.45000%	0.00986%	3.44014%	NAP
18	18	Loan	13	1	Campbell Plaza	Anchored	1987	NAP	176,527	SF	145.96	25,800,000	25,765,767	20,501,975	4.01000%	0.05861%	3.95139%	123,321.93
19	19	Loan	14,20	1	Montgomery Plaza	Anchored	1980	2020	290,425	SF	87.80	25,500,000	25,500,000	22,002,349	3.90000%	0.00986%	3.89014%	120,275.39
20	20	Loan	5,12,14,21,22,25	1	2 Washington	High Rise	1972	2018-2020	345	Units	381,159.42	25,000,000	25,000,000	25,000,000	3.45000%	0.00986%	3.44014%	NAP
21	21	Loan	20,24	3	CPC Portfolio	Anchored	Various	Various	295,813	SF	79.10	23,400,000	23,400,000	20,513,381	4.16000%	0.00986%	4.15014%	125,590.44
21.01	21.01	Property		1	Gateway Plaza	Anchored	1999	2001	102,258	SF		10,500,000	10,500,000	9,204,722
21.02	21.02	Property		1	Westland Plaza	Anchored	1979	2003	138,742	SF		8,400,000	8,400,000	7,363,778
21.03	21.03	Property		1	Orland Corners	Anchored	1980	NAP	54,813	SF		4,500,000	4,500,000	3,944,881
22	22	Loan	5,13,14	1	Colonnade Corporate Center	Suburban	1989	NAP	419,650	SF	197.78	23,000,000	23,000,000	19,671,776	4.55000%	0.00986%	4.54014%	117,221.92
23	23	Loan	13,15,22	1	125 West 16th Street	High Rise	1918	2018-2020	53	Units	424,528.30	22,500,000	22,500,000	22,500,000	3.33000%	0.00986%	3.32014%	NAP
24	24	Loan		7	Brooklyn Multi Portfolio	Low Rise	Various	Various	61	Units	368,852.46	22,500,000	22,500,000	22,500,000	3.77000%	0.00986%	3.76014%	NAP
24.01	24.01	Property		1	4219 15th Avenue	Low Rise	1930	2019	10	Units		5,490,000	5,490,000	5,490,000
24.02	24.02	Property		1	662 Park Place	Low Rise	1931	NAP	13	Units		4,940,000	4,940,000	4,940,000
24.03	24.03	Property		1	30 Claver Place	Low Rise	1938	NAP	9	Units		3,210,000	3,210,000	3,210,000
24.04	24.04	Property		1	132 New York Avenue	Low Rise	1925	NAP	8	Units		2,790,000	2,790,000	2,790,000
24.05	24.05	Property		1	269 Kosciuszko Street	Low Rise	1931	2014	7	Units		2,640,000	2,640,000	2,640,000
24.06	24.06	Property		1	1100 DeKalb Ave	Low Rise	1925	2013	7	Units		1,770,000	1,770,000	1,770,000
24.07	24.07	Property		1	119 Albany Ave	Low Rise	1910	NAP	7	Units		1,660,000	1,660,000	1,660,000
25	25	Loan	5,15	1	4500 Academy Road Distribution Center	Warehouse/Distribution	2015	NAP	1,600,000	SF	45.00	22,000,000	22,000,000	22,000,000	3.53333%	0.00986%	3.52347%	NAP
26	26	Loan	21,27	1	Dreamland Shopping Center	Anchored	1999-2000	NAP	262,397	SF	76.60	20,100,000	20,100,000	18,034,777	3.35600%	0.00986%	3.34614%	88,650.08
27	27	Loan	1,2,5,12,13,21,22,26,27	1	The Domain	Anchored	2007	2015-2018	886,526	SF	236.88	20,000,000	20,000,000	20,000,000	3.09400%	0.01111%	3.08289%	NAP
28	28	Loan	13,14,21	1	733 Amsterdam Ave	Unanchored	2016	NAP	21,101	SF	872.00	18,400,000	18,400,000	18,400,000	3.43000%	0.00986%	3.42014%	NAP
29	29	Loan	20	1	949-955 Flatbush Avenue	Office/Retail	2020	NAP	47,917	SF	375.65	18,000,000	18,000,000	18,000,000	3.55000%	0.00986%	3.54014%	NAP
30	30	Loan		1	116 East 124th Street	CBD	1920	2010	52,300	SF	344.17	18,000,000	18,000,000	18,000,000	3.37000%	0.00986%	3.36014%	NAP
31	31	Loan		3	Cityline Louisiana Storage Portfolio	Self Storage	Various	NAP	188,060	SF	94.76	17,821,178	17,821,178	15,130,861	3.27000%	0.00986%	3.26014%	77,754.65
31.01	31.01	Property		1	Extra Space Lodi	Self Storage	2005	NAP	49,205	SF		7,982,256	7,982,256	6,777,240
31.02	31.02	Property		1	Extra Space Leesville	Self Storage	2000	NAP	104,555	SF		6,484,265	6,484,265	5,505,389
31.03	31.03	Property		1	Extra Space Windmere	Self Storage	2000	NAP	34,300	SF		3,354,657	3,354,657	2,848,232
32	32	Loan	10,14,17,20	1	Pennsauken Logistics Center	Flex	1964	2020	326,255	SF	54.41	17,750,000	17,750,000	15,295,927	3.85000%	0.00986%	3.84014%	83,213.46
33	33	Loan	13	1	Wheatland Marketplace	Anchored	1998	2019-2020	83,953	SF	208.45	17,500,000	17,500,000	15,465,332	3.84000%	0.00986%	3.83014%	81,941.53
34	34	Loan	22	6	Ohio Storage Portfolio	Self Storage	Various	Various	288,915	SF	51.92	15,000,000	15,000,000	15,000,000	3.47000%	0.03861%	3.43139%	NAP
34.01	34.01	Property		1	Budget Storage	Self Storage	1990, 1993, 2001, 2003, 2016	NAP	71,300	SF		3,590,000	3,590,000	3,590,000
34.02	34.02	Property		1	Liberty Avenue Self Storage	Self Storage	2005, 2008	NAP	56,585	SF		2,980,000	2,980,000	2,980,000
34.03	34.03	Property		1	Lorain Baumhart Storage	Self Storage	1995, 2002, 2007, 2015	NAP	49,150	SF		2,920,000	2,920,000	2,920,000
34.04	34.04	Property		1	Factory Drive	Self Storage	1965	2003	44,170	SF		1,980,000	1,980,000	1,980,000
34.05	34.05	Property		1	All American Mini Storage	Self Storage	1980, 1994, 1997, 1999, 2008	NAP	38,190	SF		1,860,000	1,860,000	1,860,000
34.06	34.06	Property		1	Northern Royalton Discount Storage	Self Storage	1978, 1979, 1980, 1986, 1988	NAP	29,520	SF		1,670,000	1,670,000	1,670,000
35	35	Loan	14,17,20,22,23	1	5800 Uplander	Suburban	1979	2019	30,348	SF	482.24	14,635,000	14,635,000	14,635,000	3.93800%	0.00986%	3.92814%	NAP
36	36	Loan	13,20	1	Southland Office Center	Suburban	1969	2001	126,785	SF	107.66	13,650,000	13,650,000	13,650,000	3.25500%	0.04986%	3.20514%	NAP
37	37	Loan	13	1	Lake Mead Decatur	Anchored	1980	NAP	101,096	SF	118.95	12,025,000	12,025,000	12,025,000	2.94000%	0.00986%	2.93014%	NAP
38	38	Loan	14,27	1	Cumberland Crossing	Anchored	1994	NAP	258,414	SF	46.37	12,000,000	11,982,015	9,331,327	3.42700%	0.04986%	3.37714%	53,397.56
A-1-3

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Detailed Property Type	Year Built	Year Renovated	Number of Units	Unit of Measure	Loan Per Unit ($)	Original Balance ($)	Cut-off Date Balance ($)	Maturity/ARD Balance ($)	Interest Rate %	Administrative Fee Rate %	Net Mortgage Rate %	Monthly Debt Service (P&I) ($)
						2			3			4,5	4,5	4			6	7,8,9
39	39	Loan	17	9	SVEA Portfolio II	Suburban	Various	NAP	94,066	SF	125.55	11,810,000	11,810,000	9,431,514	4.15000%	0.00986%	4.14014%	57,408.80
39.01	39.01	Property		1	Dallas	Suburban	2014	NAP	19,278	SF		2,626,817	2,626,817	2,097,787
39.02	39.02	Property		1	Spring Valley	Suburban	2010	NAP	18,060	SF		2,114,268	2,114,268	1,688,463
39.03	39.03	Property		1	Lawton	Suburban	2005	NAP	8,000	SF		1,566,124	1,566,124	1,250,713
39.04	39.04	Property		1	Grand Prairie	Suburban	2014	NAP	6,800	SF		1,067,812	1,067,812	852,759
39.05	39.05	Property		1	Longview	Suburban	1996	NAP	12,550	SF		1,067,811	1,067,811	852,758
39.06	39.06	Property		1	Garland	Suburban	2016	NAP	7,300	SF		939,675	939,675	750,428
39.07	39.07	Property		1	San Antonio	Suburban	2012	NAP	9,714	SF		932,556	932,556	744,743
39.08	39.08	Property		1	Texas City	Suburban	2013	NAP	6,597	SF		896,962	896,962	716,318
39.09	39.09	Property		1	Odessa	Suburban	2013	NAP	5,767	SF		597,975	597,975	477,545
40	40	Loan		3	Farrell Hampton Portfolio	Various	Various	Various	44,332	SF	265.05	11,750,000	11,750,000	9,161,965	3.50000%	0.00986%	3.49014%	52,762.75
40.01	40.01	Property		1	269 Butter Lane	Flex	2006	NAP	25,256	SF		6,118,343	6,118,343	4,770,728
40.02	40.02	Property		1	Farrell Executive Plaza	Suburban	1985	2001	13,574	SF		4,032,544	4,032,544	3,144,343
40.03	40.03	Property		1	Watermill Plaza	Unanchored	1975	2014	5,502	SF		1,599,112	1,599,112	1,246,895
41	41	Loan	13	1	4201 Tonnelle Ave	Warehouse/Distribution	1940	NAP	91,770	SF	123.24	11,310,000	11,310,000	11,310,000	3.85000%	0.00986%	3.84014%	NAP
42	42	Loan		1	Kautex Industrial	Flex	1998	2021	147,000	SF	74.83	11,000,000	11,000,000	9,877,738	3.40000%	0.00986%	3.39014%	48,782.94
43	43	Loan		1	Logan Industrial	Manufacturing	2008	2020	150,102	SF	69.95	10,500,000	10,500,000	8,124,762	3.30000%	0.00986%	3.29014%	45,985.30
44	44	Loan	13	1	shareDowntown	Low Rise	2020	NAP	63	Units	162,698.41	10,250,000	10,250,000	10,250,000	3.32000%	0.00986%	3.31014%	NAP
45	45	Loan	14,17,22	1	Lucid Motors	Warehouse	1959	2019-2020	36,582	SF	273.36	10,000,000	10,000,000	10,000,000	3.99000%	0.00986%	3.98014%	NAP
46	46	Loan	3,13,22	1	AAA Platte	Self Storage/Industrial/Office	1969	1979, 1989, 2020	270,011	SF	35.27	9,522,000	9,522,000	9,522,000	3.31900%	0.00986%	3.30914%	NAP
47	47	Loan	18,25	1	Mountain View Office	Suburban	1978	2010	101,403	SF	93.69	9,500,000	9,500,000	7,578,628	4.12000%	0.05861%	4.06139%	46,014.13
48	48	Loan		1	Hillside Apartments	Garden	1972	2019-2020	108	Units	87,849.72	9,500,000	9,487,769	7,587,185	4.15000%	0.00986%	4.14014%	46,179.82
49	49	Loan		1	La Perla Apartments	Garden	1964	NAP	228	Units	41,608.25	9,500,000	9,486,681	7,477,696	3.75000%	0.05861%	3.69139%	43,995.98
50	50	Loan	23	1	Publix Enterprise	Anchored	2012	NAP	61,002	SF	148.97	9,100,000	9,087,639	7,202,483	3.90000%	0.05861%	3.84139%	42,921.81
51	51	Loan	13	1	Amazon Prime Wynwood	Warehouse/Distribution	1948	2016	38,000	SF	236.84	9,000,000	9,000,000	9,000,000	3.19000%	0.00986%	3.18014%	NAP
52	52	Loan	13	1	Turner Farms	Self Storage	1999	2018	109,500	SF	82.19	9,000,000	9,000,000	6,977,539	3.35000%	0.00986%	3.34014%	39,664.22
53	53	Loan	2,15,17,22	1	3915 14th Avenue	Multifamily/Retail/Office	1920	2020	24,035	SF	374.45	9,000,000	9,000,000	9,000,000	3.94200%	0.00986%	3.93214%	NAP
54	54	Loan	23	1	Courtyard Lubbock	Select Service	2014	NAP	103	Rooms	86,893.20	8,950,000	8,950,000	8,208,260	4.64000%	0.00986%	4.63014%	46,095.87
55	55	Loan		1	2102 Avenue Z	Office/Retail	2020	NAP	20,813	SF	420.41	8,750,000	8,750,000	8,750,000	3.75000%	0.00986%	3.74014%	NAP
56	56	Loan	30	1	TownPlace Suites by Marriott Cleveland, TN	Extended Stay	2017	NAP	88	Rooms	96,590.91	8,500,000	8,500,000	7,102,889	4.65000%	0.00986%	4.64014%	43,829.13
57	57	Loan		1	45 Crossways Park Drive	Medical	1966	1997	35,011	SF	228.50	8,000,000	8,000,000	8,000,000	3.78000%	0.00986%	3.77014%	NAP
58	58	Loan	14	1	80 NE 40th Street	Single Tenant	1955	2019	5,668	SF	1,323.22	7,500,000	7,500,000	5,914,063	3.80000%	0.04986%	3.75014%	34,946.80
59	59	Loan		1	5517 Broadway	Single Tenant	1952	NAP	11,126	SF	629.16	7,000,000	7,000,000	7,000,000	3.45000%	0.00986%	3.44014%	NAP
60	60	Loan		1	Home2 Suites - Columbia SC	Extended Stay	2020	NAP	91	Rooms	76,809.73	7,000,000	6,989,685	5,460,512	3.51000%	0.00986%	3.50014%	31,472.22
61	61	Loan		2	CityLine TX & TN Portfolio	Self Storage	Various	Various	91,480	SF	70.67	6,464,905	6,464,905	5,553,183	3.72000%	0.00986%	3.71014%	29,830.04
61.01	61.01	Property		1	Four Seasons Self Storage	Self Storage	2004	NAP	59,000	SF		3,766,195	3,766,195	3,235,062
61.02	61.02	Property		1	Storage Plus of College Station	Self Storage	1993-2002	2018	32,480	SF		2,698,710	2,698,710	2,318,121
62	62	Loan		1	Shoppes at Stonebrook	Anchored	2007	NAP	57,625	SF	106.56	6,160,000	6,140,689	4,778,175	3.36300%	0.05861%	3.30439%	27,192.23
63	63	Loan		1	Buckner Pointe Apartments	Garden	2020	NAP	64	Units	95,875.00	6,136,000	6,136,000	6,136,000	3.50000%	0.00986%	3.49014%	NAP
64	64	Loan		1	4001 Dell Ave	Warehouse/Distribution	1926	2020	50,600	SF	113.64	5,750,000	5,750,000	5,750,000	3.85000%	0.00986%	3.84014%	NAP
65	65	Loan		1	2679 Redondo	Medical	1960	NAP	13,564	SF	376.00	5,100,000	5,100,000	4,608,485	3.75000%	0.00986%	3.74014%	23,618.92
66	66	Loan	14	1	CIC Gilbert	Medical	2000	2008, 2021	15,286	SF	329.06	5,030,000	5,030,000	4,309,589	3.62000%	0.00986%	3.61014%	22,925.23
67	67	Loan		1	Vallen Distribution Center	Warehouse/Distribution	2001	NAP	56,481	SF	88.53	5,000,000	5,000,000	4,512,552	3.68000%	0.00986%	3.67014%	22,957.63
68	68	Loan	13	2	Conroe Texas Multifamily Portfolio	Garden	Various	NAP	36	Units	127,111.11	4,576,000	4,576,000	4,576,000	4.20400%	0.00986%	4.19414%	NAP
68.01	68.01	Property		1	The Lofts of Conroe	Garden	2019-2020	NAP	30	Units		3,698,234	3,698,234	3,698,234
68.02	68.02	Property		1	Glenwood Villas	Garden	2020	NAP	6	Units		877,766	877,766	877,766
69	69	Loan		1	4138 Broadway	Single Tenant	1927	NAP	5,458	SF	732.87	4,000,000	4,000,000	4,000,000	3.45000%	0.00986%	3.44014%	NAP
70	70	Loan		1	Fairway at Fianna Hills	Garden	1978	NAP	77	Units	43,636.36	3,360,000	3,360,000	2,800,272	3.62600%	0.00986%	3.61614%	15,325.21
71	71	Loan		1	Cityline Port Charlotte	Self Storage	1984	1997	35,113	SF	90.55	3,179,610	3,179,610	3,179,610	3.86000%	0.00986%	3.85014%	NAP

A-1-4

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date
						7,9	8,9	9
1	1	Loan	1,5,12,13,14,15,18,27	1	One SoHo Square	310,782.53	NAP	3,729,390.36	Interest Only	No	Actual/360	84	84	84	84	0	0	7/9/2021
2	2	Loan	20	1	The Ziggurat	156,200.95	NAP	1,874,411.40	Interest Only	No	Actual/360	120	120	120	120	0	0	7/20/2021
3	3	Loan	13,20,26	1	Doral Concourse	156,612.04	NAP	1,879,344.48	Interest Only	No	Actual/360	120	120	120	120	0	0	7/12/2021
4	4	Loan	3,6,23,25,27	1	909 Third Avenue Fee	121,210.42	NAP	1,454,525.04	Interest Only - ARD	Yes	Actual/360	120	119	120	119	0	0	6/11/2021
5	5	Loan	5,12,23	1	College Point	120,517.59	NAP	1,446,211.08	Interest Only	No	Actual/360	120	119	120	119	0	0	6/15/2021
6	6	Loan		1	Swingline Building	118,287.04	NAP	1,419,444.48	Interest Only	No	Actual/360	120	120	120	120	0	0	7/9/2021
7	7	Loan	2,4	9	U-Haul Sac 22	NAP	2,051,195.76	NAP	Amortizing Balloon - ARD	Yes	Actual/360	0	0	120	119	300	299	6/30/2021
7.01	7.01	Property		1	Coon Rapids
7.02	7.02	Property		1	Manassas Park
7.03	7.03	Property		1	Route 295
7.04	7.04	Property		1	Westcreek
7.05	7.05	Property		1	Causeway Boulevard
7.06	7.06	Property		1	State Avenue
7.07	7.07	Property		1	Ina Road
7.08	7.08	Property		1	Jolly & Cedar
7.09	7.09	Property		1	Automall
8	8	Loan	21,24	1	Red Rose Commons	NAP	1,782,366.48	NAP	Amortizing Balloon	No	Actual/360	0	0	120	119	360	359	6/30/2021
9	9	Loan		1	Glenmuir of Naperville	67,556.09	NAP	810,673.08	Interest Only	No	Actual/360	120	119	120	119	0	0	6/24/2021
10	10	Loan	5,12,13,14,17,21,25	1	Watermark Tempe	77,984.95	NAP	935,819.40	Interest Only	No	Actual/360	120	120	120	120	0	0	7/16/2021
11	11	Loan	13,14,17,20	1	Koppers Building	90,383.13	1,675,520.76	1,084,597.56	Interest Only, Amortizing Balloon	No	Actual/360	24	23	120	119	360	360	6/4/2021
12	12	Loan	1,3,5,12,20,21	6	Huntsville Office Portfolio	NAP	1,598,529.24	NAP	Amortizing Balloon	No	Actual/360	0	0	120	120	360	360	7/20/2021
12.01	12.01	Property		1	Research Place
12.02	12.02	Property		1	Research Park Office Center
12.03	12.03	Property		1	Regions Center
12.04	12.04	Property		1	301 Voyager Way
12.05	12.05	Property		1	Intuitive Center I & II
12.06	12.06	Property		1	Lakeside Center I & II
13	13	Loan	13,23,26	1	Jacksonville Concourse	75,804.67	NAP	909,656.04	Interest Only	No	Actual/360	84	83	84	83	0	0	6/10/2021
14	14	Loan	3,12,15	1	Promenade at New Town	73,887.15	NAP	886,645.80	Interest Only	No	Actual/360	120	119	120	119	0	0	6/23/2021
15	15	Loan	1,3,4,5,7,9	1	Woodbridge Corporate Plaza Leased Fee	91,270.63	1,205,247.60	1,095,247.56	Interest Only	No	Actual/360	120	118	120	118	0	0	5/24/2021
16	16	Loan	5,12,16,20	21	ExchangeRight Net Leased Portfolio #48	72,201.56	NAP	866,418.72	Interest Only	No	Actual/360	120	119	120	119	0	0	6/30/2021
16.01	16.01	Property		1	Food4Less - Chicago Heights
16.02	16.02	Property		1	Walgreens - Bridgeview
16.03	16.03	Property		1	Walgreens - Alton
16.04	16.04	Property		1	Walgreens - Alexandria
16.05	16.05	Property		1	First Midwest Bank - DeKalb
16.06	16.06	Property		1	First Midwest Bank - Schaumburg
16.07	16.07	Property		1	Walgreens - Oklahoma City
16.08	16.08	Property		1	CVS - Zanesville
16.09	16.09	Property		1	CVS Pharmacy - Hagerstown
16.10	16.10	Property		1	Fresenius Medical Care - Lawrenceville
16.11	16.11	Property		1	First Midwest Bank - Joliet
16.12	16.12	Property		1	Memorial Health System - Decatur
16.13	16.13	Property		1	CVS - Decatur
16.14	16.14	Property		1	Verizon - Beloit
16.15	16.15	Property		1	Dollar Tree - Grimes
16.16	16.16	Property		1	Dollar General - Belle Chasse
16.17	16.17	Property		1	Sherwin Williams - Urbana
16.18	16.18	Property		1	Dollar General - Camden
16.19	16.19	Property		1	Dollar General - Thibodaux
16.20	16.20	Property		1	Dollar General - Houma
16.21	16.21	Property		1	Dollar General - South Bend
17	17	Loan	10,13,14,23	1	St. John’s Town Center North	75,788.19	NAP	909,458.28	Interest Only	No	Actual/360	120	119	120	119	0	0	6/29/2021
18	18	Loan	13	1	Campbell Plaza	NAP	1,479,863.16	NAP	Amortizing Balloon	No	Actual/360	0	0	120	119	360	359	7/1/2021
19	19	Loan	14,20	1	Montgomery Plaza	84,026.04	1,443,304.68	1,008,312.48	Interest Only, Amortizing Balloon	No	Actual/360	36	35	120	119	360	360	7/2/2021
20	20	Loan	5,12,14,21,22,25	1	2 Washington	72,873.26	NAP	874,479.12	Interest Only	No	Actual/360	120	120	120	120	0	0	7/20/2021
21	21	Loan	20,24	3	CPC Portfolio	NAP	1,507,085.28	NAP	Amortizing Balloon	No	Actual/360	0	0	60	60	300	300	7/16/2021
21.01	21.01	Property		1	Gateway Plaza
21.02	21.02	Property		1	Westland Plaza
21.03	21.03	Property		1	Orland Corners
22	22	Loan	5,13,14	1	Colonnade Corporate Center	88,419.56	1,406,663.04	1,061,034.72	Interest Only, Amortizing Balloon	No	Actual/360	24	23	120	119	360	360	6/8/2021
23	23	Loan	13,15,22	1	125 West 16th Street	63,304.69	NAP	759,656.28	Interest Only	No	Actual/360	120	119	120	119	0	0	6/30/2021
24	24	Loan		7	Brooklyn Multi Portfolio	71,669.27	NAP	860,031.24	Interest Only	No	Actual/360	120	120	120	120	0	0	7/20/2021
24.01	24.01	Property		1	4219 15th Avenue
24.02	24.02	Property		1	662 Park Place
24.03	24.03	Property		1	30 Claver Place
24.04	24.04	Property		1	132 New York Avenue
24.05	24.05	Property		1	269 Kosciuszko Street
24.06	24.06	Property		1	1100 DeKalb Ave
24.07	24.07	Property		1	119 Albany Ave
25	25	Loan	5,15	1	4500 Academy Road Distribution Center	65,677.41	NAP	788,128.92	Interest Only	No	Actual/360	120	118	120	118	0	0	5/26/2021
26	26	Loan	21,27	1	Dreamland Shopping Center	56,993.74	1,063,800.96	683,924.88	Interest Only, Amortizing Balloon	No	Actual/360	60	60	120	120	360	360	7/16/2021
27	27	Loan	1,2,5,12,13,21,22,26,27	1	The Domain	52,282.87	NAP	627,394.44	Interest Only	No	Actual/360	120	119	120	119	0	0	6/16/2021
28	28	Loan	13,14,21	1	733 Amsterdam Ave	53,323.80	NAP	639,885.60	Interest Only	No	Actual/360	120	120	120	120	0	0	7/13/2021
29	29	Loan	20	1	949-955 Flatbush Avenue	53,989.58	NAP	647,874.96	Interest Only	No	Actual/360	120	120	120	120	0	0	7/7/2021
30	30	Loan		1	116 East 124th Street	51,252.08	NAP	615,024.96	Interest Only	No	Actual/360	120	120	120	120	0	0	7/14/2021
31	31	Loan		3	Cityline Louisiana Storage Portfolio	49,237.19	933,055.80	590,846.28	Interest Only, Amortizing Balloon	No	Actual/360	36	36	120	120	360	360	7/14/2021
31.01	31.01	Property		1	Extra Space Lodi
31.02	31.02	Property		1	Extra Space Leesville
31.03	31.03	Property		1	Extra Space Windmere
32	32	Loan	10,14,17,20	1	Pennsauken Logistics Center	57,738.86	998,561.52	692,866.32	Interest Only, Amortizing Balloon	No	Actual/360	36	36	120	120	360	360	7/12/2021
33	33	Loan	13	1	Wheatland Marketplace	56,777.78	983,298.36	681,333.36	Interest Only, Amortizing Balloon	No	Actual/360	48	47	120	119	360	360	6/9/2021
34	34	Loan	22	6	Ohio Storage Portfolio	43,977.43	NAP	527,729.16	Interest Only	No	Actual/360	120	119	120	119	0	0	6/16/2021
34.01	34.01	Property		1	Budget Storage
34.02	34.02	Property		1	Liberty Avenue Self Storage
34.03	34.03	Property		1	Lorain Baumhart Storage
34.04	34.04	Property		1	Factory Drive
34.05	34.05	Property		1	All American Mini Storage
34.06	34.06	Property		1	Northern Royalton Discount Storage
35	35	Loan	14,17,20,22,23	1	5800 Uplander	48,694.24	NAP	584,330.88	Interest Only	No	Actual/360	120	119	120	119	0	0	6/23/2021
36	36	Loan	13,20	1	Southland Office Center	37,539.87	NAP	450,478.44	Interest Only	No	Actual/360	120	119	120	119	0	0	6/24/2021
37	37	Loan	13	1	Lake Mead Decatur	29,870.43	NAP	358,445.16	Interest Only	No	Actual/360	120	119	120	119	0	0	7/8/2021
38	38	Loan	14,27	1	Cumberland Crossing	NAP	640,770.72	NAP	Amortizing Balloon	No	Actual/360	0	0	120	119	360	359	6/18/2021

A-1-5

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Monthly Debt Service (IO) ($)	Annual Debt Service (P&I) ($)	Annual Debt Service (IO) ($)	Amortization Type	ARD Loan (Yes / No)	Interest Accrual Method	Original Interest-Only Period (Mos.)	Remaining Interest-Only Period (Mos.)	Original Term To Maturity / ARD (Mos.)	Remaining Term To Maturity / ARD (Mos.)	Original Amortization Term (Mos.)	Remaining Amortization Term (Mos.)	Origination Date
						7,9	8,9	9
39	39	Loan	17	9	SVEA Portfolio II	NAP	688,905.60	NAP	Amortizing Balloon	No	Actual/360	0	0	120	120	360	360	7/19/2021
39.01	39.01	Property		1	Dallas
39.02	39.02	Property		1	Spring Valley
39.03	39.03	Property		1	Lawton
39.04	39.04	Property		1	Grand Prairie
39.05	39.05	Property		1	Longview
39.06	39.06	Property		1	Garland
39.07	39.07	Property		1	San Antonio
39.08	39.08	Property		1	Texas City
39.09	39.09	Property		1	Odessa
40	40	Loan		3	Farrell Hampton Portfolio	NAP	633,153.00	NAP	Amortizing Balloon	No	Actual/360	0	0	120	120	360	360	7/20/2021
40.01	40.01	Property		1	269 Butter Lane
40.02	40.02	Property		1	Farrell Executive Plaza
40.03	40.03	Property		1	Watermill Plaza
41	41	Loan	13	1	4201 Tonnelle Ave	36,790.23	NAP	441,482.76	Interest Only	No	Actual/360	60	60	60	60	0	0	7/19/2021
42	42	Loan		1	Kautex Industrial	31,599.54	585,395.28	379,194.48	Interest Only, Amortizing Balloon	No	Actual/360	60	60	120	120	360	360	7/7/2021
43	43	Loan		1	Logan Industrial	NAP	551,823.60	NAP	Amortizing Balloon	No	Actual/360	0	0	120	120	360	360	7/19/2021
44	44	Loan	13	1	shareDowntown	28,752.20	NAP	345,026.40	Interest Only	No	Actual/360	120	119	120	119	0	0	6/11/2021
45	45	Loan	14,17,22	1	Lucid Motors	33,711.81	NAP	404,541.72	Interest Only	No	Actual/360	120	119	120	119	0	0	6/29/2021
46	46	Loan	3,13,22	1	AAA Platte	26,702.05	NAP	320,424.60	Interest Only	No	Actual/360	120	119	120	119	0	0	6/25/2021
47	47	Loan	18,25	1	Mountain View Office	NAP	552,169.56	NAP	Amortizing Balloon	No	Actual/360	0	0	120	120	360	360	7/14/2021
48	48	Loan		1	Hillside Apartments	NAP	554,157.84	NAP	Amortizing Balloon	No	Actual/360	0	0	120	119	360	359	6/23/2021
49	49	Loan		1	La Perla Apartments	NAP	527,951.76	NAP	Amortizing Balloon	No	Actual/360	0	0	120	119	360	359	7/1/2021
50	50	Loan	23	1	Publix Enterprise	NAP	515,061.72	NAP	Amortizing Balloon	No	Actual/360	0	0	120	119	360	359	6/28/2021
51	51	Loan	13	1	Amazon Prime Wynwood	24,257.29	NAP	291,087.48	Interest Only	No	Actual/360	60	60	60	60	0	0	7/16/2021
52	52	Loan	13	1	Turner Farms	NAP	475,970.64	NAP	Amortizing Balloon	No	Actual/360	0	0	120	120	360	360	7/19/2021
53	53	Loan	2,15,17,22	1	3915 14th Avenue	29,975.63	NAP	359,707.56	Interest Only	No	Actual/360	120	119	120	119	0	0	6/21/2021
54	54	Loan	23	1	Courtyard Lubbock	NAP	553,150.44	NAP	Amortizing Balloon	No	Actual/360	0	0	60	60	360	360	7/19/2021
55	55	Loan		1	2102 Avenue Z	27,723.52	NAP	332,682.24	Interest Only	No	Actual/360	120	119	120	119	0	0	6/21/2021
56	56	Loan	30	1	TownPlace Suites by Marriott Cleveland, TN	33,394.97	525,949.56	400,739.64	Interest Only, Amortizing Balloon	No	Actual/360	12	11	120	119	360	360	6/30/2021
57	57	Loan		1	45 Crossways Park Drive	25,550.00	NAP	306,600.00	Interest Only	No	Actual/360	84	83	84	83	0	0	6/24/2021
58	58	Loan	14	1	80 NE 40th Street	NAP	419,361.60	NAP	Amortizing Balloon	No	Actual/360	0	0	120	120	360	360	7/20/2021
59	59	Loan		1	5517 Broadway	20,404.51	NAP	244,854.12	Interest Only	No	Actual/360	120	120	120	120	0	0	7/9/2021
60	60	Loan		1	Home2 Suites - Columbia SC	NAP	377,666.64	NAP	Amortizing Balloon	No	Actual/360	0	0	120	119	360	359	6/29/2021
61	61	Loan		2	CityLine TX & TN Portfolio	20,319.56	357,960.48	243,834.72	Interest Only, Amortizing Balloon	No	Actual/360	36	35	120	119	360	360	6/23/2021
61.01	61.01	Property		1	Four Seasons Self Storage
61.02	61.02	Property		1	Storage Plus of College Station
62	62	Loan		1	Shoppes at Stonebrook	NAP	326,306.76	NAP	Amortizing Balloon	No	Actual/360	0	0	120	118	360	358	6/3/2021
63	63	Loan		1	Buckner Pointe Apartments	18,145.23	NAP	217,742.76	Interest Only	No	Actual/360	120	119	120	119	0	0	6/23/2021
64	64	Loan		1	4001 Dell Ave	18,704.14	NAP	224,449.68	Interest Only	No	Actual/360	60	60	60	60	0	0	7/19/2021
65	65	Loan		1	2679 Redondo	16,158.85	283,427.04	193,906.20	Interest Only, Amortizing Balloon	No	Actual/360	60	60	120	120	360	360	7/20/2021
66	66	Loan	14	1	CIC Gilbert	15,384.58	275,102.76	184,614.96	Interest Only, Amortizing Balloon	No	Actual/360	36	36	120	120	360	360	7/14/2021
67	67	Loan		1	Vallen Distribution Center	15,546.30	275,491.56	186,555.60	Interest Only, Amortizing Balloon	No	Actual/360	60	60	120	120	360	360	7/20/2021
68	68	Loan	13	2	Conroe Texas Multifamily Portfolio	16,253.91	NAP	195,046.92	Interest Only	No	Actual/360	120	118	120	118	0	0	6/4/2021
68.01	68.01	Property		1	The Lofts of Conroe
68.02	68.02	Property		1	Glenwood Villas
69	69	Loan		1	4138 Broadway	11,659.72	NAP	139,916.64	Interest Only	No	Actual/360	120	120	120	120	0	0	7/9/2021
70	70	Loan		1	Fairway at Fianna Hills	10,293.81	183,902.52	123,525.72	Interest Only, Amortizing Balloon	No	Actual/360	24	22	120	118	360	360	6/1/2021
71	71	Loan		1	Cityline Port Charlotte	10,369.80	NAP	124,437.60	Interest Only	No	Actual/360	60	59	60	59	0	0	6/22/2021

A-1-6

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)	Most Recent Expenses ($)	Most Recent NOI ($)
												10	10	11,12			13
1	1	Loan	1,5,12,13,14,15,18,27	1	One SoHo Square	0	6	9/6/2021	NAP	8/6/2028	NAP	0	0	YM(24),DorYM(54),O(6)	66,971,660	15,563,367	51,408,293
2	2	Loan	20	1	The Ziggurat	0	6	9/6/2021	NAP	8/6/2031	NAP	0	0	L(24),D(92),O(4)	11,818,308	4,399,910	7,418,398
3	3	Loan	13,20,26	1	Doral Concourse	0	6	9/6/2021	NAP	8/6/2031	NAP	0	0	L(24),D(92),O(4)	7,340,651	2,226,691	5,113,960
4	4	Loan	3,6,23,25,27	1	909 Third Avenue Fee	1	5	8/5/2021	NAP	7/5/2031	5/5/2041	3	0	L(25),YM1(91),O(4)	NAV	NAV	NAV
5	5	Loan	5,12,23	1	College Point	1	6	8/6/2021	NAP	7/6/2031	NAP	0	0	L(25),D(91),O(4)	9,166,210	3,525,049	5,641,161
6	6	Loan		1	Swingline Building	0	6	9/6/2021	NAP	8/6/2031	NAP	0	0	L(24),D(91),O(5)	6,147,116	1,617,551	4,529,566
7	7	Loan	2,4	9	U-Haul Sac 22	1	6	8/6/2021	8/6/2021	7/6/2031	7/6/2041	0	0	L(25),D(91),O(4)	6,101,022	2,011,859	4,089,163
7.01	7.01	Property		1	Coon Rapids										NAV	NAV	NAV
7.02	7.02	Property		1	Manassas Park										NAV	NAV	NAV
7.03	7.03	Property		1	Route 295										NAV	NAV	NAV
7.04	7.04	Property		1	Westcreek										NAV	NAV	NAV
7.05	7.05	Property		1	Causeway Boulevard										NAV	NAV	NAV
7.06	7.06	Property		1	State Avenue										NAV	NAV	NAV
7.07	7.07	Property		1	Ina Road										NAV	NAV	NAV
7.08	7.08	Property		1	Jolly & Cedar										NAV	NAV	NAV
7.09	7.09	Property		1	Automall										NAV	NAV	NAV
8	8	Loan	21,24	1	Red Rose Commons	1	6	8/6/2021	8/6/2021	7/6/2031	NAP	0	0	L(25),D(91),O(4)	4,826,454	1,268,443	3,558,011
9	9	Loan		1	Glenmuir of Naperville	1	6	8/6/2021	NAP	7/6/2031	NAP	0	0	L(25),D(91),O(4)	6,878,171	2,198,074	4,680,097
10	10	Loan	5,12,13,14,17,21,25	1	Watermark Tempe	0	6	9/6/2021	NAP	8/6/2031	NAP	0	0	L(24),D(89),O(7)	7,604,935	1,165,972	6,438,963
11	11	Loan	13,14,17,20	1	Koppers Building	1	1	8/1/2021	8/1/2023	7/1/2031	NAP	0	0	L(25),D(92),O(3)	5,545,160	2,838,799	2,706,361
12	12	Loan	1,3,5,12,20,21	6	Huntsville Office Portfolio	0	6	9/6/2021	9/6/2021	8/6/2031	NAP	0	0	L(24),D(92),O(4)	17,664,651	8,409,886	9,254,766
12.01	12.01	Property		1	Research Place										4,236,806	2,151,455	2,085,351
12.02	12.02	Property		1	Research Park Office Center										3,353,872	1,292,352	2,061,520
12.03	12.03	Property		1	Regions Center										3,529,057	1,638,266	1,890,792
12.04	12.04	Property		1	301 Voyager Way										1,929,126	889,278	1,039,848
12.05	12.05	Property		1	Intuitive Center I & II										2,581,328	1,324,780	1,256,549
12.06	12.06	Property		1	Lakeside Center I & II										2,034,462	1,113,756	920,706
13	13	Loan	13,23,26	1	Jacksonville Concourse	1	6	8/6/2021	NAP	7/6/2028	NAP	0	0	L(25),D(54),O(5)	5,228,985	2,340,837	2,888,148
14	14	Loan	3,12,15	1	Promenade at New Town	1	1	8/1/2021	NAP	7/1/2031	NAP	5	0	L(13),YM1(104),O(3)	3,337,110	1,197,779	2,139,331
15	15	Loan	1,3,4,5,7,9	1	Woodbridge Corporate Plaza Leased Fee	2	6	7/6/2021	7/6/2021	6/6/2031	NAP	0	0	L(26),D(90),O(4)	NAV	NAV	NAV
16	16	Loan	5,12,16,20	21	ExchangeRight Net Leased Portfolio #48	1	1	8/1/2021	NAP	7/1/2031	NAP	0	0	L(25),D(91),O(4)	NAV	NAV	NAV
16.01	16.01	Property		1	Food4Less - Chicago Heights										NAV	NAV	NAV
16.02	16.02	Property		1	Walgreens - Bridgeview										NAV	NAV	NAV
16.03	16.03	Property		1	Walgreens - Alton										NAV	NAV	NAV
16.04	16.04	Property		1	Walgreens - Alexandria										NAV	NAV	NAV
16.05	16.05	Property		1	First Midwest Bank - DeKalb										NAV	NAV	NAV
16.06	16.06	Property		1	First Midwest Bank - Schaumburg										NAV	NAV	NAV
16.07	16.07	Property		1	Walgreens - Oklahoma City										NAV	NAV	NAV
16.08	16.08	Property		1	CVS - Zanesville										NAV	NAV	NAV
16.09	16.09	Property		1	CVS Pharmacy - Hagerstown										NAV	NAV	NAV
16.10	16.10	Property		1	Fresenius Medical Care - Lawrenceville										NAV	NAV	NAV
16.11	16.11	Property		1	First Midwest Bank - Joliet										NAV	NAV	NAV
16.12	16.12	Property		1	Memorial Health System - Decatur										NAV	NAV	NAV
16.13	16.13	Property		1	CVS - Decatur										NAV	NAV	NAV
16.14	16.14	Property		1	Verizon - Beloit										NAV	NAV	NAV
16.15	16.15	Property		1	Dollar Tree - Grimes										NAV	NAV	NAV
16.16	16.16	Property		1	Dollar General - Belle Chasse										NAV	NAV	NAV
16.17	16.17	Property		1	Sherwin Williams - Urbana										NAV	NAV	NAV
16.18	16.18	Property		1	Dollar General - Camden										NAV	NAV	NAV
16.19	16.19	Property		1	Dollar General - Thibodaux										NAV	NAV	NAV
16.20	16.20	Property		1	Dollar General - Houma										NAV	NAV	NAV
16.21	16.21	Property		1	Dollar General - South Bend										NAV	NAV	NAV
17	17	Loan	10,13,14,23	1	St. John’s Town Center North	1	1	8/1/2021	NAP	7/1/2031	NAP	0	0	L(25),D(89),O(6)	3,109,676	909,380	2,200,296
18	18	Loan	13	1	Campbell Plaza	1	6	8/6/2021	8/6/2021	7/6/2031	NAP	0	0	L(25),D(91),O(4)	2,792,035	976,282	1,815,753
19	19	Loan	14,20	1	Montgomery Plaza	1	6	8/6/2021	8/6/2024	7/6/2031	NAP	0	0	L(25),D(90),O(5)	4,131,095	1,277,959	2,853,136
20	20	Loan	5,12,14,21,22,25	1	2 Washington	0	6	9/6/2021	NAP	8/6/2031	NAP	0	0	L(24),D(92),O(4)	NAV	NAV	NAV
21	21	Loan	20,24	3	CPC Portfolio	0	6	9/6/2021	9/6/2021	8/6/2026	NAP	0	0	L(24),D(30),O(6)	4,510,936	1,459,828	3,051,108
21.01	21.01	Property		1	Gateway Plaza										1,710,284	407,062	1,303,222
21.02	21.02	Property		1	Westland Plaza										1,669,554	458,331	1,211,223
21.03	21.03	Property		1	Orland Corners										1,131,098	594,435	536,663
22	22	Loan	5,13,14	1	Colonnade Corporate Center	1	5	8/5/2021	8/5/2023	7/5/2031	NAP	0	0	L(25),YM1(92),O(3)	8,556,086	3,041,172	5,514,914
23	23	Loan	13,15,22	1	125 West 16th Street	1	6	8/6/2021	NAP	7/6/2031	NAP	0	0	L(25),D(92),O(3)	516,172	542,715	(26,543)
24	24	Loan		7	Brooklyn Multi Portfolio	0	6	9/6/2021	NAP	8/6/2031	NAP	0	0	L(24),D(93),O(3)	2,178,132	393,508	1,784,624
24.01	24.01	Property		1	4219 15th Avenue										524,200	116,211	407,989
24.02	24.02	Property		1	662 Park Place										502,000	63,677	438,323
24.03	24.03	Property		1	30 Claver Place										291,772	37,348	254,423
24.04	24.04	Property		1	132 New York Avenue										241,455	39,178	202,277
24.05	24.05	Property		1	269 Kosciuszko Street										248,740	46,391	202,349
24.06	24.06	Property		1	1100 DeKalb Ave										210,750	59,324	151,426
24.07	24.07	Property		1	119 Albany Ave										159,215	31,379	127,836
25	25	Loan	5,15	1	4500 Academy Road Distribution Center	2	6	7/6/2021	NAP	6/6/2031	NAP	0	0	L(26),D(90),O(4)	NAV	NAV	NAV
26	26	Loan	21,27	1	Dreamland Shopping Center	0	1	9/1/2021	9/1/2026	8/1/2031	NAP	5	0	L(25),YM1(92),O(3)	3,157,740	812,049	2,345,691
27	27	Loan	1,2,5,12,13,21,22,26,27	1	The Domain	1	1	8/1/2021	NAP	7/1/2031	NAP	0	0	L(25),D(88),O(7)	37,016,924	11,245,945	25,770,979
28	28	Loan	13,14,21	1	733 Amsterdam Ave	0	6	9/6/2021	NAP	8/6/2031	NAP	0	0	L(24),D(92),O(4)	873,321	506,918	366,403
29	29	Loan	20	1	949-955 Flatbush Avenue	0	6	9/6/2021	NAP	8/6/2031	NAP	0	0	L(24),D(91),O(5)	NAV	NAV	NAV
30	30	Loan		1	116 East 124th Street	0	6	9/6/2021	NAP	8/6/2031	NAP	0	0	L(24),DorYM1(92),O(4)	2,059,070	488,048	1,571,022
31	31	Loan		3	Cityline Louisiana Storage Portfolio	0	6	9/6/2021	9/6/2024	8/6/2031	NAP	0	0	L(24),D(92),O(4)	2,273,188	698,563	1,574,625
31.01	31.01	Property		1	Extra Space Lodi										905,746	233,241	672,505
31.02	31.02	Property		1	Extra Space Leesville										904,009	292,775	611,234
31.03	31.03	Property		1	Extra Space Windmere										463,433	172,547	290,885
32	32	Loan	10,14,17,20	1	Pennsauken Logistics Center	0	1	9/1/2021	9/1/2024	8/1/2031	NAP	0	0	L(24),D(93),O(3)	NAV	NAV	NAV
33	33	Loan	13	1	Wheatland Marketplace	1	6	8/6/2021	8/6/2025	7/6/2031	NAP	0	0	L(25),D(92),O(3)	1,700,542	602,150	1,098,391
34	34	Loan	22	6	Ohio Storage Portfolio	1	6	8/6/2021	NAP	7/6/2031	NAP	0	0	L(25),D(91),O(4)	2,145,485	734,525	1,410,961
34.01	34.01	Property		1	Budget Storage										418,093	106,409	311,685
34.02	34.02	Property		1	Liberty Avenue Self Storage										473,588	171,216	302,372
34.03	34.03	Property		1	Lorain Baumhart Storage										371,300	118,058	253,242
34.04	34.04	Property		1	Factory Drive										290,266	93,001	197,265
34.05	34.05	Property		1	All American Mini Storage										280,827	120,651	160,176
34.06	34.06	Property		1	Northern Royalton Discount Storage										311,411	125,190	186,220
35	35	Loan	14,17,20,22,23	1	5800 Uplander	1	6	8/6/2021	NAP	7/6/2031	NAP	0	0	L(25),D(90),O(5)	NAV	NAV	NAV
36	36	Loan	13,20	1	Southland Office Center	1	6	8/6/2021	NAP	7/6/2031	NAP	0	0	L(25),D(90),O(5)	2,551,863	1,301,285	1,250,578
37	37	Loan	13	1	Lake Mead Decatur	1	11	8/11/2021	NAP	7/11/2031	NAP	0	0	L(25),D(89),O(6)	1,673,866	512,787	1,161,078
38	38	Loan	14,27	1	Cumberland Crossing	1	1	8/1/2021	8/1/2021	7/1/2031	NAP	0	0	L(25),YM1(89),O(6)	2,533,218	982,652	1,550,566
A-1-7

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Seasoning (Mos.)	Payment Due Date	First Payment Date	First P&I Payment Date	Maturity Date or Anticipated Repayment Date	Final Maturity Date	Grace Period - Late Fee (Days)	Grace Period - Default (Days)	Prepayment Provision	Most Recent EGI ($)	Most Recent Expenses ($)	Most Recent NOI ($)
												10	10	11,12			13
39	39	Loan	17	9	SVEA Portfolio II	0	6	9/6/2021	9/6/2021	8/6/2031	NAP	0	0	L(24),D(91),O(5)	NAV	NAV	NAV
39.01	39.01	Property		1	Dallas										NAV	NAV	NAV
39.02	39.02	Property		1	Spring Valley										NAV	NAV	NAV
39.03	39.03	Property		1	Lawton										NAV	NAV	NAV
39.04	39.04	Property		1	Grand Prairie										NAV	NAV	NAV
39.05	39.05	Property		1	Longview										NAV	NAV	NAV
39.06	39.06	Property		1	Garland										NAV	NAV	NAV
39.07	39.07	Property		1	San Antonio										NAV	NAV	NAV
39.08	39.08	Property		1	Texas City										NAV	NAV	NAV
39.09	39.09	Property		1	Odessa										NAV	NAV	NAV
40	40	Loan		3	Farrell Hampton Portfolio	0	6	9/6/2021	9/6/2021	8/6/2031	NAP	0	0	L(24),D(92),O(4)	1,290,354	161,512	1,128,843
40.01	40.01	Property		1	269 Butter Lane										NAV	NAV	NAV
40.02	40.02	Property		1	Farrell Executive Plaza										NAV	NAV	NAV
40.03	40.03	Property		1	Watermill Plaza										NAV	NAV	NAV
41	41	Loan	13	1	4201 Tonnelle Ave	0	6	9/6/2021	NAP	8/6/2026	NAP	0	0	L(24),D(33),O(3)	1,104,576	240,484	864,093
42	42	Loan		1	Kautex Industrial	0	6	9/6/2021	9/6/2026	8/6/2031	NAP	0	0	L(24),D(93),O(3)	1,371,448	233,446	1,138,002
43	43	Loan		1	Logan Industrial	0	6	9/6/2021	9/6/2021	8/6/2031	NAP	0	0	L(24),D(93),O(3)	NAV	NAV	NAV
44	44	Loan	13	1	shareDowntown	1	6	8/6/2021	NAP	7/6/2031	NAP	0	0	L(25),D(90),O(5)	528,524	168,184	360,340
45	45	Loan	14,17,22	1	Lucid Motors	1	6	8/6/2021	NAP	7/6/2031	NAP	0	0	L(25),D(90),O(5)	NAV	NAV	NAV
46	46	Loan	3,13,22	1	AAA Platte	1	6	8/6/2021	NAP	7/6/2031	NAP	0	0	YM1(115),O(5)	1,185,410	510,358	675,052
47	47	Loan	18,25	1	Mountain View Office	0	6	9/6/2021	9/6/2021	8/6/2031	NAP	0	0	L(24),D(92),O(4)	1,631,281	588,511	1,042,770
48	48	Loan		1	Hillside Apartments	1	6	8/6/2021	8/6/2021	7/6/2031	NAP	0	0	L(25),D(91),O(4)	1,005,181	222,676	782,505
49	49	Loan		1	La Perla Apartments	1	6	8/6/2021	8/6/2021	7/6/2031	NAP	0	0	L(25),D(92),O(3)	1,601,581	767,645	833,936
50	50	Loan	23	1	Publix Enterprise	1	6	8/6/2021	8/6/2021	7/6/2031	NAP	0	0	L(25),D(90),O(5)	1,030,376	174,540	855,836
51	51	Loan	13	1	Amazon Prime Wynwood	0	6	9/6/2021	NAP	8/6/2026	NAP	0	0	L(24),D(30),O(6)	839,894	157,987	681,907
52	52	Loan	13	1	Turner Farms	0	6	9/6/2021	9/6/2021	8/6/2031	NAP	0	0	L(24),D(92),O(4)	1,108,582	356,678	751,904
53	53	Loan	2,15,17,22	1	3915 14th Avenue	1	6	8/6/2021	NAP	7/6/2031	NAP	0	0	L(25),D(91),O(4)	NAV	NAV	NAV
54	54	Loan	23	1	Courtyard Lubbock	0	6	9/6/2021	9/6/2021	8/6/2026	NAP	0	0	L(24),D(29),O(7)	3,166,072	2,031,446	1,134,626
55	55	Loan		1	2102 Avenue Z	1	6	8/6/2021	NAP	7/6/2031	NAP	0	0	L(25),D(92),O(3)	NAV	NAV	NAV
56	56	Loan	30	1	TownPlace Suites by Marriott Cleveland, TN	1	6	8/6/2021	8/6/2022	7/6/2031	NAP	0	0	L(25),D(91),O(4)	2,488,822	1,293,974	1,194,847
57	57	Loan		1	45 Crossways Park Drive	1	6	8/6/2021	NAP	7/6/2028	NAP	0	0	L(25),D(55),O(4)	1,159,240	452,934	706,306
58	58	Loan	14	1	80 NE 40th Street	0	1	9/1/2021	9/1/2021	8/1/2031	NAP	0	0	L(24),D(89),O(7)	NAV	NAV	NAV
59	59	Loan		1	5517 Broadway	0	6	9/6/2021	NAP	8/6/2031	NAP	0	0	L(24),D(92),O(4)	685,731	147,095	538,636
60	60	Loan		1	Home2 Suites - Columbia SC	1	6	8/6/2021	8/6/2021	7/6/2031	NAP	0	0	L(25),D(91),O(4)	2,568,239	1,325,025	1,243,214
61	61	Loan		2	CityLine TX & TN Portfolio	1	6	8/6/2021	8/6/2024	7/6/2031	NAP	0	0	L(25),D(91),O(4)	853,009	277,904	575,106
61.01	61.01	Property		1	Four Seasons Self Storage										491,457	119,466	371,992
61.02	61.02	Property		1	Storage Plus of College Station										361,552	158,438	203,114
62	62	Loan		1	Shoppes at Stonebrook	2	6	7/6/2021	7/6/2021	6/6/2031	NAP	0	0	L(26),D(89),O(5)	905,826	253,332	652,494
63	63	Loan		1	Buckner Pointe Apartments	1	6	8/6/2021	NAP	7/6/2031	NAP	0	0	L(25),D(91),O(4)	799,817	279,876	519,942
64	64	Loan		1	4001 Dell Ave	0	6	9/6/2021	NAP	8/6/2026	NAP	0	0	L(24),D(33),O(3)	659,403	133,173	526,231
65	65	Loan		1	2679 Redondo	0	6	9/6/2021	9/6/2026	8/6/2031	NAP	0	0	L(24),D(92),O(4)	NAV	NAV	NAV
66	66	Loan	14	1	CIC Gilbert	0	6	9/6/2021	9/6/2024	8/6/2031	NAP	0	0	L(24),D(93),O(3)	NAV	NAV	NAV
67	67	Loan		1	Vallen Distribution Center	0	6	9/6/2021	9/6/2026	8/6/2031	NAP	0	0	L(24),D(93),O(3)	603,461	152,955	450,506
68	68	Loan	13	2	Conroe Texas Multifamily Portfolio	2	6	7/6/2021	NAP	6/6/2031	NAP	0	0	L(26),D(90),O(4)	287,209	99,566	187,643
68.01	68.01	Property		1	The Lofts of Conroe										252,419	86,460	165,960
68.02	68.02	Property		1	Glenwood Villas										34,790	13,106	21,684
69	69	Loan		1	4138 Broadway	0	6	9/6/2021	NAP	8/6/2031	NAP	0	0	L(24),D(92),O(4)	360,000	19,656	340,344
70	70	Loan		1	Fairway at Fianna Hills	2	6	7/6/2021	7/6/2023	6/6/2031	NAP	0	0	L(26),D(90),O(4)	671,507	318,089	353,418
71	71	Loan		1	Cityline Port Charlotte	1	6	8/6/2021	NAP	7/6/2026	NAP	0	0	L(25),D(31),O(4)	516,423	217,815	298,607

A-1-8

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)
																		14	14
1	1	Loan	1,5,12,13,14,15,18,27	1	One SoHo Square	4/30/2021	T-12	61,913,927	14,956,452	46,957,475	12/31/2020	T-12	39,444,461	14,448,761	24,995,700	12/31/2019	T-12	95.9%	83,142,799
2	2	Loan	20	1	The Ziggurat	4/30/2021	T-12	11,897,693	4,368,077	7,529,617	12/31/2020	T-12	11,620,970	4,621,639	6,999,331	12/31/2019	T-10 Ann	95.9%	11,991,733
3	3	Loan	13,20,26	1	Doral Concourse	4/30/2021	T-12	7,254,551	2,249,362	5,005,189	12/31/2020	T-12	6,946,234	2,346,752	4,599,483	12/31/2019	T-12	94.6%	9,175,334
4	4	Loan	3,6,23,25,27	1	909 Third Avenue Fee	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	1,600,000
5	5	Loan	5,12,23	1	College Point	3/31/2021	T-12	8,973,555	3,288,353	5,685,202	12/31/2020	T-12	8,907,143	3,259,475	5,647,668	12/31/2019	T-12	95.2%	8,899,157
6	6	Loan		1	Swingline Building	4/30/2021	T-12	6,138,245	1,632,832	4,505,413	12/31/2020	T-12	6,161,816	1,722,229	4,439,587	12/31/2019	T-12	90.0%	6,459,550
7	7	Loan	2,4	9	U-Haul Sac 22	4/30/2021	T-12	6,061,575	1,975,105	4,086,470	12/31/2020	T-12	5,931,427	1,953,592	3,977,835	12/31/2019	T-12	85.6%	6,101,454
7.01	7.01	Property		1	Coon Rapids	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
7.02	7.02	Property		1	Manassas Park	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
7.03	7.03	Property		1	Route 295	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
7.04	7.04	Property		1	Westcreek	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
7.05	7.05	Property		1	Causeway Boulevard	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
7.06	7.06	Property		1	State Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
7.07	7.07	Property		1	Ina Road	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
7.08	7.08	Property		1	Jolly & Cedar	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
7.09	7.09	Property		1	Automall	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
8	8	Loan	21,24	1	Red Rose Commons	3/31/2021	T-12	4,764,863	1,210,425	3,554,438	12/31/2020	T-12	5,203,029	1,327,953	3,875,076	12/31/2019	T-12	95.3%	4,970,640
9	9	Loan		1	Glenmuir of Naperville	4/30/2021	T-12	6,699,752	2,177,061	4,522,692	12/31/2020	T-12	6,206,305	2,064,209	4,142,096	12/31/2019	T-12	93.2%	7,021,589
10	10	Loan	5,12,13,14,17,21,25	1	Watermark Tempe	4/30/2021	T-12	5,345,785	935,098	4,410,687	12/31/2020	T-12	NAV	NAV	NAV	NAV	NAV	93.6%	14,610,051
11	11	Loan	13,14,17,20	1	Koppers Building	3/31/2021	T-12	5,565,686	2,848,510	2,717,176	12/31/2020	T-12	5,542,451	3,141,620	2,400,831	12/31/2019	T-12	85.1%	6,419,723
12	12	Loan	1,3,5,12,20,21	6	Huntsville Office Portfolio	4/30/2021	T-12	17,372,655	8,249,274	9,123,381	12/31/2020	T-10 Ann	16,389,145	8,885,023	7,504,122	12/31/2019	T-12	92.6%	17,872,284
12.01	12.01	Property		1	Research Place	4/30/2021	T-12	4,262,193	2,100,175	2,162,017	12/31/2020	T-10 Ann	3,828,667	2,040,665	1,788,003	12/31/2019	T-12	89.6%	4,436,520
12.02	12.02	Property		1	Research Park Office Center	4/30/2021	T-12	3,229,387	1,286,599	1,942,787	12/31/2020	T-10 Ann	2,903,730	1,435,935	1,467,795	12/31/2019	T-12	92.2%	3,335,052
12.03	12.03	Property		1	Regions Center	4/30/2021	T-12	3,436,531	1,612,136	1,824,396	12/31/2020	T-10 Ann	3,099,254	1,794,646	1,304,608	12/31/2019	T-12	93.2%	3,490,504
12.04	12.04	Property		1	301 Voyager Way	4/30/2021	T-12	1,896,262	859,084	1,037,178	12/31/2020	T-10 Ann	1,888,894	879,335	1,009,559	12/31/2019	T-12	100.0%	2,018,081
12.05	12.05	Property		1	Intuitive Center I & II	4/30/2021	T-12	2,574,567	1,305,226	1,269,341	12/31/2020	T-10 Ann	2,395,211	1,445,953	949,258	12/31/2019	T-12	98.9%	2,626,357
12.06	12.06	Property		1	Lakeside Center I & II	4/30/2021	T-12	1,973,716	1,086,054	887,662	12/31/2020	T-10 Ann	2,273,388	1,288,490	984,898	12/31/2019	T-12	85.0%	1,965,771
13	13	Loan	13,23,26	1	Jacksonville Concourse	3/31/2021	T-12	5,098,339	2,363,778	2,734,562	12/31/2020	T-12	4,962,002	2,322,691	2,639,311	12/31/2019	T-12	86.7%	5,917,168
14	14	Loan	3,12,15	1	Promenade at New Town	4/30/2021	T-12	3,039,265	1,166,503	1,872,761	12/31/2020	T-12	2,453,027	1,021,936	1,431,091	12/31/2019	T-12	95.0%	3,524,931
15	15	Loan	1,3,4,5,7,9	1	Woodbridge Corporate Plaza Leased Fee	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	100.0%	4,379,888
16	16	Loan	5,12,16,20	21	ExchangeRight Net Leased Portfolio #48	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	92.5%	4,221,423
16.01	16.01	Property		1	Food4Less - Chicago Heights	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	92.5%	451,174
16.02	16.02	Property		1	Walgreens - Bridgeview	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	92.5%	411,625
16.03	16.03	Property		1	Walgreens - Alton	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	92.5%	333,000
16.04	16.04	Property		1	Walgreens - Alexandria	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	92.5%	328,375
16.05	16.05	Property		1	First Midwest Bank - DeKalb	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	92.5%	260,118
16.06	16.06	Property		1	First Midwest Bank - Schaumburg	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	92.5%	241,536
16.07	16.07	Property		1	Walgreens - Oklahoma City	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	92.5%	208,353
16.08	16.08	Property		1	CVS - Zanesville	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	92.5%	200,475
16.09	16.09	Property		1	CVS Pharmacy - Hagerstown	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	92.5%	199,800
16.10	16.10	Property		1	Fresenius Medical Care - Lawrenceville	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	92.5%	196,179
16.11	16.11	Property		1	First Midwest Bank - Joliet	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	92.5%	198,567
16.12	16.12	Property		1	Memorial Health System - Decatur	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	92.5%	196,988
16.13	16.13	Property		1	CVS - Decatur	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	92.5%	191,652
16.14	16.14	Property		1	Verizon - Beloit	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	92.5%	136,483
16.15	16.15	Property		1	Dollar Tree - Grimes	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	92.5%	113,131
16.16	16.16	Property		1	Dollar General - Belle Chasse	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	92.5%	92,498
16.17	16.17	Property		1	Sherwin Williams - Urbana	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	92.5%	93,851
16.18	16.18	Property		1	Dollar General - Camden	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	92.5%	95,123
16.19	16.19	Property		1	Dollar General - Thibodaux	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	92.5%	91,125
16.20	16.20	Property		1	Dollar General - Houma	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	92.5%	89,485
16.21	16.21	Property		1	Dollar General - South Bend	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	92.5%	91,886
17	17	Loan	10,13,14,23	1	St. John’s Town Center North	12/31/2020	T-12	3,573,422	908,439	2,664,983	12/31/2019	T-12	3,445,149	918,094	2,527,055	12/31/2018	T-12	95.0%	3,544,510
18	18	Loan	13	1	Campbell Plaza	4/30/2021	T-12	2,887,904	983,367	1,904,537	12/31/2020	T-12	3,546,833	1,109,646	2,437,187	12/31/2019	T-12	90.3%	3,299,990
19	19	Loan	14,20	1	Montgomery Plaza	5/31/2021	T-12	4,003,060	1,201,306	2,801,754	12/31/2020	T-12	4,028,505	1,212,642	2,815,863	12/31/2019	T-12	82.9%	4,353,834
20	20	Loan	5,12,14,21,22,25	1	2 Washington	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	17,705,262
21	21	Loan	20,24	3	CPC Portfolio	6/30/2021	T-12	4,176,301	1,450,363	2,725,939	12/31/2020	T-12	4,217,932	1,431,118	2,786,814	12/31/2019	T-12	95.0%	4,255,964
21.01	21.01	Property		1	Gateway Plaza	6/30/2021	T-12	1,531,681	427,973	1,103,708	12/31/2020	T-12	1,632,775	414,862	1,217,913	12/31/2019	T-12	95.0%	1,620,102
21.02	21.02	Property		1	Westland Plaza	6/30/2021	T-12	1,505,220	478,122	1,027,098	12/31/2020	T-12	1,513,909	467,278	1,046,631	12/31/2019	T-12	95.0%	1,436,122
21.03	21.03	Property		1	Orland Corners	6/30/2021	T-12	1,139,400	544,268	595,133	12/31/2020	T-12	1,071,248	548,978	522,270	12/31/2019	T-12	95.0%	1,199,740
22	22	Loan	5,13,14	1	Colonnade Corporate Center	12/31/2020	T-12	8,497,676	3,316,551	5,181,125	12/31/2019	T-12	7,558,476	3,078,492	4,479,984	12/31/2018	T-12	91.8%	10,011,760
23	23	Loan	13,15,22	1	125 West 16th Street	3/31/2021	T-12	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	92.0%	2,552,749
24	24	Loan		7	Brooklyn Multi Portfolio	2/28/2021	T-12	2,221,574	400,570	1,821,004	12/31/2020	Various	1,748,599	283,029	1,465,570	12/31/2019	T-12	95.0%	2,045,312
24.01	24.01	Property		1	4219 15th Avenue	2/28/2021	T-12	522,420	121,600	400,820	12/31/2020	T-10 Ann	NAV	NAV	NAV	NAV	NAV	97.7%	483,036
24.02	24.02	Property		1	662 Park Place	2/28/2021	T-12	521,410	61,547	459,863	12/31/2020	T-12	555,075	64,403	490,672	12/31/2019	T-12	92.3%	433,200
24.03	24.03	Property		1	30 Claver Place	2/28/2021	T-12	298,876	36,389	262,487	12/31/2020	T-12	328,677	40,570	288,107	12/31/2019	T-12	97.7%	292,021
24.04	24.04	Property		1	132 New York Avenue	2/28/2021	T-12	250,573	43,641	206,932	12/31/2020	T-12	247,123	41,904	205,219	12/31/2019	T-12	97.7%	246,748
24.05	24.05	Property		1	269 Kosciuszko Street	2/28/2021	T-12	254,250	47,739	206,511	12/31/2020	T-12	234,224	41,919	192,305	12/31/2019	T-12	97.7%	241,166
24.06	24.06	Property		1	1100 DeKalb Ave	2/28/2021	T-12	215,130	59,124	156,006	12/31/2020	T-12	224,500	48,586	175,914	12/31/2019	T-12	85.1%	192,000
24.07	24.07	Property		1	119 Albany Ave	2/28/2021	T-12	158,915	30,530	128,385	12/31/2020	T-12	159,000	45,647	113,353	12/31/2019	T-12	97.7%	157,142
25	25	Loan	5,15	1	4500 Academy Road Distribution Center	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	7,887,712
26	26	Loan	21,27	1	Dreamland Shopping Center	12/31/2020	T-12	3,058,113	850,041	2,208,072	12/31/2019	T-12	3,005,590	755,491	2,250,099	12/31/2018	T-12	95.0%	3,338,089
27	27	Loan	1,2,5,12,13,21,22,26,27	1	The Domain	4/30/2021	T-12	36,475,250	11,547,946	24,927,304	12/31/2020	T-12	48,190,523	19,445,573	28,744,950	12/31/2019	T-12	93.5%	45,170,187
28	28	Loan	13,14,21	1	733 Amsterdam Ave	12/31/2020	T-12	808,035	557,472	250,563	12/31/2019	T-12	NAV	NAV	NAV	NAV	NAV	95.0%	2,287,315
29	29	Loan	20	1	949-955 Flatbush Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	1,888,323
30	30	Loan		1	116 East 124th Street	3/31/2021	T-12	2,037,801	505,205	1,532,596	12/31/2020	T-12	1,930,051	509,553	1,420,499	12/31/2019	T-12	95.0%	2,048,914
31	31	Loan		3	Cityline Louisiana Storage Portfolio	5/31/2021	T-12	2,129,136	671,446	1,457,689	12/31/2020	T-12	1,883,596	701,842	1,181,754	12/31/2019	T-12	86.7%	2,273,188
31.01	31.01	Property		1	Extra Space Lodi	5/31/2021	T-12	898,557	228,078	670,479	12/31/2020	T-12	796,047	226,854	569,193	12/31/2019	T-12	94.5%	905,746
31.02	31.02	Property		1	Extra Space Leesville	5/31/2021	T-12	788,696	279,842	508,854	12/31/2020	T-12	703,989	297,776	406,213	12/31/2019	T-12	77.4%	904,009
31.03	31.03	Property		1	Extra Space Windmere	5/31/2021	T-12	441,882	163,526	278,356	12/31/2020	T-12	383,560	177,212	206,348	12/31/2019	T-12	94.1%	463,433
32	32	Loan	10,14,17,20	1	Pennsauken Logistics Center	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	2,095,294
33	33	Loan	13	1	Wheatland Marketplace	4/30/2021	T-12	1,112,208	572,801	539,407	12/31/2020	T-12	278,184	426,604	(148,420)	12/31/2019	T-12	96.0%	2,143,827
34	34	Loan	22	6	Ohio Storage Portfolio	4/30/2021	T-12	2,060,299	731,117	1,329,182	12/31/2020	T-12	1,632,014	612,008	1,020,006	Various	T-12	83.9%	2,178,646
34.01	34.01	Property		1	Budget Storage	4/30/2021	T-12	382,943	105,003	277,940	12/31/2020	T-12	367,935	112,043	255,892	12/31/2019	T-12	83.6%	443,659
34.02	34.02	Property		1	Liberty Avenue Self Storage	4/30/2021	T-12	454,661	170,458	284,203	12/31/2020	T-12	421,514	146,260	275,254	12/31/2019	T-12	85.8%	467,984
34.03	34.03	Property		1	Lorain Baumhart Storage	4/30/2021	T-12	351,722	117,275	234,447	12/31/2020	T-12	332,681	134,480	198,201	12/31/2019	T-12	84.0%	379,263
34.04	34.04	Property		1	Factory Drive	4/30/2021	T-12	289,550	92,972	196,578	12/31/2020	T-12	NAV	NAV	NAV	NAV	NAV	86.3%	292,688
34.05	34.05	Property		1	All American Mini Storage	4/30/2021	T-12	277,229	120,507	156,722	12/31/2020	T-12	208,296	99,740	108,556	12/31/2019	T-12	82.4%	290,495
34.06	34.06	Property		1	Northern Royalton Discount Storage	4/30/2021	T-12	304,194	124,902	179,293	12/31/2020	T-12	301,588	119,485	182,103	12/31/2019	T-12	80.7%	304,556
35	35	Loan	14,17,20,22,23	1	5800 Uplander	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	1,627,827
36	36	Loan	13,20	1	Southland Office Center	3/31/2021	T-12	2,610,015	1,286,511	1,323,504	12/31/2020	T-12	2,652,894	1,281,272	1,371,622	12/31/2019	T-12	88.5%	2,742,497
37	37	Loan	13	1	Lake Mead Decatur	3/31/2021	T-12	1,635,984	486,105	1,149,879	12/31/2020	T-12	1,494,281	415,338	1,078,944	12/31/2019	T-12	94.0%	1,938,551
38	38	Loan	14,27	1	Cumberland Crossing	2/28/2021	T-12	2,586,187	960,909	1,625,278	12/31/2020	T-12	2,712,197	1,128,767	1,583,430	12/31/2019	T-12	77.9%	2,525,880

A-1-9

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Most Recent NOI Date	Most Recent Description	Second Most Recent EGI ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent NOI Date	Second Most Recent Description	Third Most Recent EGI ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent NOI Date	Third Most Recent Description	Underwritten Economic Occupancy (%)	Underwritten EGI ($)
																		14	14
39	39	Loan	17	9	SVEA Portfolio II	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	1,824,426
39.01	39.01	Property		1	Dallas	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
39.02	39.02	Property		1	Spring Valley	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
39.03	39.03	Property		1	Lawton	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
39.04	39.04	Property		1	Grand Prairie	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
39.05	39.05	Property		1	Longview	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
39.06	39.06	Property		1	Garland	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
39.07	39.07	Property		1	San Antonio	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
39.08	39.08	Property		1	Texas City	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
39.09	39.09	Property		1	Odessa	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
40	40	Loan		3	Farrell Hampton Portfolio	5/31/2021	T-12	1,231,797	155,419	1,076,378	12/31/2020	T-12	1,020,039	141,240	878,799	12/31/2019	T-12	95.0%	1,358,924
40.01	40.01	Property		1	269 Butter Lane	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
40.02	40.02	Property		1	Farrell Executive Plaza	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
40.03	40.03	Property		1	Watermill Plaza	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
41	41	Loan	13	1	4201 Tonnelle Ave	4/30/2021	T-12	1,041,099	268,359	772,740	12/31/2020	T-12	1,212,972	275,014	937,958	12/31/2019	T-12	95.0%	1,323,403
42	42	Loan		1	Kautex Industrial	12/31/2020	T-12	1,329,625	231,798	1,097,828	12/31/2019	T-12	1,274,908	225,910	1,048,998	12/31/2018	T-12	97.5%	1,502,530
43	43	Loan		1	Logan Industrial	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	1,802,051
44	44	Loan	13	1	shareDowntown	4/30/2021	T-12	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	1,085,997
45	45	Loan	14,17,22	1	Lucid Motors	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	1,169,298
46	46	Loan	3,13,22	1	AAA Platte	3/31/2021	T-12	1,169,674	500,563	669,111	12/31/2020	T-12	808,044	303,982	504,062	12/31/2019	T-12	90.0%	1,586,014
47	47	Loan	18,25	1	Mountain View Office	3/31/2021	T-12	1,472,138	537,780	934,358	12/31/2020	T-12	1,297,497	550,077	747,420	12/31/2019	T-12	95.0%	1,623,379
48	48	Loan		1	Hillside Apartments	3/31/2021	T-12	921,080	227,284	693,796	12/31/2020	T-12	775,636	205,386	570,250	12/31/2019	T-12	94.4%	1,098,994
49	49	Loan		1	La Perla Apartments	4/30/2021	T-12	1,610,223	732,425	877,798	12/31/2020	T-12	1,566,527	710,813	855,714	12/31/2019	T-12	92.1%	1,610,529
50	50	Loan	23	1	Publix Enterprise	12/31/2019	T-12	1,068,642	177,680	890,963	12/31/2018	T-12	904,243	167,284	736,959	12/31/2017	T-12	95.0%	981,680
51	51	Loan	13	1	Amazon Prime Wynwood	5/31/2021	T-12	839,894	161,097	678,798	12/31/2020	T-12	814,565	146,341	668,223	12/31/2019	T-12	96.3%	1,018,589
52	52	Loan	13	1	Turner Farms	5/31/2021	T-12	980,948	322,672	658,275	12/31/2020	T-12	881,705	294,985	586,720	12/31/2019	T-12	86.9%	1,308,306
53	53	Loan	2,15,17,22	1	3915 14th Avenue	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	708,932
54	54	Loan	23	1	Courtyard Lubbock	6/30/2021	T-12	2,680,980	1,911,097	769,883	12/31/2020	T-12	4,116,366	2,595,442	1,520,924	12/31/2019	T-12	78.9%	3,166,072
55	55	Loan		1	2102 Avenue Z	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	833,600
56	56	Loan	30	1	TownPlace Suites by Marriott Cleveland, TN	5/31/2021	T-12	2,056,381	1,270,566	785,815	12/31/2020	T-12	2,708,246	1,537,251	1,170,996	12/31/2019	T-12	74.0%	2,488,822
57	57	Loan		1	45 Crossways Park Drive	4/30/2021	T-12	1,153,678	446,813	706,865	12/31/2020	T-12	1,139,312	517,601	621,711	12/31/2019	T-12	97.0%	1,125,350
58	58	Loan	14	1	80 NE 40th Street	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	782,985
59	59	Loan		1	5517 Broadway	12/31/2020	T-12	524,133	140,162	383,971	12/31/2019	T-12	468,822	134,896	333,926	12/31/2018	T-12	95.0%	732,261
60	60	Loan		1	Home2 Suites - Columbia SC	5/31/2021	T-12	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	74.2%	2,660,017
61	61	Loan		2	CityLine TX & TN Portfolio	5/31/2021	T-12	803,587	284,600	518,988	12/31/2020	T-12	809,095	334,029	475,067	12/31/2019	Various	85.3%	853,009
61.01	61.01	Property		1	Four Seasons Self Storage	5/31/2021	T-12	466,424	132,878	333,546	12/31/2020	T-12	475,633	169,764	305,870	12/31/2019	T-8 Ann	85.9%	491,457
61.02	61.02	Property		1	Storage Plus of College Station	5/31/2021	T-12	337,163	151,722	185,441	12/31/2020	T-12	333,462	164,265	169,197	12/31/2019	T-12	84.4%	361,552
62	62	Loan		1	Shoppes at Stonebrook	4/30/2021	T-12	904,767	250,585	654,182	12/31/2020	T-12	876,976	244,089	632,887	12/31/2019	T-12	95.0%	898,086
63	63	Loan		1	Buckner Pointe Apartments	4/30/2021	T-6 Ann	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	810,178
64	64	Loan		1	4001 Dell Ave	4/30/2021	T-12	519,591	137,246	382,345	12/31/2020	T-12	534,744	138,326	396,418	12/31/2019	T-12	95.0%	671,635
65	65	Loan		1	2679 Redondo	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	608,991
66	66	Loan	14	1	CIC Gilbert	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	92.5%	593,419
67	67	Loan		1	Vallen Distribution Center	12/31/2020	T-12	604,284	150,439	453,846	12/31/2019	T-12	575,354	146,175	429,179	12/31/2018	T-12	95.0%	635,402
68	68	Loan	13	2	Conroe Texas Multifamily Portfolio	4/30/2021	T-12	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	566,331
68.01	68.01	Property		1	The Lofts of Conroe	4/30/2021	T-12	180,447	80,504	99,943	12/31/2020	T-12	27,494	49,120	(21,627)	12/31/2019	T-12	95.0%	455,417
68.02	68.02	Property		1	Glenwood Villas	4/30/2021	T-12	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	95.0%	110,914
69	69	Loan		1	4138 Broadway	12/31/2020	T-12	291,269	13,342	277,927	12/31/2019	T-12	NAV	NAV	NAV	NAV	NAV	95.0%	405,405
70	70	Loan		1	Fairway at Fianna Hills	3/31/2021	T-12	650,603	330,774	319,829	12/31/2020	T-12	587,246	376,084	211,162	12/31/2019	T-12	95.0%	660,932
71	71	Loan		1	Cityline Port Charlotte	5/31/2021	T-12	501,712	215,511	286,201	12/31/2020	T-12	497,791	225,954	271,837	12/31/2019	T-12	90.8%	516,423

A-1-10

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type	Appraisal Date
							13,14,15			14,15	9,16	9,16			17
1	1	Loan	1,5,12,13,14,15,18,27	1	One SoHo Square	19,231,486	63,911,313	15,738	566,788	63,328,788	4.92	4.88	13.6%	13.5%	1,350,000,000	As Is	6/10/2021
2	2	Loan	20	1	The Ziggurat	4,265,060	7,726,672	74,745	788,682	6,863,245	4.12	3.66	13.1%	11.6%	92,800,000	As Is	6/1/2021
3	3	Loan	13,20,26	1	Doral Concourse	3,299,736	5,875,598	69,794	265,434	5,540,370	3.13	2.95	10.5%	9.9%	96,200,000	As Is	6/4/2021
4	4	Loan	3,6,23,25,27	1	909 Third Avenue Fee	0	1,600,000	0	0	1,600,000	1.10	1.10	3.6%	3.6%	192,500,000	As Is	2/23/2021
5	5	Loan	5,12,23	1	College Point	3,964,950	4,934,206	49,670	298,866	4,585,671	1.95	1.81	7.0%	6.6%	117,000,000	As Is	4/19/2021
6	6	Loan		1	Swingline Building	2,177,683	4,281,867	36,976	257,290	3,987,601	3.02	2.81	10.7%	10.0%	105,100,000	As Is	5/11/2021
7	7	Loan	2,4	9	U-Haul Sac 22	2,055,285	4,046,169	104,413	0	3,941,756	1.97	1.92	10.8%	10.5%	68,050,000	As Is	Various
7.01	7.01	Property		1	Coon Rapids	NAV	NAV	NAV	NAV	NAV					13,430,000	As Is	4/6/2021
7.02	7.02	Property		1	Manassas Park	NAV	NAV	NAV	NAV	NAV					11,130,000	As Is	4/5/2021
7.03	7.03	Property		1	Route 295	NAV	NAV	NAV	NAV	NAV					10,670,000	As Is	4/6/2021
7.04	7.04	Property		1	Westcreek	NAV	NAV	NAV	NAV	NAV					8,730,000	As Is	4/6/2021
7.05	7.05	Property		1	Causeway Boulevard	NAV	NAV	NAV	NAV	NAV					5,910,000	As Is	4/8/2021
7.06	7.06	Property		1	State Avenue	NAV	NAV	NAV	NAV	NAV					5,770,000	As Is	4/6/2021
7.07	7.07	Property		1	Ina Road	NAV	NAV	NAV	NAV	NAV					5,660,000	As Is	4/7/2021
7.08	7.08	Property		1	Jolly & Cedar	NAV	NAV	NAV	NAV	NAV					3,640,000	As Is	4/7/2021
7.09	7.09	Property		1	Automall	NAV	NAV	NAV	NAV	NAV					3,110,000	As Is	4/7/2021
8	8	Loan	21,24	1	Red Rose Commons	1,367,954	3,602,686	171,244	286,866	3,144,575	2.02	1.76	10.6%	9.3%	53,000,000	As Is	5/22/2021
9	9	Loan		1	Glenmuir of Naperville	2,246,952	4,774,637	80,892	0	4,693,745	5.89	5.79	14.5%	14.2%	103,700,000	As Is	6/9/2021
10	10	Loan	5,12,13,14,17,21,25	1	Watermark Tempe	2,823,605	11,786,446	61,835	309,176	11,415,435	3.38	3.28	9.7%	9.4%	186,150,000	Market Value Assuming Paid-off TIs, LCs & Rent Abatements	5/11/2021
11	11	Loan	13,14,17,20	1	Koppers Building	2,882,550	3,537,173	66,704	300,166	3,170,303	2.11	1.89	11.2%	10.1%	43,900,000	Hypothetical As Is	4/5/2021
12	12	Loan	1,3,5,12,20,21	6	Huntsville Office Portfolio	8,526,222	9,346,062	290,828	1,057,571	7,997,664	2.19	1.88	11.7%	10.0%	116,550,000	As Is	Various
12.01	12.01	Property		1	Research Place	2,168,968	2,267,551	15,910	270,322	1,981,319					29,000,000	As Is	5/26/2021
12.02	12.02	Property		1	Research Park Office Center	1,326,018	2,009,033	69,732	222,794	1,716,507					24,600,000	As Is	5/26/2021
12.03	12.03	Property		1	Regions Center	1,669,424	1,821,081	71,871	176,529	1,572,681					22,700,000	As Is	5/26/2021
12.04	12.04	Property		1	301 Voyager Way	900,262	1,117,819	16,485	121,755	979,579					17,150,000	As Is	5/26/2021
12.05	12.05	Property		1	Intuitive Center I & II	1,330,642	1,295,714	57,090	150,442	1,088,182					12,800,000	As Is	5/26/2021
12.06	12.06	Property		1	Lakeside Center I & II	1,130,907	834,864	59,740	115,729	659,395					10,300,000	As Is	5/25/2021
13	13	Loan	13,23,26	1	Jacksonville Concourse	2,544,512	3,372,656	59,157	361,418	2,952,081	3.71	3.25	12.1%	10.6%	44,000,000	As Is	5/5/2021
14	14	Loan	3,12,15	1	Promenade at New Town	1,266,647	2,258,285	56,250	0	2,202,035	2.55	2.48	8.2%	8.0%	41,500,000	As Is	5/11/2021
15	15	Loan	1,3,4,5,7,9	1	Woodbridge Corporate Plaza Leased Fee	0	4,379,888	0	0	4,379,888	2.00	2.00	8.8%	8.8%	69,600,000	As Is	3/17/2021
16	16	Loan	5,12,16,20	21	ExchangeRight Net Leased Portfolio #48	147,750	4,073,674	53,515	0	4,020,158	2.70	2.66	8.7%	8.5%	76,500,000	As Is	Various
16.01	16.01	Property		1	Food4Less - Chicago Heights	15,791	435,383	16,425	0	418,958					8,130,000	As Is	3/28/2021
16.02	16.02	Property		1	Walgreens - Bridgeview	14,407	397,218	3,024	0	394,194					7,400,000	As Is	5/25/2021
16.03	16.03	Property		1	Walgreens - Alton	11,655	321,345	3,024	0	318,321					6,300,000	As Is	6/5/2021
16.04	16.04	Property		1	Walgreens - Alexandria	11,493	316,882	2,964	0	313,918					5,680,000	As Is	5/19/2021
16.05	16.05	Property		1	First Midwest Bank - DeKalb	9,104	251,014	1,942	0	249,072					4,570,000	As Is	5/26/2021
16.06	16.06	Property		1	First Midwest Bank - Schaumburg	8,454	233,083	989	0	232,094					4,070,000	As Is	5/26/2021
16.07	16.07	Property		1	Walgreens - Oklahoma City	7,292	201,060	2,781	0	198,279					3,850,000	As Is	5/25/2021
16.08	16.08	Property		1	CVS - Zanesville	7,017	193,459	2,039	0	191,420					3,950,000	As Is	5/14/2021
16.09	16.09	Property		1	CVS Pharmacy - Hagerstown	6,993	192,807	2,025	0	190,782					4,100,000	As Is	5/25/2021
16.10	16.10	Property		1	Fresenius Medical Care - Lawrenceville	6,866	189,312	1,732	0	187,580					3,430,000	As Is	5/14/2021
16.11	16.11	Property		1	First Midwest Bank - Joliet	6,950	191,617	1,260	0	190,357					3,340,000	As Is	5/25/2021
16.12	16.12	Property		1	Memorial Health System - Decatur	6,895	190,093	1,142	0	188,952					3,300,000	As Is	5/16/2021
16.13	16.13	Property		1	CVS - Decatur	6,708	184,944	2,025	0	182,919					3,800,000	As Is	5/27/2021
16.14	16.14	Property		1	Verizon - Beloit	4,777	131,706	500	0	131,206					2,400,000	As Is	5/27/2021
16.15	16.15	Property		1	Dollar Tree - Grimes	3,960	109,172	1,997	0	107,175					1,880,000	As Is	5/14/2021
16.16	16.16	Property		1	Dollar General - Belle Chasse	3,237	89,261	1,805	0	87,456					1,800,000	As Is	5/28/2021
16.17	16.17	Property		1	Sherwin Williams - Urbana	3,285	90,566	800	0	89,766					1,720,000	As Is	5/13/2021
16.18	16.18	Property		1	Dollar General - Camden	3,329	91,794	1,597	0	90,197					1,700,000	As Is	3/26/2021
16.19	16.19	Property		1	Dollar General - Thibodaux	3,189	87,935	1,805	0	86,130					1,650,000	As Is	5/28/2021
16.20	16.20	Property		1	Dollar General - Houma	3,132	86,353	1,820	0	84,533					1,900,000	As Is	5/28/2021
16.21	16.21	Property		1	Dollar General - South Bend	3,216	88,670	1,820	0	86,850					1,530,000	As Is	5/18/2021
17	17	Loan	10,13,14,23	1	St. John’s Town Center North	1,087,013	2,457,496	-85,000	129,614	2,412,883	2.70	2.65	9.5%	9.3%	44,125,000	As Is	5/24/2021
18	18	Loan	13	1	Campbell Plaza	1,001,954	2,298,036	35,305	107,549	2,155,181	1.55	1.46	8.9%	8.4%	35,400,000	As Is	4/9/2021
19	19	Loan	14,20	1	Montgomery Plaza	1,296,070	3,057,763	81,319	290,425	2,686,019	2.12	1.86	12.0%	10.5%	40,900,000	As Is	5/20/2021
20	20	Loan	5,12,14,21,22,25	1	2 Washington	4,643,949	13,061,313	6,997	0	12,968,066	2.84	2.82	9.9%	9.9%	217,000,000	As Is	4/6/2021
21	21	Loan	20,24	3	CPC Portfolio	1,631,154	2,624,809	98,348	126,855	2,399,607	1.74	1.59	11.2%	10.3%	37,360,000	As Is	Various
21.01	21.01	Property		1	Gateway Plaza	434,627	1,185,475	55,115	34,778	1,095,581					16,400,000	As Is	12/20/2020
21.02	21.02	Property		1	Westland Plaza	496,107	940,016	29,249	61,609	849,158					13,010,000	As Is	12/17/2020
21.03	21.03	Property		1	Orland Corners	700,420	499,319	13,984	30,468	454,867					7,950,000	As Is	12/15/2020
22	22	Loan	5,13,14	1	Colonnade Corporate Center	3,190,484	6,821,276	83,930	439,456	6,497,890	1.34	1.28	8.2%	7.8%	114,500,000	As Is	4/12/2021
23	23	Loan	13,15,22	1	125 West 16th Street	731,631	1,821,118	12,243	0	1,808,875	2.40	2.38	8.2%	8.1%	46,200,000	As Is	5/6/2021
24	24	Loan		7	Brooklyn Multi Portfolio	379,321	1,665,992	15,880	5,027	1,645,084	1.94	1.91	7.4%	7.3%	34,200,000	As Is	Various
24.01	24.01	Property		1	4219 15th Avenue	71,515	411,521	3,130	5,027	403,364					8,600,000	As Is	3/3/2021
24.02	24.02	Property		1	662 Park Place	69,022	364,178	3,250	0	360,928					7,200,000	As Is	3/8/2021
24.03	24.03	Property		1	30 Claver Place	55,767	236,253	2,250	0	234,003					4,800,000	As Is	3/10/2021
24.04	24.04	Property		1	132 New York Avenue	40,952	205,796	2,000	0	203,796					3,900,000	As Is	3/8/2021
24.05	24.05	Property		1	269 Kosciuszko Street	46,599	194,566	1,750	0	192,816					4,000,000	As Is	3/10/2021
24.06	24.06	Property		1	1100 DeKalb Ave	60,845	131,155	1,750	0	129,405					3,300,000	As Is	3/10/2021
24.07	24.07	Property		1	119 Albany Ave	34,619	122,522	1,750	0	120,772					2,400,000	As Is	3/8/2021
25	25	Loan	5,15	1	4500 Academy Road Distribution Center	690,376	7,197,336	160,000	250,749	6,786,587	2.79	2.63	10.0%	9.4%	122,000,000	As Is	5/3/2021
26	26	Loan	21,27	1	Dreamland Shopping Center	883,649	2,454,440	39,360	130,991	2,284,090	2.31	2.15	12.2%	11.4%	32,500,000	As Is	5/14/2021
27	27	Loan	1,2,5,12,13,21,22,26,27	1	The Domain	16,213,342	28,956,844	132,979	1,329,789	27,494,076	4.40	4.17	13.8%	13.1%	452,000,000	As Is	5/10/2021
28	28	Loan	13,14,21	1	733 Amsterdam Ave	560,775	1,726,540	3,165	67,575	1,655,800	2.70	2.59	9.4%	9.0%	32,300,000	As Is	4/23/2021
29	29	Loan	20	1	949-955 Flatbush Avenue	406,823	1,481,499	9,062	70,000	1,402,437	2.29	2.16	8.2%	7.8%	28,000,000	As Is	6/4/2021
30	30	Loan		1	116 East 124th Street	509,943	1,538,972	10,460	85,011	1,443,500	2.50	2.35	8.5%	8.0%	28,000,000	As Is	2/25/2021
31	31	Loan		3	Cityline Louisiana Storage Portfolio	694,956	1,578,232	18,806	0	1,559,426	1.69	1.67	8.9%	8.8%	25,340,000	As Is	6/3/2021
31.01	31.01	Property		1	Extra Space Lodi	227,517	678,230	4,920	0	673,309					11,350,000	As Is	6/3/2021
31.02	31.02	Property		1	Extra Space Leesville	295,608	608,401	10,456	0	597,945					9,220,000	As Is	6/3/2021
31.03	31.03	Property		1	Extra Space Windmere	171,831	291,602	3,430	0	288,172					4,770,000	As Is	6/3/2021
32	32	Loan	10,14,17,20	1	Pennsauken Logistics Center	453,080	1,642,214	32,626	65,251	1,544,338	1.64	1.55	9.3%	8.7%	26,500,000	As Is - Keymar Extension	5/12/2021
33	33	Loan	13	1	Wheatland Marketplace	541,003	1,602,824	12,593	75,394	1,514,837	1.63	1.54	9.2%	8.7%	30,200,000	As Is	5/14/2021
34	34	Loan	22	6	Ohio Storage Portfolio	902,809	1,275,837	28,892	0	1,246,946	2.42	2.36	8.7%	8.5%	23,230,000	As Is	Various
34.01	34.01	Property		1	Budget Storage	130,018	313,641	7,130	0	306,511					5,010,000	As Is	4/14/2021
34.02	34.02	Property		1	Liberty Avenue Self Storage	224,100	243,885	5,659	0	238,226					5,200,000	As Is	4/14/2021
34.03	34.03	Property		1	Lorain Baumhart Storage	135,122	244,141	4,915	0	239,226					4,170,000	As Is	4/14/2021
34.04	34.04	Property		1	Factory Drive	114,170	178,519	4,417	0	174,102					2,820,000	As Is	4/9/2021
34.05	34.05	Property		1	All American Mini Storage	132,924	157,571	3,819	0	153,752					2,760,000	As Is	4/14/2021
34.06	34.06	Property		1	Northern Royalton Discount Storage	166,475	138,081	2,952	0	135,129					3,270,000	As Is	4/14/2021
35	35	Loan	14,17,20,22,23	1	5800 Uplander	361,973	1,265,854	6,070	45,522	1,214,262	2.17	2.08	8.6%	8.3%	23,750,000	As Stabilized	7/1/2022
36	36	Loan	13,20	1	Southland Office Center	1,287,918	1,454,579	-14,786	190,178	1,279,188	3.23	2.84	10.7%	9.4%	21,900,000	As Is	5/13/2021
37	37	Loan	13	1	Lake Mead Decatur	478,384	1,460,166	25,274	50,548	1,384,344	4.07	3.86	12.1%	11.5%	18,500,000	As Is	4/13/2021
38	38	Loan	14,27	1	Cumberland Crossing	989,001	1,536,878	38,762	158,593	1,339,523	2.40	2.09	12.8%	11.2%	22,700,000	As Is	5/14/2021
A-1-11

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten Expenses ($)	Underwritten Net Operating Income ($)	Underwritten Replacement / FF&E Reserve ($)	Underwritten TI / LC ($)	Underwritten Net Cash Flow ($)	Underwritten NOI DSCR (x)	Underwritten NCF DSCR (x)	Underwritten NOI Debt Yield (%)	Underwritten NCF Debt Yield (%)	Appraised Value ($)	Appraised Value Type	Appraisal Date
							13,14,15			14,15	9,16	9,16			17
39	39	Loan	17	9	SVEA Portfolio II	489,382	1,335,044	18,813	40,448	1,275,783	1.94	1.85	11.3%	10.8%	16,921,800	As Portfolio	5/8/2021
39.01	39.01	Property		1	Dallas	NAV	NAV	NAV	NAV	NAV					3,690,000	As Is	5/8/2021
39.02	39.02	Property		1	Spring Valley	NAV	NAV	NAV	NAV	NAV					2,970,000	As Is	5/8/2021
39.03	39.03	Property		1	Lawton	NAV	NAV	NAV	NAV	NAV					2,200,000	As Is	5/4/2021
39.04	39.04	Property		1	Grand Prairie	NAV	NAV	NAV	NAV	NAV					1,500,000	As Is	5/8/2021
39.05	39.05	Property		1	Longview	NAV	NAV	NAV	NAV	NAV					1,500,000	As Is	5/12/2021
39.06	39.06	Property		1	Garland	NAV	NAV	NAV	NAV	NAV					1,320,000	As Is	5/8/2021
39.07	39.07	Property		1	San Antonio	NAV	NAV	NAV	NAV	NAV					1,310,000	As Is	5/5/2021
39.08	39.08	Property		1	Texas City	NAV	NAV	NAV	NAV	NAV					1,260,000	As Is	5/6/2021
39.09	39.09	Property		1	Odessa	NAV	NAV	NAV	NAV	NAV					840,000	As Is	5/17/2021
40	40	Loan		3	Farrell Hampton Portfolio	233,955	1,124,969	9,023	44,332	1,071,615	1.78	1.69	9.6%	9.1%	16,900,000	As Is	6/14/2021
40.01	40.01	Property		1	269 Butter Lane	NAV	NAV	NAV	NAV	NAV					8,800,000	As Is	6/14/2021
40.02	40.02	Property		1	Farrell Executive Plaza	NAV	NAV	NAV	NAV	NAV					5,800,000	As Is	6/14/2021
40.03	40.03	Property		1	Watermill Plaza	NAV	NAV	NAV	NAV	NAV					2,300,000	As Is	6/14/2021
41	41	Loan	13	1	4201 Tonnelle Ave	334,760	988,644	9,177	44,909	934,557	2.24	2.12	8.7%	8.3%	17,400,000	As Is	5/11/2021
42	42	Loan		1	Kautex Industrial	300,589	1,201,941	24,990	29,287	1,147,664	2.05	1.96	10.9%	10.4%	17,000,000	As Is	5/10/2021
43	43	Loan		1	Logan Industrial	463,079	1,338,971	15,010	62,762	1,261,199	2.43	2.29	12.8%	12.0%	18,900,000	As Is	5/25/2021
44	44	Loan	13	1	shareDowntown	221,135	864,862	13,200	0	851,661	2.51	2.47	8.4%	8.3%	15,250,000	Retrospective Value As Is	3/12/2021
45	45	Loan	14,17,22	1	Lucid Motors	287,310	881,989	5,487	54,873	821,628	2.18	2.03	8.8%	8.2%	19,000,000	As Stabilized	8/1/2021
46	46	Loan	3,13,22	1	AAA Platte	506,904	1,079,110	62,103	0	992,890	3.37	3.10	11.3%	10.4%	15,900,000	As Is	3/5/2021
47	47	Loan	18,25	1	Mountain View Office	631,103	992,276	40,561	60,071	891,644	1.80	1.61	10.4%	9.4%	15,800,000	As Is	6/1/2021
48	48	Loan		1	Hillside Apartments	352,665	746,328	23,112	0	723,216	1.35	1.31	7.9%	7.6%	12,800,000	As Is	4/8/2021
49	49	Loan		1	La Perla Apartments	749,923	860,606	57,000	0	803,606	1.63	1.52	9.1%	8.5%	15,300,000	As Is	5/20/2021
50	50	Loan	23	1	Publix Enterprise	200,720	780,960	9,150	16,290	755,520	1.52	1.47	8.6%	8.3%	12,375,000	As Is	5/15/2021
51	51	Loan	13	1	Amazon Prime Wynwood	175,683	842,906	3,800	19,235	819,871	2.90	2.82	9.4%	9.1%	18,600,000	As Is	6/28/2021
52	52	Loan	13	1	Turner Farms	355,221	953,085	10,965	0	942,120	2.00	1.98	10.6%	10.5%	14,800,000	As Is	5/18/2021
53	53	Loan	2,15,17,22	1	3915 14th Avenue	56,206	652,726	2,493	5,251	644,983	1.81	1.79	7.3%	7.2%	14,000,000	As Is (w/ 421a & w/ ICAP)	4/20/2021
54	54	Loan	23	1	Courtyard Lubbock	1,981,484	1,184,588	126,643	0	1,057,945	2.14	1.91	13.2%	11.8%	13,600,000	As Is	6/1/2021
55	55	Loan		1	2102 Avenue Z	133,306	700,294	4,163	29,116	667,015	2.10	2.00	8.0%	7.6%	14,000,000	As Is	4/27/2021
56	56	Loan	30	1	TownPlace Suites by Marriott Cleveland, TN	1,301,257	1,187,565	99,553	0	1,088,012	2.26	2.07	14.0%	12.8%	14,800,000	As Is	5/18/2021
57	57	Loan		1	45 Crossways Park Drive	452,799	672,551	9,706	0	662,845	2.19	2.16	8.4%	8.3%	11,800,000	As Is	5/23/2021
58	58	Loan	14	1	80 NE 40th Street	139,377	643,608	850	5,668	637,090	1.53	1.52	8.6%	8.5%	10,700,000	As Is	6/4/2021
59	59	Loan		1	5517 Broadway	141,682	590,579	4,784	19,772	566,023	2.41	2.31	8.4%	8.1%	11,600,000	As Is	4/23/2021
60	60	Loan		1	Home2 Suites - Columbia SC	1,549,062	1,110,955	106,401	0	1,004,555	2.94	2.66	15.9%	14.4%	14,600,000	As Is	6/7/2021
61	61	Loan		2	CityLine TX & TN Portfolio	286,233	566,776	9,148	0	557,628	1.58	1.56	8.8%	8.6%	9,280,000	As Is	Various
61.01	61.01	Property		1	Four Seasons Self Storage	125,225	366,233	5,900	0	360,333					5,400,000	As Is	5/20/2021
61.02	61.02	Property		1	Storage Plus of College Station	161,008	200,544	3,248	0	197,296					3,880,000	As Is	5/21/2021
62	62	Loan		1	Shoppes at Stonebrook	252,876	645,210	17,864	11,694	615,652	1.98	1.89	10.5%	10.0%	8,950,000	As Is	4/23/2021
63	63	Loan		1	Buckner Pointe Apartments	303,007	507,171	12,800	0	494,371	2.33	2.27	8.3%	8.1%	9,885,000	As Is	4/27/2021
64	64	Loan		1	4001 Dell Ave	172,186	499,449	5,060	25,538	468,851	2.23	2.09	8.7%	8.2%	9,500,000	As Is	5/11/2021
65	65	Loan		1	2679 Redondo	150,508	458,483	2,713	16,900	438,870	1.62	1.55	9.0%	8.6%	8,810,000	As Is	5/21/2021
66	66	Loan	14	1	CIC Gilbert	93,149	500,270	3,057	74	497,139	1.82	1.81	9.9%	9.9%	9,690,000	As Is	5/28/2021
67	67	Loan		1	Vallen Distribution Center	162,075	473,327	20,278	18,987	434,061	1.72	1.58	9.5%	8.7%	13,900,000	As Is	6/9/2021
68	68	Loan	13	2	Conroe Texas Multifamily Portfolio	205,200	361,131	7,686	0	353,445	1.85	1.81	7.9%	7.7%	7,090,000	As Is	5/3/2021
68.01	68.01	Property		1	The Lofts of Conroe	170,612	284,805	6,450	0	278,355					5,730,000	As Is	5/3/2021
68.02	68.02	Property		1	Glenwood Villas	34,588	76,326	1,236	0	75,090					1,360,000	As Is	5/3/2021
69	69	Loan		1	4138 Broadway	71,659	333,746	3,002	10,236	320,508	2.39	2.29	8.3%	8.0%	6,700,000	As Is	4/23/2021
70	70	Loan		1	Fairway at Fianna Hills	315,808	345,124	22,638	0	322,486	1.88	1.75	10.3%	9.6%	4,950,000	As Is	3/29/2021
71	71	Loan		1	Cityline Port Charlotte	238,288	278,135	3,511	0	274,624	2.24	2.21	8.7%	8.6%	5,100,000	As Is	5/24/2021

A-1-12

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant	Second Largest Tenant SF
						17	17	14			14,18,19,20				14,18,20
1	1	Loan	1,5,12,13,14,15,18,27	1	One SoHo Square	34.8%	34.8%	92.5%	6/1/2021	No	Flatiron Health	223,402	28.4%	2/28/2031	Aetna	106,350
2	2	Loan	20	1	The Ziggurat	63.6%	63.6%	100.0%	8/6/2021	Yes	State of California - DGS	373,725	100.0%	2/28/2032	NAP	NAP
3	3	Loan	13,20,26	1	Doral Concourse	58.2%	58.2%	94.6%	6/1/2021	No	Starboard Holdings Ltd.	60,504	25.1%	4/30/2030	Infinity Insurance Company	39,198
4	4	Loan	3,6,23,25,27	1	909 Third Avenue Fee	23.4%	23.4%	NAP	NAP	Yes	909 Third Company, L.P. c/o Vornado Realty Trust	82,341	100.0%	11/30/2063	NAP	NAP
5	5	Loan	5,12,23	1	College Point	59.8%	59.8%	100.0%	6/4/2021	No	Target	139,896	42.2%	7/31/2023	BJ’s	119,500
6	6	Loan		1	Swingline Building	38.1%	38.1%	93.1%	5/1/2021	No	Skillman Tennis Associates, Ltd	80,000	21.6%	12/31/2023	Newel, LLC	54,980
7	7	Loan	2,4	9	U-Haul Sac 22	55.3%	37.6%	93.8%
7.01	7.01	Property		1	Coon Rapids			94.6%	4/30/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.02	7.02	Property		1	Manassas Park			93.9%	4/30/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.03	7.03	Property		1	Route 295			97.7%	4/30/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.04	7.04	Property		1	Westcreek			94.3%	4/30/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.05	7.05	Property		1	Causeway Boulevard			91.6%	4/30/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.06	7.06	Property		1	State Avenue			88.5%	4/30/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.07	7.07	Property		1	Ina Road			98.6%	4/30/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.08	7.08	Property		1	Jolly & Cedar			85.4%	4/30/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.09	7.09	Property		1	Automall			97.9%	4/30/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	8	Loan	21,24	1	Red Rose Commons	64.1%	49.6%	100.0%	2/28/2021	No	Burlington Stores	43,092	16.4%	2/28/2028	Home Goods	39,873
9	9	Loan		1	Glenmuir of Naperville	31.9%	31.9%	95.0%	6/2/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	10	Loan	5,12,13,14,17,21,25	1	Watermark Tempe	65.0%	65.0%	92.8%	7/15/2021	No	OpenDoor	100,807	32.6%	12/31/2030	WeWork	69,115
11	11	Loan	13,14,17,20	1	Koppers Building	71.8%	59.4%	84.8%	3/1/2021	No	Koppers, Inc.	91,595	27.5%	12/31/2028	Allegheny County Bar Association	24,522
12	12	Loan	1,3,5,12,20,21	6	Huntsville Office Portfolio	68.6%	53.3%	92.6%
12.01	12.01	Property		1	Research Place			89.6%	5/21/2021	No	Northrop Grumman Space & Mission Systems	224,203	81.3%	6/30/2025	GSA Dept of Army Activities	17,582
12.02	12.02	Property		1	Research Park Office Center			92.3%	5/21/2021	No	Northrop Grumman Space & Mission Systems	59,740	25.3%	6/30/2024	Simulation Technologies, Inc.	30,699
12.03	12.03	Property		1	Regions Center			93.3%	5/21/2021	No	Regions Bank	46,687	30.1%	4/30/2024	Bradley Arant Boult Cummings LLP	21,491
12.04	12.04	Property		1	301 Voyager Way			100.0%	8/6/2021	Yes	Northrop Grumman Space & Mission Systems	110,275	100.0%	2/28/2023	NAP	NAP
12.05	12.05	Property		1	Intuitive Center I & II			99.0%	5/21/2021	No	Intuitive Research and Technology, LLC	57,415	42.7%	8/31/2027	Pinnacle Solutions, Inc.	45,605
12.06	12.06	Property		1	Lakeside Center I & II			85.0%	5/21/2021	No	Dynetics, Inc	47,609	39.0%	11/30/2025	BAE Systems Technology Solutions & Services Inc	11,320
13	13	Loan	13,23,26	1	Jacksonville Concourse	63.5%	63.5%	86.0%	4/1/2021	No	Diversified Clinical Services	55,380	19.2%	5/31/2027	Adtalem Global Education	35,829
14	14	Loan	3,12,15	1	Promenade at New Town	66.3%	66.3%	97.8%	5/24/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	15	Loan	1,3,4,5,7,9	1	Woodbridge Corporate Plaza Leased Fee	71.8%	70.4%	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	16	Loan	5,12,16,20	21	ExchangeRight Net Leased Portfolio #48	61.5%	61.5%	100.0%
16.01	16.01	Property		1	Food4Less - Chicago Heights			100.0%	8/1/2021	Yes	Food 4 Less	82,126	100.0%	3/31/2031	NAP	NAP
16.02	16.02	Property		1	Walgreens - Bridgeview			100.0%	8/1/2021	Yes	Walgreens	15,120	100.0%	11/30/2031	NAP	NAP
16.03	16.03	Property		1	Walgreens - Alton			100.0%	8/1/2021	Yes	Walgreens	15,120	100.0%	6/30/2033	NAP	NAP
16.04	16.04	Property		1	Walgreens - Alexandria			100.0%	8/1/2021	Yes	Walgreens	14,820	100.0%	4/30/2033	NAP	NAP
16.05	16.05	Property		1	First Midwest Bank - DeKalb			100.0%	8/1/2021	Yes	First Midwest Bank	9,708	100.0%	9/30/2030	NAP	NAP
16.06	16.06	Property		1	First Midwest Bank - Schaumburg			100.0%	8/1/2021	Yes	First Midwest Bank	4,943	100.0%	9/30/2030	NAP	NAP
16.07	16.07	Property		1	Walgreens - Oklahoma City			100.0%	8/1/2021	Yes	Walgreens	13,905	100.0%	5/31/2032	NAP	NAP
16.08	16.08	Property		1	CVS - Zanesville			100.0%	8/1/2021	Yes	CVS Pharmacy	10,195	100.0%	12/31/2039	NAP	NAP
16.09	16.09	Property		1	CVS Pharmacy - Hagerstown			100.0%	8/1/2021	Yes	CVS Pharmacy	10,125	100.0%	1/31/2040	NAP	NAP
16.10	16.10	Property		1	Fresenius Medical Care - Lawrenceville			100.0%	8/1/2021	Yes	Fresenius Medical Care	8,659	100.0%	1/31/2031	NAP	NAP
16.11	16.11	Property		1	First Midwest Bank - Joliet			100.0%	8/1/2021	Yes	First Midwest Bank	6,299	100.0%	9/30/2030	NAP	NAP
16.12	16.12	Property		1	Memorial Health System - Decatur			100.0%	8/1/2021	Yes	Memorial Health System	5,709	100.0%	10/31/2031	NAP	NAP
16.13	16.13	Property		1	CVS - Decatur			100.0%	8/1/2021	Yes	CVS Pharmacy	10,125	100.0%	1/31/2037	NAP	NAP
16.14	16.14	Property		1	Verizon - Beloit			100.0%	8/1/2021	Yes	Verizon Wireless	2,500	100.0%	2/28/2031	NAP	NAP
16.15	16.15	Property		1	Dollar Tree - Grimes			100.0%	8/1/2021	Yes	Dollar Tree	9,984	100.0%	3/31/2031	NAP	NAP
16.16	16.16	Property		1	Dollar General - Belle Chasse			100.0%	8/1/2021	Yes	Dollar General	9,026	100.0%	11/30/2035	NAP	NAP
16.17	16.17	Property		1	Sherwin Williams - Urbana			100.0%	8/1/2021	Yes	Sherwin Williams	4,000	100.0%	1/31/2031	NAP	NAP
16.18	16.18	Property		1	Dollar General - Camden			100.0%	8/1/2021	Yes	Dollar General	7,987	100.0%	2/28/2031	NAP	NAP
16.19	16.19	Property		1	Dollar General - Thibodaux			100.0%	8/1/2021	Yes	Dollar General	9,026	100.0%	8/31/2032	NAP	NAP
16.20	16.20	Property		1	Dollar General - Houma			100.0%	8/1/2021	Yes	Dollar General	9,100	100.0%	10/31/2031	NAP	NAP
16.21	16.21	Property		1	Dollar General - South Bend			100.0%	8/1/2021	Yes	Dollar General	9,100	100.0%	2/28/2033	NAP	NAP
17	17	Loan	10,13,14,23	1	St. John’s Town Center North	58.9%	58.9%	100.0%	6/18/2021	No	Publix	45,600	40.3%	7/31/2026	Total Wine & More	22,100
18	18	Loan	13	1	Campbell Plaza	72.8%	57.9%	91.9%	3/31/2021	No	Albertsons	47,450	26.9%	1/31/2024	Ross	30,187
19	19	Loan	14,20	1	Montgomery Plaza	62.3%	53.8%	85.4%	7/1/2021	No	Burlington Coat Factory	97,431	33.5%	8/31/2026	Ross Dress for Less	30,187
20	20	Loan	5,12,14,21,22,25	1	2 Washington	60.6%	60.6%	99.0%	7/14/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	21	Loan	20,24	3	CPC Portfolio	62.6%	54.9%	100.0%
21.01	21.01	Property		1	Gateway Plaza			100.0%	7/13/2021	No	Ross Dress for Less	30,179	29.5%	1/31/2023	Bed Bath & Beyond	23,000
21.02	21.02	Property		1	Westland Plaza			100.0%	7/13/2021	No	Burlington Coat Factory	59,908	43.2%	2/28/2026	Jo-Ann Stores Inc.	35,000
21.03	21.03	Property		1	Orland Corners			100.0%	7/13/2021	No	Michaels	25,212	46.0%	2/28/2025	Gorka Deli	5,268
22	22	Loan	5,13,14	1	Colonnade Corporate Center	72.5%	62.0%	91.9%	4/30/2021	No	RxBenefits	95,866	22.8%	10/31/2028	Cadence Bank	59,564
23	23	Loan	13,15,22	1	125 West 16th Street	48.1%	48.7%	100.0%	4/26/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	24	Loan		7	Brooklyn Multi Portfolio	65.8%	65.8%	96.7%
24.01	24.01	Property		1	4219 15th Avenue			100.0%	4/20/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.02	24.02	Property		1	662 Park Place			92.3%	4/20/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.03	24.03	Property		1	30 Claver Place			100.0%	4/28/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.04	24.04	Property		1	132 New York Avenue			100.0%	4/20/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.05	24.05	Property		1	269 Kosciuszko Street			100.0%	4/20/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.06	24.06	Property		1	1100 DeKalb Ave			85.7%	4/20/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.07	24.07	Property		1	119 Albany Ave			100.0%	4/20/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	25	Loan	5,15	1	4500 Academy Road Distribution Center	59.0%	59.0%	100.0%	8/6/2021	Yes	ARCP ID Cookeville TN LLC, Cookeville	1,600,000	100.0%	2/28/2039	NAP	NAP
26	26	Loan	21,27	1	Dreamland Shopping Center	61.8%	55.5%	98.7%	6/1/2021	No	Lowe’s	135,197	51.5%	10/31/2024	Best Buy	46,528
27	27	Loan	1,2,5,12,13,21,22,26,27	1	The Domain	46.5%	46.5%	93.1%	6/3/2021	No	Dick’s Clothing & Sporting Goods	80,400	9.1%	1/31/2025	Neiman Marcus	80,000
28	28	Loan	13,14,21	1	733 Amsterdam Ave	57.0%	57.0%	100.0%	6/1/2021	No	Key Food	13,155	62.3%	1/31/2036	HSBC Bank USA	3,296
29	29	Loan	20	1	949-955 Flatbush Avenue	64.3%	64.3%	100.0%	6/30/2021	No	Camba, Inc.	26,000	54.3%	12/14/2032	Davita, Inc.	11,493
30	30	Loan		1	116 East 124th Street	64.3%	64.3%	100.0%	4/1/2021	No	Con Edison	12,500	23.9%	4/14/2025	Park Avenue Dialysis	9,200
31	31	Loan		3	Cityline Louisiana Storage Portfolio	70.3%	59.7%	95.1%
31.01	31.01	Property		1	Extra Space Lodi			99.0%	5/31/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.02	31.02	Property		1	Extra Space Leesville			92.3%	5/31/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.03	31.03	Property		1	Extra Space Windmere			98.3%	5/31/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	32	Loan	10,14,17,20	1	Pennsauken Logistics Center	67.0%	57.7%	100.0%	4/30/2021	No	Utopia Fulfillment	278,275	85.3%	12/31/2025	Keymar Warehouse	41,880
33	33	Loan	13	1	Wheatland Marketplace	57.9%	51.2%	96.7%	5/14/2021	No	LA Fitness	36,608	43.6%	4/30/2035	Amazon	34,361
34	34	Loan	22	6	Ohio Storage Portfolio	63.3%	64.6%	92.2%
34.01	34.01	Property		1	Budget Storage			89.8%	5/3/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34.02	34.02	Property		1	Liberty Avenue Self Storage			94.5%	5/3/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34.03	34.03	Property		1	Lorain Baumhart Storage			93.8%	5/3/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34.04	34.04	Property		1	Factory Drive			95.3%	4/29/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34.05	34.05	Property		1	All American Mini Storage			89.6%	5/3/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34.06	34.06	Property		1	Northern Royalton Discount Storage			89.3%	5/3/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	35	Loan	14,17,20,22,23	1	5800 Uplander	61.6%	61.6%	100.0%	6/23/2021	No	TOMS Shoes	19,210	63.3%	3/31/2027	APIC Corporation	11,138
36	36	Loan	13,20	1	Southland Office Center	62.3%	62.3%	87.1%	6/22/2021	No	Social Security Administration	11,620	9.2%	12/31/2028	La Familia Counseling Service	10,955
37	37	Loan	13	1	Lake Mead Decatur	65.0%	65.0%	96.8%	6/1/2021	No	Smart & Final Stores, LLC	42,941	42.5%	5/17/2030	Family Dollar, Inc.	9,025
38	38	Loan	14,27	1	Cumberland Crossing	52.8%	41.1%	85.9%	6/16/2021	No	WalMart	121,213	46.9%	11/8/2024	Hobby Lobby	58,822

A-1-13

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Cut-off Date LTV Ratio (%)	LTV Ratio at Maturity / ARD (%)	Leased Occupancy (%)	Occupancy Date	Single Tenant (Y/N)	Largest Tenant	Largest Tenant SF	Largest Tenant % of NRA	Largest Tenant Lease Expiration Date	Second Largest Tenant	Second Largest Tenant SF
						17	17	14			14,18,19,20				14,18,20
39	39	Loan	17	9	SVEA Portfolio II	69.8%	55.7%	100.0%
39.01	39.01	Property		1	Dallas			100.0%	7/15/2021	No	Dallas County Correctional Services	14,282	74.1%	12/31/2023	City of Dallas Building Inspector	4,996
39.02	39.02	Property		1	Spring Valley			100.0%	7/15/2021	No	City of Dallas (WIC)	7,980	44.2%	12/31/2025	Bit Stream, LLC d/b/a Lavenderia	4,900
39.03	39.03	Property		1	Lawton			100.0%	8/6/2021	Yes	US Renal Care	8,000	100.0%	6/30/2026	NAP	NAP
39.04	39.04	Property		1	Grand Prairie			100.0%	7/15/2021	No	City of Dallas (WIC)	5,000	73.5%	4/30/2024	SSS International, Inc (WIC Store)	1,800
39.05	39.05	Property		1	Longview			100.0%	8/6/2021	Yes	DFPS	12,550	100.0%	9/30/2023	NAP	NAP
39.06	39.06	Property		1	Garland			100.0%	7/15/2021	No	City of Dallas (WIC)	5,500	75.3%	12/31/2025	SSS International, Inc (WIC Store)	1,800
39.07	39.07	Property		1	San Antonio			100.0%	8/6/2021	Yes	OAG	9,714	100.0%	10/31/2022	NAP	NAP
39.08	39.08	Property		1	Texas City			100.0%	8/6/2021	Yes	TDCJ	6,597	100.0%	9/30/2029	NAP	NAP
39.09	39.09	Property		1	Odessa			100.0%	8/6/2021	Yes	TDCJ	5,767	100.0%	3/31/2023	NAP	NAP
40	40	Loan		3	Farrell Hampton Portfolio	69.5%	54.2%	100.0%	6/1/2021
40.01	40.01	Property		1	269 Butter Lane			100.0%	6/1/2021	No	Friedman LLP	7,404	29.3%	6/30/2027	Peter Dodge	4,505
40.02	40.02	Property		1	Farrell Executive Plaza			100.0%	6/1/2021	No	SUFSD	7,027	51.8%	12/31/2023	Bridge Capital	1,900
40.03	40.03	Property		1	Watermill Plaza			100.0%	6/1/2021	No	NSE Windows	3,447	62.6%	11/30/2025	East End Builders	2,055
41	41	Loan	13	1	4201 Tonnelle Ave	65.0%	65.0%	100.0%	7/16/2021	No	Cee Enterprises	20,770	22.6%	7/31/2025	Vraj Vihar	17,800
42	42	Loan		1	Kautex Industrial	64.7%	58.1%	100.0%	8/6/2021	Yes	Kautex Inc.	147,000	100.0%	12/31/2030	NAP	NAP
43	43	Loan		1	Logan Industrial	55.6%	43.0%	100.0%	8/6/2021	Yes	Logan Industries International Corporation	150,102	100.0%	1/1/2031	NAP	NAP
44	44	Loan	13	1	shareDowntown	67.2%	67.2%	98.4%	7/23/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
45	45	Loan	14,17,22	1	Lucid Motors	52.6%	52.6%	100.0%	8/6/2021	Yes	Lucid Motors	36,582	100.0%	1/31/2031	NAP	NAP
46	46	Loan	3,13,22	1	AAA Platte	59.9%	59.9%	93.3%	6/23/2021	No	Express Messenger Systems, Inc.	50,000	18.5%	7/31/2026	Armory Parts	16,450
47	47	Loan	18,25	1	Mountain View Office	60.1%	48.0%	100.0%	5/1/2021	No	Sacred Circle Health Care	59,232	58.4%	3/31/2030	US Citizenship and Immigration	23,360
48	48	Loan		1	Hillside Apartments	74.1%	59.3%	96.3%	6/16/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
49	49	Loan		1	La Perla Apartments	62.0%	48.9%	93.0%	5/31/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
50	50	Loan	23	1	Publix Enterprise	73.4%	58.2%	100.0%	5/31/2021	No	Publix	45,600	74.8%	4/30/2032	Red Brick Pizza	3,640
51	51	Loan	13	1	Amazon Prime Wynwood	48.4%	48.4%	100.0%	8/6/2021	Yes	Amazon	38,000	100.0%	6/30/2026	NAP	NAP
52	52	Loan	13	1	Turner Farms	60.8%	47.1%	91.3%	5/18/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
53	53	Loan	2,15,17,22	1	3915 14th Avenue	64.3%	64.3%	100.0%	4/1/2021	No	Tiny Tots Day Care	3,925	16.3%	1/1/2025	Hobby House	1,750
54	54	Loan	23	1	Courtyard Lubbock	65.8%	60.4%	78.9%	6/30/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
55	55	Loan		1	2102 Avenue Z	62.5%	62.5%	100.0%	4/30/2021	No	Prospect Kids Inc	2,730	13.1%	1/31/2031	Fashion Nail Studio Corp	2,620
56	56	Loan	30	1	TownPlace Suites by Marriott Cleveland, TN	57.4%	48.0%	74.0%	5/31/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
57	57	Loan		1	45 Crossways Park Drive	67.8%	67.8%	100.0%	6/21/2021	No	North Shore Community Services	22,871	65.3%	4/30/2033	Northwell Health, Inc.	12,140
58	58	Loan	14	1	80 NE 40th Street	70.1%	55.3%	100.0%	8/1/2021	Yes	Boffi	5,668	100.0%	5/30/2030	NAP	NAP
59	59	Loan		1	5517 Broadway	60.3%	60.3%	100.0%	8/6/2021	Yes	United States Postal Service	11,126	100.0%	9/30/2029	NAP	NAP
60	60	Loan		1	Home2 Suites - Columbia SC	47.9%	37.4%	74.2%	5/31/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
61	61	Loan		2	CityLine TX & TN Portfolio	69.7%	59.8%	98.5%
61.01	61.01	Property		1	Four Seasons Self Storage			97.8%	5/31/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
61.02	61.02	Property		1	Storage Plus of College Station			99.7%	5/20/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
62	62	Loan		1	Shoppes at Stonebrook	68.6%	53.4%	100.0%	5/27/2021	No	Food City	48,525	84.2%	2/28/2028	Smile More Orthodontics	2,600
63	63	Loan		1	Buckner Pointe Apartments	62.1%	62.1%	100.0%	4/1/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
64	64	Loan		1	4001 Dell Ave	60.5%	60.5%	100.0%	7/1/2021	No	Trophy Trucks	23,000	45.5%	3/31/2028	Top Gun	11,800
65	65	Loan		1	2679 Redondo	57.9%	52.3%	100.0%	8/6/2021	Yes	Medical Offices	13,564	100.0%	3/21/2031	NAP	NAP
66	66	Loan	14	1	CIC Gilbert	51.9%	44.5%	100.0%	8/6/2021	Yes	CIC, PLLC	15,286	100.0%	5/31/2036	NAP	NAP
67	67	Loan		1	Vallen Distribution Center	36.0%	32.5%	100.0%	8/6/2021	Yes	Vallen Distribution	54,781	97.0%	6/30/2024	NAP	NAP
68	68	Loan	13	2	Conroe Texas Multifamily Portfolio	64.5%	64.5%	100.0%
68.01	68.01	Property		1	The Lofts of Conroe			100.0%	5/11/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
68.02	68.02	Property		1	Glenwood Villas			100.0%	4/30/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
69	69	Loan		1	4138 Broadway	59.7%	59.7%	100.0%	8/6/2021	Yes	Food Emporium	5,458	100.0%	12/31/2034	NAP	NAP
70	70	Loan		1	Fairway at Fianna Hills	67.9%	56.6%	97.4%	5/24/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP
71	71	Loan		1	Cityline Port Charlotte	62.3%	62.3%	97.6%	5/31/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-14

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date
								14,18,19,20				14,18,19,20
1	1	Loan	1,5,12,13,14,15,18,27	1	One SoHo Square	13.5%	7/31/2029	MAC	88,699	11.3%	3/31/2034	Warby Parker	83,286	10.6%	1/31/2025
2	2	Loan	20	1	The Ziggurat	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	3	Loan	13,20,26	1	Doral Concourse	16.3%	12/31/2025	Transportation Security Admin	29,657	12.3%	11/30/2026	Greenberg Traurig, P.A.	28,600	11.9%	3/31/2026
4	4	Loan	3,6,23,25,27	1	909 Third Avenue Fee	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	5	Loan	5,12,23	1	College Point	36.1%	9/25/2023	P.C Richards & Son	32,786	9.9%	1/31/2029	TJ Maxx	32,768	9.9%	11/30/2023
6	6	Loan		1	Swingline Building	14.9%	9/30/2024	Prop N Spoon, LLC	45,165	12.2%	3/31/2028	ACCO Brands, Inc.	35,085	9.5%	MTM
7	7	Loan	2,4	9	U-Haul Sac 22
7.01	7.01	Property		1	Coon Rapids	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.02	7.02	Property		1	Manassas Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.03	7.03	Property		1	Route 295	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.04	7.04	Property		1	Westcreek	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.05	7.05	Property		1	Causeway Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.06	7.06	Property		1	State Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.07	7.07	Property		1	Ina Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.08	7.08	Property		1	Jolly & Cedar	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.09	7.09	Property		1	Automall	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	8	Loan	21,24	1	Red Rose Commons	15.1%	4/30/2026	Best Buy	32,296	12.3%	10/31/2028	OfficeMax	30,078	11.4%	9/30/2023
9	9	Loan		1	Glenmuir of Naperville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	10	Loan	5,12,13,14,17,21,25	1	Watermark Tempe	22.4%	11/30/2032	Robinhood	53,823	17.4%	10/31/2026	Align	34,186	11.1%	1/31/2027
11	11	Loan	13,14,17,20	1	Koppers Building	7.4%	12/31/2030	Allegheny County of Economic Development	22,764	6.8%	9/30/2036	Blumling and Gusky, LLP	20,461	6.1%	9/30/2021
12	12	Loan	1,3,5,12,20,21	6	Huntsville Office Portfolio
12.01	12.01	Property		1	Research Place	6.4%	8/31/2031	Wiregrass Hospice LLC (Gentiva)	5,415	2.0%	7/31/2024	NAP	NAP	NAP	NAP
12.02	12.02	Property		1	Research Park Office Center	13.0%	4/30/2026	Nou Systems, Inc.	26,320	11.1%	6/30/2026	Redstone Federal Credit Union	24,455	10.3%	4/30/2023
12.03	12.03	Property		1	Regions Center	13.9%	12/31/2021	Quadrus Corporation	8,246	5.3%	5/31/2023	Barge Design Solutions, Inc.	7,529	4.9%	2/28/2023
12.04	12.04	Property		1	301 Voyager Way	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.05	12.05	Property		1	Intuitive Center I & II	34.0%	4/30/2028	The Aerospace Corporation	13,143	9.8%	10/31/2022	Gleason Research Associates	6,801	5.1%	8/31/2022
12.06	12.06	Property		1	Lakeside Center I & II	9.3%	1/31/2023	Jacobs Engineering Group Inc	9,494	7.8%	4/30/2026	Northrop Grumman Space & Mission Systems	6,016	4.9%	12/31/2021
13	13	Loan	13,23,26	1	Jacksonville Concourse	12.4%	2/28/2026	Brothers Media Group LLC	24,669	8.6%	12/31/2024	Centene Management	22,010	7.6%	12/31/2024
14	14	Loan	3,12,15	1	Promenade at New Town	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	15	Loan	1,3,4,5,7,9	1	Woodbridge Corporate Plaza Leased Fee	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	16	Loan	5,12,16,20	21	ExchangeRight Net Leased Portfolio #48
16.01	16.01	Property		1	Food4Less - Chicago Heights	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.02	16.02	Property		1	Walgreens - Bridgeview	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.03	16.03	Property		1	Walgreens - Alton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.04	16.04	Property		1	Walgreens - Alexandria	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.05	16.05	Property		1	First Midwest Bank - DeKalb	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.06	16.06	Property		1	First Midwest Bank - Schaumburg	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.07	16.07	Property		1	Walgreens - Oklahoma City	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.08	16.08	Property		1	CVS - Zanesville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.09	16.09	Property		1	CVS Pharmacy - Hagerstown	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.10	16.10	Property		1	Fresenius Medical Care - Lawrenceville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.11	16.11	Property		1	First Midwest Bank - Joliet	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.12	16.12	Property		1	Memorial Health System - Decatur	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.13	16.13	Property		1	CVS - Decatur	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.14	16.14	Property		1	Verizon - Beloit	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.15	16.15	Property		1	Dollar Tree - Grimes	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.16	16.16	Property		1	Dollar General - Belle Chasse	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.17	16.17	Property		1	Sherwin Williams - Urbana	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.18	16.18	Property		1	Dollar General - Camden	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.19	16.19	Property		1	Dollar General - Thibodaux	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.20	16.20	Property		1	Dollar General - Houma	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.21	16.21	Property		1	Dollar General - South Bend	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	17	Loan	10,13,14,23	1	St. John’s Town Center North	19.5%	9/30/2031	145 F Seafood Boil	5,391	4.8%	8/31/2031	SunTrust Bank	4,995	4.4%	6/30/2026
18	18	Loan	13	1	Campbell Plaza	17.1%	1/31/2026	World Gym	20,388	11.5%	12/31/2031	Ace Hardware	16,904	9.6%	5/31/2028
19	19	Loan	14,20	1	Montgomery Plaza	10.4%	1/31/2027	Intellitec College	28,513	9.8%	10/31/2024	Walgreens	20,393	7.0%	12/31/2040
20	20	Loan	5,12,14,21,22,25	1	2 Washington	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	21	Loan	20,24	3	CPC Portfolio
21.01	21.01	Property		1	Gateway Plaza	22.5%	1/31/2023	PetSmart	19,235	18.8%	1/31/2022	Five Below, Inc.	8,500	8.3%	1/31/2028
21.02	21.02	Property		1	Westland Plaza	25.2%	1/31/2025	Ross Dress for Less	28,334	20.4%	1/31/2027	Rogan Shoes, Inc.	12,300	8.9%	1/31/2025
21.03	21.03	Property		1	Orland Corners	9.6%	12/31/2023	US Post Office	5,132	9.4%	9/30/2022	Car Quest Auto Parts	5,127	9.4%	6/30/2026
22	22	Loan	5,13,14	1	Colonnade Corporate Center	14.2%	3/31/2024	Carr, Riggs & Ingram	33,646	8.0%	6/30/2023	Morgan Stanley	33,441	8.0%	3/31/2025
23	23	Loan	13,15,22	1	125 West 16th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	24	Loan		7	Brooklyn Multi Portfolio
24.01	24.01	Property		1	4219 15th Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.02	24.02	Property		1	662 Park Place	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.03	24.03	Property		1	30 Claver Place	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.04	24.04	Property		1	132 New York Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.05	24.05	Property		1	269 Kosciuszko Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.06	24.06	Property		1	1100 DeKalb Ave	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.07	24.07	Property		1	119 Albany Ave	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	25	Loan	5,15	1	4500 Academy Road Distribution Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	26	Loan	21,27	1	Dreamland Shopping Center	17.7%	1/31/2026	Bed Bath & Beyond	38,772	14.8%	1/31/2026	GB Shoe Warehouse	22,920	8.7%	4/30/2029
27	27	Loan	1,2,5,12,13,21,22,26,27	1	The Domain	9.0%	3/8/2027	Hanger Orthopedic Group, Inc	77,694	8.8%	7/31/2023	IPIC Theaters	37,321	4.2%	1/31/2031
28	28	Loan	13,14,21	1	733 Amsterdam Ave	15.6%	4/30/2026	Plant Shed	2,400	11.4%	6/30/2030	Symphony Vet Center	2,250	10.7%	5/4/2023
29	29	Loan	20	1	949-955 Flatbush Avenue	24.0%	5/22/2036	Five Below, Inc.	8,296	17.3%	5/31/2029	TD Bank	2,128	4.4%	9/30/2031
30	30	Loan		1	116 East 124th Street	17.6%	3/31/2025	Northern Manhattan	9,200	17.6%	1/31/2025	Mental Health Association	9,200	17.6%	3/31/2022
31	31	Loan		3	Cityline Louisiana Storage Portfolio
31.01	31.01	Property		1	Extra Space Lodi	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.02	31.02	Property		1	Extra Space Leesville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.03	31.03	Property		1	Extra Space Windmere	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	32	Loan	10,14,17,20	1	Pennsauken Logistics Center	12.8%	1/31/2027	Pennsauken Packaging	6,100	1.9%	12/31/2021	NAP	NAP	NAP	NAP
33	33	Loan	13	1	Wheatland Marketplace	40.9%	8/31/2030	YK Martial Arts	2,434	2.9%	12/31/2021	Code Ninjas	2,311	2.8%	12/31/2023
34	34	Loan	22	6	Ohio Storage Portfolio
34.01	34.01	Property		1	Budget Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34.02	34.02	Property		1	Liberty Avenue Self Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34.03	34.03	Property		1	Lorain Baumhart Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34.04	34.04	Property		1	Factory Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34.05	34.05	Property		1	All American Mini Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34.06	34.06	Property		1	Northern Royalton Discount Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	35	Loan	14,17,20,22,23	1	5800 Uplander	36.7%	5/30/2033	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	36	Loan	13,20	1	Southland Office Center	8.6%	9/30/2022	Bank of the West	6,024	4.8%	8/14/2023	Provident Funding (sublease to Felton Institute)	4,695	3.7%	1/31/2023
37	37	Loan	13	1	Lake Mead Decatur	8.9%	9/30/2024	Ameia F. Hill	6,600	6.5%	5/3/2026	BTO Investments, Inc. (Carl’s Jr.)	4,008	4.0%	6/30/2026
38	38	Loan	14,27	1	Cumberland Crossing	22.8%	2/28/2027	Dollar Tree	12,000	4.6%	1/31/2032	Texas Roadhouse	7,362	2.8%	6/30/2024

A-1-15

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Second Largest Tenant % of NRA	Second Largest Tenant Lease Expiration Date	Third Largest Tenant	Third Largest Tenant SF	Third Largest Tenant % of NRA	Third Largest Tenant Lease Expiration Date	Fourth Largest Tenant	Fourth Largest Tenant SF	Fourth Largest Tenant % of NRA	Fourth Largest Tenant Lease Expiration Date
								14,18,19,20				14,18,19,20
39	39	Loan	17	9	SVEA Portfolio II
39.01	39.01	Property		1	Dallas	25.9%	11/30/2024	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39.02	39.02	Property		1	Spring Valley	27.1%	7/31/2026	Dallas County Health Department Services	3,010	16.7%	8/31/2030	SSS International, Inc (WIC Store)	2,170	12.0%	7/31/2025
39.03	39.03	Property		1	Lawton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39.04	39.04	Property		1	Grand Prairie	26.5%	6/30/2024	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39.05	39.05	Property		1	Longview	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39.06	39.06	Property		1	Garland	24.7%	7/31/2025	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39.07	39.07	Property		1	San Antonio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39.08	39.08	Property		1	Texas City	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39.09	39.09	Property		1	Odessa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40	40	Loan		3	Farrell Hampton Portfolio
40.01	40.01	Property		1	269 Butter Lane	17.8%	12/31/2023	Proshine	3,992	15.8%	1/31/2022	Central Turf & Irrigation	3,259	12.9%	8/31/2024
40.02	40.02	Property		1	Farrell Executive Plaza	14.0%	4/30/2028	D & J Concepts	1,653	12.2%	4/14/2024	Kenneth Mark	1,453	10.7%	12/31/2023
40.03	40.03	Property		1	Watermill Plaza	37.4%	1/31/2026	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41	41	Loan	13	1	4201 Tonnelle Ave	19.4%	6/30/2025	Jenny Yoo	8,500	9.3%	7/31/2025	Allied Moving Group	6,500	7.1%	2/28/2026
42	42	Loan		1	Kautex Industrial	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
43	43	Loan		1	Logan Industrial	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
44	44	Loan	13	1	shareDowntown	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
45	45	Loan	14,17,22	1	Lucid Motors	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
46	46	Loan	3,13,22	1	AAA Platte	6.1%	1/31/2022	Direct Global Trade Corp	13,074	4.8%	12/31/2022	Park Enterprises, LLC	10,500	3.9%	7/31/2024
47	47	Loan	18,25	1	Mountain View Office	23.0%	5/31/2026	Mexican Consulate	18,811	18.6%	12/30/2021	NAP	NAP	NAP	NAP
48	48	Loan		1	Hillside Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
49	49	Loan		1	La Perla Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
50	50	Loan	23	1	Publix Enterprise	6.0%	5/31/2022	Palm Beach Tan	3,360	5.5%	6/30/2022	Fatboy’s	2,400	3.9%	6/30/2022
51	51	Loan	13	1	Amazon Prime Wynwood	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
52	52	Loan	13	1	Turner Farms	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
53	53	Loan	2,15,17,22	1	3915 14th Avenue	7.3%	12/30/2026	Best Embroidery Co	1,500	6.2%	7/31/2025	Sam Katz	1,370	5.7%	2/28/2026
54	54	Loan	23	1	Courtyard Lubbock	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
55	55	Loan		1	2102 Avenue Z	12.6%	2/28/2031	Levin Law Group	2,460	11.8%	3/31/2031	Duet Russian Ballet	1,680	8.1%	2/28/2031
56	56	Loan	30	1	TownPlace Suites by Marriott Cleveland, TN	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
57	57	Loan		1	45 Crossways Park Drive	34.7%	4/30/2033	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
58	58	Loan	14	1	80 NE 40th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
59	59	Loan		1	5517 Broadway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
60	60	Loan		1	Home2 Suites - Columbia SC	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
61	61	Loan		2	CityLine TX & TN Portfolio
61.01	61.01	Property		1	Four Seasons Self Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
61.02	61.02	Property		1	Storage Plus of College Station	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
62	62	Loan		1	Shoppes at Stonebrook	4.5%	4/30/2024	Apex Personal Training	2,600	4.5%	4/30/2024	Roselli’s Pizza	1,300	2.3%	2/28/2023
63	63	Loan		1	Buckner Pointe Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
64	64	Loan		1	4001 Dell Ave	23.3%	6/30/2028	M&M Frankel Disposables	10,000	19.8%	10/31/2025	Kinetic Labs LLC	3,300	6.5%	4/30/2026
65	65	Loan		1	2679 Redondo	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
66	66	Loan	14	1	CIC Gilbert	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
67	67	Loan		1	Vallen Distribution Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
68	68	Loan	13	2	Conroe Texas Multifamily Portfolio
68.01	68.01	Property		1	The Lofts of Conroe	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
68.02	68.02	Property		1	Glenwood Villas	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
69	69	Loan		1	4138 Broadway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
70	70	Loan		1	Fairway at Fianna Hills	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
71	71	Loan		1	Cityline Port Charlotte	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
A-1-16

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date
						14,18,19,20										21	21
1	1	Loan	1,5,12,13,14,15,18,27	1	One SoHo Square	Juul Labs	54,068	6.9%	5/31/2032	6/18/2021	NAP	6/18/2021	NAP	NAP	No	Fee	NAP
2	2	Loan	20	1	The Ziggurat	NAP	NAP	NAP	NAP	6/1/2021	NAP	6/1/2021	6/1/2021	5%	No	Fee	NAP
3	3	Loan	13,20,26	1	Doral Concourse	Franchise World Headquarters, LLC	21,111	8.8%	11/30/2028	6/7/2021	NAP	6/8/2021	NAP	NAP	Yes - AH	Fee	NAP
4	4	Loan	3,6,23,25,27	1	909 Third Avenue Fee	NAP	NAP	NAP	NAP	2/26/2021	NAP	2/26/2021	NAP	NAP	No	Fee	NAP
5	5	Loan	5,12,23	1	College Point	Buffalo Wild Wings	6,180	1.9%	8/31/2028	4/29/2021	NAP	4/29/2021	NAP	NAP	Yes - AE	Fee	NAP
6	6	Loan		1	Swingline Building	Urban Archeology	35,000	9.5%	4/30/2025	5/28/2021	NAP	5/20/2021	NAP	NAP	No	Fee	NAP
7	7	Loan	2,4	9	U-Haul Sac 22
7.01	7.01	Property		1	Coon Rapids	NAP	NAP	NAP	NAP	4/20/2021	NAP	4/20/2021	NAP	NAP	No	Fee	NAP
7.02	7.02	Property		1	Manassas Park	NAP	NAP	NAP	NAP	4/22/2021	NAP	4/20/2021	NAP	NAP	No	Fee	NAP
7.03	7.03	Property		1	Route 295	NAP	NAP	NAP	NAP	4/20/2021	NAP	4/20/2021	NAP	NAP	No	Fee	NAP
7.04	7.04	Property		1	Westcreek	NAP	NAP	NAP	NAP	4/21/2021	NAP	4/20/2021	NAP	NAP	No	Fee	NAP
7.05	7.05	Property		1	Causeway Boulevard	NAP	NAP	NAP	NAP	4/20/2021	NAP	4/20/2021	NAP	NAP	Yes - AE	Fee	NAP
7.06	7.06	Property		1	State Avenue	NAP	NAP	NAP	NAP	4/20/2021	NAP	4/20/2021	NAP	NAP	No	Fee	NAP
7.07	7.07	Property		1	Ina Road	NAP	NAP	NAP	NAP	4/20/2021	NAP	4/20/2021	NAP	NAP	No	Fee	NAP
7.08	7.08	Property		1	Jolly & Cedar	NAP	NAP	NAP	NAP	4/20/2021	NAP	4/20/2021	NAP	NAP	No	Fee	NAP
7.09	7.09	Property		1	Automall	NAP	NAP	NAP	NAP	4/20/2021	NAP	4/20/2021	NAP	NAP	No	Fee	NAP
8	8	Loan	21,24	1	Red Rose Commons	PetSmart	28,710	10.9%	2/29/2024	5/24/2021	NAP	5/21/2021	NAP	NAP	No	Fee	NAP
9	9	Loan		1	Glenmuir of Naperville	NAP	NAP	NAP	NAP	5/17/2021	NAP	6/28/2021	NAP	NAP	No	Fee	NAP
10	10	Loan	5,12,13,14,17,21,25	1	Watermark Tempe	Emcor	7,499	2.4%	6/30/2026	5/24/2021	NAP	5/21/2021	NAP	NAP	No	Leasehold	Various
11	11	Loan	13,14,17,20	1	Koppers Building	Swartz Campbell	19,782	5.9%	3/31/2028	4/14/2021	NAP	4/15/2021	NAP	NAP	No	Fee	NAP
12	12	Loan	1,3,5,12,20,21	6	Huntsville Office Portfolio												11/6/2106
12.01	12.01	Property		1	Research Place	NAP	NAP	NAP	NAP	6/2/2021	NAP	6/2/2021	NAP	NAP	No	Leasehold	NAV
12.02	12.02	Property		1	Research Park Office Center	Digiflight, Inc.	19,592	8.3%	4/30/2025	6/2/2021	NAP	6/2/2021	NAP	NAP	No	Leasehold	NAV
12.03	12.03	Property		1	Regions Center	Etruck Biz, Inc.	4,999	3.2%	10/31/2022	6/1/2021	NAP	6/2/2021	NAP	NAP	No	Leasehold	NAV
12.04	12.04	Property		1	301 Voyager Way	NAP	NAP	NAP	NAP	6/1/2021	NAP	6/2/2021	NAP	NAP	No	Leasehold	NAV
12.05	12.05	Property		1	Intuitive Center I & II	EFW, Inc.	3,766	2.8%	7/31/2022	6/1/2021	NAP	6/2/2021	NAP	NAP	No	Leasehold	NAV
12.06	12.06	Property		1	Lakeside Center I & II	Koda Technologies, Inc.	5,546	4.5%	1/31/2026	6/1/2021	NAP	6/2/2021	NAP	NAP	No	Leasehold	NAV
13	13	Loan	13,23,26	1	Jacksonville Concourse	USSS	17,512	6.1%	9/30/2021	3/16/2021	NAP	5/7/2021	NAP	NAP	No	Fee	NAP
14	14	Loan	3,12,15	1	Promenade at New Town	NAP	NAP	NAP	NAP	5/20/2021	NAP	5/20/2021	NAP	NAP	No	Fee	NAP
15	15	Loan	1,3,4,5,7,9	1	Woodbridge Corporate Plaza Leased Fee	NAP	NAP	NAP	NAP	2/3/2021	NAP	2/3/2021	NAP	NAP	No	Fee	5/23/2119
16	16	Loan	5,12,16,20	21	ExchangeRight Net Leased Portfolio #48
16.01	16.01	Property		1	Food4Less - Chicago Heights	NAP	NAP	NAP	NAP	3/1/2021	NAP	1/6/2021	NAP	NAP	No	Fee	NAP
16.02	16.02	Property		1	Walgreens - Bridgeview	NAP	NAP	NAP	NAP	5/10/2021	NAP	5/10/2021	NAP	NAP	No	Fee	NAP
16.03	16.03	Property		1	Walgreens - Alton	NAP	NAP	NAP	NAP	6/8/2021	NAP	6/3/2021	NAP	NAP	No	Fee	NAP
16.04	16.04	Property		1	Walgreens - Alexandria	NAP	NAP	NAP	NAP	5/21/2021	NAP	5/21/2021	NAP	NAP	No	Fee	NAP
16.05	16.05	Property		1	First Midwest Bank - DeKalb	NAP	NAP	NAP	NAP	5/11/2021	6/10/2021	5/11/2021	NAP	NAP	No	Fee	NAP
16.06	16.06	Property		1	First Midwest Bank - Schaumburg	NAP	NAP	NAP	NAP	5/11/2021	NAP	5/11/2021	NAP	NAP	No	Fee	NAP
16.07	16.07	Property		1	Walgreens - Oklahoma City	NAP	NAP	NAP	NAP	5/27/2021	NAP	5/24/2021	NAP	NAP	No	Fee	NAP
16.08	16.08	Property		1	CVS - Zanesville	NAP	NAP	NAP	NAP	5/19/2021	NAP	5/19/2021	NAP	NAP	No	Fee	NAP
16.09	16.09	Property		1	CVS Pharmacy - Hagerstown	NAP	NAP	NAP	NAP	6/3/2021	NAP	6/7/2021	NAP	NAP	No	Fee	NAP
16.10	16.10	Property		1	Fresenius Medical Care - Lawrenceville	NAP	NAP	NAP	NAP	5/20/2021	NAP	5/20/2021	NAP	NAP	No	Fee	NAP
16.11	16.11	Property		1	First Midwest Bank - Joliet	NAP	NAP	NAP	NAP	5/12/2021	NAP	5/13/2021	NAP	NAP	No	Fee	NAP
16.12	16.12	Property		1	Memorial Health System - Decatur	NAP	NAP	NAP	NAP	5/28/2021	NAP	5/28/2021	NAP	NAP	No	Fee	NAP
16.13	16.13	Property		1	CVS - Decatur	NAP	NAP	NAP	NAP	6/11/2021	NAP	6/7/2021	NAP	NAP	No	Fee	NAP
16.14	16.14	Property		1	Verizon - Beloit	NAP	NAP	NAP	NAP	6/4/2021	NAP	6/3/2021	NAP	NAP	No	Fee	NAP
16.15	16.15	Property		1	Dollar Tree - Grimes	NAP	NAP	NAP	NAP	3/22/2021	NAP	3/22/2021	NAP	NAP	Yes - AE	Fee	NAP
16.16	16.16	Property		1	Dollar General - Belle Chasse	NAP	NAP	NAP	NAP	5/27/2021	NAP	5/26/2021	NAP	NAP	Yes - AE	Fee	NAP
16.17	16.17	Property		1	Sherwin Williams - Urbana	NAP	NAP	NAP	NAP	5/28/2021	NAP	5/28/2021	NAP	NAP	No	Fee	NAP
16.18	16.18	Property		1	Dollar General - Camden	NAP	NAP	NAP	NAP	3/30/2021	NAP	3/30/2021	NAP	NAP	No	Fee	NAP
16.19	16.19	Property		1	Dollar General - Thibodaux	NAP	NAP	NAP	NAP	5/28/2021	NAP	5/28/2021	NAP	NAP	No	Fee	NAP
16.20	16.20	Property		1	Dollar General - Houma	NAP	NAP	NAP	NAP	5/28/2021	NAP	5/28/2021	NAP	NAP	No	Fee	NAP
16.21	16.21	Property		1	Dollar General - South Bend	NAP	NAP	NAP	NAP	4/30/2021	NAP	4/30/2021	NAP	NAP	No	Fee	NAP
17	17	Loan	10,13,14,23	1	St. John’s Town Center North	The Loop Pizza Grill	4,000	3.5%	11/30/2022	6/10/2021	NAP	6/10/2021	NAP	NAP	No	Fee	NAP
18	18	Loan	13	1	Campbell Plaza	Phenix Salon Suites	6,265	3.5%	12/31/2031	5/27/2021	NAP	5/26/2021	NAP	NAP	No	Fee	NAP
19	19	Loan	14,20	1	Montgomery Plaza	Dollar Tree	9,281	3.2%	2/28/2026	5/25/2021	NAP	5/25/2021	NAP	NAP	No	Fee	NAP
20	20	Loan	5,12,14,21,22,25	1	2 Washington	NAP	NAP	NAP	NAP	5/7/2021	NAP	7/9/2021	NAP	NAP	Yes - AE	Fee	NAP
21	21	Loan	20,24	3	CPC Portfolio
21.01	21.01	Property		1	Gateway Plaza	Kirkland’s Stores, Inc.	6,284	6.1%	1/31/2023	2/12/2021	NAP	2/25/2021	NAP	NAP	No	Fee	NAP
21.02	21.02	Property		1	Westland Plaza	TLP, Inc. d/b/a Hand & Stone	3,200	2.3%	9/30/2024	2/12/2021	NAP	2/12/2021	NAP	NAP	No	Fee	NAP
21.03	21.03	Property		1	Orland Corners	Polish & Slavic Federal CU	4,163	7.6%	7/8/2030	2/12/2021	NAP	2/21/2021	NAP	NAP	No	Fee	NAP
22	22	Loan	5,13,14	1	Colonnade Corporate Center	The Onin Group	24,021	5.7%	8/31/2031	4/26/2021	NAP	4/26/2021	NAP	NAP	No	Fee	NAP
23	23	Loan	13,15,22	1	125 West 16th Street	NAP	NAP	NAP	NAP	5/13/2021	NAP	5/13/2021	NAP	NAP	No	Fee	NAP
24	24	Loan		7	Brooklyn Multi Portfolio
24.01	24.01	Property		1	4219 15th Avenue	NAP	NAP	NAP	NAP	4/26/2021	NAP	4/26/2021	NAP	NAP	No	Fee	NAP
24.02	24.02	Property		1	662 Park Place	NAP	NAP	NAP	NAP	4/26/2021	NAP	4/26/2021	NAP	NAP	No	Fee	NAP
24.03	24.03	Property		1	30 Claver Place	NAP	NAP	NAP	NAP	4/26/2021	NAP	4/26/2021	NAP	NAP	No	Fee	NAP
24.04	24.04	Property		1	132 New York Avenue	NAP	NAP	NAP	NAP	4/26/2021	NAP	4/26/2021	NAP	NAP	No	Fee	NAP
24.05	24.05	Property		1	269 Kosciuszko Street	NAP	NAP	NAP	NAP	4/26/2021	NAP	4/26/2021	NAP	NAP	No	Fee	NAP
24.06	24.06	Property		1	1100 DeKalb Ave	NAP	NAP	NAP	NAP	4/26/2021	NAP	4/26/2021	NAP	NAP	No	Fee	NAP
24.07	24.07	Property		1	119 Albany Ave	NAP	NAP	NAP	NAP	4/26/2021	NAP	4/26/2021	NAP	NAP	No	Fee	NAP
25	25	Loan	5,15	1	4500 Academy Road Distribution Center	NAP	NAP	NAP	NAP	4/27/2021	NAP	4/27/2021	NAP	NAP	No	Fee	NAP
26	26	Loan	21,27	1	Dreamland Shopping Center	Mattress Firm	5,428	2.1%	11/30/2026	5/18/2021	NAP	5/18/2021	NAP	NAP	Yes - AE	Fee / Leasehold	10/31/2024
27	27	Loan	1,2,5,12,13,21,22,26,27	1	The Domain	Forever 21	31,691	3.6%	1/31/2023	5/21/2021	NAP	5/24/2021	NAP	NAP	No	Fee	NAP
28	28	Loan	13,14,21	1	733 Amsterdam Ave	NAP	NAP	NAP	NAP	5/5/2021	NAP	5/5/2021	NAP	NAP	No	Fee	NAP
29	29	Loan	20	1	949-955 Flatbush Avenue	NAP	NAP	NAP	NAP	6/8/2021	NAP	6/7/2021	NAP	NAP	No	Fee	NAP
30	30	Loan		1	116 East 124th Street	Christ Embassy International	7,000	13.4%	2/28/2023	4/13/2021	NAP	4/13/2021	NAP	NAP	No	Fee	NAP
31	31	Loan		3	Cityline Louisiana Storage Portfolio
31.01	31.01	Property		1	Extra Space Lodi	NAP	NAP	NAP	NAP	6/7/2021	NAP	6/7/2021	NAP	NAP	No	Fee	NAP
31.02	31.02	Property		1	Extra Space Leesville	NAP	NAP	NAP	NAP	6/7/2021	NAP	6/7/2021	NAP	NAP	No	Fee	NAP
31.03	31.03	Property		1	Extra Space Windmere	NAP	NAP	NAP	NAP	6/7/2021	NAP	6/7/2021	NAP	NAP	No	Fee	NAP
32	32	Loan	10,14,17,20	1	Pennsauken Logistics Center	NAP	NAP	NAP	NAP	5/12/2021	NAP	5/12/2021	NAP	NAP	No	Fee	NAP
33	33	Loan	13	1	Wheatland Marketplace	Lee Nails	1,568	1.9%	12/31/2024	3/12/2021	NAP	3/12/2021	NAP	NAP	No	Fee	NAP
34	34	Loan	22	6	Ohio Storage Portfolio
34.01	34.01	Property		1	Budget Storage	NAP	NAP	NAP	NAP	5/5/2021	NAP	5/5/2021	NAP	NAP	No	Fee	NAP
34.02	34.02	Property		1	Liberty Avenue Self Storage	NAP	NAP	NAP	NAP	5/5/2021	NAP	5/5/2021	NAP	NAP	No	Fee	NAP
34.03	34.03	Property		1	Lorain Baumhart Storage	NAP	NAP	NAP	NAP	5/5/2021	NAP	5/5/2021	NAP	NAP	No	Fee	NAP
34.04	34.04	Property		1	Factory Drive	NAP	NAP	NAP	NAP	5/5/2021	NAP	5/5/2021	NAP	NAP	No	Fee	NAP
34.05	34.05	Property		1	All American Mini Storage	NAP	NAP	NAP	NAP	5/5/2021	NAP	5/5/2021	NAP	NAP	No	Fee	NAP
34.06	34.06	Property		1	Northern Royalton Discount Storage	NAP	NAP	NAP	NAP	5/5/2021	NAP	5/5/2021	NAP	NAP	No	Fee	NAP
35	35	Loan	14,17,20,22,23	1	5800 Uplander	NAP	NAP	NAP	NAP	7/27/2020	NAP	5/12/2021	10/15/2019	15%	No	Fee	NAP
36	36	Loan	13,20	1	Southland Office Center	Maleko Staffing	2,973	2.3%	4/30/2024	5/3/2021	NAP	5/3/2021	4/14/2021	19%	No	Fee	NAP
37	37	Loan	13	1	Lake Mead Decatur	Medtyme Corporation	3,000	3.0%	9/30/2025	5/7/2021	NAP	5/7/2021	NAP	NAP	No	Fee	NAP
38	38	Loan	14,27	1	Cumberland Crossing	Lumber Liquidators, Inc	6,400	2.5%	6/30/2024	5/19/2021	NAP	5/19/2021	NAP	NAP	No	Fee	NAP

A-1-17

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Fifth Largest Tenant	Fifth Largest Tenant SF	Fifth Largest Tenant % of NRA	Fifth Largest Tenant Lease Expiration Date	Environmental Phase I Report Date	Environmental Phase II Report Date	Engineering Report Date	Seismic Report Date	PML or SEL (%)	Flood Zone	Ownership Interest	Ground Lease Expiration Date
						14,18,19,20										21	21
39	39	Loan	17	9	SVEA Portfolio II
39.01	39.01	Property		1	Dallas	NAP	NAP	NAP	NAP	5/19/2021	NAP	5/19/2021	NAP	NAP	No	Fee	NAP
39.02	39.02	Property		1	Spring Valley	NAP	NAP	NAP	NAP	5/19/2021	NAP	5/19/2021	NAP	NAP	No	Fee	NAP
39.03	39.03	Property		1	Lawton	NAP	NAP	NAP	NAP	5/19/2021	NAP	5/19/2021	NAP	NAP	No	Fee	NAP
39.04	39.04	Property		1	Grand Prairie	NAP	NAP	NAP	NAP	5/19/2021	NAP	5/19/2021	NAP	NAP	No	Fee	NAP
39.05	39.05	Property		1	Longview	NAP	NAP	NAP	NAP	5/19/2021	NAP	5/19/2021	NAP	NAP	No	Fee	NAP
39.06	39.06	Property		1	Garland	NAP	NAP	NAP	NAP	5/19/2021	NAP	5/19/2021	NAP	NAP	No	Fee	NAP
39.07	39.07	Property		1	San Antonio	NAP	NAP	NAP	NAP	5/19/2021	NAP	5/19/2021	NAP	NAP	No	Fee	NAP
39.08	39.08	Property		1	Texas City	NAP	NAP	NAP	NAP	5/19/2021	NAP	5/19/2021	NAP	NAP	No	Fee	NAP
39.09	39.09	Property		1	Odessa	NAP	NAP	NAP	NAP	5/19/2021	NAP	5/19/2021	NAP	NAP	No	Fee	NAP
40	40	Loan		3	Farrell Hampton Portfolio
40.01	40.01	Property		1	269 Butter Lane	Hoyt Landscaping	3,123	12.4%	4/14/2022	6/24/2021	NAP	6/25/2021	NAP	NAP	No	Fee	NAP
40.02	40.02	Property		1	Farrell Executive Plaza	Natures Guardian	783	5.8%	1/31/2022	6/27/2021	NAP	6/25/2021	NAP	NAP	No	Fee	NAP
40.03	40.03	Property		1	Watermill Plaza	NAP	NAP	NAP	NAP	6/24/2021	NAP	6/25/2021	NAP	NAP	No	Fee	NAP
41	41	Loan	13	1	4201 Tonnelle Ave	Iron Arena	6,500	7.1%	8/31/2026	5/21/2021	NAP	5/21/2021	NAP	NAP	Yes - AE	Fee	NAP
42	42	Loan		1	Kautex Industrial	NAP	NAP	NAP	NAP	4/22/2021	NAP	4/21/2021	NAP	NAP	No	Fee	NAP
43	43	Loan		1	Logan Industrial	NAP	NAP	NAP	NAP	6/15/2021	NAP	6/15/2021	NAP	NAP	No	Fee	NAP
44	44	Loan	13	1	shareDowntown	NAP	NAP	NAP	NAP	6/1/2021	NAP	3/24/2021	NAP	NAP	No	Fee	NAP
45	45	Loan	14,17,22	1	Lucid Motors	NAP	NAP	NAP	NAP	6/8/2021	NAP	6/3/2021	6/3/2021	18%	Yes - AE	Fee	NAP
46	46	Loan	3,13,22	1	AAA Platte	Source 74 LLC	4,900	1.8%	3/31/2023	3/4/2021	NAP	3/3/2021	NAP	NAP	Yes - AE	Fee	NAP
47	47	Loan	18,25	1	Mountain View Office	NAP	NAP	NAP	NAP	5/26/2021	NAP	5/28/2021	5/26/2021	16%	No	Fee	NAP
48	48	Loan		1	Hillside Apartments	NAP	NAP	NAP	NAP	5/17/2021	NAP	4/19/2021	NAP	NAP	Yes - AE	Fee	NAP
49	49	Loan		1	La Perla Apartments	NAP	NAP	NAP	NAP	6/2/2021	NAP	6/2/2021	NAP	NAP	No	Fee	NAP
50	50	Loan	23	1	Publix Enterprise	Nail Boutique & Spa	2,300	3.8%	6/30/2027	5/25/2021	NAP	5/25/2021	NAP	NAP	No	Fee	NAP
51	51	Loan	13	1	Amazon Prime Wynwood	NAP	NAP	NAP	NAP	7/1/2021	NAP	7/1/2021	NAP	NAP	No	Fee	NAP
52	52	Loan	13	1	Turner Farms	NAP	NAP	NAP	NAP	6/4/2021	NAP	6/2/2021	NAP	NAP	No	Fee	NAP
53	53	Loan	2,15,17,22	1	3915 14th Avenue	TouchStone	1,235	5.1%	12/31/2030	5/26/2021	NAP	5/13/2021	NAP	NAP	No	Fee	NAP
54	54	Loan	23	1	Courtyard Lubbock	NAP	NAP	NAP	NAP	6/2/2021	NAP	6/2/2021	NAP	NAP	No	Fee	NAP
55	55	Loan		1	2102 Avenue Z	Global Stone Associates, Inc	1,655	8.0%	2/28/2031	5/3/2021	NAP	4/30/2021	NAP	NAP	No	Fee	NAP
56	56	Loan	30	1	TownPlace Suites by Marriott Cleveland, TN	NAP	NAP	NAP	NAP	5/24/2021	NAP	5/24/2021	NAP	NAP	No	Fee	NAP
57	57	Loan		1	45 Crossways Park Drive	NAP	NAP	NAP	NAP	6/2/2021	NAP	6/2/2021	NAP	NAP	No	Fee	NAP
58	58	Loan	14	1	80 NE 40th Street	NAP	NAP	NAP	NAP	6/8/2021	NAP	6/7/2021	NAP	NAP	No	Fee	NAP
59	59	Loan		1	5517 Broadway	NAP	NAP	NAP	NAP	5/5/2021	NAP	5/5/2021	NAP	NAP	No	Fee	NAP
60	60	Loan		1	Home2 Suites - Columbia SC	NAP	NAP	NAP	NAP	5/5/2021	NAP	5/5/2021	NAP	NAP	No	Fee	NAP
61	61	Loan		2	CityLine TX & TN Portfolio
61.01	61.01	Property		1	Four Seasons Self Storage	NAP	NAP	NAP	NAP	6/2/2021	NAP	6/2/2021	NAP	NAP	No	Fee	NAP
61.02	61.02	Property		1	Storage Plus of College Station	NAP	NAP	NAP	NAP	6/7/2021	NAP	6/7/2021	NAP	NAP	No	Fee	NAP
62	62	Loan		1	Shoppes at Stonebrook	Bryman Cleaners	1,300	2.3%	10/31/2023	5/4/2021	NAP	5/4/2021	NAP	NAP	Yes - AE	Fee	NAP
63	63	Loan		1	Buckner Pointe Apartments	NAP	NAP	NAP	NAP	4/30/2021	NAP	4/30/2021	NAP	NAP	No	Fee	NAP
64	64	Loan		1	4001 Dell Ave	Camaja Construction	2,500	4.9%	3/14/2023	5/21/2021	NAP	5/21/2021	NAP	NAP	Yes - AE	Fee	NAP
65	65	Loan		1	2679 Redondo	NAP	NAP	NAP	NAP	6/2/2021	NAP	6/2/2021	6/2/2021	13%	No	Fee	NAP
66	66	Loan	14	1	CIC Gilbert	NAP	NAP	NAP	NAP	5/21/2021	NAP	5/21/2021	NAP	NAP	No	Fee	NAP
67	67	Loan		1	Vallen Distribution Center	NAP	NAP	NAP	NAP	6/30/2021	NAP	6/30/2021	6/30/2021	9%	No	Fee	NAP
68	68	Loan	13	2	Conroe Texas Multifamily Portfolio
68.01	68.01	Property		1	The Lofts of Conroe	NAP	NAP	NAP	NAP	5/11/2021	NAP	5/12/2021	NAP	NAP	No	Fee	NAP
68.02	68.02	Property		1	Glenwood Villas	NAP	NAP	NAP	NAP	5/11/2021	NAP	5/12/2021	NAP	NAP	No	Fee	NAP
69	69	Loan		1	4138 Broadway	NAP	NAP	NAP	NAP	5/5/2021	NAP	5/5/2021	NAP	NAP	No	Fee	NAP
70	70	Loan		1	Fairway at Fianna Hills	NAP	NAP	NAP	NAP	3/30/2021	NAP	3/30/2021	NAP	NAP	No	Fee	NAP
71	71	Loan		1	Cityline Port Charlotte	NAP	NAP	NAP	NAP	5/3/2021	NAP	5/3/2021	NAP	NAP	Yes - AE	Fee	NAP

A-1-18

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)
						21	21	21	22	23	22	23	22	23	24	22	23
1	1	Loan	1,5,12,13,14,15,18,27	1	One SoHo Square	NAP	NAP	NAP	0	Springing	0	Springing	0	Springing	150,000	0	Springing
2	2	Loan	20	1	The Ziggurat	NAP	NAP	NAP	736,451	122,742	0	Springing	0	6,229	0	0	62,288
3	3	Loan	13,20,26	1	Doral Concourse	NAP	NAP	NAP	1,096,651	109,665	233,020	41,510	0	5,816	0	1,000,000	Springing
4	4	Loan	3,6,23,25,27	1	909 Third Avenue Fee	NAP	NAP	NAP	0	Springing	0	Springing	0	0	0	0	0
5	5	Loan	5,12,23	1	College Point	NAP	NAP	NAP	0	Springing	0	Springing	0	0	0	0	17,936
6	6	Loan		1	Swingline Building	NAP	NAP	NAP	301,633	100,544	0	Springing	0	3,081	0	0	30,813
7	7	Loan	2,4	9	U-Haul Sac 22				268,300	Springing	0	Springing	51,665	Springing	51,665	0	0
7.01	7.01	Property		1	Coon Rapids	NAP	NAP	NAP
7.02	7.02	Property		1	Manassas Park	NAP	NAP	NAP
7.03	7.03	Property		1	Route 295	NAP	NAP	NAP
7.04	7.04	Property		1	Westcreek	NAP	NAP	NAP
7.05	7.05	Property		1	Causeway Boulevard	NAP	NAP	NAP
7.06	7.06	Property		1	State Avenue	NAP	NAP	NAP
7.07	7.07	Property		1	Ina Road	NAP	NAP	NAP
7.08	7.08	Property		1	Jolly & Cedar	NAP	NAP	NAP
7.09	7.09	Property		1	Automall	NAP	NAP	NAP
8	8	Loan	21,24	1	Red Rose Commons	NAP	NAP	NAP	127,193	63,596	0	Springing	0	14,270	0	0	21,954
9	9	Loan		1	Glenmuir of Naperville	NAP	NAP	NAP	235,664	78,555	18,550	Springing	0	0	0	0	0
10	10	Loan	5,12,13,14,17,21,25	1	Watermark Tempe	None	20	No	0	0	65,432	9,347	0	5,153	126,670	3,210,045	Springing
11	11	Loan	13,14,17,20	1	Koppers Building	NAP	NAP	NAP	224,253	44,851	0	Springing	5,559	5,559	200,112	27,793	27,793
12	12	Loan	1,3,5,12,20,21	6	Huntsville Office Portfolio	None	3,452,788	Yes	887,153	80,650	92,901	13,272	0	24,236	0	0	86,157
12.01	12.01	Property		1	Research Place	NAV	NAV	NAV
12.02	12.02	Property		1	Research Park Office Center	NAV	NAV	NAV
12.03	12.03	Property		1	Regions Center	NAV	NAV	NAV
12.04	12.04	Property		1	301 Voyager Way	NAV	NAV	NAV
12.05	12.05	Property		1	Intuitive Center I & II	NAV	NAV	NAV
12.06	12.06	Property		1	Lakeside Center I & II	NAV	NAV	NAV
13	13	Loan	13,23,26	1	Jacksonville Concourse	NAP	NAP	NAP	266,212	53,242	21,270	10,635	0	4,930	0	250,000	24,167
14	14	Loan	3,12,15	1	Promenade at New Town	NAP	NAP	NAP	261,702	29,078	21,674	7,225	0	Springing	0	0	0
15	15	Loan	1,3,4,5,7,9	1	Woodbridge Corporate Plaza Leased Fee	None	4,000,000	Yes	634,595	211,532	53,234	8,872	0	0	0	0	0
16	16	Loan	5,12,16,20	21	ExchangeRight Net Leased Portfolio #48				140,097	35,024	0	Springing	364,880	2,444	0	500,000	Springing
16.01	16.01	Property		1	Food4Less - Chicago Heights	NAP	NAP	NAP
16.02	16.02	Property		1	Walgreens - Bridgeview	NAP	NAP	NAP
16.03	16.03	Property		1	Walgreens - Alton	NAP	NAP	NAP
16.04	16.04	Property		1	Walgreens - Alexandria	NAP	NAP	NAP
16.05	16.05	Property		1	First Midwest Bank - DeKalb	NAP	NAP	NAP
16.06	16.06	Property		1	First Midwest Bank - Schaumburg	NAP	NAP	NAP
16.07	16.07	Property		1	Walgreens - Oklahoma City	NAP	NAP	NAP
16.08	16.08	Property		1	CVS - Zanesville	NAP	NAP	NAP
16.09	16.09	Property		1	CVS Pharmacy - Hagerstown	NAP	NAP	NAP
16.10	16.10	Property		1	Fresenius Medical Care - Lawrenceville	NAP	NAP	NAP
16.11	16.11	Property		1	First Midwest Bank - Joliet	NAP	NAP	NAP
16.12	16.12	Property		1	Memorial Health System - Decatur	NAP	NAP	NAP
16.13	16.13	Property		1	CVS - Decatur	NAP	NAP	NAP
16.14	16.14	Property		1	Verizon - Beloit	NAP	NAP	NAP
16.15	16.15	Property		1	Dollar Tree - Grimes	NAP	NAP	NAP
16.16	16.16	Property		1	Dollar General - Belle Chasse	NAP	NAP	NAP
16.17	16.17	Property		1	Sherwin Williams - Urbana	NAP	NAP	NAP
16.18	16.18	Property		1	Dollar General - Camden	NAP	NAP	NAP
16.19	16.19	Property		1	Dollar General - Thibodaux	NAP	NAP	NAP
16.20	16.20	Property		1	Dollar General - Houma	NAP	NAP	NAP
16.21	16.21	Property		1	Dollar General - South Bend	NAP	NAP	NAP
17	17	Loan	10,13,14,23	1	St. John’s Town Center North	NAP	NAP	NAP	216,914	43,383	0	Springing	525,000	Springing	0	850,000	Springing
18	18	Loan	13	1	Campbell Plaza	NAP	NAP	NAP	104,014	26,003	34,122	3,412	0	2,942	105,916	0	11,033
19	19	Loan	14,20	1	Montgomery Plaza	NAP	NAP	NAP	103,874	25,969	0	Springing	0	6,777	813,191	0	24,202
20	20	Loan	5,12,14,21,22,25	1	2 Washington	NAP	NAP	NAP	217,423	140,123	0	Springing	0	8,489	0	0	0
21	21	Loan	20,24	3	CPC Portfolio				210,294	70,098	109,777	12,197	469,450	8,135	0	500,000	18,488
21.01	21.01	Property		1	Gateway Plaza	NAP	NAP	NAP
21.02	21.02	Property		1	Westland Plaza	NAP	NAP	NAP
21.03	21.03	Property		1	Orland Corners	NAP	NAP	NAP
22	22	Loan	5,13,14	1	Colonnade Corporate Center	NAP	NAP	NAP	200,000	137,411	15,504	7,752	6,994	6,994	0	2,000,000	Springing
23	23	Loan	13,15,22	1	125 West 16th Street	NAP	NAP	NAP	78,667	39,334	40,343	5,763	0	1,020	0	0	0
24	24	Loan		7	Brooklyn Multi Portfolio				31,102	15,551	30,192	5,032	0	1,323	0	0	419
24.01	24.01	Property		1	4219 15th Avenue	NAP	NAP	NAP
24.02	24.02	Property		1	662 Park Place	NAP	NAP	NAP
24.03	24.03	Property		1	30 Claver Place	NAP	NAP	NAP
24.04	24.04	Property		1	132 New York Avenue	NAP	NAP	NAP
24.05	24.05	Property		1	269 Kosciuszko Street	NAP	NAP	NAP
24.06	24.06	Property		1	1100 DeKalb Ave	NAP	NAP	NAP
24.07	24.07	Property		1	119 Albany Ave	NAP	NAP	NAP
25	25	Loan	5,15	1	4500 Academy Road Distribution Center	NAP	NAP	NAP	0	Springing	0	Springing	0	Springing	0	0	Springing
26	26	Loan	21,27	1	Dreamland Shopping Center	5, 5 year extension options	406,123	Yes	0	Springing	0	Springing	0	Springing	0	0	Springing
27	27	Loan	1,2,5,12,13,21,22,26,27	1	The Domain	NAP	NAP	NAP	0	Springing	0	Springing	0	Springing	265,968	0	Springing
28	28	Loan	13,14,21	1	733 Amsterdam Ave	NAP	NAP	NAP	112,892	37,631	8,398	840	0	264	0	0	0
29	29	Loan	20	1	949-955 Flatbush Avenue	NAP	NAP	NAP	267,890	46,881	23,309	4,662	0	755	27,186	0	5,833
30	30	Loan		1	116 East 124th Street	NAP	NAP	NAP	40,674	13,558	16,520	2,753	0	872	0	0	4,358
31	31	Loan		3	Cityline Louisiana Storage Portfolio				62,441	6,938	0	Springing	288,091	1,567	0	0	0
31.01	31.01	Property		1	Extra Space Lodi	NAP	NAP	NAP
31.02	31.02	Property		1	Extra Space Leesville	NAP	NAP	NAP
31.03	31.03	Property		1	Extra Space Windmere	NAP	NAP	NAP
32	32	Loan	10,14,17,20	1	Pennsauken Logistics Center	NAP	NAP	NAP	15,659	15,659	0	Springing	4,078	4,078	0	10,875	10,875
33	33	Loan	13	1	Wheatland Marketplace	NAP	NAP	NAP	54,042	13,511	14,242	2,848	50,000	1,049	25,186	0	7,593
34	34	Loan	22	6	Ohio Storage Portfolio				12,449	12,449	7,119	3,560	217,694	2,408	0	0	0
34.01	34.01	Property		1	Budget Storage	NAP	NAP	NAP
34.02	34.02	Property		1	Liberty Avenue Self Storage	NAP	NAP	NAP
34.03	34.03	Property		1	Lorain Baumhart Storage	NAP	NAP	NAP
34.04	34.04	Property		1	Factory Drive	NAP	NAP	NAP
34.05	34.05	Property		1	All American Mini Storage	NAP	NAP	NAP
34.06	34.06	Property		1	Northern Royalton Discount Storage	NAP	NAP	NAP
35	35	Loan	14,17,20,22,23	1	5800 Uplander	NAP	NAP	NAP	13,219	3,305	8,519	947	0	506	0	251,376	3,794
36	36	Loan	13,20	1	Southland Office Center	NAP	NAP	NAP	86,894	21,724	0	Springing	0	2,113	50,714	300,000	15,848
37	37	Loan	13	1	Lake Mead Decatur	NAP	NAP	NAP	35,629	7,126	0	Springing	0	2,106	126,370	0	4,212
38	38	Loan	14,27	1	Cumberland Crossing	NAP	NAP	NAP	162,641	54,214	0	Springing	3,230	3,230	77,524	21,535	21,535

A-1-19

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Ground Lease Extension Terms	Annual Ground Lease Payment as of the Cut-off Date ($)	Annual Ground Rent Increases (Y/N)	Upfront RE Tax Reserve ($)	Monthly RE Tax Reserve ($)	Upfront Insurance Reserve ($)	Monthly Insurance Reserve ($)	Upfront Replacement / PIP Reserve ($)	Monthly Replacement / FF&E Reserve ($)	Replacement Reserve Caps ($)	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)
						21	21	21	22	23	22	23	22	23	24	22	23
39	39	Loan	17	9	SVEA Portfolio II				184,248	22,894	0	Springing	0	1,568	37,626	0	16,853
39.01	39.01	Property		1	Dallas	NAP	NAP	NAP
39.02	39.02	Property		1	Spring Valley	NAP	NAP	NAP
39.03	39.03	Property		1	Lawton	NAP	NAP	NAP
39.04	39.04	Property		1	Grand Prairie	NAP	NAP	NAP
39.05	39.05	Property		1	Longview	NAP	NAP	NAP
39.06	39.06	Property		1	Garland	NAP	NAP	NAP
39.07	39.07	Property		1	San Antonio	NAP	NAP	NAP
39.08	39.08	Property		1	Texas City	NAP	NAP	NAP
39.09	39.09	Property		1	Odessa	NAP	NAP	NAP
40	40	Loan		3	Farrell Hampton Portfolio				8,525	2,842	5,286	2,643	0	752	0	0	7,389
40.01	40.01	Property		1	269 Butter Lane	NAP	NAP	NAP
40.02	40.02	Property		1	Farrell Executive Plaza	NAP	NAP	NAP
40.03	40.03	Property		1	Watermill Plaza	NAP	NAP	NAP
41	41	Loan	13	1	4201 Tonnelle Ave	NAP	NAP	NAP	18,939	9,470	12,309	6,155	0	765	0	0	3,824
42	42	Loan		1	Kautex Industrial	NAP	NAP	NAP	15,783	15,783	0	Springing	0	2,083	0	0	3,063
43	43	Loan		1	Logan Industrial	NAP	NAP	NAP	0	Springing	6,626	602	0	1,251	0	0	5,230
44	44	Loan	13	1	shareDowntown	NAP	NAP	NAP	12,512	4,171	1,765	1,765	0	1,100	0	0	Springing
45	45	Loan	14,17,22	1	Lucid Motors	NAP	NAP	NAP	51,805	12,951	0	Springing	0	610	14,633	1,000,000	Springing
46	46	Loan	3,13,22	1	AAA Platte	NAP	NAP	NAP	36,651	7,330	25,605	2,845	0	5,171	0	395,589	2,010
47	47	Loan	18,25	1	Mountain View Office	NAP	NAP	NAP	146,469	13,315	12,632	2,105	51,827	3,512	0	300,000	7,352
48	48	Loan		1	Hillside Apartments	NAP	NAP	NAP	72,640	10,377	8,553	Springing	0	2,250	0	0	0
49	49	Loan		1	La Perla Apartments	NAP	NAP	NAP	24,061	8,020	84,537	7,045	202,464	4,750	0	0	0
50	50	Loan	23	1	Publix Enterprise	NAP	NAP	NAP	36,164	5,166	0	Springing	0	768	50,000	200,000	Springing
51	51	Loan	13	1	Amazon Prime Wynwood	NAP	NAP	NAP	91,035	9,103	0	Springing	0	317	0	0	1,583
52	52	Loan	13	1	Turner Farms	NAP	NAP	NAP	40,618	5,077	0	Springing	0	913	0	0	0
53	53	Loan	2,15,17,22	1	3915 14th Avenue	NAP	NAP	NAP	17,517	8,759	2,353	784	0	305	0	0	691
54	54	Loan	23	1	Courtyard Lubbock	NAP	NAP	NAP	135,919	15,102	0	Springing	0	10,554	0	0	0
55	55	Loan		1	2102 Avenue Z	NAP	NAP	NAP	1,112	1,112	4,521	1,507	0	347	0	150,000	2,081
56	56	Loan	30	1	TownPlace Suites by Marriott Cleveland, TN	NAP	NAP	NAP	35,506	7,101	12,941	2,588	0	4% of Gross Revenue	0	0	0
57	57	Loan		1	45 Crossways Park Drive	NAP	NAP	NAP	22,538	22,538	0	Springing	0	809	0	0	0
58	58	Loan	14	1	80 NE 40th Street	NAP	NAP	NAP	76,034	9,504	0	Springing	71	71	3,401	0	Springing
59	59	Loan		1	5517 Broadway	NAP	NAP	NAP	19,793	9,896	7,522	579	0	399	0	0	0
60	60	Loan		1	Home2 Suites - Columbia SC	NAP	NAP	NAP	267,211	26,721	7,671	697	0	4,433	0	0	0
61	61	Loan		2	CityLine TX & TN Portfolio				25,672	4,279	0	Springing	6,789	762	0	0	0
61.01	61.01	Property		1	Four Seasons Self Storage	NAP	NAP	NAP
61.02	61.02	Property		1	Storage Plus of College Station	NAP	NAP	NAP
62	62	Loan		1	Shoppes at Stonebrook	NAP	NAP	NAP	35,820	7,164	0	Springing	0	1,489	46,100	200,000	2,881
63	63	Loan		1	Buckner Pointe Apartments	NAP	NAP	NAP	93,681	10,409	4,120	2,060	0	1,067	0	0	0
64	64	Loan		1	4001 Dell Ave	NAP	NAP	NAP	13,381	6,690	20,535	4,107	120,000	422	0	0	2,108
65	65	Loan		1	2679 Redondo	NAP	NAP	NAP	24,677	4,935	4,804	1,601	40,644	226	0	0	Springing
66	66	Loan	14	1	CIC Gilbert	NAP	NAP	NAP	0	Springing	0	Springing	31,000	Springing	31,000	285,000	Springing
67	67	Loan		1	Vallen Distribution Center	NAP	NAP	NAP	45,246	9,049	9,749	812	0	1,690	0	0	1,582
68	68	Loan	13	2	Conroe Texas Multifamily Portfolio				34,335	8,584	2,558	2,558	0	1,604	0	0	0
68.01	68.01	Property		1	The Lofts of Conroe	NAP	NAP	NAP
68.02	68.02	Property		1	Glenwood Villas	NAP	NAP	NAP
69	69	Loan		1	4138 Broadway	NAP	NAP	NAP	0	Springing	8,292	638	0	250	0	0	0
70	70	Loan		1	Fairway at Fianna Hills	NAP	NAP	NAP	9,943	3,314	6,050	3,025	0	1,887	0	0	0
71	71	Loan		1	Cityline Port Charlotte	NAP	NAP	NAP	40,528	4,053	0	Springing	6,964	293	0	0	0
A-1-20

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)	Other Reserve Description
						24	22	23	24	22	22	23
1	1	Loan	1,5,12,13,14,15,18,27	1	One SoHo Square	1,500,000	0	0	0	0	0	0	NAP
2	2	Loan	20	1	The Ziggurat	11,211,750	0	0	0	0	6,457,962	Springing	DGS Lease Work Reserve (Upfront: $6,457,962), DGS Supplemental Reserve (Monthly: Springing)
3	3	Loan	13,20,26	1	Doral Concourse	1,000,000	0	0	0	0	71,568	0	Unfunded Tenant Obligations Reserve
4	4	Loan	3,6,23,25,27	1	909 Third Avenue Fee	0	0	0	0	0	0	0	NAP
5	5	Loan	5,12,23	1	College Point	0	0	0	0	0	0	0	NAP
6	6	Loan		1	Swingline Building	739,518	0	0	0	74,750	0	0	NAP
7	7	Loan	2,4	9	U-Haul Sac 22	0	0	0	0	261,068	0	0	NAP
7.01	7.01	Property		1	Coon Rapids
7.02	7.02	Property		1	Manassas Park
7.03	7.03	Property		1	Route 295
7.04	7.04	Property		1	Westcreek
7.05	7.05	Property		1	Causeway Boulevard
7.06	7.06	Property		1	State Avenue
7.07	7.07	Property		1	Ina Road
7.08	7.08	Property		1	Jolly & Cedar
7.09	7.09	Property		1	Automall
8	8	Loan	21,24	1	Red Rose Commons	1,053,812	0	0	0	0	23,409	Springing	Condominium Reserve
9	9	Loan		1	Glenmuir of Naperville	0	0	0	0	0	0	0	NAP
10	10	Loan	5,12,13,14,17,21,25	1	Watermark Tempe	927,528	0	0	0	0	3,403,296	0	Rent Concession Funds
11	11	Loan	13,14,17,20	1	Koppers Building	1,334,072	0	0	0	11,715	7,475,308	0	Outstanding CapEx Reserve (Upfront: $4,244,705), Outstanding TI/LC Reserve (Upfront: $2,223,443), Free Rent Reserve (Upfront: $1,007,160)
12	12	Loan	1,3,5,12,20,21	6	Huntsville Office Portfolio	4,000,000	0	0	0	32,718	3,828,109	0	Unfunded Obligations Reserve (Upfront: $3,534,621.71), Ground Lease Reserve (Upfront: $293,487)
12.01	12.01	Property		1	Research Place
12.02	12.02	Property		1	Research Park Office Center
12.03	12.03	Property		1	Regions Center
12.04	12.04	Property		1	301 Voyager Way
12.05	12.05	Property		1	Intuitive Center I & II
12.06	12.06	Property		1	Lakeside Center I & II
13	13	Loan	13,23,26	1	Jacksonville Concourse	2,500,000	0	0	0	0	2,000,526	0	Unfunded Obligations Reserve
14	14	Loan	3,12,15	1	Promenade at New Town	0	0	0	0	4,428	337,000	0	Interior Capital Expenditure Reserve (Upfront: $217,520), Exterior Capital Expenditure Reserve (Upfront: $119,480)
15	15	Loan	1,3,4,5,7,9	1	Woodbridge Corporate Plaza Leased Fee	0	0	0	0	0	0	0	NAP
16	16	Loan	5,12,16,20	21	ExchangeRight Net Leased Portfolio #48	0	0	0	0	84,813	0	0	NAP
16.01	16.01	Property		1	Food4Less - Chicago Heights
16.02	16.02	Property		1	Walgreens - Bridgeview
16.03	16.03	Property		1	Walgreens - Alton
16.04	16.04	Property		1	Walgreens - Alexandria
16.05	16.05	Property		1	First Midwest Bank - DeKalb
16.06	16.06	Property		1	First Midwest Bank - Schaumburg
16.07	16.07	Property		1	Walgreens - Oklahoma City
16.08	16.08	Property		1	CVS - Zanesville
16.09	16.09	Property		1	CVS Pharmacy - Hagerstown
16.10	16.10	Property		1	Fresenius Medical Care - Lawrenceville
16.11	16.11	Property		1	First Midwest Bank - Joliet
16.12	16.12	Property		1	Memorial Health System - Decatur
16.13	16.13	Property		1	CVS - Decatur
16.14	16.14	Property		1	Verizon - Beloit
16.15	16.15	Property		1	Dollar Tree - Grimes
16.16	16.16	Property		1	Dollar General - Belle Chasse
16.17	16.17	Property		1	Sherwin Williams - Urbana
16.18	16.18	Property		1	Dollar General - Camden
16.19	16.19	Property		1	Dollar General - Thibodaux
16.20	16.20	Property		1	Dollar General - Houma
16.21	16.21	Property		1	Dollar General - South Bend
17	17	Loan	10,13,14,23	1	St. John’s Town Center North	750,000	0	0	0	0	168,313	0	Outstanding TI Reserve (Upfront: $145,339.11), Free Rent Reserve (Upfront: $22,973.49)
18	18	Loan	13	1	Campbell Plaza	264,980	0	0	0	0	844,564	0	Unfunded Obligations Reserve
19	19	Loan	14,20	1	Montgomery Plaza	1,161,702	0	0	0	0	0	0	NAP
20	20	Loan	5,12,14,21,22,25	1	2 Washington	0	0	0	0	0	8,000,000	Springing	Sondor Replacement Reserve (Upfront: $5,000,000), Rent Concession Reserve (Upfront: $3,000,000), Common Charges Reserve (Monthly: Springing)
21	21	Loan	20,24	3	CPC Portfolio	0	500,000	0	0	185,839	174,037	0	Unfunded Tenant Obligations Reserve
21.01	21.01	Property		1	Gateway Plaza
21.02	21.02	Property		1	Westland Plaza
21.03	21.03	Property		1	Orland Corners
22	22	Loan	5,13,14	1	Colonnade Corporate Center	2,000,000	0	0	0	0	0	0	NAP
23	23	Loan	13,15,22	1	125 West 16th Street	0	0	0	0	0	661,598	0	Capitalized Holdback Reserve (Upfront: $300,000), Free Rent Reserve (Upfront: $361,598)
24	24	Loan		7	Brooklyn Multi Portfolio	0	0	0	0	29,100	88,157	Springing	J-51 Tax Reserve
24.01	24.01	Property		1	4219 15th Avenue
24.02	24.02	Property		1	662 Park Place
24.03	24.03	Property		1	30 Claver Place
24.04	24.04	Property		1	132 New York Avenue
24.05	24.05	Property		1	269 Kosciuszko Street
24.06	24.06	Property		1	1100 DeKalb Ave
24.07	24.07	Property		1	119 Albany Ave
25	25	Loan	5,15	1	4500 Academy Road Distribution Center	0	0	0	0	0	0	0	NAP
26	26	Loan	21,27	1	Dreamland Shopping Center	787,191	0	0	0	0	0	Springing	Ground Rent Reserve
27	27	Loan	1,2,5,12,13,21,22,26,27	1	The Domain	2,659,584	0	0	0	0	6,912,288	Springing	Outstanding TI/LC Reserve (Upfront: $6,565,265), Gap Rent Reserve (Upfront: $347,023), Major Tenant Reserve (Monthly: Springing; Cap: $4,020,000)
28	28	Loan	13,14,21	1	733 Amsterdam Ave	0	0	0	0	0	8,749	Springing	Condominium Reserve
29	29	Loan	20	1	949-955 Flatbush Avenue	500,000	0	0	0	2,875	208,252	Springing	Unfunded Obligations Reserve (Upfront: $120,000), Gap Rent Reserve (Upfront: $88,252), ICAP Tax Reserve (Monthly: Springing)
30	30	Loan		1	116 East 124th Street	250,000	0	0	0	0	0	0	NAP
31	31	Loan		3	Cityline Louisiana Storage Portfolio	0	0	0	0	0	0	0	NAP
31.01	31.01	Property		1	Extra Space Lodi
31.02	31.02	Property		1	Extra Space Leesville
31.03	31.03	Property		1	Extra Space Windmere
32	32	Loan	10,14,17,20	1	Pennsauken Logistics Center	0	0	0	0	13,255	65,438	0	Free Rent Reserve
33	33	Loan	13	1	Wheatland Marketplace	364,476	681,333	0	0	0	57,609	0	Unfunded Obligations Reserve
34	34	Loan	22	6	Ohio Storage Portfolio	0	0	0	0	28,250	300,000	0	Holdback Reserve
34.01	34.01	Property		1	Budget Storage
34.02	34.02	Property		1	Liberty Avenue Self Storage
34.03	34.03	Property		1	Lorain Baumhart Storage
34.04	34.04	Property		1	Factory Drive
34.05	34.05	Property		1	All American Mini Storage
34.06	34.06	Property		1	Northern Royalton Discount Storage
35	35	Loan	14,17,20,22,23	1	5800 Uplander	0	0	0	0	0	420,882	Springing	Rent Abatement Reserve
36	36	Loan	13,20	1	Southland Office Center	375,000	0	0	0	0	0	0	NAP
37	37	Loan	13	1	Lake Mead Decatur	101,096	0	0	0	0	0	0	NAP
38	38	Loan	14,27	1	Cumberland Crossing	516,828	0	0	0	0	0	0	NAP

A-1-21

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	TI/LC Caps ($)	Upfront Debt Service Reserve ($)	Monthly Debt Service Reserve ($)	Debt Service Reserve Cap ($)	Upfront Deferred Maintenance Reserve ($)	Upfront Other Reserve ($)	Monthly Other Reserve ($)	Other Reserve Description
						24	22	23	24	22	22	23
39	39	Loan	17	9	SVEA Portfolio II	404,484	0	0	0	8,820	0	0	NAP
39.01	39.01	Property		1	Dallas
39.02	39.02	Property		1	Spring Valley
39.03	39.03	Property		1	Lawton
39.04	39.04	Property		1	Grand Prairie
39.05	39.05	Property		1	Longview
39.06	39.06	Property		1	Garland
39.07	39.07	Property		1	San Antonio
39.08	39.08	Property		1	Texas City
39.09	39.09	Property		1	Odessa
40	40	Loan		3	Farrell Hampton Portfolio	300,000	0	0	0	9,689	0	0	NAP
40.01	40.01	Property		1	269 Butter Lane
40.02	40.02	Property		1	Farrell Executive Plaza
40.03	40.03	Property		1	Watermill Plaza
41	41	Loan	13	1	4201 Tonnelle Ave	75,000	0	0	0	37,500	50,000	0	Excess Flood Reserve
42	42	Loan		1	Kautex Industrial	183,750	0	0	0	10,075	0	0	NAP
43	43	Loan		1	Logan Industrial	0	0	0	0	0	0	0	NAP
44	44	Loan	13	1	shareDowntown	0	0	0	0	0	0	0	NAP
45	45	Loan	14,17,22	1	Lucid Motors	109,746	0	0	0	0	0	0	NAP
46	46	Loan	3,13,22	1	AAA Platte	0	0	0	0	67,800	28,125	Springing	Free and Prepaid Rent Reserve (Upfront: $28,125), Subdivision Work Reserve (Monthly: Springing)
47	47	Loan	18,25	1	Mountain View Office	500,000	0	0	0	0	123,173	0	Roof Reserve
48	48	Loan		1	Hillside Apartments	0	0	0	0	4,250	0	0	NAP
49	49	Loan		1	La Perla Apartments	0	0	0	0	0	56,120	0	Security Gate Installation Reserve
50	50	Loan	23	1	Publix Enterprise	200,000	0	0	0	0	0	0	NAP
51	51	Loan	13	1	Amazon Prime Wynwood	0	0	0	0	29,456	0	0	NAP
52	52	Loan	13	1	Turner Farms	0	0	0	0	6,250	0	0	NAP
53	53	Loan	2,15,17,22	1	3915 14th Avenue	0	0	0	0	1,155	500,000	0	Property Tax Abatement Reserve
54	54	Loan	23	1	Courtyard Lubbock	0	138,255	0	0	0	1,488,995	0	PIP Reserve
55	55	Loan		1	2102 Avenue Z	250,000	164,063	0	0	0	0	0	NAP
56	56	Loan	30	1	TownPlace Suites by Marriott Cleveland, TN	0	394,462	0	0	0	0	Springing	PIP Reserve
57	57	Loan		1	45 Crossways Park Drive	0	0	0	0	0	656,447	0	Free Rent Reserve (Upfront: $418,892.50), Unfunded Obligations Reserve (Upfront: $237,554.00)
58	58	Loan	14	1	80 NE 40th Street	28,340	0	0	0	0	57,068	0	Free Rent Reserve
59	59	Loan		1	5517 Broadway	0	0	0	0	0	0	0	NAP
60	60	Loan		1	Home2 Suites - Columbia SC	0	0	0	0	0	0	Springing	PIP Reserve
61	61	Loan		2	CityLine TX & TN Portfolio	0	0	0	0	29,830	0	0	NAP
61.01	61.01	Property		1	Four Seasons Self Storage
61.02	61.02	Property		1	Storage Plus of College Station
62	62	Loan		1	Shoppes at Stonebrook	372,875	0	0	0	0	0	0	NAP
63	63	Loan		1	Buckner Pointe Apartments	0	0	0	0	0	0	0	NAP
64	64	Loan		1	4001 Dell Ave	50,000	0	0	0	24,750	0	0	NAP
65	65	Loan		1	2679 Redondo	0	0	0	0	28,800	0	0	NAP
66	66	Loan	14	1	CIC Gilbert	285,000	0	0	0	0	0	0	NAP
67	67	Loan		1	Vallen Distribution Center	0	0	0	0	16,775	0	0	NAP
68	68	Loan	13	2	Conroe Texas Multifamily Portfolio	0	45,236	0	0	0	0	0	NAP
68.01	68.01	Property		1	The Lofts of Conroe
68.02	68.02	Property		1	Glenwood Villas
69	69	Loan		1	4138 Broadway	0	0	0	0	0	0	0	NAP
70	70	Loan		1	Fairway at Fianna Hills	0	30,654	0	0	26,860	0	0	NAP
71	71	Loan		1	Cityline Port Charlotte	0	0	0	0	8,531	0	0	NAP

A-1-22

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)
						24			25	25
1	1	Loan	1,5,12,13,14,15,18,27	1	One SoHo Square	0	0	NAP	Hard	Springing	Yes	No	Yes	No
2	2	Loan	20	1	The Ziggurat	0	0	NAP	Springing	Springing	Yes	Yes	No	NAP
3	3	Loan	13,20,26	1	Doral Concourse	0	0	NAP	Springing	Springing	Yes	Yes	No	NAP
4	4	Loan	3,6,23,25,27	1	909 Third Avenue Fee	0	0	NAP	None	In Place	No	No	No	NAP
5	5	Loan	5,12,23	1	College Point	0	0	NAP	Hard	Springing	Yes	Yes	Yes	Yes
6	6	Loan		1	Swingline Building	0	0	NAP	Hard	Springing	Yes	No	No	NAP
7	7	Loan	2,4	9	U-Haul Sac 22	0	0	NAP	Soft	Springing	Yes	No	No	NAP
7.01	7.01	Property		1	Coon Rapids
7.02	7.02	Property		1	Manassas Park
7.03	7.03	Property		1	Route 295
7.04	7.04	Property		1	Westcreek
7.05	7.05	Property		1	Causeway Boulevard
7.06	7.06	Property		1	State Avenue
7.07	7.07	Property		1	Ina Road
7.08	7.08	Property		1	Jolly & Cedar
7.09	7.09	Property		1	Automall
8	8	Loan	21,24	1	Red Rose Commons	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
9	9	Loan		1	Glenmuir of Naperville	0	0	NAP	Springing	Springing	Yes	No	No	NAP
10	10	Loan	5,12,13,14,17,21,25	1	Watermark Tempe	0	0	NAP	Hard	Springing	Yes	Yes	Yes	No
11	11	Loan	13,14,17,20	1	Koppers Building	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
12	12	Loan	1,3,5,12,20,21	6	Huntsville Office Portfolio	0	0	NAP	Hard	Springing	Yes	Yes	Yes	No
12.01	12.01	Property		1	Research Place
12.02	12.02	Property		1	Research Park Office Center
12.03	12.03	Property		1	Regions Center
12.04	12.04	Property		1	301 Voyager Way
12.05	12.05	Property		1	Intuitive Center I & II
12.06	12.06	Property		1	Lakeside Center I & II
13	13	Loan	13,23,26	1	Jacksonville Concourse	0	0	NAP	Hard	Springing	Yes	No	No	NAP
14	14	Loan	3,12,15	1	Promenade at New Town	0	0	NAP	Soft	Springing	Yes	No	No	NAP
15	15	Loan	1,3,4,5,7,9	1	Woodbridge Corporate Plaza Leased Fee	0	0	NAP	Hard	In Place	Yes	Yes	Yes	Yes
16	16	Loan	5,12,16,20	21	ExchangeRight Net Leased Portfolio #48	0	0	NAP	Hard	Springing	Yes	No	Yes	Yes
16.01	16.01	Property		1	Food4Less - Chicago Heights
16.02	16.02	Property		1	Walgreens - Bridgeview
16.03	16.03	Property		1	Walgreens - Alton
16.04	16.04	Property		1	Walgreens - Alexandria
16.05	16.05	Property		1	First Midwest Bank - DeKalb
16.06	16.06	Property		1	First Midwest Bank - Schaumburg
16.07	16.07	Property		1	Walgreens - Oklahoma City
16.08	16.08	Property		1	CVS - Zanesville
16.09	16.09	Property		1	CVS Pharmacy - Hagerstown
16.10	16.10	Property		1	Fresenius Medical Care - Lawrenceville
16.11	16.11	Property		1	First Midwest Bank - Joliet
16.12	16.12	Property		1	Memorial Health System - Decatur
16.13	16.13	Property		1	CVS - Decatur
16.14	16.14	Property		1	Verizon - Beloit
16.15	16.15	Property		1	Dollar Tree - Grimes
16.16	16.16	Property		1	Dollar General - Belle Chasse
16.17	16.17	Property		1	Sherwin Williams - Urbana
16.18	16.18	Property		1	Dollar General - Camden
16.19	16.19	Property		1	Dollar General - Thibodaux
16.20	16.20	Property		1	Dollar General - Houma
16.21	16.21	Property		1	Dollar General - South Bend
17	17	Loan	10,13,14,23	1	St. John’s Town Center North	0	0	NAP	Springing	Springing	Yes	Yes	No	NAP
18	18	Loan	13	1	Campbell Plaza	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
19	19	Loan	14,20	1	Montgomery Plaza	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
20	20	Loan	5,12,14,21,22,25	1	2 Washington	0	0	NAP	Soft	In Place	Yes	No	Yes	No
21	21	Loan	20,24	3	CPC Portfolio	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
21.01	21.01	Property		1	Gateway Plaza
21.02	21.02	Property		1	Westland Plaza
21.03	21.03	Property		1	Orland Corners
22	22	Loan	5,13,14	1	Colonnade Corporate Center	0	0	NAP	Hard	Springing	Yes	Yes	Yes	No
23	23	Loan	13,15,22	1	125 West 16th Street	0	300,000	Borrower shall deposit into an eligible account upon loan origination the Capitalized Holdback Funds. The borrower must deliver to the lender a Temporary Certificate of Occupancy as a precondition. Subject to the TCO, from and after the origination date through and including July 1, 2024 the lender may disburse the holdback upon the debt yield equaling or exceeding 8.25%.	Springing	Springing	Yes	No	No	NAP
24	24	Loan		7	Brooklyn Multi Portfolio	0	0	NAP	Hard	Springing	Yes	No	No	NAP
24.01	24.01	Property		1	4219 15th Avenue
24.02	24.02	Property		1	662 Park Place
24.03	24.03	Property		1	30 Claver Place
24.04	24.04	Property		1	132 New York Avenue
24.05	24.05	Property		1	269 Kosciuszko Street
24.06	24.06	Property		1	1100 DeKalb Ave
24.07	24.07	Property		1	119 Albany Ave
25	25	Loan	5,15	1	4500 Academy Road Distribution Center	0	0	NAP	Hard	Springing	Yes	Yes	Yes	No
26	26	Loan	21,27	1	Dreamland Shopping Center	0	0	NAP	Springing	Springing	Yes	No	No	NAP
27	27	Loan	1,2,5,12,13,21,22,26,27	1	The Domain	4,020,000	0	NAP	Hard	Springing	Yes	No	Yes	No
28	28	Loan	13,14,21	1	733 Amsterdam Ave	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
29	29	Loan	20	1	949-955 Flatbush Avenue	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
30	30	Loan		1	116 East 124th Street	0	0	NAP	Springing	Springing	Yes	Yes	No	NAP
31	31	Loan		3	Cityline Louisiana Storage Portfolio	0	0	NAP	Springing	Springing	Yes	No	No	NAP
31.01	31.01	Property		1	Extra Space Lodi
31.02	31.02	Property		1	Extra Space Leesville
31.03	31.03	Property		1	Extra Space Windmere
32	32	Loan	10,14,17,20	1	Pennsauken Logistics Center	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
33	33	Loan	13	1	Wheatland Marketplace	0	0	NAP	Soft	Springing	Yes	Yes	No	NAP
34	34	Loan	22	6	Ohio Storage Portfolio	0	300,000	Borrowers shall deposit into an eligible account upon loan origination. The lender must disburse upon the debt yield equaling or exceeding 8.5%, unless the occurrence of a trigger period exists. The borrowers have no right to obtain a release of the reserve after the 36th monthly payment date.	Springing	Springing	Yes	No	No	NAP
34.01	34.01	Property		1	Budget Storage
34.02	34.02	Property		1	Liberty Avenue Self Storage
34.03	34.03	Property		1	Lorain Baumhart Storage
34.04	34.04	Property		1	Factory Drive
34.05	34.05	Property		1	All American Mini Storage
34.06	34.06	Property		1	Northern Royalton Discount Storage
35	35	Loan	14,17,20,22,23	1	5800 Uplander	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
36	36	Loan	13,20	1	Southland Office Center	0	0	NAP	Hard	Springing	Yes	No	No	NAP
37	37	Loan	13	1	Lake Mead Decatur	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
38	38	Loan	14,27	1	Cumberland Crossing	0	0	NAP	Springing	Springing	Yes	Yes	No	NAP

A-1-23

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Other Reserve Cap ($)	Holdback/ Earnout Amount ($)	Holdback/ Earnout Description	Lockbox Type	Cash Management	Excess Cash Trap Triggered by DSCR and/or Debt Yield Test (Y/N)	Tenant Specific Excess Cash Trap Trigger (Y/N)	Pari Passu (Y/N)	Pari Passu in Trust Controlling (Y/N)
						24			25	25
39	39	Loan	17	9	SVEA Portfolio II	0	0	NAP	Hard	Springing	Yes	No	No	NAP
39.01	39.01	Property		1	Dallas
39.02	39.02	Property		1	Spring Valley
39.03	39.03	Property		1	Lawton
39.04	39.04	Property		1	Grand Prairie
39.05	39.05	Property		1	Longview
39.06	39.06	Property		1	Garland
39.07	39.07	Property		1	San Antonio
39.08	39.08	Property		1	Texas City
39.09	39.09	Property		1	Odessa
40	40	Loan		3	Farrell Hampton Portfolio	0	0	NAP	Hard	Springing	Yes	No	No	NAP
40.01	40.01	Property		1	269 Butter Lane
40.02	40.02	Property		1	Farrell Executive Plaza
40.03	40.03	Property		1	Watermill Plaza
41	41	Loan	13	1	4201 Tonnelle Ave	0	0	NAP	Springing	Springing	Yes	Yes	No	NAP
42	42	Loan		1	Kautex Industrial	0	0	NAP	Springing	Springing	Yes	Yes	No	NAP
43	43	Loan		1	Logan Industrial	0	0	NAP	Springing	Springing	Yes	Yes	No	NAP
44	44	Loan	13	1	shareDowntown	0	0	NAP	Soft	Springing	Yes	No	No	NAP
45	45	Loan	14,17,22	1	Lucid Motors	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
46	46	Loan	3,13,22	1	AAA Platte	0	0	NAP	Springing	Springing	Yes	No	No	NAP
47	47	Loan	18,25	1	Mountain View Office	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
48	48	Loan		1	Hillside Apartments	0	0	NAP	Soft	Springing	Yes	No	No	NAP
49	49	Loan		1	La Perla Apartments	0	0	NAP	Springing	Springing	Yes	No	No	NAP
50	50	Loan	23	1	Publix Enterprise	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
51	51	Loan	13	1	Amazon Prime Wynwood	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
52	52	Loan	13	1	Turner Farms	0	0	NAP	Springing	Springing	Yes	No	No	NAP
53	53	Loan	2,15,17,22	1	3915 14th Avenue	0	0	NAP	Springing	Springing	No	No	No	NAP
54	54	Loan	23	1	Courtyard Lubbock	0	0	NAP	Hard	Springing	Yes	No	No	NAP
55	55	Loan		1	2102 Avenue Z	0	0	NAP	Springing	Springing	Yes	No	No	NAP
56	56	Loan	30	1	TownPlace Suites by Marriott Cleveland, TN	0	0	NAP	Soft	Springing	Yes	No	No	NAP
57	57	Loan		1	45 Crossways Park Drive	0	0	NAP	Springing	Springing	Yes	Yes	No	NAP
58	58	Loan	14	1	80 NE 40th Street	0	0	NAP	Hard	Springing	No	Yes	No	NAP
59	59	Loan		1	5517 Broadway	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
60	60	Loan		1	Home2 Suites - Columbia SC	0	0	NAP	Springing	Springing	Yes	No	No	NAP
61	61	Loan		2	CityLine TX & TN Portfolio	0	0	NAP	Springing	Springing	Yes	No	No	NAP
61.01	61.01	Property		1	Four Seasons Self Storage
61.02	61.02	Property		1	Storage Plus of College Station
62	62	Loan		1	Shoppes at Stonebrook	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
63	63	Loan		1	Buckner Pointe Apartments	0	0	NAP	Springing	Springing	Yes	No	No	NAP
64	64	Loan		1	4001 Dell Ave	0	0	NAP	Springing	Springing	Yes	Yes	No	NAP
65	65	Loan		1	2679 Redondo	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
66	66	Loan	14	1	CIC Gilbert	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
67	67	Loan		1	Vallen Distribution Center	0	0	NAP	Springing	Springing	Yes	Yes	No	NAP
68	68	Loan	13	2	Conroe Texas Multifamily Portfolio	0	0	NAP	Soft	Springing	Yes	No	No	NAP
68.01	68.01	Property		1	The Lofts of Conroe
68.02	68.02	Property		1	Glenwood Villas
69	69	Loan		1	4138 Broadway	0	0	NAP	Hard	Springing	Yes	Yes	No	NAP
70	70	Loan		1	Fairway at Fianna Hills	0	0	NAP	Springing	Springing	Yes	No	No	NAP
71	71	Loan		1	Cityline Port Charlotte	0	0	NAP	Springing	Springing	Yes	No	No	NAP

A-1-24

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)
													4		9
1	1	Loan	1,5,12,13,14,15,18,27	1	One SoHo Square	135,000,000	335,000,000	771,201.11	1,081,983.64	315,000,000	2.72466879%	785,000,000	1,807,142.88	58.1%	2.92	8.1%	120,000,000	5.05000%	905,000,000
2	2	Loan	20	1	The Ziggurat	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	3	Loan	13,20,26	1	Doral Concourse	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	4	Loan	3,6,23,25,27	1	909 Third Avenue Fee	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	5	Loan	5,12,23	1	College Point	40,000,000	30,000,000	90,388.20	210,905.79	NAP	NAP	70,000,000	210,905.79	59.8%	1.81	7.0%	NAP	NAP	NAP
6	6	Loan		1	Swingline Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	7	Loan	2,4	9	U-Haul Sac 22	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.01	7.01	Property		1	Coon Rapids
7.02	7.02	Property		1	Manassas Park
7.03	7.03	Property		1	Route 295
7.04	7.04	Property		1	Westcreek
7.05	7.05	Property		1	Causeway Boulevard
7.06	7.06	Property		1	State Avenue
7.07	7.07	Property		1	Ina Road
7.08	7.08	Property		1	Jolly & Cedar
7.09	7.09	Property		1	Automall
8	8	Loan	21,24	1	Red Rose Commons	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	9	Loan		1	Glenmuir of Naperville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	10	Loan	5,12,13,14,17,21,25	1	Watermark Tempe	32,500,000	88,500,000	212,359.03	290,343.98	NAP	NAP	121,000,000	290,343.98	65.0%	3.28	9.7%	NAP	NAP	NAP
11	11	Loan	13,14,17,20	1	Koppers Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	12	Loan	1,3,5,12,20,21	6	Huntsville Office Portfolio	30,000,000	50,000,000	222,017.95	355,228.72	NAP	NAP	80,000,000	355,228.72	68.6%	1.88	11.7%	NAP	NAP	NAP
12.01	12.01	Property		1	Research Place
12.02	12.02	Property		1	Research Park Office Center
12.03	12.03	Property		1	Regions Center
12.04	12.04	Property		1	301 Voyager Way
12.05	12.05	Property		1	Intuitive Center I & II
12.06	12.06	Property		1	Lakeside Center I & II
13	13	Loan	13,23,26	1	Jacksonville Concourse	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	14	Loan	3,12,15	1	Promenade at New Town	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	15	Loan	1,3,4,5,7,9	1	Woodbridge Corporate Plaza Leased Fee	27,481,667	22,485,000	82,175.96	182,613.26	NAP	NAP	49,966,667	182,613.26	71.8%	2.00	8.8%	NAP	NAP	NAP
16	16	Loan	5,12,16,20	21	ExchangeRight Net Leased Portfolio #48	27,000,000	20,035,000	53,576.24	125,777.80	NAP	NAP	47,035,000	125,777.80	61.5%	2.66	8.7%	NAP	NAP	NAP
16.01	16.01	Property		1	Food4Less - Chicago Heights
16.02	16.02	Property		1	Walgreens - Bridgeview
16.03	16.03	Property		1	Walgreens - Alton
16.04	16.04	Property		1	Walgreens - Alexandria
16.05	16.05	Property		1	First Midwest Bank - DeKalb
16.06	16.06	Property		1	First Midwest Bank - Schaumburg
16.07	16.07	Property		1	Walgreens - Oklahoma City
16.08	16.08	Property		1	CVS - Zanesville
16.09	16.09	Property		1	CVS Pharmacy - Hagerstown
16.10	16.10	Property		1	Fresenius Medical Care - Lawrenceville
16.11	16.11	Property		1	First Midwest Bank - Joliet
16.12	16.12	Property		1	Memorial Health System - Decatur
16.13	16.13	Property		1	CVS - Decatur
16.14	16.14	Property		1	Verizon - Beloit
16.15	16.15	Property		1	Dollar Tree - Grimes
16.16	16.16	Property		1	Dollar General - Belle Chasse
16.17	16.17	Property		1	Sherwin Williams - Urbana
16.18	16.18	Property		1	Dollar General - Camden
16.19	16.19	Property		1	Dollar General - Thibodaux
16.20	16.20	Property		1	Dollar General - Houma
16.21	16.21	Property		1	Dollar General - South Bend
17	17	Loan	10,13,14,23	1	St. John’s Town Center North	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	18	Loan	13	1	Campbell Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	19	Loan	14,20	1	Montgomery Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	20	Loan	5,12,14,21,22,25	1	2 Washington	25,000,000	106,500,000	310,440.11	383,313.37	NAP	NAP	131,500,000	383,313.37	60.6%	2.82	9.9%	NAP	NAP	NAP
21	21	Loan	20,24	3	CPC Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.01	21.01	Property		1	Gateway Plaza
21.02	21.02	Property		1	Westland Plaza
21.03	21.03	Property		1	Orland Corners
22	22	Loan	5,13,14	1	Colonnade Corporate Center	23,000,000	60,000,000	305,796.31	423,018.23	NAP	NAP	83,000,000	423,018.23	72.5%	1.28	8.2%	NAP	NAP	NAP
23	23	Loan	13,15,22	1	125 West 16th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	24	Loan		7	Brooklyn Multi Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.01	24.01	Property		1	4219 15th Avenue
24.02	24.02	Property		1	662 Park Place
24.03	24.03	Property		1	30 Claver Place
24.04	24.04	Property		1	132 New York Avenue
24.05	24.05	Property		1	269 Kosciuszko Street
24.06	24.06	Property		1	1100 DeKalb Ave
24.07	24.07	Property		1	119 Albany Ave
25	25	Loan	5,15	1	4500 Academy Road Distribution Center	22,000,000	50,000,000	149,266.83	214,944.24	NAP	NAP	72,000,000	214,944.24	59.0%	2.63	10.0%	12,000,000	9.25000%	84,000,000
26	26	Loan	21,27	1	Dreamland Shopping Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	27	Loan	1,2,5,12,13,21,22,26,27	1	The Domain	20,000,000	190,000,000	496,687.27	548,970.14	NAP	NAP	210,000,000	548,970.14	46.5%	4.17	13.8%	NAP	NAP	NAP
28	28	Loan	13,14,21	1	733 Amsterdam Ave	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	29	Loan	20	1	949-955 Flatbush Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	30	Loan		1	116 East 124th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	31	Loan		3	Cityline Louisiana Storage Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.01	31.01	Property		1	Extra Space Lodi
31.02	31.02	Property		1	Extra Space Leesville
31.03	31.03	Property		1	Extra Space Windmere
32	32	Loan	10,14,17,20	1	Pennsauken Logistics Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	33	Loan	13	1	Wheatland Marketplace	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	34	Loan	22	6	Ohio Storage Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34.01	34.01	Property		1	Budget Storage
34.02	34.02	Property		1	Liberty Avenue Self Storage
34.03	34.03	Property		1	Lorain Baumhart Storage
34.04	34.04	Property		1	Factory Drive
34.05	34.05	Property		1	All American Mini Storage
34.06	34.06	Property		1	Northern Royalton Discount Storage
35	35	Loan	14,17,20,22,23	1	5800 Uplander	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	36	Loan	13,20	1	Southland Office Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	37	Loan	13	1	Lake Mead Decatur	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	38	Loan	14,27	1	Cumberland Crossing	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
A-1-25

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Trust Pari Passu Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Cut-off Date Balance ($)	Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($)	Subordinate Companion Loan Cut-off Date Balance ($)	Subordinate Companion Loan Interest Rate	Whole Loan Cut-off Date Balance ($)	Whole Loan Monthly Debt Service ($)	Whole Loan Cut-off Date LTV Ratio (%)	Whole Loan Underwritten NCF DSCR (x)	Whole Loan Underwritten NOI Debt Yield (%)	Mezzanine Debt Cut-off Date Balance($)	Mezzanine Debt Interest Rate (%)	Total Debt Cut-off Date Balance ($)
													4		9
39	39	Loan	17	9	SVEA Portfolio II	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39.01	39.01	Property		1	Dallas
39.02	39.02	Property		1	Spring Valley
39.03	39.03	Property		1	Lawton
39.04	39.04	Property		1	Grand Prairie
39.05	39.05	Property		1	Longview
39.06	39.06	Property		1	Garland
39.07	39.07	Property		1	San Antonio
39.08	39.08	Property		1	Texas City
39.09	39.09	Property		1	Odessa
40	40	Loan		3	Farrell Hampton Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40.01	40.01	Property		1	269 Butter Lane
40.02	40.02	Property		1	Farrell Executive Plaza
40.03	40.03	Property		1	Watermill Plaza
41	41	Loan	13	1	4201 Tonnelle Ave	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
42	42	Loan		1	Kautex Industrial	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
43	43	Loan		1	Logan Industrial	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
44	44	Loan	13	1	shareDowntown	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
45	45	Loan	14,17,22	1	Lucid Motors	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
46	46	Loan	3,13,22	1	AAA Platte	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
47	47	Loan	18,25	1	Mountain View Office	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
48	48	Loan		1	Hillside Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
49	49	Loan		1	La Perla Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
50	50	Loan	23	1	Publix Enterprise	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
51	51	Loan	13	1	Amazon Prime Wynwood	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
52	52	Loan	13	1	Turner Farms	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
53	53	Loan	2,15,17,22	1	3915 14th Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
54	54	Loan	23	1	Courtyard Lubbock	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
55	55	Loan		1	2102 Avenue Z	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
56	56	Loan	30	1	TownPlace Suites by Marriott Cleveland, TN	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
57	57	Loan		1	45 Crossways Park Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
58	58	Loan	14	1	80 NE 40th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
59	59	Loan		1	5517 Broadway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
60	60	Loan		1	Home2 Suites - Columbia SC	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
61	61	Loan		2	CityLine TX & TN Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
61.01	61.01	Property		1	Four Seasons Self Storage
61.02	61.02	Property		1	Storage Plus of College Station
62	62	Loan		1	Shoppes at Stonebrook	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
63	63	Loan		1	Buckner Pointe Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
64	64	Loan		1	4001 Dell Ave	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
65	65	Loan		1	2679 Redondo	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
66	66	Loan	14	1	CIC Gilbert	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
67	67	Loan		1	Vallen Distribution Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
68	68	Loan	13	2	Conroe Texas Multifamily Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
68.01	68.01	Property		1	The Lofts of Conroe
68.02	68.02	Property		1	Glenwood Villas
69	69	Loan		1	4138 Broadway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
70	70	Loan		1	Fairway at Fianna Hills	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
71	71	Loan		1	Cityline Port Charlotte	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-26

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)	Future Debt Permitted Type
								9		26	26
1	1	Loan	1,5,12,13,14,15,18,27	1	One SoHo Square	2,319,156.77	67.0%	2.28	7.1%	Yes	Mezzanine (Max Principal of $90,500,000; Max Combined LTV of 67%; Min Combined DSCR of 2.22x; Min Combined Debt Yield of 6.82%; Intercreditor Agreement is required)
2	2	Loan	20	1	The Ziggurat	NAP	NAP	NAP	NAP	No	NAP
3	3	Loan	13,20,26	1	Doral Concourse	NAP	NAP	NAP	NAP	Yes	Mezzanine (Max Combined LTV of 58.2%; Min Combined DSCR of 2.75x; Min Combined DY of 9.25%; Intercreditor Agreement is required)
4	4	Loan	3,6,23,25,27	1	909 Third Avenue Fee	NAP	NAP	NAP	NAP	No	NAP
5	5	Loan	5,12,23	1	College Point	NAP	NAP	NAP	NAP	No	NAP
6	6	Loan		1	Swingline Building	NAP	NAP	NAP	NAP	No	NAP
7	7	Loan	2,4	9	U-Haul Sac 22	NAP	NAP	NAP	NAP	No	NAP
7.01	7.01	Property		1	Coon Rapids
7.02	7.02	Property		1	Manassas Park
7.03	7.03	Property		1	Route 295
7.04	7.04	Property		1	Westcreek
7.05	7.05	Property		1	Causeway Boulevard
7.06	7.06	Property		1	State Avenue
7.07	7.07	Property		1	Ina Road
7.08	7.08	Property		1	Jolly & Cedar
7.09	7.09	Property		1	Automall
8	8	Loan	21,24	1	Red Rose Commons	NAP	NAP	NAP	NAP	No	NAP
9	9	Loan		1	Glenmuir of Naperville	NAP	NAP	NAP	NAP	No	NAP
10	10	Loan	5,12,13,14,17,21,25	1	Watermark Tempe	NAP	NAP	NAP	NAP	No	NAP
11	11	Loan	13,14,17,20	1	Koppers Building	NAP	NAP	NAP	NAP	No	NAP
12	12	Loan	1,3,5,12,20,21	6	Huntsville Office Portfolio	NAP	NAP	NAP	NAP	No	NAP
12.01	12.01	Property		1	Research Place
12.02	12.02	Property		1	Research Park Office Center
12.03	12.03	Property		1	Regions Center
12.04	12.04	Property		1	301 Voyager Way
12.05	12.05	Property		1	Intuitive Center I & II
12.06	12.06	Property		1	Lakeside Center I & II
13	13	Loan	13,23,26	1	Jacksonville Concourse	NAP	NAP	NAP	NAP	Yes	Mezzanine (Max Combined LTV of 75%, Min Combined DSCR of 2.00x, Mezz Only DSCR of 2.03x, Min Combined DY of 10%, Mezz Only DY of 10.54%; Intercreditor Agreement is required)
14	14	Loan	3,12,15	1	Promenade at New Town	NAP	NAP	NAP	NAP	No	NAP
15	15	Loan	1,3,4,5,7,9	1	Woodbridge Corporate Plaza Leased Fee	NAP	NAP	NAP	NAP	No	NAP
16	16	Loan	5,12,16,20	21	ExchangeRight Net Leased Portfolio #48	NAP	NAP	NAP	NAP	No	NAP
16.01	16.01	Property		1	Food4Less - Chicago Heights
16.02	16.02	Property		1	Walgreens - Bridgeview
16.03	16.03	Property		1	Walgreens - Alton
16.04	16.04	Property		1	Walgreens - Alexandria
16.05	16.05	Property		1	First Midwest Bank - DeKalb
16.06	16.06	Property		1	First Midwest Bank - Schaumburg
16.07	16.07	Property		1	Walgreens - Oklahoma City
16.08	16.08	Property		1	CVS - Zanesville
16.09	16.09	Property		1	CVS Pharmacy - Hagerstown
16.10	16.10	Property		1	Fresenius Medical Care - Lawrenceville
16.11	16.11	Property		1	First Midwest Bank - Joliet
16.12	16.12	Property		1	Memorial Health System - Decatur
16.13	16.13	Property		1	CVS - Decatur
16.14	16.14	Property		1	Verizon - Beloit
16.15	16.15	Property		1	Dollar Tree - Grimes
16.16	16.16	Property		1	Dollar General - Belle Chasse
16.17	16.17	Property		1	Sherwin Williams - Urbana
16.18	16.18	Property		1	Dollar General - Camden
16.19	16.19	Property		1	Dollar General - Thibodaux
16.20	16.20	Property		1	Dollar General - Houma
16.21	16.21	Property		1	Dollar General - South Bend
17	17	Loan	10,13,14,23	1	St. John’s Town Center North	NAP	NAP	NAP	NAP	No	NAP
18	18	Loan	13	1	Campbell Plaza	NAP	NAP	NAP	NAP	No	NAP
19	19	Loan	14,20	1	Montgomery Plaza	NAP	NAP	NAP	NAP	No	NAP
20	20	Loan	5,12,14,21,22,25	1	2 Washington	NAP	NAP	NAP	NAP	No	NAP
21	21	Loan	20,24	3	CPC Portfolio	NAP	NAP	NAP	NAP	No	NAP
21.01	21.01	Property		1	Gateway Plaza
21.02	21.02	Property		1	Westland Plaza
21.03	21.03	Property		1	Orland Corners
22	22	Loan	5,13,14	1	Colonnade Corporate Center	NAP	NAP	NAP	NAP	No	NAP
23	23	Loan	13,15,22	1	125 West 16th Street	NAP	NAP	NAP	NAP	No	NAP
24	24	Loan		7	Brooklyn Multi Portfolio	NAP	NAP	NAP	NAP	No	NAP
24.01	24.01	Property		1	4219 15th Avenue
24.02	24.02	Property		1	662 Park Place
24.03	24.03	Property		1	30 Claver Place
24.04	24.04	Property		1	132 New York Avenue
24.05	24.05	Property		1	269 Kosciuszko Street
24.06	24.06	Property		1	1100 DeKalb Ave
24.07	24.07	Property		1	119 Albany Ave
25	25	Loan	5,15	1	4500 Academy Road Distribution Center	308,728.96	68.9%	1.83	8.6%	No	NAP
26	26	Loan	21,27	1	Dreamland Shopping Center	NAP	NAP	NAP	NAP	No	NAP
27	27	Loan	1,2,5,12,13,21,22,26,27	1	The Domain	NAP	NAP	NAP	NAP	No	NAP
28	28	Loan	13,14,21	1	733 Amsterdam Ave	NAP	NAP	NAP	NAP	No	NAP
29	29	Loan	20	1	949-955 Flatbush Avenue	NAP	NAP	NAP	NAP	No	NAP
30	30	Loan		1	116 East 124th Street	NAP	NAP	NAP	NAP	No	NAP
31	31	Loan		3	Cityline Louisiana Storage Portfolio	NAP	NAP	NAP	NAP	No	NAP
31.01	31.01	Property		1	Extra Space Lodi
31.02	31.02	Property		1	Extra Space Leesville
31.03	31.03	Property		1	Extra Space Windmere
32	32	Loan	10,14,17,20	1	Pennsauken Logistics Center	NAP	NAP	NAP	NAP	No	NAP
33	33	Loan	13	1	Wheatland Marketplace	NAP	NAP	NAP	NAP	No	NAP
34	34	Loan	22	6	Ohio Storage Portfolio	NAP	NAP	NAP	NAP	No	NAP
34.01	34.01	Property		1	Budget Storage
34.02	34.02	Property		1	Liberty Avenue Self Storage
34.03	34.03	Property		1	Lorain Baumhart Storage
34.04	34.04	Property		1	Factory Drive
34.05	34.05	Property		1	All American Mini Storage
34.06	34.06	Property		1	Northern Royalton Discount Storage
35	35	Loan	14,17,20,22,23	1	5800 Uplander	NAP	NAP	NAP	NAP	No	NAP
36	36	Loan	13,20	1	Southland Office Center	NAP	NAP	NAP	NAP	No	NAP
37	37	Loan	13	1	Lake Mead Decatur	NAP	NAP	NAP	NAP	No	NAP
38	38	Loan	14,27	1	Cumberland Crossing	NAP	NAP	NAP	NAP	No	NAP

A-1-27

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Total Debt Monthly Debt Service ($)	Total Debt Cut-off Date LTV Ratio (%)	Total Debt Underwritten NCF DSCR (x)	Total Debt Underwritten NOI Debt Yield (%)	Future Additional Debt Permitted (Y/N)	Future Debt Permitted Type
								9		26	26
39	39	Loan	17	9	SVEA Portfolio II	NAP	NAP	NAP	NAP	No	NAP
39.01	39.01	Property		1	Dallas
39.02	39.02	Property		1	Spring Valley
39.03	39.03	Property		1	Lawton
39.04	39.04	Property		1	Grand Prairie
39.05	39.05	Property		1	Longview
39.06	39.06	Property		1	Garland
39.07	39.07	Property		1	San Antonio
39.08	39.08	Property		1	Texas City
39.09	39.09	Property		1	Odessa
40	40	Loan		3	Farrell Hampton Portfolio	NAP	NAP	NAP	NAP	No	NAP
40.01	40.01	Property		1	269 Butter Lane
40.02	40.02	Property		1	Farrell Executive Plaza
40.03	40.03	Property		1	Watermill Plaza
41	41	Loan	13	1	4201 Tonnelle Ave	NAP	NAP	NAP	NAP	No	NAP
42	42	Loan		1	Kautex Industrial	NAP	NAP	NAP	NAP	No	NAP
43	43	Loan		1	Logan Industrial	NAP	NAP	NAP	NAP	No	NAP
44	44	Loan	13	1	shareDowntown	NAP	NAP	NAP	NAP	No	NAP
45	45	Loan	14,17,22	1	Lucid Motors	NAP	NAP	NAP	NAP	No	NAP
46	46	Loan	3,13,22	1	AAA Platte	NAP	NAP	NAP	NAP	No	NAP
47	47	Loan	18,25	1	Mountain View Office	NAP	NAP	NAP	NAP	No	NAP
48	48	Loan		1	Hillside Apartments	NAP	NAP	NAP	NAP	No	NAP
49	49	Loan		1	La Perla Apartments	NAP	NAP	NAP	NAP	No	NAP
50	50	Loan	23	1	Publix Enterprise	NAP	NAP	NAP	NAP	No	NAP
51	51	Loan	13	1	Amazon Prime Wynwood	NAP	NAP	NAP	NAP	No	NAP
52	52	Loan	13	1	Turner Farms	NAP	NAP	NAP	NAP	No	NAP
53	53	Loan	2,15,17,22	1	3915 14th Avenue	NAP	NAP	NAP	NAP	No	NAP
54	54	Loan	23	1	Courtyard Lubbock	NAP	NAP	NAP	NAP	No	NAP
55	55	Loan		1	2102 Avenue Z	NAP	NAP	NAP	NAP	No	NAP
56	56	Loan	30	1	TownPlace Suites by Marriott Cleveland, TN	NAP	NAP	NAP	NAP	No	NAP
57	57	Loan		1	45 Crossways Park Drive	NAP	NAP	NAP	NAP	No	NAP
58	58	Loan	14	1	80 NE 40th Street	NAP	NAP	NAP	NAP	No	NAP
59	59	Loan		1	5517 Broadway	NAP	NAP	NAP	NAP	No	NAP
60	60	Loan		1	Home2 Suites - Columbia SC	NAP	NAP	NAP	NAP	No	NAP
61	61	Loan		2	CityLine TX & TN Portfolio	NAP	NAP	NAP	NAP	No	NAP
61.01	61.01	Property		1	Four Seasons Self Storage
61.02	61.02	Property		1	Storage Plus of College Station
62	62	Loan		1	Shoppes at Stonebrook	NAP	NAP	NAP	NAP	No	NAP
63	63	Loan		1	Buckner Pointe Apartments	NAP	NAP	NAP	NAP	No	NAP
64	64	Loan		1	4001 Dell Ave	NAP	NAP	NAP	NAP	No	NAP
65	65	Loan		1	2679 Redondo	NAP	NAP	NAP	NAP	No	NAP
66	66	Loan	14	1	CIC Gilbert	NAP	NAP	NAP	NAP	No	NAP
67	67	Loan		1	Vallen Distribution Center	NAP	NAP	NAP	NAP	No	NAP
68	68	Loan	13	2	Conroe Texas Multifamily Portfolio	NAP	NAP	NAP	NAP	No	NAP
68.01	68.01	Property		1	The Lofts of Conroe
68.02	68.02	Property		1	Glenwood Villas
69	69	Loan		1	4138 Broadway	NAP	NAP	NAP	NAP	No	NAP
70	70	Loan		1	Fairway at Fianna Hills	NAP	NAP	NAP	NAP	No	NAP
71	71	Loan		1	Cityline Port Charlotte	NAP	NAP	NAP	NAP	No	NAP

A-1-28

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sponsor	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)
						27	27				28
1	1	Loan	1,5,12,13,14,15,18,27	1	One SoHo Square	The Gluck Family Trust	The Gluck Family Trust	No	Yes	Refinance	No	470,000,000
2	2	Loan	20	1	The Ziggurat	Jayaprasad Vejendla and Rohit Kumar	Jayaprasad Vejendla and Rohit Kumar	No	No	Acquisition	Yes	59,065,000
3	3	Loan	13,20,26	1	Doral Concourse	MG3 REIT, LLC	MG3 REIT, LLC	No	No	Acquisition	No	56,000,000
4	4	Loan	3,6,23,25,27	1	909 Third Avenue Fee	Walter J. Hinneberg Company	Walter J. Hinneberg GMBH	No	No	Acquisition	No	45,000,000
5	5	Loan	5,12,23	1	College Point	The Related Companies, L.P.	The Related Companies, L.P.	No	No	Recapitalization	No	70,000,000
6	6	Loan		1	Swingline Building	Amended and Restated 2013 LG Revocable Trust	Amended and Restated 2013 LG Revocable Trust	No	No	Refinance	Yes	40,000,000
7	7	Loan	2,4	9	U-Haul Sac 22	Blackwater Investments, Inc.	Blackwater Investments, Inc.	No	No	Refinance		37,720,000
7.01	7.01	Property		1	Coon Rapids						No
7.02	7.02	Property		1	Manassas Park						No
7.03	7.03	Property		1	Route 295						No
7.04	7.04	Property		1	Westcreek						No
7.05	7.05	Property		1	Causeway Boulevard						No
7.06	7.06	Property		1	State Avenue						No
7.07	7.07	Property		1	Ina Road						No
7.08	7.08	Property		1	Jolly & Cedar						No
7.09	7.09	Property		1	Automall						No
8	8	Loan	21,24	1	Red Rose Commons	Kenneth N. Goldenberg	Kenneth N. Goldenberg	No	No	Refinance	No	34,000,000
9	9	Loan		1	Glenmuir of Naperville	Cantor Fitzgerald Investors, LLC	CF Real Estate Holdings, LLC	Yes	No	Acquisition	No	33,040,000
10	10	Loan	5,12,13,14,17,21,25	1	Watermark Tempe	David Norouzi, Niloufar Norouzi and Mansoureh Nowroozi	David Norouzi, Niloufar Norouzi and Mansoureh Nowroozi	No	No	Refinance	No	121,000,000
11	11	Loan	13,14,17,20	1	Koppers Building	Rugby Realty	Aaron Stauber, Alan Ades, Maurice Ades and Robert Ades	No	No	Refinance	No	31,500,000
12	12	Loan	1,3,5,12,20,21	6	Huntsville Office Portfolio	Meyer Chetrit and Yaacov Amar	Meyer Chetrit and Yaacov Amar	No	No	Refinance		80,000,000
12.01	12.01	Property		1	Research Place						Yes
12.02	12.02	Property		1	Research Park Office Center						No
12.03	12.03	Property		1	Regions Center						Yes
12.04	12.04	Property		1	301 Voyager Way						Yes
12.05	12.05	Property		1	Intuitive Center I & II						Yes
12.06	12.06	Property		1	Lakeside Center I & II						Yes
13	13	Loan	13,23,26	1	Jacksonville Concourse	Jax Concourse Venture LLC	Jack Sitt	No	No	Acquisition	No	27,950,000
14	14	Loan	3,12,15	1	Promenade at New Town	Gold Block Ventures and Reiter Team	Adam Goldberg, Jarrett Primm and Michael Reiter	No	No	Refinance	No	27,500,000
15	15	Loan	1,3,4,5,7,9	1	Woodbridge Corporate Plaza Leased Fee	Yoel Kiss	Yoel Kiss	No	No	Acquisition	No	50,000,000
16	16	Loan	5,12,16,20	21	ExchangeRight Net Leased Portfolio #48	ExchangeRight Real Estate, LLC	ExchangeRight Real Estate, LLC, David Fisher, Joshua Ungerecht and Warren Thomas	Yes	No	Recapitalization
16.01	16.01	Property		1	Food4Less - Chicago Heights						Yes
16.02	16.02	Property		1	Walgreens - Bridgeview						No
16.03	16.03	Property		1	Walgreens - Alton						No
16.04	16.04	Property		1	Walgreens - Alexandria						No
16.05	16.05	Property		1	First Midwest Bank - DeKalb						No
16.06	16.06	Property		1	First Midwest Bank - Schaumburg						No
16.07	16.07	Property		1	Walgreens - Oklahoma City						No
16.08	16.08	Property		1	CVS - Zanesville						Yes
16.09	16.09	Property		1	CVS Pharmacy - Hagerstown						Yes
16.10	16.10	Property		1	Fresenius Medical Care - Lawrenceville						No
16.11	16.11	Property		1	First Midwest Bank - Joliet						No
16.12	16.12	Property		1	Memorial Health System - Decatur						No
16.13	16.13	Property		1	CVS - Decatur						No
16.14	16.14	Property		1	Verizon - Beloit						No
16.15	16.15	Property		1	Dollar Tree - Grimes						No
16.16	16.16	Property		1	Dollar General - Belle Chasse						No
16.17	16.17	Property		1	Sherwin Williams - Urbana						No
16.18	16.18	Property		1	Dollar General - Camden						No
16.19	16.19	Property		1	Dollar General - Thibodaux						Yes
16.20	16.20	Property		1	Dollar General - Houma						No
16.21	16.21	Property		1	Dollar General - South Bend						No
17	17	Loan	10,13,14,23	1	St. John’s Town Center North	Core Investment Properties	Adam Greenberg and Michael Lapointe	No	No	Acquisition	No
18	18	Loan	13	1	Campbell Plaza	G.S. Jaggi	G.S. Jaggi	No	No	Refinance	No
19	19	Loan	14,20	1	Montgomery Plaza	Gary D. Goodman	Gary D. Goodman	No	No	Refinance	No
20	20	Loan	5,12,14,21,22,25	1	2 Washington	Joseph Moinian	Joseph Moinian	No	No	Refinance	No
21	21	Loan	20,24	3	CPC Portfolio	John Graham	Retail Portfolio (REIT) JVCO LP	No	No	Refinance
21.01	21.01	Property		1	Gateway Plaza						No
21.02	21.02	Property		1	Westland Plaza						Yes
21.03	21.03	Property		1	Orland Corners						No
22	22	Loan	5,13,14	1	Colonnade Corporate Center	JFR Global Investments	Joseph Friedland	No	Yes	Refinance	No
23	23	Loan	13,15,22	1	125 West 16th Street	Vladislav Tsirkin	Vladislav Tsirkin	No	No	Refinance	No
24	24	Loan		7	Brooklyn Multi Portfolio	Zalmen Wagschal	Zalmen Wagschal	No	No	Refinance
24.01	24.01	Property		1	4219 15th Avenue						No
24.02	24.02	Property		1	662 Park Place						No
24.03	24.03	Property		1	30 Claver Place						No
24.04	24.04	Property		1	132 New York Avenue						No
24.05	24.05	Property		1	269 Kosciuszko Street						No
24.06	24.06	Property		1	1100 DeKalb Ave						Yes
24.07	24.07	Property		1	119 Albany Ave						No
25	25	Loan	5,15	1	4500 Academy Road Distribution Center	Mitchel Greenberg, Peter Holstein and Keith Jaffee	Mitchel Greenberg, Peter Holstein and Keith Jaffee	Yes	No	Acquisition	Yes
26	26	Loan	21,27	1	Dreamland Shopping Center	The Kroenke Group	E. Stanley Kroenke and James N. Gordon	No	No	Refinance	No
27	27	Loan	1,2,5,12,13,21,22,26,27	1	The Domain	Simon Property Group, L.P.	Simon Property Group, L.P.	No	No	Refinance	No
28	28	Loan	13,14,21	1	733 Amsterdam Ave	Michael Ashkenazy	Michael Ashkenazy	No	Yes	Refinance	No
29	29	Loan	20	1	949-955 Flatbush Avenue	Ezra Ashkenazi	Ezra Ashkenazi	No	No	Refinance	No
30	30	Loan		1	116 East 124th Street	Carter F. Sackman, Sr., James F. Hefelfinger, Barry Judelson, Alan Sackman and Cater F. Sackman, Jr.	Carter F. Sackman, James F. Hefelfinger and Barry Judelson	No	No	Refinance	Yes
31	31	Loan		3	Cityline Louisiana Storage Portfolio	Lawrence Charles Kaplan, George Thacker and Richard Schontz	Lawrence Charles Kaplan, George Thacker and Richard Schontz	No	No	Acquisition
31.01	31.01	Property		1	Extra Space Lodi						No
31.02	31.02	Property		1	Extra Space Leesville						No
31.03	31.03	Property		1	Extra Space Windmere						No
32	32	Loan	10,14,17,20	1	Pennsauken Logistics Center	Velocity Venture Partners	Anthony Grelli, Jr., Zachary Moore and Mark D. Quigley	No	Yes	Refinance	Yes
33	33	Loan	13	1	Wheatland Marketplace	Richard H. Tucker	Richard H. Tucker	No	No	Refinance	No
34	34	Loan	22	6	Ohio Storage Portfolio	Brett Hatcher and Cory Bonda	Brett Hatcher and Cory Bonda	No	No	Acquisition
34.01	34.01	Property		1	Budget Storage						No
34.02	34.02	Property		1	Liberty Avenue Self Storage						No
34.03	34.03	Property		1	Lorain Baumhart Storage						No
34.04	34.04	Property		1	Factory Drive						Yes
34.05	34.05	Property		1	All American Mini Storage						No
34.06	34.06	Property		1	Northern Royalton Discount Storage						No
35	35	Loan	14,17,20,22,23	1	5800 Uplander	Birendra Dutt	Birendra Dutt	No	No	Refinance	No
36	36	Loan	13,20	1	Southland Office Center	Derek S. Graham, Kevin P. Kaseff	Derek S. Graham, Kevin P. Kaseff	No	No	Refinance	No
37	37	Loan	13	1	Lake Mead Decatur	Cary Lefton	Cary Lefton	No	No	Refinance	No
38	38	Loan	14,27	1	Cumberland Crossing	American Continental Properties	NAP	No	No	Refinance	No

A-1-29

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sponsor	Non-Recourse Carveout Guarantor	Delaware Statutory Trust (Y/N)	Tenants-in-common (Y/N)	Loan Purpose	Property Located Within a Qualified Opportunity Zone (Y/N)	Sources: Loan Amount ($)
						27	27				28
39	39	Loan	17	9	SVEA Portfolio II	SVEA Real Estate Group, LLC	SVEA Real Estate Group, LLC	No	No	Refinance
39.01	39.01	Property		1	Dallas						No
39.02	39.02	Property		1	Spring Valley						No
39.03	39.03	Property		1	Lawton						No
39.04	39.04	Property		1	Grand Prairie						No
39.05	39.05	Property		1	Longview						No
39.06	39.06	Property		1	Garland						No
39.07	39.07	Property		1	San Antonio						No
39.08	39.08	Property		1	Texas City						No
39.09	39.09	Property		1	Odessa						No
40	40	Loan		3	Farrell Hampton Portfolio	Joseph G. Farrell, Jr.	Joseph G. Farrell, Jr.	No	No	Refinance
40.01	40.01	Property		1	269 Butter Lane						No
40.02	40.02	Property		1	Farrell Executive Plaza						No
40.03	40.03	Property		1	Watermill Plaza						No
41	41	Loan	13	1	4201 Tonnelle Ave	Avrohom Schlaff	Avrohom Schlaff	No	Yes	Refinance	No
42	42	Loan		1	Kautex Industrial	Charles M. Bayer, Jr.	Charles M. Bayer, Jr.	No	No	Acquisition	Yes
43	43	Loan		1	Logan Industrial	Bijan Elahi, Christopher Gridley and Roy Ghazimorad	Bijan Elahi, Christopher Gridley and Roy Ghazimorad	No	No	Refinance	Yes
44	44	Loan	13	1	shareDowntown	Samuel Cherry	Samuel Cherry	No	No	Refinance	No
45	45	Loan	14,17,22	1	Lucid Motors	Stephen A. Finn	Stephen A. Finn	No	No	Refinance	No
46	46	Loan	3,13,22	1	AAA Platte	Crystal View Capital Fund II LLC	Crystal View Capital Fund II LLC	No	No	Refinance	No
47	47	Loan	18,25	1	Mountain View Office	Rachel Young	Rachel Young	No	No	Refinance	No
48	48	Loan		1	Hillside Apartments	Amin Rezvani	Amin Rezvani	No	No	Refinance	No
49	49	Loan		1	La Perla Apartments	Marco Seidman	Marco Seidman	No	No	Refinance	No
50	50	Loan	23	1	Publix Enterprise	Todd A. Sachse and Lee Hurwitz	Todd A. Sachse and Lee Hurwitz	No	No	Refinance	No
51	51	Loan	13	1	Amazon Prime Wynwood	Moishe Mana	Moishe Mana	No	No	Refinance	Yes
52	52	Loan	13	1	Turner Farms	Douglas E. Ball	Douglas E. Ball	No	No	Refinance	No
53	53	Loan	2,15,17,22	1	3915 14th Avenue	Yitta Neiman	Yitta Neiman	No	No	Refinance	No
54	54	Loan	23	1	Courtyard Lubbock	Brian Patrick Martin, J. David Kelsey, and Matthew Sharp	HPI Hotel Opportunity Fund LLC and Brian Patrick Martin	No	No	Acquisition	No
55	55	Loan		1	2102 Avenue Z	Aleksandr Finkelshteyn	Aleksandr Finkelshteyn	No	No	Refinance	No
56	56	Loan	30	1	TownPlace Suites by Marriott Cleveland, TN	Roshan Amin and Bhupendra Bhagat	Roshan Amin and Bhupendra Bhagat	No	No	Refinance	No
57	57	Loan		1	45 Crossways Park Drive	Craig Koenigsberg	Craig Koenigsberg	No	Yes	Refinance	No
58	58	Loan	14	1	80 NE 40th Street	ASG Equities	Edward Gindi	No	No	Refinance	Yes
59	59	Loan		1	5517 Broadway	Michael Ashkenazy	Michael Ashkenazy	No	No	Refinance	No
60	60	Loan		1	Home2 Suites - Columbia SC	Alpesh Patel	Alpesh Patel	No	No	Refinance	No
61	61	Loan		2	CityLine TX & TN Portfolio	Lawrence Charles Kaplan, George Thacker and Richard Schontz	Lawrence Charles Kaplan, George Thacker and Richard Schontz	No	No	Acquisition
61.01	61.01	Property		1	Four Seasons Self Storage						No
61.02	61.02	Property		1	Storage Plus of College Station						No
62	62	Loan		1	Shoppes at Stonebrook	Todd A. Sachse	Todd A. Sachse	No	No	Refinance	No
63	63	Loan		1	Buckner Pointe Apartments	Charles H. Lewis, Daniel L. Friess, Charles and Kathleen Lewis 2005 Trust and The Daniel and Natalie Friess Family Trust dated May 2, 2012	Charles H. Lewis, Daniel L. Friess, Charles and Kathleen Lewis 2005 Trust and The Daniel and Natalie Friess Family Trust dated May 2, 2012	No	Yes	Acquisition	No
64	64	Loan		1	4001 Dell Ave	Avrohom Schlaff	Avrohom Schlaff	No	No	Refinance	No
65	65	Loan		1	2679 Redondo	Hooman Nissani and Sharen Golshan	Hooman Nissani and Sharen Golshan	No	No	Refinance	No
66	66	Loan	14	1	CIC Gilbert	Louis J. Rogers	Louis J. Rogers	Yes	No	Acquisition	No
67	67	Loan		1	Vallen Distribution Center	Alex Chung	Alex Chung	No	No	Refinance	No
68	68	Loan	13	2	Conroe Texas Multifamily Portfolio	John Lee	John Lee	No	No	Acquisition
68.01	68.01	Property		1	The Lofts of Conroe						No
68.02	68.02	Property		1	Glenwood Villas						No
69	69	Loan		1	4138 Broadway	Michael Ashkenazy	Michael Ashkenazy	No	No	Refinance	No
70	70	Loan		1	Fairway at Fianna Hills	Todd Franks and Steven Ross	Todd Franks and Steven Ross	No	No	Refinance	No
71	71	Loan		1	Cityline Port Charlotte	Lawrence Charles Kaplan, George Thacker and Richard Schontz	Lawrence Charles Kaplan, George Thacker and Richard Schontz	No	No	Acquisition	No

A-1-30

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sources: Principal’s New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration
						29											30
1	1	Loan	1,5,12,13,14,15,18,27	1	One SoHo Square	2,309,102	435,000,000	0	907,309,102	900,036,150	0	7,272,952	0	0	0	907,309,102	NAP
2	2	Loan	20	1	The Ziggurat	8,675,730	24,850,000	6,947,308	99,538,038	0	90,000,000	2,318,340	7,194,413	0	25,285	99,538,038	NAP
3	3	Loan	13,20,26	1	Doral Concourse	44,842,088	0	1,021,437	101,863,525	0	96,000,000	3,462,286	2,401,239	0	0	101,863,525	NAP
4	4	Loan	3,6,23,25,27	1	909 Third Avenue Fee	149,810,643	0	0	194,810,643	0	192,500,000	2,310,643	0	0	0	194,810,643	NAP
5	5	Loan	5,12,23	1	College Point	0	0	0	70,000,000	4,088,594	0	385,421	0	65,525,985	0	70,000,000	NAP
6	6	Loan		1	Swingline Building	0	0	0	40,000,000	32,493,843	0	770,540	376,383	6,359,234	0	40,000,000	NAP
7	7	Loan	2,4	9	U-Haul Sac 22	0	0	0	37,720,000	22,043,489	0	697,592	581,033	14,397,886	0	37,720,000	NAP
7.01	7.01	Property		1	Coon Rapids												NAP
7.02	7.02	Property		1	Manassas Park												NAP
7.03	7.03	Property		1	Route 295												NAP
7.04	7.04	Property		1	Westcreek												NAP
7.05	7.05	Property		1	Causeway Boulevard												NAP
7.06	7.06	Property		1	State Avenue												NAP
7.07	7.07	Property		1	Ina Road												NAP
7.08	7.08	Property		1	Jolly & Cedar												NAP
7.09	7.09	Property		1	Automall												NAP
8	8	Loan	21,24	1	Red Rose Commons	0	0	0	34,000,000	24,863,621	0	735,353	150,602	8,250,424	0	34,000,000	NAP
9	9	Loan		1	Glenmuir of Naperville	72,587,964	0	619,921	106,247,885	0	103,700,000	2,293,671	254,214	0	0	106,247,885	NAP
10	10	Loan	5,12,13,14,17,21,25	1	Watermark Tempe	0	0	0	121,000,000	102,673,944	0	1,559,835	6,678,772	10,087,449	0	121,000,000	NAP
11	11	Loan	13,14,17,20	1	Koppers Building	0	0	0	31,500,000	22,408,458	0	505,531	7,744,628	841,383	0	31,500,000	NAP
12	12	Loan	1,3,5,12,20,21	6	Huntsville Office Portfolio	235,451	0	0	80,235,451	74,056,758	0	1,337,812	4,840,881	0	0	80,235,451	NAP
12.01	12.01	Property		1	Research Place												NAP
12.02	12.02	Property		1	Research Park Office Center												NAP
12.03	12.03	Property		1	Regions Center												NAP
12.04	12.04	Property		1	301 Voyager Way												NAP
12.05	12.05	Property		1	Intuitive Center I & II												NAP
12.06	12.06	Property		1	Lakeside Center I & II												NAP
13	13	Loan	13,23,26	1	Jacksonville Concourse	18,136,443	0	1,174,641	47,261,084	0	43,000,000	1,723,077	2,538,007	0	0	47,261,084	NAP
14	14	Loan	3,12,15	1	Promenade at New Town	0	0	0	27,500,000	20,931,637	0	530,075	624,804	5,413,484	0	27,500,000	NAP
15	15	Loan	1,3,4,5,7,9	1	Woodbridge Corporate Plaza Leased Fee	17,384,105	0	0	67,384,105	0	64,500,000	2,196,277	687,829	0	0	67,384,105	NAP
16	16	Loan	5,12,16,20	21	ExchangeRight Net Leased Portfolio #48												NAP
16.01	16.01	Property		1	Food4Less - Chicago Heights												NAP
16.02	16.02	Property		1	Walgreens - Bridgeview												NAP
16.03	16.03	Property		1	Walgreens - Alton												NAP
16.04	16.04	Property		1	Walgreens - Alexandria												NAP
16.05	16.05	Property		1	First Midwest Bank - DeKalb												NAP
16.06	16.06	Property		1	First Midwest Bank - Schaumburg												NAP
16.07	16.07	Property		1	Walgreens - Oklahoma City												NAP
16.08	16.08	Property		1	CVS - Zanesville												NAP
16.09	16.09	Property		1	CVS Pharmacy - Hagerstown												NAP
16.10	16.10	Property		1	Fresenius Medical Care - Lawrenceville												NAP
16.11	16.11	Property		1	First Midwest Bank - Joliet												NAP
16.12	16.12	Property		1	Memorial Health System - Decatur												NAP
16.13	16.13	Property		1	CVS - Decatur												NAP
16.14	16.14	Property		1	Verizon - Beloit												NAP
16.15	16.15	Property		1	Dollar Tree - Grimes												NAP
16.16	16.16	Property		1	Dollar General - Belle Chasse												NAP
16.17	16.17	Property		1	Sherwin Williams - Urbana												NAP
16.18	16.18	Property		1	Dollar General - Camden												NAP
16.19	16.19	Property		1	Dollar General - Thibodaux												NAP
16.20	16.20	Property		1	Dollar General - Houma												NAP
16.21	16.21	Property		1	Dollar General - South Bend												NAP
17	17	Loan	10,13,14,23	1	St. John’s Town Center North												NAP
18	18	Loan	13	1	Campbell Plaza												NAP
19	19	Loan	14,20	1	Montgomery Plaza												NAP
20	20	Loan	5,12,14,21,22,25	1	2 Washington												NAP
21	21	Loan	20,24	3	CPC Portfolio												NAP
21.01	21.01	Property		1	Gateway Plaza												NAP
21.02	21.02	Property		1	Westland Plaza												NAP
21.03	21.03	Property		1	Orland Corners												NAP
22	22	Loan	5,13,14	1	Colonnade Corporate Center												NAP
23	23	Loan	13,15,22	1	125 West 16th Street												NAP
24	24	Loan		7	Brooklyn Multi Portfolio												NAP
24.01	24.01	Property		1	4219 15th Avenue												NAP
24.02	24.02	Property		1	662 Park Place												NAP
24.03	24.03	Property		1	30 Claver Place												NAP
24.04	24.04	Property		1	132 New York Avenue												NAP
24.05	24.05	Property		1	269 Kosciuszko Street												NAP
24.06	24.06	Property		1	1100 DeKalb Ave												NAP
24.07	24.07	Property		1	119 Albany Ave												NAP
25	25	Loan	5,15	1	4500 Academy Road Distribution Center												NAP
26	26	Loan	21,27	1	Dreamland Shopping Center												NAP
27	27	Loan	1,2,5,12,13,21,22,26,27	1	The Domain												NAP
28	28	Loan	13,14,21	1	733 Amsterdam Ave												NAP
29	29	Loan	20	1	949-955 Flatbush Avenue												NAP
30	30	Loan		1	116 East 124th Street												NAP
31	31	Loan		3	Cityline Louisiana Storage Portfolio												NAP
31.01	31.01	Property		1	Extra Space Lodi												NAP
31.02	31.02	Property		1	Extra Space Leesville												NAP
31.03	31.03	Property		1	Extra Space Windmere												NAP
32	32	Loan	10,14,17,20	1	Pennsauken Logistics Center												NAP
33	33	Loan	13	1	Wheatland Marketplace												NAP
34	34	Loan	22	6	Ohio Storage Portfolio												NAP
34.01	34.01	Property		1	Budget Storage												NAP
34.02	34.02	Property		1	Liberty Avenue Self Storage												NAP
34.03	34.03	Property		1	Lorain Baumhart Storage												NAP
34.04	34.04	Property		1	Factory Drive												NAP
34.05	34.05	Property		1	All American Mini Storage												NAP
34.06	34.06	Property		1	Northern Royalton Discount Storage												NAP
35	35	Loan	14,17,20,22,23	1	5800 Uplander												NAP
36	36	Loan	13,20	1	Southland Office Center												NAP
37	37	Loan	13	1	Lake Mead Decatur												NAP
38	38	Loan	14,27	1	Cumberland Crossing												NAP
A-1-31

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Sources: Principal’s New Cash Contribution ($)	Sources: Subordinate Debt ($)	Sources: Other Sources ($)	Sources: Total Sources ($)	Uses: Loan Payoff ($)	Uses: Purchase Price ($)	Uses: Closing Costs ($)	Uses: Reserves ($)	Uses: Principal Equity Distribution ($)	Uses: Other Uses ($)	Uses: Total Uses ($)	Franchise Agreement Expiration
						29											30
39	39	Loan	17	9	SVEA Portfolio II												NAP
39.01	39.01	Property		1	Dallas												NAP
39.02	39.02	Property		1	Spring Valley												NAP
39.03	39.03	Property		1	Lawton												NAP
39.04	39.04	Property		1	Grand Prairie												NAP
39.05	39.05	Property		1	Longview												NAP
39.06	39.06	Property		1	Garland												NAP
39.07	39.07	Property		1	San Antonio												NAP
39.08	39.08	Property		1	Texas City												NAP
39.09	39.09	Property		1	Odessa												NAP
40	40	Loan		3	Farrell Hampton Portfolio												NAP
40.01	40.01	Property		1	269 Butter Lane												NAP
40.02	40.02	Property		1	Farrell Executive Plaza												NAP
40.03	40.03	Property		1	Watermill Plaza												NAP
41	41	Loan	13	1	4201 Tonnelle Ave												NAP
42	42	Loan		1	Kautex Industrial												NAP
43	43	Loan		1	Logan Industrial												NAP
44	44	Loan	13	1	shareDowntown												NAP
45	45	Loan	14,17,22	1	Lucid Motors												NAP
46	46	Loan	3,13,22	1	AAA Platte												NAP
47	47	Loan	18,25	1	Mountain View Office												NAP
48	48	Loan		1	Hillside Apartments												NAP
49	49	Loan		1	La Perla Apartments												NAP
50	50	Loan	23	1	Publix Enterprise												NAP
51	51	Loan	13	1	Amazon Prime Wynwood												NAP
52	52	Loan	13	1	Turner Farms												NAP
53	53	Loan	2,15,17,22	1	3915 14th Avenue												NAP
54	54	Loan	23	1	Courtyard Lubbock												8/27/2036
55	55	Loan		1	2102 Avenue Z												NAP
56	56	Loan	30	1	TownPlace Suites by Marriott Cleveland, TN												10/16/2037
57	57	Loan		1	45 Crossways Park Drive												NAP
58	58	Loan	14	1	80 NE 40th Street												NAP
59	59	Loan		1	5517 Broadway												NAP
60	60	Loan		1	Home2 Suites - Columbia SC												3/31/2039
61	61	Loan		2	CityLine TX & TN Portfolio												NAP
61.01	61.01	Property		1	Four Seasons Self Storage												NAP
61.02	61.02	Property		1	Storage Plus of College Station												NAP
62	62	Loan		1	Shoppes at Stonebrook												NAP
63	63	Loan		1	Buckner Pointe Apartments												NAP
64	64	Loan		1	4001 Dell Ave												NAP
65	65	Loan		1	2679 Redondo												NAP
66	66	Loan	14	1	CIC Gilbert												NAP
67	67	Loan		1	Vallen Distribution Center												NAP
68	68	Loan	13	2	Conroe Texas Multifamily Portfolio												NAP
68.01	68.01	Property		1	The Lofts of Conroe												NAP
68.02	68.02	Property		1	Glenwood Villas												NAP
69	69	Loan		1	4138 Broadway												NAP
70	70	Loan		1	Fairway at Fianna Hills												NAP
71	71	Loan		1	Cityline Port Charlotte												NAP

A-1-32

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

1	1	Loan	1,5,12,13,14,15,18,27	1	One SoHo Square	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
2	2	Loan	20	1	The Ziggurat	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
3	3	Loan	13,20,26	1	Doral Concourse	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
4	4	Loan	3,6,23,25,27	1	909 Third Avenue Fee	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
5	5	Loan	5,12,23	1	College Point	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
6	6	Loan		1	Swingline Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7	7	Loan	2,4	9	U-Haul Sac 22	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.01	7.01	Property		1	Coon Rapids	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.02	7.02	Property		1	Manassas Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.03	7.03	Property		1	Route 295	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.04	7.04	Property		1	Westcreek	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.05	7.05	Property		1	Causeway Boulevard	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.06	7.06	Property		1	State Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.07	7.07	Property		1	Ina Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.08	7.08	Property		1	Jolly & Cedar	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
7.09	7.09	Property		1	Automall	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
8	8	Loan	21,24	1	Red Rose Commons	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
9	9	Loan		1	Glenmuir of Naperville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
10	10	Loan	5,12,13,14,17,21,25	1	Watermark Tempe	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
11	11	Loan	13,14,17,20	1	Koppers Building	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12	12	Loan	1,3,5,12,20,21	6	Huntsville Office Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.01	12.01	Property		1	Research Place	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.02	12.02	Property		1	Research Park Office Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.03	12.03	Property		1	Regions Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.04	12.04	Property		1	301 Voyager Way	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.05	12.05	Property		1	Intuitive Center I & II	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
12.06	12.06	Property		1	Lakeside Center I & II	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
13	13	Loan	13,23,26	1	Jacksonville Concourse	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
14	14	Loan	3,12,15	1	Promenade at New Town	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
15	15	Loan	1,3,4,5,7,9	1	Woodbridge Corporate Plaza Leased Fee	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16	16	Loan	5,12,16,20	21	ExchangeRight Net Leased Portfolio #48	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.01	16.01	Property		1	Food4Less - Chicago Heights	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.02	16.02	Property		1	Walgreens - Bridgeview	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.03	16.03	Property		1	Walgreens - Alton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.04	16.04	Property		1	Walgreens - Alexandria	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.05	16.05	Property		1	First Midwest Bank - DeKalb	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.06	16.06	Property		1	First Midwest Bank - Schaumburg	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.07	16.07	Property		1	Walgreens - Oklahoma City	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.08	16.08	Property		1	CVS - Zanesville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.09	16.09	Property		1	CVS Pharmacy - Hagerstown	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.10	16.10	Property		1	Fresenius Medical Care - Lawrenceville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.11	16.11	Property		1	First Midwest Bank - Joliet	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.12	16.12	Property		1	Memorial Health System - Decatur	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.13	16.13	Property		1	CVS - Decatur	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.14	16.14	Property		1	Verizon - Beloit	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.15	16.15	Property		1	Dollar Tree - Grimes	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.16	16.16	Property		1	Dollar General - Belle Chasse	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.17	16.17	Property		1	Sherwin Williams - Urbana	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.18	16.18	Property		1	Dollar General - Camden	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.19	16.19	Property		1	Dollar General - Thibodaux	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.20	16.20	Property		1	Dollar General - Houma	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
16.21	16.21	Property		1	Dollar General - South Bend	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
17	17	Loan	10,13,14,23	1	St. John’s Town Center North	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
18	18	Loan	13	1	Campbell Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
19	19	Loan	14,20	1	Montgomery Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
20	20	Loan	5,12,14,21,22,25	1	2 Washington	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21	21	Loan	20,24	3	CPC Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.01	21.01	Property		1	Gateway Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.02	21.02	Property		1	Westland Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
21.03	21.03	Property		1	Orland Corners	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
22	22	Loan	5,13,14	1	Colonnade Corporate Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
23	23	Loan	13,15,22	1	125 West 16th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24	24	Loan		7	Brooklyn Multi Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.01	24.01	Property		1	4219 15th Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.02	24.02	Property		1	662 Park Place	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.03	24.03	Property		1	30 Claver Place	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.04	24.04	Property		1	132 New York Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.05	24.05	Property		1	269 Kosciuszko Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.06	24.06	Property		1	1100 DeKalb Ave	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
24.07	24.07	Property		1	119 Albany Ave	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
25	25	Loan	5,15	1	4500 Academy Road Distribution Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
26	26	Loan	21,27	1	Dreamland Shopping Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
27	27	Loan	1,2,5,12,13,21,22,26,27	1	The Domain	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
28	28	Loan	13,14,21	1	733 Amsterdam Ave	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
29	29	Loan	20	1	949-955 Flatbush Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
30	30	Loan		1	116 East 124th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31	31	Loan		3	Cityline Louisiana Storage Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.01	31.01	Property		1	Extra Space Lodi	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.02	31.02	Property		1	Extra Space Leesville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
31.03	31.03	Property		1	Extra Space Windmere	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
32	32	Loan	10,14,17,20	1	Pennsauken Logistics Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
33	33	Loan	13	1	Wheatland Marketplace	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34	34	Loan	22	6	Ohio Storage Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34.01	34.01	Property		1	Budget Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34.02	34.02	Property		1	Liberty Avenue Self Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34.03	34.03	Property		1	Lorain Baumhart Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34.04	34.04	Property		1	Factory Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34.05	34.05	Property		1	All American Mini Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
34.06	34.06	Property		1	Northern Royalton Discount Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
35	35	Loan	14,17,20,22,23	1	5800 Uplander	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
36	36	Loan	13,20	1	Southland Office Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
37	37	Loan	13	1	Lake Mead Decatur	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
38	38	Loan	14,27	1	Cumberland Crossing	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-33

BMARK 2021-B28 Annex A-1

Control Number	Loan ID Number	Loan / Property Flag	Footnotes (for Loan and Property Information)	# of Properties	Property Name	Underwritten ADR ($)	Underwritten RevPAR ($)	Underwritten Hotel Occupancy (%)	Most Recent ADR ($)	Most Recent RevPAR ($)	Most Recent Hotel Occupancy (%)	Second Most Recent ADR ($)	Second Most Recent RevPAR ($)	Second Most Recent Hotel Occupancy (%)	Third Most Recent ADR ($)	Third Most Recent RevPAR ($)	Third Most Recent Hotel Occupancy (%)

39	39	Loan	17	9	SVEA Portfolio II	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39.01	39.01	Property		1	Dallas	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39.02	39.02	Property		1	Spring Valley	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39.03	39.03	Property		1	Lawton	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39.04	39.04	Property		1	Grand Prairie	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39.05	39.05	Property		1	Longview	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39.06	39.06	Property		1	Garland	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39.07	39.07	Property		1	San Antonio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39.08	39.08	Property		1	Texas City	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
39.09	39.09	Property		1	Odessa	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40	40	Loan		3	Farrell Hampton Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40.01	40.01	Property		1	269 Butter Lane	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40.02	40.02	Property		1	Farrell Executive Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
40.03	40.03	Property		1	Watermill Plaza	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
41	41	Loan	13	1	4201 Tonnelle Ave	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
42	42	Loan		1	Kautex Industrial	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
43	43	Loan		1	Logan Industrial	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
44	44	Loan	13	1	shareDowntown	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
45	45	Loan	14,17,22	1	Lucid Motors	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
46	46	Loan	3,13,22	1	AAA Platte	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
47	47	Loan	18,25	1	Mountain View Office	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
48	48	Loan		1	Hillside Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
49	49	Loan		1	La Perla Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
50	50	Loan	23	1	Publix Enterprise	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
51	51	Loan	13	1	Amazon Prime Wynwood	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
52	52	Loan	13	1	Turner Farms	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
53	53	Loan	2,15,17,22	1	3915 14th Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
54	54	Loan	23	1	Courtyard Lubbock	100.44	79.29	78.9%	100.44	79.29	78.9%	102.12	65.68	64.3%	133.05	98.04	73.7%
55	55	Loan		1	2102 Avenue Z	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
56	56	Loan	30	1	TownPlace Suites by Marriott Cleveland, TN	102.91	76.11	74.0%	102.91	76.11	74.0%	102.80	62.77	61.1%	104.44	82.90	79.4%
57	57	Loan		1	45 Crossways Park Drive	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
58	58	Loan	14	1	80 NE 40th Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
59	59	Loan		1	5517 Broadway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
60	60	Loan		1	Home2 Suites - Columbia SC	101.50	75.31	74.2%	101.50	75.31	74.2%	NAV	NAV	NAV	NAV	NAV	NAV
61	61	Loan		2	CityLine TX & TN Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
61.01	61.01	Property		1	Four Seasons Self Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
61.02	61.02	Property		1	Storage Plus of College Station	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
62	62	Loan		1	Shoppes at Stonebrook	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
63	63	Loan		1	Buckner Pointe Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
64	64	Loan		1	4001 Dell Ave	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
65	65	Loan		1	2679 Redondo	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
66	66	Loan	14	1	CIC Gilbert	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
67	67	Loan		1	Vallen Distribution Center	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
68	68	Loan	13	2	Conroe Texas Multifamily Portfolio	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
68.01	68.01	Property		1	The Lofts of Conroe	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
68.02	68.02	Property		1	Glenwood Villas	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
69	69	Loan		1	4138 Broadway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
70	70	Loan		1	Fairway at Fianna Hills	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
71	71	Loan		1	Cityline Port Charlotte	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP

A-1-34

Footnotes to Annex A-1

(1)

“JPMCB” denotes JPMorgan Chase Bank, National Association, as Mortgage Loan Seller; “CREFI” denotes Citi Real Estate Funding Inc. or one of its affiliates, as Mortgage Loan Seller; “GACC” denotes German American Capital Corporation or one of its affiliates, as Mortgage Loan Seller; and “GSMC” denotes Goldman Sachs Mortgage Company, or one of its affiliates, as Mortgage Loan Seller.

With respect to Loan No. 1, One SoHo Square, the Mortgage Loan is part of a whole loan that was co-originated by Goldman Sachs Bank USA, DBR Investments Co. Limited and Bank of Montreal.

With respect to Loan No. 12, Huntsville Office Portfolio, the Mortgage Loan was co-originated by Citi Real Estate Funding Inc., and DBR Investments Co. Limited.

With respect to Loan No. 15, Woodbridge Corporate Plaza Leased Fee, the Mortgage Loan is part of a whole loan that was co-originated by Goldman Sachs Bank USA and Argentic Real Estate Finance LLC.

With respect to Loan No. 27, The Domain, the Mortgage Loan is part of a whole loan that was co-originated by Goldman Sachs Bank USA and Bank of America, N.A.

(2)

With respect to Loan No. 7, U-Haul Sac 22, the Manassas Park property also has a retail building (2,087 NRA) that is leased to two third-party tenants: State Farm Insurance (1,407 NRA) and Sana Distribution (680 NRA). The self-storage improvement was built in 1996 and the retail improvement was built in 1974.

With respect to Loan No. 27, The Domain, the Mortgaged Property is an 886,526 square foot Class A anchored retail development consisting of 730,285 SF of retail space and 156,241 SF of office space within the larger Domain development.

With respect to Loan No. 53, 3915 14th Avenue, the Mortgaged Property is a 24,035 square foot mixed-use building consisting of 8 multifamily units (totaling 12,980 SF), 7,175 SF of retail space, 3,005 SF of office space and an 875 square foot billboard.

(3)

Certain of the Mortgage Loans include parcels ground leased to tenants in the calculation of the total square footage and the occupancy of the Mortgaged Property.

With respect to Loan No. 4, 909 Third Avenue Fee, the borrower is the ground lessor under a ground lease and the single ground tenant leases and operates the improvements.

With respect to Loan No. 12, Huntsville Office Portfolio, Huntsville NYL LLC is the owner of the fee simple interest in the Mortgaged Property, which is ground leased to the related Mortgage Borrower.

With respect to Loan No. 14, Promenade at New Town, the Mortgaged Property is a mixture of single-family homes, townhomes, one retail unit and multifamily buildings, which are leased to tenants, within a master planned community.

With respect to Loan No. 15, Woodbridge Corporate Plaza Leased Fee, the Mortgaged Property is a leased fee. The ground lease has a 98-year term with an initial ground rent of $4,000,000 per annum, with 2% annual escalations through the lease expiration date in May 2119.

With respect to Loan No. 46, AAA Platte, the improvements consist of 541 self-storage units totaling 61,058 SF of NRA, 126 covered RV parking units totaling 58,364 SF of NRA, 162 uncovered parking spaces totaling 54,120 SF of NRA, 93,850 SF of industrial warehouse units, and 2,619 SF of executive office suites.

(4)

For Mortgage Loans secured by multiple mortgaged properties, each Mortgage Loan’s Original Balance ($), Current Balance ($), and Maturity/ARD Balance ($) are allocated to the respective Mortgaged Property based on the Mortgage Loan’s documentation, or if no such allocation is provided in the Mortgage Loan documentation, the Mortgage Loan seller’s determination of the appropriate allocation.

With respect to Loan No. 7, U-Haul Sac 22, the loan is structured with an anticipated repayment date (“ARD”) of July 6, 2031 and final maturity date of July 6, 2041. From and after the ARD, in the event the U-Haul SAC 22 Loan is not paid-off on or before the ARD, the U-Haul SAC 22 Loan accrues interest at a fixed rate equal to the greater of (i) 5.59000% and (ii) the 10-year treasury swap yield as of the ARD plus 4.04000%. Cut-off Date LTV Ratio (%), LTV Ratio at Maturity / ARD (%), Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Underwritten NOI Debt Yield (%), and

A-1-35

Underwritten NCF Debt Yield (%) are calculated based on the initial term interest rate and the assumption that the loan is repaid as of the ARD.

With respect to Loan No. 15, Woodbridge Corporate Plaza Leased Fee, on each payment date commencing in July 2021 and continuing until (and including) the payment date in June 2026, the borrower will pay an additional $16,666.67, which amount will be applied toward the reduction of the outstanding principal balance of the whole loan.

(5)	With respect to Loan No. 1, 5, 10, 12, 15, 16, 20, 22, 25 and 27, One SoHo Square, College Point, Watermark Tempe, Huntsville Office Portfolio, Woodbridge Corporate Plaza Leased Fee, ExchangeRight Net Leased Portfolio #48, 2 Washington, Colonnade Corporate Center, 4500 Academy Road Distribution Center and The Domain, the Mortgage Loan is part of a larger split whole loan, which consists of the Mortgage Loan and one or more pari passu and/or subordinate components. Please see “Description of the Mortgage Pool—The Whole Loans” for additional information.

(6)

For each Mortgage Loan, the Net Mortgage Rate % is equal to the excess of the related Interest Rate % over the related Servicing Fee Rate, the Trustee Fee Rate (including the Certificate Administrator Fee Rate), the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate (collectively, the “Admin Fee %”).

With respect to Loan No. 4, 909 Third Avenue Fee, the Mortgage Loan is structured with an Anticipated Repayment Date (“ARD”) of July 5, 2031 and a final maturity date of May 5, 2041. After the ARD, the interest rate will be the greatest of (a)(i) 3.188% (the “Initial Interest Rate”) and (ii) 200 basis points, (b) the 10-year swap yield off Reuters Capital Markets 19901 on the ARD plus (i) 1.65% and (ii) 200 basis points, provided, that in no event will this clause (b) exceed 500 basis points plus the Initial Interest Rate, and (c) when applicable pursuant to the Mortgage Loan documents, the default rate.

(7)

For the Mortgage Loans that are interest-only for the entire term and accrue interest on an Actual/360 basis, Monthly Debt Service (IO) ($) were calculated as 1/12th of the product of (i) the Original Balance ($), (ii) the Interest Rate % and (iii) 365/360. For Monthly Debt Service (P&I), Interest Only, Amortizing Balloon loans were calculated based on the amortizing loan payments as of the Cut-off Date.

With respect to Loan No. 15, Woodbridge Corporate Plaza Leased Fee, the Mortgage Loan is subject to an assumed principal payment schedule. On each payment date commencing in July 2021 and continuing until (and including) the payment date in June 2026, the borrower will pay an additional $16,666.67, which amount will be applied toward the reduction of the outstanding principal balance of the whole loan. Monthly Debt Service (P&I) ($), Non-Trust Pari Passu Companion Loan Monthly Debt Service ($), Total Trust and Non-Trust Pari Passu Companion Loan Monthly Debt Service ($) and Whole Loan Monthly Debt Service ($) are each calculated based on the average of the first 12 principal and interest payments for the respective whole or pro rata portion of the loan, as applicable, following the Cut-off Date. Monthly Debt Service (IO) ($) is calculated based on the average of the first 12 interest payments for the Mortgage Loan following the Cut-off Date. Annual Debt Service (P&I) ($) and Annual Debt Service (IO) ($) are calculated based on the respective monthly debt service described in the preceding sentence multiplied by 12. Please see the assumed principal and interest payment schedule for the whole loan, the in-trust portion of which is set forth in Annex I to the Prospectus.

(8)	The Monthly Debt Service (P&I) and Annual Debt Service (P&I) ($) shown for the Mortgage Loans with a partial interest-only period reflect the amount payable after the expiration of the interest-only period.

(9)	With respect to all Mortgage Loans, Annual Debt Service (P&I) ($) and Annual Debt Service (IO) ($) are calculated by multiplying the Monthly Debt Service (P&I) ($) and Monthly Debt Service (IO), respectively, ($) by 12. Underwritten NOI DSCR (x), Underwritten NCF DSCR (x), Whole Loan Underwritten NCF DSCR (x) and Total Debt Underwritten NCF DSCR (x) is calculated based on amortizing debt service payments (except for interest-only loans).

(10)

In some instances in which the loan documents provide grace periods with respect to payments, such grace periods may be permitted a limited number of times per any 12-month periods.

With respect to Loan Nos. 17 and 32, St. John’s Town Center North and Pennsauken Logistics Center, in each case, the borrower has a one-time right during any 12-month period to have a five-day grace period with respect to monthly debt service payments due on Payment Due Dates.

(11)	The open period is inclusive of the Maturity Date or Anticipated Repayment Date.

(12)	The “L” component of the prepayment provision represents lockout payments. The “D” component of the prepayment provision represents defeasance payments.

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The “YM” component of the prepayment provision represents yield maintenance payments.

The “O” Component of the prepayment provision represents the free payments including the Maturity Date.

In the case of certain Mortgage Loans, the loan documents permit the related borrower to prepay a portion of the Mortgage Loan in connection with partial releases of collateral, to cure a cash management period triggered by certain events or circumstances or to meet certain financial metrics contained in the related loan documents.

With respect to Loan No. 1, One SoHo Square, the defeasance lockout period will be at least 24 payment dates beginning with and including the first payment date in September 2021. Defeasance of the One SoHo Square Whole Loan in whole or in part is permitted at any time on or after the first payment date following the earlier to occur of (i) July 9, 2024 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. In addition, the One SoHo Square Whole Loan may be voluntarily prepaid in whole or in part, at any time, subject to payment of a prepayment fee equal to the yield maintenance amount if such prepayment occurs prior to March 6, 2028. The assumed defeasance lockout period of 24 payments is based on the expected Benchmark 2021-B28 securitization closing date in August 2021. The actual lockout period may be longer.

With respect to Loan No. 5, College Point, the lockout period will be at least 25 payment dates beginning with and including the first payment date in August 2021. Defeasance of the College Point Whole Loan in full is permitted at any time on or after the first payment date following the earlier to occur of (i) June 15, 2024 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 25 payments is based on the expected Benchmark 2021-B28 securitization closing date in August 2021. The actual lockout period may be longer.

With respect to Loan No. 10, Watermark Tempe, the defeasance lockout period will be at least 24 payment dates beginning with and including the first payment date in September 2021. The borrower has the right to defease the Watermark Tempe Whole Loan in whole (and not in part) after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) July 16, 2024. The assumed defeasance lockout period of 24 months is based on the expected closing date of the Benchmark 2021-B28 securitization in August 2021. The actual lockout period may be longer.

With respect to Loan No. 12, Huntsville Office Portfolio, the lockout period will be at least 24 payment dates beginning with and including the first payment date in September 2021. Defeasance of the Huntsville Office Portfolio is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last promissory note to be securitized and (ii) July 20, 2024. The assumed defeasance lockout period of 24 payment dates is based on the expected Benchmark 2021-B28 securitization closing date in August 2021. The actual lockout period may be longer.

With respect to Loan No. 14, Promenade at New Town, the Mortgage Loan documents permit the borrower to voluntarily prepay the Mortgage Loan in whole on the business day following August 1, 2022, representing the first anniversary of the first monthly debt service payment date, with the payment of a yield maintenance charge.

With respect to Loan No. 16, ExchangeRight Net Leased Portfolio #48, the lockout period will be at least 25 payment dates beginning with and including the first payment date in August 2021. Defeasance of the ExchangeRight Net Leased Portfolio #48 is permitted at any time after the earlier to occur of (i) two years after the closing date of the securitization that includes the last promissory note to be securitized and June 30, 2024. The assumed defeasance lockout period of 25 payment dates is based on the expected Benchmark 2021-B28 securitization closing date in August 2021. The actual lockout period may be longer.

With respect to Loan No. 20, 2 Washington, the defeasance lockout period will be at least 24 payment dates beginning with and including the first payment date in September 2021. The borrower has the right to defease the 2 Washington Whole Loan in whole (and not in part) after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) July 20, 2024. The assumed defeasance lockout period of 24 months is based on the expected closing date of the Benchmark 2021-B28 securitization in August 2021. The actual lockout period may be longer.

With respect to Loan No. 27, The Domain, the lockout period will be at least 25 payment dates beginning with and including the first payment date in August 2021. Defeasance of The Domain Whole Loan in full is permitted at any time after the earlier to occur of (i) January 1, 2025 or (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 25 payments is based on the expected Benchmark 2021-B28 securitization closing date in August 2021. The actual lockout period may be longer.

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(13)

In the case of certain Mortgage Loans, the Underwritten Net Operating Income ($) exceeds Most Recent NOI ($) by 10%.

With respect to Loan No. 1, One SoHo Square, the increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the inclusion of the present value of contractual rent step increments over the remainder of the investment-grade tenants’ lease terms ($5,035,662), as well as incremental expense reimbursements to account for adjusted real estate taxes ($5,573,438).

With respect to Loan No. 3, Doral Concourse, the increase from Most Recent NOI to UW NOI at the Mortgaged Property is primarily attributable to unrealized rent accounting for a new tenant, Alight Solutions, LLC, occupying space, contractual rent steps, and potential income from vacant space.

With respect to Loan No. 10, Watermark Tempe, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily driven by leasing up of the Mortgaged Property.

With respect to Loan No. 11, Koppers Building, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily driven by the recently signed leases by the Allegheny County of Economic Development and The Grable Foundation, the third largest and sixth largest tenants.

With respect to Loan No. 13, Jacksonville Concourse, the increase from Most Recent NOI to UW NOI at the Mortgaged Property is primarily attributable to potential income from vacant space.

With respect to Loan No. 17, St. John’s Town Center North, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily driven by recently signed leases 145 F Seafood Boil and Hotworx, the third and eighth largest tenants.

With respect to Loan No. 18, Campbell Plaza, the increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to new leases to World Gym, Sushi Sakari and Phenix Salon Suites totaling $455,558 of underwritten base rent.

With respect to Loan No. 22, Colonnade Corporate Center, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily driven by (i) approximately $253,616 in contractual rent steps, (ii) 79,940 SF in new leasing since April 2020 and (iii) the projected burn-off in free rent associated with new leasing.

With respect to Loan No. 23, 125 West 16th Street, the increase from Most Recent NOI to UW NOI at the Mortgaged Property is primarily attributable to the lease up following the extensive renovation completed in 2020.

With respect to Loan No. 27, The Domain, the increase from the Most Recent NOI ($) to Underwritten Net Operating Income ($) is primarily attributable to the fact that the most recent period reflects months impacted by the COVID-19 pandemic. In addition, the Underwritten Net Operating Income ($) includes rent steps, improved sales and new leases signed.

With respect to Loan No. 28, 733 Amsterdam Ave, the increase from Most Recent NOI to UW NOI at the Mortgaged Property is primarily attributable to unrealized rent accounting for new tenants, Key Food and Plant Shed, executing leases which commenced in May and July 2020, respectively and underwritten contractual rent steps of $227,561.

With respect to Loan No. 33, Wheatland Marketplace, the increase from Most Recent NOI to UW NOI at the Mortgaged Property is primarily attributable to unrealized rent accounting for new tenants occupying space, contractual rent steps, and potential income from vacant space.

With respect to Loan No. 36, Southland Office Center, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily driven by leasing up of the Mortgaged Property. The sponsors were actively leasing in 2020, through the COVID-19 pandemic, having secured six new/renewal leases. Since the COVID-19 pandemic, the sponsors signed 11 renewal and new leases at the Mortgaged Property in 2021, representing 6,323 SF (5.0% of NRA).

With respect to Loan No. 37, Lake Mead Decatur, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily driven by leasing up and renewal of the Mortgaged Property, as well as recovery from the COVID-19 pandemic.

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With respect to Loan No. 41, 4201 Tonnelle Ave, the increase from Most Recent NOI to UW NOI at the Mortgaged Property is primarily attributable to unrealized rent accounting for new tenants occupying space, which also increased reimbursements for tenants’ respective share of taxes and insurance.

With respect to Loan No. 44, shareDowntown, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily driven by recent completion and leasing up of the Mortgaged Property. The Mortgaged Property was completed in July 2020 and stabilized in early 2021.

With respect to Loan No. 46, AAA Platte, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily driven by the fact that the sponsor acquired the Mortgaged Property in November 2019. The industrial and office components were vacant upon acquisition, and the sponsor has since executed leases for 95,075 NRA of warehouse and office space to industrial users resulting in $400,603 growth in EGI. Express Messenger System, Inc. (50,000 NRA, $225,000 base rent) has a lease commencement date in June 2021, and Park Enterprises, LLC. (10,500 NRA, $55,024 base rent) expanded by 5,000 NRA resulting in an increase of $27,512.

With respect to Loan No. 51, 4201 Amazon Prime Wynwood, the increase from Most Recent NOI to UW NOI at the Mortgaged Property is primarily attributable to the tenant, Amazon, executing a five year renewal of its lease, which increased to $22.00 per square foot from $18.00 per square foot.

With respect to Loan No. 52, Turner Farms, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily driven by leasing up of the Mortgaged Property after the most recent 515-unit expansion added in early 2019.

With respect to Loan No. 68, Conroe Texas Multifamily Portfolio, the increase in Underwritten Net Operating Income ($) of more than 10% over the Most Recent NOI ($) is primarily driven by recent completion and leasing up of the Mortgaged Property. The Lofts of Conroe Mortgaged Property was built in phases with the first building completed in 2019 and the second building completed in 2020 with the final certificate of occupancy issued on February 4, 2021. Glenwood Villas Mortgaged Property was completed in late 2020 with the first tenant move-in in October 2020.

(14)	In certain cases, mortgaged properties may have tenants that have executed leases that were included in the underwriting but have not yet commenced paying rent and/or are not in occupancy. Underwritten EGI ($), Underwritten Net Operating Income ($), and Underwritten Net Cash Flow ($) are generally calculated by the Mortgage Loan Seller in accordance with its underwriting guidelines. Underwritten Net Operating Income ($) and Underwritten Net Cash Flow ($) may include contractual or market rent escalations and, in the case of certain tenants, may be based on the average rent paid by the tenant through either the term of the related lease or the Mortgage Loan. Please see “Description of the Mortgage Pool—Certain Calculations and Definitions” for additional information.

With respect to Loan No. 1, One SoHo Square, the Fifth Largest Tenant, Juul Labs, has yet to take occupancy of its space but continues to pay its current rent. This space is presently on the market for sublease. We cannot assure you that this space will be subleased or that Juul Labs will continue to pay rent.

With respect to Loan No. 10, Watermark Tempe, the Third Largest Tenant, Robinhood has the right to terminate 34,259 SF of its 12th floor premises as of October 31, 2024, with 12 month’s written notice to the landlord.

With respect to Loan No. 11, Koppers Building, (a) the Second Largest Tenant, Allegheny County Bar Association, is in a rent abatement period through June 2022 and (b) the Third Largest Tenant, Allegheny County Economic Development, has executed its lease, but its lease term does not commence until October 2021 and is in a rent abatement period through December 2023.

With respect to Loan No. 20, 2 Washington, the entire multifamily portion of the mortgaged property (comprised of 345 multifamily units) is master leased to Sonder USA, Inc. (“Sonder”). Sonder has taken possession of and commenced paying rent on the 345 multifamily units at the mortgaged property pursuant to a phased lease and rent commencement schedule. Pursuant to such schedule, Sonder is entitled to certain rent abatement periods including, (i) following the occurrence of the lease commencement date for any individual phase, (x) a 100% abatement for the first monthly installment of base with respect to the multifamily units related to such phase, (y) a 50% abatement for the 2nd through 12th monthly installments of base rent with respect to the multifamily units related to such phase, and (z) a 25% abatement for the 21st through 28th, 45th through 48th, and 57th through 60th monthly installments of base rent with respect to the multifamily units related to such phase, and (ii) following the occurrence of the last lease commencement date (the “Final Phase Date”), (a) a 100% abatement of base rent with respect to all multifamily units for the 37th, 61st and 85th monthly installments of base rent after the Final Phase Date and (b) a 100% abatement of base rent for a month of Sonder’s choice with respect to all multifamily units following the 36th month after the Final Phase Date.

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With respect to Loan No. 17, St. John’s Town Center North, the Third Largest Tenant, 145 F Seafood Boil, has executed a lease but has not yet taken occupancy or commenced paying rent.

With respect to Loan. 19, Montgomery Plaza, the borrower intends to amend the Burlington Coat Factory lease to allow the Largest Tenant, Burlington Coat Factory, representing 33.5% of the NRA, to downsize its leased premises in connection with, and contingent on, the signing of a new lease with TJX Companies, Inc. (“TJ Maxx”) or (in lieu thereof) such other national retailer as is proposed by the borrower and is approved by the lender in its reasonable discretion. At any time following the securitization of the entire loan, the lender may not unreasonably withhold, condition or delay its consent to such amendment and corresponding new TJ Maxx lease, upon the satisfaction of certain conditions set forth in the loan agreement.

With respect to Loan No. 22, Colonnade Corporate Center, the Fifth Largest Tenant, The Onin Group, is in a free base rent period under its lease through August 2021.

With respect to Loan No. 28, 733 Amsterdam Ave, Key Food has executed a lease but has not yet taken occupancy for 13,155 SF of its leased premises due to the store’s build out. Key Food is expected to open in July 2021.

With respect to Loan No. 32, Pennsauken Logistics Center, the Second Largest Tenant, Keymar Warehouse, benefits from three months of free rent for the months of November 2021, December 2021, and January 2022. In connection with the foregoing, the borrower deposited $65,438 at loan origination.

With respect to Loan No. 35, 5800 Uplander, the Largest Tenant, TOMS Shoes, representing 63.3% of the NRA, is currently building out their space and is expected to take occupancy in October 2021. We cannot assure you that TOMS Shoes will take occupancy or begin paying rent as expected or at all.

With respect to Loan No. 38, Cumberland Crossing, the Third Largest Tenant, Dollar Tree, is entitled to a rent credit in the amount of $34,500, which is equal to approximately three months’ rent and the tenant is required under its lease to apply within 90 days after May 20, 2021.

With respect to Loan No. 45, Lucid Motors, the sole tenant, Lucid Motors, representing 100.0% of the NRA, has signed its lease, is in possession of the leased premises and is paying rent, but it’s not opened for business because it’s in the process of constructing its tenant improvements at the Mortgaged Property. The tenant improvements allowance due under the Lucid Motors lease in the amount of $1,000,000 will be disbursed to Lucid Motors upon completion of the tenant improvements and satisfaction of certain conditions set forth in the Lucid Motors lease. The lender has escrowed for this amount at origination. We cannot assure you that Lucid Motors will take occupancy as expected or at all.

With respect to Loan No. 58, 80 NE 40th Street, the sole tenant, Boffi, benefits from one month of free rent for the month of June 2022. In connection with the foregoing, the borrower deposited $57,068 at loan origination.

With respect to Loan No. 66, CIC Gilbert, the master tenant, CS1031 MOB AZ I Master Lessee, LLC, subleases 15,286 SF to the Largest Tenant, CIC, PLLC.

(15)

With respect to all hotel properties, except for the Morgage Loans(s) listed below, the Underwritten Net Operating Income ($) is shown after taking a deduction for an FF&E reserve, and as such, the Underwritten Net Operating Income ($) and Underwritten Net Cash Flow ($) for these properties are the same.

With respect to Loan No. 1, One SoHo Square, the related Mortgaged Property has received a final certificate of eligibility from the New York Department of Finance with respect to a retrospective tax abatement for the Property under the Industrial & Commercial Abatement Program (“ICAP”). Once the ICAP benefits are in effect, they will be retroactive for the 2017/2018 tax year for the east tower at the Mortgaged Property and for the 2018/2019 tax year for the west tower at the Mortgaged Property. Upon expiration of such program or if such program is otherwise terminated, the borrowers would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the Mortgaged Property may decrease throughout the term of the expiration date until the expiration of such program.

With respect to Loan No. 14, Promenade at New Town, the Mortgaged Property is located within a Neighborhood Improvement District requiring an additional annual charge to pay off the bonds issued by the city to aid in the development of the subdivision infrastructure (the “Bond Payments”). According to the borrower, the remaining bond payments are $40,437.79 each year from 2021 through 2024 and $23,300.11 in 2025, with the obligation to pay the Bond Payments completely ceasing on December 31, 2025. The taxes for the Mortgaged Property were underwritten including the Bond Payments through the year 2025.

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With respect to Loan No. 23, Brooklyn Multi Portfolio, the 30 Claver Place Mortgaged Property is currently receiving J-51 exemption and abatement benefits, which are scheduled to expire in 2027. During the benefit period, the residential units are subject to rent regulation. Upon expiration of the benefits, 6 units will be deregulated while 3 units will remain rent stabilized.

With respect to Loan No. 25, 4500 Academy Road Distribution Center, the Mortgaged Property is subject to a PILOT, which operates as a tax incentive. Taxes are underwritten at $290,445 to reflect actual taxes inclusive of the abatement.

With respect to Loan No. 53, 3915 14th Avenue, the related Mortgaged Property is expected to benefit from a 421a and an ICAP tax abatement that are not yet in place. The necessary paperwork has been filed and the Mortgaged Property is pending approval. For the 421a abatement, the Mortgaged Property will benefit from a tax exemption for a total of 35 years where the first 25 years are fully exempt and the percentage of the building that is allocated for affordable housing is exempt for the remaining 10 years. To qualify for the 421a abatement, the Mortgaged Property is required to have at least 30% of its units (in the residential portion) to be affordable units at up to 130% of area median income. The ICAP abatement will also be for 25 years

(16)

Except for the Mortgage Loan listed below, the Underwritten NOI DSCR (x) and Underwritten NCF DSCR (x) for all partial interest-only Mortgage Loans were calculated based on the first principal and interest payment after the Note Date during the term of the Mortgage Loan.

With respect to Loan No. 15, Woodbridge Corporate Plaza Leased Fee, the Underwritten NOI DSCR (x) and Underwritten NCF DSCR (x) are calculated based on the annual debt service described above.

(17)

With respect to all Mortgage Loans, with the exceptions of the Mortgage Loans listed below, the Cut-off Date LTV Ratio (%) and the LTV Ratio at Maturity / ARD (%) are based on the “as-is” Appraisal Value ($) even though, for certain Mortgage Loans, the appraiser provided “as-stabilized” values based on certain criteria being met.

With respect to Loan No. 10, Watermark Tempe, the “Market Value Assuming Paid-off TIs, LCs & Rent Abatements” appraised value $186,150,000 is based on the condition that the contractual TI/LC obligations have been fulfilled and there is no outstanding free rent. At origination, all outstanding TI/LCs and free rent was held back in a lender reserved account. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) calculated based on the “as-is” appraised value of $180,000,000, as of May 11, 2021, are both 67.2%.

With respect to Loan No. 11, Koppers Building, the Appraised Value ($) reflects the “Hypothetical Market Value Assuming Escrow” value of $43,900,000 effective as of April 5, 2021, which assumes an upfront reserve of $6,996,619 covering the costs of tenant improvements and leasing commissions associated with the pending leases and the capital expenditures. At loan origination, the borrower made a $1,007,160 free rent reserve, a $2,223,443 TI/LC reserve, and a $4,244,705 capital expenditure reserve. Based on the “As-Is” appraised value of $36,900,000 effective as of April 5, 2021, the Cut-off Date LTV Ratio % and Maturity LTV % are 85.4% and 70.7%, respectively.

With respect to Loan No. 32, Pennsauken Logistics Center, the Appraised Value ($) reflects the “As Is - Keymar Extension” value of $26,500,000 effective as of May 12, 2021, which assumes proposed lease with the Second Largest Tenant, Keymar Warehouse, is executed on the terms provided. Based on the “As-Is” appraised value of $25,500,000 effective as of May 12, 2021, the Cut-off Date LTV Ratio % and Maturity LTV % are 69.6% and 60.0%, respectively.

With respect to Loan No. 35, 5800 Uplander, the “As Stabilized” appraised value $23,750,000 is based on the condition that the contractual TI/LC obligations have been fulfilled and there is no outstanding free rent. At origination, all outstanding TI/LCs and free rent was held back in a lender reserved account. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) calculated based on the “as-is” appraised value of $22,050,000, as of May 12, 2021, are both 66.4%.

With respect to Loan No. 39, SVEA Portfolio II, the Appraised Value of $16,921,800 represents the “As Portfolio”, which attributes a premium of $331,800 to the aggregate value of the related Mortgaged Property as a whole. Based on the sum of the individual appraised values of the Mortgaged Property, the Appraised Value would be $16,590,000, which results in a Cut-off Date LTV Ratio (%) of 71.2% and a LTV Ratio at Maturity / ARD (%) of 56.9%.

With respect to Loan No. 45, Lucid Motors, the “As Stabilized” appraised value $19,000,000 is based on the condition that the contractual TI/LC obligations have been fulfilled and there is no outstanding free rent. At origination, all outstanding TI/LCs and free rent was held back in a lender reserved account. The Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity / ARD (%) calculated based on the “as-is” appraised value of $18,000,000, as of May 27, 2021, are both 55.6%.

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With respect to Loan No. 53, 3915 14th Avenue, the Appraised Value ($) represents the “As Is (w/ 421a & w/ ICAP)” value of $14,000,000 as of April 20, 2021, which assumes the Mortgaged Property will benefit from both 421a and ICAP tax exemptions. The tax abatements are not yet in place, but the necessary paperwork has been filed and the Mortgaged Property is pending approval. The “As Is” value, which assumes neither tax exception is received, is $12,600,000 as of April 20, 2021, which results in a Cut-off Date LTV Ratio (%) and LTV Ratio at Maturity (%) of 71.4%.

(18)

With respect to the footnotes hereto, no footnotes have been provided with respect to tenants that are not among the five largest tenants by square footage for any Mortgaged Property. In some instances, a tenant may have the right to assign its lease or sublease the leased premises and be released from its obligations under the subject lease.

With respect to Loan No. 1, One SoHo Square, the Largest Tenant, Flatiron Health, originally put up approximately 111,000 SF (approximately 49%) of its leased space for sublease during the COVID-19 pandemic. It currently has approximately 40,890 SF (approximately 17.9%) of its leased space up for sublease, of which 30,668 SF has been subleased to Petal Card, Inc. for three years at approximately 35% of Flatiron Health’s contractual rent. We cannot assure you that Flatiron Health will be able to sublease its remaining space or continue paying rent.

With respect to Loan No. 47, Mountain View Office, the Largest Tenant, Sacred Circle Health Care, subleases 5,773 of its 59,232 SF.

(19)	In certain cases, the data for tenants occupying multiple spaces includes square footage only from the primary spaces sharing the same expiration date, and may not include smaller spaces with different expiration dates.

(20)

The lease expirations shown are based on full lease terms; however, in some instances, the tenant may have the option to terminate its lease with respect to all or a portion of its leased space prior to the expiration date shown. Certain tenants may have the right to reduce or abate rent or terminate all or a portion of their leased spaces for a breach or violation of co-tenancy provisions in the related leases.

With respect to Loan No. 2, The Ziggurat, the Largest Tenant, the State of California – DGS, has the right to terminate its lease at any time effective on or after December 31, 2026 by giving written notice at least 180 days prior to the date when such termination becomes effective. If the State of California – DGS fails to complete its move out within the notice period and remains in occupancy, additional rent will be paid and prorated on a 30-day month, based on the actual number of days the State of California – DGS occupies the premises following the effective date of termination. In addition, the State of California – DGS may terminate its lease if the remaining tenant improvement work required pursuant to such tenant’s lease is not completed on or before March 1, 2023. A portion of such tenant improvement work relates to a lighting retrofit. If LEED certification is not achieved within 18 months of the completion of the lighting retrofit, the State of California – DGS may reduce the rent paid under the lease by 10% until such time as LEED certification is obtained.

With respect to Loan No. 3, Doral Concourse, the Largest Tenant, Starboard Holdings, Ltd. has the right to terminate 10,000 SF of its fifth floor premises as of December 31, 2025 upon written notice to the landlord no earlier than January 1, 2025 and no later than March 31, 2025.

With respect to Loan No. 3, Doral Concourse, the 3rd Largest Tenant, Transportation Security Admin, has the right to terminate its lease as of November 31, 2021 upon 6 months’ written notice to the landlord.

With respect to Loan No. 3, Doral Concourse, the 5th Largest Tenant, Franchise World Headquarters, LLC, has the right to terminate its lease effective as of November 1, 2025, upon (i) 9 months’ prior notice and (ii) payment of an amount equal to the unamortized balance (calculated straight-line without interest over 128 months) of the TI Allowance and real estate brokerage commission.

With respect to Loan No. 11, Koppers Building, (a) the Second Largest Tenant, Allegheny County Bar Association, has (i) a one-time right to terminate the lease for the entire leased space, effective as of December 31, 2027, with 12 months’ prior written notice and the payment of a termination fee of 50% of the basic rent for the last three years of the extended term as provided under the lease, and (ii) the right to terminate its 8,602 square-foot space located on the 11th floor of the Mortgaged Property (the “Juvenile Court Project Space”), effective as of December 31, 2011, with nine months’ prior written notice and a termination fee of $2 per square foot of the Juvenile Court Project Space for each year remaining in the lease term, if Allegheny County discontinues funding of the Juvenile Court Project or reduces the funding for the Juvenile Court Project by 50% or more; and (b) the Fifth Largest Tenant, Swartz Campbell, has a one-time right to

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terminate the lease for the entire leased space, effective April 2023, with a 12 months’ prior written notice and the payment of a termination fee of six months of the then current monthly fixed rent.

With respect to Loan No. 12, Huntsville Office Portfolio - Intuitive Center I & II Property, the Largest Tenant, Intuitive Research and Technology, LLC, has the option to terminate its lease effective as of August 31, 2025 upon notice no later than December 1, 2024 and payment of a termination fee.

With respect to Loan No. 12, Huntsville Office Portfolio - Intuitive Center I & II Property, the Second Largest Tenant, Pinnacle Solutions, Inc., has the option to terminate its lease effective on January 31, 2024 upon 270 days’ notice and payment of a termination fee.

With respect to Loan No. 12, Huntsville Office Portfolio - Lakeside Center I & II Property, the Largest Tenant, Dynetics, Inc – Lease, has the option to terminate its lease effective on November 30, 2024 upon 270 days’ notice and payment of a termination fee.

With respect to Loan No. 12, Huntsville Office Portfolio - Lakeside Center I & II Property, the Fifth Largest Tenant, Koda Technologies, Inc. – Lease, has the option to terminate its lease on January 31, 2024 notice delivered by July 31, 2023 and payment of a termination fee.

With respect to Loan No. 12, Huntsville Office Portfolio - Research Place Property, the Second Largest Tenant, GSA Dept of Army Activities, has the option to terminate its lease, in whole or in part at any time by providing not less than 90 days’ prior written notice.

With respect to Loan No. 12, Huntsville Office Portfolio - Research Place Property, the Third Largest Tenant, Wiregrass Hospice LLC (Gentiva), has the option to terminate its lease effective on July 31, 2022 by providing not less than 120 days’ prior written notice.

With respect to Loan No. 16, ExchangeRight Net Leased Portfolio #48 – Walgreens - Alton, the Largest Tenant, Walgreens, has the right to terminate its lease upon 12 months’ notice as of the following dates: June 30, 2033, June 30, 2038, June 30, 2043, June 30, 2048 and June 30, 2053.

With respect to Loan No. 16, ExchangeRight Net Leased Portfolio #48 – Walgreens - Bridgeview, the Largest Tenant, Walgreens, has the right to terminate its lease upon 6 months’ notice as of the following dates: November 30, 2021, November 30, 2026, November 30, 2031, November 30, 2036, November 30, 2041 November 30, 2046, November 30, 2051, and November 30, 2056.

With respect to Loan No. 19, Montgomery Plaza, the Largest Tenant, Burlington Coat Factory, representing 33.5% of the NRA, has the right to terminate its lease upon six months prior notice to the landlord, provided that the tenant continues to pay rent for the six months following the termination date. The tenant is required to provide an irrevocable letter of credit expiring no sooner than the last day of the six-month period immediately succeeding the early termination date issued by a bank acceptable to the landlord in its reasonable judgment in the amount equal to the total fixed minimum rent plus the tenant’s pro rata share of taxes and operating costs which the landlord may draw upon for the payment of rent during the six months post termination in the event the tenant fails to pay the same.

With respect to Loan No. 21, CPC Portfolio – Orland Corners, the Fourth Largest Tenant, Car Quest Auto Parts, has the right to terminate its lease upon 9 months’ notice.

With respect to Loan No. 21, CPC Portfolio – Westland Plaza, the Fifth Largest Tenant, TLP, Inc. d/b/a Hand & Stone, has the right to terminate its lease prior to November 1, 2023 upon 9 months’ notice.

With respect to Loan No. 29, 949-955 Flatbush Avenue, the Largest Tenant, Camba, Inc. has the right to terminate the lease in the event that the funding for 50% or more of its programs occupying such portion of the premises at the time such notice is given is reduced by 50.0% or more, and only after the expiration of 60 calendar months from and after the expiration of its free rent period (i.e., 63 calendar months from and after the commencement date) upon 6 months’ written notice to the landlord.

With respect to Loan No. 32, Pennsauken Logistics Center, the Second Largest Tenant, Keymar Warehouse, has the right to terminate its lease (a) effective on October 1, 2024, with the payment of a termination fee in the amount equal to nine months’ rent, or (b) effective on October 1, 2025, with the payment of a termination fee in the amount equal to three months’ rent.

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With respect to Loan No. 35, 5800 Uplander, the Second Largest Tenant, APIC Corporation, representing 36.7% of the NRA, is a borrower affiliated tenant.

With respect to Loan No. 36, Southland Office Center, the Largest Tenant, Social Security Administration, representing 9.2% of the NRA, has the right to terminate any time after year 10 of its lease, beginning in January 2029.

(21)

In the case of certain Mortgage Loans, all or a portion of the Ownership Interest consists of a leasehold interest.

With respect to Loan No. 8, Red Rose Commons, the Mortgaged Property consists of 10 units in a condominium with a total of 12 units. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests” for additional information.

With respect to Loan No. 10, Watermark Tempe, the collateral is a leasehold interest in the Mortgaged Property via two land and improvements leases (collectively, the “GPLET Leases”) covering the entirety of the Mortgaged Property for purposes of effectuating an abatement of the Government Property Lease Excise Tax (the “GPLET”). The landlord under said GPLET Leases is the City of Tempe and the tenant is the borrower. The term of the lease is eight years, which commenced on February 4, 2020 and May 18, 2020, during which term the GPLET will be abated. Upon the expiration or early termination of the term of the GPLET Leases or upon any earlier termination of the lease, ownership of the fee interest in the Mortgaged Property will automatically vest in the borrower and the lender’s deed of trust will be spread to such fee interest. The ground lease will expire on May 17, 2028 for Lot 1 and February 3, 2028 for Lot 3.

With respect to Loan No. 12, Huntsville Office Portfolio, the Mortgaged Property identified on the annex as Lakeside Center I & II is part of an office condominium association. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests” for additional information.

With respect to Loan No. 20, 2 Washington, the 345 multifamily units at the related Mortgaged Property are 100% leased to Sonder USA Inc. through February 28, 2031. The Mortgaged Property also contains 27,989 SF of classroom/play space (of which the interior space consists of 22,989 NRA) that is leased to The New York City Board of Education through February 2031. The retail component and residential component comprise a single condominium unit from the most of the 1st floor, floors 2-15, and a portion of the cellar, with a second non-collateral condominium owned by Nyack College on floors 16-21.

With respect to Loan No. 26, Dreamland Shopping Center, the Mortgage Loan is partially secured by the borrower’s leasehold interest. Under the related ground lease, the annual ground rent under the ground lease increases each lease year based upon increases in the Producer Price Index, as published from time to time by the United States Department of Labor.

With respect to Loan No. 27, The Domain, the related Mortgaged Property is comprised of retail and office space within the mixed-use (retail, office and multifamily) lifestyle center known as The Domain I & II. Portions of The Domain I are subject to a condominium regime, which was created to separate the collateral retail uses from the non-collateral multifamily uses contained within the same buildings. Similarly, portions of The Domain II are subject to a condominium regime, which was created to separate the collateral retail uses from the non-collateral multifamily uses contained within the same buildings. The related borrowers do not control the related condominium boards; however, they do hold a 50% voting interest in the condominium board of each condominium association. Pursuant to condominium estoppels executed in connection with the origination of the Mortgage Loan, any insurance or condemnation proceeds relating to the portions of the Mortgaged Property subject to the condominium regimes must be held by an eligible institution (either the lender or an institution designated by the lender and meeting certain ratings requirements set forth in the estoppels) and disbursed toward restoration of the Mortgaged Property. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests” in the Prospectus.

With respect to Loan No. 28, 733 Amsterdam Ave., the Mortgaged Property is a retail condominium consisting of 21,101 SF of retail at the base for 226 residential units. Please see “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests” for additional information.

(22)

Represents the amount deposited by the borrower at origination. All or a portion of this amount may have been released pursuant to the terms of the related loan documents.

With respect to Loan No. 20, 2 Washington, at origination, the borrower deposited $3.0 million with the lender into a rent concession reserve. The reserve will be disbursed to the lockbox as rent in 12 equal installments over the first 12 months following the origination date, and will not be replenished. The reserve is not expected to be sufficient to cover all of the aforementioned rent abatement periods.

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With respect to Loan No. 23, 125 West 16th Street, the borrower is required to deposit into an eligible account upon loan origination $300,000 as Capitalized Holdback Funds. Such holdback reserve is held as collateral for the 125 West 16th Street Mortgage Loan, and may, upon an event of default, be applied to the debt in lender’s discretion. The reserve is not eligible for disbursement until, among other conditions, the borrower delivers a Temporary Certificate Of Occupancy (“TCO”) for the mortgaged property. Subject to the TCO, from and after the origination date through and including July 1, 2024, the lender may disburse the holdback upon the debt yield equaling or exceeding 8.25%.

With respect to Loan No. 27, The Domain, the borrower has provided guaranties in lieu of making cash deposits for the Outstanding TI/LC Reserve and Gap Rent Reserve. The borrower is also entitled to provide guaranties in lieu of any springing monthly deposits into all other reserves under such Mortgage Loan.

With respect to Loan No. 34, Ohio Storage Portfolio, the borrower is required to deposit $300,000 into an eligible account upon loan origination. Such holdback reserve is held as collateral for the Ohio Storage Portfolio Mortgage Loan. The reserve is not eligible for disbursement until, among other conditions, the mortgaged property achieves a debt yield equal to or greater than 8.5%. If the reserve condition is not satisfied within 36 months of origination of the Ohio Storage Portfolio Mortgage Loan, the lender will hold the reserve as additional collateral for the Ohio Storage Portfolio Mortgage Loan and may, upon an event of default, apply such reserve against the debt in the lender’s discretion, and the borrower will not be entitled to any further release thereof.

With respect to Loan No. 35, 5800 Uplander, the 5800 Uplander Loan has an upfront TI/LC escrow of $251,376.43 to cover a TI allowance of $115,260 and a leasing commission of $136,116.43. In addition, a rent abatement reserve was added to cover an aggregate of $599,608.86 in rent abatements for TOMS Shoes. The borrower made an upfront deposit of $420,882.00 into the rent abatement reserve.

With respect to Loan No. 45, Lucid Motors, the final certificate of occupancy or legal equivalent has not yet been obtained. It is the sole obligation of the Lucid Motors tenant in connection with the construction of its tenant improvements under the Lucid Motors lease. A tenant improvements allowance due under the Lucid Motors lease in the amount of $1,000,000 is due to Lucid Motors upon completion of the tenant improvements and satisfaction of certain conditions set forth in the Lucid Motors lease. The tenant improvements allowance has not yet been paid to the Lucid Motors tenant by the borrower, but the lender reserved this amount at closing.

With respect to Loan No. 46, AAA Platte, the Upfront TI/LC Reserve ($) includes (A) $325,040.89 to be disbursed on the origination date for outstanding approved leasing expenses with respect to the Expense Messenger Systems, Inc. lease for tenant improvements and (B) $70,548.34 on the origination date or outstanding approved leasing expenses with respect to the Express Messenger Systems, Inc. lease for leasing commissions. The tenant has accepted its space and rent has commenced, but at the time of origination, the contractor and lease broker had not yet been paid. A TI/LC reserve is funded on a monthly basis in the amount of $2,009.77.

With respect to Loan No. 53, 3915 14th Avenue, the borrower was required to deposit $500,000 at origination for property taxes attributable to the Mortgaged Property until the 421a property tax abatement and the ICAP property tax abatement have been obtained. If the borrower does not provide evidence that the 421a property tax abatement and the ICAP property tax abatement have been obtained prior to June 1, 2022, then the borrower is required on the first payment date thereafter to deposit an additional $96,756.

(23)

Represents the monthly amounts required to be deposited by the borrower. The monthly collected amounts may be increased or decreased pursuant to the terms of the related loan documents. In certain cases, reserves with $0 balances are springing and are collected in the event of certain conditions being triggered in the respective Mortgage Loan documents. In certain other cases, all excess cash flow will be swept into reserve accounts in the event of certain conditions being trigger in the respective Mortgage Loan documents.

With respect to Loan No. 4, 909 Third Avenue Fee, the borrower is not be required to make deposits into the Monthly RE Tax Reserve ($) or the Monthly Insurance Reserve ($) to the extent that, provided no event of default is continuing (i) (A) the ground lessee is required pursuant to the ground lease to pay taxes and other charges and does actually pay taxes and other charges and (B) the ground lessee is required pursuant to the ground lease to maintain the insurance in compliance with the ground lease and does actually maintain such insurance, and (ii) the ground lease is in full force and effect.

With respect to Loan No. 5, College Point, if and when both Target and BJ’s have exercised their respective renewal options that exist under their respective leases, the Monthly TI/LC Reserve ($) will be reduced to approximately $6,899.

With respect to Loan No. 13, Jacksonville Concourse, the Leasing Reserve Monthly deposit is, (i) commencing with the first monthly payment date and on each monthly payment date occurring thereafter up to and including the 25th monthly

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payment date, the sum of $24,166.67, if no Trigger Period exists, and (ii) commencing with the September 6, 2023 payment date and on each monthly payment date occurring thereafter up to but not including the stated maturity date, during which a Trigger Period has occurred and is continuing, the sum of $37,500.00.

With respect to Loan No. 17, St. John’s Town Center North, the Monthly TI/LC Reserve ($) requirements are waived until the earliest to occur of (i) the Payment Due Date in January 2028, (ii) the Payment Due Date after the funds on deposit equal less than $200,000, and (iii) the initial occurrence of a cash sweep event under the Mortgage Loan documents.

With respect to Loan No. 17, St. John’s Town Center North, the borrower may cure a cash sweep event under the Mortgage Loan documents caused by the debt service coverage ratio on the trailing three-month period being less than 1.20x by depositing with the lender a letter of credit in the amount which, if applied to the then outstanding principal balance of the Loan, would result in the achievement of a debt service coverage ratio of 1.25x or greater for two consecutive quarters based upon the trailing three-month period immediately preceding the date of determination.

With respect to Loan No. 35, 5800 Uplander, provided that there is no event of default, the Largest Tenant, TOMS Shoes, is entitled to rent abatements for the following months and amounts: (i) an amount equal to $11,716.50 for the month of October 2021, (ii) an amount equal to $70,116.50 for each of the months of November 2021, December 2021 and January 2022; (iii) an amount equal to $11,716.50 for the months of February 2022 through June 2022; (iv) an amount equal to $58,400 for the month of September 2022; (v) an amount equal to $59,520 for the month of September 2023 and (vi) an amount equal to $60,800 for the month of September 2024. At origination, $420,882 was reserved upfront for free rent and gap rent. For the subsequent rent abatement periods, the borrower will deposit into the rent abatement reserve account per the following schedule: (a) $5,272.73 from October 2021 through and including August 2022; (b) $4,964.00 from September 2022 through and including August 2023; and (c) $5,063.28 from September 2023 through and including August 2024

With respect to Loan No. 50, Publix Enterprise, on each payment date, if and to the extent the amount contained in the TI/LC reserve account is less than $200,000, the borrower is required to deposit into the TI/LC reserve account a Monthly TI/LC Reserve ($) amount equal to approximately $4,167.

With respect to Loan No. 54, Courtyard Lubbock, the monthly FF&E reserve is an amount equal to 1/12 of 4% of the greater of (x) the annual gross revenues for the hotel related to operation for the immediately preceding calendar year and (y) the projected annual gross revenues for the hotel related operations for the calendar year in which the monthly payment date occurs as set forth in the approved annual budget. The FF&E monthly payment will be (i) $10,553.58 for the monthly payment dates for calendar year 2021 and (ii) adjusted annually by the lender based on the foregoing on the monthly payment date occurring in January of each calendar year thereafter.

With respect to Loan No. 54, Courtyard Lubbock, provided that no trigger period is then occurring and continuing, on any monthly payment date during the occurrence and continuance of a Property MAC Event, upon at least ten days’ prior written request by borrower, the lender will be required to apply a portion of the Debt Service Reserve Funds in an amount sufficient to pay the then applicable monthly debt service payment amount.

With respect to Loan No. 54, the Courtyard Lubbock, on the closing date, the sum of (i) $1,488,995.00 on account of the scheduled PIP attributable to the property, will be required to be deposited (ii) no later than six months prior to the expiration of the then applicable term of the Franchise Agreement, the new PIP true up payment, if any, and (iii) within fifteen days after the date that any new PIP at true payment is imposed by franchisor or, if applicable, a replacement qualified franchisor pursuant to a qualified franchise agreement, an amount equal to the new PIP true up payment.

(24)

Represents a cap on the amount required to be deposited by the borrower pursuant to the related Mortgage Loan documents. In certain cases, during the term of the Mortgage Loan, the caps may be altered or terminated subject to conditions of the respective Mortgage Loan documents.

With respect to Loan No. 8, Red Rose Commons, the TI/LC Caps ($) will increase to $1,580,718.24 upon the delivery by a specified tenant (other than Weis or Home Depot) to the borrower of a notice of termination with respect to the applicable specified tenant lease.

With respect to Loan No. 21, CPC Portfolio, the TI/LC Caps ($) provided that, for so long as the leasing reserve account cap conditions are then satisfied, the total amount deposited in the leasing reserve account does not exceed the $1,109,302.

(25)	The classification of the lockbox and cash management types is described in the prospectus. See “Description of the Mortgage Pool – Lockbox Accounts” for further details.

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With respect to Loan No. 4, 909 Third Avenue Fee, the Mortgage Loan is not structured with a lockbox account. The borrower was required at loan origination to establish a cash management account into which the borrower is required to cause ground lessee to deposit all rents from the ground lease. Prior to the anticipated repayment date of July 5, 2031 (the “ARD”), (a) all funds in the cash management account are required to be applied in accordance with the Mortgage Loan documents with remaining funds to be disbursed to the borrower; (b) during the continuance of a cash sweep event under the Mortgage Loan documents, any excess cash flow remaining after satisfaction of the waterfall items outlined in the Mortgage Loan documents is required to be swept to a lender-controlled account to be held as additional collateral for the Mortgage Loan; and (c) provided no event of default is continuing, following a cash sweep event cure under the Mortgage Loan documents, remaining funds in the excess cash flow account will be disbursed to the borrower. After the ARD, any excess cash flow remaining after satisfaction of the waterfall items outlined in the Mortgage Loan documents is required to be paid to the lender to repay the outstanding principal and the accrued interest due under the Mortgage Loan documents.

With respect to Loan No. 10, Watermark Tempe, the cash management event is triggered when the DSCR is 1.20x from origination to August 6, 2030, and when the DSCR is 1.40x from September 6, 2030 to loan maturity.

With respect to Loan No. 20, 2 Washington, the residential component has soft lockbox while the commercial component has a hard lockbox.

With respect to Loan No. 47, Mountain View Office, the lockbox establishing the hard cash management was not established at closing, and is a post-closing obligation of the borrower. The initial five business-day period for the borrower to establish the lockbox has passed, although such period is anticipated to be extended.

(26)

Refers to (a) debt secured by the Mortgaged Property, (b) mezzanine debt and (c) preferred equity. See “Description of the Mortgage Pool—Additional Debt—Mezzanine Indebtedness” and “—Other Indebtedness” and “Certain Legal Aspects of the Mortgage Loans” in the Prospectus for information related to Mortgage Loans with subordinate, mezzanine or other additional debt or preferred equity that permit subordinate, mezzanine or other additional debt in the future.

With respect to Loan No. 3, Doral Concourse, the borrower is permitted to obtain mezzanine financing, subordinate to the Doral Concourse loan secured by direct or indirect ownership interests in borrower owned by such subordinate mezzanine borrower and any accounts established under any separate mezzanine cash management arrangement, subject to credit and legal criteria specified in the Doral Concourse loan documents, including, without limitation: (i) a combined maximum loan to value of 58.2%, inclusive of the additional mezzanine debt (ii) a debt service coverage ratio at the origination of the mezzanine loan at least equal to 2.75x, inclusive of the additional mezzanine debt, (iii) the debt yield as the date of origination is at least 9.25% inclusive of the additional mezzanine debt; and (iv) an intercreditor agreement reasonably satisfactory to the lender. The lender’s receipt of a rating agency confirmation will be required in connection with the mezzanine loan.

With respect to Loan No. 13, Jacksonville Concourse, the Jacksonville Concourse borrower has the right to obtain a mezzanine loan subordinate to the Jacksonville Concourse loan, subject to credit and legal criteria specified in the Jacksonville Concourse loan documents, including, without limitation: (i) a combined maximum loan to value ratio (based on appraisals ordered by the lender in connection with the closing of the mezzanine loan and calculated based on the outstanding principal balance of the Jacksonville Concourse Loan and the initial principal amount of the mezzanine loan) of 75.0%, (ii) a debt service coverage ratio at the origination of the mezzanine loan at least equal to 2.00x, in each case, inclusive of the additional mezzanine debt, (iii) the debt yield as the date of closing is at least 10.0%; and (iv) an intercreditor agreement reasonably satisfactory to the lender. The lender’s receipt of a rating agency confirmation will be required in connection with the mezzanine loan.

With respect to Loan No. 27, The Domain, the Mortgage Loan agreement permits the borrower to enter into a PACE Loan secured by the related Mortgaged Property for an amount not to exceed $5,000,000. The Mortgage Loan agreement defines “PACE Loan” as any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Mortgaged Property.

(27)	In certain cases, the name of the Sponsor and/or Non-Recourse Carveout Guarantor was shortened for spacing purposes or due to the number of parties serving as the Sponsor and/or Non-Recourse Carveout Guarantor. In the case of certain Mortgage Loans, the loan documents permit the borrower to replace the Sponsor and/or Non-Recourse Carveout Guarantor upon satisfaction of certain terms and conditions in the related loan documents.

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With respect to Loan No. 1, One SoHo Square, the liability of the related Non-Recourse carve-out guarantor for any bankruptcy-related recourse events is subject to a cap of 10% of the then-outstanding principal balance of the related Whole Loan. In addition, there is no separate Non-Recourse carve-out for losses associated with breaches of the environmental covenants contained in the Mortgage Loan documents, provided, however, that the guarantor did enter into a separate environmental indemnity agreement.

With respect to Loan No. 4, 909 Third Avenue Fee, the Non-Recourse Carveout Guarantor’s liability under the guaranty and the environmental indemnity is limited to a maximum aggregate amount of $25,000,000.00 (the “Guarantor Liability Cap”); provided, however, that any costs and expenses incurred by the indemnitee (including reasonable attorney’s fees and costs) in connection with the enforcement of the guaranty or environmental indemnity and the collection of amounts due thereunder are not subject to the Guarantor Liability Cap.

With respect to Loan No. 26, Dreamland Shopping Center, the Mortgage Loan documents permit one of the two Non-Recourse Carveout Guarantors to buy out the other Non-Recourse Carveout Guarantor, provided, among other conditions, the remaining Non-Recourse Carveout Guarantor must continue to control the borrower and retain no less than 59.13% legal and beneficial interest in the borrower.

With respect to Loan No. 27, The Domain, the liability of the related Non-Recourse carve-out guarantor is subject to a cap of 15% of the original principal balance of the related Whole Loan, plus all reasonable out-of-pocket costs and expenses incurred in the enforcement of the guaranty or preservation of the lender’s rights under the guaranty.

With respect to Loan No. 38, Cumberland Crossing, there is no separate Non-Recourse Carveout Guarantor, and the related borrower is the only indemnitor under the related environmental indemnity agreement.

(28)	Property Located Within a Qualified Opportunity Zone (Y/N) reflects mortgaged properties that are located in qualified opportunity zones (“QOZs”) under Internal Revenue Code § 1400Z-2 - Notice 2018-48 and Notice 2019-42. According to the Internal Revenue Service, (1) a QOZ is an economically distressed community where new investments, under certain conditions, may be eligible for preferential tax treatment, and (2) localities qualify as QOZs if they have been nominated for that designation by a state, the District of Columbia, or a U.S. territory and that nomination has been certified by the Secretary of the Treasury via his delegation of authority to the Internal Revenue Service. No representation is made as to whether any mortgaged properties located in QOZs or the related borrowers are eligible for such preferential tax treatment or whether any qualifying investment has been made in a QOZ.

(29)	If the purpose of the Mortgage Loan was to finance an acquisition of the Mortgaged Property, the field “Sources: Principal’s New Cash Contribution ($)” reflects the cash investment by one or more of the equity owners in the borrower in connection with such acquisition. If the purpose of the Mortgage Loan was to refinance the Mortgaged Property, the field “Sources: Principal’s New Cash Contribution ($)” reflects the cash contributed to the borrower by one or more of the equity owners at the time the Mortgage Loan was originated

(30)

With respect to each hotel property, shows the expiration date of the related license agreement, franchise agreement, operating agreement or management agreement. See “Description of the Mortgage Pool—Property Types—Hotel Properties” in the prospectus for information related to Mortgage Loans secured by hotel properties.

With respect to Loan No. 56, TownPlace Suites by Marriott Cleveland, TN, the TownPlace Suites by Marriott Cleveland, TN Loan is secured by a hospitality property affiliated with Marriott International, Inc. A franchise agreement has been executed with respect to the Mortgaged Property and expires after loan maturity (October 16, 2037).

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ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX A-2

Trust Cut-off Date Balances
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Trust			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Cut-off Date Balances			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(4)	Ratio(2)(4)(5)	Maturity(1)(2)(5)

$3,179,610	-	$9,999,999	26	$184,510,979	13.4%	3.78462%	109	1.97x	9.7%	61.8%	55.1%
$10,000,000	-	$19,999,999	18	251,383,193	18.3	3.54707%	117	2.17x	9.7%	62.9%	58.4%
$20,000,000	-	$29,999,999	15	365,697,434	26.6	3.60511%	113	2.35x	9.9%	62.6%	59.4%
$30,000,000	-	$49,999,999	9	323,620,694	23.5	3.14086%	119	2.41x	9.7%	51.6%	45.4%
$50,000,000	-	$135,000,000	3	250,065,000	18.2	2.95149%	101	4.16x	12.8%	46.8%	46.8%

Total / Wtd. Avg:			71	$1,375,277,299	100.0%	3.39050%	112	2.61x	10.3%	57.1%	53.1%

Mortgage Rates
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Mortgage Rates			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(4)	Ratio(2)(4)(5)	Maturity(1)(2)(5)

2.42000%	-	3.00000%	5	$250,198,193	18.2%	2.68951%	100	4.30x	12.7%	42.9%	40.2%
3.00001%	-	3.50000%	32	680,714,382	49.5	3.31194%	117	2.50x	10.1%	57.8%	54.3%
3.50001%	-	4.00000%	25	319,375,187	23.2	3.76467%	114	1.92x	8.9%	62.6%	59.0%
4.00001%	-	4.65000%	9	124,989,536	9.1	4.26540%	104	1.57x	10.1%	67.8%	57.0%

Total / Wtd. Avg:			71	$1,375,277,299	100.0%	3.39050%	112	2.61x	10.3%	57.1%	53.1%

Original Term to Maturity/ARD in Months
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Original Term to			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Maturity/ARD in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(4)	Ratio(2)(4)(5)	Maturity(1)(2)(5)

60			6	$61,589,610	4.5%	3.98665%	60	1.99x	10.4%	61.2%	57.5%
84			3	170,950,000	12.4	2.85341%	84	4.49x	13.1%	41.0%	41.0%
120			62	1,142,737,689	83.1	3.43871%	119	2.36x	9.9%	59.3%	54.6%

Total / Wtd. Avg:			71	$1,375,277,299	100.0%	3.39050%	112	2.61x	10.3%	57.1%	53.1%

Remaining Term to Maturity/ARD in Months
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Remaining Term to			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Maturity/ARD in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(4)	Ratio(2)(4)(5)	Maturity(1)(2)(5)

59	-	60	6	$61,589,610	4.5%	3.98665%	60	1.99x	10.4%	61.2%	57.5%
61	-	84	3	170,950,000	12.4	2.85341%	84	4.49x	13.1%	41.0%	41.0%
85	-	119	37	670,411,511	48.7	3.45793%	119	2.26x	9.5%	58.2%	53.2%
120	-	120	25	472,326,178	34.3	3.41143%	120	2.50x	10.4%	60.8%	56.8%

Total / Wtd. Avg:			71	$1,375,277,299	100.0%	3.39050%	112	2.61x	10.3%	57.1%	53.1%

Original Amortization Term in Months
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Original Amortization			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Term in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(4)	Ratio(2)(4)(5)	Maturity(1)(2)(5)

	Interest Only		39	$904,720,277	65.8%	3.25969%	111	3.05x	10.2%	53.4%	53.3%
300	-	300	2	61,033,193	4.4	3.19193%	96	1.79x	11.0%	58.1%	44.2%
360	-	360	30	409,523,829	29.8	3.70905%	118	1.76x	10.5%	65.3%	53.8%

Total / Wtd. Avg:			71	$1,375,277,299	100.0%	3.39050%	112	2.61x	10.3%	57.1%	53.1%

A-2-1

ANNEX A-2

Remaining Amortization Term in Months
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Remaining Amortization			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Term in Months			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(4)	Ratio(2)(4)(5)	Maturity(1)(2)(5)

	Interest Only		39	$904,720,277	65.8%	3.25969%	111	3.05x	10.2%	53.4%	53.3%
299	-	300	2	61,033,193	4.4	3.19193%	96	1.79x	11.0%	58.1%	44.2%
358	-	360	30	409,523,829	29.8	3.70905%	118	1.76x	10.5%	65.3%	53.8%

Total / Wtd. Avg:			71	$1,375,277,299	100.0%	3.39050%	112	2.61x	10.3%	57.1%	53.1%

Amortization Types
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Amortization Types			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(4)	Ratio(2)(4)(5)	Maturity(1)(2)(5)

Interest Only			38	$859,720,277	62.5%	3.26345%	110	3.15x	10.5%	54.9%	54.9%
Amortizing Balloon			17	235,297,746	17.1	3.71893%	111	1.76x	10.7%	65.4%	52.2%
Interest Only, Amortizing Balloon			14	197,626,083	14.4	3.75069%	119	1.74x	10.4%	64.9%	55.9%
Interest Only - ARD			1	45,000,000	3.3	3.18800%	119	1.10x	3.6%	23.4%	23.4%
Amortizing Balloon - ARD			1	37,633,193	2.7	2.59000%	119	1.92x	10.8%	55.3%	37.6%

Total / Wtd. Avg:			71	$1,375,277,299	100.0%	3.39050%	112	2.61x	10.3%	57.1%	53.1%

Partial Interest Only Periods

						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Partial Interest			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Only Periods			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(4)	Ratio(2)(4)(5)	Maturity(1)(2)(5)

12	-	24	4	$66,360,000	33.6%	3.96824%	119	1.69x	10.5%	70.0%	58.7%
36	-	36	5	72,566,083	36.7	3.69761%	120	1.71x	10.1%	65.4%	56.1%
48	-	48	1	17,500,000	8.9	3.84000%	119	1.54x	9.2%	57.9%	51.2%
60	-	60	4	41,200,000	20.8	3.45584%	120	1.96x	11.1%	59.0%	53.0%

Total / Wtd. Avg:			14	$197,626,083	100.0%	3.75069%	119	1.74x	10.4%	64.9%	55.9%

Underwritten Net Cash Flow Debt Service Coverage Ratios(1)(2)(3)
						Weighted Averages

Underwritten				Aggregate	% of		Stated			Cut-off
Net Cash Flow			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Debt Service			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Coverage Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(4)	Ratio(2)(4)(5)	Maturity(1)(2)(5)

1.10x	-	1.79x	19	$289,921,440	21.1%	3.73317%	114	1.49x	8.5%	59.7%	50.3%
1.80x	-	2.09x	20	330,738,564	24.0	3.60145%	117	1.92x	10.1%	63.3%	55.6%
2.10x	-	2.29x	8	81,225,610	5.9	3.53753%	106	2.19x	9.9%	62.5%	59.3%
2.30x	-	2.59x	7	118,650,000	8.6	3.34072%	119	2.43x	8.5%	60.4%	60.7%
2.60x		2.99x	9	225,639,685	16.4	3.37783%	117	2.79x	10.2%	55.0%	54.7%
3.00x	-	5.79x	8	329,102,000	23.9	2.86694%	102	4.32x	13.0%	47.6%	47.6%

Total / Wtd. Avg:			71	$1,375,277,299	100.0%	3.39050%	112	2.61x	10.3%	57.1%	53.1%

Cut-off Date LTV Ratios(2)(4)(5)
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Cut-off Date			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
LTV Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(4)	Ratio(2)(4)(5)	Maturity(1)(2)(5)

23.4%	-	39.9%	5	$258,040,000	18.8%	2.90516%	101	3.95x	11.4%	33.0%	32.9%
40.0%	-	49.9%	4	58,489,685	4.3	3.24927%	110	3.09x	11.2%	47.6%	46.6%
50.0%	-	59.9%	15	282,167,208	20.5	3.40610%	119	2.32x	9.9%	57.5%	53.2%
60.0%	-	69.9%	39	624,936,386	45.4	3.48408%	112	2.37x	10.2%	64.2%	60.0%
70.0%	-	74.1%	8	151,644,020	11.0	3.85613%	119	1.64x	9.2%	72.1%	61.3%

Total / Wtd. Avg:			71	$1,375,277,299	100.0%	3.39050%	112	2.61x	10.3%	57.1%	53.1%

A-2-2

ANNEX A-2

LTV Ratio at Maturity/ARD(1)(2)(5)
						Weighted Averages

				Aggregate	% of		Stated			Cut-off
			Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Maturity/ARD Date			Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
LTV Ratios			Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(4)	Ratio(2)(4)(5)	Maturity(1)(2)(5)

23.4%	-	39.9%	7	$302,662,878	22.0%	2.87994%	104	3.67x	11.5%	36.1%	33.6%
40.0%	-	44.9%	3	27,512,015	2.0	3.41382%	120	2.12x	12.3%	53.7%	42.4%
45.0%	-	49.9%	8	121,934,182	8.9	3.45476%	115	2.36x	10.7%	55.9%	48.4%
50.0%	-	54.9%	8	129,390,689	9.4	3.76453%	109	1.76x	10.8%	63.2%	53.4%
55.0%	-	70.4%	45	793,777,535	57.7	3.51352%	116	2.40x	9.7%	64.4%	61.6%

Total / Wtd. Avg:			71	$1,375,277,299	100.0%	3.39050%	112	2.61x	10.3%	57.1%	53.1%

Type of Mortgaged Properties
						Weighted Averages

				Aggregate	% of				Cut-off
			Number of	Cut-off	Initial			UW	Date	LTV Ratio
			Mortgaged	Date	Pool		UW NCF	NOI	LTV	at
Property Type			Properties	Balance	Balance	Occupancy	DSCR(2)(3)	DY(2)(4)	Ratio(2)(4)(5)	Maturity(1)(2)(5)

Office
CBD			10	$273,565,000	19.9%	93.8%	3.78x	12.7%	50.9%	47.8%
Suburban			16	160,577,544	11.7	93.4%	2.48x	10.3%	63.1%	59.4%
Medical			5	20,655,779	1.5	100.0%	1.99x	9.0%	60.7%	57.5%
Subtotal:			31	$454,798,323	33.1%	93.9%	3.24x	11.7%	55.7%	52.4%

Retail
Anchored			15	$271,448,610	19.7%	96.3%	2.11x	10.3%	61.6%	54.6%
Single Tenant			22	42,974,221	3.1	100.0%	2.37x	8.6%	62.6%	60.1%
Unanchored			2	19,999,112	1.5	100.0%	2.52x	9.4%	58.0%	56.8%
Subtotal:			39	$334,421,944	24.3%	97.0%	2.17x	10.1%	61.5%	55.5%

Multifamily
Garden			8	$93,586,451	6.8%	96.4%	3.36x	10.6%	54.2%	51.0%
High Rise			2	47,500,000	3.5	99.5%	2.61x	9.1%	54.7%	55.0%
Low Rise			8	32,750,000	2.4	97.6%	2.09x	7.7%	66.2%	66.2%
Subtotal:			18	$173,836,451	12.6%	97.5%	2.92x	9.6%	56.6%	54.9%

Industrial
Flex			4	$74,868,343	5.4%	96.3%	2.29x	10.3%	51.4%	47.0%
Warehouse/Distribution			5	53,060,000	3.9	100.0%	2.40x	9.4%	56.5%	56.1%
Manufacturing			1	10,500,000	0.8	100.0%	2.29x	12.8%	55.6%	43.0%
Warehouse			1	10,000,000	0.7	100.0%	2.03x	8.8%	52.6%	52.6%
Subtotal:			11	$148,428,343	10.8%	98.1%	2.31x	10.1%	53.6%	50.4%

Self Storage
Self Storage			22	$89,098,886	6.5%	94.4%	1.93x	9.8%	61.5%	50.0%
Subtotal:			22	$89,098,886	6.5%	94.4%	1.93x	9.8%	61.5%	50.0%

Mixed Use
Office/Retail			3	$59,250,000	4.3%	96.1%	2.75x	9.0%	64.4%	64.4%
Self Storage/Industrial/Office			1	9,522,000	0.7	93.3%	3.10x	11.3%	59.9%	59.9%
Multifamily/Retail/Office			1	9,000,000	0.7	100.0%	1.79x	7.3%	64.3%	64.3%
Subtotal:			5	$77,772,000	5.7%	96.2%	2.68x	9.1%	63.9%	63.9%

Other
Leased Fee			2	$72,481,667	5.3%	NAP	1.44x	5.6%	41.8%	41.2%
Subtotal:			2	$72,481,667	5.3%	NAP	1.44x	5.6%	41.8%	41.2%

Hospitality
Extended Stay			2	$15,489,685	1.1%	74.1%	2.34x	14.9%	53.1%	43.2%
Select Service			1	$8,950,000	0.7	78.9%	1.91x	13.2%	65.8%	60.4%
Subtotal:			3	$24,439,685	1.8%	75.9%	2.18x	14.3%	57.8%	49.5%

Total / Wtd. Avg:			131	1,375,277,299	100.0%	95.5%	2.61x	10.3%	57.1%	53.1%

A-2-3

ANNEX A-2

Mortgaged Properties by Location
				Weighted Averages

		Aggregate	% of				Cut-off
	Number of	Cut-off	Initial			UW	Date	LTV Ratio
	Mortgaged	Date	Pool		UW NCF	NOI	LTV	at
Location	Properties	Balance	Balance	Occupancy	DSCR(2)(3)	DY(2)(4)	Ratio(2)(4)(5)	Maturity(1)(2)(5)

New York	24	$432,900,000	31.5%	86.4%	2.97x	9.7%	46.8%	46.4%
Florida	6	129,629,610	9.4	94.6%	2.84x	10.4%	59.6%	58.7%
California	6	107,450,000	7.8	98.4%	2.99x	11.4%	60.6%	60.2%
New Jersey	6	74,879,294	5.4	61.0%	1.94x	9.5%	65.6%	61.1%
Illinois	11	69,089,644	5.0	96.8%	3.80x	11.8%	46.5%	44.3%
Arizona	5	68,145,777	5.0	93.4%	2.39x	9.5%	66.3%	58.9%
Pennsylvania	2	65,447,501	4.8	92.7%	1.82x	10.9%	67.8%	54.3%
Alabama	8	62,087,639	4.5	93.6%	1.60x	9.9%	70.7%	57.2%
Texas	15	61,796,474	4.5	94.3%	2.67x	12.2%	57.7%	50.7%
Tennessee	4	40,406,884	2.9	94.3%	2.30x	10.8%	61.1%	55.9%
North Carolina	3	39,600,000	2.9	97.4%	1.96x	11.6%	61.8%	53.4%
Missouri	2	36,987,769	2.7	97.4%	2.18x	8.1%	68.3%	64.5%
New Mexico	1	25,500,000	1.9	85.4%	1.86x	12.0%	62.3%	53.8%
Louisiana	7	22,848,976	1.7	96.0%	1.78x	9.2%	67.5%	56.7%
Nevada	2	22,275,000	1.6	97.5%	3.22x	10.4%	66.0%	66.0%
Ohio	7	16,320,293	1.2	92.8%	2.38x	8.7%	63.2%	64.3%
Michigan	2	13,013,003	0.9	97.7%	1.95x	10.9%	63.2%	54.9%
Indiana	2	10,032,020	0.7	93.4%	1.58x	9.1%	62.0%	49.6%
Colorado	1	9,522,000	0.7	93.3%	3.10x	11.3%	59.9%	59.9%
Utah	1	9,500,000	0.7	100.0%	1.61x	10.4%	60.1%	48.0%
Wisconsin	2	9,281,152	0.7	100.0%	1.69x	11.0%	62.5%	55.5%
Kentucky	2	8,173,844	0.6	100.0%	2.37x	8.4%	62.0%	62.0%
Minnesota	1	7,427,094	0.5	94.6%	1.92x	10.8%	55.3%	37.6%
South Carolina	1	6,989,685	0.5	74.2%	2.66x	15.9%	47.9%	37.4%
Virginia	1	6,155,142	0.4	93.9%	1.92x	10.8%	55.3%	37.6%
Maine	1	5,900,752	0.4	97.7%	1.92x	10.8%	55.3%	37.6%
Arkansas	1	3,360,000	0.2	97.4%	1.75x	10.3%	67.9%	56.6%
Kansas	1	3,190,941	0.2	88.5%	1.92x	10.8%	55.3%	37.6%
Oklahoma	2	2,897,898	0.2	100.0%	2.22x	10.1%	66.0%	58.4%
Georgia	2	2,494,206	0.2	100.0%	2.66x	8.7%	61.5%	61.5%
Maryland	1	1,285,851	0.1	100.0%	2.66x	8.7%	61.5%	61.5%
Iowa	1	688,849	0.1	100.0%	2.66x	8.7%	61.5%	61.5%

Total / Wtd. Avg:	131	$1,375,277,299	100.0%	90.5%	2.61x	10.3%	57.1%	53.1%

Prepayment Protection
				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Prepayment	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Protection	Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(4)	Ratio(2)(4)(5)	Maturity(1)(2)(5)

Defeasance	63	$1,085,173,284	78.9%	3.46369%	115	2.43x	10.2%	60.6%	55.9%
Yield Maintenance	6	137,104,015	10.0	3.46949%	119	1.79x	7.9%	51.0%	47.3%
Yield Maintenance or Defeasance	2	153,000,000	11.1	2.80059%	88	4.58x	13.0%	38.3%	38.3%

Total / Wtd. Avg:	71	$1,375,277,299	100.0%	3.39050%	112	2.61x	10.3%	57.1%	53.1%

Loan Purpose
				Weighted Averages

		Aggregate	% of		Stated			Cut-off
	Number of	Cut-off	Initial		Remaining		UW	Date	LTV Ratio
Loan	Mortgage	Date	Pool	Mortgage	Term	UW NCF	NOI	LTV	at
Purpose	Loans	Balance	Balance	Rate	(Mos.)(1)	DSCR(2)(3)	DY(2)(4)	Ratio(2)(4)(5)	Maturity(1)(2)(5)

Refinance	52	$933,582,939	67.9%	3.41828%	111	2.57x	10.6%	57.5%	52.1%
Acquisition	17	374,694,360	27.2	3.31877%	115	2.79x	10.1%	55.5%	54.3%
Recapitalization	2	67,000,000	4.9	3.40440%	119	2.15x	7.7%	60.5%	60.5%

Total / Wtd. Avg:	71	$1,375,277,299	100.0%	3.39050%	112	2.61x	10.3%	57.1%	53.1%

(1) In the case of Loan Nos. 4 and 7, each with an anticipated repayment date, Stated Remaining Term (Mos.) and LTV Ratio at Maturity are calculated as of the related anticipated repayment date.

(2) In the case of Loan Nos. 1, 5, 10, 12, 15, 16, 20, 22, 25, and 27, the UW NCF DSCR, UW NOI DY, Cut-off Date LTV Ratio and LTV Ratio at Maturity calculations include the related Pari Passu Companion Loan(s). In the case of Loan Nos. 1 and 25, the   UW NCF DSCR, UW NOI DY, Cut-off Date LTV Ratio and LTV Ration at Maturity calculations exclude the related Subordinate Companion Loan(s), related mezzanine loan(s) and/or related additional secured subordinate debt.

(3) In the case of Loan. No 15, the UW NCF DSCR is calculated using the sum of principal and interest payments over the first 12 monthly payments following the Cut-off Date based on the assumed principal payment schedule for the whole loan, the in-trust portion which is set forth in Annex I to the Prospectus.

(4) In the case of Loan No. 23, the UW NOI DY and Cut-off Date LTV Ratio is calculated net of a holdback reserve of $300,000. Such holdback reserve is held as collateral for the 125 West 16th Street Mortgage Loan, and may, upon an event of default, be applied to the debt in lender’s discretion.  The reserve is not eligible for disbursement until, among other conditions, the borrower delivers a TCO for the mortgaged property. Subject to the TCO, from and after the origination date through and including July 1, 2024, the lender may disburse the holdback upon the debt yield equaling or exceeding 8.25%. In the case of Loan No. 34, the UW NOI DY and Cut-off Date LTV are calculated net of a holdback reserve of $300,000. Such holdback reserve is held as collateral for the Ohio Storage Portfolio Mortgage Loan. The reserve is not eligible for disbursement until, among other conditions, the mortgaged property achieves a debt yield equal to or greater than 8.5%. If the reserve condition is not satisfied within 36 months of origination of the Ohio Storage Portfolio Mortgage Loan, the lender may, in its discretion, hold the reserve as additional collateral for the Ohio Storage Portfolio Mortgage Loan, and the borrower will not be entitled to any further release thereof.

(5) In the case of Loan Nos. 10, 11, 32, 35, 39, 45 and 53, the Cut-off Date LTV Ratio and the LTV Ratio at Maturity are calculated by using an appraised value based on certain hypothetical assumptions. Refer to “Description of the Mortgage Pool—Assessments of Property Value and Condition” in the Prospectus for additional details.

A-2-4

ANNEX A-3

DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS

A-3-1

Annex A-3	Benchmark 2021-B28

One SoHo Square

A-3-2

Annex A-3	Benchmark 2021-B28

One SoHo Square

A-3-3

Annex A-3	Benchmark 2021-B28

One SoHo Square

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	GSMC, GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(2):	$135,000,000	Title:	Fee
Cut-off Date Principal Balance(2):	$135,000,000	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	9.8%	Net Rentable Area (SF):	786,891
Loan Purpose:	Refinance	Location:	New York, NY
Borrowers:	SOHO AOA Owner LLC, OSS 2016	Year Built / Renovated:	1904-1926 / 2016
	LLC, and 2016 SOHO LLC	Occupancy:	92.5%
Guarantor:	The Gluck Family Trust	Occupancy Date:	6/1/2021
Interest Rate:	2.72466879%	Number of Tenants:	14
Note Date:	7/9/2021	Fourth Most Recent NOI:	NAV
Maturity Date:	8/6/2028	Third Most Recent NOI(4):	$24,995,700 (December 31, 2019)
Interest-only Period:	84 months	Second Most Recent NOI:	$46,957,475 (December 31, 2020)
Original Term:	84 months	Most Recent NOI:	$51,408,293 (TTM April 30, 2021)
Original Amortization:	None	UW Economic Occupancy(6):	95.9%
Amortization Type:	Interest Only	UW Revenues:	$83,142,799
Call Protection(3):	YM(24),DorYM(54),O(6)	UW Expenses:	$19,231,486
Lockbox / Cash Management:	Hard / Springing	UW NOI(5):	$63,911,313
Additional Debt(2):	Yes	UW NCF(5):	$63,328,788
Additional Debt Balance(2):	$335,000,000 / $315,000,000 /	Appraised Value / Per SF:	$1,350,000,000 / $1,716
	$120,000,000	Appraisal Date:	6/10/2021
Additional Debt Type(2):	Pari Passu / Subordinate /
	Mezzanine

Escrows and Reserves(5)				Financial Information(2)(6)
	Initial	Monthly	Initial Cap		Senior Notes	Whole Loan	Total Debt
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$597	$998	$1,150
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$597	$998	$1,150
Replacement Reserves:	$0	Springing	$150,000	Cut-off Date LTV:	34.8%	58.1%	67.0%
TI/LC:	$0	Springing	$1,500,000	Maturity Date LTV:	34.8%	58.1%	67.0%
				UW NCF DSCR:	4.88x	2.92x	2.28x
				UW NOI Debt Yield:	13.6%	8.1%	7.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Senior Loan	$470,000,000	51.8%	Purchase Price	$900,036,150	99.2%
Subordinate Loan	315,000,000	34.7	Closing Costs	7,272,952	0.8_
Mezzanine Loan	120,000,000	13.2
Loan Sponsor Cash Contribution	2,309,102	0.3
Total Sources	$907,309,102	100.0%	Total Uses	$907,309,102	100.0%
(1)	The One SoHo Square Whole Loan (as defined below) was co-originated by Goldman Sachs Bank USA, DBR Investments Co. Limited and Bank of Montreal. GSMC will be contributing $103,950,000 (Notes A-1-C-1 and A-1-C-3) and GACC will be contributing $31,050,000 (Notes A-2-C-1 and A-2-C-5) to the Benchmark 2021-B28 transaction.

(2)	The One SoHo Square Loan (as defined below) is part of a whole loan evidenced by 20 senior pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $470.0 million (the “One SoHo Square Senior Notes”) and three pari passu subordinate notes with an aggregate outstanding principal balance as of the Cut-off Date of $315.0 million. The Financial Information in the chart above reflects the Cut-off Date Balances of the One SoHo Square Senior Notes, the One SoHo Square Whole Loan (as defined below), and the total debt inclusive of the related $120.0 million mezzanine loan on the One SoHo Square Property (as defined below).
(3)	The defeasance lockout period, with respect to a defeasance of the One SoHo Square Whole Loan, will be at least 24 payment dates beginning with and including the first payment date on September 6, 2021. Defeasance of the full $785.0 million One SoHo Square Whole Loan is permitted after the date that is earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) July 9, 2024. Prepayment in whole or in part is permitted at any time, subject to yield maintenance for any payment prior to March 6, 2028.
(4)	The increase from Third Most Recent NOI to UW NCF and UW NOI are primarily attributable to the One SoHo Square Property (as defined below) undergoing lease up.
(5)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(6)	While the One SoHo Square Whole Loan was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact The One SoHo Square Whole Loan more severely than assumed in the underwriting of The One SoHo Square Whole Loan and could adversely affect the NOI, NCF, and occupancy information, as well as the appraised value and the DSCR, LTV, and Debt Yield

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metrics presented above. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The Loan. The One SoHo Square mortgage loan (the “One SoHo Square Loan”) is part of a whole loan with an aggregate outstanding principal balance as of the Cut-off Date of $785.0 million (the “One SoHo Square Whole Loan”) consisting of 20 senior pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $470.0 million and three pari passu subordinate notes with an aggregate outstanding principal balance as of the Cut-off Date of $315.0 million. The One SoHo Square Whole Loan is secured by the borrowers’ fee interest in a 786,891 square foot office property located in New York, New York (the “One SoHo Square Property”). The non-controlling Notes A-1-C-1, A-1-C-3, A-2-C-1 and A-2-C-5, with an aggregate outstanding principal balance as of the Cut-off Date of $135.0 million, will be included in the Benchmark 2021-B28 trust. The remaining notes have been, or are expected to be, contributed to one or more future securitization trusts or may otherwise be transferred at any time. The One SoHo Square Whole Loan, which accrues interest at an interest rate of 2.72466879% per annum, was co-originated by Goldman Sachs Bank USA, DBR Investments Co. Limited and Bank of Montreal on July 9, 2021 and had an aggregate original principal balance of $785.0 million and has an aggregate outstanding principal balance as of the Cut-off Date of $785.0 million. The proceeds of the One SoHo Square Whole Loan were primarily used to refinance the One SoHo Square Property and pay origination costs. The One SoHo Square Whole Loan was previously securitized in GSMS 2019-SOHO. The relationship between the holders of the One SoHo Square Whole Loan is governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced AB Whole Loans—The One SoHo Square Whole Loan” in the Prospectus. The One SoHo Square Whole Loan had an initial term of 84 months and has a remaining term of 84 months as of the Cut-off Date. The One SoHo Square Whole Loan requires monthly payments of interest only for the entire duration of the loan. The scheduled maturity date of the One SoHo Square Whole Loan is the due date in August 2028.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-S	$685,083	$685,083	SOHO 2021-SOHO(1)	Yes
A-1-C-1	$53,950,000	$53,950,000	Benchmark 2021-B28	No
A-1-C-2	$75,000,000	$75,000,000	GSBI(2)	No
A-1-C-3	$50,000,000	$50,000,000	Benchmark 2021-B28	No
A-1-C-4	$50,000,000	$50,000,000	GSBI(2)	No
A-1-C-5	$50,000,000	$50,000,000	GSBI(2)	No
A-1-C-6	$20,000,000	$20,000,000	GSBI(2)	No
A-1-C-7	$20,000,000	$20,000,000	GSBI(2)	No
A-1-C-8	$2,353,868	$2,353,868	GSBI(2)	No
A-2-S	$204,420	$204,420	SOHO 2021-SOHO(1)	No
A-2-C-1	$21,050,000	$21,050,000	Benchmark 2021-B28	No
A-2-C-2	$20,000,000	$20,000,000	DBRI(2)	No
A-2-C-3	$20,000,000	$20,000,000	DBRI(2)	No
A-2-C-4	$16,000,000	$16,000,000	DBRI(2)	No
A-2-C-5	$10,000,000	$10,000,000	Benchmark 2021-B28	No
A-2-C-6	$8,822,928	$8,822,928	DBRI(2)	No
A-3-S	$110,497	$110,497	SOHO 2021-SOHO(1)	No
A-3-C-1	$24,000,000	$24,000,000	BMO(2)	No
A-3-C-2	$16,000,000	$16,000,000	BMO(2)	No
A-3-C-3	$11,823,204	$11,823,204	BMO(2)	No
Total Senior Notes	$470,000,000	$470,000,000
B-1	$215,801,105	$215,801,105	SOHO 2021-SOHO(1)	No
B-2	$64,392,265	$64,392,265	SOHO 2021-SOHO(1)	No
B-3	$34,806,630	$34,806,630	SOHO 2021-SOHO(1)	No
Whole Loan	$785,000,000	$785,000,000
(1)	Expected to close prior to the Closing Date.
(2)	Expected to be contributed to one or more future securitization trusts or may otherwise be transferred at any time.

The Borrowers. The borrowers are SOHO AOA Owner, LLC, OSS 2016, LLC and 2016 SOHO LLC, each a Delaware limited liability company. The borrowers are structured to be single purpose bankruptcy-remote entities, having at least two independent directors in their organizational structure. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the One SoHo Square Whole Loan.

The Loan Sponsor. The loan sponsor is comprised of entities controlled by the trustees of the Amended and Restated 2013 LG Revocable Trust (d/b/a Stellar Management) and the non-recourse carveout guarantor is The Gluck Family Trust. At origination, in lieu of funding an unfunded obligations reserve, the guarantor also provided a guaranty of certain unfunded obligations including tenant improvements and leasing commissions in an amount equal to $3,142,373.13. Stellar Management (“Stellar”) was founded in 1985 by Laurence Gluck, formerly a partner at New York real estate law firm Dreyer & Traub and a former member of the executive committee of the Real Estate Board of New York. Stellar owns and manages over 12,000 apartments, over two million square feet of office space and 1.3 million square feet of retail space. Notable New York City projects, past and present, include 14 Wall Street, The Milk Building, 522 Fifth Avenue, 220 Fifth Avenue, Otto Greenpoint, The Windermere, Embassy House, Columbus Square and Independence Plaza. Since

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its inception, Stellar has partnered with a number of institutions and has been a fiduciary to investors on over 150 transactions. Stellar employs over 700 people.

The Property. The One SoHo Square Property is a 786,891 square foot, Class A, office property located in New York, New York that was designed by the architecture firm Gensler. The One SoHo Square Property is situated in the Hudson Square / Meatpacking District submarket on the northwest corner of 6th Avenue and Spring Street. The One SoHo Square Property features multiple amenities, including roof decks with panoramic views, building management systems, destination dispatch elevators, 24/7 attended lobby with exclusive key card access, a bike room, a message center, and an online tenant service request system. The One SoHo Square Property serves as the corporate headquarters for Flatiron Health, MAC, Warby Parker, Glossier and Double Verify (through November 2023, at which time Flatiron Health is expected take this space through February 2031 as further described below) which together occupy 59.2% of the NRA.

As of June 1, 2021, the One SoHo Square Property was 92.5% leased to 14 tenants.

Major Tenants.

The largest tenant, Flatiron Health (“Flatiron”) (223,402 square feet; 28.4% of net rentable area; 29.0% of underwritten base rent; Moody’s/S&P/Fitch: Aa3/AA/AA) is an oncology-focused electronic health records company that seeks to accelerate cancer research and improve the quality of care for cancer patients. Founded in 2012, Flatiron Health partners with hundreds of cancer centers and developers of oncology therapeutics to facilitate the collection of patient data for research and development purposes to accelerate and impact treatment worldwide. Flatiron’s lease at the One SoHo Square Property commenced in June 2018 and expires in February 2031. Flatiron’s lease has two, five-year extension options.

The second largest leased tenant, Aetna (106,350 square feet; 13.5% of net rentable area; 14.9% of underwritten base rent; Moody’s/S&P/Fitch: Baa2/BBB/NR) provides health insurance, as well as dental, vision and other plans to individuals, families and employers. Founded in 1853 in Hartford, Connecticut, Aetna offers: (i) a range of insurance and employee benefits products, (ii) programs and services that help control rising costs while striving to improve the quality of healthcare and (iii) tools and information to help people make better-informed decisions about their healthcare and financial well-being. Aetna’s lease at the One SoHo Square Property commenced in August 2018 and expires in July 2029. Aetna’s lease has two, one-year or five-year extension options.

The third largest leased tenant, MAC (88,699 square feet; 11.3% of net rentable area; 13.1% of underwritten base rent; Moody’s/S&P/Fitch: A1/A+/NR) which stands for Make-Up Art Cosmetics (“MAC”), is a makeup and cosmetic supplier. Founded in 1984 in Toronto, Canada by photographer Frank Toskan and salon owner Frank Angelo, MAC is now sold in more than 120 countries around the globe and offers more than 50 collections each year. MAC’s lease at the One Soho Square Property commenced in November 2017 and expires in March 2034. MAC’s lease has two, five-year extension options.

The Market. The One SoHo Square Property is located within the New York City-Jersey City-White Plains metropolitan area and is part of the Hudson Square/Meatpacking Office submarket. The One SoHo Square Property benefits from the area’s mass transit infrastructure that connects Manhattan to the outer boroughs and the surrounding suburbs in the tri-state area. Air transportation is available via JFK International Airport, Newark Liberty International Airport, and LaGuardia Airport, all of which are in close proximity to the One SoHo Square Property. Further, Penn Station and Grand Central are located in New York City, offering railroad access to Long Island, New York state, Connecticut, and New Jersey. The New York City metropolitan area has a diverse economy, with major employers including JP Morgan Chase & Co., Bank of America, New York-Presbyterian Healthcare System, Macy’s, Verizon Communications, PWC, Delta Air Lines Inc., and Time Warner Inc.

As of the first quarter of 2021, the Midtown South Office Market had approximately 3.4 million square feet under construction with an overall vacancy rate of 17.5% and average asking rents of $76.60 per square foot. As of the first quarter of 2021, the Hudson Square/Meatpacking Office submarket had approximately 988,866 square feet under construction with an overall vacancy rate of 6.4% and average asking rents of $79.55 per square foot.

The appraisal identified seven directly competitive office comparables. Comparable buildings were built between 1910 and 1987 and range in size from 236,512 square feet to 2,921,914 square feet. Average asking rents ranged from $85.00 to $90.00 per square foot.

Historical and Current Occupancy(1)
T12 (Apr 2021)	Current(2)
91.1%	92.5%
(1)	Historical occupancies are not presented as the One SoHo Square Property was undergoing lease up.
(2)	Current Occupancy is as of June 1, 2021.

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Sales Comparables(1)
	Address	RSF	Year Built / Renovated	Occupancy	Sale Date	Price	Price PSF	Cap Rate	Adjusted Price PSF
1	635-641 Avenue of the Americas	267,000	1902 / 2015	84.0%	Jun-2021	$ 325,000,000	$ 1,217	5.36%	$ 1,339
2	546 Broadway	93,600	1900	100.0%	Jun-2021	160,000,000	1,709	6.17%	1,197
3	125 West End Avenue	399,309	1929	0.0%	Mar-2021	597,015,923	1,495	4.58%	1,719
4	410 Tenth Avenue	634,359	1927 / 2021	98.0%	Dec-2020	952,840,000	1,502	4.30%	1,577
5	One Madison Avenue	1,392,565	1932 / 2023	0.0%	May-2020	2,300,000,000	1,652	4.30%	1,817
6	424 Fifth Avenue	680,493	1929 / 2020	100.0%	Mar-2020	1,289,501,065	1,895	5.21%	1,710
7	450 West 15th Street	320,789	1928 / 2012	94.0%	May-2019	600,000,000	1,870	3.30%	1,688
8	330 Hudson Street	467,905	1910 / 2013	100.0%	Feb-2018	385,000,000	823	4.54%	1,214
Weighted Average / Total		532,003		56.1%		$1,268,227,178	$ 1,553	4.53%	$ 1,635
	One SoHo Square(2)	786,891	1904-1926 / 2016	92.5%		$1,350,000,000	$ 1,716	4.25%	$ 1,716
(1)	Source: Appraisal
(2)	The One SoHo Square Property’s Price and Price PSF are based on the “as-is” appraised value. The One SoHo Square Property’s Occupancy and RSF is based on in-place rent roll as of June 2021 with rent steps through August 31, 2022.

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)(3)	% of Total NRA	Base Rent PSF(4)	% of Total Base Rent	Lease Expiration Date
Flatiron Health(5)(6)	Aa3/AA/AA	223,402	28.4%	$87.17	29.0%	2/28/2031
Aetna	Baa2/BBB/NR	106,350	13.5	$93.77	14.9%	7/31/2029
MAC	A1/A+/NR	88,699	11.3	$99.03	13.1%	3/31/2034
Juul Labs(7)	NR/NR/NR	54,068	6.9	$128.13	10.3%	5/31/2032
Warby Parker	NR/NR/NR	83,286	10.6	$75.68	9.4%	1/31/2025
Glossier	NR/NR/NR	39,637	5.0	$88.13	5.2%	4/30/2028
Double Verify(8)	NR/NR/NR	30,668	3.9	$87.40	4.0%	2/28/2031
Trader Joe’s	NR/NR/NR	26,126	3.3	$95.69	3.7%	5/31/2033
Managed By Q(9)	NR/NR/NR	27,334	3.5	$86.53	3.5%	6/30/2028
Aveda	A1/A+/A+	20,194	2.6	$90.52	2.7%	5/31/2025
Total		699,764	88.9%	$91.93	95.8%
Other Occupied		28,208	3.6
Total Occupied		727,972	92.5%
Vacant		58,919	7.5
Total		786,891	100.0%
(1)	Based on the underwritten rent roll dated June 1, 2021.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	Borrower owned space. Does not include non-owned anchors or outparcels.
(4)	Base Rent PSF is inclusive of contractual rent steps through August 31, 2022.
(5)	Flatiron Health receives an abatement of 87.71% for the months of March 2027 through March 2028. Does not include space that has been pre-leased to Flatiron Health (35,523 square feet), which is currently occupied by Double Verify (see footnote (8) below) and another tenant.
(6)	Flatiron Health originally put up approximately 111,000 square feet (approximately 49%) of its leased space for sublease during the COVID-19 pandemic. They currently have approximately 40,890 square feet (approximately 17.9%) of its leased space up for sublease, of which 30,668 square feet has been subleased to Petal for three years at approximately 35% of Flatiron Health’s contractual rent. We cannot assure you that Flatiron Health will be able to sublease its remaining space or continue paying rent.
(7)	Juul Labs has yet to take occupancy of its space but continues to pay its current rent. This space is presently on the market for sublease. We cannot assure you that this space will be subleased or that Juul Labs will continue to pay rent.
(8)	Suite 4 is presently leased to Double Verify through November 30, 2023. Flatiron Health has executed a lease for this space commencing on March 1, 2024. UW Base Rent depicts Double Verify’s base rent through November 2023 and Flatiron Health’s rent thereafter. Flatiron Health receives an abatement of 91.28% for the months of March 2027 through September 2027 and 58.1% for the month of October 2027.
(9)	Additional credit enhancement in the form of a parent company guaranty from WeWork, a letter of credit in the amount of one year of rent and a prohibition on using the space for co-working.

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Lease Rollover Schedule
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(1)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	0	58,919	7.5%	NAP	NAP	58,919	7.5%	NAP	NAP
MTM & 2021	0	0	0.0	$0	0.0%	58,919	7.5%	$0	0.0%
2022	0	0	0.0	0	0.0	58,919	7.5%	$0	0.0%
2023(2)	0	0	0.0	0	0.0	58,919	7.5%	$0	0.0%
2024	0	0	0.0	0	0.0	58,919	7.5%	$0	0.0%
2025	2	103,480	13.2	8,130,858	12.1	162,399	20.6%	$8,130,858	12.1%
2026	1	4,855	0.6	89,652	0.1	167,254	21.3%	$8,220,510	12.2%
2027	0	0	0.0	0	0.0	167,254	21.3%	$8,220,510	12.2%
2028	2	66,971	8.5	5,858,247	8.7	234,225	29.8%	$14,078,757	21.0%
2029	1	106,350	13.5	9,972,297	14.9	340,575	43.3%	$24,051,054	35.8%
2030	0	0	0.0	0	0.0	340,575	43.3%	$24,051,054	35.8%
2031	3	254,862	32.4	22,332,354	33.3	595,437	75.7%	$46,383,408	69.1%
2032 and Thereafter	5	191,454	24.3	20,756,829	30.9	786,891	100.0%	$67,140,237	100.0%
Total	14	786,891	100.0%	$67,140,237	100.0%

(1)	Base Rent Expiring is based on the underwritten rent roll dated June 1, 2021, with contractual rent steps through August 31, 2022.
(2)	Double Verify’s lease expires in November 2023. Flatiron Health has pre-leased the space subsequent to Double Verify’s lease expiration. Flatiron Health is anticipated to take occupancy of the space in March 2024 until its lease expiration in February 2031 coterminous with the other Flatiron Health spaces. Base Rent represents the term of the Double Verify Lease. The Lease Expiration represents the lease expiration of Flatiron Health.

Operating History and Underwritten Net Cash Flow
	2019	2020	TTM 4/30/2021	Underwritten(1)	Per Square Foot	%(2)
Base Rent(3)	$53,253,724	$63,763,493	$65,746,242	$67,140,237	$85.32	77.4%
Rent Steps(4)	0	0	0	5,035,662	6.40	5.8
Vacant Income	0	0	0	3,588,186	4.56	4.1
Gross Potential Rent	$53,253,724	$63,763,493	$65,746,242	$75,764,085	$96.28	87.4%
Total Reimbursements	2,129,581	2,664,812	2,973,859	10,451,209	13.28	12.1
Total Other Income(5)	665,493	545,417	410,353	515,692	0.66	0.6
Net Rental Income	$56,048,799	$66,973,722	$69,130,454	$86,730,986	$110.22	100.0%
(Vacancy/Credit Loss)	(16,604,337)	(5,059,796)	(2,158,794)	(3,588,186)	(4.56)	(4.1)
Effective Gross Income	$39,444,461	$61,913,927	$66,971,660	$83,142,799	$105.66	95.9%
Total Expenses	14,448,761	14,956,452	15,563,367	19,231,486	24.44	23.1
Net Operating Income	$24,995,700	$46,957,475	$51,408,293	$63,911,313	$81.22	76.9%
Total TI/LC, Capex/RR	0	0	0	582,525	0.74	0.7
Net Cash Flow	$24,995,700	$46,957,475	$51,408,293	$63,328,788	$80.48	76.2%
(1)	The increases from 2019 Net Cash Flow and 2019 Net Operating Income to Underwritten Net Cash Flow and Underwritten Net Operating Income are primarily attributable to the One SoHo Square Property undergoing lease up.
(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(3)	Underwritten Base Rent is based on the in-place rent roll as of June 1, 2021.

(4)	Rent Steps are based on present value of rent steps from credit tenants and are taken through August 31, 2022.
(5)	Underwritten Other Income includes a Vertical Decommission Revenue Adjustment of $115,232.

COVID-19 Update. Torch & Crown (Retail, 0.8% of Underwritten Base Rent) is the only tenant to receive temporary rent relief (in the form of a deferral and a contractual repayment agreement) due to the COVID-19 pandemic. All other tenants are current on rent. The first due date of the One SoHo Square Whole Loan is September 6, 2021.

Property Management. The One SoHo Square Property is self-managed by MEL Management Corp. (d/b/a Stellar Management), a New York corporation that is an affiliate of the borrowers.

Escrows and Reserves.

Tax Reserve – The borrowers are required to deposit into a real estate tax reserve, on a monthly basis during the continuance of a One SoHo Cash Sweep Period (as defined below), 1/12 of the reasonably estimated annual real estate taxes.

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Insurance Reserve – The borrowers are required to deposit into an insurance reserve, on a monthly basis during the continuance of a One SoHo Square Cash Sweep Period, 1/12 of reasonably estimated insurance premiums unless the borrower maintains a blanket policy in accordance with the One SoHo Square Whole Loan documents.

Replacement Reserves – The borrowers are required to deposit into a replacement reserve during the continuance of a One SoHo Square Cash Sweep Period, an amount equal to the lesser of (i) $13,197 and (ii) the amount that would cause the replacement reserve account to contain $150,000.

Rollover Reserve – The borrowers are required to deposit into a rollover reserve during the continuance of a One SoHo Square Cash Sweep Period, an amount equal to the lesser of (i) $65,984 and (ii) the amount that would cause the replacement reserve account to contain $1.5 million.

A “One SoHo Square Cash Sweep Period” means each period commencing upon (1) an event of default under the One SoHo Square Whole Loan documents and concluding upon a cure of such event of default, (2) an event of default under the One SoHo Square Mezzanine Loan (as defined below) and concluding upon a cure or waiver of such event of default, (3) the debt yield (as calculated under the related loan documents), as determined as of the last day of any two consecutive fiscal quarters, is less than 5.00% (a “One SoHo Square Debt Yield Trigger”), and concluding when the debt yield, determined as of the last day of each of two consecutive fiscal quarters thereafter, exceeds 5.00%, and (4) a failure to deliver annual, quarterly or monthly financial reports as and when required under the related loan documents and concluding when such reports are delivered and indicate that no other One SoHo Square Cash Sweep Period is continuing. Notwithstanding the foregoing, if a One SoHo Square Cash Sweep Period is in effect or would be in effect solely as a result of a One SoHo Square Debt Yield Trigger, the borrowers may avoid the commencement of or terminate the continuance of a One SoHo Square Cash Sweep Period by either (x) prepaying (or partially defeasing) a portion of the One SoHo Square Whole Loan and/or One SoHo Square Mezzanine Loan, such that the resulting debt yield exceeds 5.0%, or (y) delivering to the lender, as additional collateral (the “One SoHo Square Debt Yield Collateral”), a letter of credit or cash equivalents satisfactory to the lender in an amount (the “One SoHo Square Debt Yield Cure Amount”) that, when subtracted from the sum of the then outstanding principal balance of the One SoHo Square Whole Loan and the One SoHo Square Mezzanine Loan would result in a debt yield that exceeds 5.0%. Thereafter, if the One SoHo Square Debt Yield Cure Amount as of the last day of any fiscal quarter exceeds the aggregate amount of the One SoHo Square Debt Yield Collateral held by the lender, then a One SoHo Square Cash Sweep Period will commence unless the borrowers prepay (or partially defease) a portion of the One SoHo Square Whole Loan and/or One SoHo Square Mezzanine Loan, such that the resulting debt yield exceeds 5.0% or increases the amount of the One SoHo Square Debt Yield Collateral to the then-current One SoHo Square Debt Yield Cure Amount.

Lockbox / Cash Management. The One SoHo Square Whole Loan is structured with a hard lockbox and springing cash management. The borrowers were required to direct each tenant to remit all rents directly to a lender-controlled lockbox account. In addition, the borrowers are required to cause all cash revenues relating to the One SoHo Square Property and all other money received by the borrowers or the property manager with respect to the One SoHo Square Property (other than tenant security deposits) to be deposited into the lockbox account or a lender-controlled cash management account within one business day of receipt. On each business day during the continuance of a One SoHo Square Cash Sweep Period or event of default under the One SoHo Square Whole Loan, all amounts in the lockbox account are required to be remitted to the cash management account. On each business day that no One SoHo Square Cash Sweep Period or event of default under the One SoHo Square Whole Loan is continuing, all amounts in the lockbox account are required to be remitted to a borrower-controlled operating account.

On each due date during the continuance of a One SoHo Square Cash Sweep Period or an event of default under the One SoHo Square Whole Loan, all funds on deposit in the cash management account after payment of debt service on the One SoHo Square Whole Loan (and the One SoHo Square Mezzanine Loan provided that an event of default is not continuing), required reserves and budgeted operating expenses are required to be deposited into an excess cash flow reserve account as additional collateral for the One SoHo Square Whole Loan.

Current Mezzanine or Subordinate Indebtedness. Concurrently with the funding of the One SoHo Square Whole Loan, the lender (in such capacity, the “Mezzanine Lender”) also funded a mezzanine loan in the amount of $120.0 million (the “One SoHo Square Mezzanine Loan”, and together with the One SoHo Square Whole Loan, the “One SoHo Square Total Debt”). The One SoHo Square Mezzanine Loan is secured by the pledge of the direct equity interest in the borrowers and is coterminous with the One SoHo Square Whole Loan. The One SoHo Square Mezzanine Loan accrues interest at a rate of 5.05000% per annum. The rights of the Mezzanine Lender under the One SoHo Square Mezzanine Loan are further described under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Prospectus.

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One SoHo Square

The Cut-off Date LTV Ratio, Maturity Date LTV Ratio, DSCR Based on Underwritten NCF and Debt Yield Based on Underwritten NOI for the One SoHo Square Total Debt are set forth below:

Mezzanine Loan
Loan Amount	Interest Rate	Total Debt Cut-off Date LTV Ratio	Total Debt Maturity Date LTV Ratio	Total Debt Underwritten NCF DSCR	Total Debt Underwritten NOI Debt Yield
$120,000,000	5.05000%	67.0%	67.0%	2.28x	7.1%

Future Mezzanine or Subordinate Indebtedness Permitted. The related loan documents permit future mezzanine financing, subject to satisfaction of certain conditions, including among others, such mezzanine debt (i) is not in excess of $90.5 million, (ii) is subordinate to the One SoHo Square Mezzanine Loan, (iii) is obtained any time after July 9, 2023, (iv) is provided by a qualified lender (as defined in the loan documents), (v) is subject to an intercreditor agreement reasonably acceptable to the lender, (v) is either coterminous with the One SoHo Square Whole Loan or freely pre-payable without premium or penalty from and after the related One SoHo Square Whole Loan maturity date, (vii) as of the date of its incurrence, does not cause the DSCR to be less than 2.22x or the debt yield to be less than 6.82%, (viii) as of the date of its incurrence, does not cause the aggregate loan-to-value ratio of the One SoHo Square Whole Loan and the One SoHo Square Mezzanine Loan, based on an updated appraisal of the One SoHo Square Property, to be greater than 67.0%, (ix) delivery of a rating agency confirmation and (x) if the mezzanine debt bears a floating rate of interest, execution of an interest rate cap agreement from a counterparty reasonably acceptable to the lender. See “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in the Prospectus.

Partial Release. Not permitted.

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Annex A-3	Benchmark 2021-B28

The Ziggurat

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Annex A-3	Benchmark 2021-B28

The Ziggurat

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Annex A-3	Benchmark 2021-B28

The Ziggurat

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$59,065,000	Title:	Fee
Cut-off Date Principal Balance:	$59,065,000	Property Type - Subtype:	Office – CBD
% of Pool by IPB:	4.3%	Net Rentable Area (SF):	373,725
Loan Purpose:	Acquisition	Location:	West Sacramento, CA
Borrower:	SAC Ziggurat LLC	Year Built / Renovated:	1998 / NAP
Guarantors:	Rohit Kumar and Jayaprasad Vejendla	Occupancy:	100.0%
Interest Rate:	3.13000%	Occupancy Date:	8/6/2021
Note Date:	7/20/2021	Number of Tenants:	1
Maturity Date:	8/6/2031	Fourth Most Recent NOI(1):	NAV
Interest-only Period:	120 months	Third Most Recent NOI:	$6,999,331 (T-10 Annualized December 31, 2019)
Original Term:	120 months	Second Most Recent NOI:	$7,529,617 (December 31, 2020)
Original Amortization:	None	Most Recent NOI:	$7,418,398 (TTM April 30, 2021)
Amortization Type:	Interest Only	UW Economic Occupancy(5):	95.9%
Call Protection:	L(24),D(92),O(4)	UW Revenues:	$11,991,733
Lockbox / Cash Management:	Springing / Springing	UW Expenses:	$4,265,060
Additional Debt:	N/A	UW NOI(5):	$7,726,672
Additional Debt Balance:	N/A	UW NCF(5):	$6,863,245
Additional Debt Type:	N/A	Appraised Value / Per SF(5):	$92,800,000 / $248
		Appraisal Date:	6/1/2021

Escrows and Reserves(2)				Financial Information(5)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF	$158
Taxes:	$736,451	$122,742	N/A	Maturity Date Loan / SF:	$158
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	63.6%
Replacement Reserves:	$0	$6,229	N/A	Maturity Date LTV:	63.6%
TI/LC(3):	$0	$62,288	$11,211,750	UW NCF DSCR:	3.66x
Other(4):	$6,457,962	Springing	N/A	UW NOI Debt Yield:	13.1%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$59,065,000	59.3%	Purchase Price	$90,000,000	90.4%
Preferred Equity	24,850,000	25.0	Upfront Reserves	7,194,413	7.2
Sponsor Equity	8,675,730	8.7	Closing Costs	2,318,340	2.3
Other Sources(6)	6,947,308	7.0	Other Uses	25,285	0.0
Total Sources	$99,538,038	100.0%	Total Uses	$99,538,038	100.0%
(1)	The Fourth Most Recent NOI is unavailable as The Ziggurat Loan (as defined below) was used to acquire The Ziggurat Property and the seller did not provide 2018 financials.
(2)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” herein.
(3)	The borrower is required to deposit into a leasing reserve, (i) on each monthly payment date occurring in September 2021 through and including July 2024, an amount equal to approximately $62,288, (ii) on each monthly payment date occurring in August 2024 through and including July 2026, an amount equal to approximately $249,150, (iii) on each monthly payment date occurring in August 2026 through and including December 2026, an amount equal to approximately $597,960, and (iv) on each monthly payment date on and after January 2027, the sum of $62,288 for TI/LC reserves.
(4)	Other Initial reserve is comprised of an approximately $6,457,962 GDS lease work reserve. See the “Escrows and Reserves” section for more details.
(5)	While The Ziggurat Loan was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact The Ziggurat Loan more severely than assumed in the underwriting of The Ziggurat Loan and could adversely affect the NOI, NCF, and occupancy information, as well as the appraised value and the DSCR, LTV, and Debt Yield metrics presented above. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.
(6)	Other Sources consists of a buyer credit totaling $6,947,308 for the DGS lease work reserve, base rent and reimbursement revenues, real estate taxes and utilities service contracts.

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The Ziggurat

The Loan. The Ziggurat mortgage loan (“The Ziggurat Loan”) is secured by the borrower’s fee interest in a 373,725 square foot office property in West Sacramento, California (“The Ziggurat Property”). The Ziggurat Loan has a 10-year term and will be interest-only for its entire term. The Ziggurat Loan was originated by Citi Real Estate Funding Inc. (“CREFI”) on July 20, 2021. The borrower utilized the proceeds of The Ziggurat Loan, cash equity and other sources to acquire The Ziggurat Property, fund upfront reserves, other uses and pay origination costs.

The Borrower. The borrower is SAC Ziggurat LLC, a Delaware limited liability company with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of The Ziggurat Loan.

The Loan Sponsors. The borrower sponsors and non-recourse carve out guarantors are Jayaprasad Vejendla and Rohit Kumar. Jayaprasad Vejendla and Rohit Kumar are principals of Nome Capital Partners, a private real estate investment company. Nome Capital Partners is a real estate investment management firm founded in 2014. Based in the San Francisco bay area, the firm invests in and manages income generating commercial real estate, with a current portfolio totaling $250 million and an additional $300 million under contract in 2021.

The Properties. The Ziggurat Property is ten-story pyramid shaped office building with a basement totaling 373,725 square feet of space located on a 7.23-acre site at 701-707 3rd Street in West Sacramento, California. The Ziggurat Property was originally constructed in 1998 by the Money Store and was designed to resemble the ancient ziggurats in the Mesopotamian Valley. Additionally, there is also a 1,490 space five-level parking garage in addition to surface parking. The Ziggurat Property has a waterfront location along the Sacramento River and is three blocks from Downtown Sacramento via the Tower Bridge. The building is in the process of achieving LEED Silver certification.

As of August 6, 2021, The Ziggurat Property is 100.0% leased to the State of California – DGS through February 28, 2032. The tenant has been in occupancy since 2001 and renewed its lease term in March 2019 for an additional 13 years. The State of California – DGS serves the public by providing a variety of services to state agencies through procurement and acquisition solutions, real estate management and design, environmentally friendly transportation, professional printing, design and web services, administrative hearings, legal services, building standards, oversight of structural safety, fire/life safety and accessibility for the design and construction of K-12 public schools and community colleges, funding for school construction, and disability access.

The Market. The Ziggurat Property is located in Yolo County in the Sacramento Metropolitan Statistical Area (“MSA”). The city of Sacramento is the California state capitol and the Sacramento MSA is representative of a typical state capital economy with high levels of both government and healthcare employment. According to the Sacramento Business Journal, as of June 2020 the three largest employers in the Sacramento MSA were Kaiser Permanente (23,485 employees), Sutter Health (18,947 employees), and Dignity Health (9,033 employees). US Highway 50, State Highway 99, Interstate 5 and Interstate 80 provide access to the San Francisco Bay Area to the west, Southern California to the south, Oregon, then Washington, to the north, and Nevada to the east. Sacramento International Airport and smaller county airports serve the area and the Port of Sacramento, a deep-water, bulk-commodity port utilized in the import and export of bulk agricultural- and construction-related products, is located in the Sacramento MSA.

The Ziggurat Property is in the Downtown office submarket within the larger Sacramento office market. The Downtown office Submarket reported average office asking rents of $34.56 per square foot as of the first quarter of 2021, representing a 33% increase over asking rents in 2011, a 21% increase over the 10-year average and a 2% increase over average asking rents in 2020. The Sacramento office market reported average office rents of $24.60 PSF as of the first quarter of 2021, an increase of 18% over asking rents in 2011, 16% over the 10-year average asking rent and 3% over average asking rents in 2020. The vacancy rate in the Downtown office submarket at the end of the first quarter of 2021 was 8.0% and the vacancy rate of the greater Sacramento office market was 10.0%.

According to the appraisal, the 2020 population, population growth from 2010-2020 and average household income are presented in the chart below:

	1 Mile	3 Miles	5 Miles
Population	14,963	131,482	296,559
Population Growth	16.57%	13.09%	11.31%
Average Household Income	$63,048	$86,042	$85,607

COVID-19 Update. As of July 22, 2021, The Ziggurat Property is open and operating. There has been no rent relief requested and the State of California – DGS has paid rent each month. As of July 22, 2021, no loan modification or forbearance requests have been made on The Ziggurat Loan. The first payment date of The Ziggurat Loan is September 6, 2021.

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The Ziggurat

Historical and Current Occupancy
2019(1)	2020(1)	Current(2)
100.0%	100.0%	100.0%
(1)	Historical Occupancies are as of December 31 of each respective year.
(2)	Current Occupancy is as of August 6, 2021.

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent	Lease Expiration Date
State of California – DGS(4)	Aa2/AA/AA-	373,725	100.0%	$32.24	100.0%	2/28/2032
Occupied Total		373,725	100.0%	$32.24	100.0%
Vacant		0	0.0
Total		373,725	100.0%
(1)	Based on the underwritten rent roll dated August 6, 2021.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	Base Rent PSF is inclusive of contractual rent steps underwritten through the termination option per the tenant’s lease.
(4)	The State of California – DGS may terminate its lease at any time effective on or after December 31, 2026 by giving written notice at least 180 days prior to the date when such termination will become effective.

Lease Rollover Schedule(1)(2)(3)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(4)	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
MTM & 2021	0	0	0.0	$0	0.0%	0	0.0%	$0	0.0%
2022	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2023	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2024	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2025	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2026	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2027	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2028	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2029	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2030	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2031	0	0	0.0	0	0.0	0	0.0%	$0	0.0%
2032 and Thereafter	1	373,725	100.0	12,050,184	100.0	373,725	100.0%	$12,050,184	100.0%
Total	1	373,725	100.0%	$12,050,184	100.0%

(1)	Based on the underwritten rent roll dated August 6, 2021.
(2)	Lease Rollover Schedule is based on the lease expiration dates of all direct leases in place.
(3)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule. See “Tenant Summary” above.
(4)	Base Rent Expiring is inclusive of contractual rent steps underwritten through the termination option per the tenant’s lease.

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The Ziggurat

Operating History and Underwritten Net Cash Flow
	2019	2020	TTM 4/30/2021	Underwritten	Per Square Foot	%(1)
Base Rent(2)	$10,658,237	$11,270,237	$11,400,228	$11,660,211	$31.20	96.00%
Rent Steps(3)	0	0	0	389,974	1.04	3.2%
Potential Income from Vacant Space	0	0	0	0	0.00	0.0%
Gross Potential Rent	$10,658,237	$11,270,237	$11,400,228	$12,050,184	$32.24	99.2%
Total Reimbursements	0	52,745	67,283	96,325	0.26	0.8%
Net Rental Income	$10,658,237	$11,322,982	$11,467,512	$12,146,509	$32.50	100.0%
(Vacancy/Credit Loss)	0	0	0	(501,044)	(1.34)	(4.1)%
Total Other Income	962,733	574,712	350,797	346,267	0.93	2.9%
Effective Gross Income	$11,620,970	$11,897,693	$11,818,308	$11,991,733	$32.09	98.7%
Total Expenses	4,621,639	4,368,077	4,399,910	4,265,060	11.41	35.6%
Net Operating Income	$6,999,331	$7,529,617	$7,418,398	$7,726,672	$20.67	64.4%
Total TI/LC, RR	0	0	0	863,427	2.31	7.2%
Net Cash Flow	$6,999,331	$7,529,617	$7,418,398	$6,863,245	$18.36	57.2%
(1)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.
(2)	Underwritten Base Rent is based on the underwritten rent roll as of August 6, 2021.

(3)	Rent steps underwritten through the termination option per the tenant’s lease.

Property Management. The Ziggurat Property is managed by G&E Real Estate Management Services, Inc., a Delaware corporation, doing business as Newmark Knight Frank.

Escrows and Reserves. At origination of The Ziggurat Loan, the borrower deposited (i) approximately $736,451 into the real estate taxes reserve and (ii) $6,457,962 into the DGS lease work reserve.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the taxes that the lender estimates will be payable over the next-ensuing 12-month period (initially estimated at approximately $122,742).

Insurance Reserve – On each payment date, The borrower is required to deposit an amount equal to 1/12 of the insurance premiums that the lender estimates will be payable for the renewal of coverage afforded by such policies unless the borrower maintains a blanket policy in accordance with The Ziggurat loan documents. As of the origination date, an acceptable blanket policy was in place.

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $6,229 for replacement reserves.

TI/LC Reserve – The borrower is required to deposit into a leasing reserve, (i) on each monthly payment date occurring in September 2021 through and including July 2024, an amount equal to approximately $62,288, (ii) on each monthly payment date occurring in August 2024 through and including July 2026, an amount equal to approximately $249,150, (iii) on each monthly payment date occurring in August 2026 through and including December 2026, an amount equal to approximately $597,960, and (iv) on each monthly payment date on and after January 2027, the sum of $62,288 for TI/LC reserves. The amount of funds on deposit in the leasing reserve account at any given time will not exceed $11,211,750 in the aggregate.

DGS Supplemental Reserve – During the continuance of a DGS Dark Period (as defined below), the borrower is required to deposit, on a monthly basis from September 2021 through and including December 2026, an amount equal to approximately $155,719 into the DGS supplemental reserve for tenant improvements and leasing commissions that may be incurred. Notwithstanding anything to the contrary, the borrower will not be entitled to duplicate draws from the DGS supplemental reserve and the leasing reserve for the same tenant improvement or leasing commission costs.

A “DGS Dark Period” means for the period commencing upon the origination date through and including December 31, 2026, any period during which a Specified Tenant Trigger Period (as defined below) would be in effect with respect to the State of California – DGS due to the State of California – DGS failing to be open to the public for business during customary hours and/or “going dark” in its Specified Tenant space, but for the satisfaction of the DGS safe harbor condition (i.e., a Specified Tenant Trigger Period would exist due to the matters described above, but the Department of General Services is then an investment grade tenant (i.e., rated “BBB –“ or its equivalent from each of S&P, Moody’s and Fitch)).

Lockbox / Cash Management. The Ziggurat Loan is structured with a springing lockbox and springing cash management. At origination of The Ziggurat Loan, the borrower was required to deliver to lender for lender to hold in escrow a notice to each tenant directing each tenant to remit all payments under the applicable lease directly to the lender-controlled lockbox. Upon the occurrence and during the

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The Ziggurat

continuance of a Trigger Period (as defined below), the borrower will, or will cause the manager to, immediately deposit all revenue into the lockbox account. Within five days after the first occurrence of a Trigger Period, the borrower is required to send a notice to all tenants then occupying space at The Ziggurat Property directing them to pay all rent and other sums due under into the lender-controlled lockbox, provided, that, if the borrower fails to do so, the lender may deliver the notices delivered to lender at or after the origination of The Ziggurat Loan. Following the first occurrence of a Trigger Period, all funds transferred into the lockbox will be transferred on each business day, at the direction of borrower if no Trigger Period then exists or if a Trigger Period then exists, to a cash management account under the control of the lender to be applied and disbursed in accordance with The Ziggurat Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with The Ziggurat Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for The Ziggurat Loan. The lender has been granted a security interest in the cash management account.

A “Trigger Period” means a period commencing upon the earliest of (A) (i) the occurrence and continuance of an event of default, (ii) the debt yield falling below 7.25% and (iii) the occurrence of Specified Tenant Trigger Period (as defined below); and (B) expiring upon (I) with regard to any Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, (II) with regard to any Trigger Period commenced in connection with clause (ii) above, the date that the debt yield is equal to or greater than 7.50% for two consecutive calendar quarters and (III) with regard to any Trigger Period commenced in connection with clause (iii) above, a Specified Tenant Trigger Period ceasing to exist in accordance with the terms of The Ziggurat Loan documents. Notwithstanding the foregoing, a Trigger Period will not be deemed to expire in the event that a Trigger Period then exists for any other reason.

A “Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) Specified Tenant (as defined below) being in default under the applicable Specified Tenant lease, (ii) Specified Tenant failing to be in actual, physical possession of the Specified Tenant space (or applicable portion thereof), failing to be open to the public for business during customary hours and/or “going dark” in the Specified Tenant space (or applicable portion thereof) (provided, however, with respect to the State of California – DGS, during the period beginning on the origination date through and including December 31, 2026, a Specified Tenant Trigger Period will not be deemed to be in effect as a result the State of California – DGS failing to be open to the public for business during customary hours and/or “going dark” in the Specified Tenant Space (or applicable portion thereof) if the State of California – DGS is then an investment grade tenant (for the avoidance of doubt, will not apply from and after January 1, 2026 or at any time that the State of California – DGS is not an investment grade tenant (i.e., rated “BBB –“ or its equivalent from each of S&P, Moody’s and Fitch))), (iii) Specified Tenant giving notice that it is terminating its lease for all or any portion of the Specified Tenant space (or applicable portion thereof), (iv) any termination or cancellation of any Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of Specified Tenant and (vi) Specified Tenant failing to extend or renew the applicable Specified Tenant lease on or prior the earlier of (I) 12 months prior to the expiration of the Specified Tenant lease and (II) the earliest date upon which Specified Tenant may provide notice of the exercise of its right to extend or renew the applicable Specified Tenant lease, in either case, in accordance with the applicable terms and conditions thereof and in The Ziggurat Loan Documents for the applicable Specified Tenant renewal term, and (B) expiring upon the first to occur of lender’s receipt of evidence reasonably acceptable to lender (which such evidence will include, without limitation, a duly executed estoppel certificate from the applicable Specified Tenant in form and substance acceptable to lender) of (1) the satisfaction of the Specified Tenant Cure Conditions (as defined below) or (2) (x) with respect to the Specified Tenant space demised to the initial Specified Tenant on the origination date, (A) the borrower leasing 60% of such Specified Tenant space in accordance with the applicable terms and conditions under The Ziggurat Loan documents, the applicable tenant under such lease being in actual, physical occupancy of, and open to the public for business in, the space demised under its lease and paying the full amount of the rent due under its lease and (B) the debt yield is equal to or greater than 8.50% for two consecutive calendar quarters, and (y) with respect to the Specified Tenant space demised to any other Specified Tenant, Borrower leasing the entire Specified Tenant space (or applicable portion thereof) in accordance with the applicable terms and conditions under The Ziggurat Loan documents, the applicable tenant under such lease being in actual, physical occupancy of, and open to the public for business in, the space demised under its lease and paying the full amount of the rent due under its lease.

A “Specified Tenant” means (i) the State of California – DGS and (ii) any other lessee(s) of 25% or more of the initial Specified Tenant space as of the origination date (or any portion thereof) and any guarantor(s) of the applicable related Specified Tenant lease(s).

“Specified Tenant Cure Conditions” means each of the following, as applicable: (i) the applicable Specified Tenant has cured all defaults under the applicable Specified Tenant lease (beyond applicable notice and cure periods, if any), (ii) the applicable Specified Tenant is in actual, physical possession of the Specified Tenant space (or applicable portion thereof), open to the public for business during customary hours and not “dark” in the Specified Tenant space (or applicable portion thereof), (iii) the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant lease and has re-affirmed the applicable Specified Tenant lease as being in full force and effect, (iv) in the event the Specified Tenant Trigger Period is due to the applicable Specified Tenant’s failure to extend or renew the applicable Specified Tenant lease in accordance with clause (vi) of the definition of “Specified Tenant Trigger Period”, the applicable Specified Tenant has renewed or extended the applicable Specified Tenant lease for a term of not less than five years, (v) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or the applicable Specified Tenant lease, the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy

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or insolvency proceedings and has affirmed the applicable Specified Tenant lease pursuant to final, non-appealable order of a court of competent jurisdiction and (vi) the applicable Specified Tenant is paying full, unabated rent under the applicable Specified Tenant lease.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. The Ziggurat Property is subject to a purchase option in favor of PacificCal Debt II, LLC (“PacificCal”) pursuant to which PacificCal has an option to purchase the portion of The Ziggurat Property developed as a parking garage (the “Parking Garage”) for $30,000,000. The purchase option can be exercised at any time prior to December 31, 2026. The sale is conditioned upon (i) confirmation that the sale will not result in a default under the State of California – DGS lease, (ii) that the sale does not require the consent of the City of West Sacramento pursuant to documents relating to the initial development of the site within which The Ziggurat Property is located (or that such consent has been granted) and (iii) that the sale will not cause the office building that will remain as collateral for The Ziggurat Loan (the “Office Building”) to be out of compliance with applicable zoning laws. The option includes a requirement to enter into an easement agreement in favor of the Office Building that provides for use of parking spaces in favor of the Office Building such that the Office Building will be provided with the spaces required to be made available to the State of California – DGS pursuant to the current terms of its lease (or, in the event such lease has been terminated, the greater of (x) 784 spaces and (y) the minimum number of spaces required for the Office Building pursuant to applicable zoning laws). The Ziggurat Loan documents provide for a partial release of the Parking Garage in connection with PacificCal’s exercise of the purchase option, which is subject to yield maintenance if the purchase option is exercised prior to the date that The Ziggurat Loan may be defeased pursuant to The Ziggurat Loan documents, and otherwise pursuant to a partial defeasance in accordance with The Ziggurat Loan documents. The amount of The Ziggurat Loan to be prepaid or defeased, as applicable, is (A) the greater of (i) 125% of the allocated loan amount of the Parking Garage (i.e., $8,995,221) and (ii) such amount as is necessary such that the debt yield with respect to the Office Building is no less than the greater of (x) the debt yield prior to release and (y) 11.0%, (iii) such amount as is necessary such that the loan-to-value ratio with respect to the Office Property is no greater than the lesser of (x) the loan-to-value ratio prior to release and (y) 65.7% and (iv) such amount as is necessary such that the debt service coverage ratio with respect to the remaining property is no less than the greater of (x) the debt service coverage ratio prior to release and (y) 3.70x, plus (B) to the extent the amount described in the foregoing clause (A) when applied to partial prepayment or defeasance, as applicable, is insufficient under REMIC requirements, as determined by the lender, the amount equal to such insufficiency.

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Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$56,000,000	Title:	Fee
Cut-off Date Principal Balance:	$56,000,000	Property Type - Subtype:	Office – Suburban
% of Pool by IPB:	4.1%	Net Rentable Area (SF):	240,669
Loan Purpose:	Acquisition	Location:	Doral, FL
Borrower:	MG3 Doral Office LLC	Year Built / Renovated:	2001 / 2018
Guarantor:	MG3 REIT, LLC	Occupancy(2):	94.6%
Interest Rate:	3.31000%	Occupancy Date:	6/1/2021
Note Date:	7/12/2021	Number of Tenants:	11
Maturity Date:	8/6/2031	Fourth Most Recent NOI:	$3,837,758 (December 31, 2018)
Interest-only Period:	120 months	Third Most Recent NOI:	$4,599,483 (December 31, 2019)
Original Term:	120 months	Second Most Recent NOI:	$5,005,189 (December 31, 2020)
Original Amortization:	None	Most Recent NOI(3):	$5,113,960 (TTM April 30, 2021)
Amortization Type:	Interest Only	UW Economic Occupancy(2):	94.6%
Call Protection:	L(24),D(92),O(4)	UW Revenues:	$9,175,334
Lockbox / Cash Management:	Springing / Springing	UW Expenses:	$3,299,736
Additional Debt:	N/A	UW NOI(2)(3):	$5,875,598
Additional Debt Balance:	N/A	UW NCF(2):	$5,540,370
Additional Debt Type:	N/A	Appraised Value / Per SF(2):	$96,200,000 / $400
		Appraisal Date:	6/4/2021

Escrows and Reserves(1)				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$233
Taxes:	$1,096,651	$109,665	N/A	Maturity Date Loan / SF:	$233
Insurance:	$233,020	$41,510	N/A	Cut-off Date LTV:	58.2%
Replacement Reserves:	$0	$5,816	N/A	Maturity Date LTV:	58.2%
TI/LC:	$1,000,000	Springing	$1,000,000	UW NCF DSCR:	2.95x
Other:	$71,568	$0	N/A	UW NOI Debt Yield:	10.5%

Sources and Uses
Sources	Proceeds	% of Total		Uses	Proceeds	% of Total
Loan Amount	$56,000,000	55.0%		Purchase Price	$96,000,000	94.2%
Sponsor Equity	44,842,088	44.0		Closing Costs	3,462,286	3.4
Other Sources	1,021,437	1.0		Upfront Reserves	2,401,239	2.4

Total Sources	$101,863,525	100.0%		Total Uses	$101,863,525	100.0%

(1)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” herein.

(2)	While the Doral Concourse Loan was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the Doral Concourse Loan more severely than assumed in the underwriting of the Doral Concourse Loan and could adversely affect the NOI, NCF, and occupancy information, as well as the appraised value and the DSCR, LTV, and Debt Yield metrics presented above. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

(3)	The increase from Most Recent NOI to UW NOI can be attributed to in-place rent steps.

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Doral Concourse

The Loan. The Doral Concourse Loan (the “Doral Concourse Loan”) is secured by a first mortgage lien on the borrower’s fee interest in a 240,669 square foot, six-story, Class A, office building located in Doral, Florida (the “Doral Concourse Property”). The Doral Concourse Loan was originated by Citi Real Estate Funding Inc. (“CREFI”) on July 12, 2021 and accrues interest at a rate of 3.31000% per annum. The Doral Concourse Loan has an original term to maturity and remaining term to maturity of 120 months as of the Cut-off Date. The borrower used the proceeds of the Doral Concourse Loan along with approximately $44,842,088 of new cash equity and other sources to acquire the Doral Concourse Property, fund upfront reserves, and pay origination costs.

The Borrower. The borrower is MG3 Doral Office LLC, a single purpose Delaware limited liability company with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Doral Concourse Loan.

The Loan Sponsor. The loan sponsor and non-recourse carve-out guarantor is MG3 REIT, LLC, which is a Delaware limited liability company. Founded in 2003, MG3 REIT, LLC is a private real estate company that specializes in investment management, property management, development, design, construction, leasing, and financing a diverse portfolio of commercial real estate investments across Florida. Since 2003, MG3 REIT, LLC has developed 2,250,000 square feet with $540 million in assets under management. MG3 REIT, LLC currently owns 12 properties, all of which are in Florida, totaling 825,890 square feet of rentable building area.

The Property. The Doral Concourse Property is a six-story, Class A, office building located at 8400 Northwest 36th Street in Doral, Florida. The property was built in 2001 and renovated in 2018. The Doral Concourse Property consists of 240,669 square feet of net rentable area approximately 5.1 acres of land. According to the appraisal, the building has a connected five-story parking garage with 1,160 parking spaces at a ratio of 4.82 spaces per 1,000 square feet. Over the past several years, the building has undergone several major capital improvement items including a lobby/corridor upgrade, new cooling tower and HVAC system, and roof repairs.

As of June 1, 2021, the Doral Concourse Property was approximately 94.6% leased to 11 unique tenants.

The largest tenant, Starboard Holdings Ltd., a Delaware corporation (“Starboard”) (60,504 square feet; 25.1% of net rentable area; 20.6% of underwritten base rent) was founded in 1958 and is in the cruise retail industry. Since 2000, Starboard has been part of LVMH Moët Hennessy (“LVMH”) and has approximately 2,400 employees while operating 100 cruise ships worldwide with 700 onboard stores. Starboard is headquartered at the Doral Concourse Property and has over 300 employees at the location. Starboard has been at the Doral Concourse Property since 2004 and has a lease expiration in April 2030. The Starboard lease has a one-time right to give back up to 10,000 square feet of space on 5th floor effective December 31, 2025 with at least nine months’ notice, but no more than 12 months’ notice and a termination fee. Additionally, Starboards’ lease has one extension option for five to ten years.

The second largest tenant, Infinity Insurance Company (39,198 square feet; 16.3% of net rentable area; 18.5% of underwritten base rent), is a subsidiary of Kemper Corporation, one of the nation’s leading specialized insurance companies. Kemper Corporation has over 9,500 employees and services approximately 6.2 million policies. Kemper Corporation offers insurance for auto, home, life, health, and valuables and is licensed to sell insurance in all 50 states and the District of Columbia. Infinity Insurance Company has been at the Doral Concourse Property since 2012 and has a lease expiration of December 31, 2025 with no termination options and one, five-year extension option.

The third largest tenant, the Transportation Security Administration (“TSA”) (29,657 square feet; 12.3% of net rentable area; 14.4% of underwritten base rent), manages security policies for railroads, buses, pipelines, ports, mass transit systems, and highways. The TSA also screens baggage and travelers at most of the major airports in the United States and oversees contracts that are held by private screening firms. The TSA has been at the Doral Concourse Property since 2016 and has a lease expiration of November 30, 2026. The TSA lease has an ongoing termination option effective November 30, 2021 with at least 180 days prior notice. Additionally, TSA’s lease has one, five year extension option.

COVID-19 Update. As of July 6, 2021, the Doral Concourse Property is open and operating, with most tenants operating in limited capacity. There has been no rent relief requested, other than rent relief to Marriott Int’l Admin Svcs, Inc for the months of May and June, 2020, totaling $75,155.36 (which the landlord agreed for the tenant to repay in installments of $6,399.71 starting January 1, 2021) and all tenants are current on rent. As of July 6, 2021, no loan modification or forbearance requests have been made on the Doral Concourse Loan. The first payment date of the Doral Concourse Loan is September 6, 2021.

The Market. According to the appraisal, the Doral Concourse Property is located in the Miami-Miami Beach-Kendall metro area (“Miami MSA”). The Miami MSA is a major center in finance, commerce, and trade. Per the Appraisal, Miami-Dade County has a 2020 population of 2,759,670, up 10.5% from 2010 when the population was 2,496,435. The population is projected to grow at an annual rate of one percent to 2,894,298 in 2025. The estimated 2020 population within a one-, three-, and five- mile radius of the Doral Concourse Property was 11,125, 105,325, and 463,403. The estimated 2020 average household income within a one-, three-, and five- mile radius of the Doral Concourse Property was $72,180, $82,869, and $66,943.

The Doral Concourse Property is adjacent to the recently developed, one-billion-dollar mixed-use development, Park Square at Doral encompassing four blocks (51-acres). City Place at Doral features a 300,000 SF lifestyle center developed by a joint venture between Related and Prudential, which includes a Fresh Market, 22 bars and restaurants, a movie theatre, various boutiques, and an upmarket

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bowling alley. The development also includes The Manor and The Flats, two luxury apartment properties with 701-units built atop the retail component of City Place at Doral.

Primary access to the Doral Concourse Property is provided from Northwest 36th Street via the Palmetto Expressway, a freeway with portions of the road carrying more than 250,000 vehicles a day. Northwest 36th Street is a primary east/west highway in the area that provides access to an array of shopping areas and the Miami International Airport (5.6 miles), as well as surrounding residential neighborhoods. The Miami International Airport was founded in 1928 and is one of the largest international passenger and freight airports in the world with 100 different carriers servicing 163 destinations.

The appraisal identified six sale comparables, located in South Florida. The comparable buildings were built between 1986 and 2019 and range in size from 56,710 square feet to 498,073 square feet. The sales price per square foot ranged from $221.13 to $408.68, while net operating income per square foot ranged from $14.51 to $25.46. In addition, the appraisal identified six Class A lease comparables located in Doral and Miami. The comparable leases range in size from 1,422 square feet to 5,526 square feet with rents ranging from $23.00 per square foot to $40.00 per square foot.

Historical and Current Occupancy
2018(1)	2019(1)	2020(1)	Current(2)
90.3%	86.4%	97.5%	94.6%
(1)	Historical Occupancies are as of December 31 of each respective year unless specified otherwise.

(2)	Current Occupancy is as of June 1, 2021.

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent(3)	Lease Expiration Date
Starboard(4)	A1/NR/A+	60,504	25.1%	$25.91	20.6%	4/30/2030
Infinity Insurance Company	A3/NR/A	39,198	16.3	$35.87	18.5	12/31/2025
TSA(5)	NR/NR/NR	29,657	12.3	$37.00	14.4	11/30/2026
Greenberg Traurig, P.A.	NR/NR/NR	28,600	11.9	$35.05	13.2	3/31/2026
Franchise World Headquarters, LLC(6)	NR/NR/NR	21,111	8.8	$36.58	10.1	11/30/2028
Pipeline Doral, LLC	NR/NR/NR	12,456	5.2	$38.21	6.3	12/31/2026
Marriott Int’l Admin Svcs, Inc(7)	Baa3/NR/BBB-	11,244	4.7	$38.21	5.6	3/31/2025
Evolent Health LLC	NR/NR/NR	10,276	4.3	$38.24	5.2	4/30/2024
General Mills Sales, Inc.	Baa2/NR/BBB	6,950	2.9	$26.31	2.4	7/31/2023
Alight Solutions, LLC	NR/NR/B+	6,517	2.7	$39.14	3.4	3/31/2027
Total		226,513	94.1%	$33.47	99.6%
Remaining Tenants		1,249	0.5	$22.52	0.4
Total Occupied		227,762	94.6%
Vacant		12,907	5.4
Total		240,669	100.0%	$33.41	100.0%
(1)	Based on the underwritten rent roll dated June 1, 2021.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Base Rent PSF and % of Total Base Rent are inclusive of contractual rent steps of $648,741 through May 1, 2022.

(4)	Starboard has a one-time right to terminate its lease for up to 10,000 square feet on the fifth floor effective December 31, 2025 with at least nine, but no more than 12, months’ notice.

(5)	TSA has an ongoing termination option after November 30, 2021 upon at least 180 days’ notice.

(6)	Franchise World Headquarters, LLC has a one-time right to terminate its lease as of November 1, 2025 upon nine months prior notice.

(7)	Marriot Int’l Admin Svcs, Inc has a one-time right to terminate its lease as of March 31, 2023.

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Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(3)	% of Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	12,907	5.4%	NAP	NAP	12,907	5.4%	NAP	NAP
MTM & 2021	0	0	0.0	$0	0.0%	12,907	5.4%	$0	0.0%
2022	0	0	0.0	0	0.0	12,907	5.4%	$0	0.0%
2023	2	8,199	3.4	210,982	2.8	21,106	8.8%	$210,982	2.8%
2024	1	10,276	4.3	392,954	5.2	31,382	13.0%	$603,936	7.9%
2025	2	50,442	21.0	1,835,528	24.1	81,824	34.0%	$2,439,464	32.1%
2026	3	70,713	29.4	2,575,683	33.8	152,537	63.4%	$5,015,146	65.9%
2027	1	6,517	2.7	255,075	3.4	159,054	66.1%	$5,270,222	69.3%
2028	1	21,111	8.8	772,240	10.1	180,165	74.9%	$6,042,462	79.4%
2029	0	0	0.0	0	0.0	180,165	74.9%	$6,042,462	79.4%
2030	1	60,504	25.1	1,567,726	20.6	240,669	100.0%	$7,610,188	100.0%
2031	0	0	0.0	0	0.0	240,669	100.0%	$7,610,188	100.0%
2032 and Thereafter	0	0	0.0	0	0.0	240,669	100.0%	$7,610,188	100.0%
Total	11	240,669	100.0%	$7,610,188	100.0%

(1)	Certain tenants may have termination or contraction options that may become exercisable prior to the originally stated expiration date of the tenant leases that are not considered in this rollover schedule.

(2)	Based on the underwritten rent roll dated June 1, 2021.

(3)	Base Rent Expiring and % of Base Rent Expiring are inclusive of contractual rent steps of $648,741 through May 1, 2022.

Operating History and Underwritten Net Cash Flow
	2018	2019	2020	TTM (4/30/2021)(1)	Underwritten(1)	Per Square Foot	%(2)
Base Rent(3)	$5,136,723	$5,908,365	$6,223,600	$6,296,823	$6,961,447	$28.93	71.8%
Rent Steps	0	0	0	0	648,741	2.70	6.7%
Potential Income from Vacant Space	0	0	0	0	516,280	2.15	5.3%
Gross Potential Rent	$5,136,723	$5,908,365	$6,223,600	$6,296,823	$8,126,468	$33.77	83.9%
Total Reimbursements	805,420	870,168	876,614	893,339	1,414,657	5.88	14.6%
Total Other Income	164722	167701	154336	150489	150489	0.63	1.6%
Net Rental Income	$6,106,865	$6,946,234	$7,254,551	$7,340,651	$9,691,614	$40.27	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(516,280)	(2.15)	(5.3%)
Effective Gross Income	$6,106,865	$6,946,234	$7,254,551	$7,340,651	$9,175,334	$38.12	94.7%
Total Expenses	2,269,107	2,346,752	2,249,362	2,226,691	3,299,736	13.71	36.0%
Net Operating Income	$3,837,758	$4,599,483	$5,005,189	$5,113,960	$5,875,598	$24.41	64.0%
Total TI/LC, RR	0	0	0	0	335228	1.39	3.7%
Net Cash Flow	$3,837,758	$4,599,483	$5,005,189	$5,113,960	$5,540,370	$23.02	60.4%

(1)	The increase from TTM NOI to UW NOI can be attributed to in-place rent steps.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Underwritten Base Rent is based on the in place rent roll as of June 1, 2021.

Property Management. The Doral Concourse Property is managed by Blanca Property Management, LLC, a Delaware limited liability company and third-party property management company.

Escrows and Reserves. At loan origination, the borrower deposited approximately (i) $1,096,651 into a real estate taxes reserve, (ii) $233,020 into an insurance reserve, (iii) $1,000,000 for ongoing tenant improvements and leasing commissions, and (iv) $71,568 into an unfunded tenant obligations reserve.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the estimated annual real estate taxes (initially estimated at approximately $109,665).

Insurance Reserve – On each payment date, the borrower is required to deposit an amount equal to 1/12 of estimated insurance premiums (initially estimated at approximately $41,510).

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Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $5,816.

Tenant Improvements and Leasing Commissions Reserve – The borrower is required to deposit into a tenant improvement and leasing commission reserve, on a monthly basis, an amount equal to approximately $25,700 if the balance in the tenant improvement and leasing commission reserve falls below $250,000, in which event such monthly reserve deposits will no longer be required once the balance in the tenant improvement and leasing commission reserve reaches $1,000,000.

Lockbox / Cash Management. The Doral Concourse Loan is structured with a springing lockbox and springing cash management. Upon the first occurrence of a Trigger Period the borrower is required to establish a lender-controlled lockbox account for the sole and exclusive benefit of the lender. Upon and after the first occurrence of a Trigger Period, the borrower is required to cause revenue received by the borrower or the property manager from the Doral Concourse Property to be deposited into such lockbox immediately upon receipt. All funds deposited into the lockbox are required during a Trigger Period to be transferred on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the Doral Concourse Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Doral Concourse Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Doral Concourse Loan, subject to the following limitations: (i) if the Trigger Period is solely on account of either a Renewal Trigger (as defined below) or a Rating Trigger (as defined below), the sweep of excess cash flow to the excess cash flow reserve account is capped at an amount equal to 12 monthly excess cash flow deposits, and in addition the borrower may deposit cash or a letter of credit with the lender in such capped amount to avoid or end the sweep of excess cash flow into the excess cash flow reserve account (in either case excess cash flow would then be disbursed to the borrower); and (ii) if the Trigger Period is solely on account of a DSCR Trigger (as defined below), the borrower may deposit cash or a letter of credit with the lender in an amount equal to six months of excess cash flow assuming the debt service coverage ratio was 1.80x, and to increase such deposit or letter of credit by the same amount each six months thereafter, to avoid or end the sweep of excess cash flow into the excess cash flow reserve account (in which case excess cash flow would then be disbursed to the borrower). Provided no event of default has occurred and is continuing, any excess cash flow funds remaining in the excess cash flow reserve account will be disbursed to the borrower upon the expiration of any Trigger Period.

A “Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default, (ii) the debt service coverage ratio falling below 1.75x (a “DSCR Trigger”), and (iii) the occurrence of a Specified Tenant Trigger Period (as defined below); and (B) expiring upon (x) with regard to any Trigger Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default, (y) with regard to any Trigger Period commenced in connection with clause (ii) above, the date that the debt service coverage ratio is equal to or greater than 1.80x for two consecutive calendar quarters and (z) with regard to any Trigger Period commenced in connection with clause (iii) above, a Specified Tenant Trigger Period ceasing to exist in accordance with the terms of the Doral Concourse Loan documents. Notwithstanding the foregoing, a Trigger Period will not be deemed to expire in the event that a Trigger Period then exists for any other reason.

A “Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur (i) any Specified Tenant being in default under the applicable Specified Tenant Lease, (ii) any Specified Tenant failing to be in actual, physical possession of the Specified Tenant space (or applicable portion thereof), failing to be open to the public for business during customary hours and/or “going dark” in the Specified Tenant space (except pursuant to Starboard’s exercise of its 10,000 square foot contraction option), (iii) any Specified Tenant giving notice that it is terminating its lease for all or any portion of the Specified Tenant space (or applicable portion thereof) (except pursuant to Starboard’s exercise of its 10,000 square foot contraction option), (iv) any termination or cancellation of any Specified Tenant lease (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant lease failing to otherwise be in full force and effect (except pursuant to Starboard’s exercise of its 10,000 square foot contraction option), (v) any bankruptcy or similar insolvency of any Specified Tenant, (vi) any Specified Tenant failing to extend or renew its lease on or prior to the earlier of 12 months prior to the expiration of the then applicable term of such lease or the date set forth in such lease for which the applicable Specified Tenant is required to give its renewal notice (a “Renewal Trigger”), and (vii) LVMH Moet Hennessy Louis Vuitton SE ceasing to satisfy the Credit Rating Condition (as defined below)(a “Rating Trigger”), and (B) expiring upon the earlier of satisfaction of the Specified Tenant Cure Conditions (as defined below) or the borrower leasing the entire applicable Specified Tenant space (or applicable portion thereof) in accordance with the terms of the Doral Concourse Loan documents.

A “Specified Tenant” means, as applicable, (i) Starboard and (ii) any other lessee(s) of the Specified Tenant space (or any portion thereof) and any guarantor(s) of the applicable related Specified Tenant lease(s).

A “Credit Rating Condition” means as to any entity, a condition which shall be satisfied to the extent that, as of the applicable determination, such entity maintains a long-term unsecured debt rating of at least “BBB-” from S&P and an equivalent rating from each of the other rating agencies which rate such entity.

The “Specified Tenant Cure Conditions” shall mean each of the following, as applicable: (i) the applicable Specified Tenant has cured all defaults under its lease, (ii) the applicable Specified Tenant is in actual, physical possession of the applicable Specified Tenant space (or applicable portion thereof), open to the public for business during customary hours and not “dark” in the applicable Specified Tenant

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Doral Concourse

space (or applicable portion thereof), (iii) the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant Lease and has re-affirmed the applicable Specified Tenant Lease as being in full force and effect, (iv) in the event the Specified Tenant Trigger Period is due to the applicable Specified Tenant’s failure to extend or renew the applicable Specified Tenant Lease in accordance with clause (vi) of the definition of “Specified Tenant Trigger Period”, the applicable Specified Tenant has renewed or extended the applicable Specified Tenant Lease in accordance with the terms hereof and thereof for at least a five year term, (v) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant, the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed its lease pursuant to final, non-appealable order of a court of competent jurisdiction, (vi) the applicable Specified Tenant is paying full, unabated rent under its lease, and (vii) in the event the Specified Tenant Trigger Period is due to LVMH Moet Hennessy Louis Vuitton SE ceasing to satisfy the Credit Rating Condition, LVMH Moet Hennessy Louis Vuitton SE maintains a long-term unsecured debt rating of at least “BBB-” from S&P and an equivalent rating from each of the other rating agencies that rate such entity for at least two consecutive calendar quarters.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. From and after July 12, 2023, the direct and/or indirect equity owners of the borrower are permitted, provided no event of default under the Doral Concourse Loan documents has occurred and is continuing, to obtain mezzanine financing secured by direct or indirect equity interests in the borrower, subject to satisfaction of the applicable conditions set forth in the Doral Concourse Loan documents, including (i) the mezzanine loan is junior and subordinate to the Doral Concourse Loan, (ii) the lender’s review and approval in its reasonable discretion of the terms and conditions of the mezzanine loan including the lender thereunder and the mezzanine loan documents, (iii) the mezzanine loan has a maturity date that is co-terminus with or is after the maturity date of the Doral Concourse Loan, (iv) as of the origination of the mezzanine loan, the mezzanine loan, together with the Doral Concourse Loan, has a combined debt yield of at least 9.25%, (v) as of the origination of the mezzanine loan, the mezzanine loan, together with the then-outstanding principal balance of the Doral Concourse Loan, has a combined loan-to-value ratio of no greater than 58.20%, (vi) as of the origination of the mezzanine loan, the mezzanine loan, together with the Doral Concourse Loan, has a combined debt service coverage ratio of at least 2.75x, (vii) the lender under the mezzanine loan satisfies certain qualified lender criteria set forth in the Doral Concourse Loan documents, (viii) the mezzanine lender has entered into an intercreditor agreement with the lender under the Doral Concourse Loan satisfactory to the lender under the Doral Concourse Loan, and (ix) upon request of the lender under the Doral Concourse Loan, the borrower delivers a rating agency confirmation with respect to the mezzanine loan.

Partial Release. None.

TSA Tenant. Under federal regulations, TSA is not required to recognize a purchaser of real property as a successor landlord under a lease unless and until TSA has determined that it is in the TSA’s “best interest” and issues a novation agreement. Until such time as TSA delivers a novation agreement, TSA (a) continues to pay rent under its lease to the prior owner/seller of the Doral Concourse Property, (b) is not obligated to recognize the borrower as landlord under its lease, (c) may look to the prior landlord to perform any landlord obligations under its lease, and (d) if the lender were to become the owner of the Doral Concourse Property through foreclosure, deed-in-lieu or otherwise, absent a fully executed SNDA between TSA and the lender, is not obligated to recognize the lender as lessor. A fully executed novation agreement was not delivered at origination with respect to the Doral Concourse Property because the TSA will not entertain delivery of same until the borrower has acquired the Doral Concourse Property. At origination, (a) the borrower entered into an escrow agreement, pursuant to which the borrower (i) deposited into escrow an Assignment of Claims executed by the borrower and approving the lender’s Notice of assignment of claims, and (ii) permits the lender, upon the occurrence of a Trigger Period (as such term is defined in the mortgage loan documents), to send the notice of assignment of claims, attaching the assignment of claims, to TSA, directing TSA to thereafter pay rent to the lender and (b) the seller agreed, under the related purchase and sale agreement, to deliver all rents under the TSA lease to borrower until such time as the novation agreement is delivered. The Doral Concourse Loan documents require the borrower to deliver (a) a fully executed SNDA, (b) a novation agreement, and (c) supplemental lease agreements evidencing the terms of the applicable novation agreements within 90 days of origination. The loan is recourse for losses to the Doral Concourse and guarantor (a) for the failure of the novation agreement to be delivered to lender, (b) the failure of any rents due under the TSA lease to be delivered to borrower until such time as the novation agreement is delivered, (c) following the occurrence of a Trigger Period, the failure of any rents due under the TSA Lease to be delivered into the clearing account (or as otherwise directed by lender) as required pursuant to the terms of the Doral Concourse Loan documents, (d) following a foreclosure of the security instrument, deed-in-lieu of foreclosure, or other exercise of lender’s remedies pursuant to the terms of this agreement, the security instrument, and/or the other Doral Concourse Loan documents, the borrower’s failure to immediately deliver all revenue derived from the Doral Concourse Property with respect to TSA tenant and/or the TSA lease received by borrower or the property manager, as the case may be, and (e) if borrower, guarantor or any affiliate interferes with lender’s exercise of its rights under the TSA escrow agreement.

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909 Third Avenue Fee

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909 Third Avenue Fee

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909 Third Avenue Fee

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$45,000,000	Title:	Fee
Cut-off Date Principal Balance:	$45,000,000	Property Type - Subtype:	Other – Leased Fee
% of Pool by IPB:	3.3%	Net Rentable Area (SF)(2):	82,341
Loan Purpose:	Acquisition	Location:	New York, NY
Borrower:	909 Third Holding LLC	Year Built / Renovated(2):	NAP / NAP
Guarantor:	Walter J. Hinneberg GMBH	Occupancy:	NAP
Interest Rate(1):	3.18800%	Occupancy Date:	NAP
Note Date:	6/11/2021	Number of Tenants:	1
ARD Date(1):	7/5/2031	Fourth Most Recent NOI(3):	NAV
Maturity Date(1):	5/5/2041	Third Most Recent NOI(3):	NAV
Interest-only Period:	120 months	Second Most Recent NOI(3):	NAV
Original Term:	120 months	Most Recent NOI(3):	NAV
Original Amortization:	None	UW Economic Occupancy(7):	100.0%
Amortization Type:	Interest Only - ARD	UW Revenues:	$1,600,000
Call Protection:	L(25),YM1(91),O(4)	UW Expenses:	$0
Lockbox / Cash Management:	None / In Place	UW NOI(4)(7):	$1,600,000
Additional Debt:	N/A	UW NCF(4)(7):	$1,600,000
Additional Debt Balance:	N/A	Appraised Value / Per SF(5):	$192,500,000 / $2,338
Additional Debt Type:	N/A	Appraisal Date:	2/23/2021

Escrows and Reserves(6)				Financial Information(1)(7)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$547
Taxes:	$0	Springing	N/A	Maturity Date Loan / SF:	$547
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	23.4%
Replacement Reserves:	$0	$0	N/A	Maturity Date LTV:	23.4%
TI/LC:	$0	$0	N/A	UW NCF DSCR(4):	1.10x
Other:	$0	$0	N/A	UW NOI Debt Yield(4):	3.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$45,000,000	23.1%	Purchase Price	$192,500,000	98.8%
Sponsor Equity	149,810,643	76.9	Closing Costs	2,310,643	1.2
Total Sources	$194,810,643	100.0%	Total Uses	$194,810,643	100.0%
(1)	The 909 Third Avenue Fee Loan (as defined below) is structured with an ARD (as defined below) of July 5, 2031 and a final maturity date of May 5, 2041. After the ARD, the interest rate will be revised to the greater of (i) 5.18800%, (ii) the 10-year swap yield as of the ARD plus 3.65000%, subject to a cap of 8.18800% and (iii) the default rate, when applicable, pursuant to the 909 Third Avenue Fee Loan documents. The Mortgage Loan Information and Financial Information presented in the tables above are calculated based on the ARD.
(2)	Net Rentable Area (SF) reflects square footage attributable to the parcel of land which serves as collateral for the 909 Third Avenue Fee Loan. The improvements (which do not serve as collateral for the 909 Third Avenue Fee Loan) consist of a 32-story, Class A office building comprised of an above grade gross building area of 1,321,050 square feet. The related leasehold improvements were built in 1967 and altered between 2011 and 2014.
(3)	Historical financials are not provided for as the leased fee nature of the collateral requires only an annual contractual ground lease payment with no accompanying expenses. Historical financials for the leasehold improvements are not provided for as the ground lessee is under no contractual obligation to provide financial reporting to the leased fee owner.
(4)	UW NOI, UW NCF, UW NCF DSCR and UW NOI Debt Yield are reflective of the contractual ground lease payments and do not account for any income attributable to the leasehold improvements. According to the loan sponsor, based on the leasehold cash flow, UW NOI, UW NCF, UW NCF DSCR and UW NOI Debt Yield would significantly exceed such amounts attributable to the contractual ground lease payments.
(5)	Appraised Value / Per SF is reflective of the Lease Fee value of the 909 Third Avenue Fee property, exclusive of any and all value attributable to the leasehold improvements. The fee simple land value, as determined by the appraiser as of February 23, 2021 absent the contractual ground lease in-place, was approximately $603.9 million with a projected land value in November 2063 (upon expiration of the in-place ground lease) of approximately $921.8 million.
(6)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” herein.
(7)	While the 909 Third Avenue Fee Loan was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the 909 Third Avenue Fee Loan more severely than assumed in the underwriting of the 909 Third Avenue Fee Loan and could adversely affect the NOI, NCF, and occupancy information, as well as the appraised value and the DSCR, LTV, and Debt Yield metrics presented above. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

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909 Third Avenue Fee

The Loan. The 909 Third Avenue Fee mortgage loan (the “909 Third Avenue Fee Loan”) is secured by a first mortgage lien on the borrower’s leased fee interest in an 82,341 square foot parcel located in Midtown East Manhattan, New York. The 909 Third Avenue Fee property is improved with a 32-story, Class A office building (which does not serve as collateral for the 909 Third Avenue Fee Loan). The leasehold improvements were completed in 1967 and are comprised of an above grade gross building area of 1,321,050 square feet. The 909 Third Avenue Fee Loan has a 10-year term through the anticipated repayment date of July 5, 2031 (the “ARD”). From origination until the ARD, the 909 Third Avenue Fee Loan accrues at the rate of 3.18800%. From and after the ARD, through and including May 5, 2041 (the “Maturity Date”), the interest rate will be revised to the greater of (i) 5.18800%, (ii) the 10-year swap yield as of the ARD plus 3.65000%, subject to a cap of 8.18800% and (iii) the default rate, when applicable, pursuant to the 909 Third Avenue Fee Loan documents (the “Revised Interest Rate”). Each monthly debt service payment paid by the borrower after the ARD will be applied to the payment of interest computed at the initial interest rate. The differences between the interest accrued at the Revised Interest Rate and the initial interest rate, if not paid on the applicable payment date, will be deferred and paid on the Maturity Date to the extent not sooner paid by the borrower. From and after the ARD, the borrower will be required to make payments in reduction of the outstanding principal balance of the 909 Third Avenue Fee Loan and accrued interest as set forth in the “Lockbox / Cash Management” description herein.

The Borrower. The borrower is 909 Third Holding LLC, a Delaware limited liability company, which is a single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 909 Third Avenue Fee Loan.

The Loan Sponsor. The loan sponsor is the Walter J. Hinneberg Company. The Walter J. Hinneberg Company is a German company founded in 1958 and run by Christian Hinneberg and Walter Jr. Hinneberg. Christian Hinneberg and Walter Jr. Hinneberg are successful ship brokers and real estate investors. The non-recourse carveout guarantor is Walter J. Hinneberg GMBH. The guarantor’s liability under the recourse guaranty and the environmental indemnity is limited to a maximum aggregate amount of $25,000,000.00 (the “Guarantor Liability Cap”); provided, however, that any costs and expenses incurred by lender (including reasonable attorney’s fees and costs) in connection with the enforcement of the recourse guaranty and the environmental indemnity and the collection of amounts due thereunder is not subject to the Guarantor Liability Cap.

The Property. The 909 Third Avenue Fee property is an 82,341 square foot leased fee parcel located in Midtown East Manhattan, New York. The leasehold improvements built atop the 909 Third Avenue Fee property are comprised of a 32-story, Class A office building totaling an above grade gross building area of 1,321,050 square feet. The leasehold improvements were constructed in 1967 and altered between 2011 and 2014.

The 909 Third Avenue Fee property is ground leased to 909 Third Company, L.P., an affiliate of Vornado Realty Trust (“Vornado”). Vornado is a fully-integrated real estate investment trust with a concentration on commercial assets and a strategy of growing its position in New York City office and Manhattan high street retail with approximately 2,899 employees as of December 31, 2020. Additionally, Vornado held approximately 28.6 million square feet of real estate across 79 properties in New York alone as of December 31, 2020. As of March 31, 2021, Vornado had approximately $16.1 billion in assets.

The ground lease term commenced on April 7, 1966, and Vornado exercised its first renewal option under the lease which commenced on December 1, 2018 and will expire on May 31, 2041. Vornado has one additional renewal option of 22.5 years for a term expiring on November 30, 2063. There are no escalations; ground rent will remain at $1,600,000 through the end of the second renewal term. Vornado must provide notice of renewal at least two years prior to the May 31, 2041 expiration date.

COVID-19 Update. As of July 20, 2021, the leasehold improvements built atop the 909 Third Avenue Fee property are open and operating. There has been no rent relief requested and Vornado is current with respect to all contractual ground rent obligations. As of July 20, 2021, the 909 Third Avenue Fee is not subject to any modification or forbearance requests. The first payment date is scheduled for August 5, 2021. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

Historical and Current Occupancy(1)
2018	2019	2020	Current
NAP	NAP	NAP	NAP
(1)	The ground lease term commenced on April 7, 1966, and Vornado exercised its first renewal option under the lease which commenced on December 1, 2018 and will expire on May 31, 2041. Vornado has one additional renewal option of 22.5 years for a term expiring on November 30, 2063.

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Tenant Summary(1)
Tenant	Tenant Type	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent(3)	Lease Expiration Date(4)
909 Third Company, L.P. c/o Vornado Realty Trust	Leased Fee	Baa2 / BBB / BBB-	82,341	100.0%	$19.43	100.0%	11/30/2063
Total			82,341	100.0%	$19.43	100.0%
(1)	Based on the underwritten rent roll.
(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	Base Rent PSF and % of Total Base Rent are reflective of contractual ground lease payments, exclusive of any rents attributable to the leasehold improvements.
(4)	The Lease Expiration Date represents the expiration date of Vornado’s second renewal term of 22.5 years. Vornado has already exercised its first renewal option, which is set to expire on May 31, 2041.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring(2)	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(2)	Cumulative % of Base Rent Expiring(2)
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
MTM & 2021	0	0	0.0%	$0	0.0%	0	0.0%	$0	0.0%
2022	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2023	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2024	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2025	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2026	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2027	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2028	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2029	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2030	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2031	0	0	0.0%	0	0.0%	0	0.0%	$0	0.0%
2032 & Thereafter(3)	1	82,341	100.0%	1,600,000	100.0%	82,341	100.0%	$1,600,000	100.0%
Total	1	82,341	100.0%	$1,600,000	100.0%
(1)	Based on the underwritten rent roll.
(2)	Base Rent Expiring, % of Base Rent Expiring, Cumulative Base Rent Expiring and Cumulative % of Base Rent Expiring are reflective of contractual ground lease payments, exclusive of any rents attributable to the leasehold improvements.
(3)	The lease expiration date represents the expiration date of Vornado’s second renewal term of 22.5 years. Vornado has already exercised its first renewal option, which is set to expire on May 31, 2041.

Underwritten Net Cash Flow(1)
	Underwritten	PSF	%
Rents in Place	$1,600,000	$19.43	100.0%
Gross Potential Rent	$1,600,000	$19.43	100.0%
Effective Gross Income	$1,600,000	$19.43	100.0%
Total Expenses	0	0.00	0.0%
Net Operating Income	$1,600,000	$19.43	100.0%
TI/LC	0	0.00	0.0%
Capital Expenditures	0	0.00	0.0%
Net Cash Flow	$1,600,000	$19.43	100.0%
(1)	Historical financials are not provided for as the leased fee nature of the collateral requires only an annual contractual ground lease payment with no accompanying expenses. Historical financials for the leasehold improvements are not provided for as the ground lessee is under no contractual obligation to provide financial reporting to the Leased Fee owner.

The Market. The 909 Third Avenue Fee property is located within the Turtle Bay neighborhood of Manhattan’s Community District 6, which runs from East 14th to East 59th Street, east of Lexington Avenue (extending to Madison Avenue between East 34th and 40th Street) to the East River. In addition to Turtle Bay, this district includes Stuyvesant Town, Peter Cooper Village, Beekman Place, Kips Bay, Sutton Place, Tudor City, Turtle Bay, the United Nations and portions of Murray Hill and Gramercy Park. According to the appraisal, the 909 Third Avenue Fee property is located near multiple transportation options, providing accessibility to the Downtown office and commercial centers, the rest of Midtown and the outer boroughs. Nearby subways facilitate access to various transportation hubs, including Grand Central Terminal, the Long Island Railroad, the JFK Airtrain and the Port Authority Bus Terminal.

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The appraiser identified three comparable properties with land sales prices ranging from $3,092 to $10,763 per square foot. Based on the land sale comparables, the appraiser concluded a market value of $603.9 million for the 909 Third Avenue Fee property (if unencumbered by the ground lease currently in-place), approximately 213.7% higher than the $192,500,000 purchase price which is largely reflective of the discounted value of contractual ground rent through the term of the ground lease.

Sales Comparables(1)
Property Address	Size (SF)	Buildable Area (SF)	Sale Price	Sale Price PSF	Sale Price per Buildable SF
909 Third Avenue, New York, NY	82,341	1,321,050	$192,500,000	$2,337.84	$145.72
131-141 East 47th Street, New York, NY	10,545	153,370	113,500,000	10,763.29	740.04
678-688 Lexington Avenue, New York, NY	13,196	164,037	97,460,207	7,385.35	594.14
646-662 Eleventh Avenue, New York, NY	30,121	150,609	93,125,000	3,091.70	618.32
Total / Wtd. Avg.(2)	53,863	154,439	$98,176,112	$5,645.58	$649.73
(1)	Source: Appraisal.
(2)	Total / Wtd. Avg. does not include the 909 Third Avenue Fee property.

Property Management. There is no manager in place with respect to the 909 Third Avenue Fee property. If the ground lease is not in full force and effect, the borrower is required to enter into a management agreement with a qualified manager under the 909 Third Avenue Fee Loan documents.

Escrows and Reserves. At loan origination, the borrower was not required to deposit reserves.

Tax Reserve – On each monthly payment date, the borrower is required to deposit into a real estate tax reserve 1/12 of the estimated annual real estate taxes, unless the ground lessee pays such taxes in compliance with the ground lease and no event of default is continuing. As of the origination date, the ground lessee was paying taxes in compliance with the ground lease.

Insurance Reserve – On each monthly payment date, the borrower is required to deposit into an insurance reserve 1/12 of estimated insurance premiums, unless the ground lessee maintains insurance in compliance with the ground lease. As of the origination date, the ground lessee was maintaining insurance in compliance with the ground lease.

Lockbox / Cash Management. The 909 Third Avenue Fee Loan is not structured with a lockbox account. The borrower was required at loan origination to establish a cash management account. Pursuant to the tenant direction letter delivered to the ground lessee at loan origination, the ground lessee is required to deposit all rents from the ground lease into the cash management account and the borrower is required to deposit all amounts received by it into the cash management account within two business days after receipt thereof. Prior to the ARD, (a) all funds in the cash management account are required to be applied in accordance with the 909 Third Avenue Fee Loan documents with remaining funds to be disbursed to the borrower; (b) during the continuance of a Cash Sweep Event (as defined below), any excess cash flow remaining after satisfaction of the waterfall items outlined in the 909 Third Avenue Fee Loan documents is required to be swept to a lender-controlled account to be held as additional collateral for the 909 Third Avenue Fee Loan; and (c) provided no event of default is continuing, following a Cash Sweep Event Cure (as defined below), remaining funds in the excess cash flow account will be disbursed to the borrower. After the ARD, any excess cash flow remaining after satisfaction of the waterfall items outlined in the 909 Third Avenue Fee Loan documents is required to be paid to the lender to repay the outstanding principal and the accrued interest due under the 909 Third Avenue Fee Loan documents.

A “Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event and continuing until the earlier of (i) the payment date next occurring following the related Cash Sweep Event Cure or (ii) payment in full of all principal and interest on the 909 Third Avenue Fee Loan.

A “Cash Sweep Event” means the occurrence of (a) an event of default, (b) any bankruptcy action of the borrower, or (c) the date that is one month prior to the ARD (the “ARD Trigger”).

A “Cash Sweep Event Cure” means (i) with respect to clause (a) above, the acceptance by the lender of a cure of such event of default and (ii) with respect to clause (b) above if the Cash Sweep Event is caused solely by an involuntary non-collusive bankruptcy action of borrower, if such bankruptcy action is dismissed within 30 days; provided, (A) no event of default has occurred and is continuing under the 909 Third Avenue Fee Loan documents, (B) a Cash Sweep Event Cure may occur no more than a total of four times in the aggregate during the term of the 909 Third Avenue Fee Loan, (C) the borrower must pay all of the lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure including reasonable attorney’s fees and expenses, and (D) the borrower has no right to cure a Cash Sweep Event caused by a bankruptcy action of the borrower. A Cash Sweep Period which is caused by (or continues to exist) because of the occurrence of an ARD Trigger is not capable of being cured.

Current Mezzanine or Subordinate Indebtedness. None.

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909 Third Avenue Fee

Future Mezzanine or Secured Subordinate Indebtedness Permitted. In connection with an assumption of the 909 Third Avenue Fee Loan, the transferee is entitled to incur a single tier of mezzanine indebtedness upon the satisfaction of certain conditions, including, without limitation, (a) delivery of a rating agency confirmation, (b) the debt service coverage ratio must not be less than 1.10x, (c) the debt yield must not be less than 3.60%, and (d) the loan-to-value ratio must not be greater than 23.40%.

Partial Release. None.

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Annex A-3	Benchmark 2021-B28

College Point

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Annex A-3	Benchmark 2021-B28

College Point

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Annex A-3	Benchmark 2021-B28

College Point

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GSMC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$40,000,000	Title:	Fee
Cut-off Date Principal Balance(1):	$40,000,000	Property Type - Subtype:	Retail - Anchored
% of Pool by IPB:	2.9%	Net Rentable Area (SF):	331,130
Loan Purpose:	Recapitalization	Location:	College Point, NY
Borrower:	CP Property Owner LLC	Year Built / Renovated:	1998 / NAP
Guarantor:	The Related Companies, L.P.	Occupancy:	100.0%
Interest Rate:	3.56600%	Occupancy Date:	6/4/2021
Note Date:	6/15/2021	Number of Tenants:	5
Maturity Date:	7/6/2031	Fourth Most Recent NOI:	$5,710,380 (December 31, 2018)
Interest-only Period:	120 months	Third Most Recent NOI:	$5,647,668 (December 31, 2019)
Original Term:	120 months	Second Most Recent NOI:	$5,685,202 (December 31, 2020)
Original Amortization:	None	Most Recent NOI:	$5,641,161 (TTM March 31, 2021)
Amortization Type:	Interest Only	UW Economic Occupancy(4):	95.2%
Call Protection(2):	L(25),D(91),O(4)	UW Revenues:	$8,899,157
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$3,964,950
Additional Debt(1):	Yes	UW NOI(4):	$4,934,206
Additional Debt Balance(1):	$30,000,000	UW NCF(4):	$4,585,671
Additional Debt Type(1):	Pari Passu	Appraised Value / Per SF:	$117,000,000 / $353
		Appraisal Date:	4/19/2021

Escrows and Reserves(3)				Financial Information(1)(4)
	Initial	Monthly	Initial Cap		Whole Loan
Taxes:	$0	Springing	N/A	Cut-off Date Loan / SF:	$211
Insurance:	$0	Springing	N/A	Maturity Date Loan / SF:	$211
Replacement Reserves:	$0	$0	N/A	Cut-off Date LTV:	59.8%
TI/LC:	$0	$17,936	N/A	Maturity Date LTV:	59.8%
				UW NCF DSCR:	1.81x
				UW NOI Debt Yield:	7.0%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$70,000,000	100.0%	Return of Equity	$65,525,985	93.6%
			Loan Payoff	4,088,594	5.8
			Closing Costs	385,421	0.6
Total Sources	$70,000,000	100.0%	Total Uses	$70,000,000	100.0%
(1)	The College Point Loan (as defined below) is part of a whole loan evidenced by two pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of $70.0 million. The Financial Information in the chart above reflects the Cut-off Date Balance of the College Point Whole Loan (as defined below).
(2)	The defeasance lockout period, with respect to a defeasance of the College Point Whole Loan, will be at least 25 payment dates beginning with and including the first payment date on August 6, 2021. Defeasance of the full $70.0 million College Point Whole Loan is permitted after the date that is earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) June 15, 2024.
(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.
(4)	While the College Point Whole Loan was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the College Point Whole Loan more severely than assumed in the underwriting of the College Point Whole Loan and could adversely affect the NOI, NCF, and occupancy information, as well as the appraised value and the DSCR, LTV, and Debt Yield metrics presented above. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The Loan. The College Point loan (the “College Point Loan”) is part of a whole loan consisting of two pari passu notes with an aggregate outstanding principal balance as of the Cut-off Date of $70.0 million (the “College Point Whole Loan”). The College Point Loan evidenced by the controlling Note A-1, had an original balance and has an outstanding balance as of the Cut-off Date of $40.0 million. The non-controlling Note A-2 had an original balance and has an outstanding balance as of the Cut-off Date of $30.0 million.

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College Point

The College Point Whole Loan was originated by Goldman Sachs Bank USA on June 15, 2021. The College Point Whole Loan has a 10-year interest only term and accrues interest at a fixed rate of 3.56600% per annum. The College Point Whole Loan proceeds were used to recapitalize the College Point Property (as defined below), return equity to the borrower and pay origination costs.

The College Point Whole Loan had an initial term of 120 months and has a remaining term of 119 months as of the Cut-off Date. The scheduled maturity date of the College Point Whole Loan is the due date in July 2031. Voluntary prepayment of the College Point Whole Loan in whole (but not in part) is permitted on or after the due date occurring in April 2031 without payment of any prepayment premium. Defeasance of the College Point Whole Loan in whole (but not in part) is permitted after the date that is earlier of (i) two years from the closing date of the securitization that includes the last note to be securitized and (ii) June 15, 2024.

The table below summarizes the promissory notes that comprise the College Point Whole Loan. The relationship between the holders of the College Point Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$40,000,000	$40,000,000	Benchmark 2021-B28	Yes
A-2	$30,000,000	$30,000,000	GSBI(1)	No
Whole Loan	$70,000,000	$70,000,000
(1)	Expected to be contributed to one or more future securitization trusts.

The Borrower. The borrower is CP Property Owner LLC, a Delaware limited liability company. The borrower is structured to be a single purpose bankruptcy-remote entity, having one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the College Point Whole Loan.

The Loan Sponsor. The loan sponsor is a principal of The Related Companies, L.P. (“Related”) and the non-recourse carveout guarantor is The Related Companies, L.P., which is wholly owned, directly and indirectly, by a principal of the borrower. Related is an American privately owned real estate firm based in New York City with offices and major developments in Boston, Chicago, Los Angeles, Las Vegas, Miami / West Palm Beach, San Francisco, Abu Dhabi and London. Related manages a $60 billion real estate portfolio of assets owned or under development across 78,500 residential units and 30 million square feet of commercial space.

COVID-19 Update. The first debt service payment on the College Point Whole Loan is due in August 2021 and, as of July 22, 2021, the College Point Whole Loan is not subject to any forbearance, modification or debt service relief request. According to the borrower sponsor, approximately 98% of rent was collected in May and June.

The Property. The College Point Property is a 331,130 square foot anchored retail center located on approximately 25 acres in College Point, New York and includes on-grade parking for 1,544 vehicles (the “College Point Property”). The College Point Property’s tenants include Target, TJ Maxx, BJ’s, P.C. Richard & Son, and Buffalo Wild Wings. The College Point Property is situated within a larger strip of big box retailers which include ShopRite, PetCo, Old Navy, Bob’s Discount Furniture and Starbucks and is readily accessible via Interstate 678.

Major Tenants.

Target (139,896 square feet; 42.2% of NRA; 16.6% of U/W Base Rent): Target is an international company with more than 350,000 team members around the world. Minneapolis-based Target Corporation (NYSE: TGT) is one of North America’s largest discount retailers; serving guests at over 1,900 stores and on Target.com. Target is a Fortune 50 company that generated more than $90 billion in annual revenue in 2020. Target’s lease at the College Point Property commenced in July 1998 and expires in July 2023. Target’s lease has four, five-year extension options and one, three-year and 10-month extension option.

BJ’s Wholesale Club (“BJ’s”) (119,500 square feet; 36.1% of NRA; 36.4% of U/W Base Rent): BJ’s is a leading warehouse club operator on the East Coast of the United States, which offers to its members savings on a representative basket of manufacturer branded groceries compared to traditional supermarket competitors. BJ’s lease at the College Point Property commenced in September 1998 and expires in September 2023. BJ’s lease has four, five-year extension options.

P.C. Richards & Son (32,786 square feet; 9.9% of NRA; 20.6% of U/W Base Rent): P.C. Richards & Son is a chain of private, family-owned, appliances, television, electronics, and mattress stores. The online and showroom selection includes categories such as appliances and housewares, TV and video, mattresses, home furnishings like recliners, home and portable audio, computers and tablets, video games, smart home, car audio and home office. P.C. Richards & Son’s lease at the College Point Property commenced in March 2009 and expires in January 2029. P.C. Richards & Son’s lease has two, five-year extension options.

TJ Maxx (32,768 square feet; 9.9% of NRA; 17.3% of U/W Base Rent): TJ Maxx is an American department store chain, selling at prices generally lower than other major similar stores. It has more than 1,000 stores in the United States, making it one of the largest clothing

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College Point

retailers in the country. The company is part of the TJX Companies, which also owns HomeGoods / HomeSense and other off-price retail chains, including Sierra in the United States, Marshalls in the US and Canada, and Winners in Canada. Under the name TJ Maxx, its parent company TJX operates stores throughout the United Kingdom, Ireland, Austria, Germany, The Netherlands, Poland and Australia. It sells men’s, women’s and children’s apparel and shoes, toys, bath and beauty, accessories, and home products ranging from furniture to kitchen utensils. TJ Maxx’s lease at the College Point Property commenced in November 1998 and expires in November 2023. TJ Maxx’s lease has one, five-year extension option.

Buffalo Wild Wings (6,180 square feet; 1.9% of NRA; 9.1% of U/W Base Rent): Buffalo Wild Wings is an American casual dining restaurant and sports bar franchise in the United States, Canada, India, Mexico, Oman, Panama, Philippines, Saudi Arabia, United Arab Emirates, and Vietnam which specializes in Buffalo wings and sauces. As of November 2020, it had 1,279 locations across the United States. The company is operated out of Sandy Springs, Georgia, home to its parent company, Inspire Brands, just north of Atlanta. However, the brand still runs its support center out of Minneapolis, Minnesota, the location of its previous headquarters. Buffalo Wild Wings took over the space at the College Point Property and the related lease in September 2020 after the local franchisee missed rental payments. Buffalo Wild Wings’ lease at the College Point Property commenced in September 2020 and expires in August 2028. Buffalo Wild Wings’ lease has one, five-year, three month extension option.

Tenant Summary(1)
Tenant Names	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent(3)	Lease Expiration Date
Target	A2 / A / A-	139,896	42.2%	$6.54	16.6%	7/31/2023
BJ’s	NR / BB / NR	119,500	36.1	16.76	36.4	9/25/2023
P.C Richards & Son	NR / NR / NR	32,786	9.9	34.57	20.6	1/31/2029
TJ Maxx	NR / A / NR	32,768	9.9	29.00	17.3	11/30/2023
Buffalo Wild Wings(4)	NR / NR / NR	6,180	1.9	80.91	9.1	8/31/2028
Largest Tenants		331,130	100.0%	$16.62	100.0%
Remaining Tenants		0	0.0	$0.00	0.0
Vacant		0	0.0	$0.00	0.0
Total / Wtd. Avg.		331,130	100.0%	$16.62	100.0%
(1)	Based on the underwritten rent roll dated June 4, 2021.
(2)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(3)	Base Rent PSF and % of Total Base Rent are inclusive of contractual rent steps through August 31, 2022.
(4)	Buffalo Wild Wings paid 8% of gross sales from September 2020 to March 2021 and is required to pay 10% of gross sales from April 2021 to March 2022. Beginning April 1, 2022, the tenant is required to pay $80.91 PSF.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(3)	% Base Rent Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	0	0	0.0%	$ 0	0.0%	0	0.0%	$ 0	0.0%
MTM	0	0	0.0%	0	0.0%	0	0.0%	0	0.0%
2021	0	0	0.0%	0	0.0%	0	0.0%	0	0.0%
2022	0	0	0.0%	0	0.0%	0	0.0%	0	0.0%
2023	3	292,164	88.2%	3,868,818	70.3%	292,164	88.2%	3,868,818	70.3%
2024	0	0	0.0%	0	0.0%	292,164	88.2%	3,868,818	70.3%
2025	0	0	0.0%	0	0.0%	292,164	88.2%	3,868,818	70.3%
2026	0	0	0.0%	0	0.0%	292,164	88.2%	3,868,818	70.3%
2027	0	0	0.0%	0	0.0%	292,164	88.2%	3,868,818	70.3%
2028(4)	1	6,180	1.9%	500,000	9.1%	298,344	90.1%	4,368,818	79.4%
2029	1	32,786	9.9%	1,133,412	20.6%	331,130	100.0%	5,502,230	100.0%
2030	0	0	0.0%	0	0.0%	331,130	100.0%	5,502,230	100.0%
2031 and Thereafter	0	0	0.0%	0	0.0%	331,130	100.0%	5,502,230	100.0%
Total / Wtd. Avg.	5	331,130	100.0%	$ 5,502,230	100.0%	331,130	100.0%	$ 5,502,230	100.0%
(1)	Based on the underwritten rent roll dated June 4, 2021.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.
(3)	Base Rent Expiring is inclusive of contractual rent steps through August 31, 2022.
(4)	Buffalo Wild Wings paid 8% of gross sales from September 2020 to March 2021 and is required to pay 10% of gross sales from April 2021 to March 2022. Beginning April 1, 2022, the tenant is required to pay $80.91 PSF.

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Annex A-3	Benchmark 2021-B28

College Point

Operating History and Underwritten Net Cash Flow(1)
	2018	2019	2020	TTM(2)	Underwritten	U/W (PSF)	%(3)
Base Rent(4)(5)	$5,397,169	$5,607,219	$5,405,564	$5,254,314	$5,502,230	$16.62	58.9%
Overage / Percentage Rent	171,534	171,683	256,200	317,121	173,542	0.52	1.9%
Other Rental Revenue	204,912	17,076	0	0	0	0.00	0.0%
Total Reimbursement Revenue	3,537,382	3,111,164	3,309,595	3,592,579	3,669,959	11.08	39.3%
Other Revenue	155,976	0	2,196	2,196	0	0.00	0.0%
Gross Potential Revenue	$9,466,973	$8,907,143	$8,973,555	$9,166,210	$9,345,731	$28.22	100.0%
Less: Vacancy	0	0	0	0	(446,575)	(1.35)	(4.8%)
Less: Credit Loss	0	0	0	0	0	0.00	0.0%
Effective Gross Revenue	$9,466,973	$8,907,143	$8,973,555	$9,166,210	$8,899,157	$26.88	95.2%
Real Estate Taxes	1,479,790	1,601,336	1,710,549	1,741,632	1,807,498	5.46	20.3%
Insurance	41,577	38,980	48,083	50,769	73,987	0.22	0.8%
Management Fee	81,000	81,000	81,000	81,000	355,966	1.08	4.0%
Total Other Expenses	2,154,226	1,538,159	1,448,721	1,651,648	1,727,499	5.22 .	19.4%
Total Operating Expenses	$3,756,593	$3,259,475	$3,288,353	$3,525,049	$3,964,950	$11.97	44.6%
Net Operating Income	$5,710,380	$5,647,668	$5,685,202	$5,641,161	$4,934,206	$14.90	55.4%
Tenant Improvements	0	0	0	0	149,433	0.45	1.7%
Leasing Commissions	0	0	0	0	149,433	0.45	1.7%
Replacement Reserves	0	0	0	0	49,670	0.15	0.6%
Net Cash Flow	$5,710,380	$5,647,668	$5,685,202	$5,641,161	$4,585,671	$13.85	51.5%
(1)	Certain items such as interest income, ground lease expense, bad debt expense, lease settlement income, and any other non-recurring or non-property level items were excluded from the historical presentation and are not considered for the underwritten cash flow.
(2)	TTM represents the trailing 12-month period ending March 31, 2021.
(3)	% column represents percent of Gross Potential Revenue for all revenue lines and represents percent of Effective Gross Revenue for the remainder of fields.
(4)	Underwritten Base Rent is based on the underwritten rent roll dated June 4, 2021.
(5)	Base Rent includes contractual rent steps that were underwritten for various tenants through August 31, 2022.

Property Management.   The College Point Property is managed by CP Whitestone Property Manager LLC, an affiliate of the loan sponsor.

Escrows and Reserves.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis during the continuance of a College Point Trigger Period (as defined below) or an event of default, 1/12 of the reasonably estimated annual real estate taxes.

Insurance Reserve – The borrower is required to deposit into an insurance reserve, on a monthly basis during the continuance of a College Point Trigger Period (as defined below) or an event of default, 1/12 of reasonably estimated insurance premiums.

TI/LC Reserve – The borrower is required to deposit into a tenant improvement and leasing commission reserve, on a monthly basis, an amount equal to approximately $17,936, which amount will be reduced to approximately $6,899 upon both Target and BJ’s renewing their respective leases as of the origination date (or upon the reletting of substantially all of the space previously occupied by either Target or BJ’s, or both, pursuant to a lease(s) executed in accordance with the terms of the College Point Whole Loan documents).

Lockbox / Cash Management. The College Point Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required to direct each tenant to remit all rents directly to a lender-controlled lockbox account. In addition, the borrower is required to cause (or with respect to any property manager that is not an affiliate of borrower, use commercially reasonable efforts to cause) all cash revenues relating to the College Point Property and all other money received by the borrower or the property manager with respect to the College Point Property (other than tenant security deposits) to be deposited into the lockbox account or a lender-controlled cash management account by the end of the first business day following receipt. At the end of each business day during the continuance of a College Point Trigger Period or event of default under the College Point Whole Loan documents, all amounts in the lockbox are required to be remitted to the cash management account. At the end of each business day that no College Point Trigger Period or an event of default under the College Point Whole Loan is continuing, all amounts in the lockbox account are required to be remitted to a borrower-controlled operating account.

On each due date during the continuance of a College Point Trigger Period (or, at the lender’s discretion, during an event of default under the College Point Whole Loan), all funds on deposit in the cash management account after payment of debt service on the College Point Whole Loan, required reserves and budgeted operating expenses are required to be deposited into an excess cash flow reserve account as additional collateral for the College Point Whole Loan.

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College Point

A “College Point Trigger Period” means (i) each College Point Significant Tenant Trigger Period, and (ii) each period (a) commencing when the DSCR (as calculated under the College Point Whole Loan documents), as determined as of the first day of any fiscal quarter, is less than 1.10x, and concluding when the DSCR, determined as of the first day of each of two consecutive fiscal quarters thereafter, is equal to or greater than 1.10x and (b) commencing upon the borrower’s failure to deliver annual, quarterly or monthly financial reports as and when required under the College Point Whole Loan documents and concluding when such reports are delivered and indicate that no other College Point Trigger Period is continuing.

A “College Point Significant Tenant Trigger Period” means any period that (i) commences if BJ’s or Target has yet to exercise its currently-existing extension option at the College Point Property by the earlier of (a) December 22, 2022 with respect to BJ’s and October 31, 2022 with respect to Target, and concludes when either (x) BJ’s or Target, as applicable, exercises such extension option or (y) the space currently demised to BJ’s or Target has been relet to tenants in occupancy under lender-approved replacement leases and the DSCR exceeds 1.10x, and all associated leasing costs have been paid or reserved with the lender or (ii) commences upon the filing of a bankruptcy or similar insolvency proceeding of either BJ’s or Target, and concludes on the earliest to occur of (x) the date that the applicable bankruptcy or similar insolvency proceeding has been dismissed in accordance with the requirements of the applicable lease, (y) the date that the applicable bankruptcy or similar insolvency proceeding has been terminated and the applicable lease has been affirmed, assumed or assigned or (z) the date on which the space currently demised to BJ’s or Target has been relet to tenants in occupancy under lender-approved replacement leases such that the DSCR exceeds 1.10x, and all associated costs have been paid or reserved with the lender.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

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Annex A-3	Benchmark 2021-B28

Swingline Building

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Annex A-3	Benchmark 2021-B28

Swingline Building

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Swingline Building

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$40,000,000	Title:	Fee
Cut-off Date Principal Balance:	$40,000,000	Property Type - Subtype:	Industrial – Flex
% of Pool by IPB:	2.9%	Net Rentable Area (SF):	369,759
Loan Purpose:	Refinance	Location:	Long Island City, NY
Borrower:	Swingstell Owner LLC	Year Built / Renovated:	1951 / 2015
Guarantor:	Amended and Restated 2013 LG Revocable Trust	Occupancy:	93.1%
Interest Rate:	3.50000%	Occupancy Date:	5/1/2021
Note Date:	7/9/2021	Number of Tenants:	9
Maturity Date:	8/6/2031	Fourth Most Recent NOI:	$4,291,958 (December 31, 2018)
Interest-only Period:	120 months	Third Most Recent NOI:	$4,439,587 (December 31, 2019)
Original Term:	120 months	Second Most Recent NOI:	$4,505,413 (December 31, 2020)
Original Amortization:	None	Most Recent NOI:	$4,529,566 (TTM April 30, 2021)
Amortization Type:	Interest Only	UW Economic Occupancy(2):	90.0%
Call Protection:	L(24),D(91),O(5)	UW Revenues:	$6,459,550
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$2,177,683
Additional Debt:	N/A	UW NOI(2):	$4,281,867
Additional Debt Balance:	N/A	UW NCF(2):	$3,987,601
Additional Debt Type:	N/A	Appraised Value / Per SF(2):	$105,100,000 / $284
		Appraisal Date:	5/11/2021

Escrows and Reserves				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$108
Taxes:	$301,633	$100,544	N/A	Maturity Date Loan / SF:	$108
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	38.1%
Replacement Reserves:	$0	$3,081	N/A	Maturity Date LTV:	38.1%
TI/LC:	$0	$30,813	$739,518	UW NCF DSCR:	2.81x
Other(1):	$74,750	$0	N/A	UW NOI Debt Yield:	10.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$40,000,000	100.0%	Payoff Existing Debt	$32,493,843	81.2%
			Return of Equity	6,359,234	15.9
			Closing Costs	770,540	1.9
			Upfront Reserves	376,383	0.9
Total Sources	$40,000,000	100.0%	Total Uses	$40,000,000	100.0%
(1)	The Other Initial reserves consists of a $74,750 immediate repairs reserve.

(2)	While the Swingline Building Loan (as defined below) was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the Swingline Building Loan more severely than assumed in the underwriting of the Swingline Building Loan and could adversely affect the NOI, NCF, and occupancy information, as well as the appraised value and the DSCR, LTV, and Debt Yield metrics presented above. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The Loan. The Swingline Building mortgage loan (the “Swingline Building Loan”) is secured by a first mortgage lien on the borrower’s fee interest in a 369,759 square foot industrial flex building located in Long Island City, New York. The Swingline Building Loan accrues interest at an interest rate of 3.50000% per annum, has an original term of 120 months, has a remaining term of 120 months as of the Cut-off Date, is interest only for 120 months.

The Borrower. The borrower is Swingstell Owner LLC, a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Swingline Building Loan.

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Swingline Building

The Loan Sponsor. The loan sponsor and non-recourse carveout guarantor is the Amended and Restated 2013 LG Revocable Trust, a New York revocable trust. The loan sponsor of the Swingline Building Loan is affiliated with the loan sponsor of the One SoHo Square Whole Loan.

The Property. The Swingline Building property (the “Swingline Building Property”) is a 369,759 square foot industrial flex building located at 32-00 Skillman Avenue in Long Island City, New York. The Swingline Building Property, the former headquarters of the Swingline Stapler Company, is a three-story building situated on an 85,000 square foot site, which spans an entire square block of the Sunnyside neighborhood of Queens. Renovated in 2015, the Swingline Building Property is serviced by five elevators, three of which are oversized freight elevators, and comprised of approximately 80.0% flex office/warehouse space and 20.0% traditional office space. The flex office/warehouse space features 14-foot ceiling heights and seven loading docks of which four are 15 foot wide and 20 foot high drive-ins with cross docks, while the traditional office space at the Swingline Building Property features spacious floorplans. The Swingline Building Property also includes a fully enclosed two-story rooftop addition which contains an air supported bubble for seven regulation sized tennis courts. The Swingline Building Property generates additional revenue from rooftop signage which is visible along Queens Boulevard and to passengers aboard Long Island Railroad trains.

The loan sponsor acquired the Swingline Building Property in 1999 for $16.0 million and has invested approximately $3.8 million into the asset since 2016. As of May 2021, the appraisal concluded a market value for the property of $105.1 million (38.1% LTV, $65.1 million implied loan sponsor equity) and a market value of $32.3 million for the land, which is 80.8% of the Swingline Building Loan.

As of May 1, 2021, the Swingline Building Property was 93.1% occupied by a granular rent roll comprising of 9 tenants with no individual tenant comprising more than 21.6% of net rentable area. Three of the tenants (120,145 square feet, 32.5% of net rentable area; 41.8% of underwritten base rent) are associated with the entertainment and production industry as the Swingline Building Property is near several major production facilities including Silvercup Studios East, Cine Magic Studios, Kaufman Astoria Studios and Steiner Studios. The Swingline Building benefits from strong historical occupancy, 98.3% occupied since 2015, and strong tenant retention as four of the current tenants (48.9% of occupied NRA) have been at the Swingline Building Property since 2009.

The largest tenant at the Swingline Building Property is Skillman Tennis Associates, Ltd (80,000 square feet; 21.6% of net rentable area; 8.6% of underwritten base rent). Skillman Tennis Associates, Ltd, formerly known as CityView Racquet Club, occupies the rooftop space at the Swingline Building Property and is a private, members-only club featuring seven Har-Tru tennis and four squash courts, full fitness center, a juice bar, cocktail lounge and an outdoor deck with skyline views of Manhattan. Skillman Tennis Associates, Ltd’s lease commenced in January 2005 and expires in December 2023. Skillman Tennis Associates, Ltd has two, 10-year renewal options and no termination options.

The second largest tenant at the Swingline Building Property is Newel, LLC (54,980 square feet; 14.9% of net rentable area; 23.1% of underwritten base rent). Founded in 1939, Newel, LLC is a dealer of luxury, antique, vintage and contemporary furniture, lighting and decorative objects. Newel, LLC utilizes the entire first floor (46,000 square feet, 20.2% of underwritten base rent) and space on the second floor (8,980 square feet; 2.9% of underwritten base rent) as a warehouse for its collection and also as a showroom for its gallery in the Upper East Side. Newel, LLC rents and sells its antique furniture to television and motion picture productions and the Swingline Building, Newel, LLC’s sole warehouse location, provides proximity to several television and movie production studios. Newel, LLC’s lease with respect to the first floor commenced in January 2014 and expires in September 2024. Newel, LLC’s lease with respect to the second floor commences in August 2021 and expires in September 2024. Newel, LLC has two, five-year renewal options and no termination options.

The third largest tenant at the property is Prop N Spoon, LLC (45,165 square feet; 12.2% of net rentable area; 11.8% of underwritten base rent). Prop N Spoon, LLC is a film and television prop rental company, with a catalogue of nearly a million rental items along with full custom fabrication capabilities. The Swingline Building, Prop N Spoon, LLC’s sole warehouse and showroom location, provides access to numerous production facilities nearby. Prop N Spoon’s lease commenced in January 2013 and expires in March 2028. Prop N Spoon, LLC has one, five-year renewal option and no termination options.

COVID-19 Update. As of July 6, 2021, the Swingline Building Property is open for operations. According to the loan sponsor, collections were 90.1% since April 2021 and 84.6% for the month of June 2021. Several of the tenants received a combination of rent deferrals and abatements as a result of COVID-19. As of July 6, 2021, the Swingline Building Loan is not subject to any modification or forbearance requests. The first payment date is scheduled for September 6, 2021. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

Historical and Current Occupancy(1)(2)
2018	2019	2020	Current
100.0%	99.0%	91.0%	93.1%
(1)	Historical occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is based on the May 1, 2021 rent roll.

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Annex A-3	Benchmark 2021-B28

Swingline Building

Tenant Summary(1)
Tenant	Ratings Moody’s/Fitch/S&P	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(2)	% of Total Base Rent	Lease Expiration Date
Skillman Tennis Associates, Ltd	NR / NR / NR	80,000	21.6%	$6.43	8.6%	12/31/2023
Newel, LLC	NR / NR / NR	54,980	14.9%	25.31	23.1%	9/30/2024
Prop N Spoon, LLC	NR / NR / NR	45,165	12.2%	15.66	11.8%	3/31/2028
ACCO Brands, Inc.	NR / NR / NR	35,085	9.5%	17.85	10.4%	MTM
Urban Archeology	NR / NR / NR	35,000	9.5%	18.55	10.8%	4/30/2025
McVicker & Higginbotham, Inc.	NR / NR / NR	31,000	8.4%	22.44	11.6%	12/31/2026
Quality Offset, LLC	NR / NR / NR	22,161	6.0%	19.67	7.2%	12/31/2028
MC Square	NR / NR / NR	20,831	5.6%	20.72	7.2%	8/31/2027
Mayo Studios, Inc.	NR / NR / NR	20,000	5.4%	20.76	6.9%	2/28/2028
Total Occupied		344,222	93.1%	$17.04	97.6%
Capital One Bank(3)	NR / NR / NR	0	0.0%	NAP	2.4%	5/31/2023
Vacant		25,537	6.9%
Total / Wtd. Avg.(4)		369,759	100.0%	$17.47	100.0%
(1)	Based on the underwritten rent roll dated May 1, 2021.

(2)	Base Rent PSF is inclusive of rent steps through May 2022.

(3)	Capital One Bank leases the rooftop signage ($146,069 Base Rent) and is excluded from the number of tenants.

(4)	Total Base Rent PSF is inclusive of Capital One Bank base rent of approximately $146,069.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring(2)	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(2)	Cumulative % of Base Rent Expiring(2)
Vacant	NAP	25,537	6.9%	NAP	NAP	25,537	6.9%	NAP	NAP
MTM & 2021	1	35,085	9.5%	$626,412	10.4%	60,622	16.4%	$626,412	10.4%
2022	0	0	0.0%	0	0.0%	60,622	16.4%	$626,412	10.4%
2023(3)	2	80,000	21.6%	660,159	11.0%	140,622	38.0%	$1,286,571	21.4%
2024	1	54,980	14.9%	1,391,608	23.1%	195,602	52.9%	$2,678,178	44.5%
2025	1	35,000	9.5%	649,193	10.8%	230,602	62.4%	$3,327,372	55.3%
2026	1	31,000	8.4%	695,564	11.6%	261,602	70.7%	$4,022,936	66.9%
2027	1	20,831	5.6%	431,520	7.2%	282,433	76.4%	$4,454,456	74.1%
2028	3	87,326	23.6%	1,558,284	25.9%	369,759	100.0%	$6,012,740	100.0%
2029	0	0	0.0%	0	0.0%	369,759	100.0%	$6,012,740	100.0%
2030	0	0	0.0%	0	0.0%	369,759	100.0%	$6,012,740	100.0%
2031	0	0	0.0%	0	0.0%	369,759	100.0%	$6,012,740	100.0%
2032 & Thereafter	0	0	0.0%	0	0.0%	369,759	100.0%	$6,012,740	100.0%
Total	10	369,759	100.0%	$6,012,740	100.0%
(1)	Based on the underwritten rent roll dated May 1, 2021.

(2)	Base Rent Expiring, % of Base Rent Expiring, Cumulative Base Rent Expiring and Cumulative % of Base Rent Expiring are inclusive of contractual rent steps through May 2022.

(3)	Inclusive of the Capital One Bank lease (2.4% of Base Rent Expiring with a lease expiration date of May 31, 2023) for the Swingline Building Property’s signage.

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Swingline Building

Operating History and Underwritten Net Cash Flow
	2018	2019	2020	TTM(1)	Underwritten(2)	PSF	%(3)
Rents in Place(4)	$5,391,345	$5,637,132	$5,562,739	$5,496,028	$6,012,740	$16.26	83.8%
Vacant Income	0	0	0	0	510,740	$1.38	7.1
Gross Potential Rent	$5,391,345	$5,637,132	$5,562,739	$5,496,028	$6,523,480	$17.64	90.9%
Total Reimbursements	358,104	438,599	507,278	587,198	589,907	$1.60	8.2
Other Income	101,110	86,085	68,228	63,890	63,890	$0.17	0.9
Gross Potential Income	$5,850,559	$6,161,816	$6,138,245	$6,147,116	$7,177,278	$19.41	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(717,728)	(1.94)	(10.0)
Effective Gross Income	$5,850,559	$6,161,816	$6,138,245	$6,147,116	$6,459,550	$17.47	90.0%
Total Expenses	1,558,601	1,722,229	1,632,832	1,617,551	2,177,683	5.89	33.7
Net Operating Income	$4,291,958	$4,439,587	$4,505,413	$4,529,566	$4,281,867	$11.58	66.3%
Total TI/LC, Capex/RR	0	0	0	0	294,265	0.80	4.6
Net Cash Flow	$4,291,958	$4,439,587	$4,505,413	$4,529,566	$3,987,601	$10.78	61.7%
(1)	TTM represents the trailing 12-month period ending April 30, 2021.

(2)	Based on underwritten rent roll dated May 1, 2021.

(3)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income the remainder of the fields.

(4)	Underwritten Rents in Place is inclusive of contractual rent steps through May 2022.

The Market. The Swingline Building Property is located within the Sunnyside neighborhood of Queens, New York. Intersected by major highways Interstate-278 (Brooklyn Queens Expressway) and Interstate-495 (Long Island Expressway), Sunnyside, which is a part of the Northwest Queens submarket, serves as a distribution point for its large urban population with access points near the Queensboro Bridge and major roads such as Queens Boulevard and Northern Boulevard. Additionally, Sunnyside offers quick access to Midtown Manhattan via the 7 train from the 33rd Street–Rawson Street subway station, which is two blocks from the Swingline Building Property, and proximity to LaGuardia airport.

Despite the decrease of industrial inventory over the decade due to the gentrification of Queens, the Northwest Queens industrial submarket remains one of the largest industrial submarkets in New York and the nation. According to the appraisal, the absorption for the last 12 months was slightly positive for the Northwest Queens industrial submarket, which had no new completions, a vacancy rate of 5.4%, and market rents of $23.99 per square foot as of Q4 2020. The appraisal also noted that industrial properties within Northwest Queens are positioned for rent increases given the growth of e-commerce and the projected growth of the submarket’s population. In addition, the appraisal identified seven lease comparables with an adjusted average market rent of $22.09 per square foot. The Swingline Building Property may experience an increase its rental rate ($17.47 per square foot) given its historical occupancy and retention of tenants.

Property Management. Swingline Building Property is currently managed by Mel Management Corp., doing business as Stellar Management Co., Inc., a New York Corporation and an affiliate of the borrower.

Escrows and Reserves. At loan origination of the Swingline Building Loan, the borrower deposited (i) approximately $301,633 into a real estate tax reserve account and (ii) $74,750 into an immediate repairs reserve account.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the real estate taxes that lender estimates will be payable during the next 12 months (initially estimated to be approximately $100,544).

Insurance Reserve – At the option of the lender, the borrower is required to deposit into an insurance reserve, on a monthly basis, an amount equal to 1/12 of the insurance premiums that would be sufficient for the renewal of coverage unless the borrower maintains a blanket policy in accordance with the Swingline Building Loan documents. As of the origination date, an acceptable blanket policy was in place.

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $3,081 for replacement reserves.

TI/LC Reserve – The borrower is required to deposit into a TI/LC reserve, on a monthly basis, an amount equal to approximately $30,813 for TI/LC reserves. If at any time the amount on deposit in the TI/LC reserve exceeds $739,518, the borrower may cease making monthly deposits into the TI/LC reserve until such time as the amount on deposit in the TI/LC reserve is less than $739,518.

Lockbox / Cash Management. The Swingline Building Loan is structured with a hard lockbox and springing cash management. The borrower is required to deliver a tenant direction letter to the existing tenants at the Swingline Building Property, directing them to remit their rent checks directly to the lender-controlled lockbox. The borrower is required to cause all revenue received by borrower or the property manager for the Swingline Building Property to be deposited into such lockbox within five business days of receipt. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of borrower unless a Trigger Period

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Swingline Building

(as defined below) exists (subject to such Trigger Period being cured in accordance with the Swingline Building Loan documents. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the Swingline Building Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Swingline Building Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Swingline Building Loan. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower. Upon an event of default under the Swingline Building Loan documents, the lender will apply funds to the debt in such priority as it may determine.

A “Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default or (ii) the debt yield falling below 6.75% for one calendar quarter (the “Debt Yield Trigger”); and (B) expiring upon (x) with respect to clause (i) above, the cure (if applicable) of such event of default and (y) with respect to clause (ii) above, the date that the debt yield is equal to or greater than 6.75% for one calendar quarter, or the Collateral Cure Conditions are and remain satisfied.

The “Collateral Cure Conditions” will be deemed to exist upon satisfaction of the following: the borrower deposits into the excess cash flow account or delivers a letter of credit which, in either case, will serve as additional collateral for the Swingline Building Loan, in an amount equal to $1,300,000.00 (the “Collateral Deposit Amount”) and, thereafter, so long as the borrower elects to satisfy the Collateral Cure Conditions to avoid a Debt Yield Trigger, 30 days prior to each one year anniversary date of said deposit (or delivery of said letter of credit), the borrower deposits the Collateral Deposit Amount. Upon the cure of the Debt Yield Trigger, all cash or Letter of Credit(s) delivered to the lender shall be released to the borrower.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

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Annex A-3	Benchmark 2021-B28

U-Haul Sac 22

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U-Haul Sac 22

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Annex A-3	Benchmark 2021-B28

U-Haul Sac 22

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Portfolio
Original Principal Balance:	$37,720,000	Title:	Fee
Cut-off Date Principal Balance:	$37,633,193	Property Type - Subtype:	Self-Storage
% of Pool by IPB:	2.7%	Net Rentable Area (SF):	282,197
Loan Purpose:	Refinance	Location(2):	Various
Borrower:	22 SAC, LLC	Year Built / Renovated(2):	Various / Various
Guarantor:	Blackwater Investments, Inc.	Occupancy:	93.8%
Interest Rate(1):	2.59000%	Occupancy Date:	4/30/2021
Note Date:	6/30/2021	Number of Tenants:	N/A
Anticipated Repayment Date(1):	7/6/2031	Fourth Most Recent NOI:	$3,979,725 (December 31, 2018)
Maturity Date(1):	7/6/2041	Third Most Recent NOI:	$3,977,835 (December 31, 2019)
Interest-only Period:	None	Second Most Recent NOI:	$4,086,470 (December 31, 2020)
Original Term(1):	120 months	Most Recent NOI:	$4,089,163 (TTM April 30, 2021)
Original Amortization:	300 months	UW Economic Occupancy:	85.6%
Amortization Type:	Amortizing Balloon - ARD	UW Revenues:	$6,101,454
Call Protection:	L(25),D(91),O(4)	UW Expenses:	$2,055,285
Lockbox / Cash Management:	Soft / Springing	UW NOI:	$4,046,169
Additional Debt:	N/A	UW NCF:	$3,941,756
Additional Debt Balance:	N/A	Appraised Value / Per SF:	$68,050,000 / $241
Additional Debt Type:	N/A	Appraisal Date:	4/2021

Escrows and Reserves(3)				Financial Information(1)(5)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$133
Taxes:	$268,300	Springing	N/A	Maturity Date Loan / SF:	$91
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	55.3%
Replacement Reserves:	$51,665	Springing	$51,665	Maturity Date LTV:	37.6%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	1.92x
Other(4):	$261,068	$0	N/A	UW NOI Debt Yield:	10.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$37,720,000	100.0%	Payoff Existing Debt	$22,043,489	58.4%
			Return of Equity	14,397,886	38.2
			Closing Costs	697,592	1.8
			Upfront Reserves	581,033	1.5
Total Sources	$37,720,000	100.0%	Total Uses	$37,720,000	100.0%
(1)	The U-Haul Sac 22 Loan (as defined below) is structured with an anticipated repayment date of July 6, 2031 (“ARD”) and final maturity date of July 6, 2041. From and after the ARD, in the event the U-Haul Sac 22 Loan is not paid-off on or before the ARD, the U-Haul Sac 22 Loan accrues interest at a fixed rate equal to the greater of (i) 5.59000% and (ii) the 10-year treasury swap yield as of the ARD plus 4.04000%. Cut-off Date LTV, Maturity Date LTV, UW NCF DSCR and UW NOI Debt Yield are calculated based on the initial term interest rate and the assumption that the loan is repaid as of the ARD. The Mortgage Loan Information and Financial Information presented in the tables above are calculated based on the ARD.

(2)	See “Portfolio Summary & Unit Mix” table herein.

(3)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” herein.

(4)	Other reserves are comprised of $261,068 for immediate repairs.

(5)	While the U-Haul Sac 22 Loan was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the U-Haul Sac 22 Loan more severely than assumed in the underwriting of the U-Haul Sac 22 Loan and could adversely affect the NOI, NCF, and occupancy information, as well as the appraised value and the DSCR, LTV, and Debt Yield metrics presented above. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The Loan. The U-Haul Sac 22 loan (the “U-Haul Sac 22 Loan”) is secured by a first mortgage lien on the borrower’s fee interest in a portfolio of nine self-storage properties comprised of 3,667 units totaling 282,197 square feet across eight states (collectively, the “U-Haul Sac 22 Portfolio” or “U-Haul Sac 22 Properties”). The U-Haul Sac 22 Loan accrues interest at an interest rate of 2.59000% per annum, had an original term of 120 months, has a remaining term of 119 months as of the Cut-off Date, and amortizes on a 25-year schedule.

The U-Haul Sac 22 Loan is structured with an anticipated repayment date of July 6, 2031 and a final maturity date of July 6, 2041. Prior to the ARD, the U-Haul Sac 22 Loan accrues interest at a fixed rate of 2.59000% per annum. From and after the ARD, in the event the

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Annex A-3	Benchmark 2021-B28

U-Haul Sac 22

U-Haul Sac 22 Loan is not paid-off on or before the ARD, the U-Haul Sac 22 Loan accrues interest at a fixed rate equal to the greater of (i) 5.59000% and (ii) the 10-year treasury swap yield as of the ARD plus 4.04000% (the “Extension Term Interest Rate”). Additionally, from and after the first monthly payment date following the ARD, all excess cash flow will be swept into a lender controlled account and applied (i) first, to interest in an amount equal to the interest that would accrue at the initial term interest rate (without adjustment for Accrued Interest), (ii) second, to the reduction of principal until the entire outstanding principal balance has been paid in full, and (iii) third, to the payment of Accrued Interest until all Accrued Interest has been paid in full. Interest accrued at the Extension Term Interest Rate and not paid pursuant to the preceding sentence will be added to the outstanding principal balance of the U-Haul Sac 22 Loan and accrue interest at the Extension Term Interest Rate (such accrued interest referred to as, “Accrued Interest”).

The U-Haul Sac 22 Portfolio was previously securitized in the COMM 2012-CCRE1 securitization.

The Borrower. The borrowing entity for the U-Haul Sac 22 Loan is 22 SAC, LLC, a Delaware limited liability company and special purpose entity, with two independent directors in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the U-Haul Sac 22 Loan.

The Loan Sponsor. The loan sponsor and non-recourse carveout guarantor is Blackwater Investments, Inc., which controls substantially all of the equity interest in Sac Holding Corporation (“Sac”). Sac was established in order to acquire and develop self-storage properties. Sac acquires, owns, holds, manages, transfers, sells, assigns, mortgages and pledges real property, including but not limited to commercial self-storage rental units. The guarantor is owned and controlled by Mark V. Shoen, a significant stockholder of AMERCO.

The Property. The U-Haul Sac 22 Properties are comprised of nine U-Haul branded properties containing a total of 3,667 traditional storage units (282,197 square feet). The U-Haul Sac 22 Properties range in size from 19,200 to 44,355 square feet and are managed by affiliates of AMERCO. AMERCO is the largest U.S. “do-it-yourself” moving and storage company. Founded in 1945, the company operates as the holding company for business dealings that involve U-Haul International, Inc. (“U-Haul”). U-Haul has a network of 2,065 company-operated retail moving stores and more than 20,000 independent U-Haul dealers.

The U-Haul Sac 22 Properties are located across eight states, with the largest presence in Coon Rapids, Minnesota (one property, 19.7% of ALA), Manassas Park, Virginia (one property, 16.4% of ALA) and Portland, Maine (one property, 15.7% of ALA), with the remaining six properties (48.2% of ALA) located across five different states. The U-Haul Sac 22 Properties were built between 1955 and 1996. As of April 30, 2021, based on the in-place rent roll, the U-Haul Sac 22 Properties were 93.8% occupied based on square feet.

The following table presents certain information relating to the U-Haul Sac 22 Properties:

Portfolio Summary & Unit Mix
Property Name	City/State	Allocated Cut-off Date Loan Amount	% of ALA	Appraised Value	Year Built/Renovated	Total Storage Units	Occupancy (Units)	Total SF	Occupancy (SF)	Avg. Monthly Rent Per Unit(1)
Coon Rapids	Coon Rapids, Minnesota	$7,427,094	19.7%	$13,430,000	1955/2003	628	88.5%	41,094	94.6%	$126
Manassas Park	Manassas Park, Virginia	$6,155,142	16.4%	$11,130,000	1974,1996/NAP	575	91.5%	41,125	93.9%	$150
Route 295	Portland, Maine	$5,900,752	15.7%	$10,670,000	1962,1963,1964,1992/NAP	522	96.7%	31,281	97.7%	$131
Westcreek	Fort Worth, Texas	$4,827,888	12.8%	$8,730,000	1986/NAP	545	91.9%	44,355	94.3%	$116
State Avenue	Kansas City, Kansas	$3,190,941	8.5%	$5,770,000	1969-1992/NAP	308	87.3%	30,757	88.5%	$126
Causeway Boulevard	Metairie, Louisiana	$3,268,364	8.7%	$5,910,000	1994/NAP	260	89.6%	21,950	91.6%	$167
Ina Road	Tucson, Arizona	$3,130,109	8.3%	$5,660,000	1989,1991/NAP	271	98.2%	29,250	98.6%	$146
Jolly & Cedar	Lansing, Michigan	$2,013,003	5.3%	$3,640,000	1958/2003	358	81.8%	23,185	85.4%	$92
Automall	Tucson, Arizona	$1,719,901	4.6%	$3,110,000	1973,1975,1983/NAP	200	98.5%	19,200	97.9%	$108
Total / Wtd. Avg.		$37,633,193	100.0%	$68,050,000		3,667	91.2%	282,197	93.8%	$129
(1)	Avg. Monthly Rent per Unit is based on the in-place rent roll dated as of April 30, 2021.

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U-Haul Sac 22

Historical and Current Occupancy(1)
Property Name	2018	2019	2020	Current(2)
Coon Rapids	88.8%	89.9%	84.9%	94.6%
Manassas Park	89.9%	90.9%	86.6%	93.9%
Route 295	92.4%	90.7%	90.2%	97.7%
Westcreek	89.4%	84.2%	88.2%	94.3%
State Avenue	90.4%	92.5%	94.8%	88.5%
Causeway Boulevard	94.4%	92.1%	89.6%	91.6%
Ina Road	84.6%	93.2%	96.3%	98.6%
Jolly & Cedar	78.5%	82.6%	82.7%	85.4%
Automall	87.3%	75.2%	90.2%	97.9%
Wtd. Avg.	88.7%	88.4%	89.0%	93.8%
(1)	Historical occupancies are as of December 1 of each respective year.

(2)	Current Occupancy is as of April 30, 2021.

COVID-19 Update. As of June 30, 2021, the U-Haul Sac 22 Properties are open and operating (and remained so throughout the COVID-19 pandemic). The U-Haul Sac 22 Loan is not subject to any modification or forbearance requests. The first payment date under the U-Haul Sac 22 Loan documents is in August 2021.

The Market. The U-Haul Sac 22 Portfolio is comprised of nine geographically diverse properties across eight different states. No state accounts for more than 19.7% of the U-Haul Sac 22 Loan by allocated loan amount, nor more than 17.2% of the total square feet of the U-Haul Sac 22 Portfolio.

The following table presents market demographic information relating to the U-Haul Sac 22 Portfolio:

Demographic Summary(1)
Property Name	City/State	1-mile Population	3-mile Population	5-mile Population	1-mile Avg. Household Income	3-mile Avg. Household Income	5-mile Avg. Household Income
Coon Rapids	Coon Rapids, Minnesota	10,564	81,563	184,128	$96,754	$96,176	$102,083
Manassas Park	Manassas Park, Virginia	28,971	112,123	247,321	$93,891	$80,793	$79,311
Route 295	Portland, Maine	13,096	69,658	110,862	$67,821	$81,679	$89,738
Westcreek	Fort Worth, Texas	19,647	131,041	264,684	$65,997	$76,824	$83,178
State Avenue	Kansas City, Kansas	4,021	55,529	122,575	$50,217	$54,387	$57,241
Causeway Boulevard	Metairie, Louisiana	12,896	104,176	229,323	$97,970	$93,694	$87,816
Ina Road	Tucson, Arizona	7,586	59,768	127,815	$81,762	$80,269	$83,647
Jolly & Cedar	Lansing, Michigan	11,682	79,812	166,309	$52,983	$56,969	$59,695
Automall	Tucson, Arizona	10,957	95,005	225,666	$59,989	$60,561	$66,886
Wtd. Avg.(3)		14,233	89,907	190,209	$75,666	$77,245	$80,639
(1)	Source: Appraisal.

(2)	Demographic information is based on a 1, 2 and 3-mile radius.

(3)	Wtd. Avg. is based on the total square feet at each property.

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U-Haul Sac 22

Operating History and Underwritten Net Cash Flow
	2018	2019	2020	TTM 4/30/2021	Underwritten(1)	Per Square Foot	%(2)
Base Rent(1)	$4,590,965	$4,656,851	$4,653,214	$4,682,198	$4,682,198	$16.59	67.1%
Vacant Income	0	0	0	0	879,282	3.12	12.6%
Gross Potential Rent	$4,590,965	$4,656,851	$4,653,214	$4,682,198	$5,561,480	$19.71	79.7%
Other Income(3)	738,703	727,208	860,664	870,955	870,955	3.09	12.5%
Third Party Leases	589,572	547,368	547,696	547,869	548,301	1.94	7.9%
Net Rental Income	$5,919,240	$5,931,427	$6,061,575	$6,101,022	$6,980,736	$24.74	100.0%
(Vacancy / Credit Loss)	0	0	0	0	(879,282)	(3.12)	(12.6%)
Effective Gross Income	$5,919,240	$5,931,427	$6,061,575	$6,101,022	$6,101,454	$21.62	87.4%
Total Expenses	$1,939,515	$1,953,592	$1,975,105	$2,011,859	$2,055,285	$7.28	33.7%
Net Operating Income	$3,979,725	$3,977,835	$4,086,470	$4,089,163	$4,046,169	$14.34	66.3%
Total TI/LC, CapEx	0	0	0	0	104,413	0.37	1.7%
Net Cash Flow	$3,979,725	$3,977,835	$4,086,470	$4,089,163	$3,941,756	$13.97	64.6%
(1)	Underwritten base rent is based on the in-place rent roll dated as of April 30, 2021.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(3)	Other Income includes net sales, U-Box commissions, U-Move commissions and other miscellaneous income.

Escrows and Reserves. At loan origination, the borrower deposited (i) a real estate tax reserve in the amount of approximately $268,300, (ii) a deferred maintenance reserve in the amount of $261,068 and (iii) a replacement reserve in the amount of $51,665.

Tax Reserve – On each monthly payment date, the borrower is required to deposit into a real estate tax reserve, 1/12 of the amount that the lender estimates will be necessary to pay real estate taxes over the then succeeding 12-month period. The borrower’s obligation to deposit monthly reserves in the tax account is waived so long as (i) no event of default has occurred and (ii) amounts sufficient to pay real estate taxes for six months have been deposited and maintained in the real estate tax reserve account.

Insurance Reserve – On each monthly payment date, the borrower is required to deposit into an insurance reserve, 1/12 of the amount that the lender estimates will be necessary to cover premiums over the then succeeding 12-month period. The borrower’s obligation to deposit monthly reserves in the insurance account is waived so long as (i) no event of default has occurred and (ii) either (A) the borrower has provided satisfactory evidence that all insurance premiums have been paid with respect to an acceptable blanket insurance policy or (B) amounts sufficient to pay insurance premiums for six months have been deposited and maintained in the insurance reserve account.

Replacement Reserve – On each monthly payment date, the borrower is required to deposit into a replacement reserve an amount equal to approximately $8,609 for replacements and repairs to be made at the U-Haul Sac 22 Properties, subject to a cap of $51,665, which is inclusive of the upfront deposit. This reserve is currently springing because the amount reserved upfront equals the cap.

Lockbox / Cash Management. The U-Haul Sac 22 Loan is structured with a soft lockbox and springing cash management. The borrower and/or property manager, as applicable, are required to deposit all amounts constituting rents (including rents derived from an After Acquired Leasehold Property (as defined below)) into a lender controlled lockbox account within three business days of receipt. To the extent no Cash Sweep Period (as defined below) is continuing, all funds in the lockbox account are required to be transferred to or at the direction of the borrower. Following the occurrence and during the continuance of a Cash Sweep Period, all funds in the lockbox account are required to be swept each business day to a segregated cash management account under the control of the lender and disbursed in accordance with the U-Haul Sac 22 Loan documents. To the extent there is a Cash Sweep Period continuing, all excess cash flow after payment of debt service, required reserves and operating expenses are required to be held as additional collateral for the U-Haul Sac 22 Loan. The lender has been granted a first priority security interest in the cash management account.

A “Cash Sweep Period” means each period commencing on the occurrence of a Cash Sweep Event (as defined below) and continuing until the earlier of the payment date next occurring following the related Cash Sweep Event Cure (as defined below) or payment in full of all principal and interest on the U-Haul Sac 22 Loan.

A “Cash Sweep Event” means the occurrence of (i) an event of default, (ii) the date on which the debt service coverage ratio for two consecutive calendar quarters (as calculated in the U-Haul Sac 22 Loan documents and based on the trailing 12-month period immediately preceding the date of determination) is less than 1.15x (a “DSCR Trigger Event”), (iii) a bankruptcy or insolvency event of the property manager, (iv) an Extension Term Trigger Event (as defined below) or (v) the borrower’s failure to provide timely evidence of payment of taxes or that the U-Haul Sac 22 Property is properly insured.

An “Extension Term Trigger Event” means the date that is three payment dates prior to the ARD, if the U-Haul Sac 22 Loan has not been repaid in full.

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A “Cash Sweep Event Cure” means (a) with respect to clause (i) above, the acceptance by the lender of a cure of such event of default, (b) with respect to clause (ii) above, achievement of a debt service coverage ratio (as calculated in the U-Haul Sac 22 Loan documents and based on the trailing 12-month period immediately preceding the date of determination) of at least 1.15x for four consecutive quarters, (c) with respect to clause (iii) above, the date on which the borrower enters into a replacement management agreement with a qualified manager or (d) with respect to clause (v) above, the borrower has provided evidence of payment of taxes or has provided evidence of insurance; provided, (1) a Cash Sweep Event Cure may occur no more than a total of five times in the aggregate during the term of the UHaul Sac 22 Loan and (2) the borrower will have paid all of the lender’s reasonable expenses incurred in connection with such Cash Sweep Event Cure. The borrower will have no right to cure a Cash Sweep Event caused by (x) an event of default caused by a bankruptcy action of the borrower or (y) an Extension Term Trigger Event.

Property Management. The U-Haul Sac 22 Portfolio is managed by affiliates of AMERCO.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Secured Subordinate Indebtedness Permitted. None.

Partial Release. In connection with the borrower’s election to defease less than all of the U-Haul Sac 22 Loan (a “Partial Defeasance Event”), if the requirements related to a Partial Defeasance Event as set forth in the U-Haul Sac 22 Loan documents have been satisfied, after two years from the Closing Date the borrower may obtain the release of the applicable individual U-Haul Sac 22 Property (each, an “Individual Property”) from the lien of the mortgage thereon (and related U-Haul Sac 22 Loan documents) upon the satisfaction of certain conditions set forth in the U-Haul Sac 22 Loan documents, including, without limitation, the following conditions: (a) the borrower pays 125% of the U-Haul Sac 22 Loan amount allocated to the Individual Property being released, (b) the resulting debt service coverage ratio, based on the trailing 12-month period immediately preceding such release, is equal to or greater than the greater of (i) the 1.92x or (ii) the debt service coverage ratio as of the last day of the calendar month that precedes the release date for all of the U-Haul Sac 22 Properties that were subject to the liens of the mortgage as of that date; (c) the resulting debt yield based on the trailing 12-month period immediately preceding such release is equal to or greater than the greater of (i) the 10.45% or (ii) the debt yield ratio as of the last day of the calendar month that precedes the release date for all of the U-Haul Sac 22 Properties that were subject to the liens of the mortgage as of that date; (d) the Individual Property to be released must be conveyed to a person other than the borrower or an entity owned by the borrower; and (e) upon release of the applicable Individual Property, the customary REMIC rules are satisfied. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases—Property Releases; Partial Defeasance” in the Prospectus for additional information.

After Acquired Adjacent Property. Provided no event of default has occurred and is continuing under the U-Haul Sac 22 Loan documents, the borrower has the right to acquire the fee simple estate in land that is adjacent and contiguous to an existing individual U-Haul Sac 22 Property (an “After Acquired Adjacent Property”), provided that the lender has received, among other things: (a) a title insurance policy insuring the lien of the applicable mortgage encumbering the After Acquired Adjacent Property; (b) a settlement statement indicating that such After Acquired Adjacent Property was acquired without debt; (c) an environmental report showing no hazardous materials or risk of contamination at the adjacent property; (d) a REMIC opinion acceptable to the rating agencies; and (e) a confirmation from the rating agencies that such After Acquired Adjacent Property will not result in a withdrawal, qualification or downgrade of the respective ratings in effect immediately prior to such acquisition for the certificates that are then outstanding. Any such After Acquired Adjacent Property will be encumbered by the lien of the mortgage on the related U-Haul Sac 22 Property. The U-Haul Sac 22 Loan documents include a carve-out for any losses resulting from the acquisition of any After Acquired Adjacent Property. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in the Prospectus for additional information.

After Acquired Leasehold Property. Provided no event of default has occurred and is continuing under the U-Haul Sac 22 Loan documents, the borrower has the right to acquire a leasehold estate in property that is operated as a storage facility, but that is not contiguous to an existing U-Haul Sac 22 Property (an “After Acquired Leasehold Property”), provided that the lender has received, among other things: (a) confirmation that such After Acquired Leasehold Property is owned in fee simple by an affiliate of the guarantor; (b) an environmental report showing no hazardous materials or risk of contamination at the adjacent property; (c) a REMIC opinion acceptable to the rating agencies; and (d) a confirmation from the rating agencies that such After Acquired Leasehold Property will not result in a withdrawal, qualification or downgrade of the respective ratings in effect immediately prior to such acquisition for the certificates that are then outstanding. Any such After Acquired Adjacent Property will be encumbered by the lien of the mortgage on the related Mortgaged Properties. The U-Haul Sac 22 Loan documents include a carve-out for any losses resulting from the acquisition, ownership or operation of any After Acquired Leasehold Property. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases” in the Prospectus for additional information.

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Red Rose Commons

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Red Rose Commons

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Red Rose Commons

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$34,000,000	Title:	Fee
Cut-off Date Principal Balance:	$33,947,501	Property Type - Subtype:	Retail - Anchored
% of Pool by IPB:	2.5%	Net Rentable Area (SF):	263,453
Loan Purpose:	Refinance	Location:	Lancaster, PA
Borrower:	Red Rose Commons	Year Built / Renovated:	1998 / NAP
	Associates, L.P.	Occupancy:	100.0%
Guarantor:	Kenneth N. Goldenberg	Occupancy Date:	2/28/2021
Interest Rate:	3.28000%	Number of Tenants:	13
Note Date:	6/30/2021	Fourth Most Recent NOI(1):	$3,497,142 (December 31, 2018)
Maturity Date:	7/6/2031	Third Most Recent NOI(1):	$3,875,076 (December 31, 2019)
Interest-only Period:	None	Second Most Recent NOI:	$3,554,438 (December 31, 2020)
Original Term:	120 months	Most Recent NOI:	$3,558,011 (TTM March 31, 2021)
Original Amortization:	360 months	UW Economic Occupancy(5):	95.3%
Amortization Type:	Amortizing Balloon	UW Revenues:	$4,970,640
Call Protection:	L(25),D(91),O(4)	UW Expenses:	$1,367,954
Lockbox / Cash Management:	Hard / Springing	UW NOI(5):	$3,602,686
Additional Debt:	N/A	UW NCF(5):	$3,144,575
Additional Debt Balance:	N/A	Appraised Value / Per SF(5):	$53,000,000 / $201
Additional Debt Type:	N/A	Appraisal Date:	5/22/2021

Escrows and Reserves				Financial Information(5)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$129
Taxes:	$127,193	$63,596	N/A	Maturity Date Loan / SF:	$100
Insurance(2):	$0	Springing	N/A	Cut-off Date LTV:	64.1%
Replacement Reserves:	$0	$14,270	N/A	Maturity Date LTV:	49.6%
TI/LC(3):	$0	$21,954	$1,053,812	UW NCF DSCR:	1.76x
Other(4):	$23,409	$0	N/A	UW NOI Debt Yield:	10.6%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$34,000,000	100.0%	Payoff Existing Debt	$24,863,621	73.1%
			Return of Equity	8,250,424	24.3
			Closing Costs	735,353	2.2
			Upfront Reserves	150,602	0.4
Total Sources	$34,000,000	100.0%	Total Uses	$34,000,000	100.0%
(1)	The increase from Fourth Most Recent NOI to Third Most Recent NOI can be attributed to contractual rent steps on in-place leases.

(2)	Monthly Insurance Reserve will commence in the event the borrower fails to maintain a blanket insurance policy, or in the event lender requires the borrower to obtain a separate policy pursuant to the Red Rose Commons Loan (as defined below) documents.

(3)	Upon the delivery of a notice of termination to the borrower by either (a) Burlington Stores, or (b) any tenant under a lease which, individually or when aggregated with all other leases at the Red Rose Commons Property (as defined below) with the same tenant or its affiliate accounts for 15% or more of the total rental income for the Red Rose Commons Property, then the monthly TI/LC reserve deposit will be an amount equal to approximately $32,932.

(4)	The Other Initial Reserve consists of a $23,409 condominium reserve.

(5)	While the Red Rose Commons Loan was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the Red Rose Commons Loan more severely than assumed in the underwriting of the Red Rose Commons Loan and could adversely affect the NOI, NCF, and occupancy information, as well as the appraised value and the DSCR, LTV, and Debt Yield metrics presented above. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The Loan. The Red Rose Commons loan (the “Red Rose Commons Loan”) is secured by a first mortgage lien on the borrower’s fee interest in 10 units of a 12-unit condominium (together with an undivided 57.04% interests of the common elements) that comprises a 263,453 square foot retail shopping center in Lancaster, Pennsylvania (the “Red Rose Commons Property”). The Red Rose Commons Loan accrues interest at an interest rate of 3.28000% per annum, had an original term of 120 months, has a remaining term of 119 months

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Red Rose Commons

as of the Cut-off Date, and had an original amortization of 360 months. The Red Rose Commons Loan was previously securitized in GSMS 2012-GC6.

The Borrower. The borrowing entity for the Red Rose Commons Loan is Red Rose Commons Associates, L.P., a Pennsylvania limited partnership. The borrower is controlled by two general partners, PR Red Rose LLC, a Delaware limited liability company and RRC General, Inc., a Pennsylvania corporation, each of which is a single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Red Rose Commons Loan.

The Loan Sponsor. The loan sponsor and non-recourse carveout guarantor is Kenneth N. Goldenberg.

The Property. The Red Rose Commons Property consists of a 263,453 square foot, anchored retail center which was built in 1998 across approximately 53 acres. The Red Rose Commons Property is anchored by Burlington Stores, Home Goods, Best Buy Store and OfficeMax and shadow-anchored by Weiss Markets and Home Depot (Weiss Markets and Home Depot are not part of the collateral). The borrower owns 10 of the 12 condominium units and Weiss Markets and Home Depot own the remaining two condominium units. The members appointed by the borrower to the condominium board control the board. The Red Rose Commons Property has 2,324 parking spaces at a ratio of 8.8 spaces per 1,000 square feet. As of February 28, 2021, the property was 100.0% leased by 13 tenants.

The largest tenant based on net rentable area at the Red Rose Commons Property, Burlington Stores (Moody’s/S&P/Fitch: NR / BB+ / NR), occupying 43,092 square feet (16.4% of net rentable area). The tenant has been at the Red Rose Commons Property since September 28, 2017 and has a lease expiration date of February 28, 2028. Burlington Stores has a base rent of $15.00 per square foot and three, 5-year extension options. The second largest tenant based on net rentable area, Home Goods, (Moody’s/S&P/Fitch: A2 / A / NR), occupying 39,873 square feet (15.1% of net rentable area). The tenant has been at the Red Rose Commons Property since May 1, 2011 and has a lease expiration date of April 30, 2026. Home Goods has a base rent of $7.58 per square foot and two, 5-year renewal options followed by one, 4-year and 11 month renewal option. The third largest tenant at the Red Rose Commons Property is Best Buy (Moody’s/S&P/Fitch: A3 / BBB+ / NR), which occupies 32,296 square feet (12.3% of net rentable area). The tenant has been at the Red Rose Commons Property since October 17, 2018 and has a lease expiration date of October 31, 2028. Best Buy Store has a base rent of $17.36 per square foot and three, 5-year renewal options followed by one, 4-year renewal option. The below table presents the sales per square foot and occupancy cost for tenants at the Red Rose Commons Property that are required to report sales:

Sales PSF & Occupancy Cost
Tenant	Net Rentable Area (SF)	2018 Sales PSF	2019 Sales PSF	2020 Sales PSF	Occupancy Cost(1)
Burlington Stores(2)	43,092	$183	$190	$276	6.6%
Home Goods	39,873	$265	$258	$237	4.7%
Barnes & Noble(3)	26,306	$270	$260	$252	9.2%
Pep Boys	18,552	NAV	$244	$185	7.7%
Old Navy(4)	15,688	$505	$468	$359	5.2%
Party City	13,491	$207	$194	$158	14.9%
Total/Wtd. Avg.		$262	$253	$249
(1)	Calculated based on underwritten gross rent.
(2)	Burlington Stores generated an increase in sales per square foot and was closed in April and May of 2020 due to COVID-19.
(3)	Barnes & Noble 2020 sales PSF represent March 2020 TTM sales.
(4)	Old Navy was closed in April and May of 2020 due to COVID-19. Sales for June through December 2020 equated to $4.64 million, versus $4.67 million for the same period in 2019.

COVID-19 Update. As of July 6, 2021, the Red Rose Commons Property is open and operating. While the landlord and some of the tenants at the Red Rose Commons Property agreed to rent deferrals and abatements, the rent abatement periods with respect thereto have expired, and as of July 6, 2021, there have been no loan modification or forbearance requests on the Red Rose Commons Loan. The first payment date of the Red Rose Commons Loan is the monthly due date in August 2021. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

Historical and Current Occupancy(1)
2018	2019	2020	Current(2)
100.0%	100.0%	100.0%	100.0%
(1)	Historical occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is based on the February 28, 2021 rent roll.

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Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent	Lease Expiration Date
Burlington Stores(4)	NR / BB+ / NR	43,092	16.4%	$15.00	15.8%	2/28/2028
Home Goods(5)	A2 / A / NR	39,873	15.1	$7.58	7.4	4/30/2026
Best Buy(6)	A3 / BBB+ / NR	32,296	12.3	$17.36	13.7	10/31/2028
Officemax(7)	NR / NR / NR	30,078	11.4	$14.25	10.5	9/30/2023
Petsmart(8)	B1 / B / NR	28,710	10.9	$16.15	11.3	2/29/2024
Barnes & Noble(9)	NR / NR / NR	26,306	10.0	$19.00	12.2	10/31/2023
Pep Boys(10)	NR / NR / NR	18,552	7.0	$10.40	4.7	10/31/2028
Old Navy(11)	Ba3 / BB- / NR	15,688	6.0	$14.50	5.6	10/31/2023
Party City(12)	NR / NR / NR	13,491	5.1	$20.37	6.7	4/30/2024
Plaza Azteca(13)	NR / NR / NR	9,100	3.5	$23.02	5.1	4/30/2027
Subtotal / Weighted Average		257,186	97.6%	$14.80	93.1%
Remaining Tenants		6,267	2.4	45.25	6.90
Vacant		0	0.0%
Total / Weighted Average		263,453	100.0%	$15.52	100.0%
(1)	Based on the underwritten rent roll as of February 28, 2021.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Base Rent PSF is inclusive of the average annual rent for the remainder of the respective terms for credit tenants Home Goods and Best Buy Store as well as rent steps through May 1, 2022 for non-investment grade tenants.

(4)	Burlington Stores has three, 5-year renewal options.

(5)	Home Goods has two, 5-year renewal options and one, 4-year and 11 month renewal option.

(6)	Best Buy has three, 5-year renewal options and one, 4-year renewal option.

(7)	Officemax has one, 5-year renewal option and one, 4-year and 11 month renewal option.

(8)	Petsmart has two, 5-year renewal options.

(9)	Barnes & Noble has one, 4-year and 9 month renewal option.

(10)	Pep Boys has four, 5-year renewal options.

(11)	Old Navy has two, 5-year renewal options.

(12)	Party City has one, 5-year renewal option.

(13)	Plaza Azteca has two, 5-year renewal options.

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring(2)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	0	0.0%	NAP	NAP	0	0.0%	NAP	NAP
MTM & 2021	1	161	0.1	$0	0.0%	161	0.1%	$0	0.0%
2022	0	0	0.0	0	0.0	161	0.1%	$0	0.0%
2023	3	72,072	27.4	1,155,902	28.3	72,233	27.4%	$1,155,902	28.3%
2024	2	42,201	16.0	738,468	18.1	114,434	43.4%	$1,894,370	46.3%
2025	1	6,106	2.3	214,931	5.3	120,540	45.8%	$2,109,301	51.6%
2026	1	39,873	15.1	302,400	7.4	160,413	60.9%	$2,411,701	59.0%
2027	1	9,100	3.5	209,440	5.1	169,513	64.3%	$2,621,141	64.1%
2028	3	93,940	35.7	1,399,920	34.2	263,453	100.0%	$4,021,062	98.3%
2029	0	0	0.0	0	0.0	263,453	100.0%	$4,021,062	98.3%
2030	0	0	0.0	0	0.0	263,453	100.0%	$4,021,062	98.3%
2031 & Thereafter	1	0	0.0	68,640	1.7	263,453	100.0%	$4,089,702	100.0%
Total	13	263,453	100.0%	$4,089,702	100.0%

(1)	Based on the underwritten rent roll as of February 28, 2021.

(2)	Base Rent Expiring and % of Base Rent Expiring are inclusive of the average annual rent for the remainder of the respective terms for credit tenants Home Goods and Best Buy Store as well as rent steps through May 1, 2022 for non-investment grade tenants.

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Annex A-3	Benchmark 2021-B28

Red Rose Commons

Underwritten Net Cash Flow(1)
	2018	2019	2020	TTM 3/31/2021	Underwritten	Per Square Foot	%(2)
Rents in Place	$3,711,562	$4,070,186	$3,654,475	$3,763,237	$4,057,637	$15.40	78.1%
Rent Steps(3)	0	0	0	0	32,064	0.12	0.6
Potential Income from Vacant Space	0	0	0	0	0	0.00	0.0
Gross Potential Rent	$3,711,562	$4,070,186	$3,654,475	$3,763,237	$4,089,702	$15.52	78.7%
Total Reimbursements	1,103,056	1,129,510	1,110,388	1,063,217	1,108,642	4.21	21.3
Net Rental Income	$4,814,618	$5,199,696	$4,764,863	$4,826,454	$5,198,343	$19.73	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(243,703)	(0.93)	(4.7)
Other Income	0	3,333	0	0	16,000	0.06	0.3
Effective Gross Income	$4,814,618	$5,203,029	$4,764,863	$4,826,454	$4,970,640	$18.87	95.6%

Real Estate Taxes	678,842	708,880	716,827	731,456	731,456	2.78	14.7
Insurance	63,856	69,220	90,885	90,085	90,258	0.34	1.8
Management Fee	130,483	142,920	132,018	135,825	149,119	0.57	3.0
Other Operating Expenses	444,295	406,933	270,695	311,077	397,120	1.51	8.0
Total Expenses	$1,317,476	$1,327,953	$1,210,425	$1,268,443	$1,367,954	$5.19	27.5%

Net Operating Income	$3,497,142	$3,875,076	$3,554,438	$3,558,011	$3,602,686	$13.67	72.5%

TI/LC	0	0	0	0	286,866	1.09	5.8
Capital Expenditures	0	0	0	0	171,244	0.65	3.4
Net Cash Flow	$3,497,142	$3,875,076	$3,554,438	$3,558,011	$3,144,575	$11.94	63.3%
(1)	Based on the underwritten rent roll dated February 28, 2021.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income the remainder of the fields.

(3)	Rent Steps include the average annual rent for the remainder of the respective terms for credit tenants Home Goods and Best Buy Store as well as rent steps through May 1, 2022 for non-investment grade tenants.

The Market. The Red Rose Commons Property is located at 1700 Fruitville Pike in Lancaster, Pennsylvania. The Red Rose Commons Property is situated at the crossroads of US Route 30 and Fruitville Pike, with more than 100,000 and 30,000 vehicles respectively, traveling by the center daily. According to a third-party market report, the Red Rose Commons Property is located in the Lancaster retail market. The Lancaster retail market contains 16.3 million square feet with a 3.7% vacancy rate and a market rent of $16.50 per square foot.

Property Management. The Red Rose Commons Property is managed by Goldenberg Management, Inc., an affiliate of the borrower.

Escrows and Reserves. At origination of the Red Rose Commons Loan, the borrower deposited (i) approximately $127,193 into a real estate tax reserve and (ii) $23,409 for a condominium reserve.

Tax Reserve – The borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the real estate taxes that lender estimates will be payable during the next 12 months (initially estimated to be approximately $63,596).

Insurance Reserve – If a blanket policy is not maintained in accordance with the Red Rose Commons Loan documents or the lender requires a separate insurance policy pursuant to the Red Rose Commons Loan documents, the borrower is required to deposit into an insurance reserve, on a monthly basis, an amount equal to 1/12 of the insurance premiums that would be sufficient for the renewal of coverage unless the borrower maintains an acceptable blanket policy in accordance with the Red Rose Commons Loan documents. As of the origination date, an acceptable blanket policy was in place.

Replacement Reserve – The borrower is required to deposit into a replacement reserve, on a monthly basis, an amount equal to approximately $14,270 for replacement reserves.

TI/LC Reserve – The borrower is required to deposit into a TI/LC reserve, on a monthly basis, an amount equal to approximately $21,954 for TI/LC reserves (provided, upon the delivery of a notice of termination to the borrower by a Specified Tenant other than with respect to Weis and Home Depot (as defined below), then the monthly TI/LC reserve deposit will be an amount equal to $32,932 until such time as each and every termination notice with respect to a Specified Tenant lease has been revoked or the space demised under any terminated Specified Tenant lease has been re-let in accordance with the Red Rose Commons Loan documents, at which time the monthly TI/LC reserve deposit will revert back to $21,954). If at any time the amount on deposit in the TI/LC reserve equals or exceeds the product of (x) 48 and (y) the then-applicable TI/LC reserve monthly deposit (such amount, the “TI/LC Reserve Cap”, estimated to be $1,053,812 as of the origination date of the Red Rose Common Loan), the borrower may cease making monthly deposits into the TI/LC reserve until such time as the amount on deposit in the TI/LC reserve is less than the TI/LC Reserve Cap.

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Red Rose Commons

Condominium Reserve – $23,409 was deposited into the condominium reserve at origination, such amount representing one month of condominium assessments with respect to the Red Rose Commons Property. The amount required to be maintained in the condominium reserve will change in the event the amount of one month of condominium assessments changes, with the borrower required to increase the deposit into condominium reserve as and when the one-month assessment amount increases, and, provided no event of default is then continuing, to receive a disbursement from the condominium reserve in the event of a reduction in the one-month assessment amount.

Lockbox / Cash Management. The Red Rose Commons Loan is structured with a hard lockbox and springing cash management. The borrower is required to deliver a tenant direction letter to the existing tenants at the Red Rose Commons Properties, directing them to remit their rent checks directly to the lender-controlled lockbox. The borrower is required to cause all revenue received by borrower or the property manager from the Red Rose Commons property to be immediately deposited into such lockbox upon receipt. All funds deposited into the lockbox are required to be transferred on each business day to or at the direction of borrower unless a Trigger Period (as defined below) exists. Upon the occurrence and during the continuance of a Trigger Period, all funds in the lockbox account are required to be swept on each business day to a cash management account under the control of the lender to be applied and disbursed in accordance with the Red Rose Commons Loan documents, and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Red Rose Commons Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Red Rose Commons Loan, provided that, to the extent (a) the only Trigger Period in existence on a monthly payment date is a Specified Tenant Trigger, (b) the debt yield exceeds 7.5% (excluding rents from any Specified Tenant for which a Specified Tenant Trigger exists) and (c) amounts on deposit in the excess cash flow account equal or exceed the Specified Tenant Cap (as defined below) (clauses (a) through (c), collectively, the “Excess Cash Flow Condition”), excess cash flow not needed to satisfy Excess Cash Flow Condition shall be released to Borrower. So long as no Event of Default is continuing, upon Borrower’s request, Lender shall disburse excess cash to pay for approved extraordinary expenses provided funds in the replacement and operating expense reserves are insufficient to pay for same. Upon the cure of the applicable Trigger Period, so long as no other Trigger Period exists, the lender is required to return any amounts remaining on deposit in the excess cash flow reserve account to the borrower.  Upon an event of default under the Red Rose Commons Loan documents, the lender will apply funds to the debt in such priority as it may determine.

A “Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default, (ii) the debt yield falling below 7.0%, or (iii) a Specified Tenant Trigger; and (B) expiring upon (x) with respect to clause (i) above, the cure (if applicable) of such event of default, (y) with respect to clause (ii) above, the date that the debt yield is equal to or greater than 7.0% for one calendar quarter, and (z) with respect to clause (iii) above, the achievement of a Specified Tenant Trigger cure.

A “Specified Tenant Trigger” means a period (A) commencing upon the earliest of a Specified Tenant (i) (other than Weis or Home Depot) being in monetary or material non-monetary default under its lease for a period of at least 30 days beyond the expiration of any applicable notice and cure period with respect to such default, (ii) failing to be in physical possession and occupancy of its space or “going dark” (other than with respect to a pandemic, temporary closure for alteration or repair in accordance with the lease, force majeure, or in connection with restoration following a casualty or condemnation, in each case provided such temporary closure does not give rise to any remedies under any other lease on the property), (iii) (other than Weis or Home Depot) giving a notice of termination with respect to at least 50% of its leased space, or with respect to Weis or Home Depot, selling or leasing its Specified Tenant space, (iv) (other than Weis or Home Depot) whose lease is terminated or cancelled, (v) becomes bankrupt or insolvent, and (vi) (other than Weis or Home Depot) failing to renew its lease by the applicable deadline, and (B) expiring upon, among other things, (i) with respect to clause (A)(i) above, a cure of the applicable default(s) under the applicable Specified Tenant lease, (ii) with respect to clause (A)(ii) or (A)(iv) above, the applicable Specified Tenant being in actual physical possession of its space and (except in the case of a required closure relating the COVID-19 pandemic), open for business, and (except for Home Depot and Weis) paying full rent under its lease, (iii) with respect to clause (A)(iii) above, revocation of any termination or cancellation notice and reaffirmation of the lease, (iv) with respect to clause (A)(v) above, the applicable Specified Tenant no longer being bankrupt and/or insolvent or subject to any bankruptcy or insolvency proceedings, and (except for Home Depot and Weis) its lease having been affirmed by non-appealable court order, or with respect to Home Depot and Weiss, its related space is occupied by a person that satisfies all legal requirements, property-level covenants and does not give rise to remedies of any other tenant at the Rose Commons Property under its lease, and (v) with respect to clause (A)(vi) above, the applicable Specified Tenant renews or extends its lease, or the borrower re-lets such Specified Tenant’s space in accordance with the Red Rose Common Loan documents. With respect to any Specified Tenant Trigger applicable under clause (A) above that causes a default under any lease other than the applicable Specified Tenant Lease, the cure of such Specified Tenant Trigger shall include either (x) the lender’s receipt of satisfactory evidence that the applicable lease defaults have been cured, (y) the borrower re-lets the space encumbered by such lease in accordance with the Red Rose Common Loan documents, or (z) solely with respect to Weis and Home Depot, such space being occupied by an occupant that satisfies all legal requirements, property-level covenants and does not give rise to remedies of any other tenant at the Rose Commons Property under its lease.

Satisfaction of the Excess Cash Flow Condition also suspends a Specified Tenant Trigger.

A “Specified Tenant” means (i) Burlington Stores, (ii) any tenant under a lease which, individually or when aggregated with all other leases at the Red Rose Commons Property with the same tenant or its affiliate accounts for 15% or more of the total rental income for the Red

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Rose Commons Property, (iii) Weis Markets, (iv) Home Depot and (v) any other lessee(s) of the specified tenant space (or any portion thereof) and any guarantor(s) of the applicable related specified tenant lease(s). As noted, Weiss and Home Depot are shadow anchors, are not tenants of the Red Rose Commons Property, and their respective properties are not part of the collateral for the Red Rose Commons Loan.

The “Specified Tenant Cap” means (i) to the extent the only Trigger Period then in existence is a Specified Tenant Trigger Period with respect to Burlington, an amount equal to the product of (x) $20.00 and (y) the square footage of the leased premises under the Burlington Lease that is subject to a termination and (ii) to the extent the only Trigger Period then in existence is a Specified Tenant Trigger Period with respect to any Specified Tenant other than Burlington, an amount equal to the sum of (x) $1,782,366.48 and (y) the product of (I) all reserve funds due and payable with respect to the monthly payment date immediately following the date in which the applicable Specified Tenant Trigger occurred and (II) 12.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

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Glenmuir of Naperville

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Glenmuir of Naperville

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Glenmuir of Naperville

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$33,040,000	Title:	Fee
Cut-off Date Principal Balance:	$33,040,000	Property Type - Subtype:	Multifamily - Garden
% of Pool by IPB:	2.4%	Net Rentable Area (Units):	321
Loan Purpose:	Acquisition	Location:	Naperville, IL
Borrower:	CF Glenmuir Multifamily DST	Year Built / Renovated:	1999 / NAP
Guarantor:	CF Real Estate Holdings, LLC	Occupancy:	95.0%
Interest Rate:	2.42000%	Occupancy Date:	6/2/2021
Note Date:	6/24/2021	Number of Tenants:	N/A
Maturity Date:	7/6/2031	Fourth Most Recent NOI:	$3,695,779 (December 31, 2018)
Interest-only Period:	120 months	Third Most Recent NOI:	$4,142,096 (December 31, 2019)
Original Term:	120 months	Second Most Recent NOI:	$4,522,692 (December 31, 2020)
Original Amortization:	None	Most Recent NOI:	$4,680,097 (TTM April 30, 2021)
Amortization Type:	Interest Only	UW Economic Occupancy(2):	93.2%
Call Protection:	L(25),D(91),O(4)	UW Revenues:	$7,021,589
Lockbox / Cash Management:	Springing / Springing	UW Expenses:	$2,246,952
Additional Debt:	N/A	UW NOI(2):	$4,774,637
Additional Debt Balance:	N/A	UW NCF(2):	$4,693,745
Additional Debt Type:	N/A	Appraised Value / Per Unit:	$103,700,000 / $323,053
		Appraisal Date:	6/9/2021

Escrows and Reserves				Financial Information(2)
	Initial	Monthly	Initial	Cut-off Date Loan / Unit:	$102,928
Taxes:	$235,664	$78,555	N/A	Maturity Date Loan / Unit:	$102,928
Insurance(1):	$18,550	Springing	N/A	Cut-off Date LTV:	31.9%
Replacement Reserves:	$0	$0	N/A	Maturity Date LTV:	31.9%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	5.79x
Other:	$0	$0	N/A	UW NOI Debt Yield:	14.5%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$33,040,000	31.1%	Purchase Price	$103,700,000	97.6%
Sponsor Equity	72,587,964	68.3	Closing Costs	2,293,671	2.2
Other Sources(3)	619,921	0.6	Upfront Reserves	254,214	0.2

Total Sources	$106,247,885	100.0%	Total Uses	$106,247,885	100.0%
(1)	Monthly insurance reserve will commence in the event the borrower fails to maintain a blanket insurance policy.
(2)	While the Glenmuir of Naperville Loan (as defined below) was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the Glenmuir of Naperville Loan more severely than assumed in the underwriting of the Glenmuir of Naperville Loan and could adversely affect the NOI, NCF, and occupancy information, as well as the appraised value and the DSCR, LTV, and Debt Yield metrics presented above. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.
(3)	Other Sources consist of a rate lock deposit, June income, prepaid rent, a security deposit and utility reimbursements.

The Loan. The Glenmuir of Naperville loan (the “Glenmuir of Naperville Loan”) is secured by a first mortgage lien on the borrower’s fee interest in a 321-unit multifamily property located in Naperville, Illinois (the “Glenmuir of Naperville Property”). The Glenmuir of Naperville Loan accrues interest at an interest rate of 2.42000% per annum, had an original term of 120 months, has a remaining term of 119 months as of the Cut-off Date and is interest only for the entire term.

The Borrower. The borrowing entity for the Glenmuir of Naperville Loan is CF Glenmuir Multifamily DST, a Delaware statutory trust and single purpose entity with one independent director (the “Glenmuir of Naperville Borrower”). Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Glenmuir of Naperville Loan.

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Glenmuir of Naperville

The Loan Sponsor. The loan sponsor Cantor Fitzgerald Investors, LLC, and the non-recourse carveout guarantor CF Real Estate Holdings, LLC, are Delaware limited liability companies.

The Property. The Glenmuir of Naperville Property consists of a 321-unit garden-style multifamily property which was built in 1999 across approximately 31.0 acres. The Glenmuir of Naperville Property has 822 parking spaces at a ratio of 2.6 spaces per unit. As of June 2, 2021, the Glenmuir of Naperville Property was 95.0% leased. Amenities at the Glenmuir of Naperville Property include clubhouse, fitness center, business center, conference room, pool, hot tub, playground, sundeck and indoor children’s playroom. Unit amenities include stainless steel appliances, washer/dryers, balconies/patios, ceiling fans, fireplace, attached garages with select units, microwave, and stone countertops.

COVID-19 Update. As of July 6, 2021, the Glenmuir of Naperville Property is open and operating. Throughout COVID-19, monthly rents collected from May 2020 through April 2021 ranged from 97.0% to 98.8% with a total collection percentage of 97.6% across the 12-month period. As of July 6, 2021, there have been no loan modification or forbearance requests on the Glenmuir of Naperville Loan. The first payment date of the Glenmuir of Naperville Loan is the monthly due date in August 2021. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

Historical and Current Occupancy(1)(2)
2018	2019	2020	Current
88.2%	92.0%	95.5%	95.0%
(1)	Historical occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is based on the June 2, 2021 rent roll.

Multifamily Unit Mix(1)
Unit Type	# of Units	% of Total Units	Occupancy	Average Unit Size (SF)	Average Rent Per Unit	Average Market Rent Per Month
1BR	157	48.9%	91.7%	854	$1,549	$1,546
2BR	132	41.1	97.7%	1,169	$1,812	$1,812
3BR	32	10.0	100.0%	1,367	$2,259	$2,246
Total / Wtd. Avg.	321	100.0%	95.0%	1,034	$1,735	$1,725
(1)	Based on the underwritten rent roll as of June 2, 2021.

Operating History and Underwritten Net Cash Flow
	2018	2019	2020	TTM 4/30/2021	Underwritten(1)	Per Unit	%(2)
Gross Potential Rent	$5,223,807	$5,564,550	$6,033,024	$6,169,747	$6,349,320	$19,780	100.0%
Potential Income from Vacant Units	0	0	0	0	308,772	$962	4.9%
Vacancy	(27,817)	(6,078)	(89,378)	(107,823)	(452,750)	($1,410)	(7.1)
Other Income	548,625	647,833	756,106	816,247	816,247	$2,543	12.9%
Effective Gross Income	$5,744,615	$6,206,305	$6,699,752	$6,878,171	$7,021,589	$21,874	110.6%
Management Fee	172,154	186,076	200,809	206,195	210,648	$656	3.0%
Real Estate Taxes	851,528	841,530	908,976	908,976	897,768	$2,797	12.8%
Insurance	59,235	76,775	55,781	53,044	108,677	$339	1.5%
Other Operating Expenses	965,920	959,828	1,011,495	1,029,859	1,029,859	$3,208	14.7%
Total Operating Expenses	$2,048,837	$2,064,209	$2,177,061	$2,198,074	$2,246,952	$7,000	32.0%
Net Operating Income	$3,695,779	$4,142,096	$4,522,692	$4,680,097	$4,774,637	$14,874	68.0%
TI/LC	0	0	0	0	0	$0	0.0%
Replacement Reserves	0	0	0	0	80,892	$252	1.2%
Net Cash Flow	$3,695,779	$4,142,096	$4,522,692	$4,680,097	$4,693,745	$14,622	66.8%

(1)	Based on the underwritten rent roll as of June 2, 2021.
(2)	% column represents percent of Gross Potential Rent for all revenue lines and represents percent of Effective Gross Income the remainder of the fields.

The Market. The Glenmuir of Naperville Property is located in a suburban location within the City of Naperville, approximately 35 miles southwest of the Chicago CBD. According to the appraisal, Naperville and the neighboring city to the west, Aurora, have become two of the fastest growing cities in Illinois. Factors contributing to the growth of these two cities include convenient access to the local highway network, employment along the East-West Tollway, and availability of vacant land for new residential developments. The Glenmuir of

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Glenmuir of Naperville

Naperville Property is located in the Joliet submarket, which had an average vacancy rate of 5.9% and an average asking rental rate of $1,240 per month as of the first quarter of 2021.

Property Management. The Glenmuir of Naperville Property is managed by BH Management Services, LLC.

Master Lease. The Glenmuir of Naperville Property is subject to a master lease by the Glenmuir of Naperville Borrower to CF Glenmuir Master Tenant, LLC, a Delaware limited liability company (the “Glenmuir of Naperville Master Tenant”), which master lease is subordinate to the Glenmuir of Naperville Loan. The Glenmuir of Naperville Master Tenant is under common ownership with the Glenmuir of Naperville Borrower and is required to be a special purpose entity.

Escrows and Reserves. At origination of the Glenmuir of Naperville Loan, the Glenmuir of Naperville Borrower deposited (i) approximately $235,664 into a real estate tax reserve and (ii) $18,550 into an insurance reserve.

Tax Reserve – The Glenmuir of Naperville Borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the real estate taxes that lender estimates will be payable during the next 12 months (initially estimated to be approximately $78,555).

Insurance Reserve – The Glenmuir of Naperville Borrower is required to deposit into an insurance reserve, on a monthly basis, an amount equal to 1/12 of the insurance premiums that would be sufficient for the renewal of coverage unless no Trigger Period has occurred and is continuing and the Glenmuir of Naperville Borrower maintains an acceptable blanket policy in accordance with the Glenmuir of Naperville Loan documents. As of the origination date, an acceptable blanket policy was in place.

Lockbox / Cash Management. The Glenmuir of Naperville Loan is structured with a springing lockbox and springing cash management. Upon the occurrence of a Trigger Period, the Glenmuir of Naperville Borrower will be required to cause all revenue relating to the Glenmuir of Naperville Property received by the Glenmuir of Naperville Borrower, the Glenmuir of Naperville Master Tenant or the property manager with respect to the Glenmuir of Naperville Property to be deposited into a lender-controlled lockbox account within two business days of receipt. On each business day during the continuance of a Trigger Period, all amounts in the lockbox account are required to be remitted to a lender-controlled cash management account. On each business day that no Trigger Period exists, funds on deposit in the lockbox account will be transferred at the direction of the Glenmuir of Naperville Borrower. During the continuance of a Trigger Period, all amounts on deposit in the cash management account after payment of debt service, required reserves and budgeted operating expenses are required to be reserved as additional collateral for the Glenmuir of Naperville Loan.

A “Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default under the Glenmuir of Naperville Loan or (ii) the debt yield being less than 6.75%; and (B) expiring upon (x) with respect to clause (i) above, the cure (if applicable) of such event of default and (y) with respect to clause (ii) above, the date that the debt yield is equal to or greater than 7.0% for one calendar quarter.

Current Mezzanine or Subordinate Indebtedness. None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

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Watermark Tempe

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Watermark Tempe

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Watermark Tempe

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	GACC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(1):	$32,500,000	Title:	Leasehold
Cut-off Date Principal Balance(1):	$32,500,000	Property Type - Subtype(3):	Mixed Use – Office/Retail
% of Pool by IPB:	2.4%	Net Rentable Area (SF)(3):	309,176
Loan Purpose:	Refinance	Location:	Tempe, AZ
Borrower:	Watermark Tempe I, LLC	Year Built / Renovated:	2020 / NAP
Guarantors:	Mansoureh Nowroozi, Niloufar Norouzi and David Norouzi	Occupancy(4):	92.8%
Interest Rate:	2.84000%	Occupancy Date:	7/15/2021
Note Date:	7/16/2021	Number of Tenants:	17
Maturity Date:	8/6/2031	Fourth Most Recent NOI(5):	NAV
Interest-only Period:	120 months	Third Most Recent NOI(5):	NAV
Original Term:	120 months	Second Most Recent NOI:	$4,410,687 (December 31, 2020)
Original Amortization:	None	Most Recent NOI(6):	$6,438,963 (TTM April 30, 2021)
Amortization Type:	Interest Only	UW Economic Occupancy:	93.6%
Call Protection(2):	L(24),D(89),O(7)	UW Revenues:	$14,610,051
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$2,823,605
Additional Debt(1):	Yes	UW NOI(6):	$11,786,446
Additional Debt Balance(1):	$88,500,000	UW NCF:	$11,415,435
Additional Debt Type(1):	Pari Passu	Appraised Value / Per SF(7):	$186,150,000 / $602
		Appraisal Date:	5/11/2021

Escrows and Reserves(8)				Financial Information(1)(9)
	Initial	Monthly	Initial Cap
Taxes:	$0	$0	N/A	Cut-off Date Loan / SF:	$391
Insurance:	$65,432	$9,347	N/A	Maturity Date Loan / SF:	$391
Replacement Reserves:	$0	$5,153	$126,670	Cut-off Date LTV(7):	65.0%
TI/LC:	$3,210,045	Springing	$927,528	Maturity Date LTV(7):	65.0%
Other:	$3,403,296	$0	N/A	UW NCF DSCR:	3.28x
				UW NOI Debt Yield:	9.7%

Sources and Uses
Sources	Proceeds	% of Total		Uses	Proceeds	% of Total
Whole Loan	$121,000,000	100.0%		Loan Payoff	$102,673,944	84.9%
				Return of Equity	10,087,449	8.3%
				Upfront Reserves	6,678,772	5.5%
				Closing Costs	1,559,835	1.3%
Total Sources	$121,000,000	100.0%		Total Uses	$121,000,000	100.0%

(1)	The Cut-off Date Principal Balance of $32,500,000 represents the non-controlling Note A-2, and is part of the Watermark Tempe Whole Loan (as defined below) which is evidenced by six pari passu notes and has an aggregate outstanding principal balance as of the Cut-off Date of $121,000,000. Financial Information presented in the chart above reflects the Cut-off Date balance of $121,000,000 of the Watermark Tempe Whole Loan.

(2)	The defeasance lockout period will be at least 24 payment dates beginning with and including the first payment date in September 2021. The borrower has the right to defease the Watermark Tempe Whole Loan in whole (and not in part) after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) July 16, 2024. The assumed defeasance lockout period of 24 months is based on the expected closing date of the Benchmark 2021-B28 securitization in August 2021. The actual lockout period may be longer.

(3)	The Watermark Tempe Property (as defined below) is comprised of 265,430 square feet of office space and 43,746 square feet of retail space.

(4)	The Watermark Tempe Property is 92.8% leased inclusive of 18.4% of NRA that is leased but not yet occupied by the tenants Align (11.1% of NRA), Robinhood (6.3% of NRA), PokiLuv (0.6% of NRA) and Drybar (0.5% of NRA).

(5)	Historical cash flows are unavailable because the Watermark Tempe Property was built in 2020.

(6)	The increase from the Most Recent NOI to UW NOI is primarily attributable to the Watermark Property being built in 2020 and undergoing lease up and stabilization.

(7)	Based on the “Market Value Assuming Paid-Off TIs, LCs, & Rent Abatements” Appraised Value which is based on the condition that the contractual TI/LC obligations have been fulfilled and there is no outstanding free rent. At origination, all outstanding TI/LCs and Free Rent were held back in a lender reserved account. The “As-Is” appraised value is $180,000,000 as of May 11, 2021, which equates to a Cut-off Date LTV and Maturity Date LTV of 67.2%.

(8)	For a full description of Escrows and Reserves, please refer to “Escrows and Reserves” below.

(9)	While the Watermark Tempe Whole Loan was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the Watermark Tempe Whole Loan more severely than assumed in the underwriting of the Watermark Tempe Whole Loan and could adversely affect the NOI, NCF, and occupancy information, as well as the appraised value and the DSCR, LTV, and Debt Yield

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Watermark Tempe

metrics presented above. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The Loan. The Watermark Tempe mortgage loan (the “Watermark Tempe Loan”) is part of a whole loan evidenced by six pari passu notes with an aggregate original principal balance and an aggregate outstanding principal balance as of the Cut-off Date of $121,000,000 (the “Watermark Tempe Whole Loan”). The Watermark Tempe Whole Loan is secured by a first mortgage encumbering the borrower’s leasehold interest (see “GPLET lease” below) in a 309,176 square foot mixed-use building located in Tempe, Arizona, comprised of office and retail components. The Watermark Tempe Loan, which is evidenced by the non-controlling Note A-2, has an outstanding principal balance as of the Cut-off Date of $32,500,000 and will be contributed to the Benchmark 2021-B28 Trust. The remaining notes are expected to be contributed to one or more future securitization trusts or may otherwise be transferred at any time. The relationship between the holders of the Watermark Tempe Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu Whole Loans” in the Prospectus. The Watermark Tempe Whole Loan has a 10-year term and is interest only for the full term.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-2	$32,500,000	$32,500,000	Benchmark 2021-B28	No(2)
Note A-1, A-3, A-4, A-5, A-6	$88,500,000	$88,500,000	DBRI(1)	Yes(2)
Whole Loan	$121,000,000	$121,000,000
(1)	Expected to be contributed to one or more future securitization transactions.

(2)	The Watermark Tempe Whole Loan is expected to be serviced under the Benchmark 2021-B28 pooling and servicing agreement until such time as the controlling note has been securitized, at which point the Watermark Tempe Whole Loan will be serviced under the pooling and servicing agreement related to such securitization.

The Borrower. The borrower is Watermark Tempe I, LLC, a Delaware limited liability company and single purpose entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Watermark Tempe Whole Loan.

The Loan Sponsors. The loan sponsors are a joint venture between David Norouzi, Niloufar Norouzi, and Mansoureh Nowroozi who also serve as the non-recourse carve out guarantors. Mr. Norouzi is the President of Fenix Development Inc. (“Fenix”). a privately owned real estate investment and development company founded in 1995 and based in Los Angeles, California. Fenix is an “investment builder” and investor in value-add and opportunistic assets, having successfully developed and repositioned retail, office, and multifamily projects in Southern California, Las Vegas, and Phoenix. Fenix’s core investment strategy is centered on creating a vision for specific investment opportunities with potential for significant capital appreciation through land entitlement, development, repositioning and creative design. Fenix manages the development and investment process from acquisition, planning, and entitlement to construction and disposition. Fenix’s principals are actively involved in the operations of assets with a current market value in excess of $250,000,000 and pending development projects with an estimated value of $150,000,000.

The Property. The Watermark Tempe Property is a newly constructed Class-A, mixed-use office and retail development located at 410-430 North Scottsdale Road in Tempe, Arizona. Built in 2020, the Watermark Tempe Property is situated on 3.45 acres along the north shore of Tempe Town Lake and consists of two buildings totaling 309,176 net rentable square feet with a total of 1,311 parking spaces between both parking structures. The Watermark Tempe Property is 92.8% leased to 17 tenants. The Watermark Tempe Property is a mixed-use property with 85.9% of NRA comprised of office space and the remaining 14.1% retail space. As of July 15, 2021, the office space is 100.0% leased by five tenants, including OpenDoor (32.6% of NRA; NASDAQ: OPEN), WeWork (22.4% of NRA), Robinhood (17.4% of NRA), Align Technology (“Align”) (11.1%; NASDAQ: ALGN) and Emcor (2.4% of NRA; NYSE: EME). Align is expected to take occupancy of its space in September 2021 and currently occupies approximately 5,000 square feet on the ninth floor while its space on the 13th floor is built out. Robinhood recently expanded its space by 19,564 square foot (6.3% NRA) and is expected to take occupancy of the expansion space in November 2021. The retail space is currently 49.4% leased by 12 tenants, including F45 Training, Monroe’s Hot Chicken, Dog Haus, Restore and Sweet Republic, among others. Drybar (0.5% NRA) and PokiLuv (0.6% NRA) are each expected to take occupancy in November 2021.

Building 410 of the Watermark Tempe Property (the “South Building”) is a 284,382 square foot, 16-story multi-tenant office/retail building with 1,250 linear feet of Tempe Town Lake frontage. The building includes two levels of subterranean executive level parking (150 spaces), 18,952 square feet of ground floor retail space, eight floors of above grade podium style parking (588 spaces) and eight levels of premium Class-A office space totaling 265,430 square feet. The main lobby of the building has 22-foot ceilings, full-slab Carrara marble floors and full-height floor to ceiling wrap-around glass. Amenities within the building include a fitness center/cycle room, lounge/conference center, game room, a ninth floor Sky Lobby and Sky Terrace area, along with a 16th floor private balcony. The office floors were designed so that the first level of leasable space would start on the ninth floor, with unobstructed views of Tempe Town Lake, the McDowell and Camelback Mountains and Arizona State University.

Building 430 of the Watermark Tempe Property (the “North Building”) is a 24,799 square foot, eight-story building including ground-floor commercial/retail space and seven-levels of structured parking above the retail space. The parking garage contains two elevators, 559 parking spaces and is connected to the South Building via an elevated Sky Walk on the ninth Floor (parking garage top floor/roof).

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Major Tenants.

The largest tenant based on net rentable area is OpenDoor Labs, Inc. (“OpenDoor”) (100,807 square feet; 32.6% of NRA; 35.2% of UW Base Rent). Founded in 2014 and headquartered in San Francisco, OpenDoor operates a digital platform for residential real estate in the United States, enabling consumers to buy and sell a home online. OpenDoor is the leader in “ibuying” of residential real-estate, making as-is cash offers to property sellers through an online process before improving the properties it purchases. Employing nearly 1,000 people in the Tempe office, OpenDoor leases floors 14, 15 and 16 of the North Building. OpenDoor executed a 128-month lease through the end of 2030, followed by one five-year extension option. As of July 2021, OpenDoor pays an annual base rent of approximately $42.28 PSF, with 2.5% annual increases for the remainder of the lease term.

Upon execution of the OpenDoor lease, the tenant provided a security deposit to the borrower in the amount of $432,761.07, which will be held through the term of the lease and may be used by the borrower to satisfy any past due rent or to cure any uncured tenant default. If used, the tenant is required to replenish the amount upon request of the borrower.

In addition, OpenDoor delivered a letter of credit to the borrower in the amount of $7,768,822. The letter of credit will be held by the borrower, and will expire no earlier than 60 days after the end of the 5th anniversary of the lease commencement date. The stated amount of the letter of credit will be reduced by 20% each year of the lease, and will be returned to the tenant if the tenant achieves an investment grade rating on its debt obligations for four consecutive calendar quarters. Upon an event of default by the tenant, the borrower may draw the full amount of the letter of credit.

The aforementioned security deposits and letter of credit will be held by the borrower, not the lender. Per the Watermark Tempe Loan documents, upon an event of default, the borrower is required to turn over all security deposits to the lender (including any letter of credits or guarantees in lieu thereof), to be held by the lender in accordance with the terms of the OpenDoor lease. We cannot assure you that the borrower will turn over such amounts or that such amounts will be sufficient to offset any shortfalls.

The second largest tenant based on net rentable area is WeWork (69,115 square feet; 22.4% of NRA; 24.0% of UW Base Rent). WeWork is an American commercial real estate company providing flexible shared workspaces for entrepreneurs and companies alike. The company designs and builds both physical and virtual shared spaces and office services for its tenants. Founded in 2010, WeWork is headquartered in New York City. Through an enterprise agreement, WeWork subleases the entire 11th floor to Amazon.

WeWork leases the 10th and 11th floors of the North Building through November 2032. WeWork executed a 13-year lease through November 2032, followed by two five-year extension options (November 2042 full extended). As of July 2021, the tenant pays an annual base rent of $42.01 PSF, with set annual increases for the remainder of the lease term.

WeWork delivered a letter of credit to the borrower in the amount of $1,500,000. The letter of credit will be held by the borrower and, provided that no event of default is continuing, the stated amount of the letter of credit will be reduced to $1,000,000 on March 1, 2022, and $0.00 on March 1, 2023. Upon any event of default by the tenant, the borrower may draw on the letter of credit to the extent necessary to remedy such event of default.

In addition, WeWork Companies Inc. guarantees the tenant’s payment obligations up to $5,032,805. Provided no event of default is then occurring, the guaranteed payment obligation amount will be automatically reduced to (i) $3,019,683 on the 1st day of the 35th month of the lease term, (ii) $1,000,000 on the 1st day of the 47th month of the lease term and (iii) $0.00 on the 1st day of the 83rd month of the lease term.

Per the Watermark Tempe Loan documents, upon an event of default, the borrower is required to turn over all security deposits to the lender (including any letter of credits or guarantees in lieu thereof).

The third largest tenant based on net rentable area is Robinhood Markets (“Robinhood”) (53,823 square feet; 17.4% of NRA; 18.9% of UW Base Rent). Founded in 2013, Robinhood is a provider of commission-free trading platform. The company offers trades in stocks, exchange-traded funds (ETFs), and options through Robinhood Financial. It also enables users to buy and sell cryptocurrencies with Robinhood Crypto. Robinhood initially leased 34,259 square feet in May of 2021 in the South Building at the Watermark Tempe Property. As of July 15, 2021, Robinhood signed a lease for an additional 19,564 square feet, and is expected to take occupancy of this space in November 2021. Robinhood pays an aggregate annual base rent of $42.67 PSF, with set annual increases for the remainder of the lease term. Robinhood has a five-year lease through October 2026 with one, five-year renewal option remaining.

COVID-19 Update. As of July 2021, the Watermark Tempe Property is open and operating and all tenants are current on rent obligations. Two tenants requested rent relief amid the COVID-19 pandemic: (i) WeWork (22.4% of NRA) requested rent relief at the start of the pandemic, which no relief was granted and WeWork has continued to pay rent pursuant to its lease and (ii) DRNK Cofee + Tea/QWENCH Juice Bar (0.8% of NRA) requested rent relief and received an informal rent deferment but is now current and has paid off all deferred rent. The Watermark Tempe Whole Loan is not subject to any modification or forbearance requests. The first payment date under the Watermark Tempe Loan documents is in September 2021.

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The Market. The Watermark Tempe Property is located in the Phoenix-Mesa core based statistical area and benefits from regional and local accessibility to major roadways. Such proximity to major roadways provides access to more regional destinations throughout the area, while the Watermark Tempe Property’s anchor stores provide drawing power for the Watermark Tempe Property.

The Watermark Tempe Property is located within the North Tempe submarket. The total inventory of non-owner-occupied office space within this defined area increased from approximately 6,300,000 square feet at year-end 2011 to 12,390,000 square feet as of the fourth quarter of 2020 with the majority of this growth (roughly 3,535,000 square feet) occurring during 2020. The submarket office inventory represented 13.5% of the metropolitan Phoenix office space inventory as of year-end 2020. Focusing upon Class A space, the non-owner-occupied inventory within the defined area increased from roughly 3,410,000 square feet at year-end 2011 to 8,970,000 square feet by the fourth quarter of 2020, an average annual increase of approximately 620,000 square feet. The submarket Class A office inventory represented 22.2% of the metropolitan Phoenix Class A office space inventory as of year-end 2020.

Summary of Comparable Office Leases(1)
Property	Tenant Name	Lease Start Date	Term (mos.)	Lease Type	Tenant Size (SF)	Base Rent PSF	Free Rent (mos.)	TI PSF
Watermark Tempe(2)	OpenDoor	May-20	128	Gross	100,807	$42.28	0	$55.00
Hayden Ferry Lakeside I	Silicon Valley Bank	Oct-19	67	Gross	62,829	$44.00	3	$39.00
Hayden Ferry Lakeside II	Hawaiian Airlines	Nov-19	66	Gross	16,998	$44.00	5	$40.00
Hayden Ferry Lakeside III	Revana	Dec-19	44	Gross	18,267	$43.00	3	$34.50
Tempe Gateway	Guardian Life Insurance	Oct-20	64	Gross	8,869	$43.00	3	$15.00
Hayden Ferry Lakeside II	Microsoft	Oct-21	66	Gross	15,355	$45.00	6	$10.00
100 Mill	Neudesic	Jul-22	90	Gross	10,182	$48.00	6	$70.00
100 Mill	Deloitte & Touche	Aug-22	128	Gross	31,661	$48.00	8	$75.00
Hayden Ferry Lakeside III	M&T Bank	Sep-23	50	Gross	3,294	$50.00	2	$25.00
Total / Wtd. Avg.(3)			77		167,455	$45.05	5	$43.10
(1)	Source: Appraisal.

(2)	Based on underwritten rent roll dated July 15, 2021.

(3)	Total / Wtd. Avg. not inclusive of the subject property.

Summary of Comparable Retail Leases(1)
Property	Tenant Name	Lease Start Date	Term (mos.)	Lease Type	Tenant Size (SF)	Base Rent PSF	Free Rent (mos.)	TI PSF
Watermark Tempe(2)	La Vie En Day Spa	Jul-20	120	Net	2,588	$40.00	0	$50.00
CityScape- Block 22- Retail	Nekter Juice Bar	Jul-19	120	Net	1,350	$40.00	0	$45.00
Tempe Marketplace	Barrio Queen	Sep-19	120	Net	5,000	$38.00	0	$250.00
Block 23 at CityScape	Ingo’s Tasty Food	Feb-20	120	Net	1,488	$40.00	0	$150.00
The Collective on Baseline	The Porch	Aug-19	120	Net	4,719	$38.00	0	$0.00
8749 South Rural Road	Postino	Sep-20	120	Net	3,480	$40.00	0	$0.00
Total / Wtd. Avg.(3)			120		16,037	$38.79	0	$95.65
(1)	Source: Appraisal.

(2)	Based on underwritten rent roll dated July 15, 2021.

(3)	Total / Wtd. Avg. not inclusive of the subject property.

Historical and Current Occupancy
2018(1)	2019(1)	2020(2)	Current(3)
N/A	N/A	44.9%	92.8%
(1)	Historical occupancies are not available as the Watermark Tempe Property was built in 2020.

(2)	Based on the occupancy as of December 31, 2020.

(3)	Based on the underwritten rent roll dated July 15, 2021.

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Tenant Summary(1)
Tenant	Property Type	Ratings Moody’s/Fitch/S&P(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date(3)	Renewal / Extension Options
Top 5 Office Tenants
OpenDoor	Office	NR/NR/NR	100,807	32.6%	$42.28	35.2%	12/31/2030	1, 5-year option
WeWork	Office	NR/NR/NR	69,115	22.4%	$42.01	24.0%	11/30/2032	2, 5-year options
Robinhood	Office	NR/NR/NR	53,823	17.4%	$42.67	18.9%	10/31/2026	1, 5-year option
Align	Office	NR/NR/NR	34,186	11.1%	$44.50	12.5%	1/31/2027	1, 3-year option
Emcor	Office	NR/NR/NR	7,499	2.4%	$43.00	2.7%	6/30/2026	2, 3-year options
Office Total			265,430	85.9%	$42.59	93.3%
Top 5 Retail Tenants
La Vie En Day Spa	Retail	NR/NR/NR	2,588	0.8%	$40.80	0.9%	6/30/2030	2, 5-year options
Dog Haus	Retail	NR/NR/NR	2,442	0.8%	$36.00	0.7%	5/31/2031	2, 5-year options
DRNK Cofee + Tea/QWENCH Juice Bar	Retail	NR/NR/NR	2,408	0.8%	$36.00	0.7%	5/31/2030	2, 5-year options
Restore Hyper Wellness + Cryotherapy	Retail	NR/NR/NR	2,271	0.7%	$37.00	0.7%	10/31/2030	2, 5-year options
F45 Training Tempe Town Lake	Retail	NR/NR/NR	2,226	0.7%	$36.00	0.7%	6/30/2030	1, 10-year option
Other Retail			9,692	3.1%	$38.46	3.1%
Retail Total			21,627	7.0%	$37.78	6.7%
Total Occupied			287,057	92.8%	$42.23	100.00%
Vacant			22,119	7.2%
Total			309,176	100.00%
(1)	Based on the underwritten rent roll dated July 15, 2021.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.
(3)	Robinhood has the right to terminate 34,259 square feet of its 12th floor premises as of October 31, 2024, with 12 month’s written notice to the landlord. The termination option does not apply to Robinhood’s 19,564 square feet of expansion space.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	22,119	7.2%	NAP	22,119	7.2%	NAP	NAP
MTM & 2021	0	0	0.0%	$0	22,119	7.2%	$0	0.0%
2022	0	0	0.0%	0	22,119	7.2%	$0	0.0%
2023	0	0	0.0%	0	22,119	7.2%	$0	0.0%
2024	0	0	0.0%	0	22,119	7.2%	$0	0.0%
2025	0	0	0.0%	0	22,119	7.2%	$0	0.0%
2026	2	61,322	19.8%	2,618,872	83,441	27.0%	$2,618,872	21.6%
2027	1	34,186	11.1%	1,521,277	117,627	38.0%	$4,140,149	34.2%
2028	0	0	0.0%	0	117,627	38.0%	$4,140,149	34.2%
2029	0	0	0.0%	0	117,627	38.0%	$4,140,149	34.2%
2030	10	116,797	37.8%	4,873,619	234,424	75.8%	$9,013,768	74.4%
2031	2	4,216	1.4%	151,776	238,640	77.2%	$9,165,544	75.6%
2032 and Thereafter	2	70,536	22.8%	2,957,551	309,176	100.0%	$12,123,095	100.0%
Total	17	309,176	100.0%	$12,123,095
(1)	Based on the underwritten rent roll dated July 15, 2021.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

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Operating History and Underwritten Net Cash Flow
	2020	TTM 11/30/2020	Underwritten	$ Per Square Foot	%(1)
Base Rent(2)	$4,989,659	$6,998,258	$12,293,161	$39.76	84.1%
Vacant Income	0	0	862,641	2.79	5.9%
Gross Potential Rent	$4,989,659	$6,998,258	$13,155,802	$42.55	90.0%

Total Reimbursements	$32,346	$56,497	$1,008,148	$3.26	6.9%
Total Other Income	$323,780	$550,180	$1,448,940	$4.69	9.9%
Vacancy & Credit Loss	0	0	(1,002,839)	(3.24)	(6.9%)
Effective Gross Income	$5,345,785	$7,604,935	$14,610,051	$47.25	100.0%

Real Estate Taxes	$0	$0	$599,456	$1.94	4.1%
Insurance	79,990	95,999	108,902	$0.35	0.7%
Management Fee	85,571	88,771	438,302	$1.42	3.0%
Other Operating Expenses	769,536	981,202	1,676,946	$5.42	11.5%
Total Operating Expenses	$935,098	$1,165,972	$2,823,605	$9.13	19.3%

Net Operating Income(3)	$4,410,687	$6,438,963	$11,786,446	$38.12	80.7%
TI/LC	0	0	309,176	$1.00	2.1%
Replacement Reserves	0	0	61,835	$0.20	0.4%
Net Cash Flow	$4,410,687	$6,438,963	$11,415,435	$36.92	78.1%
(1)	% represents percent of Effective Gross Income.

(2)	Base Rent is inclusive of $170,066 of rent steps.

(3)	The increase from the TTM 11/30/2020 Net Operating Income to Underwritten Net Operating Income is primarily attributable to the Watermark Tempe Property being built in 2020 and undergoing lease up.

Property Management. The Watermark Tempe Property is managed by CBRE, Inc., a Delaware limited liability company.

Escrows and Reserves. At loan origination, the borrower deposited (i) approximately $65,432 into an insurance reserve (ii) approximately $3,210,045 into a rollover reserve for outstanding approved lease expenses and (iii) approximately $3,403,296 into a free rent reserve.

Tax Reserve – On each due date, the borrower is required to deposit into a real estate tax reserve, on a monthly basis, 1/12 of the amount that the lender estimates will be necessary to pay real estate taxes over the then succeeding 12-month period (such reserve has been conditionally waived so long as no Cash Sweep Period (as defined below) is continuing and the borrower has provided satisfactory evidence that real estate taxes have been paid meeting the requirements of the Watermark Tempe Whole Loan documents).

Insurance Reserve – On each due date, the borrower is required to deposit into an insurance reserve, on a monthly basis, 1/12 of the amount that the lender estimates will be necessary to cover premiums over the then succeeding 12-month period (initially, approximately $9,347).

Replacement Reserve – On each due date, the borrower is required to deposit into a replacement reserve an amount equal to approximately $5,153. Collections are capped at $126,670.

TI/LC Reserve – On each due date, the borrower is required to deposit into a TI/LC reserve, on a monthly basis, an amount equal to approximately $25,765 the (“Monthly Rollover Deposit”) for tenant improvement and leasing commission obligations (approximately $1.00 per square foot annually). The TI/LC Reserve shall not be required to exceed $927,528.00 (the “Rollover Cap”). So long as the TI/LC Reserve balance is equal to the Rollover Cap, Borrower shall not be required to make the Monthly Rollover Deposit. This reserve is currently waived as the amount deposited upfront exceeds the Rollover Cap.

Lockbox / Cash Management. The Watermark Tempe Whole Loan is structured with a hard lockbox and springing cash management. The borrower was required within one business day after loan origination to send tenant direction letters instructing the tenants to deposit all rents and payments into a lender controlled lockbox account. To the extent no Trigger Period is continuing, all funds in the lockbox account are required to be transferred to or at the direction of the borrower. Following the occurrence and during the continuance of Trigger Period, all funds in the lockbox account are required to be swept daily to a segregated cash management account under the control of the lender and disbursed in accordance with the Watermark Tempe Whole Loan documents. To the extent there is a Trigger Period continuing, all excess cash flow after payment of debt service, required reserves and operating expenses are required to be held as additional collateral for the Watermark Tempe Whole Loan. The lender has been granted a first priority security interest in the cash management account.

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A “Trigger Period” means each period commencing on (i) the occurrence of an event of default, or (ii) the commencement of a Low DSCR Period (as defined below), or (iii) if manager is an affiliate of borrower or guarantor and such manager shall become insolvent or a debtor in any bankruptcy or insolvency proceeding or (iv) the commencement of a Lease Sweep Period (as defined below).

A “Low DSCR Period” means if, as of any calculation date occurring during the period commencing on the loan origination and ending on August 6, 2030, the Debt Service Coverage Ratio is less than 1.20x as of any calculation date during Year 1-9 and less than 1.40x as of any calculation date during Year 10. Debt Service Trigger shall cease to exist if the DSCR exceeds 1.25x for two consecutive quarters during Years 1-9 and 1.45x during Year 10.

A “Lease Sweep Lease” means (i) that certain office lease agreement dated September 25, 2019 by and between the borrower, as landlord, and OpenDoor Labs, Inc., as tenant, (ii) that certain office lease agreement dated February 1, 2019, by and between the borrower, as landlord, and 410 North Scottsdale Road Tenant LLC, as tenant as amended by that certain first amendment to office lease agreement dated April 16, 2021, as each may be amended, supplemented or otherwise modified from time in accordance with the Watermark Tempe Whole Loan Documents or (iii) any replacement lease that, either individually, or when taken together with any other lease with the same tenant or its affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such lease, covers the majority of the applicable lease sweep space.

A “Lease Sweep Period” commences on the first Monthly Payment Date following (i) with respect to each Lease Sweep Lease, the earlier to occur of (x) 12 months prior to the earliest stated expiration (including the stated expiration of any renewal term) of a Lease Sweep Lease, or (y) upon the date required under a Lease Sweep Lease by which the tenant thereunder is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); (ii) the date that a Lease Sweep Lease (or any material portion thereof) is surrendered, cancelled or terminated or the receipt by borrower or manager of notice from any tenant under a Lease Sweep Lease of its intent to surrender, cancel or terminate the Lease Sweep Lease (or any material portion thereof); (iii) if a tenant under a Lease Sweep Lease has ceased operating its business at the Watermark Tempe Property (i.e., “goes dark”) in 50% or more of its space at the Watermark Tempe Property; (iv) upon a default by a tenant under a Lease Sweep Lease beyond any applicable notice and cure period, or (v) upon a bankruptcy or insolvency proceeding of a tenant or its parent under a Lease Sweep Lease.

A Lease Sweep Period will end once the applicable event that caused the Lease Sweep Period to commence has been cured or 75% or more of the space demised under the Lease Sweep Lease has been re-tenanted pursuant to one or more “qualified leases” as defined in the Watermark Tempe Whole Loan documents that provide for the base rental amount which, in aggregate, are equal to or greater than the base rental amounts for the entire Lease Sweep Space pursuant to the original Lease Sweep Lease (or, if applicable, the applicable Lease Sweep Lease has been renewed pursuant to its terms) and, in the lender’s judgment, sufficient funds have been accumulated in the lease sweep reserve to cover all anticipated tenant improvement and leasing commissions and free and/or abated rent in connection therewith (and any debt service and operating shortfalls relating to the delay in the commencement of full rent payments) (the “Lease Sweep Re-tenanting Costs”). A Lease Sweep Period shall also cease on the date on which the following amounts have accumulated in the Lease Sweep reserve: (x) $45.00 per square foot with respect to any portion of the space demised under the applicable Lease Sweep Lease that has not been re-tenanted and (y) to the extent a portion of the space demised under the applicable Lease Sweep Lease has been re-tenanted pursuant to one or more qualified leases, in Lender’s judgment, sufficient funds to cover all anticipated Lease Sweep Re-tenanting Costs related to the space that has been re-tenanted. Specifically for the WeWork lease, in the event a sweep has been triggered as a result of a bankruptcy or insolvency proceeding or monetary default, the guarantors will guaranty the difference between what has been swept and the cap (to the extent there is a deficit) and the lender will be permitted to make a claim under such guaranteed obligation from and after an event of default under the Watermark Tempe Whole Loan.

Current Mezzanine or Subordinate Indebtedness. None

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. None.

GPLET Lease. The Watermark Tempe Property is subject to two land and improvements leases (collectively, the “GPLET Leases”) covering the entirety of the Watermark Tempe Property for purposes of effectuating an abatement of the Government Property Lease Excise Tax (the “GPLET”). The landlord under the GPLET Leases is the City of Tempe and the tenant is the borrower. The term of the lease is eight years, which commenced on February 4, 2020, for Lot 3 and May 18, 2020, for Lot 1, during which term the GPLET will be abated. Upon the expiration of the term or any termination of the term of the GPLET Leases, ownership of the fee interest in the Watermark Tempe Property will automatically vest in the borrower and the lender’s deed of trust will be spread to such fee interest

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Koppers Building

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$31,500,000	Title:	Fee
Cut-off Date Principal Balance:	$31,500,000	Property Type - Subtype:	Office - CBD
% of Pool by IPB:	2.3%	Net Rentable Area (SF):	333,518
Loan Purpose:	Refinance	Location:	Pittsburgh, PA
Borrower:	Koppers Lender Associates, LP	Year Built / Renovated:	1929 / 2017
Guarantors:	Aaron Stauber, Alan Ades,	Occupancy:	84.8%
	Maurice Ades and Robert Ades	Occupancy Date:	3/1/2021
Interest Rate:	3.39600%	Number of Tenants:	32
Note Date:	6/4/2021	Fourth Most Recent NOI:	$2,185,145 (December 31, 2018)
Maturity Date:	7/1/2031	Third Most Recent NOI:	$2,400,831 (December 31, 2019)
Interest-only Period:	24 months	Second Most Recent NOI:	$2,717,176 (December 31, 2020)
Original Term:	120 months	Most Recent NOI(2):	$2,706,361 (TTM March 31, 2021)
Original Amortization:	360 months	UW Economic Occupancy(3):	85.1%
Amortization Type:	Interest Only, Amortizing Balloon	UW Revenues:	$6,419,723
Call Protection:	L(25),D(92),O(3)	UW Expenses:	$2,882,550
Lockbox / Cash Management:	Hard / Springing	UW NOI(2)(3):	$3,537,173
Additional Debt:	N/A	UW NCF(3):	$3,170,303
Additional Debt Balance:	N/A	Appraised Value / Per SF(4):	$43,900,000 / $132
Additional Debt Type:	N/A	Appraisal Date:	4/5/2021

Escrows and Reserves				Financial Information(3)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$94
Taxes:	$224,253	$44,851	N/A	Maturity Date Loan / SF:	$78
Insurance:	$0	Springing	N/A	Cut-off Date LTV:	71.8%
Replacement Reserves:	$5,559	$5,559	$200,112	Maturity Date LTV:	59.4%
TI/LC:	$27,793	$27,793	$1,334,072	UW NCF DSCR:	1.89x
Other(1):	$7,487,023	$0	N/A	UW NOI Debt Yield:	11.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$31,500,000	100.0%	Payoff Existing Debt	$22,408,458	71.1%
			Upfront Reserves	7,744,628	24.6
			Principal Equity Distribution	841,383	2.7
			Closing Costs	505,531	1.6
Total Sources	$31,500,000	100.0%	Total Uses	$31,500,000	100.0%
(1)	Initial Other Escrows and Reserves consists of reserves associated with outstanding capital expenditures in the amount of $4,244,705, outstanding tenant improvement and leasing commissions in the amount of $2,223,443, outstanding free rent in the amount of $1,007,160 and deferred maintenance in the amount of $11,715.

(2)	The increase in UW NOI from Most Recent NOI is primarily attributable to the recently executed leases with Allegheny County of Economic Development and The Grable Foundation, collectively, accounting for approximately $792,586 in underwritten base rent.

(3)	While the Koppers Building Loan (as defined below) was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the Koppers Building Loan more severely than assumed in the underwriting of the Koppers Building Loan and could adversely affect the NOI, NCF, and occupancy information, as well as the appraised value and the DSCR, LTV, and Debt Yield metrics presented above. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

(4)	Appraised Value / Per SF reflects the “Hypothetical As Is” appraised value which assumes an upfront escrow or reserve for certain amounts in connection with near term tenant improvement and leasing commissions associated with pending leases and planned capital expenditures. At origination, the borrowers reserved approximately $7.5 million for all outstanding tenant improvement and leasing commissions, free rent and capital expenditures. Based on the “as is” appraised value as of April 5, 2021 of $36,900,000, the mortgage loan results in a Cut-off Date LTV and Maturity Date LTV of 85.4% and 70.7%, respectively.

The Loan. The Koppers Building mortgage loan (the “Koppers Building Loan”) is secured by a first mortgage lien on the borrower’s fee interest in a 333,518 square foot multi-tenant office building located in Pittsburgh, Pennsylvania (the “Koppers Building Property”). The Koppers Building Loan has a 10-year term and, subsequent to an initial 24-month interest-only period, will amortize on a 30-year schedule.

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Koppers Building

The Borrower. The borrower is Koppers Lender Associates, LP, a Pennsylvania Limited Partnership structured to be a single purpose entity with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Koppers Building Loan.

The Loan Sponsor. The loan sponsor is Rugby Realty. Rugby Realty is a real estate company formed in 1980 with a portfolio of properties in New York, New Jersey, Pennsylvania, Connecticut, Florida and Georgia. Alan Ades, Aaron Stauber, Maurice Ades, and Robert Ades serve as the non-recourse carveout guarantors

The Property. The Koppers Building Property is a 34-story, 333,518 square foot office building located at 436 Seventh Avenue in Pittsburgh, Pennsylvania with storage and retail space. The Koppers Building Property is situated at the juncture of Seventh Avenue, Grant Street and William Penn Place. Amenities at the Koppers Building Property include a state-of-the-art fitness center and a conference center, as well as recent upgrades to the lobby, restrooms, elevators, lighting, chillers and masonry. The building is also a historic landmark and features decks with views of the city, including the Allegheny River and Consol Energy Center. The Koppers Building Property is accessible from a number of public transportation options, including the Steel Plaza Stop, the Wood Street Stop, the Gateway Center Stop, First Avenue Stop 0.4 miles and the Station Square stop, all within 1-mile of the property. In addition, the Golden Triangle is easily accessible from the suburbs of Pittsburgh via major roadways, including the “Parkway East” (I-279) from the North Hills and I-579. The Pittsburgh International Airport is also a 20-minute drive from the Koppers Building Property. The loan sponsor acquired the Koppers Building Property in 2013 for $17.2 million ($52 per square foot) and has spent nearly $6.8 million ($20 per square foot) to modernize the building since 2014, resulting in a total cost basis of $ 24.0 million ($72 per square foot).

As of March 1, 2021, the Koppers Building Property was approximately 84.8% occupied. The Koppers Building Property is occupied by a granular rent roll comprising of law firms, financial services, government agencies and manufacturing companies. The Koppers Building Property is anchored by Koppers, Inc. with other major tenants including Allegheny County Bar Association, Allegheny County of Economic Development and Swartz Campbell. The in-place rent roll has a weighted-average tenure of 14.7 years, inclusive of Koppers, Inc. which has been in occupancy for over 30 years.

The largest tenant at the Koppers Building Property is Koppers, Inc. (91,595 square feet; 27.5% of net rentable area; 31.8% of underwritten base rent). Koppers, Inc. is a leading integrated producer of carbon compounds and treated wood products for the aluminum, steel, chemical, rubber, railroad and utility industries. Headquartered at the Koppers Building Property, Koppers, Inc. has multiple facilities in the United States, United Kingdom, Denmark, The Netherlands, Australia and China. Koppers, Inc. has been at the Koppers Building Property for over 30 years and executed an early five-year renewal that pushed its maturity date to December 2028. Koppers, Inc. has no remaining renewal options.

The second largest tenant at the Koppers Building Property is Allegheny County Bar Association (24,522 square feet; 7.4% of net rentable area; 7.5% of underwritten base rent). Allegheny County Bar Association is a public non-profit organization of legal professionals committed to serving its members by providing education, advocacy and professional services; promoting equality and diversity; fostering collegiality; advancing the public image of the profession; supporting and advocating for a fair and effective judicial system that is accessible to every individual regardless of economic status. The tenant’s office space lease commenced in January 2006 and expires in December 2030.

The third largest tenant at the Koppers Building Property is Allegheny County of Economic Development (22,764 square feet; 6.8% of net rentable area; 9.5% of underwritten base rent). Allegheny County Economic Development is Allegheny County’s lead division handling business development in order to accomplish optimal economic growth for Allegheny County. The division into groups handling different aspects: development, special project and finance, planning. Allegheny County of Economic Development’s lease commenced in October 2021 and expires September 2036.

COVID-19 Update. As of July 1 2021, the Koppers Building Property is open for operations and all tenants are currently paying rent. Additionally, the Koppers Building Loan is not subject to any modification or forbearance requests. The first payment date is scheduled for August 1, 2021. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The Market. The Koppers Building Property is located in Pittsburgh, Pennsylvania in the Pittsburgh CBD. The CBD is shaped by three rivers and referred to as the “Golden Triangle” bounded by the Allegheny River to the north, Monongahela River to the south and extends beyond Crosstown Boulevard (I-579) and 11th Street to the east. Downtown Pittsburgh functions as the area’s urban core and is home to ten Fortune 500 companies, a wealth of historic, cultural and entertainment sites/venues, a host of colleges and universities and features strategically designed infrastructure and roadways.

According to the appraisal, the Koppers Building Property is located in the Pittsburgh CBD submarket within the greater Pittsburgh MSA market. The Pittsburgh MSA market has a total inventory of approximately 139.5 million square feet as of the fourth quarter of 2020. The Pittsburgh MSA market reported an average asking rent of $23.39 per square foot and a 9.1% vacancy rate as of the fourth quarter of 2020. The Pittsburgh CBD submarket had a total inventory of approximately 33.5 million square feet and a 12.8% vacancy rate as of the

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fourth quarter of 2020. According to the appraisal, the average asking rent in the Pittsburgh CBD submarket was $25.80 per square foot as of the fourth quarter of 2020.

According to the appraisal, the total land area of the CBD is approximately 300 acres, nearly 0.5 square miles and the entire neighborhood is developed; with virtually 100% of the land being utilized for primarily commercial or residential use. It is in close proximity to both employment centers and major roadways, and according to the appraisal, large offices such as the US Steel Building, One Mellon Center, Liberty Center and Fifth Avenue Place provide much of the office space for the CBD.

The appraisal identified 5 comparable full service office leases ranging in size between 1,521 and 12,841 square feet. The comparable leases were executed between January 2020 and April 2021 and located in properties built between 1902 and 1958. Base rents at the comparable properties ranged from $21.50 to $24.00 per square foot with an average rent of approximately $22.40 per square foot. The appraisal’s concluded market rent with respect to the Koppers Building Property is $22.50 per square foot, in-line with underwritten rents.

Historical and Current Occupancy(1)
2018	2019	2020	Current(2)
79.1%	80.0%	77.8%	84.8%
(1)	Historical occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is based on the underwritten rent roll as of March 1, 2021.

Tenant Summary(1)
Tenant	Tenant Type	Ratings Moody’s/Fitch/S&P	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
Koppers, Inc.	Office/Storage	NR / NR / B+	91,595	27.5%	$21.50	31.8%	12/31/2028
Allegheny County Bar Association(2)	Office/Storage	NR / NR / NR	24,522	7.4	$18.92	7.5	12/31/2030
Allegheny County of Economic Development	Office	NR / NR / NR	22,764	6.8	$25.72	9.5	9/30/2036
Blumling and Gusky, LLP	Office	NR / NR / NR	20,461	6.1	$19.87	6.6	9/30/2021
Swartz Campbell(3)	Office/Storage	NR / NR / NR	19,782	5.9	$21.23	6.8	3/31/2028
The Grable Foundation	Office	NR / NR / NR	9,204	2.8	$22.50	3.3	6/1/2033
DeForest	Office	NR / NR / NR	8,996	2.7	$20.50	3.0	4/30/2024
Weltman, Weinberg & Reis Co	Office	NR / NR / NR	8,891	2.7	$22.40	3.2	12/31/2023
Hunter Associates Investments	Office/Storage	NR / NR / NR	8,502	2.5	$26.97	3.7	5/31/2028
D.B. Root	Office	NR / NR / NR	7,336	2.2	$21.95	2.6	5/31/2027
Total/ Wtd. Avg			222,053	66.6%	$21.74	78.0%
Other Occupied Office			51,453	15.4%	$21.75	18.1
Other Occupied Retail			8,356	2.5%	$27.74	3.7
Other Occupied Storage			1,029	0.3%	$9.32	0.2
Total Occupied			282,891	84.8%	$21.87	100.0%
Vacant			50,627	15.2
Total			333,518	100.0%
(1)	Based on the underwritten rent roll dated March 1, 2021.

(2)	Allegheny County Bar Association has (i) a one-time right to terminate the lease for the entire leased space effective on December 31, 2027 with 12 months’ prior written notice and the payment of a termination fee equal to 50% of the basic rent for the last three years of the extended term as provided under the lease, and (ii) the right to terminate its 8,602 square-foot space located on the 11th floor of the Koppers Building Property (the “Juvenile Court Project Space”) with six months’ prior written notice and a termination fee of $2 per square foot of the Juvenile Court Project Space for each year remaining in the lease term, if Allegheny County discontinues funding of the Juvenile Court Project or reduces the funding for the Juvenile Court Project by 50% or more.

(3)	Swartz Campbell has a one-time right to terminate its lease for the entire leased space, effective April 2023 with a 12 months’ prior written notice and the payment of a termination fee of six months of the then current monthly fixed rent.

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Koppers Building

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(2)	% of Base Rent Expiring	Cumulative NRA Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	50,627	15.2%	NAP	NAP	50,627	15.2%	NAP	NAP
2021 & MTM	8	37,386	11.2	$753,826	12.2%	88,013	26.4%	$753,826	12.2%
2022	2	5,545	1.7	122,048	2.0	93,558	28.1%	$875,874	14.2%
2023	4	15,963	4.8	360,320	5.8	109,521	32.8%	$1,236,195	20.0%
2024	4	18,759	5.6	437,173	7.1	128,280	38.5%	$1,673,367	27.0%
2025	2	5,461	1.6	126,540	2.0	133,741	40.1%	$1,799,907	29.1%
2026	2	7,123	2.1	170,634	2.8	140,864	42.2%	$1,970,541	31.8%
2027	2	11,866	3.6	265,215	4.3	152,730	45.8%	$2,235,757	36.1%
2028	4	121,796	36.5	2,639,878	42.7	274,526	82.3%	$4,875,635	78.8%
2029	0	0	0.0	0	0.0	274,526	82.3%	$4,875,635	78.8%
2030	1	24,522	7.4	463,892	7.5	299,048	89.7%	$5,339,527	86.3%
2031	1	2,502	0.8	55,044	0.9	301,550	90.4%	$5,394,571	87.2%
2032 & Thereafter	2	31,968	9.6	792,586	12.8	333,518	100.0%	$6,187,156	100.0%
Total	32	333,518	100.0%	$6,187,156	100.0%
(1)	Based on the underwritten rent roll dated March 1, 2021.

(2)	Certain tenants may have termination or contraction options (which may become exercisable prior to the originally stated expiration date of the tenant lease) that are not considered in the above Lease Rollover Schedule.

Operating History and Underwritten Net Cash Flow
	2018	2019	2020	TTM March 2021	Underwritten	PSF	%(1)
Rents in Place	$4,986,922	$5,207,473	$5,256,238	$5,253,277	$6,187,156	$18.55	84.5%
Vacant Income	0	0	0	0	1,094,332	3.28	14.9
Gross Potential Rent	$4,986,922	$5,207,473	$5,256,238	$5,253,277	$7,281,488	$21.83	99.4%
Total Reimbursements	63,884	107,447	109,238	101,961	42,645	0.13	0.6
Gross Potential Income	$5,050,806	$5,314,920	$5,365,476	$5,355,238	$7,324,133	$21.96	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(1,094,332)	(3.28)	(14.9)
Other Income	257,492	227,531	200,210	189,922	189,922	0.57	2.6
Effective Gross Income	$5,308,298	$5,542,451	$5,565,686	$5,545,160	$6,419,723	$19.25	87.7%
Total Expenses	3,123,153	3,141,620	2,848,510	2,838,799	2,882,550	8.64	44.9
Net Operating Income(2)	$2,185,145	$2,400,831	$2,717,176	$2,706,361	$3,537,173	$10.61	55.1%
TI/LC	0	0	0	0	300,166	0.90	4.7
Capital Expenditures	0	0	0	0	66,704	0.20	1.0
Net Cash Flow	$2,185,145	$2,400,831	$2,717,176	$2,706,361	$3,170,303	$9.51	49.4%
(1)	% column represents percent of Gross Potential Income for all revenue lines and represents percent of Effective Gross Income for the remainder of the fields.

(2)	The increase in UW Net Operating Income from TTM March 2021 Net Operating Income is primarily attributable to the recently executed leases with Allegheny County of Economic Development and The Grable Foundation, collectively, accounting for approximately $792,586 in underwritten base rent.

Property Management. The Koppers Building Property is currently managed by Draxxhall Management Corporation.

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Annex A-3	Benchmark 2021-B28

Huntsville Office Portfolio

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	CREFI, GACC	Single Asset / Portfolio:	Portfolio
Original Principal Balance(2):	$30,000,000	Title:	Leasehold
Cut-off Date Principal Balance(2):	$30,000,000	Property Type - Subtype:	Office - CBD
% of Pool by IPB:	2.2%	Net Rentable Area (SF):	1,033,888
Loan Purpose:	Refinance	Location:	Huntsville, AL
Borrowers:	JU Huntsville CRP I Owner LLC and	Year Built / Renovated:	Various / Various
	JU Huntsville CRP III Owner LLC	Occupancy:	92.6%
Guarantors:	Meyer Chetrit and Yaacov Amar	Occupancy Date(4):	Various
Interest Rate:	3.41000%	Number of Tenants:	66
Note Date:	7/20/2021	Fourth Most Recent NOI:	$6,566,462 (December 31, 2018)
Maturity Date:	8/6/2031	Third Most Recent NOI:	$7,504,122 (December 31, 2019)
Interest-only Period:	None	Second Most Recent NOI:	$9,123,381 (T-10 Annualized December 31, 2020)
Original Term:	120 months	Most Recent NOI:	$9,254,766 (TTM April 30, 2021)
Original Amortization:	360 months	UW Economic Occupancy(5):	92.6%
Amortization Type:	Amortizing Balloon	UW Revenues:	$17,872,284
Call Protection(3):	L(24),D(92),O(4)	UW Expenses:	$8,526,222
Lockbox / Cash Management:	Hard / Springing	UW NOI(5):	$9,346,062
Additional Debt(2):	Yes	UW NCF(5):	$7,997,664
Additional Debt Balance(2):	$50,000,000	Appraised Value / Per SF(5):	$116,550,000 / $113
Additional Debt Type(2):	Pari Passu	Appraisal Date:	Various

Escrows and Reserves				Financial Information(2)(5)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$77
Taxes:	$887,153	$80,650	N/A	Maturity Date Loan / SF:	$60
Insurance:	$92,901	$13,272	N/A	Cut-off Date LTV:	68.6%
Replacement Reserves:	$0	$24,236	N/A	Maturity Date LTV:	53.3%
TI/LC:	$0	$86,157	$4,000,000	UW NCF DSCR:	1.88x
Other(6):	$3,860,827	$0	N/A	UW NOI Debt Yield:	11.7%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$80,000,000	99.7%	Payoff Existing Debt	$74,056,758	92.3%
Principal’s New Cash Contribution	235,451	0.3%	Upfront Reserves	4,840,881	6.0
			Closing Costs	1,337,812	1.7

Total Sources	$80,235,451	100.0%	Total Uses	$80,235,451	100.0%
(1)	The Huntsville Office Portfolio Whole Loan (as defined below) was co-originated by Citi Real Estate Funding Inc. (“CREFI”) and DBR Investments Co. Limited., an affiliate of German American Capital Corporation (“GACC”). CREFI will be contributing $15,000,000 (Note A-1-2) and GACC will be contributing $15,000,000 (Note A-2-1) to the Benchmark 2021-B28 transaction.

(2)	The Huntsville Office Portfolio Loan (as defined below) is part of a whole loan evidenced by six pari passu notes with an aggregate principal balance as of the Cut-off Date of $80.0 million. Financial information presented in the chart above reflects the aggregate Cut-off Date balance of the $80.0 million Huntsville Office Portfolio Whole Loan (as defined below).

(3)	The lockout period will be at least 24 payments beginning with and including the first payment date in September 2021. The borrowers have the option to defease the full $80 million Huntsville Office Portfolio Whole Loan after the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) July 20, 2024. The assumed defeasance lockout period of 24 payments is based on the expected closing date of the Benchmark 2021-B28 securitization in August 2021. The actual lockout period may be longer.

(4)	Occupancy shown is as of August 6, 2021 for the 301 Voyager Way property and May 21, 2021 for the remaining properties.

(5)	While the Huntsville Office Portfolio Whole Loan was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the Huntsville Office Whole Loan more severely than assumed in the underwriting of the Huntsville Office Portfolio Whole and could adversely affect the NOI, NCF, and occupancy information, as well as the appraised value and the DSCR, LTV, and Debt Yield metrics presented above. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

(6)	The Other Initial reserve consists of an unfunded obligations reserve of approximately $3,534,622 for tenant improvements, leasing commissions, free rent and gap rent, a ground lease rent reserve of $293,487, and an immediate repairs reserve of $32,718.

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Annex A-3	Benchmark 2021-B28

Huntsville Office Portfolio

The Loan. The Huntsville Office Portfolio loan (the “Huntsville Office Portfolio Loan”) is part of a whole loan (the “Huntsville Office Portfolio Whole Loan”) evidenced by six pari passu notes that are together secured by a first mortgage encumbering the borrowers’ leasehold interests in a six-property office portfolio comprising 1,033,888 square feet located in Huntsville, Alabama (the “Huntsville Office Portfolio Properties”). The Huntsville Office Portfolio Loan is evidenced by the non-controlling Notes A-1-2 and A-2-1, with an aggregate outstanding principal balance as of the Cut-off Date of $30,000,000. The remaining notes which have an aggregate outstanding principal balance as of the Cut-off Date of $50,000,000, are expected to be contributed to one or more future securitization transactions or may otherwise be transferred at any time. The Huntsville Office Portfolio Whole Loan, which accrues interest at an interest rate of 3.41000% per annum, was originated on July 20, 2021, has an aggregate original principal balance of $80,000,000 and has an aggregate outstanding principal balance as of the Cut-off Date of $80,000,000. The relationship between the holders of the Huntsville Office Portfolio Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans” and “The Non-Serviced Pari Passu Whole Loans” in the Prospectus. The Huntsville Office Portfolio Whole Loan had an initial term of 120 months and has a remaining term of 120 months as of the Cut-off Date. The Huntsville Office Portfolio Whole Loan amortizes on a 30-year amortization schedule. The scheduled maturity date of the Huntsville Office Portfolio Whole Loan is the due date in August 2031.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1-2, A-2-1	$30,000,000	$30,000,000	Benchmark 2021-B28(1)	No(2)
A-1-1	$15,000,000	$15,000,000	CREFI(3)	Yes
A-1-3	$10,000,000	$10,000,000	CREFI(3)	No
A-2-2	$15,000,000	$15,000,000	DBRI(3)	No
A-2-3	$10,000,000	$10,000,000	DBRI(3)	No
Total	$80,000,000	$80,000,000
(1)	CREFI will be contributing $15,000,000 (Note A-1-2) and GACC will be contributing $15,000,000 (Note A-2-1) to the Benchmark 2021-B28 transaction.

(2)	The Huntsville Office Portfolio Whole Loan is expected to be serviced under the Benchmark 2021-B28 pooling and servicing agreement until such time as the controlling note has been securitized, at which point the Huntsville Office Portfolio Whole Loan will be serviced under the pooling and servicing agreement related to such securitization.

(3)	The related note is currently held by the Note Holder identified in the table above and is expected to be contributed to one or more future securitization transactions.

The Borrowers. The borrowers for the Huntsville Office Portfolio Whole Loan are JU Huntsville CRP I Owner LLC and JU Huntsville CRP III Owner LLC, each a Delaware limited liability company and single purpose entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Huntsville Office Portfolio Whole Loan.

The Loan Sponsors. The loan sponsors and non-recourse carveout guarantors are Meyer Chetrit and Yaacov Amar.

The Properties. The Huntsville Office Portfolio Properties consist of six office properties comprising 1,033,888 square feet built between 1980 and 2007. Five of the six properties are located in the Cummings Research Park west of downtown Huntsville and one property (Regions Center) is located in the Huntsville Central Business District. More than 45% of the net rentable area at the Huntsville Office Portfolio Properties is leased to investment grade tenants. These include Northrop Grumman Space & Mission Systems, Regions Bank, GSA, BAE Systems, Public Defender’s Office, The Health Care Authority of the City of Huntsville, and Northwestern Mutual. As of May 21, 2021 (August 6, 2021 with regard to the 301 Voyager Way property), the Huntsville Office Portfolio Properties were 92.6% leased by 66 tenants.

The Huntsville Office Portfolio Properties are owned in fee simple by Huntsville NYL LLC and are encumbered by ground leases that commenced on November 7, 2007. The 99-year leases have approximately 85 years remaining (expiring in November 2106) with 2.0% annual escalations.

The largest tenant based on net rentable area at the Huntsville Office Portfolio Properties, Northrop Grumman Space & Mission Systems, occupies 400,234 square feet (38.7% of net rentable area) across four of the six properties. The second largest tenant based on net rentable area, Intuitive Research and Technology, Inc., occupies 57,415 square feet (5.6% of net rentable area) and has a lease expiration date of August 31, 2027. Intuitive Research and Technology, Inc. has a base rent of $19.50 per square foot. The third largest tenant based on net rentable area is Regions Bank, which occupies a total of 50,024 square feet (comprised of (i) 46,687 square feet of office space, with a lease expiration date of April 30, 2024, (ii) a 1,714 square foot conference room, which is leased on a month-to-month basis, and (iii) a 1,623 square foot fitness center, with a lease expiration date of April 30, 2043). Regions Bank has an aggregate base rent of $23.55 per square foot.

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Annex A-3	Benchmark 2021-B28

Huntsville Office Portfolio

Portfolio Summary
Property	Address	Year Built / Renovated	Net Rentable Area (SF)	Occupancy %(1)	Appraised Value
301 Voyager Way	301 Voyager Way Northwest	2007 / NAP	110,275	100.0%	$17,150,000
Intuitive Center I & II	5030 Bradford Boulevard Northwest	1999 / NAP	134,318	99.0	12,800,000
Research Place	5000 Bradford Boulevard Northwest	1980 / NAP	275,928	89.6	29,000,000
Regions Center	200 Clinton Avenue West	1990 / 2006	154,918	93.3	22,700,000
Lakeside Center I & II	620 Discovery Drive Northwest	1989 / 2007	121,942	85.0	10,300,000
Research Park Office	7037-7067 Madison Pike Northwest	1999 / NAP	236,507	92.3	24,600,000
Total / Wtd. Avg.			1,033,888	92.6%	$116,550,000
(1)	Based on the underwritten rent roll as of May 21, 2021 (August 6, 2021 with regard to the 301 Voyager Way property).

COVID-19 Update. As of July 6, 2021, the Huntsville Office Portfolio Properties were open and operating. Overall, the Huntsville Office Portfolio Properties did not experience any significant collection issues. As of July 6, 2021, there have been no loan modification or forbearance requests on the Huntsville Office Portfolio Loan. The first payment date of the Huntsville Office Portfolio Loan is the monthly due date in September 2021. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

Historical and Current Occupancy(1)
2018	2019	2020	Current(2)
90.9%	96.4%	97.7%	92.6%
(1)	Historical occupancies are as of December 31 of each respective year.

(2)	Current Occupancy is based on the underwritten rent roll as of May 21, 2021 (August 6, 2021 with regard to the 301 Voyager Way property).

The Market. The Huntsville Office Portfolio Properties are located in the CBD and Cummings Research Park submarkets. The CBD and Cummings Research Park submarkets typically generate much of the leasing activity for the Huntsville metro area. Of the major submarkets in Huntsville, the CBD submarket historically achieves the highest asking rents, followed by the Cummings Research Park submarket. According to the appraisal, as of the trailing four quarters ending first quarter of 2021, the CBD submarket had a total office inventory of 3,873,502 square feet with a vacancy rate of 3.6% and an average asking rent of $22.23 per square foot. As of the same period, the Cummings Research Park submarket had a total office inventory of 7,934,530 square feet with a vacancy rate of 4.9% and an average asking rent of $19.26 per square foot.

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Annex A-3	Benchmark 2021-B28

Huntsville Office Portfolio

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent	Lease Expiration Date
Northrop Grumman Space & Mission Systems	Baa2 / BBB+ / BBB	400,234	38.7%	UAV	UAV	Various(4)
Intuitive Research and Technology, Inc.(5)	NR / NR / NR	57,415	5.6	$19.50	6.3%	8/31/2027
Regions Bank	Baa2 / BBB+ / BBB+	50,024	4.8	23.55	6.7	Various(6)
Dynetics, Inc – Lease(7)	NR / NR / NR	47,609	4.6	17.73	4.8	11/30/2025
Pinnacle Solutions, Inc.(8)	NR / NR / NR	45,605	4.4	19.24	5.0	4/30/2028
Simulation Technologies, Inc.	NR / NR / NR	30,699	3.0	15.41	2.7	4/30/2026
Nou Systems, Inc.	NR / NR / NR	26,320	2.5	16.04	2.4	6/30/2026
Redstone Federal Credit Union	NR / NR / NR	24,455	2.4	15.00	2.1	4/30/2023
Bradley Arant Boult Cummings LLP	NR / NR / NR	21,491	2.1	20.77	2.5	12/31/2021
Digiflight, Inc.	NR / NR / NR	19,592	1.9	15.17	1.7	4/30/2025
Subtotal / Weighted Average		723,444	70.0%	$17.96	73.7%
Remaining Tenants		233,565	22.6	19.88	26.3
Vacant		76,879	7.4
Total / Weighted Average		1,033,888	100.0%	$18.43	100.0%
(1)	Based on the underwritten rent roll as of May 21, 2021 (August 6, 2021 with regard to the 301 Voyager Way property).

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Base Rent PSF includes rent steps occurring through July 1, 2022 and the average rent over the lease term for investment grade tenants.

(4)	Northrop Grumman Space & Mission Systems leases multiple spaces expiring on December 31, 2021 (6,016 SF), February 28, 2023 with the right to terminate the space upon 12 months’ notice (110,275 SF), June 30, 2024 (59,740 SF), June 30, 2025 (112,216 SF), September 30, 2025 (48,546 SF), and March 31, 2026 (63,441 SF).

(5)	Intuitive Research and Technology, Inc. has the option to terminate its lease on August 31, 2025 upon notice no later than December 1, 2024 and payment of a termination fee.

(6)	Regions Bank leases multiple spaces expiring on April 30, 2024 (46,687 SF), April 30, 4043 (1,623 SF), and month-to-month (1,714 SF).

(7)	Dynetics, Inc - Lease has the option to terminate its lease on November 30, 2024 upon 270 days’ notice and payment of a termination fee.

(8)	Pinnacle Solutions, Inc. has the option to terminate its lease on January 31, 2024 upon 270 days’ notice and payment of a termination fee.

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(3)	% of Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	76,879	7.4%	NAP	NAP	76,879	7.4%	NAP	NAP
MTM & 2021	8	34,492	3.3	649,406	3.7%	111,371	10.8%	$649,406	3.7%
2022	12	51,980	5.0	1,051,663	6.0	163,351	15.8%	$1,701,069	9.6%
2023	17	211,448	20.5	3,794,119	21.5	374,799	36.3%	$5,495,188	31.2%
2024	15	152,438	14.7	2,940,149	16.7	527,237	51.0%	$8,435,336	47.8%
2025	11	243,689	23.6	4,273,755	24.2	770,926	74.6%	$12,709,091	72.1%
2026	9	140,737	13.6	2,452,408	13.9	911,663	88.2%	$15,161,499	86.0%
2027	1	57,415	5.6	1,119,593	6.3	969,078	93.7%	$16,281,091	92.3%
2028	1	45,605	4.4	877,432	5.0	1,014,683	98.1%	$17,158,523	97.3%
2029	0	0	0.0	0	0.0	1,014,683	98.1%	$17,158,523	97.3%
2030	0	0	0.0	0	0.0	1,014,683	98.1%	$17,158,523	97.3%
2031	1	17,582	1.7	441,062	2.5	1,032,265	99.8%	$17,599,586	99.8%
2032 & Thereafter	2	1,623	0.2	38,962	0.2	1,033,888	100.0%	$17,638,548	100.0%
Total	77	1,033,888	100.0%	17,638,548	100.0%
(1)	Based on the underwritten rent roll as of May 21, 2021 (August 6, 2021 with regard to the 301 Voyager Way property).

(2)	Certain tenants may have termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Rollover Schedule.

(3)	Base Rent Expiring and % of Base Rent Expiring include rent steps occurring through July 1, 2022 and the average rent over the lease term for investment grade tenants.

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Annex A-3	Benchmark 2021-B28

Huntsville Office Portfolio

Underwritten Net Cash Flow(1)
	2018	2019	2020	TTM 4/30/2021	Underwritten	Per Square Foot	%(2)
Rents in Place	$14,587,96	$15,987,281	$17,115,728	$17,424,921	$17,001,671	$16.44	89.0%
Rent Steps(3)	0	0	0	0	636,877	0.62	3.3
Potential Income from Vacant Space	0	0	0	0	1,416,893	1.37	7.4
Gross Potential Rent	$14,587,96	$15,987,281	$17,115,728	$17,424,921	$19,055,441	$18.43	99.8%
Total Reimbursements	234,666	167,412	67,447	46,228	40,233	0.04	0.2
Net Rental Income	$14,822,62	$16,154,693	$17,183,174	$17,471,148	$19,095,674	$18.47	100.0%
(Vacancy/Credit Loss)	0	0	0	0	(1,416,893)	(1.37)	(7.4)
Other Income	236,032	234,452	189,481	193,503	193,503	0.19	1.0
Effective Gross Income	$15,058,65	$16,389,145	$17,372,655	$17,664,651	$17,872,284	$17.29	93.6%

Real Estate Taxes	998,419	1,065,687	912,339	910,008	963,786	0.93	5.4
Insurance	97,551	107,849	137,338	139,728	161,529	0.16	0.9
Management Fee	451,760	491,674	511,311	529,940	536,169	0.52	3.0
Other Operating Expenses	6,944,466	7,219,813	6,688,286	6,830,210	6,864,738	6.64	38.4
Total Expenses	$8,492,196	$8,885,023	$8,249,274	$8,409,886	$8,526,222	$8.25	47.7%

Net Operating Income	$6,566,462	$7,504,122	$9,123,381	$9,254,766	$9,346,062	$9.04	52.3%

TI/LC	0	0	0	0	1,057,571	1.02	5.9
Capital Expenditures	0	0	0	0	290,828	0.28	1.6
Net Cash Flow	$6,566,462	$7,504,122	$9,123,381	$9,254,766	$7,997,664	$7.74	44.7%
(1)	Based on the underwritten rent roll dated May 21, 2021 (August 6, 2021 with regard to the 301 Voyager Way property).

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income the remainder of the fields.

(3)	Rent Steps represent increases occurring through July 1, 2022 and the average rent over the lease term for investment grade tenants.

Property Management. The Huntsville Office Portfolio Properties are managed by Sandner Commercial Real Estate, Inc. d/b/a Colliers International.

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A-3-95

Annex A-3	Benchmark 2021-B28

Jacksonville Concourse

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	CREFI	Single Asset / Portfolio:	Single Asset
Original Principal Balance:	$27,950,000	Title:	Fee
Cut-off Date Principal Balance:	$27,950,000	Property Type - Subtype:	Office - Suburban
% of Pool by IPB:	2.0%	Net Rentable Area (SF):	288,147
Loan Purpose:	Acquisition	Location:	Jacksonville, FL
Borrower:	Jax Concourse Owners Corp.	Year Built / Renovated:	1998 / 2019
Guarantor:	Jack Sitt	Occupancy:	86.0%
Interest Rate:	3.21000%	Occupancy Date:	4/1/2021
Note Date:	6/10/2021	Number of Tenants:	23
Maturity Date:	7/6/2028	Fourth Most Recent NOI(1):	NAV
Interest-only Period:	84 months	Third Most Recent NOI:	$2,639,311 (December 31, 2019)
Original Term:	84 months	Second Most Recent NOI:	$2,734,562 (December 31, 2020)
Original Amortization:	None	Most Recent NOI(3):	$2,888,148 (TTM March 31, 2021)
Amortization Type:	Interest Only	UW Economic Occupancy(2):	86.7%
Call Protection:	L(25),D(54),O(5)	UW Revenues:	$5,917,168
Lockbox / Cash Management:	Hard / Springing	UW Expenses:	$2,544,512
Additional Debt:	N/A	UW NOI(2)(3):	$3,372,656
Additional Debt Balance:	N/A	UW NCF(2):	$2,952,081
Additional Debt Type:	N/A	Appraised Value / Per SF(2):	$44,000,000 / $153
		Appraisal Date:	5/5/2021

Escrows and Reserves				Financial Information(2)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / SF:	$97
Taxes:	$266,212	$53,242	N/A	Maturity Date Loan / SF:	$97
Insurance:	$21,270	$10,635	N/A	Cut-off Date LTV:	63.5%
Replacement Reserves:	$0	$4,930	N/A	Maturity Date LTV:	63.5%
TI/LC(4):	$250,000	$24,167	$2,500,000	UW NCF DSCR:	3.25x
Other(5):	$2,000,526	$0	N/A	UW NOI Debt Yield:	12.1%

Sources and Uses
Sources	Proceeds	% of	Uses	Proceeds	% of Total
Loan Amount	$27,950,000	59.1%	Purchase Price	$43,000,000	91.0%
Principal’s New Cash Contribution	18,136,443	38.4	Upfront Reserves	2,538,007	5.4
Other Sources(6)	1,174,641	2.5	Closing Costs	1,723,077	3.6

Total Sources	$47,261,084	100.0%	Total Uses	$47,261,084	100.0%
(1)	Fourth Most Recent historical financial information was not available because the Jacksonville Concourse property was recently renovated.

(2)	While the Jacksonville Concourse Loan (as defined below) was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the Jacksonville Concourse Loan more severely than assumed in the underwriting of the Jacksonville Concourse Loan and could adversely affect the NOI, NCF, and occupancy information, as well as the appraised value and the DSCR, LTV, and Debt Yield metrics presented above. See “Risk Factors—Risks Related to Market Conditions and Other External Factors—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

(3)	The increase from Most Recent NOI to UW NOI at the Jacksonville Concourse property is primarily attributable to potential income from vacant space.

(4)	The TI/LC Monthly reserve is as follows: (x) on each monthly payment date prior to and on August 6, 2023, (i) $24,166.67 if no Trigger Period exists, or (ii) $37,500.00 during the existence of any Trigger Period, and (y) on September 6, 2023 and on each monthly payment date thereafter, $37,500.00.

(5)	The Other initial reserve consists of $2,000,526 for unfunded obligations comprised of outstanding obligations relating to tenant improvements and leasing commissions and free rent.

(6)	Other Sources consists primarily of prepaid rent credits, tax prorations and seller tenant improvements.

The Loan. The Jacksonville Concourse loan (the “Jacksonville Concourse Loan”) is secured by a first mortgage lien on the borrower’s fee interest in a 288,147 square foot office building located in Jacksonville, Florida (the “Jacksonville Concourse Property”). The Jacksonville Concourse Loan accrues interest at an interest rate of 3.21000% per annum, had an original term of 84 months, has a remaining term of 83 months as of the Cut-off Date and is interest only for the entire term. The Jacksonville Concourse Whole Loan was previously securitized in JPMCC 2013-C10.

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Annex A-3	Benchmark 2021-B28

Jacksonville Concourse

The Borrower. The borrowing entity for the Jacksonville Concourse Loan is Jax Concourse Owners Corp., a Delaware corporation. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Jacksonville Concourse Loan.

The Property. The Jacksonville Concourse Property consists of a 288,147 square foot, office building which was built in 1998 and renovated in 2019 across approximately 19.1 acres. The Jacksonville Concourse Property has 1,343 parking spaces at a ratio of 4.7 spaces per 1,000 square feet. As of April 1, 2021, the Jacksonville Concourse Property was 86.0% leased by 23 tenants.

The largest tenant based on net rentable area at the Jacksonville Concourse Property, Diversified Clinical Services, occupies 55,380 square feet (19.2% of net rentable area) and has a lease expiration date of May 31, 2027. Diversified Clinical Services has a base rent of $22.07 per square foot. The second largest tenant based on net rentable area, Adtalem Global Education, occupies 35,829 square feet (12.4% of net rentable area) and has a lease expiration date of February 28, 2026. Adtalem Global Education (NYSE: ATGE) (Moody’s/S&P/Fitch: B1 / BB- / NR), has a base rent of $24.59 per square foot. The third largest tenant at the Jacksonville Concourse Property is Brothers Media Group LLC, which occupies 24,669 square feet and has a lease expiration date of December 31, 2024. Brothers Media Group LLC has a base rent of $23.19 per square foot.

COVID-19 Update. As of July 6, 2021, the Jacksonville Concourse Property was open and operating. The Jacksonville Concourse Property was fully open and operational during COVID, with utilization of the space varying on a tenant by tenant basis. Currently, some tenants are fully operational while others have maintained remote working. Overall, Jacksonville Concourse Property did not experience any significant collection issues. Monthly collections were 98% in April 2021 and 100% in May 2021. As of July 6, 2021, there have been no loan modification or forbearance requests on the Jacksonville Concourse Loan. The first payment date of the Jacksonville Concourse Loan is the monthly due date in August 2021. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The Market. The Jacksonville Concourse Property is located at 5200, 5210 and 5220 Belfort Road, approximately seven miles southeast of the Jacksonville Central Business District. The Jacksonville Concourse Property is situated in the Southside submarket, which is the largest submarket in Jacksonville. According to the appraisal, as of the first quarter of 2021, the Southside submarket had a total office inventory of 16,984,127 square feet with a vacancy rate of 12.0%. As of the first quarter of 2021, the submarket achieved an average asking rent of $21.95 per square foot, which indicated no change from the previous quarter and no change from the previous year.

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch(2)	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF(3)	% of Total Base Rent(3)	Lease Expiration Date
Diversified Clinical Services	NR / NR / NR	55,380	19.2%	$22.07	21.2%	5/31/2027
Adtalem Global Education	B1 / BB- / NR	35,829	12.4	24.59	15.3	2/28/2026
Brothers Media Group LLC	NR / NR / NR	24,669	8.6	23.19	9.9	12/31/2024
Centene Management	Ba1 / BBB- / BB+	22,010	7.6	23.59	9.0	12/31/2024
USSS	NR / NR / NR	17,512	6.1	24.80	7.5	9/30/2021
CNS Healthcare	NR / NR / NR	13,190	4.6	23.27	5.3	5/31/2027
STV Incorporated	NR / NR / NR	12,396	4.3	24.48	5.3	5/31/2023
Heritage Capital Group, Inc.	NR / NR / NR	10,447	3.6	22.00	4.0	10/31/2027
ATF	NR / NR / NR	9,967	3.5	23.08	4.0	9/30/2032
Hylant Group, Inc.(4)	NR / NR / NR	7,349	2.6	24.13	3.1	10/31/2028
Subtotal / Weighted Average		208,749	72.4%	$23.36	84.7%
Remaining Tenants		38,947	13.5	22.63	15.3
Vacant		40,451	14.0
Total / Weighted Average		288,147	100.0%	$23.24	100.0%
(1)	Based on the underwritten rent roll as of April 1, 2021.

(2)	In certain instances, ratings provided are those of the parent company of the entity shown, whether or not the parent company guarantees the lease.

(3)	Base Rent PSF and % of Total Base Rent are inclusive of the rent steps for 17 tenants through July 1, 2022 and the average rent over the lease term for ATF using the approach for investment grade tenants.

(4)	Hylant Group, Inc. has the option to terminate its lease on October 31, 2025 upon six months’ notice and payment of a termination fee of $221,914.

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Annex A-3	Benchmark 2021-B28

Jacksonville Concourse

Lease Rollover Schedule(1)(2)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring(3)	% of Base Rent Expiring(3)	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring(3)	Cumulative % of Base Rent Expiring(3)
Vacant	NAP	40,451	14.0%	NAP	NAP	40,451	14.0%	NAP	NAP
MTM & 2021	3	23,951	8.3	$540,502	9.4%	64,402	22.4%	$540,502	9.4%
2022	2	6,007	2.1	137,219	2.4	70,409	24.4%	$677,721	11.8%
2023	6	27,836	9.7	659,927	11.5	98,245	34.1%	$1,337,648	23.2%
2024	4	50,419	17.5	1,188,433	20.6	148,664	51.6%	$2,526,081	43.9%
2025	1	4,404	1.5	112,126	1.9	153,068	53.1%	$2,638,206	45.8%
2026	1	35,829	12.4	881,035	15.3	188,897	65.6%	$3,519,242	61.1%
2027	4	81,934	28.4	1,831,060	31.8	270,831	94.0%	$5,350,302	92.9%
2028	1	7,349	2.6	177,331	3.1	278,180	96.5%	$5,527,633	96.0%
2029	0	0	0.0	0	0.0	278,180	96.5%	$5,527,633	96.0%
2030	0	0	0.0	0	0.0	278,180	96.5%	$5,527,633	96.0%
2031 & Thereafter	1	9,967	3.5	230,056	4.0	288,147	100.0%	$5,757,689	100.0%
Total	23	288,147	100.0%	$5,757,689	100.0%
(1)	Certain tenants may have termination or contraction options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this rollover schedule.

(2)	Based on the underwritten rent roll as of April 1, 2021.

(3)	Base Rent Expiring, % of Base Rent Expiring, Cumulative Base Rent Expiring and Cumulative % of Base Rent Expiring are inclusive of the rent steps for 17 tenants through July 1, 2022 and the average rent over the lease term for ATF using the approach for investment grade tenants.

Underwritten Net Cash Flow(1)
	2019	2020	TTM 3/31/2021	Underwritten	$ Per Square Foot	%(2)
Rents in Place	$4,805,029	$4,961,133	$5,063,326	$5,629,281	$19.54	82.5%
Rent Steps(3)	0	0	0	128,408	0.45	1.9
Potential Income from Vacant Space	0	0	0	910,148	3.16	13.3
Gross Potential Rent	$4,805,029	$4,961,133	$5,063,326	$6,667,837	$23.14	97.8%
Total Reimbursements	132,437	129,717	163,604	151,989	0.53	2.2
Net Rental Income	$4,937,466	$5,090,850	$5,226,931	$6,819,826	$23.67	100.0%
(Vacancy/Credit Loss)	0	0	0	(910,148)	(3.16)	(13.3)
Other Income	24,536	7,489	2,054	7,489	0.03	0.1
Effective Gross Income	$4,962,002	$5,098,339	$5,228,985	$5,917,168	$20.54	86.8%

Real Estate Taxes	558,420	608,484	630,468	608,484	2.11	10.3
Insurance	77,295	67,782	71,512	121,543	0.42	2.1
Management Fee	148,860	152,950	156,870	177,515	0.62	3.0
Other Operating Expenses	1,538,116	1,534,562	1,481,988	1,636,971	5.68	27.7
Total Expenses	$2,322,691	$2,363,778	$2,340,837	$2,544,512	$8.83	43.0%

Net Operating Income(4)	$2,639,311	$2,734,562	$2,888,148	$3,372,656	$11.70	57.0%

TI/LC	0	0	0	361,418	1.25	6.1
Capital Expenditures	0	0	0	59,157	0.21	1.0
Net Cash Flow	$2,639,311	$2,734,562	$2,888,148	$2,952,081	$10.25	49.9%
(1)	Based on the underwritten rent roll dated April 1, 2021.

(2)	% column represents percent of Net Rental Income for all revenue lines and represents percent of Effective Gross Income the remainder of the fields.

(3)	Rent Steps represent increases occurring for 17 tenants through July 1, 2022 and the average rent over the lease term for ATF using the approach for investment grade tenants.

(4)	The increase from TTM 3/31/2021 Net Operating Income to Underwritten Net Operating Income at the Jacksonville Concourse Property is primarily attributable to potential income from vacant space.

Property Management. The Jacksonville Concourse Property is managed by NAI/Hallmark Partners, LLC.

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A-3-99

Annex A-3	Benchmark 2021-B28

Promenade at New Town

Mortgage Loan Information		Property Information
Mortgage Loan Seller:	JPMCB	Single Asset / Portfolio(1):	Single Asset
Original Principal Balance:	$27,500,000	Title:	Fee
Cut-off Date Principal Balance:	$27,500,000	Property Type - Subtype:	Multifamily – Garden
% of Pool by IPB:	2.0%	Net Rentable Area (Units):	225
Loan Purpose:	Refinance	Location:	St. Charles, MO
Borrower:	Promenade NT, LLC	Year Built / Renovated:	2004 – 2020 / NAP
Guarantors:	Adam Goldberg, Jarrett Primm and	Occupancy:	97.8%
	Michael Reiter	Occupancy Date:	5/24/2021
Interest Rate:	3.18000%	Number of Tenants:	NAP
Note Date:	6/23/2021	Fourth Most Recent NOI:	NAV
Maturity Date:	7/1/2031	Third Most Recent NOI(2):	$1,431,091 (December 31, 2019)
Interest-only Period:	120 months	Second Most Recent NOI:	$1,872,761 (December 31, 2020)
Original Term:	120 months	Most Recent NOI:	$2,139,331 (TTM April 30, 2021)
Original Amortization:	None	UW Economic Occupancy(4):	95.0%
Amortization Type:	Interest Only	UW Revenues:	$3,524,931
Call Protection:	L(13),YM1(104),O(3)	UW Expenses:	$1,266,647
Lockbox / Cash Management:	Soft / Springing	UW NOI(2)(4):	$2,258,285
Additional Debt:	N/A	UW NCF(4):	$2,202,035
Additional Debt Balance:	N/A	Appraised Value / Per Unit:	$41,500,000 / $184,444
Additional Debt Type:	N/A	Appraisal Date:	5/11/2021

Escrows and Reserves				Financial Information(4)
	Initial	Monthly	Initial Cap	Cut-off Date Loan / Unit:	$122,222
Taxes:	$261,702	$29,078	N/A	Maturity Date Loan / Unit:	$122,222
Insurance:	$21,674	$7,225	N/A	Cut-off Date LTV:	66.3%
Replacement Reserves:	$0	Springing	N/A	Maturity Date LTV:	66.3%
TI/LC:	$0	$0	N/A	UW NCF DSCR:	2.48x
Other(3):	$341,428	$0	N/A	UW NOI Debt Yield:	8.2%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Mortgage Loan	$27,500,000	100.0%	Loan Payoff	$20,931,637	76.1%
			Return of Equity	5,413,484	19.7
			Closing Costs	624,804	2.3
			Upfront Reserves	530,075	1.9
Total Sources	$27,500,000	100.0%	Total Uses	$27,500,000	100.0%
(1)	The Promenade at New Town Loan (as defined below) is secured by the borrower’s fee simple interest in 65 buildings totaling 225 units.

(2)	The increase from Third Most Recent NOI to UW NOI is primarily attributable to the increase in unit count as new units were constructed and delivered to market.

(3)	Initial Other Escrows and Reserves consists of $217,520 for an interior capital expenditure reserve, $119,480 for an exterior capital expenditure reserve and $4,428 for required repairs.

(4)	While the Promenade at New Town Loan was originated after the emergence of the novel coronavirus pandemic and the economic disruption resulting from measures to combat the pandemic, the pandemic is an evolving situation and could impact the Promenade at New Town Loan more severely than assumed in the underwriting of the Promenade at New Town Loan and could adversely affect the NOI, NCF, and occupancy information, as well as the appraised value and the DSCR, LTV, and Debt Yield metrics presented above. See “Risk Factors—Special Risks—Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The Loan. The Promenade at New Town mortgage loan (the “Promenade at New Town Loan”) is secured by the borrowers’ fee simple interest in 65 garden-style buildings totaling 225 residential units and one commercial unit located within the New Town at St. Charles master planned community in St. Charles, Missouri. The Promenade at New Town Loan has a 10-year term and is interest-only for the entire term.

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Annex A-3	Benchmark 2021-B28

Promenade at New Town

The Borrowers. The borrower for the Promenade at New Town Loan is Promenade NT, LLC, a Delaware limited liability company and single purpose entity with one independent director in its organizational structure. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Promenade at New Town Loan.

The Loan Sponsors. The loan sponsors are Gold Block Ventures and Reiter Team. Gold Block Ventures is a Denver-based real estate acquisition, development and finance company that has facilitated approximately $100.0 million in multifamily transactions since its inception in 2016. Reiter Team is led by Michael Reiter, who has 30+ years of experience working in real estate sales and development. The non-recourse carveout guarantors are Adam Goldberg, Jarrett Primm and Michael Reiter of Gold Block Ventures.

The Property. The Promenade at New Town property, consists of 65 garden buildings containing 225 residential units and one commercial unit located within the New Town at St. Charles master planned community in St. Charles, Missouri. Unit finishes include stainless steel appliances in select units, washer/dryer set, walk-in closets, patios/balconies, and attached direct access garages in select units. Property amenities include a leasing/management office, two aquatic centers, a fitness center, an outdoor amphitheater, sand volleyball, tennis and basketball courts and multiple small lakes.

As of May 24, 2021, the Promenade at New Town property was approximately 97.8% leased. The residential unit mix at the Promenade at New Town property consists of two studio units, 82 one-bedroom units, 129 two-bedroom units and 12 three-bedroom units. The Promenade at New Town property was constructed between 2004 and 2020 (with the last units delivering in September 2020). The loan sponsors agreed to acquire the Promenade at New Town property for a total acquisition cost of approximately $26.6 million ($118,131 per unit) in a transaction that included 157 existing residential units, a retail unit and the leasing/management office, as well as 68 proposed residential units that were to be built by the seller over the following two years. The loan sponsors paid $18.4 million ($117,197 per unit) for the 157 existing units in October 2018, with the remaining purchase price of approximately $8.2 million ($120,285 per unit) paid in installments between November 2018 and September 2020 as the 68 proposed units were completed by the seller. The loan sponsors were responsible for leasing up the vacant units upon delivery. In December 2018, there were 169 units available for lease, with 26 additional units delivered in 2019, and the remaining 30 units delivered in 2020. Weighted average in-place rents at the property are currently $1,244 per month, approximately 5.3% below the appraisal’s concluded market rent. The commercial unit accounts for approximately 1.2% of underwritten base rent.

COVID-19 Update. As of July 21, 2021, the Promenade at New Town property is open and fully operational. The Promenade at New Town property averaged collections 98.8% from March 2020 through May 2021. As of July 21, 2021, there have been no loan modification or forbearance requests on the Promenade at New Town Loan. The first payment date of the Promenade at New Town is the due date in August 2021. See “Risk Factors—Special Risks—The Coronavirus Pandemic Has Adversely Affected the Global Economy and Will Likely Adversely Affect the Performance of the Mortgage Loans” in the Prospectus.

The Market. The Promenade at New Town property is located within the St. Charles County multifamily submarket of the greater St. Louis multifamily market. The Promenade at New Town property is located in the New Town at St. Charles master planned community, a mixed-use development encompassing 638 acres at the northern edge of the city and is expected to include 4,300 residences ranging from single family homes to cottages and apartments once fully developed. New construction and development has been conducted in the area since 2004 according to the appraisal, and the Promenade at New Town property represents the only group of rental units within the development as most of the surrounding residencies are owner occupied. Within the New Town development there is also a selection of retail and office space. Additionally, there is a concentration of local and national commercial industries near the Highway 370 interchange and along Highway 94, which is along the southeast of the community.

According to the appraisal, the 2020 population within a one-, three- and five-mile radius of the Promenade at New Town property are 4,479, 22,222 and 65,356, respectively. The average 2020 household income within a one-, three- and five-mile radius of the Promenade at New Town property are $89,842, $93,106 and $82,354, respectively. During the first quarter of 2021, the St. Charles County submarket had a vacancy rate of 5.2% slightly below the greater market vacancy rate of 5.4%. The submarket asking rent is $1,089 per month. Additionally, the submarket experienced 3.9% rent growth from 2016 to the 2020, and positive net absorption of 1,578 over the same period.

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Annex A-3	Benchmark 2021-B28

Promenade at New Town

Multifamily Unit Mix(1)(2)
Unit Type	# of Units	% of Total Units	Occupancy	Average Unit Size (SF)	Average In-Place Rent Per Unit	Average Market Rent Per Month(3)
Studio	2	0.9%	100.0%	535	$825	$839
1BR/1BA	78	34.7%	97.4%	536	$924	$970
1BR/1.5BA	4	1.8%	75.0%	840	$1,073	$1,164
2BR/2BA	96	42.7%	97.9%	983	$1,345	$1,425
2BR/2.5BA	33	14.7%	100.0%	1,075	$1,500	$1,598
3BR/2BA	4	1.8%	100.0%	1,357	$1,603	$1,657
3BR/2.5BA	8	3.6%	100.0%	1,526	$2,024	$2,078
Total / Wtd. Avg.	225	100%	97.8%	861	$1,244	$1,313
(1)	Based on the underwritten rent roll as of May 24, 2021.

(2)	Occupancy, Average Unit Size (SF), and Average Rent Per Unit represent a weighted average of the various unit type layouts.

(3)	Source: Appraisal.

Operating History and Underwritten Net Cash Flow
	2019	2020	TTM(1)	Underwritten	Per Unit	%(2)
Rents In Place	$2,476,810	$3,055,349	$3,233,456	$3,282,996	$14,591	95.9%
Vacant Income	0	0	0	74,556	331	2.2%
Gross Potential Rent	$2,476,810	$3,055,349	$3,233,456	$3,357,552	$14,922	98.0%
Total Reimbursements	$51,692	$62,049	$66,630	$67,530	$300	2.0%
Gross Potential Income	$2,528,502	$3,117,398	$3,300,086	$3,425,082	$15,223	100.0%
Vacancy & Credit Loss	(217,844)	(316,150)	(231,848)	(191,254)	(850)	(5.6%)
Concessions	(57,970)	(36,378)	(22,232)	0	0	0.0%
Other Income	200,339	274,394	291,103	291,103	1,294	8.5%
Effective Gross Income	$2,453,027	$3,039,265	$3,337,110	$3,524,931	$15,666	102.9%
Total Expenses	$1,021,936	$1,166,503	$1,197,779	$1,266,647	$5,630	35.9%
Net Operating Income(3)	$1,431,091	$1,872,761	$2,139,331	$2,258,285	$10,037	64.1%
Capital Expenditures	56,250	56,250	56,250	56,250	250	1.6%
Net Cash Flow	$1,374,841	$1,816,511	$2,083,081	$2,202,035	$9,787	62.5%
(1)	TTM column represents the trailing 12-month period ending April 30, 2021.

(2)	% column represents percent of Gross Potential Income for all revenue lines and represents percent of Effective Gross Income for the remainder of fields.

(3)	The increase from 2019 Net Operating Income to Underwritten Net Operating Income is primarily attributable to the increase in unit count as new units were constructed and delivered to market.

Property Management. The Promenade at New Town property is managed by Balke Brown Transwestern, Inc.

Partial Release. None.

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A-3-103

Annex A-3	Benchmark 2021-B28

Woodbridge Corporate Plaza Leased Fee

Mortgage Loan Information		Property Information
Mortgage Loan Seller(1):	GSMC	Single Asset / Portfolio:	Single Asset
Original Principal Balance(2):	$27,500,000	Title:	Fee
Cut-off Date Principal Balance(2):	$27,481,667	Property Type - Subtype:	Other – Leased Fee
% of Pool by IPB:	2.0%	Net Rentable Area (SF):	629,190
Loan Purpose:	Acquisition	Location:	Iselin, NJ
Borrower:	NECG Woodbridge BH LLC	Year Built / Renovated:	NAP / NAP
Guarantor:	Yoel Kiss	Occupancy:	NAP
Interest Rate:	3.93800%	Occupancy Date:	NAP
Note Date:	5/24/2021	Number of Tenants:	NAP
Maturity Date:	6/6/2031	Fourth Most Recent NOI(4):	NAV
Interest-only Period:	120 months	Third Most Recent NOI(4):	NAV
Original Term:	120 months	Second Most Recent NOI(4):	NAV
Original Amortization(3):	None	Most Recent NOI(4):	NAV
Amortization Type:	Interest Only	UW Economic Occupancy:	100.0%
Call Protection:	L(26),D(90),O(4)	UW Revenues:	$4,379,888
Lockbox / Cash Management:	Hard / In-Place	UW Expenses:	$0
Additional Debt(2):	Yes	UW NOI:	$4,379,888
Additional Debt Balance(2):	$22,485,000	UW NCF:	$4,379,888
Additional Debt Type(2):	Pari Passu	Appraised Value / Per SF(5):	$69,600,000 / $111
		Appraisal Date:	3/17/2021

Escrows and Reserves				Financial Information(2)
	Initial	Monthly	Initial		Whole Loan
Taxes:	$634,595	$211,532	N/A	Cut-off Date Loan / SF:	$79
Insurance:	$53,234	$8,872	N/A	Maturity Date Loan / SF:	$78
Replacement Reserves:	$0	$0	N/A	Cut-off Date LTV:	71.8%
TI/LC:	$0	$0	N/A	Maturity Date LTV:	70.4%
				UW NCF DSCR:	2.00x
				UW NOI Debt Yield:	8.8%

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$50,000,000	74.2%	Purchase Price(6)	$64,500,000	95.7%
Borrower Equity	17,384,105	25.8	Closing Costs	2,196,277	3.3
			Upfront Reserves	687,829	1.0
Total Sources	$67,384,105	100.0%	Total Uses	$67,384,105	100.0%
(1)	The Woodbridge Corporate Plaza Leased Fee Whole Loan (as defined below) was co-originated by Goldman Sachs Bank USA (“GSBI”) and Argentic Real Estate Finance LLC (“AREF”).

(2)	The Woodbridge Corporate Plaza Leased Fee Loan (as defined below) is part of a whole loan evidenced by two pari passu notes, with an aggregate outstanding principal balance as of the Cut-off Date of approximately $50.0 million. The numbers in the Financial Information chart above are based on the Woodbridge Corporate Plaza Leased Fee Whole Loan.

(3)	On each payment date commencing in July 2021 and continuing until (and including) the payment date in June 2026, the borrower is required to pay to the lender an amount equal to $16,666.67, which amount will be applied toward the reduction of the outstanding principal balance of the Woodbridge Corporate Plaza Leased Fee Whole Loan.

(4)	Historical NOI data is not available for the new ground lease; however, certain historical operating information and occupancy data relating to the Non-Collateral Improvements (as defined below) are available. Please refer to “Underwritten Net Cash Flow” below.

(5)	The Appraised Value represents the leased fee interest of the Woodbridge Corporate Plaza Leased Fee property.

(6)	The borrower acquired the Woodbridge Corporate Plaza Leased Fee property on a fee simple basis for $88,000,000 ($140 per square foot). Concurrent with the acquisition, the borrower bifurcated the fee and leasehold interests of the Woodbridge Corporate Plaza Leased Fee property, executed a 98-year ground lease and sold the leasehold position to a third party for approximately $23.5 million. The Purchase Price referenced in Sources and Uses above is the purchase price of the Woodbridge Corporate Plaza Leased Fee property on a fee simple basis reduced by the sale price of the leasehold position.

The Loan. The Woodbridge Corporate Plaza Leased Fee loan (the ”Woodbridge Corporate Plaza Leased Fee Loan”) is part of a whole loan (the ”Woodbridge Corporate Plaza Leased Fee Whole Loan”) evidenced by two pari passu notes that are secured by a first mortgage encumbering the borrower’s fee simple interest in the land beneath an office property located in Iselin, New Jersey. The Woodbridge Corporate Plaza Leased Fee Loan, which is evidenced by the controlling note A-1, has an outstanding principal balance as of the Cut-off Date of approximately $27,481,667. The related companion loan is evidenced by the non-controlling note A-2, which has an outstanding

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Annex A-3	Benchmark 2021-B28

Woodbridge Corporate Plaza Leased Fee

principal balance as of the Cut-off Date of $22,485,000 and has been contributed to the MSC 2021-L6 transaction. The Woodbridge Corporate Plaza Leased Fee Whole Loan, which accrues interest at 3.93800% per annum, was co-originated by Goldman Sachs Bank USA and Argentic Real Estate Finance LLC on May 24, 2021, had an aggregate original principal balance of $50.0 million and has an aggregate outstanding principal balance as of the Cut-off Date of approximately $49,966,667. The proceeds of the Woodbridge Corporate Plaza Leased Fee Whole loan were primarily used to purchase the Woodbridge Corporate Plaza Leased Fee property, fund reserves and pay closing costs. The relationship between the noteholders of the Woodbridge Corporate Plaza Leased Fee Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool—The Whole Loans—Non-Serviced Pari Passu Whole Loans” in the Prospectus. The Woodbridge Corporate Plaza Leased Fee Whole Loan had an initial term of 120 months and has a remaining term of 118 months as of the Cut-off Date. On each payment date commencing in July 2021 and continuing until (and including) the payment date in June 2026, the borrower is required to pay to the lender an amount equal to $16,666.67, which will be applied toward the reduction of the outstanding principal balance of the Woodbridge Corporate Plaza Leased Fee Whole Loan.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$27,500,000	$27,481,667	Benchmark 2021-B28	Yes
A-2	$22,500,000	$22,485,000	MSC 2021-L6	No
Whole Loan	$50,000,000	$49,966,667

The Borrower. The borrower is NECG Woodbridge BH LLC, a single purpose New Jersey limited liability company with two independent directors in its organizational structure. Legal counsel to the Woodbridge Corporate Plaza Leased Fee Whole Loan borrower delivered a non-consolidation opinion in connection with the original of the Woodbridge Corporate Plaza Leased Fee Whole Loan.

The Loan Sponsor. The loan sponsor and non-recourse carveout guarantor is Yoel Kiss. Yoel Kiss is the founder and chief executive officer of Northeast Capital Group (“NECG”). NECG is a private equity investment group and full service commercial real estate firm based in Ramapo, New York, founded in 2008. NECG engages in the acquisition, asset management, property management and repositioning of real assets throughout the United States.

The Property. The Woodbridge Corporate Plaza Leased Fee property consists of approximately 31.78 acres of land located in Iselin, New Jersey, which is encumbered by a term ground lease (the “Ground Lease”) that commenced on May 24, 2021 and ends on May 23, 2119, with no extension options or termination options and was entered into by the borrower as landlord in connection with the acquisition of the Woodbridge Corporate Plaza Leased Fee property. The tenant under the Ground Lease, Woodbridge Executive LLC, or any successor tenant under the Ground Lease (the “Ground Tenant”), owns the improvements currently located on the Woodbridge Corporate Plaza Leased Fee property (the “Non-Collateral Improvements”) and none of the Non-Collateral Improvements serves as the collateral for the Woodbridge Corporate Plaza Leased Fee Whole Loan. The Ground Tenant is controlled by Benjamin Neuman, an unaffiliated third party. The Ground Tenant may not sell, assign or otherwise transfer its leasehold interest (except for assignments or subleases consented to by the landlord), nor may it engage in any transaction which would (directly or indirectly) result in a change of control of the Ground Tenant. The Non-Collateral Improvements consist of a six-building office property totaling 629,190 square feet and were constructed between 1982 and 1986. The Ground Tenant is required to pay ground rent for the first lease year in the amount of $4,000,000 on an absolute net basis. The ground rent contractually increases by 2.0% annually. The borrower will only receive the rental income from the Ground Lease and not from the operation of the Non-Collateral Improvements. The Ground Tenant obtained a leasehold mortgage in the amount of $20,000,000 on May 24, 2021, which is secured by (i) the leasehold interest and (ii) the Non-Collateral Improvements. We cannot assure you that additional debt will not be imposed on the Non-Collateral Improvements.

The largest tenant based on net rentable area on the Non-Collateral Improvements at the Woodbridge Corporate Plaza Leased Fee property, BNP Paribas, occupies 53,186 square feet (8.5% of the Non-Collateral Improvements net rentable area) and has a lease expiration date of December 31, 2025 for 41,188 square feet of space and September 30, 2023 for the remaining 11,998 square feet of space. BNP Paribas has a base rent of $29.00 per square foot. The second largest tenant based on net rentable area, Progressive, occupies 32,294 square feet (5.1% of the Non-Collateral Improvements net rentable area) and has a lease expiration date of July 31, 2023. Progressive has a base rent of $23.00 per square foot. The third largest tenant is NJ Advance Media, which occupies 30,383 square feet (4.8% of the Non-Collateral Improvements net rentable area) and has a lease expiration date of April 30, 2025. NJ Advance Media has a base rent of $25.00 per square foot.

COVID-19 Update. The first payment date for the Woodbridge Corporate Plaza Leased Fee Whole Loan was July 6, 2021, and as of June 15, 2021, the Woodbridge Corporate Plaza Leased Fee Whole Loan was not subject to any modification or forbearance requests. The Ground Lease commenced May 24, 2021, and as such, no ground rent payments were due in April or May 2021 and the Ground Lease has not been subject to modification or forbearance requests.

The Market. The Non-Collateral Improvements are located in the Township of Woodbridge, New Jersey. The Township of Woodbridge is situated in eastern Middlesex County, approximately 25.0 miles southwest of New York City. Regional access to the Woodbridge

A-3-105

Annex A-3	Benchmark 2021-B28

Woodbridge Corporate Plaza Leased Fee

Corporate Plaza Leased Fee property comes by way of four major roadways, I-95 (New Jersey Turnpike), the Garden State Parkway, I-287, and US-9. Interstate 95 (New Jersey Turnpike), which is located approximately 1.0 mile south of the Woodbridge Corporate Plaza Leased Fee property and is the state’s major north-south artery that runs along eastern New Jersey and connects with the state of Delaware in the south and New York City in the northeast. Land uses within the neighborhood consist of a mixture of commercial and retail developments. Within a three-mile radius of the Woodbridge Corporate Plaza Leased Fee property, there are approximately 31, Class A and B office buildings that contain 75,000 square feet or more. These facilities range in size from 81,000 to 452,133 square feet (excluding the Non-Collateral Improvements). According to the appraisal, the 2020 population within a one-, three- and five-mile radius of the Non-Collateral Improvements was 18,680, 138,916 and 321,503, respectively. The 2020 average household income within the same one-, three- and five-mile radius was $111,272, $116,744 and $111,862, respectively.

According to the appraisal, the Non-Collateral Improvements are situated in the Parkway Corridor submarket. The Parkway Corridor office submarket contains a total of 9,442,034 square feet within 51 buildings. Historically, the Parkway Corridor submarket has outperformed the Central New Jersey market in terms of average asking rents and performed similarly to the market in terms of occupancy. The 2020 year-end vacancy rate was 16.6% with 16,144 SF under construction and average asking rent of $32.37 per SF.

The following table presents a summary regarding the major tenants at the Non-Collateral Improvements located on the Woodbridge Corporate Plaza Leased Fee property:

Tenant Summary(1)
Tenant	Ratings Moody’s/S&P/Fitch	Net Rentable Area (SF)	% of Total NRA	Base Rent PSF	% of Total Base Rent	Lease Expiration Date
BNP Paribas(2)	NR / NR / NR	53,186	8.5%	$29.00	10.6%	Various
Progressive	NR / NR / NR	32,294	5.1	$23.00	5.1	7/31/2023
NJ Advance Media	NR / NR / NR	30,383	4.8	$25.00	5.2	4/30/2025
Middlesex Water	NR / NR / NR	29,036	4.6	$25.50	5.1	1/31/2030
Allegiance Retail	NR / NR / NR	18,928	3.0	$28.00	3.6	12/31/2025
Omni Eye Services	NR / NR / NR	18,024	2.9	$23.75	2.9	2/28/2029
CH Robinson	NR / NR / NR	17,410	2.8	$28.50	3.4	5/31/2027
GFI Group	NR / NR / NR	17,371	2.8	$25.00	3.0	4/30/2024
TDK Electronics	NR / NR / NR	15,395	2.4	$28.50	3.0	MTM
Auto Injury Solutions	NR / NR / NR	15,252	2.4	$29.00	3.0	9/30/2023
Subtotal / Weighted Average		247,279	39.3%	$26.51	44.8%
Remaining Tenants		311,025	49.4	$25.92	55.2
Vacant		70,886	11.3
Total / Weighted Average		629,190	100.0%	$26.18	100.0%
(1)	The Non-Collateral Improvements are not collateral for the Woodbridge Corporate Plaza Leased Fee Whole Loan. The tenant summary for the Non-Collateral Improvements is provided above for informational purposes only. Information is based on the rent roll for the Non-Collateral Improvements as of April 30, 2021.

(2)	BNP Paribas has three leases totaling 41,188 square feet of space that expire on December 31, 2025. The remaining 11,998 square feet of space has a lease expiration of September 30, 2023.

A-3-106

Annex A-3	Benchmark 2021-B28

Woodbridge Corporate Plaza Leased Fee

The following table presents certain information relating to the lease rollover at the Non-Collateral Improvements located at the Woodbridge Corporate Plaza Leased Fee property:

Lease Rollover Schedule(1)
Year	Number of Leases Expiring	Net Rentable Area Expiring	% of NRA Expiring	Base Rent Expiring	% of Base Rent Expiring	Cumulative Net Rentable Area Expiring	Cumulative % of NRA Expiring	Cumulative Base Rent Expiring	Cumulative % of Base Rent Expiring
Vacant	NAP	70,886	11.3%	NAP	NAP	70,886	11.3%	NAP	NAP
MTM & 2021	6	29,454	4.7%	$826,429	5.7%	100,340	15.9%	$826,429	5.7%
2022	11	73,040	11.6%	1,978,120	13.5	173,380	27.6%	$2,804,549	19.2%
2023	14	119,051	18.9%	3,085,059	21.1	292,431	46.5%	$5,889,608	40.3%
2024	8	53,475	8.5%	1,416,902	9.7	345,906	55.0%	$7,306,509	50.0%
2025	9	116,443	18.5%	3,216,664	22.0	462,349	73.5%	$10,523,173	72.0%
2026	5	36,844	5.9%	976,056	6.7	499,193	79.3%	$11,499,228	78.7%
2027	5	33,982	5.4%	932,038	6.4	533,175	84.7%	$12,431,267	85.1%
2028	0	0	0.0%	0	0.0	533,175	84.7%	$12,431,267	85.1%
2029	4	41,905	6.7%	1,046,382	7.2	575,080	91.4%	$13,477,648	92.2%
2030	2	43,531	6.9%	1,138,016	7.8	618,611	98.3%	$14,615,664	100.0%
2031	0	0	0.0%	0	0.0	618,611	98.3%	$14,615,664	100.0%
2032 & Thereafter	3	10,579	1.7%	0	0.0	629,190	100.0%	$14,615,664	100.0%
Total	67	629,190	100.0%	$14,615,664	100.0%
(1)	The Non-Collateral Improvements are not collateral for the Woodbridge Corporate Plaza Leased Fee Whole Loan. The Lease Rollover Schedule for the Non-Collateral Tenant Improvements is for illustrative purposes only. Information is based on the rent roll for the Non-Collateral Improvements as of April 30, 2021.

The following table presents certain information relating to the historical operating performance of the Non-Collateral Improvements and Underwritten Net Cash Flow at the Woodbridge Corporate Plaza Leased Fee property:

	Underwritten Net Cash Flow(1)
	Leasehold (Non-Collateral Improvements) 2019	Leasehold (Non-Collateral Improvements) 2020	Leasehold (Non-Collateral Improvements) TTM (3/31/2021)	Leasehold (Non-Collateral Improvements) Underwritten	Leased Fee Underwritten	Per Square Foot	%
Base Rent(2)	$11,868,270	$13,240,364	$13,981,020	$14,615,664	$4,379,888(3)	$6.96	100.0%
Potential Income from Vacant	0	0	0	1,486,265	0	0.00	0.0%
Gross Potential Rent	$11,868,270	$13,240,364	$13,981,020	$16,101,928	$4,379,888	$6.96	100.0%
Total Reimbursements	1,377,463	1,294,204	1,172,317	1,528,000	0	0.00	0.0%
Net Rental Income	$13,245,733	$14,534,567	$15,153,337	$17,629,929	$4,379,888	$6.96	100.0%
(Vacancy/Credit Loss)	0	0	0	(1,486,265)	0	0.00	0.0%
Other Income	6,942	(36,629)	8,780	0	0	0.00	0.0%
Effective Gross Income	$13,252,675	$14,497,939	$15,162,117	$16,143,664	$4,379,888	$6.96	100.0%

Real Estate Taxes	2,220,002	2,273,948	2,305,693	2,339,371	0	0.00	0.0%
Insurance	126,442	161,281	167,592	161,281	0	0.00	0.0%
Management Fee	547,119	592,687	625,604	484,310	0	0.00	0.0%
Other Operating Expenses	4,109,912	3,913,079	4,074,847	3,913,079	0	0.00	0.0%
Total Expenses	$7,003,476	$6,940,995	$7,173,737	$6,898,041	$0	$0.00	0.0%

Net Operating Income(3)	$6,249,199	$7,556,944	$7,988,380	$9,245,623	$4,379,888	$6.96	100.0%

TI/LC	0	0	0	576,147	0	0.00	0.0%
Replacement Reserves	0	0	0	125,838	0	0.00	0.0%
Net Cash Flow	$6,249,199	$7,556,944	$7,988,380	$8,543,638	$4,379,888	$6.96	100.0%
(1)	The Non-Collateral Improvements are not collateral for the Woodbridge Corporate Plaza Leased Fee Whole Loan. The historical financial results of the Non-Collateral Improvements are provided above for informational purposes only. The Leasehold Underwritten to the Non-Collateral Improvements is based on the lender’s estimate of the Ground Tenant’s income and expenses, not including ground rent due under the Ground Lease. The increase in operating performance of the Non-Collateral Improvements between 2019 and 2020 is primarily due to an increase in occupancy from 79.5% to 85.6% over the same period.

(2)	Base Rent excludes free rent amounts of $1,139,556 in 2019, $861,694 in 2020 and $368,758 in the trailing twelve month period ending March 31, 2021.

(3)	Leased Fee Underwritten Base Rent is based on the 10-year ground rent average. The ground lease provides for annual rent of $4,000,000 in the initial year of the lease term (May 24, 2021 to May 23, 2022), with 2.0% annual increases thereafter.

Property Management. The Woodbridge Corporate Plaza Leased Fee property is self-managed by an affiliate of the borrower.

A-3-107

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

B-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B28 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B28	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	9/16/21
		Record Date:	8/31/21
		Determination Date:	9/13/21

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Realized Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Supplemental Reporting	23

Depositor	Master Servicer	Special Servicer	Asset Representations Reviewer/Operating Advisor
J.P. Morgan Chase Commercial Mortgage Securities Corp. 383 Madison Avenue, 8th Floor New York, NY 10179 Contact: Kunal K. Singh Email: US_CMBS_Notice@jpmorgan.com

Midland Loan Services, a Division of
PNC Bank, National Association

10851 Mastin Street, Building 82, Suite 300
Overland Park, KS 66210

Contact:

Executive Vice President - Division Head
Email: NoticeAdmin@midlandls.com

Midland Loan Services, a Division of
PNC Bank, National Association

10851 Mastin Street, Building 82, Suite 300
Overland Park, KS 66210

Contact:

Executive Vice President - Division Head

Email:    NoticeAdmin@midlandls.com

Pentalpha Surveillance LLC 375 North French Road Suite 100 Amherst, NY 14228 Contact: Don Simon Phone Number: (203) 660-6100
This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B28 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B28	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	9/16/21
		Record Date:	8/31/21
		Determination Date:	9/13/21

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4A1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Class RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-NR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B28 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B28	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	9/16/21
		Record Date:	8/31/21
		Determination Date:	9/13/21

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4A1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
NR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
Class RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
RR Interest		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-F		0.00000000	0.00000000	0.00000000	0.00000000
X-G		0.00000000	0.00000000	0.00000000	0.00000000
X-NR		0.00000000	0.00000000	0.00000000	0.00000000

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B28 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B28	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	9/16/21
		Record Date:	8/31/21
		Determination Date:	9/13/21

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4A1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-NR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
NR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Class RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
RR Interest	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B28 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B28	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	9/16/21
		Record Date:	8/31/21
		Determination Date:	9/13/21

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
			Reduction	ASER	App. Reduction
			Effected	Amount	Date

Total

(1) The Available Distribution Amount includes any Prepayment Premiums and Yield Maintenance Charges.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B28 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B28	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	9/16/21
		Record Date:	8/31/21
		Determination Date:	9/13/21

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Midland Loan Services	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Certificate Administrator/Trustee Fee - Wells Fargo Bank, N.A.	0.00
Interest Adjustments	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
Deferred Interest	0.00		Operating Advisor Fee - Pentalpha Surveillance LLC	0.00
ARD Interest	0.00		Asset Representations Reviewer Fee - Pentalpha	0.00
Default Interest and Late Payment Charges	0.00		Surveillance LLC
Net Prepayment Interest Shortfall	0.00
Net Prepayment Interest Excess	0.00
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Attorney Fees & Expenses	0.00
Unscheduled Principal	0.00		Bankruptcy Expense	0.00
Principal Prepayments	0.00		Taxes Imposed on Trust Fund	0.00
Collection of Principal after Maturity Date	0.00		Non-Recoverable Advances	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Workout-Delayed Reimbursement Amounts	0.00
Excess of Prior Principal Amounts paid	0.00		Other Expenses	0.00
Curtailments	0.00		Total Additional Trust Fund Expenses		0.00
Negative Amortization	0.00
Principal Adjustments	0.00		Interest Reserve Deposit		0.00
Total Principal Collected		0.00

Other:			Payments to Certificateholders & Others:
Prepayment Penalties/Yield Maintenance Charges	0.00		Interest Distribution	0.00
Repayment Fees	0.00		Principal Distribution	0.00
Borrower Option Extension Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Excess Liquidation Proceeds	0.00		Borrower Option Extension Fees	0.00
Net Swap Counterparty Payments Received	0.00		Net Swap Counterparty Payments Received	0.00
Total Other Collected		0.00	Total Payments to Certificateholders & Others		0.00
Total Funds Collected		0.00	Total Funds Distributed		0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B28 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B28	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	9/16/21
		Record Date:	8/31/21
		Determination Date:	9/13/21

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Debt Yield Ratio (4)

Debt Yield Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B28 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B28	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	9/16/21
		Record Date:	8/31/21
		Determination Date:	9/13/21

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B28 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B28	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	9/16/21
		Record Date:	8/31/21
		Determination Date:	9/13/21

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and “Property” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B28 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B28	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	9/16/21
		Record Date:	8/31/21
		Determination Date:	9/13/21

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B28 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B28	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	9/16/21
		Record Date:	8/31/21
		Determination Date:	9/13/21

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B28 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B28	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	9/16/21
		Record Date:	8/31/21
		Determination Date:	9/13/21

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document Cross-Reference	Principal Prepayment Amount		Prepayment Penalties
			Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B28 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B28	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	9/16/21
		Record Date:	8/31/21
		Determination Date:	9/13/21

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B28 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B28	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	9/16/21
		Record Date:	8/31/21
		Determination Date:	9/13/21

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
** Outstanding P & I Advances include the current period advance.								6	-	DPO			Foreclosure

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B28 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B28	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	9/16/21
		Record Date:	8/31/21
		Determination Date:	9/13/21

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B28 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B28	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	9/16/21
		Record Date:	8/31/21
		Determination Date:	9/13/21

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B28 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B28	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	9/16/21
		Record Date:	8/31/21
		Determination Date:	9/13/21

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B28 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B28	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	9/16/21
		Record Date:	8/31/21
		Determination Date:	9/13/21

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B28 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B28	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	9/16/21
		Record Date:	8/31/21
		Determination Date:	9/13/21

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B28 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B28	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	9/16/21
		Record Date:	8/31/21
		Determination Date:	9/13/21

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B28 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B28	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	9/16/21
		Record Date:	8/31/21
		Determination Date:	9/13/21

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B28 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B28	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	9/16/21
		Record Date:	8/31/21
		Determination Date:	9/13/21

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

Wells Fargo Bank, N.A. Corporate Trust Services 8480 Stagecoach Circle Frederick, MD 21701-4747	BENCHMARK 2021-B28 Mortgage Trust Commercial Mortgage Pass-Through Certifcates Series 2021-B28	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
		Distribution Date:	9/16/21
		Record Date:	8/31/21
		Determination Date:	9/13/21

Supplemental Reporting

Disclosable Special Servicer Fees, Loan Event of Default, Servicer Termination Event or Special Servicer Termination Event information would be disclosed here.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than 120 days after the end of the calendar year, pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of August 1, 2021 (the “Pooling and Servicing Agreement”), between J.P. Morgan Chase Commercial Mortgage Securities Corp., as depositor, Midland Loan Services, a Division of PNC Bank, National Association, as master servicer and as special servicer, Wells Fargo Bank, National Association, as certificate administrator and trustee, and Pentalpha Surveillance LLC, as operating advisor and asset representations reviewer.

Transaction: Benchmark 2021-B28 Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2021-B28

Operating Advisor: Pentalpha Surveillance LLC

Special Servicer as of December 31, 20[__]: [__]

Directing Certificateholder: [__]

I.       Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of a Final Asset Status Report.

b.	Final Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which a Final Asset Status Report has been issued. The Final Asset Status Reports may not yet be fully implemented.

2.	The Special Servicer has notified the Operating Advisor that it has completed a Major Decision with respect to [●] Specially Serviced Loans, and provided the Major Decision Reporting Package or Final Asset Status Report with respect to [●] Specially Serviced Loans to the operating advisor.

II.       Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on a “trust-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

1 This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.       List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Packages received from the Special Servicer.

2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA and certain information it has reasonably requested from the special servicer and each Asset Status Report and each Final Asset Status Report.

3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations, and non-discretionary portions of net present value calculations.

4.	[LIST OTHER REVIEWED INFORMATION]

5.	[INSERT IF AFTER A CONTROL TERMINATION EVENT:] Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement Asset Status Reports and Major Decision Reporting Packages or Asset Status Reports with respect to Major Decisions.

6.	[INSERT IF AFTER A CONTROL TERMINATION EVENT:] During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

NOTE: The Operating Advisor’s review of the above materials should be considered a limited investigation and not be considered a full or limited audit, legal review or legal opinion. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

IV. Assumptions, Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	As provided in the Pooling and Servicing Agreement, the Operating Advisor (i) is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial and (ii) will not be required to provide or obtain a legal opinion, legal review or legal conclusion.

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.

Other than the receipt of any Major Decision Reporting Package, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder or borrower directly. As such, the Operating

Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

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ANNEX D-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

JPMCB will in its MLPA, with respect to each JPMCB Mortgage Loan, represent and warrant generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)     Complete Servicing File. All documents comprising the Servicing File will be or have been delivered to the Master Servicer with respect to each JPMCB Mortgage Loan by the deadlines set forth in the PSA and/or MLPA.

(2)    Whole Loan; Ownership of Mortgage Loans. Except with respect to each JPMCB Mortgage Loan that is part of a Whole Loan, each JPMCB Mortgage Loan is a whole loan and not an interest in a JPMCB Mortgage Loan. Each JPMCB Mortgage Loan that is part of a Whole Loan is a senior portion (or a pari passu portion of a senior portion) of a whole mortgage loan. Immediately prior to the sale, transfer and assignment to depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee), participation (other than with respect to Serviced JPMCB Mortgage Loans) or pledge, and the Mortgage Loan Seller had good and marketable title to, and was the sole owner of, each JPMCB Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan) (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the Pooling and Servicing Agreement, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller), any other ownership interests and other interests on, in or to such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller). The Mortgage Loan Seller has full right and authority to sell, assign and transfer each JPMCB Mortgage Loan, and the assignment to depositor constitutes a legal, valid and binding assignment of such JPMCB Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such JPMCB Mortgage Loan (subject to certain agreements regarding servicing and/or defeasance successor borrower rights as provided in the

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PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller).

(3)     Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such JPMCB Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance premiums) may be further limited or rendered unenforceable by applicable law) (clauses (i) and (ii) collectively, the “Insolvency Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the JPMCB Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(4)     Mortgage Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Insolvency Qualifications.

(5)     Hospitality Provisions. The Mortgage Loan documents for each JPMCB Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise agreement includes an executed comfort letter or similar agreement signed by the Mortgagor and franchisor of such property enforceable by the Issuing Entity against such franchisor, either directly or as an assignee of the originator. The Mortgage or related security agreement for each JPMCB Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office.

(6)     Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 Emergency and (2) other than as related to the COVID-19 emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan.

(7)     Lien; Valid Assignment. Subject to the Insolvency Qualifications, each endorsement and assignment of Mortgage and assignment of Assignment of Leases (if a separate instrument from the Mortgage) to the Issuing Entity (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced

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Trustee) constitutes a legal, valid and binding endorsement or assignment to the Issuing Entity (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such JPMCB Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below)), except as the enforcement thereof may be limited by the Insolvency Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances) as of origination was, and as of the Cut-off Date to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances, and to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are insured against by a lender’s title insurance policy (as described below). Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the JPMCB Mortgage Loan establishes and creates a valid and enforceable lien on property described therein subject to Permitted Encumbrances, except as such enforcement may be limited by Insolvency Qualifications subject to the limitations described in clause (11) below. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

The assignment of the JPMCB Mortgage Loans to the Depositor validly and effectively transfers and conveys all legal and beneficial ownership of the JPMCB Mortgage Loans to the Depositor free and clear of any pledge, lien, encumbrance or security interest (subject to certain agreements regarding servicing as provided in the PSA, subservicing agreements permitted thereunder and that certain Servicing Rights Purchase Agreement, dated as of the Closing Date, between the Master Servicer and the Mortgage Loan Seller).

(8)     Permitted Liens; Title Insurance. Each Mortgaged Property securing a JPMCB Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such JPMCB Mortgage Loan (or with respect to a JPMCB Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property which the Mortgage Loan documents do not require to be subordinated to the lien of such Mortgage; and (f) if the related JPMCB Mortgage Loan constitutes a cross-collateralized JPMCB Mortgage Loan, the lien of the Mortgage for another JPMCB Mortgage Loan contained in the same cross-collateralized group, provided that none of which items (a) through (f), individually or in the aggregate, materially interferes with the value, current use or operation of the Mortgaged Property or the security intended to be provided by such Mortgage or with the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related JPMCB Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the JPMCB Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

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Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the Mortgage, and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

(9)     Junior Liens. It being understood that B notes secured by the same Mortgage as a JPMCB Mortgage Loan are not subordinate mortgages or junior liens, there are no subordinate mortgages or junior liens encumbering the related Mortgaged Property. The Mortgage Loan Seller has no knowledge of any mezzanine debt related to the Mortgaged Property and secured directly by the ownership interests in the Mortgagor.

(10) Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Insolvency Qualifications; no person other than the related Mortgagor owns any interest in any payments due under such lease or leases that is superior to or of equal priority with the lender’s interest therein. The related Mortgage or related Assignment of Leases, subject to applicable law, provides for, upon an event of default under the JPMCB Mortgage Loan, a receiver to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(11) Financing Statements. Each JPMCB Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed (except, in the case of fixtures, the Mortgage constitutes a fixture filing) in all places necessary to perfect a valid security interest in, the personal property (the creation and perfection of which is governed by the UCC) owned by the Mortgagor and necessary to operate any Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed.

(12) Condition of Property. The Mortgage Loan Seller or the originator of the JPMCB Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within four months of origination of the JPMCB Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each JPMCB Mortgage Loan no more than twelve months prior to the Cut-off Date, which indicates that, except as set forth in such engineering report or with respect to which repairs were required to be reserved for or made, all building systems for the improvements of each related Mortgaged Property are in good working order, and further indicates that each related Mortgaged Property (a) is free of any material damage, (b) is in good repair and condition, and (c) is free of structural defects, except to the extent (i) any damage or deficiencies that would not materially and adversely affect the use, operation or value of the Mortgaged Property or the security intended to be provided by such Mortgage or repairs with respect to such damage or deficiencies estimated to cost less than $50,000 in the aggregate per Mortgaged Property; (ii) such repairs have been completed; or (iii) escrows in an aggregate amount consistent with the standards utilized by the Mortgage Loan Seller with respect to similar loans it originates for securitization have been established, which escrows will in all events be in an aggregate amount not less than the estimated cost of such repairs. The Mortgage Loan Seller has no knowledge of any material issues with the physical condition of the Mortgaged Property that the Mortgage Loan Seller believes would have a material adverse effect on the use, operation or value of the Mortgaged Property other than those disclosed in the engineering report and those addressed in sub-clauses (i), (ii) and (iii) of the preceding sentence.

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(13) Taxes and Assessments. As of the date of origination and as of the Closing Date, all taxes and governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a JPMCB Mortgage Loan that is or if left unpaid could become a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that became due and delinquent and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real property taxes, governmental assessments and other outstanding governmental charges shall not be considered delinquent until the date on which interest and/or penalties would be payable thereon.

(14) Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there is no proceeding pending or threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the use or operation of the Mortgaged Property.

(15) Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Closing Date, there was no pending, filed or threatened action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related JPMCB Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the use, operation or value of the Mortgaged Property, (f) the principal benefit of the security intended to be provided by the Mortgage Loan documents, (g) the current ability of the Mortgaged Property to generate net cash flow sufficient to service such JPMCB Mortgage Loan, or (h) the current principal use of the Mortgaged Property.

(16) Escrow Deposits. All escrow deposits and payments required pursuant to each JPMCB Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to depositor or its servicer (or, with respect to any Non-Serviced JPMCB Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust) and identified as such with appropriate detail. Any and all requirements under the JPMCB Mortgage Loan as to completion of any material improvements and as to disbursements of any funds escrowed for such purpose, which requirements were to have been complied with on or before Closing Date, have been complied with in all material respects or the funds so escrowed have not been released unless such release was consistent with proper and prudent commercial mortgage servicing practices or such released funds were otherwise used for their intended purpose. No other escrow amounts have been released except in accordance with the terms and conditions of the related Mortgage Loan documents.

(17) No Holdbacks. The principal amount of the JPMCB Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the JPMCB Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs, occupancy, performance or other matters with respect to the related Mortgaged Property).

(18) Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all-risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” (for a JPMCB Mortgage Loan with a principal balance below $35 million) and “A:VIII” (for a JPMCB Mortgage Loan with a principal balance of

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$35 million or more) from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount not less than the lesser of (1) the original principal balance of the JPMCB Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (i) covers a period beginning on the date of loss and continuing until the earlier to occur of restoration of the Mortgaged Property or the expiration of 12 months (or with respect to each JPMCB Mortgage Loan with a principal balance of $35 million or more, 18 months); (ii) for a JPMCB Mortgage Loan with a principal balance of $50 million or more contains a 180-day “extended period of indemnity”; and (iii) covers the actual loss sustained (or in certain cases, an amount sufficient to cover the period set forth in (i) above) during restoration.

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as-is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If windstorm and/or windstorm related perils and/or “named storms” are excluded from the primary property damage insurance policy, the Mortgaged Property is insured by a separate windstorm insurance policy issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount at least equal to 100% of the full insurable value on a replacement cost basis of the Improvements and personalty and fixtures owned by the mortgagor and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including broad-form coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML or equivalent was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML or equivalent would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML or the equivalent.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related JPMCB Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such JPMCB Mortgage Loan together with any accrued interest thereon.

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All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the JPMCB Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Each related JPMCB Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(19) Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made to the applicable governing authority for creation of separate tax lots, in which case the JPMCB Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(20) No Encroachments. To the Mortgage Loan Seller’s knowledge and based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each JPMCB Mortgage Loan, (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such JPMCB Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy, (b) no improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property, or are insured by applicable provisions of the Title Policy and (c) no improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or are insured by applicable provisions of the Title Policy.

(21) No Contingent Interest or Equity Participation. No JPMCB Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(22) REMIC. The JPMCB Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the JPMCB Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the JPMCB Mortgage Loan and (B) either: (a) such JPMCB Mortgage Loan or Whole Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the JPMCB Mortgage Loan or Whole Loan was originated at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the JPMCB Mortgage Loan or Whole Loan on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (1) the

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amount of any lien on the real property interest that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien that is in parity with the JPMCB Mortgage Loan; or (b) substantially all of the proceeds of such JPMCB Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such JPMCB Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the JPMCB Mortgage Loan or Whole Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such JPMCB Mortgage Loan or Whole Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the JPMCB Mortgage Loan or Whole Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a JPMCB Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such JPMCB Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12); and (b) JPMCB identifies such JPMCB Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the JPMCB Mortgage Loan or Whole Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(23) Compliance. The terms of the Mortgage Loan documents evidencing such JPMCB Mortgage Loan, comply in all material respects with all applicable local, state and federal laws and regulations, and the Mortgage Loan Seller has complied with all material requirements pertaining to the origination of the JPMCB Mortgage Loans, including but not limited to, usury and any and all other material requirements of any federal, state or local law to the extent non-compliance would have a material adverse effect on the JPMCB Mortgage Loan.

(24) Authorized to do Business. To the extent required under applicable law, as of the Closing Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such JPMCB Mortgage Loan.

(25) Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee, and except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such JPMCB Mortgage Loan, no fees are payable to such trustee except for reasonable fees paid by the Mortgagor.

(26) Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based solely upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a JPMCB Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use or operation of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law

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and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations, (c) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property, or (d) title insurance coverage has been obtained for such nonconformity.

(27) Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy, consents, and other approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy, consents, and other approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy does not materially and adversely affect the use and/or operation of the Mortgaged Property as it was used and operated as of the date of origination of the JPMCB Mortgage Loan or the rights of a holder of the related JPMCB Mortgage Loan. The JPMCB Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and for the Mortgagor and the Mortgaged Property to be in compliance in all material respects with all regulations, zoning and building laws.

(28) Recourse Obligations. The Mortgage Loan documents for each JPMCB Mortgage Loan provide that such JPMCB Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have colluded with other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained in the case of (i) (A) misapplication, misappropriation or conversion of insurance proceeds or condemnation awards or of rents following an event of default, or (B) any security deposits not delivered to lender upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a Mortgage Loan event of default); (ii) the Mortgagor’s fraud or intentional misrepresentation; (iii) willful misconduct by the Mortgagor or guarantor; (iv) breaches of the environmental covenants in the Mortgage Loan documents; or (v) commission of material physical waste at the Mortgaged Property, which may, with respect to this clause (v), in certain instances, be limited to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste or acts or omissions of the related Mortgagor, guarantor, property manager or their affiliates, employees or agents.

(29) Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to 115% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such JPMCB Mortgage Loan, (c) upon a Defeasance defined in paragraph (34) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the JPMCB Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral

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(i) would not constitute a “significant modification” of the subject JPMCB Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject JPMCB Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for any JPMCB Mortgage Loan originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the JPMCB Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the JPMCB Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the JPMCB Mortgage Loan or JPMCB Whole Loan outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the JPMCB Mortgage Loan or JPMCB Whole Loan in an amount not less than the amount required by the REMIC provisions and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced for any lien senior to, and any lien on the real property that is in parity with, the lien of the JPMCB Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the JPMCB Mortgage Loan or JPMCB Whole Loan.

In the case of any JPMCB Mortgage Loan originated after December 6, 2010, no such JPMCB Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another JPMCB Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC provisions.

(30) Financial Reporting and Rent Rolls. Each Mortgage requires the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements (i) with respect to each JPMCB Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis and (ii) for each JPMCB Mortgage Loan with an original principal balance greater than $50 million shall be audited by an independent certified public accountant upon the request of the owner or holder of the Mortgage.

(31) Acts of Terrorism Exclusion. With respect to each JPMCB Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other JPMCB Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the JPMCB Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each JPMCB Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring

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coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto, except to the extent that any right to require such coverage may be limited by availability on commercially reasonable terms.

(32) Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each JPMCB Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such JPMCB Mortgage Loan if, without the consent of the holder of the Mortgage and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, such as transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any controlling equity interest in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 in this Annex D-1, or (vii) by reason of any mezzanine debt that existed at the origination of the related JPMCB Mortgage Loan, or future permitted mezzanine debt or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any companion interest of any JPMCB Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with another JPMCB Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance.

(33) Single-Purpose Entity. Each JPMCB Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the JPMCB Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Mortgagor with respect to each JPMCB Mortgage Loan with a Cut-off Date Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each JPMCB Mortgage Loan with a Cut-off Date Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the JPMCB Mortgage Loan has a Cut-off Date Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the JPMCB Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a JPMCB Mortgage Loan that is cross-collateralized and cross-defaulted with the related JPMCB Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(34) Defeasance. With respect to any JPMCB Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the JPMCB Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full

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Defeasance, be sufficient to make all scheduled payments under the JPMCB Mortgage Loan when due, including (A) the entire remaining principal balance on (x) the maturity date or (y) on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty or (B) if the JPMCB Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date, and if the JPMCB Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 115% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (vi) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the JPMCB Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(35) Fixed Interest Rates. Each JPMCB Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such JPMCB Mortgage Loan, except in the case of an ARD Loan and situations where default interest is imposed.

(36) Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any JPMCB Mortgage Loan where the JPMCB Mortgage Loan is secured by a ground leasehold estate in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns:

(a)       The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Mortgage. To the Mortgage Loan Seller’s knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Mortgage File;

(b)       The lessor under such ground lease has agreed in a writing included in the related Mortgage File (or in such ground lease) that the ground lease may not be amended, modified, canceled or terminated without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns;

(c)       The ground lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related JPMCB Mortgage Loan, or 10 years past the stated maturity if such JPMCB Mortgage Loan fully amortizes by the stated maturity (or with respect to a JPMCB Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

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(d)       The ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances;

(e)       The ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the JPMCB Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)       The Mortgage Loan Seller has not received any written notice of default under or notice of termination of such ground lease. To the Mortgage Loan Seller’s knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease. Such ground lease is in full force and effect as of the Closing Date;

(g)       The ground lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective unless such notice is given to the lender, and requires that the ground lessor will supply an estoppel;

(h)       A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the ground lease through legal proceedings) to cure any default under the ground lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the ground lease;

(i)       The ground lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)       Under the terms of the ground lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest;

(k)       In the case of a total or substantial taking or loss, under the terms of the ground lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the JPMCB Mortgage Loan, together with any accrued interest; and

(l)       Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the ground lease for any reason, including rejection of the ground lease in a bankruptcy proceeding.

(37) Servicing. The servicing and collection practices used by the Mortgage Loan Seller in respect of each JPMCB Mortgage Loan complied in all material respects with all applicable laws and regulations and was in all material respects legal, proper and prudent, in accordance with Mortgage Loan Seller’s customary commercial mortgage servicing practices.

(38) ARD Loan. Each JPMCB Mortgage Loan identified in the Mortgage Loan Schedule as an ARD Loan starts to amortize no later than the Due Date of the calendar month immediately after the calendar

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month in which such ARD Loan closed and substantially fully amortizes over its stated term, which term is at least 60 months after the related Anticipated Repayment Date. Each ARD Loan has an Anticipated Repayment Date not less than five years following the origination of such JPMCB Mortgage Loan. If the related Borrower elects not to prepay its ARD Loan in full on or prior to the Anticipated Repayment Date pursuant to the existing terms of the JPMCB Mortgage Loan or a unilateral option (as defined in Treasury Regulations under Section 1001 of the Code) in the JPMCB Mortgage Loan exercisable during the term of the JPMCB Mortgage Loan, (i) the JPMCB Mortgage Loan’s interest rate will step up to an interest rate per annum as specified in the related JPMCB Mortgage Loan documents; provided, however, that payment of such Excess Interest shall be deferred until the principal of such ARD Loan has been paid in full; (ii) all or a substantial portion of the excess cash flow (which is net of certain costs associated with owning, managing and operating the related Mortgaged Property) collected after the Anticipated Repayment Date shall be applied towards the prepayment of such ARD Loan and once the principal balance of an ARD Loan has been reduced to zero all excess cash flow will be applied to the payment of accrued Excess Interest; and (iii) if the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee on the basis of a debt service coverage test, the subject debt service coverage ratio shall be calculated without taking account of any increase in the related mortgage interest rate on such JPMCB Mortgage Loan’s Anticipated Repayment Date. No ARD Loan provides that the property manager for the related Mortgaged Property can be removed by or at the direction of the mortgagee solely because of the passage of the related Anticipated Repayment Date.

(39) Rent Rolls; Operating Histories. The Mortgage Loan Seller has obtained a rent roll (each, a “Certified Rent Roll”) other than with respect to hospitality properties certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Mortgage Loan Seller has obtained operating histories (the “Certified Operating Histories”) with respect to each Mortgaged Property certified by the related Mortgagor or the related guarantor(s) as accurate and complete in all material respects as of a date within 180 days of the date of origination of the related JPMCB Mortgage Loan. The Certified Operating Histories collectively report on operations for a period equal to (a) at least a continuous three-year period or (b) in the event the Mortgaged Property was owned, operated or constructed by the Mortgagor or an affiliate for less than three years then for such shorter period of time, it being understood that for mortgaged properties acquired with the proceeds of a JPMCB Mortgage Loan, Certified Operating Histories may not have been available.

(40) No Material Default; Payment Record. No JPMCB Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the Closing Date, no JPMCB Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no, and since origination there has been no, material default, breach, violation or event of acceleration existing under the related JPMCB Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in Annex D-2. No person other than the holder of such JPMCB Mortgage Loan may declare any event of default under the JPMCB Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(41) Bankruptcy. In respect of each JPMCB Mortgage Loan, the related Mortgagor is not a debtor in any bankruptcy, receivership, conservatorship, reorganization, insolvency, moratorium or similar proceeding.

(42) Organization of Mortgagor. The Mortgage Loan Seller has obtained an organizational chart or other description of each Mortgagor which identifies all beneficial controlling owners of the Mortgagor (i.e., managing members, general partners or similar controlling person for such Mortgagor) (the “Controlling Owner”) and all owners that hold a 25% or greater direct ownership share (i.e., the “Major Sponsors”). The Mortgage Loan Seller (1) required questionnaires to be completed by each Controlling

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Owner and guarantor or performed other processes designed to elicit information from each Controlling Owner and guarantor regarding such Controlling Owner’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and (2) performed or caused to be performed searches of the public records or services such as Lexis/Nexis, or a similar service designed to elicit information about each Controlling Owner, Major Sponsor and guarantor regarding such Controlling Owner’s, Major Sponsor’s or guarantor’s prior history for at least 10 years regarding any bankruptcies or other insolvencies, any felony convictions, and provided, however, that records searches were limited to the last 10 years (clauses (1) and (2) collectively, the “Sponsor Diligence”). Based solely on the Sponsor Diligence, to the knowledge of the Mortgage Loan Seller, no Major Sponsor or guarantor (i) was in a state of federal bankruptcy or insolvency proceeding, (ii) had a prior record of having been in a state of federal bankruptcy or insolvency, or (iii) had been convicted of a felony.

(43) Environmental Conditions. At origination, each Mortgagor represented and warranted that to its knowledge no hazardous materials or any other substances or materials which are included under or regulated by environmental laws are located on, or have been handled, manufactured, generated, stored, processed, or disposed of on or released or discharged from the Mortgaged Property, except as disclosed by a Phase I environmental assessment (or a Phase II environmental assessment, if applicable) delivered in connection with the origination of the JPMCB Mortgage Loan or except for those substances commonly used in the operation and maintenance of properties of kind and nature similar to those of the Mortgaged Property in compliance with all environmental laws and in a manner that does not result in contamination of the Mortgaged Property. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain JPMCB Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such JPMCB Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not reveal any known circumstance or condition that rendered the Mortgaged Property at the date of the ESA in material noncompliance with applicable environmental laws or the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) or the need for further investigation, or (ii) if any material noncompliance with environmental laws or the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) 125% of the funds reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Mortgagor and is held by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint, or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as administratively “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance; or (F) a party related to the Mortgagor with assets reasonably estimated to be adequate to effect all necessary remediation was identified as the responsible party for such condition or circumstance is required to take action. The ESA will be part of the Servicing File; and to the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no (i) known circumstance or condition that rendered the Mortgaged Property in material noncompliance with applicable environmental laws, (ii) Environmental Conditions (as such term is defined in ASTM E1527-05 or its successor), or (iii) need for further investigation.

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In the case of each JPMCB Mortgage Loan set forth on Schedule D-1 to this Annex D-1, (i) such JPMCB Mortgage Loan is the subject of an environmental insurance policy, issued by the issuer set forth on Schedule D-1 to this Annex D-1 (the “Policy Issuer”) and effective as of the date thereof (the “Environmental Insurance Policy”), (ii) as of the Cut-off Date the Environmental Insurance Policy is in full force and effect, there is no deductible and the trustee is a named insured under such policy, (iii)(a) a property condition or engineering report was prepared, if the related Mortgaged Property was constructed prior to 1985, with respect to asbestos-containing materials (“ACM”) and, if the related Mortgaged Property is a multifamily property, with respect to radon gas (“RG”) and lead-based paint (“LBP”), and (b) if such report disclosed the existence of a material and adverse LBP, ACM or RG environmental condition or circumstance affecting the related Mortgaged Property, the related Mortgagor (A) was required to remediate the identified condition prior to closing the JPMCB Mortgage Loan or provide additional security or establish with the mortgagee a reserve in an amount deemed to be sufficient by the Mortgage Loan Seller, for the remediation of the problem, and/or (B) agreed in the Mortgage Loan documents to establish an operations and maintenance plan after the closing of the JPMCB Mortgage Loan that should reasonably be expected to mitigate the environmental risk related to the identified LBP, ACM or RG condition, (iv) on the effective date of the Environmental Insurance Policy, the Mortgage Loan Seller as originator had no knowledge of any material and adverse environmental condition or circumstance affecting the Mortgaged Property (other than the existence of LBP, ACM or RG) that was not disclosed to the Policy Issuer in one or more of the following: (a) the application for insurance, (b) a Mortgagor questionnaire that was provided to the Policy Issuer, or (c) an engineering or other report provided to the Policy Issuer, and (v) the premium of any Environmental Insurance Policy has been paid through the maturity of the policy’s term and the term of such policy extends at least five years beyond the maturity of the JPMCB Mortgage Loan.

(44) Lease Estoppels. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property leased to a single tenant, the Mortgage Loan Seller reviewed such estoppel obtained from such tenant no earlier than 90 days prior to the origination date of the related JPMCB Mortgage Loan, and to the Mortgage Loan Seller’s knowledge based solely on the related estoppel certificate, the related lease is in full force and effect or if not in full force and effect, the related space was underwritten as vacant, subject to customary reservations of tenant’s rights, such as, without limitation, with respect to common area maintenance (“CAM”) and pass-through audits and verification of landlord’s compliance with co-tenancy provisions. With respect to each JPMCB Mortgage Loan predominantly secured by a retail, office or industrial property, the Mortgage Loan Seller has received lease estoppels executed within 90 days of the origination date of the related JPMCB Mortgage Loan that collectively account for at least 65% of the in-place base rent for the Mortgaged Property or set of cross-collateralized properties that secure a JPMCB Mortgage Loan that is represented on the Certified Rent Roll. To the Mortgage Loan Seller’s knowledge, each lease represented on the Certified Rent Roll is in full force and effect, subject to customary reservations of tenant’s rights, such as with respect to CAM and pass-through audits and verification of landlord’s compliance with co-tenancy provisions.

(45) Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the JPMCB Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the JPMCB Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

(46) Mortgage Loan Schedule. The information pertaining to each JPMCB Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained therein.

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(47) Cross-Collateralization. No JPMCB Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool.

(48) Advance of Funds by the Mortgage Loan Seller. No advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the JPMCB Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a JPMCB Mortgage Loan, other than contributions made on or prior to the Closing Date.

(49) Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied with its internal procedures with respect to all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 in connection with the origination of the JPMCB Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth herein, the actual state of knowledge or belief of the officers and employees of the Mortgage Loan Seller directly responsible for the underwriting, origination, servicing or sale of the JPMCB Mortgage Loans regarding the matters expressly set forth herein. All information contained in documents which are part of or required to be part of a Servicing File, as specified in the PSA (to the extent such documents exist or existed), shall be deemed to be within the Mortgage Loan Seller’s knowledge including but not limited to any written notices from or on behalf of the Mortgagor.

“Servicing File”: A copy of the Mortgage File and documents and records not otherwise required to be contained in the Mortgage File that (i) relate to the origination and/or servicing and administration of the JPMCB Mortgage Loans, (ii) are reasonably necessary for the ongoing administration and/or servicing of the JPMCB Mortgage Loans or for evidencing or enforcing any of the rights of the holder of the JPMCB Mortgage Loans or holders of interests therein and (iii) are in the possession or under the control of the Mortgage Loan Seller, provided that the Mortgage Loan Seller shall not be required to deliver any draft documents, privileged or other communications, credit underwriting, due diligence analyses or data or internal worksheets, memoranda, communications or evaluations.

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SCHEDULE D-1 TO ANNEX D-1

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

MORTGAGED PROPERTIES FOR WHICH ENVIRONMENTAL INSURANCE IS MAINTAINED

None.

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ANNEX D-2

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES
FOR JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(7) Lien; Valid Assignment	Colonnade Corporate Center (Loan No. 22)	The related Mortgage and any related assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loans on a pari passu basis.
(8) Permitted Liens; Title Insurance	St. John’s Town Center North (Loan No. 17)	The largest tenant at the Mortgaged Property (40.3% of the net rentable area), Publix, has a right of first offer (“ROFO”). The ROFO does not apply in connection with a foreclosure or a deed in lieu of foreclosure, and Publix executed a subordination, non-disturbance and attornment agreement.
(8) Permitted Liens; Title Insurance	Dreamland Shopping Center (Loan No. 26)	The largest tenant at the Mortgaged Property (51.5% of the net rentable area), Lowe’s, has a right of first offer (“ROFO”). The ROFO does not apply in connection with a foreclosure or a deed in lieu of foreclosure, and Lowe’s executed a subordination, non-disturbance and attornment agreement.
(9) Junior Liens	909 Third Avenue Fee (Loan No. 4)	In connection with an assumption of the Mortgage Loan, the Mortgage Loan documents permit a future mezzanine loan upon satisfaction of certain conditions, including, without limitation, (a) a combined maximum LTV of 23.40%, (b) a combined minimum DSCR of 1.10x, (c) a combined minimum debt yield of 3.60%, and (d) the lenders entering into an intercreditor agreement.
(10) Assignment of Leases and Rents	Colonnade Corporate Center (Loan No. 22)	The related Mortgage and assignments of leases secure the subject Mortgage Loan and the related Pari Passu Companion Loan on a pari passu basis.
(15) Actions Concerning Mortgage Loan	Colonnade Corporate Center (Loan No. 22)	Joseph Friedland, the non-recourse carveout guarantor (the “Guarantor”) of the Mortgage Loan, is a named defendant in a pending state civil litigation, in which the plaintiff claims that the Guarantor owes him $46,207 for the work, labor, services, material and equipment provided by the plaintiff. According to the Mortgagor, the Guarantor has countersued for his own losses in connection with this cause of action. The Guarantor is required under the related guaranty to maintain a net worth of at least $30,000,000 and liquid assets of at least $15,000,000.

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(15) Actions Concerning Mortgage Loan	80 NE 40th Street (Loan No. 58)	Edward Gindi, the non-recourse carveout guarantor (the “Guarantor”), and Raymond Gindi and Isaac Gind, the non-member managers of the borrower and, who together with Edward Gindi, own indirect ownership interests in the borrower, are named defendants along with several other defendants in a civil litigation filed in November 2020 in the Supreme Court of the State of New York by a co-investor with whom Edward Gindi has invested in several properties. The plaintiff has alleged, among other things, that the defendants have failed to meet their obligations to their partners and creditors, including refusing to meet their capital call obligations to cover cash flow shortfalls caused by the pandemic and disseminating false information about the plaintiff. The plaintiff has asked for judgments, including capital calls in the aggregate amount exceeding $4 million and additional damages to be determined at trial. The case does not involve the Mortgaged Property or the related borrower. The Guarantor is required under the Mortgage Loan documents to maintain a net worth and liquid assets of no less than $20 million and $5 million, respectively.
(18) Insurance	909 Third Avenue Fee (Loan No. 4)

Except to the extent maintained by the ground lessee under the ground lease, under which the Mortgagor is the ground lessor, the Mortgagor is required to maintain the insurance required under the Mortgage Loan documents. For so long as the ground lessee or any successor thereto maintains the insurance coverage required by the ground lease, the insurance provisions in the Mortgage Loan documents are deemed to be satisfied.

The threshold at which the lender is required to hold and control casualty or condemnation proceeds is $2,000,000, such that, if the loan was paid down due to casualty or condemnation or after the anticipated repayment date, the 5% requirement would not be met.

(26) Local Law Compliance	Dreamland Shopping Center (Loan No. 26)	The Mortgaged Property has a number of open fire code violations. The Mortgagor is required under the Mortgage Loan documents to use reasonable efforts to cause (or to cause the applicable tenants to cause) each fire code violation listed on the Mortgage Loan documents to be removed of record within 45 days from the loan origination date. The Mortgage Loan documents provide for a non-recourse carveout associated with any losses incurred in connection with any of the open fire code violations.

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(26) Local Law Compliance	Pennsauken Logistics Center (Loan No. 32)	The Mortgaged Property has a number of open fire code violations. The Mortgagor is required under the Mortgage Loan documents to use reasonable efforts to cause (or to cause the applicable tenants to cause) each fire code violation listed on the Mortgage Loan documents to be removed of record within 90 days from the loan origination date. The Mortgage Loan documents provide for a non-recourse carveout associated with any losses incurred in connection with any of the open fire code violations.
(28) Recourse Obligations	909 Third Avenue Fee (Loan No. 4)

The non-recourse carveout guarantor’s liability under the guaranty and the environmental indemnity is limited to a maximum aggregate amount of $25,000,000.00 (the “Guarantor Liability Cap”); provided, however, that any costs and expenses incurred by the lender (including reasonable attorney’s fees and costs) in connection with the enforcement of the guaranty or environmental indemnity and the collection of amounts due thereunder are not subject to the Guarantor Liability Cap.

The recourse carveout guarantor of the Mortgage Loan is an entity incorporated and domiciled in Germany.

The loss recourse carveout with respect to misrepresentation is limited to material misrepresentation.

The loss recourse carveout with respect to material physical waste of the Mortgaged Property is limited to intentional material physical waste of the Mortgaged Property.

The loss recourse carveout with respect to misapplication of insurance proceeds or condemnation awards or of rents following an event of default is limited to intentional misapplication thereof.

The full recourse carveout with respect to the Mortgagor’s acquiescence to the petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law is limited to affirmative acquiescence thereof.

Involuntary lien constitutes a loss recourse carveout rather than a full recourse carveout.

The Mortgagor and the guarantor (individually and collectively, the “Indemnitor”) will have no liability for any losses caused solely by, or arising solely from

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
actions or conditions or events occurring more than two years after the date of defeasance or repayment of the Mortgage Loan in full and performance in full of all other obligations of Indemnitor under the Mortgage Loan documents (the “Release Date”); provided, however, that Indemnitor will not be released from any such losses until such time, on or after the Release Date, as Indemnitor, at its sole cost and expense, delivers to the indemnitee an acceptable Phase I or Phase II environmental report dated within 90 days of the Release Date and in form and substance reasonably satisfactory to Indemnitee and prepared by a qualified environmental consultant reasonably satisfactory to the indemnitee, indicating that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity.
(28) Recourse Obligations	St. John’s Town Center North (Loan No. 17)

The Mortgagor’s failure to contest an involuntary petition where no meritorious defense exists will not be deemed to be consent or acquiescence to any involuntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law.

Other than (A) any voluntary granting of a mortgage or other lien upon the Mortgaged Property, or (B) any transfer which results in the failure of either of the two recourse carveout guarantors, Adam Greenberg and Michael Lapointe, to continue to control and own, directly or indirectly, at least a 2.5% legal and beneficial interest in the Mortgagor, each of which triggers a full recourse, any transfers made without the lender’s consent when the lender’s consent is required pursuant to the Mortgage Loan documents trigger loss recourse.

The environmental obligations and liabilities of the related guarantor under the related Mortgage Loan documents will terminate and be of no further force and effect with respect to any unasserted claim when all of the following conditions are satisfied in full: (A) the Mortgage Loan will have been paid in full and the indemnitee has not foreclosed or otherwise taken possession of any Mortgaged Property, (B) there has been no material change in any environmental law which would make the lender or mortgagee liable for any matter for which the indemnified parties are entitled to indemnification, (C) the indemnitee will have received, at the expense of the Mortgagor and the guarantor (individually and collectively, the “Indemnitor”), an updated environmental report dated within 60 days of the date of such termination showing,

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the Mortgage Loan documents, and (D) 36 months have passed since the date that the Loan has been paid in full.

(28) Recourse Obligations	Dreamland Shopping Center (Loan No. 26)

The Mortgage Loan documents permit one of the two non-recourse carveout guarantors to buy out the other guarantor, provided, among other conditions, the remaining guarantor must continue to control the Mortgagor and retain no less than 59.13% legal and beneficial interest in the Mortgagor.

(28) Recourse Obligations	Pennsauken Logistics Center (Loan No. 32)	The obligations and liabilities of the Mortgagors and the guarantor (individually and collectively, the “Indemnitor”) under the environmental indemnity will terminate and be of no further force and effect with respect to any unasserted claim when all of the following conditions are satisfied in full: (i) the Mortgage Loan has been paid in full on or prior to the maturity date of the Mortgage Loan and the indemnitee has not foreclosed or otherwise taken possession of any Mortgaged Property, (ii) there has been no material change, between the date hereof and the date the which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity, notwithstanding the fact that the Mortgage Loan is paid in full, (iii) the indemnitee has received, at the Indemnitor’s expense, an updated environmental report dated within 60 days of the date the Mortgage Loan is paid in full showing, to the reasonable satisfaction of the indemnitee, that there exists no matter for which the indemnified parties are entitled to indemnification pursuant to the environmental indemnity, excluding any matters previously identified in the environmental report delivered to the lender in connection with the closing of the Mortgage Loan and unchanged since that date, and (iv) 24 months have passed since date that the Mortgage Loan has been paid in full.
(28) Recourse Obligations	Cumberland Crossing (Loan No. 38)

There is no separate non-recourse carveout guarantor or environmental indemnitor, and the Mortgagor is the sole party responsible for breaches or violations of the non-recourse carveout provisions in the related Mortgage Loan documents.

(28) Recourse Obligations	80 NE 40th Street (Loan No. 58)

The loss recourse carveout for material physical waste of the Mortgaged Property is limited to material physical waste of the Mortgaged Property caused by the intentional acts or omissions of a Mortgagor party and/or the removal or disposal of an portion of the

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

Mortgaged Property after an event of default by a Mortgagor party.

The environmental indemnity (and all of the obligations of the Mortgagor and guarantor (individually and collectively, the “Indemnitor”) hereunder) will terminate on the date that is three years from the date that each of the following conditions is met (but only if there is no outstanding indemnification obligation (pursuant to the terms of the environmental indemnity ) as to which any indemnified party has given Indemnitor notice of prior to the expiration of such three-year period: (a) the indemnitee has received a written request from Indemnitor for termination of the indemnification obligations of Indemnitor hereunder, (b) the Mortgage Loan has been repaid in full, (c) the Indemnitor, at its sole cost and expense, has delivered to the indemnitee a then current Phase I environmental site assessment in form and substance, and from an environmental consultant, reasonably acceptable to Indemnitee, which Phase I environmental site assessment discloses, as of the date thereof, that other than as specifically disclosed in the environmental report, there are no actual or threatened (i) existing noncompliance of the Mortgaged Property, or existing uncured violations by the Mortgaged Property of, any environmental law, (ii) environmental liens encumbering the Mortgaged Property, (iii) administrative processes or proceedings or judicial proceedings concerning the presence, release, threat of release or placement of any hazardous substances in, on, about or from any portion of the Mortgaged Property in violation of applicable environmental laws, or (iv) hazardous substances at the Mortgaged Property in violation of the environmental law, (d) the lender has not exercised any of its remedies under the Mortgage to obtain an entry of a judgment of foreclosure, exercise any power of sale, or delivery of a deed in lieu of foreclosure of the Mortgage and (e) as of the date of determination, all of the representations and warranties contained in the environmental indemnity are true and correct in all material respects, as reasonably determined by the lender.

(30) Financial Reporting and Rent Rolls	Colonnade Corporate Center (Loan No. 22)	The Mortgagor’s financials are not required to be audited, but certified, by an independent certified public accountant.
(31) Acts of Terrorism Exclusion	909 Third Avenue Fee (Loan No. 4)	In the event TRIPRA expires or is otherwise no longer in effect for any reason, the borrower will not be required to pay any insurance premiums solely with respect to such terrorism coverage for any applicable policy period after the date TRIPRA expires or is

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
otherwise no longer in effect for any reason in excess of the amount equal to two times the amount of the insurance premiums that would then be payable under Policies obtained at such time in respect of property and business interruption/rental loss insurance required under the Loan Documents (excluding terrorism and earthquake components of such property and business interruption/rental loss insurance) obtained as of the date the applicable new terrorism insurance is being obtained (the “Terrorism Premium Cap”); provided that if the insurance premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, the borrower will be required to purchase a terrorism insurance policy providing the maximum amount of coverage for acts of terrorism as is available with funds equal to the Terrorism Premium Cap.
(36) Ground Leases	Dreamland Shopping Center (Loan No. 26)	Assuming the exercise of all extension options, the term of the ground lease extends to October 2049, which is only 18 years beyond the maturity date of the Mortgage Loan.
(37) Servicing	Cumberland Crossing (Loan No. 38)	The Mortgage Loan documents require the Mortgagor to be responsible for any reasonable set up fees or any other initial costs relating to or arising under the related servicing agreement not to exceed $3,000.
(47) Cross-Collateralization	Colonnade Corporate Center (Loan No. 22)	The Mortgage Loan is cross-collateralized and cross-defaulted with the related Companion Loans.

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ANNEX E-1

CITI REAL ESTATE FUNDING INC.
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

CREFI will in its MLPA, make, with respect to each CREFI Mortgage Loan sold by it that is included in the issuing entity, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex E-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

The Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the CREFI Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the CREFI Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)       Whole Loan; Ownership of Mortgage Loans. Except with respect to a CREFI Mortgage Loan that is part of a Whole Loan, each CREFI Mortgage Loan is a whole loan and not a participation interest in a CREFI Mortgage Loan. Each CREFI Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each CREFI Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such CREFI Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each CREFI Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such CREFI Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such CREFI Mortgage Loan.

(2)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such CREFI Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially

E-1-1

interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the CREFI Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Mortgage Loan documents.

(3)       Mortgage Provisions. The Mortgage Loan documents for each CREFI Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 Emergency and (2) other than as related to the COVID-19 Emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan.

(5)       Hospitality Provisions. The Loan documents for each CREFI Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Mortgagor and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the CREFI Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each CREFI Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage

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Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such CREFI Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Annex E-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a CREFI Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a CREFI Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such CREFI Mortgage Loan (or with respect to a CREFI Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a CREFI Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related CREFI Mortgage Loan is cross-collateralized and cross-defaulted with another CREFI Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for such other CREFI Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the CREFI Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

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(8)       Junior Liens. It being understood that B notes secured by the same Mortgage as a CREFI Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth in Schedule E-1 to this Annex E-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(9)       Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a CREFI Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the CREFI Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)     UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the CREFI Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Mortgage Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)     Condition of Property. The Mortgage Loan Seller or the originator of the CREFI Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the CREFI Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each CREFI Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the CREFI Mortgage Loan.

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(12)     Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)     Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)     Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related CREFI Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

(15)     Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each CREFI Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)     No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the CREFI Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the CREFI Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(17)     Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the CREFI Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or

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containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each CREFI Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the CREFI Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent)

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from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related CREFI Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such CREFI Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the CREFI Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a CREFI Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related CREFI Mortgage Loan obligates the related Borrower to maintain or cause to be maintained all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)     Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the CREFI Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)     No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each CREFI Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such CREFI Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)     No Contingent Interest or Equity Participation. No CREFI Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature

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(except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(21)     REMIC. The CREFI Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the CREFI Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the CREFI Mortgage Loan and (B) either: (a) such CREFI Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the CREFI Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the CREFI Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the CREFI Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the CREFI Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the CREFI Mortgage Loan; or (b) substantially all of the proceeds of such CREFI Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such CREFI Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the CREFI Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such CREFI Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the CREFI Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a CREFI Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such CREFI Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12); and (b) CREFI identifies such CREFI Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the CREFI Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)     Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such CREFI Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)     Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such CREFI Mortgage Loan by the Trust.

(24)     Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

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(25)     Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a CREFI Mortgage Loan as of the date of origination of such CREFI Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the CREFI Mortgage Loan. The terms of the Mortgage Loan documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)     Licenses and Permits. Each Borrower covenants in the Mortgage Loan documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The CREFI Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)     Recourse Obligations. The Mortgage Loan documents for each CREFI Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Mortgage Loan documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the CREFI Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Mortgage Loan documents, and (b) the CREFI Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)     Mortgage Releases. The terms of the related Mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the CREFI Mortgage Loan, (b) upon payment in full of such CREFI Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the CREFI

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Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject CREFI Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject CREFI Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the CREFI Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the CREFI Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the CREFI Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any CREFI Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the CREFI Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the CREFI Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the CREFI Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the CREFI Mortgage Loan (or Whole Loan, as applicable).

No CREFI Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)     Financial Reporting and Rent Rolls. Each CREFI Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)     Acts of Terrorism Exclusion. With respect to each CREFI Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other CREFI Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the CREFI Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each CREFI Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the

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extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex E-2; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each CREFI Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)     Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each CREFI Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such CREFI Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this Annex E-1 or the exceptions thereto set forth in Annex E-2 or (vii) by reason of any mezzanine debt that existed at the origination of the related CREFI Mortgage Loan as set forth in Schedule E-1 to this Annex E-1 or future permitted mezzanine debt as set forth in Schedule E-2 to this Annex E-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan that is identified in this prospectus as set forth in Schedule E-3 to this Annex E-1 or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)     Single-Purpose Entity. Each CREFI Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the CREFI Mortgage Loan is outstanding. Both the Mortgage Loan documents and the organizational documents of the Borrower with respect to each CREFI Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each CREFI Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the CREFI Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the CREFI Mortgage Loans and prohibit it from engaging in any business unrelated to

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such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(33)     Defeasance. With respect to any CREFI Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the CREFI Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the CREFI Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the CREFI Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the CREFI Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the CREFI Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the CREFI Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)     Fixed Interest Rates. Each CREFI Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such CREFI Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35)     Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any CREFI Mortgage Loan where the CREFI Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

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(a)     The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)     The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the CREFI Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)     The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related CREFI Mortgage Loan, or 10 years past the stated maturity if such CREFI Mortgage Loan fully amortizes by the stated maturity (or with respect to a CREFI Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)     The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)     The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the CREFI Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the CREFI Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)       The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)     The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)     A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)       The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)       Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking

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as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the CREFI Mortgage Loan, together with any accrued interest;

(k)     In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the CREFI Mortgage Loan, together with any accrued interest; and

(l)       Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)     Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the CREFI Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)     Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each CREFI Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such CREFI Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such CREFI Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex E-1.

(38)     No Material Default; Payment Record. No CREFI Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and no CREFI Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related CREFI Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the CREFI Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex E-1. No person other than the holder of such CREFI Mortgage Loan may declare any event of default under the CREFI Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

(39)     Bankruptcy. As of the date of origination of the related CREFI Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no related Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)     Organization of Borrower. With respect to each CREFI Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such CREFI Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the

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Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no CREFI Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another CREFI Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(41)     Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain CREFI Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such CREFI Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)     Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the CREFI Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the CREFI Mortgage Loan.

(43)     Mortgage Loan Schedule. The information pertaining to each CREFI Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

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(44)     Cross-Collateralization. No CREFI Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any CREFI Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such CREFI Mortgage Loan or with a Whole Loan of which such CREFI Mortgage Loan is a part.

(45)     Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Mortgage Loan documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the CREFI Mortgage Loan (other than as contemplated by the Mortgage Loan documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Mortgage Loan documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a CREFI Mortgage Loan, other than contributions made on or prior to the Closing Date.

(46)     Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the CREFI Mortgage Loan, the failure to comply with which would have a material adverse effect on the CREFI Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in this Annex E-1, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in this Annex E-1.

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SCHEDULE E-1 TO ANNEX E-1

CITI REAL ESTATE FUNDING INC.

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan
25	4500 Academy Road Distribution Center

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SCHEDULE E-2 TO ANNEX E-1

CITI REAL ESTATE FUNDING INC.

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE
FUTURE

Loan No.	Mortgage Loan
3	Doral Concourse

13	Jacksonville Concourse

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SCHEDULE E-3 TO ANNEX E-1

CITI REAL ESTATE FUNDING INC.

CROSSED MORTGAGE LOANS

None.

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[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX E-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

FOR CITI REAL ESTATE FUNDING INC.

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(7) Permitted Liens; Title Insurance	The Ziggurat (Loan No. 2)	PacificCal Debt II, LLC, an upstream equity owner of the borrower, has the option to purchase the 1,490 space parking garage structure that partially comprises the Mortgaged Property at any time prior to December 31, 2026 for $30,000,000, which purchase option is not subordinate to the security instrument.
(7) Permitted Liens; Title Insurance	ExchangeRight Net Leased Portfolio #48 (Loan No. 16)

Under the lease for the sole tenant at each of the following individual Mortgaged Properties, Walgreen Co. has a right of first refusal to purchase the applicable Mortgaged Property upon the borrower’s receipt of an offer from an unaffiliated third party to purchase the Mortgaged Property: (i) the Walgreens – Alexandria Mortgaged Property, (ii) Walgreens – Bridgeview Mortgaged Property and (iii) the Walgreens – Oklahoma City Mortgaged Property. Walgreen Co. has, pursuant to a subordination, non-disturbance and attornment agreement, agreed that such rights of first refusal shall be expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or any other enforcement of the mortgage.

Under the lease for the sole tenant at the Walgreens - Alton Mortgaged Property, Walgreen Co. has a right of first offer to purchase the Mortgaged Property upon the borrower’s election to sell the Mortgaged Property. Pursuant to the terms of the lease, such right of first offer is inapplicable in connection with a sale of at least two properties, including the Mortgaged Property, to the same buyer, provided the sale price of the properties (other than the Mortgaged Property) sold to such buyer is at least $250,000. Walgreen Co. has, pursuant to a subordination, non-disturbance and attornment agreement, agreed that such right of first offer shall be expressly inapplicable to any foreclosure of the related mortgage, deed-in-lieu thereof, or any other enforcement of the mortgage.

Under the lease for the sole tenant at each of the following individual Mortgaged Properties, First Midwest Bank has a right of first offer to purchase the Mortgaged Property upon the borrower’s election to sell the Mortgaged Property: (i) First Midwest Bank – Joliet, (ii) First Midwest Bank – Dekalb, (iii) First Midwest Bank – Schaumburg. First Midwest Bank has, pursuant to a subordination, non-disturbance and

E-2-1

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

attornment agreement, agreed that such rights of first offer shall be expressly inapplicable to any foreclosure of the related mortgage of a deed-in-lieu thereof.

Under the lease for the sole tenant at the Dollar Tree - Grimes Mortgaged Property, Dollar Tree Stores, Inc. has a right of first refusal to purchase the Mortgaged Property upon the borrower’s receipt of a bona fide offer to purchase the Mortgaged Property that the borrower intends to accept. Pursuant to a subordination, non-disturbance and attornment agreement, such right of first refusal shall be subject and subordinate to the rights of the lender under the related mortgaged and any acquisition of title to the Mortgaged Property.

(7) Permitted Liens; Title Insurance	Huntsville Office Portfolio (Loan No. 12)	The lease for the sole tenant at the 301 Voyager Way Mortgaged Property, Northrop Grumman Space & Mission Systems, grants such tenant a right of first refusal and right of first offer to purchase such Mortgaged Property upon the borrower’s receipt of a bona fide offer from a third party to purchase such Mortgaged Property or in the event that the borrower decides to market such Mortgaged Property for sale. Pursuant to a subordination, non-disturbance and attornment agreement executed in connection with the origination of the Mortgage Loan, such right of first refusal and right of first offer will not apply to any foreclosure, conveyance in lieu of foreclosure or similar action in respect of such Mortgaged Property but will apply to any subsequent transfer of such Mortgaged Property.
(7) Permitted Liens; Title Insurance	CPC Portfolio (Loan No. 21)	The eight largest tenant at the Orland Corners Mortgaged Property, Gorka Deli, has a right of first refusal to purchase the Orland Corners Mortgaged Property if the landlord elects to sell the Mortgaged Property to a third party.
(7) Permitted Liens; Title Insurance	4500 Academy Road Distribution Center (Loan No. 25)	The sole tenant at the Mortgaged Property, Academy, Ltd., has a has a right of first refusal to purchase the Mortgaged Property if the landlord receives a bona fide third party offer for the purchase of the Mortgaged Property or in the direct or indirect ownership of all or substantially all of the ownership interests in Landlord. Such right of first refusal is inapplicable at a foreclosure or a conveyance to lender or an affiliate of lender in lieu of foreclosure. Pursuant to a subordination, non-disturbance and attornment agreement, Academy, Ltd. has agreed that such right of first refusal will be expressly inapplicable to the first transfer of the Mortgaged Property by lender following lender’s

E-2-2

Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
acquisition of the Mortgaged Property by foreclosure or conveyance in lieu of foreclosure.
(7) Permitted Liens; Title Insurance	Mountain View Office (Loan No. 47)	The largest tenant at the Mortgaged Property, The Confederated Tribes of the Goshute Reservation, as successor in interest to Sacred Circle Health Care, representing approximately 58.4% of the net rentable area, has a right of first refusal to purchase the Mortgaged Property upon the borrower’s receipt of a bona fide offer to purchase the Mortgaged Property by an unaffiliated third party.
(7) Permitted Liens; Title Insurance	Courtyard Lubbock (Loan No. 54)	The related franchisor at the Mortgaged Property, Marriott International, Inc., has a right of first refusal to purchase the Mortgaged Property (or, at its option, terminate the franchise agreement) in the event of a proposed transfer of (i) the Mortgaged Property, or (ii) an ownership interest in the related Mortgagor or in an affiliate of the borrower that controls the borrower, in each case, to a “competitor” of the franchisor as defined in the franchise agreement.
(7) Permitted Liens; Title Insurance	45 Crossways Park Drive (Loan No. 57)	The largest tenant at the Mortgaged Property, North Shore Community Services, representing approximately 65.3% of the net rentable area, has a right of first offer to purchase the demised premises if the landlord desires to sell the Mortgaged Property. Pursuant to a subordination, non-disturbance and attornment agreement, such right of first offer is expressly inapplicable to any foreclosure of the mortgage or acquisition of the Mortgaged Property or any interest therein by the lender or any designee of the lender by conveyance in lieu thereof or similar transaction and the first transfer thereafter.
(17) Insurance	All CREFI Mortgage Loans	The Mortgage Loan documents may permit the related Mortgagor to cause the insurance required at the related Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the related Mortgaged Property.
(17) Insurance	Doral Concourse (Loan No. 3)	The related borrower is not required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the borrower and included in the related Mortgaged Property. The borrower may obtain coverage for such windstorm/ named storms perils subject to a sublimit of at least $20,000,000.

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(17) Insurance	733 Amsterdam Ave (Loan No. 28)

The Mortgaged Property is the “retail unit” within a mixed-use condominium regime. The related condominium board maintains insurance policies that provide for certain insurance coverage required under the 733 Amsterdam Ave Mortgage Loan documents with respect to the condominium building and the condominium general common elements. The condominium documents only require the board to maintain an “all risk” insurance policy in an amount equal to 80% of the replacement cost of the condominium building, and such policy is not required to meet the insurance rating criteria under the 733 Amsterdam Ave Mortgage Loan documents.

In addition, the related condominium documents require that insurance proceeds (a) in connection with any casualty affecting the condominium building or the condominium common elements of up to $1,000,000 (which amount is greater than 5% of the outstanding principal amount of the 733 Amsterdam Ave Mortgage Loan) be held by the condominium board, and (b) in connection with any casualty affecting the condominium of $1,000,000 or more, be held by a trustee that is a bank or trust company having both an office in the City of New York and a capital surplus and undivided profits of at least $500,000,000, from time to time appointed by the condominium board.

Moreover, following a casualty affecting 75% or more of the condominium building, unit holders of at least 75% or more of the interests in the condominium common elements must affirmatively elect to restore the building; otherwise the condominium will be subject to an action for partition with proceeds to be paid to the unit owners in proportion to their respective interest in the condominium general common elements. The related borrowers hold a 7.3566% interest in the condominium general common elements and are unable to require insurance proceeds in respect of such a property loss to be applied to the repair or restoration the Mortgaged Property.

Accordingly, the condominium documents provide that insurance proceeds in respect of a property loss will be (a) applied to the repair or restoration of all or part of the related Mortgaged Property (in which event, such insurance proceeds will not be required to be held with the lender (or a trustee appointed by it) having the right to hold and disburse proceeds with respect to property losses in excess of 5% of the outstanding principal amount of the Mortgage Loan), or (b) to the lender based on the related borrowers’ 7.3566% interest in the

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

condominium general common elements to be applied towards the payment of the outstanding principal balance of the Mortgage Loan.

The 733 Amsterdam Ave Mortgage Loan Agreement provides, however, that if at any time during the term of the 733 Amsterdam Ave Loan, the condominium board policies do not comply with one or more applicable requirements of the 733 Amsterdam Ave Mortgage Loan Agreement, then the related borrowers must notify lender in writing, and, if the condominium board policies are not reasonably acceptable to lender in its good faith discretion (notwithstanding such non-compliance), then the related borrowers shall, at their sole cost and expense, either (i) cause the condominium board to modify the condominium board policies, or to procure and maintain additional “primary” insurance coverage, as shall be necessary to bring the applicable insurance coverage into full compliance with all of the applicable terms and conditions of the 733 Amsterdam Ave Mortgage Loan Agreement or (ii) procure and maintain (or cause the condominium board to procure and maintain) “excess and contingent” insurance coverage over and above any other valid and collectible coverage then in existence, as will be necessary to bring the applicable insurance coverage into full compliance with all of the applicable terms and conditions of the 733 Amsterdam Ave Mortgage Loan Agreement.

Notwithstanding the foregoing, the related borrowers will not be required to procure and maintain “excess and contingent” insurance coverage to the extent that (x) the (a) the related borrowers have used commercially reasonable good-faith efforts to attempt to cause the condominium board to maintain such “primary” and/or “excess and contingent” coverage, and (b) condominium board has refused, in writing, to maintain the same, (y) the condominium board is otherwise maintaining all of the condominium board policies required pursuant to, and in accordance with, the condominium documents, and (z) the related borrowers are not able, using commercially reasonable, diligent, good-faith efforts, to obtain such “excess and contingent” insurance coverage satisfying the requirements of the 733 Amsterdam Ave Mortgage Loan Agreement on commercially reasonable terms (it being acknowledged and agreed that, if the property generated insufficient revenue in the immediately preceding twelve (12) month period to pay the insurance premiums with respect to such “excess and contingent” coverage, then such coverage shall not be

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
deemed to be available on commercially reasonable terms).
(25) Local Law Compliance	La Perla Apartments (Loan No. 49)	Per the zoning report provided in connection with loan origination, (i) 9 of the 23 buildings that comprise the Mortgaged Property are legal non-conforming as to use, and (ii) under current zoning regulations, in the event of a casualty as to 2/3 or more of the gross floor area of a building or structure affected, such non-conforming building or structure may not be rebuilt as to its current use.
(26) Licenses and Permits	125 West 16th Street (Loan No. 23)	At origination of the Mortgage Loan, the Mortgaged Property did not have a valid certificate of occupancy. The Mortgage Loan documents require that the borrower (a) cause a temporary certificate of occupancy to be issued as promptly as possible, (b) from and after the issuance of the temporary certificate of occupancy, maintain the temporary certificate of occupancy until a permanent certificate of occupancy is issued, (c) diligently and in good faith pursue completion of all of the conditions required under applicable legal requirements including, without limitation, causing any violations with respect to the mortgaged property to be removed of record, for the issuance of the permanent certificate of occupancy.
(25) Local Law Compliance (26) Licenses and Permits	Ohio Storage Portfolio (Loan No. 34)	At origination of the Mortgage Loan, the Northern Royalton Discount Storage Mortgaged Property did not have a valid certificate of occupancy as relates to the dwelling of a resident caretaker at the Mortgaged Property. The Mortgage Loan documents require that the borrower deliver, within 9 months of origination of the Mortgage Loan, evidence reasonably satisfactory to the lender that one of the following has occurred: (a) the borrower has evicted the resident caretaker, or (b) the borrower has obtained the necessary approvals, variances and/or special use permits, or equivalent, as necessary to render the dwelling of such caretaker at the Northern Royalton Discount Storage Mortgaged Property to be a conforming use.
(26) Licenses and Permits	Courtyard Lubbock (Loan No. 54)	The Mortgage Loan was originated in connection with the acquisition of the Mortgaged Property. The borrower was unable to secure a liquor license in its own name prior to such acquisition but is obligated to do so under the Mortgage Loan documents within six (6) months from the date of origination of the Mortgage Loan.
(27) Recourse Obligations	All CREFI Mortgage Loans	The Mortgage Loan documents with respect to certain of the Mortgage Loans provide loss recourse for any

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
material breach of the environmental covenants contained in the Mortgage Loan documents.
(27) Recourse Obligations	The Ziggurat (Loan No. 2)	Recourse for the misapplication of rents, insurance proceeds or condemnation awards is subject to the borrower’s right to cure within five business days of borrower’s receiving knowledge of same.
(27) Recourse Obligations	Swingline Building (Loan No. 6)	Recourse for the misapplication of rents, insurance proceeds or condemnation awards is limited to the intentional misapplication of such rents, insurance proceeds or condemnation awards.
(27) Recourse Obligations	4500 Academy Road Distribution Center (Loan No. 25)	Only the related borrower, and not the non-recourse carveout guarantor, is liable for breaches of environmental covenants, and the related borrower is the only party liable under the environmental indemnity.
(31) Acts of Terrorism Exclusion	733 Amsterdam Ave (Loan No. 28)	The exceptions to No. 17 are incorporated herein.
(38) No Material Default; Payment Record	Mountain View Office (Loan No. 47)	The borrower was required within five business days after the origination of the Mountain View Office Mortgage Loan to establish a lockbox account with a lockbox bank, and to direct tenants to pay rents and other amounts into the lockbox. The lockbox was not established within such five-business day period, although such period is anticipated to be extended.
(40) Organization of Borrower	One SoHo Square (Loan No. 1) Swingline Building (Loan No. 6)	The related mortgagors are affiliated.
(40) Organization of Borrower	733 Amsterdam Ave (Loan No. 28) 5517 Broadway (Loan No. 59) 4138 Broadway (Loan No. 69)	The related mortgagors are affiliated.
(40) Organization of Borrower	Cityline Louisiana Storage Portfolio (Loan No. 31) CityLine TX & TN Portfolio (Loan No. 61)	The related mortgagors are affiliated.

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
Cityline Port Charlotte (Loan No. 71)
(40) Organization of Borrower	4201 Tonnelle Ave (Loan No. 41) 4001 Dell Ave (Loan No. 64)	The related mortgagors are affiliated.
(41) Environmental Conditions	Kautex Industrial (Loan No. 42)	The related ESA identifies as a REC for the Mortgaged Property impacts to soils, soil vapor, and groundwater resulting from historic onsite industrial activities. These impacts were identified during various subsurface investigations and soil gas surveys conducted at the Mortgaged Property from 1998 through 2015. As a result of the subsurface investigation findings, a Baseline Environmental Assessment (“BEA”) was prepared for the Mortgaged Property in October 2015 on behalf of Kautex Inc., who operates at the Mortgaged Property, and then later in October 2016 on behalf and entity identified as NASS 2627 Clark LLC. The BEA allows the person(s) on whose behalf it is performed to purchase or begin operating at a property without taking on liability for historic impacts identified in the BEA. The BEA process requires the preparation of a Due Care Plan (“DCP”), which establishes requirements for the safe utilization of impacted property. A DCP was prepared for the Mortgaged Property in October 2016. The related ESA consultant identifies the DCP for the Mortgaged Property and the continuing obligations described in the DCP as a controlled REC. Ultimately, the ESA consultant concluded that the known environmental conditions resulting from historical industrial operations at the Mortgaged Property appear to be controlled through the DCP, and thus determined that no further assessment into this matter appeared warranted. The ESA consultant did, however, recommend that a new BEA be completed by a new owner or operator of the Mortgaged Property, if any, in order to obtain certain liability protections, that the DCP continue to be adhered to, and that DCP compliance documentation be updated.
(41) Environmental Conditions	Home2 Suites - Columbia SC (Loan No. 60)	The related ESA identifies as a controlled REC for the Mortgaged Property known groundwater and soil impacts associated with the historic use of the Mortgaged Property as a petroleum distribution facility from at least 1968 through 1976. Subsurface investigations, which took place after the removal of a 2,000-gallon gasoline underground storage tank

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Rep. No. on Annex E-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(“UST”) in 1991, identified soil and groundwater impacts above applicable assessment levels. In 2012, the South Carolina Department of Health and Environmental Control (“SCDHEC”) issued Conditional No Further Action (“NFA”) status to the Mortgaged Property for the identified impacts. The Conditional NFA prohibits a change in land use from commercial/residential and prohibits groundwater use at the Mortgaged Property. The Conditional NFA also requires that the identified impacts not exceed Risk-Based Screening Levels (“RBSLs”) in the future, and if impacts are ultimately found to exceed the RBSLs, then the Conditional NFA requires additional site remediation. To address residual impacts, a vapor barrier was installed for the improvements on the Mortgaged Property. Post-installation indoor air quality sampling was required within 60 days of origination of the Mortgage Loan; however, this sampling has not yet been completed. The ESA consultant has estimated the cost of a vapor intrusion investigation to be between $2,500 and $3,000. Should the investigation identify the existence of vapor intrusion at the Mortgaged Property, the installation of a vapor mitigation system would be required.

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ANNEX F-1

GERMAN AMERICAN CAPITAL CORPORATION
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

GACC will in its MLPA make, with respect to each GACC mortgage loan, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex F-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)       Whole Loan; Ownership of Mortgage Loans. Except with respect to a GACC Mortgage Loan that is part of a Whole Loan, each GACC Mortgage Loan is a whole loan and not a participation interest in a GACC Mortgage Loan. Each GACC Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each GACC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GACC Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each GACC Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such GACC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such GACC Mortgage Loan.

(2)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such GACC Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be,

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further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the GACC Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)       Mortgage Provisions. The Loan Documents for each GACC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 Emergency and (2) other than as related to the COVID-19 Emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither the Mortgagor nor the guarantor has been released from its material obligations under the Mortgage Loan.

(5)       Hospitality Provisions. The Loan Documents for each GACC Mortgage Loan that is secured by a hospitality property operated pursuant to a franchise or license agreement includes an executed comfort letter or similar agreement signed by the related Borrower and franchisor or licensor of such property that, subject to the applicable terms of such franchise or license agreement and comfort letter or similar agreement, is enforceable by the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the Non-Serviced Securitization Trust) against such franchisor or licensor either (A) directly or as an assignee of the originator, or (B) upon the Mortgage Loan Seller’s or its designee’s providing notice of the transfer of the Mortgage Loan to the Trust (or, in the case of a Non-Serviced Mortgage Loan, by the seller of the note which is contributed to the Non-Serviced Securitization Trust or its designee providing notice of the transfer of such note to the Non-Serviced Securitization Trust) in accordance with the terms of such executed comfort letter or similar agreement, which the Mortgage Loan Seller or its designee (except in the case of a Non-Serviced Mortgage Loan) shall provide, or if neither (A) nor (B) is applicable, except in the case of a Non-Serviced Mortgage Loan, the Mortgage Loan Seller or its designee shall apply for, on the Trust’s behalf, a new comfort letter or similar agreement as of the Closing Date. The mortgage or related security agreement for each GACC Mortgage Loan secured by a hospitality property creates a security interest in the revenues of such property for which a UCC financing statement has been filed in the appropriate filing office. For the avoidance of doubt, no representation is made as to the perfection of any security interest in revenues to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

(6)       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and

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binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such GACC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (7) set forth in Annex F-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in the MLPA to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(7)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a GACC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer)(the “Title Policy”) in the original principal amount of such GACC Mortgage Loan (or with respect to a GACC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related GACC Mortgage Loan is cross-collateralized and cross-defaulted with another GACC Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each, a “Crossed Mortgage Loan”), the lien of the Mortgage for such other GACC Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the GACC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

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(8)       Junior Liens. It being understood that B notes secured by the same Mortgage as a GACC Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (6) above), and equipment and other personal property financing). Except as set forth in Schedule F-1 to this Annex F-1, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(9)       Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a GACC Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the GACC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(10)       UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the GACC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(11)       Condition of Property. The Mortgage Loan Seller or the originator of the GACC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the GACC Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GACC Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GACC Mortgage Loan.

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(12)       Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(13)       Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(14)       Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related GACC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(15)       Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each GACC Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(16)       No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the GACC Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GACC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by Mortgage Loan Seller to merit such holdback).

(17)       Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below) in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the GACC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

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“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GACC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer or insurers meeting the Insurance Rating Requirements (provided that for this purpose (only), the A.M. Best Company minimum rating referred to in the definition of Insurance Rating Requirements will be deemed to be at least “A:VIII”) in an amount not less than 100% of the SEL or PML, as applicable.

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The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related GACC Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GACC Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the GACC Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a GACC Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related GACC Mortgage Loan obligates the related Borrower to maintain, or cause to be maintained, all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(18)       Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the GACC Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(19)       No Encroachments. To Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GACC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GACC Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(20)       No Contingent Interest or Equity Participation. No GACC Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

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(21)       REMIC. The GACC Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GACC Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the GACC Mortgage Loan and (B) either: (a) such GACC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the GACC Mortgage Loan (or related Whole Loan, if applicable) was originated at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GACC Mortgage Loan (or related Whole Loan, if applicable) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GACC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GACC Mortgage Loan; or (b) substantially all of the proceeds of such GACC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GACC Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the GACC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GACC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GACC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a GACC Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such GACC Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12); and (b) GACC identifies such GACC Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.). Any prepayment premium and yield maintenance charges applicable to the GACC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(22)       Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such GACC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(23)       Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GACC Mortgage Loan by the Trust.

(24)       Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(25)       Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law

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compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a GACC Mortgage Loan as of the date of origination of such GACC Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the GACC Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(26)       Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The GACC Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(27)       Recourse Obligations. The Loan Documents for each GACC Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the GACC Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(28)       Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (33)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the GACC Mortgage Loan, (b) upon payment in full of such GACC Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (33)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GACC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GACC Mortgage Loan

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within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject GACC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GACC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GACC Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any GACC Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the GACC Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the GACC Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the lien of the GACC Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the GACC Mortgage Loan (or Whole Loan, as applicable).

No GACC Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(29)       Financial Reporting and Rent Rolls. Each GACC Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(30)       Acts of Terrorism Exclusion. With respect to each GACC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GACC Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GACC Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GACC Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex F-2; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each GACC Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is

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payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(31)       Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GACC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GACC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (28) and (33) in this prospectus or the exceptions thereto set forth in Annex F-2, or (vii) by reason of any mezzanine debt that existed at the origination of the related GACC Mortgage Loan as set forth on Schedule F-1 to this Annex F-1, or future permitted mezzanine debt as set forth on Schedule F-2 to this Annex F-1 or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan as set forth on Schedule F-3 to this Annex F-1 or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(32)       Single-Purpose Entity. Each GACC Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the GACC Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each GACC Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the GACC Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GACC Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

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(33)       Defeasance. With respect to any GACC Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the GACC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GACC Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the GACC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the GACC Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the GACC Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the GACC Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(34)       Fixed Interest Rates. Each GACC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GACC Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(35)       Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GACC Mortgage Loan where the GACC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

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(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the GACC Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related GACC Mortgage Loan, or 10 years past the stated maturity if such GACC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GACC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the GACC Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents)

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the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GACC Mortgage Loan, together with any accrued interest; and

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)       Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the GACC Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(37)       Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each GACC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GACC Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GACC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex F-1.

(38)       No Material Default; Payment Record. No GACC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and no GACC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related GACC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the GACC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex F-1. No person other than the holder of such GACC Mortgage Loan may declare any event of default under the GACC Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(39)       Bankruptcy. As of the date of origination of the related GACC Mortgage Loan and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no related Borrower, guarantor or tenant occupying a single tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)       Organization of Borrower. With respect to each GACC Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such GACC Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, no GACC

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Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (40) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(41)       Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GACC Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such GACC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(42)       Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GACC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the GACC Mortgage Loan.

(43)       Mortgage Loan Schedule. The information pertaining to each GACC Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(44)       Cross-Collateralization. No GACC Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any GACC Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan

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and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part.

(45)       Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the GACC Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a GACC Mortgage Loan, other than contributions made on or prior to the Closing Date.

(46)       Compliance with Anti-Money Laundering Laws. Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GACC Mortgage Loan, the failure to comply with which would have a material adverse effect on the GACC Mortgage Loan.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in GACC’s MLPA, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GACC Mortgage Loans regarding the matters expressly set forth in GACC’s MLPA.

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SCHEDULE F-1 TO ANNEX F-1

GERMAN AMERICAN CAPITAL CORPORATION

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan
1	One SoHo Square

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SCHEDULE F-2 TO ANNEX F-1

GERMAN AMERICAN CAPITAL CORPORATION

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
1	One SoHo Square

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SCHEDULE F-3 TO ANNEX F-1

GERMAN AMERICAN CAPITAL CORPORATION

CROSSED MORTGAGE LOANS

None.

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ANNEX F-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR GERMAN AMERICAN CAPITAL CORPORATION

Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(5) Lien; Valid Assignment	Huntsville Office Portfolio (Loan No. 12)	The sole tenant at the 301 Voyager Way Mortgaged Property, Northrop Grumman Space & Mission Systems, has a right of first refusal and right of first offer to purchase such Mortgaged Property upon the borrower’s receipt of a bona fide offer from a third party to purchase such Mortgaged Property or in the event that the borrower decides to market such Mortgaged Property for sale. Pursuant to a subordination, non-disturbance and attornment agreement executed in connection with the origination of the Mortgage Loan, such right of first refusal and right of first offer will not apply to a transfer of the Mortgaged Property in connection with a foreclosure, deed-in-lieu of foreclosure or similar action in respect of such Mortgaged Property but will apply to any subsequent transfer of such Mortgaged Property.
(5) Lien; Valid Assignment	TownPlace Suites by Marriott Cleveland, TN (Loan No. 56)	The franchisor, Marriott International, Inc., has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property to a “Competitor” of the franchisor (as such term is defined in the related franchise agreement). The right of first refusal applies to a transfer to a Competitor of the franchisor in connection with a foreclosure, judicial or legal process, but is subordinate to the rights of a bona fide lender who is not a Competitor of the franchisor.
(6) Permitted Liens; Title Insurance	Huntsville Office Portfolio (Loan No. 12)	See exception to Representation and Warranty No. 5, above.
(6) Permitted Liens; Title Insurance	TownPlace Suites by Marriott Cleveland, TN (Loan No. 56)	See exception to Representation and Warranty No. 5, above.
(17) Insurance	One SoHo Square (Loan No. 1)	The threshold above which the lender (or a trustee appointed by it) has the right to hold and disburse insurance proceeds is $45,000,000, which is above 5% of the outstanding principal amount of the related Whole Loan.
(26) Recourse Obligations	All GACC Mortgage Loans	In most cases, the Mortgage Loans being sold by German American Capital Corporation do not provide for recourse for misapplication of rents, insurance proceeds or condemnation awards.

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Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

(26) Recourse Obligations	One SoHo Square (Loan No. 1)	The liability of the related non-recourse carveout guarantor for any bankruptcy-related recourse events is subject to a cap of 10% of the then outstanding principal balance of the related Whole Loan. In addition, there is no separate non-recourse carve-out for losses associated with breaches of the environmental covenants contained in the Mortgage Loan documents, provided, however, that the guarantor did enter into a separate environmental indemnity agreement.
(30) Acts of Terrorism Exclusion	One SoHo Square (Loan No. 1)	If the insurance premiums payable with respect to terrorism coverage exceed the Terrorism Premium Cap (as defined below), the lender may, at its option, purchase a standalone terrorism policy, with the Mortgagor paying such portion of the insurance premiums with respect thereto equal to the Terrorism Premium Cap and the lender paying such portion of the insurance premiums in excess of the Terrorism Premium Cap (without seeking reimbursement from the Mortgagor). As used herein, “Terrorism Premium Cap” means an amount equal to the greater of (A) the product of the rate of $.10 per $100 times the lesser of (1) the outstanding principal balance of the Mortgage Loan and (2) the sum of one hundred percent (100%) of the full replacement cost and the required amount of rental loss and/or business income interruption insurance and (B) two (2) times the amount of annual insurance premium that is payable at such time for the insurance coverage required pursuant to the Mortgage Loan documents (without giving effect to the cost of terrorism coverage, named storm coverage to the extent the Mortgaged Property is located in Tier 1 or Tier 2 wind zones, or flood and earthquake coverage to the extent the Mortgaged Property is located in high risk zones as respects such perils).
(31) Due on Sale or Encumbrance	One SoHo Square (Loan No. 1)	Transfers of up to 75% of the indirect equity interests in the Mortgagor are permitted, so long as the remaining 25% are owned by a Qualified Transferee (as defined in the Mortgage Loan documents).
(32) Single-Purpose Entity	Watermark Tempe (Loan No. 10)	The Mortgagor is a recycled Single-Purpose Entity that previously owned certain property adjacent to the Mortgaged Property that was transferred to an affiliate of the Mortgagor prior to origination.
(38) No Material Default; Payment Record	All GACC Mortgage Loans	With respect to any covenants under the related Mortgage Loan that require the Borrower to ensure a tenant or Mortgaged Property is operating or to enforce the terms of leases, the Borrower may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and

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Rep. No. on Annex F-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

moratoriums imposed by governmental authorities on real estate remedies or due to the Borrower forbearing to enforce rent payment obligations on tenants failing to pay rent as a result of such closures.
(40) Organization of Borrower	One SoHo Square (Loan No. 1)	The Borrower is affiliated with the Borrower under the Mortgage Loan identified on Annex A-1 as Swingline Building, which is being contributed to the trust by Citi Real Estate Funding Inc.

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ANNEX G-1

GOLDMAN SACHS MORTGAGE COMPANY
MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

GSMC will in its MLPA, with respect to each GSMC Mortgage Loan, represent and warrant generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth below. Prior to the execution of the related final MLPA, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex G-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties (subject to the exceptions thereto), serves to contractually allocate risk between the mortgage loan seller, on the one hand, and the issuing entity, on the other. The representations and warranties are not intended to be disclosure statements regarding the characteristics of the related mortgage loans, Mortgaged Properties or other subjects discussed therein, but rather are intended as a risk allocation mechanism. We cannot assure you that the mortgage loans actually conform to the statements made in the representations and warranties that are presented below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the mortgage loans, mortgaged properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

(1)       Whole Loan; Ownership of Mortgage Loans. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan, each GSMC Mortgage Loan is a whole loan and not a participation interest in a GSMC Mortgage Loan. Each GSMC Mortgage Loan that is part of a Whole Loan is a senior or pari passu portion of a whole loan evidenced by a senior or pari passu note. At the time of the sale, transfer and assignment to Depositor, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each GSMC Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such GSMC Mortgage Loan other than any servicing rights appointment, or similar agreement, any Other PSA with respect to a Non-Serviced GSMC Mortgage Loan and rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement. The Sponsor has full right and authority to sell, assign and transfer each GSMC Mortgage Loan, and the assignment to Depositor constitutes a legal, valid and binding assignment of such GSMC Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such GSMC Mortgage Loan other than the rights of the holder of a related Companion Loan pursuant to a Co-Lender Agreement.

(2)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such GSMC Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or

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premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the Mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the GSMC Mortgage Loan, that would deny the Mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)       Mortgage Provisions. The Loan Documents for each GSMC Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Mortgage Loan documents (a)(1) there has been no forbearance, waiver or modification of the material terms of the Mortgage Loan which such forbearance, waiver or modification relates to the COVID-19 Emergency and (2) other than as related to the COVID-19 Emergency, the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such Mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of such Mortgaged Property; and (c) neither the related Mortgagor nor the related guarantor has been released from its material obligations under the Mortgage Loan.

(5)       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases to the Issuing Entity constitutes a legal, valid and binding assignment to the Issuing Entity. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related Mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the GSMC Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such GSMC Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth on Annex G-2 (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything in this representation to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

(6)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a GSMC Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of

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loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such GSMC Mortgage Loan (or with respect to a GSMC Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments due and payable but not yet delinquent; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; (f) if the related GSMC Mortgage Loan constitutes a Cross-Collateralized GSMC Mortgage Loan, the lien of the Mortgage for another GSMC Mortgage Loan contained in the same Crossed Group; and (g) if the related GSMC Mortgage Loan is part of a Whole Loan, the rights of the holder(s) of any related Companion Loan(s) pursuant to the related Co-Lender Agreement; provided that none of items (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clauses (f) and (g) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the GSMC Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)       Junior Liens. It being understood that B notes secured by the same Mortgage as a GSMC Mortgage Loan are not subordinate mortgages or junior liens, except for any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, there are no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmens liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth on an exhibit to the applicable GSMC Mortgage Loan Purchase Agreement, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor.

(8)       Assignment of Leases and Rents. There exists as part of the related Mortgage File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the GSMC Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related Mortgagee to enter into possession to collect the rents or for rents to be paid directly to the Mortgagee.

(9)       UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination of the GSMC Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Mortgagor and located on the related

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Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related GSMC Loan documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)       Condition of Property. The Sponsor or the originator of the GSMC Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the GSMC Mortgage Loan and within thirteen months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each GSMC Mortgage Loan no more than thirteen months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than deferred maintenance for which escrows were established at origination) that would affect materially and adversely the use or value of such Mortgaged Property as security for the GSMC Mortgage Loan.

(11)       Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, which could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)       Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)       Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Mortgagor’s ability to perform under the related GSMC Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the GSMC Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

(14)       Escrow Deposits. All escrow deposits and payments required to be escrowed with Mortgagee pursuant to each GSMC Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with Mortgagee under the related Loan Documents are being conveyed by the Mortgage Loan Seller to Depositor or its servicer.

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(15)       No Holdbacks. The principal amount of the GSMC Mortgage Loan stated on the GSMC Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the GSMC Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(16)       Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan documents and meeting the Insurance Rating Requirements (as defined below), in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the related GSMC Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the related mortgagor and included in such Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Rating Requirements“ means either (i) a claims paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Rating Requirements. “Syndicate Insurance Rating Requirements“ means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Rating Requirements (under clause (i) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings, acting through Standard & Poor’s Financial Services LLC or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each GSMC Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as a “Special Flood Hazard Area,” the related Mortgagor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program (irrespective of whether such coverage is provided pursuant to a National Flood Insurance Program policy or through a private policy), plus such additional flood coverage in an amount as is generally required by the Mortgage Loan Seller for comparable mortgage loans intended for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the GSMC Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

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The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by prudent institutional commercial mortgage lenders, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing the scenario expected limit (“SEL”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained from an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the original or the then outstanding principal amount of the related GSMC Mortgage Loan (or related Whole Loan), the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such GSMC Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the Mortgagee under the GSMC Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is a Non-Serviced GSMC Mortgage Loan, the applicable trustee under the Other PSA). Each related GSMC Mortgage Loan obligates the related Mortgagor to maintain (or cause to be maintained) all such insurance and, at such Mortgagor’s failure to do so, authorizes the Mortgagee to maintain (or cause to be maintained) such insurance at the Mortgagor’s reasonable cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the Mortgagee of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the Mortgagee of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(17)       Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the GSMC Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)       No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Mortgagee’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each GSMC Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such GSMC Mortgage Loan are within the boundaries

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of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy.

(19)       No Contingent Interest or Equity Participation. No GSMC Mortgage Loan has a shared appreciation feature, any other contingent interest feature (except that an ARD Loan may provide for the accrual of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or a negative amortization feature or an equity participation by the Mortgage Loan Seller.

(20)       REMIC. The GSMC Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the GSMC Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the GSMC Mortgage Loan and (B) either: (a) such GSMC Mortgage Loan is secured by an interest in real property (including buildings and structural components thereof, but excluding personal property) having a fair market value (i) at the date the GSMC Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the GSMC Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the GSMC Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the GSMC Mortgage Loan; or (b) substantially all of the proceeds of such GSMC Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such GSMC Mortgage Loan (other than a recourse feature or other third party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the GSMC Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such GSMC Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the GSMC Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. For purposes of the preceding sentence, a GSMC Mortgage Loan will not be considered “significantly modified” solely by reason of the borrower having been granted a COVID-19 related forbearance provided that: (a) such GSMC Mortgage Loan forbearance is covered by Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12) by reason of satisfying the requirements for such coverage stated in Section 5.02(2) of Revenue Procedure 2020-26 (extended by Revenue Procedure 2021-12); and (b) GSMC identifies such GSMC Mortgage Loan and provides (x) the date on which such forbearance was granted, (y) the length in months of the forbearance, and (z) how the payments in forbearance will be paid (that is, by extension of maturity, change of amortization schedule, etc.).Any prepayment premium and yield maintenance charges applicable to the GSMC Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)       Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such GSMC Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)       Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to originate, acquire and/or hold (as applicable) the Mortgage Note in the jurisdiction in which

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each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such GSMC Mortgage Loan by the Trust.

(23)       Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related Mortgagee.

(24)       Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) with respect to the improvements located on or forming part of each Mortgaged Property securing a GSMC Mortgage Loan as of the date of origination of such GSMC Mortgage Loan (or related Whole Loan, as applicable) and as of the Cut-off Date, other than those which (i) are insured by the Title Policy or a law and ordinance insurance policy or (ii) would not have a material adverse effect on the value, operation or net operating income of the Mortgaged Property. The terms of the Loan Documents require the Mortgagor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)       Licenses and Permits. Each Mortgagor covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The GSMC Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)       Recourse Obligations. The Loan Documents for each GSMC Mortgage Loan provide that such GSMC Mortgage Loan (a) becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events: (i) if any voluntary petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by the Mortgagor; (ii) the Mortgagor or guarantor shall have colluded with (or, alternatively, solicited or caused to be solicited) other creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) voluntary transfers of either the Mortgaged Property or equity interests in Mortgagor made in violation of the Loan Documents; and (b) contains provisions providing for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity distinct from the Mortgagor (but may be affiliated with the Mortgagor) that has assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages sustained by reason of Mortgagor’s (i) misappropriation of rents after the occurrence of an event of default under the GSMC Mortgage Loan; (ii) misappropriation of (A) insurance proceeds or condemnation awards or (B) security deposits or, alternatively, the failure of any security deposits to be delivered to Mortgagee upon foreclosure or action in lieu thereof (except to the extent applied in accordance with leases prior to a GSMC Mortgage Loan event of default); (iii) fraud or intentional material misrepresentation; (iv) breaches of the environmental covenants in the Loan Documents; or (v) commission of intentional material physical waste at the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste).

(27)       Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), in each case, of not less than a specified percentage at least equal to the lesser of (i) 110% of the

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related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the GSMC Mortgage Loan, (b) upon payment in full of such GSMC Mortgage Loan, (c) upon a Defeasance defined in (32) below, (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the GSMC Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release (including in connection with any partial Defeasance) under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject GSMC Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject GSMC Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the Mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), for all GSMC Mortgage Loans originated after December 6, 2010, if the fair market value of the real property constituting such Mortgaged Property after the release is not equal to at least 80% of the principal balance of the GSMC Mortgage Loan (or related Whole Loan)outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC provisions of the Code.

With respect to any partial release under the preceding clause (e), for all GSMC Mortgage Loans originated after December 6, 2010, the Mortgagor can be required to pay down the principal balance of the GSMC Mortgage Loan in an amount not less than the amount required by the REMIC provisions of the Code and, to such extent, such amount may not be required to be applied to the restoration of the Mortgaged Property or released to the Mortgagor, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property is not equal to at least 80% of the remaining principal balance of the GSMC Mortgage Loan (or related Whole Loan).

No GSMC Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another GSMC Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to partial condemnation, other than in compliance with the REMIC provisions of the Code.

(28)       Financial Reporting and Rent Rolls. The GSMC Mortgage Loan documents for each GSMC Mortgage Loan require the Mortgagor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each GSMC Mortgage Loan with more than one Mortgagor are in the form of an annual combined balance sheet of the Mortgagor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

(29)       Acts of Terrorism Exclusion. With respect to each GSMC Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other GSMC Mortgage Loan, the related special all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the GSMC Mortgage Loan, and, to GSMC’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each GSMC Mortgage Loan, the related Loan Documents do

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not expressly waive or prohibit the Mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, the Mortgagor under each GSMC Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor will not be required to spend more than the Terrorism Cap Amount on terrorism insurance coverage, and if the cost of terrorism insurance exceeds the Terrorism Cap Amount, the Mortgagor is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Cap Amount. The “Terrorism Cap Amount” is the specified percentage (which is at least equal to 200%) of the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance).

(30)       Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each GSMC Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such GSMC Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the Mortgagee which are customarily acceptable to prudent commercial and multifamily mortgage lending institutions lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex G-2 or the exceptions thereto set forth on Annex G-2, or (vii) as set forth on an exhibit to the applicable GSMC Mortgage Loan Purchase Agreement by reason of any mezzanine debt that existed at the origination of the related GSMC Mortgage Loan, or future permitted mezzanine debt as set forth on an exhibit to the applicable GSMC Mortgage Loan Purchase Agreement or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any GSMC Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests (iii) any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, as set forth on an exhibit to the applicable GSMC Mortgage Loan Purchase Agreement or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable out-of-pocket fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)       Single-Purpose Entity. Each GSMC Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the GSMC Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Mortgagor with respect to each GSMC Mortgage Loan with a Cut-off Date Principal Balance in excess of $5 million provide that the Mortgagor is a Single-Purpose Entity, and each GSMC Mortgage Loan with a Cut-off Date Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the GSMC Mortgage Loan has a Cut-off Date Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the GSMC Mortgage Loans and prohibit it from engaging in any business unrelated to such

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Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with the related GSMC Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)       Defeasance. With respect to any GSMC Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Loan Documents; (ii) the GSMC Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the GSMC Mortgage Loan when due, including the entire remaining principal balance on the maturity date or, if the GSMC Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the related Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment penalty), and if the GSMC Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (A) 110% of the allocated loan amount for the real property to be released and (B) the outstanding principal balance of the GSMC Mortgage Loan; (iv) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in (iii) above, (v) if the Mortgagor would continue to own assets in addition to the defeasance collateral, the portion of the GSMC Mortgage Loan secured by defeasance collateral is required to be assumed (or the Mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Mortgagor is required to provide an opinion of counsel that the Mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable out-of-pocket expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)       Fixed Interest Rates. Each GSMC Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such GSMC Mortgage Loan, except in the case of any ARD Loan and in situations where default interest is imposed.

(34)       Ground Leases. For purposes of this Annex G-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any GSMC Mortgage Loan where the GSMC Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)       The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related

G-1-11

Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage. No material change in the terms of the Ground Lease had occurred since the origination of the GSMC Mortgage Loan, except as reflected in any written instruments which are included in the related Mortgage File;

(b)  The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the Mortgagee;

(c)  The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Mortgagor or the Mortgagee) that extends not less than 20 years beyond the stated maturity of the related GSMC Mortgage Loan, or 10 years past the stated maturity if such GSMC Mortgage Loan fully amortizes by the stated maturity (or with respect to a GSMC Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)  The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the Mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)  The Ground Lease does not place commercially unreasonably restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (provided that proper notice is delivered to the extent required in accordance with the Ground Lease), and in the event it is so assigned, it is further assignable by the holder of the GSMC Mortgage Loan and its successors and assigns without the consent of (but with prior notice to) the lessor;

(f)  The Sponsor has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)  The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the Mortgagee written notice of any default, and provides that no notice of default or termination is effective against the Mortgagee unless such notice is given to the Mortgagee;

(h)  The Mortgagee is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the Mortgagee’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)  The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by a prudent commercial mortgage lender;

(j)  Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the Mortgagee or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest;

G-1-12

(k)  In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to the ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the GSMC Mortgage Loan, together with any accrued interest; and

(l)  Provided that the Mortgagee cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the Mortgagee upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)       Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the GSMC Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)       Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each GSMC Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such GSMC Mortgage Loan (or the related Whole Loan, as applicable) and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such GSMC Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex G-1.

(37)       No Material Default; Payment Record. No GSMC Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required debt service payments since origination, no GSMC Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related GSMC Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either (a) or (b), materially and adversely affects the value of the GSMC Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex G-1 (including, but not limited to, the prior sentence). No person other than the holder of such GSMC Mortgage Loan may declare any event of default under the GSMC Mortgage Loan or accelerate any indebtedness under the GSMC Mortgage Loan documents.

(38)       Bankruptcy. As of the date of origination of the related GSMC Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)       Organization of Mortgagor. With respect to each GSMC Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such GSMC Mortgage Loan (or the related Whole Loan, as applicable), the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any GSMC Mortgage Loan that is cross-collateralized and cross-defaulted with another GSMC Mortgage Loan, no GSMC Mortgage Loan has a Mortgagor that is an affiliate of another Mortgagor under another GSMC Mortgage Loan.

(40)       Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain GSMC Mortgage Loans, a

G-1-13

Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements were conducted by a reputable environmental consultant in connection with such GSMC Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, an “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related Mortgagee; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that, based on the ESA, can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the Cut-off Date, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)       Appraisal. The Mortgage File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the GSMC Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is a Member of the Appraisal Institute (“MAI”) and, to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the GSMC Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation. Each appraisal contains a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as in effect on the date such GSMC Mortgage Loan was originated.

(42)       Mortgage Loan Schedule. The information pertaining to each GSMC Mortgage Loan which is set forth in the GSMC Mortgage Loan Schedule attached as an exhibit to the related GSMC Mortgage Loan Purchase Agreement is true and correct in all material respects as of the Cut-off Date and contains all information required by the PSA to be contained in the GSMC Mortgage Loan Schedule.

(43)       Cross-Collateralization. Except with respect to a GSMC Mortgage Loan that is part of a Whole Loan no GSMC Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except as set forth on Annex G-2.

(44)       Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Mortgagor or an affiliate for, or on account of, payments due on the GSMC

G-1-14

Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a Mortgagee-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a GSMC Mortgage Loan, other than contributions made on or prior to the Closing Date.

(45)       Compliance with Anti-Money Laundering Laws. The Sponsor has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the GSMC Mortgage Loan.

For purposes of these representations and warranties, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any GSMC Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the GSMC Mortgage Loans regarding the matters expressly set forth in these representations and warranties.

G-1-15

SCHEDULE G-1 TO ANNEX G-1

GOLDMAN SACHS MORTGAGE COMPANY

LOANS WITH EXISTING MEZZANINE DEBT

Loan No.	Mortgage Loan
1	One SoHo Square

G-1-16

SCHEDULE G-2 TO ANNEX G-1

GOLDMAN SACHS MORTGAGE COMPANY

MORTGAGE LOANS WITH RESPECT TO WHICH MEZZANINE DEBT IS PERMITTED IN THE FUTURE

Loan No.	Mortgage Loan
1	One SoHo Square

G-1-17

SCHEDULE G-3 TO ANNEX G-1

GOLDMAN SACHS MORTGAGE COMPANY

CROSSED MORTGAGE LOANS

None.

G-1-18

ANNEX G-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
FOR GOLDMAN SACHS MORTGAGE COMPANY

Rep. No. on Annex G-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(5) Lien; Valid Assignment	The Domain (Loan No. 27)	The Mortgage Loan documents permit the Mortgagor to enter into a PACE Loan for an amount not to exceed $5,000,000. The Mortgage Loan documents define “Pace Loan” as (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to the Mortgaged Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against the Mortgaged Property.
(5) Lien; Valid Assignment	Publix Enterprise (Loan No. 50)	The largest tenant, Publix, has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer of the Mortgaged Property. Pursuant to the related lease and a subordination, non-disturbance and attornment agreement, the right of first refusal does not apply to a transfer of the Mortgaged Property in connection with a foreclosure or deed-in-lieu of foreclosure. However, the right of first refusal does apply to any transfer of the Mortgaged Property thereafter.
(6) Permitted Liens; Title Insurance	The Domain (Loan No. 27)	See exception to Representation and Warranty No. 5, above.
(6) Permitted Liens; Title Insurance	Publix Enterprise (Loan No. 50)	See exception to Representation and Warranty No. 5, above.
(16) Insurance	One SoHo Square (Loan No. 1)	The threshold above which the lender (or a trustee appointed by it) has the right to hold and disburse insurance proceeds is $45,000,000, which is above 5% of the outstanding principal amount of the related Whole Loan.
(16) Insurance	The Domain (Loan No. 27)	The Mortgage Loan documents permit an insurance deductible or self-insured retention of up to $750,000, which may not be considered customary.
(17) Access; Utilities; Separate Tax Lots	Woodbridge Corporate Plaza Leased Fee (Loan No. 15)	The Mortgaged Property is comprised of the Mortgagor’s leased fee interest and is included within shared tax parcels with the leasehold improvements located thereon. Until such time as the Mortgaged Property is separately assessed, the Mortgage Loan documents require the Mortgagor to escrow

G-2-1

Rep. No. on Annex G-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
for the payment of taxes attributable to both the leased fee interest and the leasehold improvements.
(24) Local Law Compliance	Shoppes at Stonebrook (Loan No. 62)	The Mortgaged Property is non-conforming as to parking, as it is deficient by 6 parking spaces. The Mortgage Loan documents require the Mortgagor to add 6 additional parking spaces within 180 days of origination.
(26) Recourse Obligations	One SoHo Square (Loan No. 1)	The liability of the related non-recourse carveout guarantor for any bankruptcy-related recourse events is subject to a cap of 10% of the then outstanding principal balance of the related Whole Loan. In addition, there is no separate non-recourse carve-out for losses associated with breaches of the environmental covenants contained in the Mortgage Loan documents, provided, however, that the guarantor did enter into a separate environmental indemnity agreement.
(26) Recourse Obligations	The Domain (Loan No. 27)

For so long as Simon Property Group, L.P. is the non-recourse carve-out guarantor, the non-recourse carveout guarantor’s liability is subject to a cap of 15% of the original principal balance of the related Whole Loan, plus all reasonable out-of-pocket costs and expenses incurred in the enforcement of the guaranty or preservation of the lender’s rights under the guaranty.

The non-recourse carveout guarantor will not have liability under the full recourse carveouts for transfers in violation of the Whole Loan documents or breaches of the special purpose entity covenants or any loss carveout in the Mortgage Loan documents, provided that the circumstance, event or condition which gave rise to the carveout is attributable to one or more of the following: (i) insufficient revenue from the Mortgaged Property, (ii) the Mortgagors’ lack of access to revenue from the Mortgaged Property as the result of the lender’s exercise of remedies with respect to the Mortgaged Property’s cash flows, (iii) the insolvency of the Mortgagors or negative cash flow from the Mortgaged Property and/or the actual or constructive admission of the same by any means in any context, (iv) the payment of the Mortgagors’ debts and liabilities as they become due and payable from sources other than the Mortgaged Property, (v) the failure to pay the Whole Loan or other obligation or debts of the Mortgagors, as the result of (i) through (iii) above, or (vi) the imposition of any lien or encumbrance on the Mortgaged Property by a creditor of the Mortgagors through a judgment of exercise of statutory right, where such lien or encumbrance arises from the non-payment of amounts owing to such creditor as the result of (i) through (iii) above.

G-2-2

Rep. No. on Annex G-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(26) Recourse Obligations	Publix Enterprise and Shoppes at Stonebrook (Loan Nos. 50 and 62)	With respect to subclause (a)(ii), the Mortgage Loan documents do provide for full recourse if the related Mortgagor or guarantor have colluded with other creditors to cause an involuntary bankruptcy filing but do not provide for recourse if the Mortgagor or guarantor have solicited or caused to be solicited other creditors to cause an involuntary bankruptcy filing.
(29) Acts of Terrorism Exclusion	One SoHo Square (Loan No. 1)	If the insurance premiums payable with respect to terrorism coverage exceed the Terrorism Premium Cap (as defined below), the lender may, at its option, purchase a standalone terrorism policy, with the Mortgagor paying such portion of the insurance premiums with respect thereto equal to the Terrorism Premium Cap and the lender paying such portion of the insurance premiums in excess of the Terrorism Premium Cap (without seeking reimbursement from the Mortgagor). As used herein, “Terrorism Premium Cap” means an amount equal to the greater of (A) the product of the rate of $.10 per $100 times the lesser of (1) the outstanding principal balance of the Mortgage Loan and (2) the sum of one hundred percent (100%) of the full replacement cost and the required amount of rental loss and/or business income interruption insurance and (B) two (2) times the amount of annual insurance premium that is payable at such time for the insurance coverage required pursuant to the Mortgage Loan documents (without giving effect to the cost of terrorism coverage, named storm coverage to the extent the Mortgaged Property is located in Tier 1 or Tier 2 wind zones, or flood and earthquake coverage to the extent the Mortgaged Property is located in high risk zones as respects such perils).
(29) Acts of Terrorism Exclusion	The Domain (Loan No. 27)	If TRIPRA or a similar statute is not in effect, the related Mortgagor will not be required to spend on the premium for terrorism insurance coverage more than two (2) times the premium then currently payable in respect of the property and business interruption/loss of rents insurance required under the Mortgage loan documents (without giving effect to the cost of wind, flood and earthquake components of such insurance at the time terrorism coverage is excluded from any insurance policy) (provided that the related Mortgagor will be obligated to purchase the maximum amount of terrorism coverage available with funds equal to such cap to the extent such coverage is available).
(30) Due on Sale or Encumbrance	One SoHo Square (Loan No. 1)	Transfers of up to 75% of the indirect equity interests in the Mortgagor are permitted, so long as the remaining 25% are owned by a Qualified Transferee (as defined in the Mortgage Loan documents).

G-2-3

Rep. No. on Annex G-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
(30) Due on Sale or Encumbrance	The Domain (Loan No. 27)	The Mortgage Loan documents permit the pledge of interest by a direct or indirect owner of the related Mortgagor to secure a corporate or parent level credit facility from one or more financial institutions, involving multiple underlying real estate assets.
(31) Single-Purpose Entity	Campbell Plaza (Loan No. 18)

The Mortgagor is a recycled Single-Purpose Entity that previously owned two parcels adjacent to the Mortgaged Property that were transferred to third parties on or prior to the origination date.

In addition, the Mortgage Loan has a Cut-off Date Principal Balance in excess of $20 million. However, the Mortgagor did not deliver a counsel’s opinion regarding non-consolidation of the Mortgagor.

(37) No Material Default; Payment Record	All GSMC Mortgage Loans	With respect to any covenants under the related Mortgage Loan that require the Mortgagor to ensure a tenant or mortgaged property is operating or to enforce the terms of leases, such Mortgagor may be in default of one or more of such covenants due to closures mandated or recommended by governmental authorities and moratoriums imposed by governmental authorities on real estate remedies.
(39) Organization of Mortgagor	One SoHo Square (Loan No. 1)	The Mortgagor is affiliated with the Mortgagor under the Mortgage Loan identified on Annex A-1 as Swingline Building, which is being contributed to the trust by Citi Real Estate Funding Inc.
(39) Organization of Mortgagor	Publix Enterprise and Shoppes at Stonebrook (Loan Nos. 50 and 62)	The Mortgagors are affiliated entities.

G-2-4

ANNEX H

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Balance($)
9/15/2021	46,745,000.00
10/15/2021	46,745,000.00
11/15/2021	46,745,000.00
12/15/2021	46,745,000.00
1/15/2022	46,745,000.00
2/15/2022	46,745,000.00
3/15/2022	46,745,000.00
4/15/2022	46,745,000.00
5/15/2022	46,745,000.00
6/15/2022	46,745,000.00
7/15/2022	46,745,000.00
8/15/2022	46,745,000.00
9/15/2022	46,745,000.00
10/15/2022	46,745,000.00
11/15/2022	46,745,000.00
12/15/2022	46,745,000.00
1/15/2023	46,745,000.00
2/15/2023	46,745,000.00
3/15/2023	46,745,000.00
4/15/2023	46,745,000.00
5/15/2023	46,745,000.00
6/15/2023	46,745,000.00
7/15/2023	46,745,000.00
8/15/2023	46,745,000.00
9/15/2023	46,745,000.00
10/15/2023	46,745,000.00
11/15/2023	46,745,000.00
12/15/2023	46,745,000.00
1/15/2024	46,745,000.00
2/15/2024	46,745,000.00
3/15/2024	46,745,000.00
4/15/2024	46,745,000.00
5/15/2024	46,745,000.00
6/15/2024	46,745,000.00
7/15/2024	46,745,000.00
8/15/2024	46,745,000.00
9/15/2024	46,745,000.00
10/15/2024	46,745,000.00
11/15/2024	46,745,000.00
12/15/2024	46,745,000.00
1/15/2025	46,745,000.00
2/15/2025	46,745,000.00
3/15/2025	46,745,000.00
4/15/2025	46,745,000.00
5/15/2025	46,745,000.00
6/15/2025	46,745,000.00
7/15/2025	46,745,000.00
8/15/2025	46,745,000.00
9/15/2025	46,745,000.00
10/15/2025	46,745,000.00
11/15/2025	46,745,000.00
12/15/2025	46,745,000.00
1/15/2026	46,745,000.00
2/15/2026	46,745,000.00
3/15/2026	46,745,000.00
4/15/2026	46,745,000.00
5/15/2026	46,745,000.00
6/15/2026	46,745,000.00
7/15/2026	46,745,000.00
8/15/2026	46,744,655.06
9/15/2026	46,027,119.65
Distribution Date	Balance($)
10/15/2026	45,268,907.96
11/15/2026	44,546,890.72
12/15/2026	43,784,328.32
1/15/2027	43,057,801.87
2/15/2027	42,329,070.76
3/15/2027	41,483,716.52
4/15/2027	40,750,194.47
5/15/2027	39,976,463.86
6/15/2027	39,238,362.29
7/15/2027	38,460,186.17
8/15/2027	37,717,477.12
9/15/2027	36,972,513.22
10/15/2027	36,187,675.55
11/15/2027	35,438,062.25
12/15/2027	34,648,711.21
1/15/2028	33,894,420.11
2/15/2028	33,137,838.25
3/15/2028	32,304,486.52
4/15/2028	31,543,066.70
5/15/2028	30,742,254.55
6/15/2028	29,976,084.74
7/15/2028	29,170,661.58
8/15/2028	28,399,212.76
9/15/2028	27,625,921.51
10/15/2028	26,813,585.24
11/15/2028	26,035,471.44
12/15/2028	25,218,453.71
1/15/2029	24,435,487.87
2/15/2029	23,650,142.33
3/15/2029	22,753,493.87
4/15/2029	21,963,022.70
5/15/2029	21,134,009.09
6/15/2029	20,338,610.26
7/15/2029	19,504,813.15
8/15/2029	18,704,456.52
9/15/2029	17,901,666.19
10/15/2029	17,060,693.83
11/15/2029	16,252,900.49
12/15/2029	15,407,071.47
1/15/2030	14,594,244.52
2/15/2030	13,778,945.15
3/15/2030	12,855,157.63
4/15/2030	12,034,555.35
5/15/2030	11,176,292.07
6/15/2030	10,350,577.75
7/15/2030	9,487,351.96
8/15/2030	8,656,494.29
9/15/2030	7,823,108.18
10/15/2030	6,952,435.03
11/15/2030	6,113,858.62
12/15/2030	5,238,146.98
1/15/2031	4,394,348.49
2/15/2031	3,547,981.37
3/15/2031	2,596,045.46
4/15/2031	1,744,191.44
5/15/2031	855,590.56
6/15/2031 and thereafter	0.00

H-1

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX I

WOODBRIDGE CORPORATE PLAZA LEASED FEE MORTGAGE LOAN PRINCIPAL AND INTEREST PAYMENT SCHEDULE

Monthly Payment Date	Mortgage Loan Principal Balance ($)	Mortgage Loan Interest Payment ($)	Mortgage Loan Principal Payment ($)
9/6/2021	$27,481,666.66	$93,191.86	$9,166.67
10/6/2021	$27,472,499.99	$90,155.59	$9,166.67
11/6/2021	$27,463,333.32	$93,129.69	$9,166.67
12/6/2021	$27,454,166.65	$90,095.42	$9,166.67
1/6/2022	$27,444,999.98	$93,067.52	$9,166.67
2/6/2022	$27,435,833.31	$93,036.43	$9,166.67
3/6/2022	$27,426,666.64	$84,004.83	$9,166.67
4/6/2022	$27,417,499.97	$92,974.27	$9,166.67
5/6/2022	$27,408,333.30	$89,945.01	$9,166.67
6/6/2022	$27,399,166.63	$92,912.10	$9,166.67
7/6/2022	$27,389,999.96	$89,884.85	$9,166.67
8/6/2022	$27,380,833.29	$92,849.93	$9,166.67
9/6/2022	$27,371,666.62	$92,818.84	$9,166.67
10/6/2022	$27,362,499.95	$89,794.60	$9,166.67
11/6/2022	$27,353,333.28	$92,756.67	$9,166.67
12/6/2022	$27,344,166.61	$89,734.44	$9,166.67
1/6/2023	$27,334,999.94	$92,694.50	$9,166.67
2/6/2023	$27,325,833.27	$92,663.42	$9,166.67
3/6/2023	$27,316,666.60	$83,667.91	$9,166.67
4/6/2023	$27,307,499.93	$92,601.25	$9,166.67
5/6/2023	$27,298,333.26	$89,584.03	$9,166.67
6/6/2023	$27,289,166.59	$92,539.08	$9,166.67
7/6/2023	$27,279,999.92	$89,523.87	$9,166.67
8/6/2023	$27,270,833.25	$92,476.91	$9,166.67
9/6/2023	$27,261,666.58	$92,445.83	$9,166.67
10/6/2023	$27,252,499.91	$89,433.62	$9,166.67
11/6/2023	$27,243,333.24	$92,383.66	$9,166.67
12/6/2023	$27,234,166.57	$89,373.46	$9,166.67
1/6/2024	$27,224,999.90	$92,321.49	$9,166.67
2/6/2024	$27,215,833.23	$92,290.40	$9,166.67
3/6/2024	$27,206,666.56	$86,307.10	$9,166.67
4/6/2024	$27,197,499.89	$92,228.23	$9,166.67
5/6/2024	$27,188,333.22	$89,223.05	$9,166.67
6/6/2024	$27,179,166.55	$92,166.06	$9,166.67
7/6/2024	$27,169,999.88	$89,162.88	$9,166.67
8/6/2024	$27,160,833.21	$92,103.89	$9,166.67
9/6/2024	$27,151,666.54	$92,072.81	$9,166.67
10/6/2024	$27,142,499.87	$89,072.64	$9,166.67
11/6/2024	$27,133,333.20	$92,010.64	$9,166.67
12/6/2024	$27,124,166.53	$89,012.47	$9,166.67
1/6/2025	$27,114,999.86	$91,948.47	$9,166.67
2/6/2025	$27,105,833.19	$91,917.39	$9,166.67
3/6/2025	$27,096,666.52	$82,994.08	$9,166.67
4/6/2025	$27,087,499.85	$91,855.22	$9,166.67
5/6/2025	$27,078,333.18	$88,862.06	$9,166.67
6/6/2025	$27,069,166.51	$91,793.05	$9,166.67
7/6/2025	$27,059,999.84	$88,801.90	$9,166.67
8/6/2025	$27,050,833.17	$91,730.88	$9,166.67
9/6/2025	$27,041,666.50	$91,699.79	$9,166.67
10/6/2025	$27,032,499.83	$88,711.65	$9,166.67
11/6/2025	$27,023,333.16	$91,637.62	$9,166.67
12/6/2025	$27,014,166.49	$88,651.49	$9,166.67
1/6/2026	$27,004,999.82	$91,575.45	$9,166.67
2/6/2026	$26,995,833.15	$91,544.37	$9,166.67

Monthly Payment Date	Mortgage Loan Principal Balance ($)	Mortgage Loan Interest Payment ($)	Mortgage Loan Principal Payment ($)
3/6/2026	$26,986,666.48	$82,657.16	$9,166.67
4/6/2026	$26,977,499.81	$91,482.20	$9,166.67
5/6/2026	$26,968,333.14	$88,501.08	$9,166.67
6/6/2026	$26,959,166.47	$91,420.03	$9,166.67
7/6/2026	$26,949,999.80	$88,440.92	$0
8/6/2026	$26,949,999.80	$91,388.95	$0
9/6/2026	$26,949,999.80	$91,388.95	$0
10/6/2026	$26,949,999.80	$88,440.92	$0
11/6/2026	$26,949,999.80	$91,388.95	$0
12/6/2026	$26,949,999.80	$88,440.92	$0
1/6/2027	$26,949,999.80	$91,388.95	$0
2/6/2027	$26,949,999.80	$91,388.95	$0
3/6/2027	$26,949,999.80	$82,544.85	$0
4/6/2027	$26,949,999.80	$91,388.95	$0
5/6/2027	$26,949,999.80	$88,440.92	$0
6/6/2027	$26,949,999.80	$91,388.95	$0
7/6/2027	$26,949,999.80	$88,440.92	$0
8/6/2027	$26,949,999.80	$91,388.95	$0
9/6/2027	$26,949,999.80	$91,388.95	$0
10/6/2027	$26,949,999.80	$88,440.92	$0
11/6/2027	$26,949,999.80	$91,388.95	$0
12/6/2027	$26,949,999.80	$88,440.92	$0
1/6/2028	$26,949,999.80	$91,388.95	$0
2/6/2028	$26,949,999.80	$91,388.95	$0
3/6/2028	$26,949,999.80	$85,492.89	$0
4/6/2028	$26,949,999.80	$91,388.95	$0
5/6/2028	$26,949,999.80	$88,440.92	$0
6/6/2028	$26,949,999.80	$91,388.95	$0
7/6/2028	$26,949,999.80	$88,440.92	$0
8/6/2028	$26,949,999.80	$91,388.95	$0
9/6/2028	$26,949,999.80	$91,388.95	$0
10/6/2028	$26,949,999.80	$88,440.92	$0
11/6/2028	$26,949,999.80	$91,388.95	$0
12/6/2028	$26,949,999.80	$88,440.92	$0
1/6/2029	$26,949,999.80	$91,388.95	$0
2/6/2029	$26,949,999.80	$91,388.95	$0
3/6/2029	$26,949,999.80	$82,544.85	$0
4/6/2029	$26,949,999.80	$91,388.95	$0
5/6/2029	$26,949,999.80	$88,440.92	$0
6/6/2029	$26,949,999.80	$91,388.95	$0
7/6/2029	$26,949,999.80	$88,440.92	$0
8/6/2029	$26,949,999.80	$91,388.95	$0
9/6/2029	$26,949,999.80	$91,388.95	$0
10/6/2029	$26,949,999.80	$88,440.92	$0
11/6/2029	$26,949,999.80	$91,388.95	$0
12/6/2029	$26,949,999.80	$88,440.92	$0
1/6/2030	$26,949,999.80	$91,388.95	$0
2/6/2030	$26,949,999.80	$91,388.95	$0
3/6/2030	$26,949,999.80	$82,544.85	$0
4/6/2030	$26,949,999.80	$91,388.95	$0
5/6/2030	$26,949,999.80	$88,440.92	$0
6/6/2030	$26,949,999.80	$91,388.95	$0
7/6/2030	$26,949,999.80	$88,440.92	$0
8/6/2030	$26,949,999.80	$91,388.95	$0
9/6/2030	$26,949,999.80	$91,388.95	$0
10/6/2030	$26,949,999.80	$88,440.92	$0
11/6/2030	$26,949,999.80	$91,388.95	$0
12/6/2030	$26,949,999.80	$88,440.92	$0
1/6/2031	$26,949,999.80	$91,388.95	$0
2/6/2031	$26,949,999.80	$91,388.95	$0
3/6/2031	$26,949,999.80	$82,544.85	$0

Monthly Payment Date	Mortgage Loan Principal Balance ($)	Mortgage Loan Interest Payment ($)	Mortgage Loan Principal Payment ($)
4/6/2031	$26,949,999.80	$91,388.95	$0
5/6/2031	$26,949,999.80	$88,440.92	$0
6/6/2031	$26,949,999.80	$91,388.95	$0

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates and VRR Interest	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	13
Summary of Terms	21
Summary of Risk Factors	57
Risk Factors	59
Description of the Mortgage Pool	141
Transaction Parties	217
Credit Risk Retention	259
Description of the Certificates	263
Description of the Mortgage Loan Purchase Agreements	300
Pooling and Servicing Agreement	309
Certain Legal Aspects of Mortgage Loans	411
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	426
Pending Legal Proceedings Involving Transaction Parties	427
Use of Proceeds	427
Yield and Maturity Considerations	428
Material Federal Income Tax Considerations	441
Certain State and Local Tax Considerations	453
Method of Distribution (Conflicts of Interest)	454
Incorporation of Certain Information by Reference	456
Where You Can Find More Information	457
Financial Information	457
Certain ERISA Considerations	457
Legal Investment	461
Legal Matters	462
Ratings	462
Index of Defined Terms	465

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$1,036,666,000

(Approximate)

J.P. Morgan Chase
Commercial Mortgage
Securities Corp.
Depositor

Benchmark 2021-B28
Mortgage Trust
Issuing Entity

Benchmark 2021-B28 Mortgage Trust,
Commercial Mortgage Pass-Through
Certificates, Series 2021-B28

Class A-1	$34,164,000
Class A-2	$55,782,000
Class A-3	$162,402,000
Class A-4	$100,000,000
Class A-5	$415,466,000
Class A-SB	$46,745,000
Class X-A	$1,017,447,000
Class X-B	$119,219,000
Class A-S	$102,888,000
Class B	$58,793,000
Class C	$60,426,000

PROSPECTUS

J.P. Morgan
Co-Lead Manager and Joint Bookrunner

Citigroup
Co-Lead Manager and Joint Bookrunner

Deutsche Bank Securities

Co-Lead Manager and Joint Bookrunner

Goldman Sachs & Co. LLC
Co-Lead Manager and Joint Bookrunner

Academy Securities, Inc.
Co-Manager

Drexel Hamilton, LLC
Co-Manager

August 4, 2021